As filed with the Securities and Exchange Commission on May 9, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_______________

Biomotion Sciences

(Exact name of registrant as specified in its charter)

_______________

Cayman Islands	8731	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

250 Park Avenue, 7th Floor
New York, NY 10177
Telephone: (212) 572-6395
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Telephone: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________

Copies of all communications, including communications sent to agent for service, should be sent to:

J. David Chertok, Adv. Jonathan M. Nathan, Adv. Elad Ziv, Adv. Meitar Law Offices 16 Abba Hillel Road Ramat Gan, Israel 5251608 Tel: +972-3-610-3100	Mark S. Selinger, Esq. Brian N. Wheaton, Esq. Greenberg Traurig, LLP One Vanderbilt Avenue New York, New York 10017-5404 Tel: (212) 801-9200	Ory Nacht, Adv. Ron Ben-Menachem, Adv. Michal Herzfeld, Adv. Herzog Fox Neeman Herzog Tower, 6 Yitzchak Sadeh Street Tel Aviv, Israel 6777506 Tel: +972-3-692-2020

_______________

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MAY 9, 2024

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
MORINGA ACQUISITION CORP
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
8,812,019 ORDINARY SHARES
5,940,000 WARRANTS TO PURCHASE ORDINARY SHARES AND
5,940,000 ORDINARY SHARES UNDERLYING WARRANTS
OF BIOMOTION SCIENCES

To the Shareholders of Moringa Acquisition Corp:

You are cordially invited to attend an extraordinary general meeting (the “extraordinary general meeting”) of Moringa Acquisition Corp (“Moringa”), which will be held at [•], Eastern time/[•], local (Israeli) time, on [•], 2024, at the offices of Moringa’s external legal counsel, Meitar Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5251608, Israel. The extraordinary general meeting may also be attended virtually over the internet. You will be able to attend the extraordinary general meeting online, vote, and submit your questions during the extraordinary general meeting by visiting [•].

On April 3, 2024, Moringa, a Cayman Islands exempted company, entered into an Amended and Restated Business Combination Agreement (as the same may be amended or supplemented from time to time, the “Business Combination Agreement”) by and among Moringa, Biomotion Sciences, a Cayman Islands exempted company (“New Pubco”), August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), and Silexion Therapeutics Ltd., an Israeli company (“Silexion”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” You are being asked to vote on the Business Combination.

Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub 2 will merge with and into Moringa, with Moringa continuing as the surviving company and a wholly-owned subsidiary of New Pubco, and (ii) Merger Sub 1 will merge with and into Silexion, with Silexion continuing as the surviving company and a wholly-owned subsidiary of New Pubco. Following entry into the Business Combination Agreement — by April 30, 2024, Silexion or its wholly-owned subsidiary was to obtain an equity financing in an amount of at least $3.5 million from certain investors, which funds were to be available to New Pubco as the public company upon the closing of the Business Combination (the “Closing”). While that equity financing has, to date, not taken place, the parties are working towards completion of a financing prior to, or upon, Closing. In any event, in accordance with the Business Combination Agreement, Moringa may waive the closing condition related to the equity financing in connection with the closing of the Business Combination. In addition, within 30 days following entry into the Business Combination Agreement, Moringa’s Sponsor, Moringa Sponsor, LP (which, together with its wholly-owned subsidiary, Moringa Sponsor U.S. LP, is referred to as the “Sponsor”) was to invest $350,000 in New Pubco, in respect of which the Sponsor will be issued 1,343,000 New Pubco ordinary shares. The Sponsor has not, to date, made that investment. The Sponsor may invest up to an additional $150,000 in New Pubco prior to the Closing (for an aggregate investment by the Sponsor of up to $500,000), in respect of which the Sponsor will be issued additional New Pubco ordinary shares at a price of $10.00 per share, provided that if such aggregate investment is less than $500,000, the Sponsor shall surrender for retirement (x) 8,000 New Pubco ordinary shares and (y) for every $1,000 deficiency from that $500,000 amount, up to a maximum allowable deficiency of $150,000, the Sponsor will surrender an additional 333⅓ New Pubco ordinary shares (rounded to the nearest whole share) for retirement, for a maximum surrender for retirement by the Sponsor of 58,000 Pubco ordinary shares). Any such forfeiture or retirement of shares will take effect as a surrender of shares for no consideration as a matter of Cayman Islands law.

At the Closing, Silexion shareholders (“Silexion shareholders”) will receive merger consideration per Silexion share in the form of such number of ordinary shares of New Pubco (“New Pubco ordinary shares”), equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $62,500,000 by (ii) the number of Silexion equity securities issued and outstanding, on a fully-diluted basis, prior to the Closing, by (y) $10.00.

In connection with the Closing, each Moringa Class A ordinary share (“Moringa Class A ordinary share”) that was issued and sold in Moringa’s initial public offering (a “public share”) that is outstanding and has not been redeemed will be converted into one New Pubco ordinary share. Each outstanding public warrant to purchase one Moringa Class A ordinary share (“Moringa public warrant”) will become a warrant to purchase one New Pubco ordinary share (“New Pubco public warrant”), exercisable at the same exercise price as currently — $11.50 per share. Each outstanding Moringa Class A ordinary share and outstanding warrant to purchase a Moringa Class A ordinary share initially issued in a private placement in connection with Moringa’s initial public offering (“Moringa private share” and “Moringa private warrant”, respectively) will be automatically converted into one New Pubco ordinary share and one warrant to purchase a New Pubco ordinary share (“New Pubco private share” and “New Pubco private warrant”, respectively) for $11.50 per share.

In addition to its investment in New Pubco, the Sponsor, which currently holds all outstanding Moringa founders shares (consisting of one Moringa Class B ordinary share and 2,874,999 Moringa Class A ordinary shares), in addition to Moringa private shares and Moringa private warrants held by it, has agreed in the Business Combination Agreement to forfeit, for retirement, all 2,875,000 Moringa founders shares at the Closing. However, up to 1,567,000 Moringa founders shares designated for forfeiture may, in lieu of forfeiture and retirement, be transferred by the Sponsor (upon the agreement of Moringa and Silexion) for reduction of transaction-related fees, or to unaffiliated third-party investors providing backstop financing, executing non-redemption agreements, or providing other financial support in connection with the Business Combination transactions.

Moringa units, Moringa Class A ordinary shares and Moringa public warrants are traded on the Nasdaq Stock Market (“Nasdaq”) under the symbols “MACAU”, “MACA” and “MACAW”, respectively. On April 10, 2024, the closing sale prices of Moringa units, Moringa Class A ordinary shares and Moringa public warrants were $10.97, $11.16 and $0.08, respectively. At the Closing, the Moringa units will separate into their component Moringa Class A ordinary shares and Moringa public warrants so that no units will be issuable by New Pubco in the Business Combination in exchange for the Moringa units. Therefore, New Pubco will not have any outstanding units that trade post-Closing. New Pubco intends to apply to list the New Pubco ordinary shares and New Pubco public warrants on Nasdaq following the completion of the Business Combination under the symbols “[SLXN]” and “[SLXNW]”, respectively.

Only holders of record of Moringa Class A ordinary shares and the sole Moringa Class B ordinary share at the close of business on                 , 2024 (the “record date”) are entitled to notice of and to vote at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting. A complete list of our shareholders of record entitled to vote at the extraordinary general meeting will be available for 10 days before the extraordinary general meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 44 of this proxy statement/prospectus.

After careful consideration, our board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the extraordinary general meeting is in the best interests of Moringa and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Moringa and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

Your vote is very important.    To ensure your representation at the extraordinary general meeting, please complete and return the enclosed proxy card, or submit your vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee. Please submit your proxy or voting instructions promptly whether or not you expect to attend the meeting. Submitting a proxy or voting instructions now will NOT prevent you from being able to vote online or physically during the extraordinary general meeting.

On behalf of our board of directors, I would like to thank you for your support of Moringa and look forward to a successful completion of the Business Combination.

Very truly yours,

Ilan Levin Chairman, Director and Chief Executive Officer Moringa Acquisition Corp

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD MORINGA CLASS A ORDINARY SHARES AS PART OF UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND MORINGA PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) FOR MORINGA CLASS A ORDINARY SHARES OR OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF MORINGA — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated             , 2024 and is first being mailed to the shareholders of Moringa on or about             , 2024.

MORINGA ACQUISITION CORP

a Cayman Islands exempted company

250 Park Avenue, 7th Floor
New York, NY 10177
Telephone: (212) 572-6395

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [•], 2024

TO THE SHAREHOLDERS OF MORINGA ACQUISITION CORP:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Moringa Acquisition Corp, a Cayman Islands exempted company (“Moringa”), will be held at [•], Eastern Time/[•], local (Israeli) time, on [•], 2024, at the offices of Moringa’s external legal counsel, Meitar Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5251608, Israel. The extraordinary general meeting may also be attended virtually over the internet. You will be able to attend the extraordinary general meeting online, vote, and submit your questions during the extraordinary general meeting by visiting [•]. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•        Proposal No. 1 — Business Combination Proposal — to consider and vote upon a proposal as an ordinary resolution under Cayman Islands law, to approve Moringa’s entry into the Amended & Restated Business Combination Agreement, dated as of April 3, 2024, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Moringa, Biomotion Sciences, a Cayman Islands exempted company (“New Pubco”), August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), and Silexion Therapeutics Ltd., an Israeli company (“Silexion”). Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub 2 will merge with and into Moringa, with Moringa continuing as the surviving company and a wholly-owned subsidiary of New Pubco (the “SPAC Merger”), and, immediately thereafter, (ii) Merger Sub 1 will merge with and into Silexion, with Silexion continuing as the surviving company and a wholly-owned subsidiary of New Pubco (the “Acquisition Merger”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” At the effective time of the SPAC Merger, each outstanding Moringa Class A ordinary share and the sole outstanding Moringa Class B ordinary share shall be converted on a one-for-one basis into a New Pubco ordinary share, and each warrant to purchase a Moringa Class A ordinary share shall be converted on a one-for-one basis into a New Pubco warrant (subject to the forfeiture of Moringa founders shares by the Moringa Sponsor, as described further in the enclosed proxy statement/prospectus). At the effective time of the Acquisition Merger, each preferred share and each ordinary share of Silexion issued and outstanding shall be converted into the right to receive the number of New Pubco ordinary shares equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $62,500,000 by (ii) the number of Silexion equity securities issued and outstanding, on a fully-diluted basis, prior to the effective time, by (y) $10.00. The foregoing transactions under the Business Combination Agreement and certain related agreements (including the Amended and Restated Registration Rights and Lock-Up Agreement, Sponsor Support Agreement and Silexion Shareholder Support Agreement, in the form attached to the proxy statement/prospectus as Annex D, Annex E and Annex F, respectively), are referred to as the “Transactions”. We refer to this proposal as the “Business Combination Proposal.”

•        Proposal No. 2 — Merger Proposal — to consider and vote upon a proposal to approve and adopt, as special resolutions under Cayman Islands law, the Plan of Merger for the merger of Merger Sub 2 with and into Moringa, a copy of which is included at Annex H to this proxy statement/prospectus and will be made available for inspection at the Meeting, pursuant to which (a) immediately prior to the consummation of the SPAC Merger, Moringa’s amended and restated memorandum and articles of association (the “Existing Articles”) will be amended as set forth in Annex I to this proxy statement/prospectus, in order to delete the Net Tangible Asset Requirement (as defined in the attached proxy statement/prospectus), (b) Merger Sub 2 will be merged with and into Moringa, with the result that Moringa will be a wholly-owned subsidiary of New Pubco, and (c) the Existing Articles (as amended prior to that merger) will be amended and restated as set forth in Annex J to this proxy statement/prospectus to delete provisions that relate to Moringa’s status as a special purpose acquisition company and include provisions that are appropriate for a privately-owned company. We refer to this proposal as the “Merger Proposal”.

•        Proposal No. 3 — Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under Cayman Islands law, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to Moringa shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Moringa ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from Moringa shareholders in favor of one or more of either the Business Combination Proposal or the Merger Proposal at the extraordinary general meeting. We refer to this proposal as the “Adjournment Proposal”.

The implementation of each of the Business Combination Proposal and the Merger Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of the other Condition Precedent Proposal. The implementation of the Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business listed above are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of Moringa Class A ordinary shares and Moringa Class B ordinary shares at the close of business on [•], 2024 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card are being provided to Moringa’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Moringa’s shareholders are urged to read this proxy statement/prospectus, including the annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 44 of this proxy statement/prospectus.

After careful consideration, the board of directors of Moringa has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” the Merger Proposal and Adjournment Proposal. When you consider the recommendation of these proposals by the board of directors of Moringa, you should keep in mind that Moringa’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Moringa’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of those considerations.

Pursuant to the Existing Articles, a public shareholder may request that Moringa redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) if you hold public shares through Moringa units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Moringa’s transfer agent, in which you (i) request that Moringa redeem all or a portion of your public shares for cash; and (ii) deliver your shares certificates (if any) for public shares and other redemption forms to Continental, Moringa’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [•], 5:00 p.m. Eastern Time, on [•], 2024 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Moringa’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Moringa’s transfer agent, Moringa will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of Moringa’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $5.783 million of funds in the Trust Account and 515,019 shares subject to possible redemption, in each case, as of March 15, 2024, this would have amounted to approximately $11.23 per issued and outstanding public share (excluding any fees that may be payable to EarlyBirdCapital, Inc. in respect of the business combination marketing agreement entered into by Moringa in connection with Moringa’s initial public offering). If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Moringa — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of Moringa. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of Moringa.

The Sponsor, pursuant to the Letter Agreement (as defined below) and the Sponsor Support Agreement, agreed to, among other things, vote all of its shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares it owns. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 83.4% of the issued and outstanding ordinary shares. Because the Sponsor agreed to vote its 3,227,857 outstanding ordinary shares (consisting of 3,227,856 Class A ordinary shares and one Class B ordinary share) in favor of each of the Business Combination Proposal and the Merger Proposal, both of such proposals will be approved even if none of the public shares are voted in favor of either such proposal or all public shares are voted against each proposal. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in this proxy statement/prospectus for more information related to the Sponsor Support Agreement and the Letter Agreement.

The Business Combination is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any closing conditions under the Business Combination Agreement. Although Moringa would not need any of the public shares to vote in favor of the Business Combination Proposal in order for it to be approved, the closing of the Business Combination is conditioned on New Pubco qualifying for listing on the Nasdaq Stock Market after giving effect to the completion of the Business Combination (the “Nasdaq Listing Condition”). Therefore, even if the Business Combination Proposal is approved, the Business Combination will not close if New Pubco (after issuing New Pubco ordinary shares to (x) Moringa shareholders, many of which will be issued to the Sponsor in respect of its investment in New Pubco prior to the Closing, and the remainder of which will be issued to Moringa shareholders as consideration for the SPAC Merger, and (y) Silexion shareholders as consideration for the Acquisition Merger), does not have a sufficient number of unrestricted publicly held shares so as to have $20 million of market value of unrestricted publicly held shares, and $75 million of overall market value of listed securities, to meet the Nasdaq Listing Condition via the “Market Value Standard” of the Nasdaq Global Market, unless the Nasdaq Listing Condition is waived.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by Moringa’s shareholders as being entitled to do so, vote in person or by proxy at the extraordinary general meeting. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by Moringa’s shareholders as being entitled to do so, vote in person or by proxy at the extraordinary general meeting.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the annexes and other documents referred to herein) for a more complete description of the Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Gil Manan, our Chief Financial Officer, by calling (212) 572-6395, or by emailing gil@moringaac.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Moringa Acquisition Corp,

Ilan Levin
Chairman, Director and Chief Executive Officer Moringa Acquisition Corp

i

____________

*        To be filed via amendment to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

ii

FREQUENTLY USED TERMS

Definitions

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Moringa” refer to Moringa Acquisition Corp.

Capitalized terms used and not otherwise defined in this proxy statement/prospectus shall have the respective meanings ascribed to them in the Business Combination Agreement. In addition, in this document:

“Acquisition Merger” or “Second Merger” means the merger of Merger Sub 1 with and into Silexion.

“Acquisition Merger Effective Time” means the effective time of the merger of Merger Sub 1 with and into Silexion.

“Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Moringa that more time is necessary or appropriate to approve one or more proposals at the extraordinary general meeting.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Amended and Restated Registration Rights and Lock-Up Agreement” means the amended and restated registration rights and lock-up agreement to be entered into by New Pubco with the Sponsor and certain shareholders of Silexion (including those financing parties that provide financing to Silexion for which shares of Silexion are issued and then converted into shares of New Pubco pursuant to the Closing), any assignees of Backstop Shares (if any) and EarlyBird in connection with the Closing, which will replace Moringa’s existing Registration Rights Agreement, dated February 19, 2021, by and between Moringa and certain of its security holders.

“A&R Sponsor Promissory Note” means the amended and restated convertible promissory note to be issued by New Pubco to the Sponsor concurrently with the Closing in replacement and restatement of all existing promissory notes issued by Moringa to the Sponsor in respect of all amounts loaned (including working capital loans) by Sponsor to Moringa from the IPO until the Closing of the Business Combination, the amount of which is subject to the A&R Sponsor Promissory Note Cap.

“A&R Sponsor Promissory Note Cap” means $5,200,000, minus any fee or expense that may be paid or owed by Moringa pursuant to the Marketing Agreement entered into by SPAC in connection with its initial public offering.

“Available Closing Cash” means an amount equal to Moringa’s net cash balance (unrestricted and ready for use by the combined business) immediately prior to the Closing, after covering all operational expenses of any kind incurred by Moringa through such date, including, without limitation, all obligations under the Marketing Agreement and all general, administrative and overhead expenses, and further covering all costs associated with convening and conducting a general meeting for approval of the transactions contemplated by the Business Combination Agreement, as well as all fees for ongoing legal, accounting, audit and other professional services not directly related to such transactions.

“Backstop Shares” means up to 1,567,000 of the founders shares that may be transferred by the Sponsor to third parties for reduction of transaction-related fees, or to non-affiliate third-party investors that provide backstop financing, that enter into non-redemption agreements with Moringa, or that provide other financial support in connection with the Transactions, as determined by Moringa in consultation with Silexion.

“Business Combination” or “Transactions” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Amended and Restated Business Combination Agreement, dated as of April 3, 2024, by and among Moringa, New Pubco, Merger Sub 1, Merger Sub 2 and Silexion, as the same has been or may be amended and supplemented from time to time. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal to approve the Business Combination to be considered at the extraordinary general meeting.

“Business Day” means any day other than a Friday, a Saturday, a Sunday or other day on which commercial banks in New York, New York, Israel or the Cayman Islands are authorized or required by legal requirements to close.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing will occur.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” refers to the combined company following the Business Combination, i.e., New Pubco and its consolidated subsidiaries, which will include Moringa and Silexion.

“Company Equity Value” means an amount equal to $62,500,000.

“Condition Precedent Proposals” means each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Incentive Plan Proposal, and the Director Election Proposal.

“CST” means Continental Stock Transfer & Trust Company.

“Director Election Proposal” means the proposal to elect seven directors, effective upon the Closing, to serve terms on New Pubco’s board of directors until the annual meeting of shareholders held in the year following the year of their election, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“EarlyBird” means EarlyBird Capital, Inc., which served as the representative of the underwriters for the IPO.

“Effective Time” means the SPAC Merger Effective Time, or the Acquisition Merger Effective Time, as applicable, each of which will occur immediately prior to the Closing.

“Equity Incentive Plan” means the Biomotion Sciences 2024 Equity Incentive Plan, as such may be amended, supplemented or modified from time to time, a copy of which is attached to this proxy statement/prospectus as Annex G. For additional information, see “The Incentive Plan Proposal” section of this proxy statement/prospectus.

“Escrow Agent” means Continental Stock Transfer & Trust Company, a New York company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Existing Articles” means the current Amended and Restated Articles of Association of Moringa, adopted in conjunction with the IPO by special resolution dated February 16, 2021, as subsequently amended prior to the current time.

“Extended Date” means the date by which Moringa must consummate its initial business combination, which was initially February 19, 2023, and which has been extended twice by Moringa’s shareholders and is now August 19, 2024.

“Extension Amendments” means the amendments to Moringa’s articles of association approved by Moringa’s shareholders and reflected in the Existing Articles whereby the deadline for Moringa’s consummation of its initial business combination was extended twice, initially to August 19, 2023 and then to August 19, 2024.

“extraordinary general meeting” means the extraordinary general meeting of Moringa that is the subject of this proxy statement/prospectus.

“founders shares” means Moringa’s 2,875,000 founders shares, of which 2,874,999 have already been converted from Moringa Class B ordinary shares into Moringa Class A ordinary shares, and of which one remains a Moringa Class B ordinary share.

“GAAP” means U.S. generally accepted accounting principles.

“IPO” or “initial public offering” means Moringa’s initial public offering of its units, ordinary shares and warrants pursuant to registration statements on Form S-1 declared effective by the SEC on February 16, 2021 (SEC File No. 333-252615).

“Marketing Agreement” means the Business Combination Marketing Agreement, dated February 16, 2021, by and between Moringa and EarlyBird (which served as the underwriter for the IPO).

“Merger Sub 1” means August M.S. Ltd., an Israeli company and direct, wholly-owned subsidiary of New Pubco.

“Merger Sub 2” means Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and direct, wholly-owned subsidiary of New Pubco.

“Moringa” means Moringa Acquisition Corp, a Cayman Islands exempted company.

“Moringa Board” means the board of directors of Moringa.

“Moringa Class A ordinary shares” means the Class A ordinary shares of Moringa, par value $0.0001 per share.

“Moringa Class B ordinary shares” means the Class B ordinary shares of Moringa, par value $0.0001 per share.

“Moringa founders shares” means the 2,875,000 Moringa founders shares (which were originally Moringa Class B ordinary shares, but all of one of which have subsequently been converted into Moringa Class A ordinary shares) initially purchased by the Sponsor prior to the IPO.

“Moringa Liabilities Limit Condition” means the condition to Silexion’s obligation to complete the Business Combination that the aggregate of the following liabilities of Moringa, as of the Closing (assuming a Closing Date of no later than August 19, 2024), will not exceed $1,000,000: the final amount of the A&R Sponsor Promissory Note (subject to the Promissory Note Cap) to be assigned by Moringa to New Pubco; and all expenses of Moringa incurred or owed in relation to the Transactions, including all fees for legal, accounting, audit, printing and other professional services in connection therewith.

“Moringa private shares” means the Moringa Class A ordinary shares that were included in the Moringa private units.

“Moringa private units” means the units containing one Moringa Class A ordinary share and one-half of a warrant to purchase a Moringa Class A ordinary share at a price of $11.50 per whole share sold to the Sponsor and EarlyBird in a private placement simultaneously with the closing of the IPO.

“Moringa private warrants” means the warrants to purchase Moringa Class A ordinary shares at a price of $11.50 per share that were included in the Moringa private units.

“Moringa public shares” means Moringa Class A ordinary shares sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Moringa public shareholders” means the holders of Moringa public shares.

“Moringa public warrants” means the warrants to purchase one Moringa Class A ordinary share at a price of $11.50 per share, included in the Moringa units (one-half of sold to the public in the IPO.

“Moringa unit” means a unit containing one Moringa Class A ordinary share and one-half of a Moringa public warrant.

“Moringa warrants” means Moringa public warrants and Moringa private warrants, collectively.

“Nasdaq” means the Nasdaq Stock Market.

“Nasdaq Listing Condition” means the condition to the Closing under the Business Combination Agreement that the New Pubco ordinary shares and New Pubco warrants be approved for listing on the Nasdaq Stock Market upon completion of the Business Combination.

“Net Tangible Asset Requirement” means the requirement under the Existing Articles that New Pubco (or any combined company resulting from an initial business combination of Moringa) have a minimum of $5,000,001 of net tangible assets (after deducting liabilities), prior to the payment of Moringa’s and Silexion’s transaction expenses and other liabilities due at the Closing.

“New Pubco” means Biomotion Sciences, a Cayman Islands exempted company, which currently has Merger Sub 1 and Merger Sub 2 as its two wholly-owned subsidiaries, and, upon completion of the Business Combination, will have Silexion and Moringa as its two wholly-owned subsidiaries and will be a publicly traded entity with the New Pubco ordinary shares and New Pubco warrants listed on Nasdaq.

“New Pubco Board” means the board of directors of New Pubco upon the completion of the Business Combination.

“New Pubco ordinary shares” means the ordinary shares of New Pubco, par value $0.0001 per share, as set forth in the Prospective Articles.

“New Pubco private warrants” means the warrants to purchase one New Pubco ordinary share at a price of $11.50 per share, to be issued in exchange for the Moringa private warrants to be surrendered upon the Closing.

“New Pubco public warrants” means the warrants to purchase New Pubco ordinary shares at a price of $11.50 per share, to be issued in exchange for Moringa public warrants (on a one-for-one basis) and Silexion warrants (based on the Silexion Equity Exchange Ratio) upon the Closing.

“New Pubco warrants” means the New Pubco public warrants and New Pubco private warrants, collectively.

“Note Shares” means New Pubco ordinary shares issuable to the Sponsor following the Closing based upon conversion of amounts owed by New Pubco to the Sponsor under the A&R Sponsor Promissory Note.

“Original Business Combination Agreement” means the business combination agreement, dated as of February 21, 2024, by and among Moringa, its wholly-owned Israeli subsidiary April M.G. Ltd., and Silexion, pursuant to which April M.G. Ltd. was to merge with and into Silexion, with Silexion surviving as a wholly-owned subsidiary of Moringa, and Moringa continuing as a public company whose Class A ordinary shares were to be listed on Nasdaq. The Original Business Combination Agreement was amended and restated on April 3, 2024 when the Business Combination Agreement was entered into by the parties thereto.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Prospective Articles” mean the prospective amended and restated memorandum and articles of association of New Pubco which would take effect upon the Closing, the form of which are attached hereto as Annex C.

“record date” means            , 2024.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“representative shares” means the 100,000 Moringa Class A ordinary shares that Moringa issued to EarlyBird (and/or its designees) in a private placement prior to the initial public offering.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Silexion” means Silexion Therapeutics Ltd., an Israeli company.

“Silexion Equity Exchange Ratio” means the quotient obtained by dividing (x) the quotient obtained by dividing (i) $62,500,000 by (ii) the number of fully diluted Silexion equity securities, by (y) $10.00.

“Silexion Equity Financing” means an equity financing (including by way of convertible loans, if applicable) of Silexion or its subsidiary in an amount of at least $3,500,000, which was required under the Business Combination Agreement to have been completed by April 30, 2024. That equity financing has, to date, not taken place, and the parties are working towards completion of a financing prior to, or upon, Closing. In any event, in accordance with the Business Combination Agreement, Moringa may waive the Closing condition related to the Silexion Equity Financing.

“Silexion Merger Consideration” means the New Pubco ordinary shares to be issued to Silexion equity holders pursuant to the Business Combination, based on applying the Silexion Equity Exchange Ratio to the Silexion equity securities.

“Silexion ordinary shares” means ordinary shares, par value 0.1 New Israeli Shekels per share, of Silexion.

“SPAC Merger” or “First Merger” means the merger of Merger Sub 2 with and into Moringa.

“SPAC Merger Effective Time” means the effective time of the merger of Merger Sub 2 with and into Moringa.

“Sponsor” or “Moringa Sponsor” means Moringa Sponsor, LP, a Cayman Islands exempted limited partnership, including, where applicable, its wholly-owned subsidiary, Moringa Sponsor US L.P., a Delaware limited partnership, which holds the founders shares.

“Sponsor Founders Shares Forfeiture” means the forfeiture for retirement by the Sponsor of all 2,875,000 founders shares at the Closing, subject to the utilization of up to 1,567,000 of such founders shares as Backstop Shares.

“Sponsor Investment” means (i) the initial investment by the Sponsor, within 30 days following execution of the Business Combination Agreement, of $350,000 in New Pubco in respect of which New Pubco shall issue to the Sponsor 1,343,000 New Pubco ordinary shares, and (ii) the additional investment by the Sponsor immediately prior to the SPAC Merger Effective Time of up to an additional $150,000 in New Pubco (for an aggregate investment amount of up to $500,000), pursuant to which Sponsor shall be issued additional New Pubco ordinary shares at a price of $10.00 per share in respect of the amounts exceeding the initial $350,000, subject to the Sponsor Investment Forfeiture. The initial $350,000 investment has not, to date, been completed.

“Sponsor Investment Forfeiture” means the forfeiture for retirement by the Sponsor of: (i) 8,000 New Pubco ordinary shares; and (ii) for every $1,000 deficiency from the aggregate maximum Sponsor Investment amount of $500,000, up to a maximum allowable deficiency of $150,000 from that maximum Sponsor Investment amount, an additional 333⅓ New Pubco ordinary shares (rounded to the nearest whole share), thereby resulting in a maximum possible forfeiture by Sponsor of 58,000 New Pubco ordinary shares.

“Sponsor Investment Shares” means New Pubco ordinary shares to be received by the Sponsor in respect of the Sponsor Investment.

“Trust Account” means the trust account that has held the vast majority of the proceeds of the IPO and the concurrent sale of the Moringa private units.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Warrant Agreement” means the Warrant Agreement, dated February 19, 2021, between Continental Stock Transfer & Trust Company and Moringa.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by New Pubco (File No. 333-[•]), constitutes a prospectus of New Pubco under Section 5 of the Securities Act, with respect to the New Pubco ordinary shares and New Pubco warrants to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the extraordinary general meeting of Moringa’s shareholders at which Moringa’s shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

TRADEMARKS

This proxy statement/prospectus contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to Silexion has been provided by Silexion and its management team, and forward-looking statements include statements relating to the expectations of Silexion’s management team, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•        Moringa’s ability to complete the Business Combination, or, if it does not consummate the Business Combination, any other initial business combination;

•        the benefits of the Business Combination;

•        the future performance of the Company following the Business Combination, including Silexion’s projected timeline for regulatory approvals of its product candidates; and

•        the Company’s future plans and opportunities.

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the items in the following list, which summarize some of the principal risks relating to the Business Combination and Moringa’s and Silexion’s businesses:

•        the conditions to the Closing of the Business Combination, including the Moringa Liabilities Limit Condition, the Silexion Equity Financing condition, the Sponsor Investment condition or the Nasdaq Listing Condition, may not be fulfilled, or may be waived;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        Moringa may not succeed at having the Moringa ordinary shares and Moringa warrants remain listed on Nasdaq until completion of the Business Combination;

•        the ability to fulfill the Nasdaq Listing Condition and/or maintain the listing of New Pubco ordinary shares on the Nasdaq following the Business Combination;

•        Silexion is a development-stage company and has a limited operating history on which to assess its business;

•        Silexion has never generated any revenue from product sales and may never be profitable;

•        New Pubco will need to raise substantial additional funding, which may not be available on acceptable terms, or at all, and which will cause dilution to New Pubco’s shareholders;

•        The approach Silexion is taking to discover and develop novel RNAi therapeutics is unproven for oncology and may never lead to marketable products;

•        Silexion does not have experience producing its product candidates at commercial levels, currently has no marketing and sales organization, has an uncertain market receptiveness to its product candidates, and is uncertain as to whether there will be insurance coverage and reimbursement for its potential products;

•        Silexion may be unable to attract, develop and/or retain its key personnel or additional employees required for its development and future success;

•        Moringa’s Sponsor and other affiliates have potential conflicts of interest in recommending to vote in favor of the Business Combination Proposal, including economic incentives to complete a business combination, even if the target business is less favorable to Moringa’s public shareholders;

•        Moringa’s shareholders who do not redeem their Moringa Class A ordinary shares will have a reduced, minority voting interest after the Business Combination and will exercise less influence over management;

•        Moringa does not have a specified maximum redemption limit, which will make it easier for Moringa to consummate the Business Combination even if a substantial majority of Moringa’s public shareholders do not support it;

•        The SPAC Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. Holders of Moringa Class A ordinary shares and Moringa public warrants;

•        The Company may issue additional New Pubco ordinary shares or other equity securities without your approval, including shares underlying warrants and Note Shares, which would dilute your ownership interest and may depress the market price of the New Pubco ordinary shares;

•        additional factors relating to the business, operations and financial performance of Silexion; and

•        other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a shareholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Moringa, Silexion or New Pubco.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, the extraordinary general meeting, Business Combination, and related matters. The following questions and answers do not include all the information that is important to our shareholders. We urge our shareholders to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement?

A:     Moringa is proposing to consummate a business combination with Silexion, New Pubco, Merger Sub 1 and Merger Sub 2, and has entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. You are being asked to consider and vote on the Business Combination. The Business Combination Agreement provides for, among other things, the merger of (i) Merger Sub 2 into Moringa, with Moringa continuing as the surviving company and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 1 into Silexion, with Silexion continuing as the surviving company and a wholly-owned subsidiary of New Pubco. New Pubco will continue as the publicly traded company following the foregoing mergers, and current shareholders and security holders of each of Moringa and Silexion will receive New Pubco shares and other New Pubco securities in exchange for their current holdings in Moringa and Silexion.

Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by an ordinary majority of Moringa’s shareholders as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution. Approval of the Merger Proposal requires a special resolution under Cayman Islands law, being a resolution passed by a majority of at least two-thirds of Moringa’s shareholders as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     Why is Moringa proposing the Business Combination?

A:     Moringa was organized to enter into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Moringa views the potential Business Combination with Silexion as a good opportunity for Moringa’s shareholders to realize value for their investment. Headquartered in Israel, Silexion is a clinical-stage, oncology-focused biotechnology company that develops innovative treatments for unsatisfactorily treated solid tumor cancers which have a mutated KRAS oncogene. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Q:     What will Silexion’s and Moringa’s equity holders receive in connection with the merger of those companies with subsidiaries of New Pubco? How will Silexion’s and Moringa’s outstanding securities be impacted by the Business Combination?

A:     At the Closing, Silexion equity holders (on fully diluted basis, including any Silexion shares potentially issuable upon exercise of options, restricted share units (RSUs) and warrants, and including Silexion shares to be issued pursuant to the Silexion Equity Financing (if completed)) will receive merger consideration in New Pubco ordinary shares (or options, RSUs or warrants to purchase New Pubco ordinary shares, as applicable). The number of New Pubco ordinary shares issuable in respect of each Silexion preferred share or Silexion ordinary share shall equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $62,500,000 by (ii) the number of fully diluted Silexion equity securities, by (y) $10.00 (the “Silexion Equity Exchange Ratio”).

Each Silexion warrant and each Silexion option will be converted into a New Pubco warrant or New Pubco option (as applicable) that remains subject to the same terms and conditions (including expiration date and exercise provisions), except that: (i) the converted warrant or converted option will be exercisable for that number of New Pubco ordinary shares as is equal to the Silexion Equity Exchange Ratio; (ii) the per share exercise price for each New Pubco ordinary share issuable upon exercise of the converted warrant or converted option shall be equal to the quotient obtained by dividing (A) the exercise price per Silexion share immediately before the closing by (B) the Silexion Equity Exchange Ratio; and (iii) the vesting of each outstanding Silexion option will accelerate such that each such option will become fully vested. In the case of Silexion RSUs, each such RSU shall continue to be subject to the same terms and conditions as were applicable immediately before the Closing (including vesting schedule), except that it may be settled for that number of New Pubco ordinary shares equal to the product (rounded down to the nearest whole number) of (A) the number of Silexion shares subject to the RSU immediately before Closing multiplied by (B) the Silexion Equity Exchange Ratio.

In connection with the Closing, each Moringa Class A ordinary share that is outstanding and has not been redeemed, and the sole Moringa Class B ordinary share, will be converted into one New Pubco ordinary share (except for the Moringa founders shares, most or all of which will be forfeited by the Moringa Sponsor, as described below).

Each outstanding Moringa public warrant and Moringa private warrant to purchase one Moringa Series A ordinary share will become a public or private (as applicable) warrant to purchase one New Pubco ordinary share, with the same terms ($11.50 exercise price per share, and exercisable beginning 30 days after the Closing Date).

At the time of the Closing, the Sponsor will forfeit for retirement all 2,875,000 outstanding founders shares held by it. However, 1,567,000 of those founders shares may, in lieu of forfeiture for retirement, be used as Backstop Shares, for transfer by the Sponsor to third parties for reduction of transaction related fees, or to unaffiliated third-party investors providing backstop financing, executing non-redemption agreements, or providing other financial support in connection with the Business Combination.

Within 30 days following execution of the Business Combination Agreement, the Sponsor was required to effect the initial $350,000 portion of the Sponsor Investment in New Pubco and receive New Pubco ordinary shares in respect of that investment (that initial investment has not, to date, been completed), and prior to the Closing, may invest up to an additional $150,000 pursuant to the Sponsor Investment, subject to the Sponsor’s forfeiture for cancellation of up to 58,000 of its New Pubco ordinary shares pursuant to the Sponsor Investment Forfeiture to the extent that subsequent investment in less than that $150,000 maximum investment amount.

Q:     What voting interests will our current shareholders, the Sponsor, and Silexion shareholders that are receiving shares in New Pubco as consideration in the Business Combination hold in New Pubco immediately after the consummation of the Business Combination?

A:     We anticipate that, upon completion of the Business Combination, the voting interests in New Pubco will be as set forth in the table below.

	Assuming No Redemptions of Public Shares(1)(2)	Assuming Full Redemptions of Public Shares(1)(3)
Moringa public shareholders	6.04%	0.00%
Moringa Sponsor	19.20%	20.43%
EarlyBird	1.49%	1.59%
Silexion shareholders (on a fully diluted basis)	73.27%	77.98%

____________

(1)      Assumes that (i) there is no exercise at the Closing of the Sponsor’s and EarlyBird’s aggregate 190,000 Moringa private warrants or any of the 5,750,000 Moringa public warrants at an exercise price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination), (ii) none of the parties set forth above purchases Moringa Class A ordinary shares in the open market prior to the Closing, (iii) the Sponsor invests the minimum $350,000 amount pursuant to the Sponsor Investment in New Pubco prior to the Closing and is issued 1,285,000 New Pubco ordinary shares in respect of that investment following forfeiture of 58,000 New Pubco ordinary shares based on the Sponsor Investment Forfeiture, (iv) the Sponsor forfeits for cancellation all 2,875,000 founders shares and does not transfer any such founders shares as Backstop Shares to third parties, (v) there are no other issuances of equity interests of Moringa prior to or in connection with the Closing, (vi) there are no issuances of any New Pubco ordinary shares following the Closing under the Equity Incentive Plan, and (vii) and here are no issuances of New Pubco ordinary shares to the Sponsor as Note Shares under the A&R Sponsor Promissory Note.

(2)      Assumes that no Moringa public shares are redeemed.

(3)      Assumes that all 515,019 Moringa public shares are redeemed for aggregate redemption payments of approximately $5,697,632, assuming an $11.06 per share redemption price, based on funds in the Trust Account as of December 31, 2023 (disregarding amounts that may be paid to EarlyBird from the Trust Account pursuant to the Marketing Agreement).

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, if the 5,940,000 warrants to acquire Moringa Class A ordinary shares, comprised of 190,000 private warrants held by our Sponsor and EarlyBird, in the aggregate, and 5,750,000 public warrants, are exercised (commencing 30 days following the Closing), New Pubco’s share capital would increase by a total of 5,940,000 shares, with approximately $68,310,000 paid to New Pubco pursuant to the warrants exercise.

Q:     What interests do our Sponsor, current officers, directors and advisors have in the Business Combination?

A:     In considering the recommendation of the Moringa Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Shareholders should take all of these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Ilan Levin, Moringa’s Chairman, Director and Chief Executive Officer, is the sole director of Moringa Partners Ltd., an Israeli company that is wholly-owned by Mr. Levin and that serves as the sole general partner of the Sponsor, Moringa Sponsor, LP, which has invested an aggregate of approximately $         million, including investments in Moringa founders shares, Moringa private units, and Sponsor working capital loans, including loans to fund contributions to the Trust Account in connection with the two extensions to the deadline for completing a business combination transaction under the Existing Articles, which investments it stands to forfeit and lose if Moringa is unable to complete a business combination prior to the Extended Date. Such founders shares, and the Moringa private shares and Moringa private warrants contained within the Moring private units, had an aggregate market value of $         million, based on the closing price of Moringa’s public shares and public warrants on Nasdaq on        , 2024 of $         and $         , respectively. Certain officers and directors of Moringa have pecuniary interests in such investments through their ownership interest as limited partners of the Sponsor;

•        the Sponsor and all officers and directors of Moringa have waived their right to redeem any of the Moringa founders shares and Moringa public shares in connection with the shareholder vote to approve the Business Combination;

•        the Sponsor and Moringa’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Moringa founders shares if Moringa fails to complete an initial business combination by the Extended Date;

•        the Sponsor (including its representatives and affiliates) and Moringa’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Moringa. Moringa’s directors and officers also may have become aware of business opportunities which may have been appropriate for presentation to Moringa, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. The Existing Articles provides that Moringa renounces its interest in any corporate opportunity offered to any director or officer of Moringa unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Moringa and such opportunity is one Moringa is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Moringa. Moringa is not aware of any such conflict or opportunity being presented to the Sponsor, or any director or officer of Moringa, nor does Moringa believe that the limitation of the application of the “corporate opportunity” doctrine in the Existing Articles had any impact on its search for a potential business combination;

•        the Sponsor will prospectively acquire beneficial ownership of up to 1,358,000 additional New Pubco ordinary shares in respect of the Sponsor Investment of up to $500,000 in New Pubco (which may be a lesser number of shares to the extent the Sponsor Investment in New Pubco is not the maximal $500,000 amount, in which case the Sponsor will purchase less New Pubco ordinary shares and will furthermore be subject to the Sponsor Investment Forfeiture of up to 58,000 New Pubco ordinary shares at the Closing). Certain officers and directors of Moringa will hold an economic interest in those New Pubco ordinary shares;

•        the Sponsor currently owns all 2,875,000 outstanding Moringa founders shares, which it purchased for an aggregate of $25,000, and which are expected to be fully or partially forfeited for cancellation (if partially, to be accompanied by transfer of a portion of such founders shares to third parties as Backstop Shares in facilitating the Transactions, pursuant to the Sponsor Founders Shares Forfeiture), which forfeiture and/or transfer are part of the negotiated terms of the Business Combination with Silexion, whereby the Sponsor would be indirectly realizing value from the founders shares in the Business Combination. The Sponsor has waived any right to redemption with respect to the founders shares. Such founders shares have an aggregate market value of approximately $32,085,000 based on the closing price of $11.16 per Moringa public share on the Nasdaq on April 10, 2024;

•        if the Trust Account is liquidated, including in the event Moringa is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Moringa if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which Moringa has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Moringa public share; or (ii) such lesser amount per Moringa public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        members of the Moringa Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on Moringa’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount of funds maintained outside of, or disbursed from, the Trust Account, unless a business combination is consummated;

•        the Sponsor has made to date, and may furthermore make, prior to the Closing of the Business Combination, working capital loans to Moringa, which would likely not be repaid if the Business Combination is not completed. If the Business Combination is completed, the Sponsor will be entitled to be repaid via conversion of its outstanding loans (subject to a certain limit) into New Pubco ordinary shares under the A&R Sponsor Promissory Note to be issued by New Pubco to the Sponsor;

•        Ilan Levin, the current Chairman, Director and Chief Executive Officer of Moringa, and Ruth Alon, a current director of Moringa, are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Ms. Alon and Mr. Levin will receive any cash fees, share options, share awards or other remuneration that the New Pubco Board determines to pay them for their service as directors; and

•        following the consummation of the Business Combination, New Pubco will continue to indemnify Moringa’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

Please also see the sections “Certain Relationships and Related Party Transactions,” “Executive Compensation — Director Compensation” and “Beneficial Ownership of Securities” for more information on the interests and relationships of our Sponsor and current officers and directors.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     Upon the completion of the IPO, a total of $115,000,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. In connection with the two extraordinary general meetings in lieu of annual meetings held in February 2023 and August 2023, respectively, that we have held at which the extensions of the deadline for completing a business combination under our Existing Articles were approved, redemptions of Moringa public shares reduced the investments held in the Trust Account by an aggregate of approximately $113 million. As of March 15, 2024, there were investments held in the Trust Account of approximately $5.783 million. These funds will not be released to us until the earlier of the completion of our initial business combination (after potential reduction due to any further redemptions of Moringa public shares in connection with the extraordinary general meeting) or the redemption of our public shares if we are unable to complete an initial business combination by the Extended Date, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:     What happens if a substantial number of the Moringa public shareholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:     Moringa’s public shareholders may vote in favor of the Business Combination while also exercising their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Moringa public shareholders are reduced as a result of redemptions by Moringa public shareholders. However, the consummation of the Business Combination is conditioned upon, among other things, approval by Moringa’s shareholders of the Business Combination Agreement and the Business Combination. In addition, with fewer public shares and Moringa public shareholders, the trading market for New Pubco ordinary shares may be less liquid than the market for Moringa Class A ordinary shares was prior to consummation of the Business Combination and the Company may not be able to continue to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into the Company’s business will be reduced.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     Unless waived by the relevant party or parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement, some of which may be waived by either Moringa or Silexion, including, among other things, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of Moringa and Silexion, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the approval for listing on Nasdaq of the New Pubco ordinary shares, (iv) the Sponsor Investment of at least $350,000 in New Pubco prior to the Closing, (v) Silexion’s receipt of the Silexion Equity Financing in an amount of at least $3.5 million by April 30, 2024 (that financing has, to date, not taken place, and the parties are working towards completion of a financing prior to, or upon, Closing), (vi) the Sponsor Founders Shares Forfeiture of all 2,875,000 founders shares held by the Sponsor at the Closing, subject to the utilization of up to 1,567,000 of such founders shares as Backstop Shares, (vii) the Moringa Liabilities Limit Condition, which caps Moringa’s permitted liabilities under the A&R Sponsor Promissory Note and certain additional liabilities as of the Closing at $1,000,000, (viii) the receipt of certain Israeli tax rulings in connection with the Business Combination, and (ix) the absence of any applicable legal requirement prohibiting, enjoining, restricting or making illegal the consummation of the Business Combination. Unless waived pursuant to the terms thereof by the parties so entitled to waive, and subject to applicable law, if any of these conditions are not satisfied, the Business Combination may not be consummated.

Q:     What happens if the Business Combination is not consummated?

A:     If we are not able to complete the Business Combination or another initial business combination by the Extended Date, we will cease all operations except for the purpose of winding up and redeeming our public shares and liquidating the Trust Account, in which case our Moringa public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated as soon as practicable following the extraordinary general meeting, which is set for             , 2024; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, any of the Condition Precedent Proposals has not been approved, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

Q:     What proposals are shareholders being asked to vote upon?

A:     Under the Business Combination Agreement, the approval of the Business Combination Proposal and the Merger Proposal, which collectively constitute the Condition Precedent Proposals, is a condition to the consummation of the Business Combination. If Moringa’s shareholders do not approve each of the Condition Precedent Proposals, then the Business Combination may not be consummated.

In addition to the foregoing proposals, the shareholders also may be asked to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates to permit further solicitation and vote of proxies if (1) based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals has not been approved and/or (2) Moringa determines that one or more of the closing conditions under the Business Combination Agreement has not been satisfied. See “The Adjournment Proposal.”

Moringa will hold the extraordinary general meeting of our shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders should read it carefully.

After careful consideration, the Moringa Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Business Combination Proposal, the Merger Proposal, and the Adjournment Proposal is in the best interests of Moringa and its shareholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Moringa and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in this proxy statement/prospectus for a further discussion.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     Did the Moringa Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. Silexion is an entirely unaffiliated third party that is not related to any of Moringa, its Sponsor, its officers or directors. The Moringa Board evaluated the prospective Business Combination via a comparison of Silexion and its equity value for purposes of the Business Combination with the equity values of a large sample of comparable companies in the biotech industry, and determined on that basis that the prospective transactions are fair to Moringa’s shareholders. Moringa’s Existing Articles do not require that Moringa, or a committee of independent directors of Moringa, obtain an opinion from an independent investment banking firm that an initial Business Combination is fair to Moringa from a financial point of view unless the business combination target company is affiliated with the Sponsor, or with the executive officers or directors of Moringa.

Q:     Do I have redemption rights?

A:     If you are a Moringa public shareholder, you have the right to request that Moringa redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Moringa public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Moringa public shareholder, together with any affiliate of such Moringa public shareholder or any other person with whom such Moringa public shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a Moringa public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Our initial shareholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Moringa founders shares and public shares in connection with the completion of a business combination.

The consummation of the Business Combination is conditioned upon, among other things, approval by Moringa’s shareholders of the Business Combination Agreement and the Business Combination. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. See “The Business Combination Proposal — The Business Combination Agreement.”

Q:     How do I exercise my redemption rights?

A:     If you are a Moringa public shareholder and wish to exercise your right to redeem your public shares, you must:

(a)     hold public shares or (b) hold public shares through Moringa units and elect to separate your Moringa units into the underlying Moringa public shares and Moringa public warrants prior to exercising your redemption rights with respect to the Moringa public shares; and

(b)    prior to        , Eastern Time, on        , 2024 (two business days prior to the vote at the extraordinary general meeting) (a) submit a written request to the transfer agent that Moringa redeem your public shares for cash (if any) and other redemption forms (b) deliver your share certificates (if any) for public shares to the transfer agent, physically or electronically through DTC.

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.

Holders of Moringa units must elect to separate the underlying public shares and Moringa public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their Moringa units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Moringa Units into the underlying public shares and Moringa public warrants, or if a holder holds Moringa units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so.

Any Moringa public shareholder will be entitled to request that its public shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding public shares. As of March 15, 2024, this would have amounted to approximately $11.23 per Moringa public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Moringa public shareholders, regardless of whether such Moringa public shareholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to Moringa public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the transfer agent at the address listed at the end of this section.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your share certificates (if any) and other redemption forms to the transfer agent and later decide prior to Closing not to elect redemption, you may request that Moringa instruct our transfer agent to return the share certificates (if any) and other redemption forms (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the transfer agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the transfer agent by        , Eastern Time, on        , 2024.

If a holder of public shares properly makes a request for redemption and the public share certificates (if any) and other redemption forms are delivered as described above, then, if the Business Combination is consummated, Moringa will redeem public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any Moringa warrants that you may hold.

Q:     Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights irrespective of whether you vote your Moringa Class A ordinary shares for or against the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their public shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of the Nasdaq following the Closing.

Q:     If I am a holder of Moringa units, can I exercise redemption rights with respect to my units?

A:     Holders of outstanding Moringa units must elect to separate the units into the underlying public shares and Moringa public warrants prior to exercising redemption rights with respect to the public shares. If you hold your Moringa units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Moringa public shares and Moringa public warrants, or if you hold units registered in your own name, you must contact the transfer agent directly and instruct them to do so. If you fail to cause your public shares to be separated and delivered to the transfer agent by        , Eastern Time, on        , 2024, you will not be able to exercise your redemption rights with respect to your public shares.

Q.     What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A.     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders — Tax Consequences of Exercising Redemption Rights.”

Q.     What are the U.S. federal income tax consequences of the SPAC Merger?

A.     Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders — Tax Consequences of the SPAC Merger” below, the Mergers, taken together, are intended to qualify for tax-deferred treatment under Section 351(a) of the Code. If the Mergers so qualify, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders”) generally should not recognize any gain or loss for U.S. federal income tax purposes on the receipt of New Pubco ordinary shares in exchange for Moringa Class A ordinary shares in the SPAC Merger, subject to Section 367(a) of the Code and the passive foreign investment company (“PFIC”) rules. However, the receipt of New Pubco public warrants in exchange for Moringa public warrants pursuant to the SPAC Merger generally will be a taxable transaction to U.S. Holders of Moringa public warrants regardless of whether the Mergers qualify for tax-deferred treatment under Section 351(a) of the Code.

For a more complete discussion of the U.S. federal income tax considerations of the SPAC Merger, including Section 367(a) of the Code and the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders of the Business Combination to U.S. Holders — Tax Consequences of the SPAC Merger.”

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     No. Neither Moringa’s shareholders nor Moringa’s warrant holders have appraisal rights in connection with the Business Combination under the Cayman Companies Act.

Q:     What do I need to do now?

A:     Moringa urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of Moringa. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or voting instruction form.

Q:     How do I vote?

A:     If you are a holder of record of Moringa Class A ordinary shares on the record date, you may vote at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

         As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum. Moreover, broker non-votes will have no effect on any of the proposals in this proxy statement.

         For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the extraordinary general meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:     When and where will the extraordinary general meeting be held?

A:     The extraordinary general meeting will be held at         a.m., local time, on        , 2024, at the offices of Moringa’s external counsel, Meitar Law Offices, 16 Abba Hillel Road, 10th floor, Ramat Gan, Israel, 5250608, and virtually at https://___________________, unless the extraordinary general meeting is adjourned.

Q:     Who is entitled to vote at the extraordinary general meeting?

A:     Moringa has fixed        , 2024 as the record date. If you were a shareholder of Moringa at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:     How many votes do I have?

A:     Our shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date, there were outstanding 3,870,018 Moringa Class A ordinary shares, of which 515,019 were outstanding Moringa public shares, and one outstanding Moringa Class B ordinary share.

Q:     What constitutes a quorum?

A:     A quorum of our shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of shareholders holding a majority of the shares in the capital of Moringa entitled to vote at the extraordinary general meeting constitutes a quorum at the extraordinary general meeting. In the absence of a quorum, the chairperson of the extraordinary general meeting has the power to adjourn the extraordinary general meeting. As of the record date for the extraordinary general meeting, the presence, in person or via proxy, of 1,935,009 Moringa Class A ordinary shares and the one outstanding Class B ordinary share would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the extraordinary general meeting?

A:     The following votes are required for each proposal at the extraordinary general meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires the affirmative vote of an ordinary resolution under Cayman Islands law, being a resolution passed by an ordinary majority of the Moringa’s shareholders as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution. Our initial shareholders agreed to vote their founders shares, Moringa private shares and any Moringa public shares purchased by them, in favor of the Business Combination Proposal. Assuming such initial shareholders vote in favor of the Business Combination Proposal, and assuming that only the minimum number of shares representing a quorum are voted, none of the public shares will need to vote in favor of the Business Combination Proposal for it to be approved.

•        Merger Proposal:    The approval of the Merger Proposal, requires the affirmative vote of a special resolution under Cayman Islands law, being a resolution passed by a special majority of at least two-thirds of the Moringa’s shareholders as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of an ordinary majority of the votes cast by shareholders of Moringa as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting.

Q:     What are the recommendations of the Moringa Board?

A:     After careful consideration, the Moringa Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Moringa’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

         The existence of financial and personal interests of Moringa’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Moringa and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by the Extended Date, we may be forced to liquidate, and the 2,875,000 founders shares, as well as 352,857 Moringa private units that are comprised of 352,857 Moringa private shares and 176,428

Moringa private warrants, owned by our Sponsor, in which certain of our directors and officers are limited partners, would be worthless. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:     How does the Sponsor intend to vote its shares?

A:     Pursuant to the terms of the letter agreements entered into at the time of the IPO, and the Sponsor Support Agreement to which it is party, our Sponsor has agreed to vote its founders shares, Moringa private shares and any Moringa public shares purchased by it, in favor of the Business Combination Proposal and the Merger Proposal. As of the date of this proxy statement/prospectus, our Sponsor owns an aggregate of 3,227,856 Moringa Class A ordinary shares and one Moringa Class B ordinary share, which in the aggregate represents 83.4% of our total outstanding shares on the date of this proxy statement/prospectus.

Q:     May the Sponsor purchase Moringa public shares or Moringa public warrants prior to the extraordinary general meeting?

A:     While it may do so while not in possession of any non-public material information, the Sponsor has not, as of the date of this proxy statement/prospectus, been involved in any discussions or agreements to purchase any Moringa ordinary shares from any investor or holder. Moringa will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by it or any of its officers, directors or affiliates that would affect the vote on the proposals to be voted on at the extraordinary general meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     What happens if I sell my Moringa Class A ordinary shares before the extraordinary general meeting?

A:     The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Moringa Class A ordinary shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:     How has the announcement of the Business Combination affected the trading price of Moringa Class A ordinary shares, Moringa public warrants and Moringa Units?

A:     On February 21, 2024, the last trading date before the public announcement of the Business Combination (in its original structure), the Moringa Class A ordinary shares, Moringa public warrants and Moringa units closed at $11.03, $0.05 and $10.97, respectively. On        , 2024, the trading date immediately prior to the date of this proxy statement/prospectus, the Moringa Class A ordinary shares, Moringa public warrants and Moringa units closed at $            , $            and $            , respectively.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to Moringa’s Secretary at the address set forth below so that it is received by Moringa’s secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place        , 2024) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Moringa’s Chief Financial Officer, which must be received by Moringa’s Chief Financial Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the extraordinary general meeting?

A:     If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of the Company. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Moringa. However, if you fail to take any action with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:     What should I do with my share certificates, warrant certificates and/or unit certificates?

A:     Shareholders who exercise their redemption rights must deliver their share certificates to the transfer agent (either physically or electronically) prior to        a.m., Eastern Time, on        , 2024 (two business days prior to the vote at the extraordinary general meeting).

         Holders of Moringa public warrants should not submit the certificates relating to their Moringa public warrants. Moringa public shareholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their public shares.

         Upon effectiveness of the Business Combination, holders of Moringa Class A ordinary shares and Moringa warrants will receive New Pubco ordinary shares and New Pubco warrants without needing to take any action and accordingly such holders should not submit the certificates relating to their ordinary shares and warrants. In addition, before the Closing, each outstanding Moringa unit (each of which consists of one Moringa Class A ordinary shares and one-half of a Moringa public warrant to purchase a Moringa Class A ordinary share) will be separated into its component Moringa Class A ordinary share and one-half Moringa public warrant.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Moringa Class A ordinary shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact Moringa’s Chief Financial Officer at:

Moringa Acquisition Corp
250 Park Avenue, 7th Floor
New York, NY 11040
(212) 572-6395
Email: gil@moringaac.com
Attention: Gil Maman, CFO

To obtain timely delivery, Moringa’s shareholders and warrant holders must request the materials no later than five business days prior to the extraordinary general meeting.

You also may obtain additional information about Moringa from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the transfer agent at the address below prior to        a.m., Eastern Time, on        , 2024 (two business days prior to the vote at the extraordinary general meeting). If you have questions regarding the certification of your position or delivery of your shares, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

Moringa

Moringa Acquisition Corp is a blank check company incorporated as a Cayman Islands exempted company on September 24, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. While its efforts to identify a prospective target business were not limited to a particular industry or geographical region, it has focused its search on technology-based (including medical technology) businesses that are domiciled in Israel.

Moringa’s Class A ordinary shares and warrants are currently listed on the Nasdaq under the symbols “MACA” and “MACAW”, respectively. Certain of our Moringa Class A ordinary shares and Moringa public warrants currently trade as units consisting of one Moringa Class A ordinary share and one-half Moringa public warrant, and are listed on the Nasdaq under the symbol “MACAU.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Pursuant to the SPAC Merger, which will occur prior to the Closing, Moringa will merge with Merger Sub 2, and will survive that merger as a wholly-owned subsidiary of New Pubco.

Moringa’s principal executive offices are located at 250 Park Avenue, 7th Floor, New York, NY 11040, and its phone number is (212) 572-6395.

Silexion

Silexion Therapeutics Ltd. is an Israeli company incorporated on November 30, 2008. Silexion is a developmental stage company dedicated to the development of innovative treatments for pancreatic cancer. Silexion has conducted phase 2 clinical trial which have shown positive efficacy results as compared to the control of chemotherapy alone. Silexion is committed to therapeutic advancements in the field of oncology, and is focused in enhancing its first-generation product (LODERTM) to develop a new formulated product which is intended to improve the clinical efficacy that Silexion observed with its first-generation product against pancreatic cancer.

Silexion’s principal executive offices are located at 2 Hamayan Street, Modi’in-Maccabim-Reut, 7177871, Israel and its phone number is +972-8-6286005.

For more information about Silexion, see the section entitled “Information About Silexion — Silexion.”

New Pubco

Biomotion Sciences is a Cayman Islands exempted company formed solely for the purpose of effectuating the Business Combination. New Pubco has two wholly-owned subsidiaries, Merger Sub 1 and Merger Sub 2, which will merge with and into Silexion and Moringa, respectively, pursuant to the SPAC Merger and Acquisition Merger, respectively, as part of the Business Combination. Prior to the closing of the Business Combination, New Pubco will apply for listing of its New Pubco ordinary shares on the Nasdaq. New Pubco’s principal executive offices are currently located at c/o Moringa Acquisition Corp, 250 Park Avenue, 7th Floor, New York, NY 11040, and its phone number is currently (212) 572-6395. Upon completion of the Business Combination, New Pubco’s offices will be located at Silexion’s offices, i.e., 2 Hamayan Street, Modi’in-Maccabim-Reut, 7177871, Israel, and its phone number will become +972-8-6286005.

Merger Sub 1

August M.S. Ltd. is an Israeli limited liability company and a direct, wholly-owned subsidiary of New Pubco formed solely for the purpose of effectuating the Acquisition Merger. Merger Sub 1’s principal executive offices are located at c/o Moringa Acquisition Corp, 250 Park Avenue, 7th Floor, New York, NY 11040, and its phone number is (212) 572-6395. Upon completion of the Acquisition Merger, Merger Sub 1 will be merged with and into Silexion and will cease to exist.

Merger Sub 2

Moringa Acquisition Merger Sub Corp is a Cayman Islands exempted company and a direct, wholly-owned subsidiary of New Pubco formed solely for the purposes of effectuating the SPAC Merger. Merger Sub 2’s principal executive offices are located at c/o Moringa Acquisition Corp, 250 Park Avenue, 7th Floor, New York, NY 11040, and its phone number is (212) 572-6395. Upon completion of the SPAC Merger, Merger Sub 2 will be merged with and into Moringa and will cease to exist.

Summary of the Business Combination Agreement

On February 21, 2024, Moringa, Silexion and April M.G. Ltd., a wholly-owned subsidiary of Moringa, entered into a business combination agreement (the “Original Business Combination Agreement”). Pursuant to the Original Business Combination Agreement, subject to the fulfillment of closing conditions, April M.G. Ltd. was to merge with and into Silexion, with Silexion surviving the merger as a wholly-owned subsidiary of Moringa, and with Moringa continuing as a public company following the completion of the merger, and with its securities continuing to be traded on Nasdaq.

On April 3, 2024, Moringa and Silexion restructured the transactions contemplated under the Original Business Combination Agreement by entering into the Business Combination Agreement, by and among Biomotion Sciences, a Cayman Islands exempted company (“New Pubco”), August M.S. Ltd., an Israeli company and a wholly owned subsidiary of New Pubco (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly owned subsidiary of New Pubco (“Merger Sub 2”), Moringa and Silexion. The Business Combination Agreement amended and restated, in its entirety, the Original Business Combination Agreement.

Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub 2 will merge with and into Moringa, with Moringa continuing as the surviving company and a wholly-owned subsidiary of New Pubco (the “SPAC Merger” or “First Merger”) and (ii) Merger Sub 1 will merge with and into Silexion, with Silexion continuing as the surviving company and a wholly-owned subsidiary of New Pubco (the “Acquisition Merger” or “Second Merger”).

For additional information regarding the Business Combination Agreement, you are encouraged to carefully read the Business Combination Agreement in its entirety, which is attached to this Proxy Statement as Annex A, and to review the sections of this Proxy Statement entitled “The Business Combination Proposal — The Business Combination Agreement” and “The Business Combination Proposal — General; Structure of the Business Combination.”

Pre-Closing Transactions

Silexion Equity Financing

Under the Business Combination Agreement, by April 15, 2024, Silexion was to enter into subscription agreements with investors for the Silexion Equity Financing, under which at least $3,500,000 of proceeds was to be payable to Silexion or its subsidiary by April 30, 2024. If the Silexion Equity Financing was to be in the form of convertible loans, all of the proceeds from the financing were to be converted into shares of Silexion prior to the Effective Time of the Acquisition Merger. While the Silexion Equity Financing has, to date, not taken place, the parties are working towards completion of a financing prior to, or upon, Closing. In any event, in accordance with the Business Combination Agreement, Moringa may waive the Closing condition related to the Silexion Equity Financing.

Sponsor Investment in New Pubco

Within 30 days following execution of the Business Combination Agreement (i.e., by May 3, 2024), the Sponsor was to effect the initial $350,000 portion of the Sponsor Investment in New Pubco and receive New Pubco ordinary shares in respect of that investment. That initial $350,000 portion of the Sponsor Investment has not, to date, been invested by the Sponsor. Prior to the Closing, Sponsor may invest up to an additional $150,000 pursuant to the Sponsor Investment and receive additional New Pubco shares in respect of that additional invested amount at a price of $10.00 per share. To the extent the Sponsor does not invest that maximum additional $150,000 amount, the Sponsor will forfeit for cancellation up to 58,000 of its New Pubco ordinary shares.

Closing of the Business Combination

The Closing will take place electronically by the mutual exchange of electronic signatures, on the Closing Date and at a time to be agreed upon by Moringa and Silexion, which date will be no later than the third Business Day after all the Closing conditions to the Business Combination Agreement have been satisfied or waived, or at such other date or time or both as Moringa and Silexion may agree.

Consideration to be Received in the Business Combination

Upon the effectiveness of the SPAC Merger, each outstanding Moringa Class A ordinary share and the sole outstanding Moringa Class B ordinary share will convert into an ordinary share of New Pubco on a one-for-one basis. Each outstanding warrant to purchase one Moringa Class A ordinary share will convert into a warrant to purchase one New Pubco ordinary share, at the same exercise price.

Upon the effectiveness of the Acquisition Merger, each outstanding ordinary share and preferred share of Silexion will convert into such number of ordinary shares of New Pubco as is equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $62,500,000 by (2) the number of fully diluted Silexion equity securities, by (y) $10.00 (the “Silexion Equity Exchange Ratio”). Each outstanding Silexion warrant and Silexion option to purchase one Silexion share, and Silexion restricted share unit (RSU) that may be potentially settled for one Silexion share, will become exercisable for, or will be subject to settlement for (as applicable), such number of New Pubco ordinary shares as are equal to the Silexion Equity Exchange Ratio. The exercise price per New Pubco ordinary share of each such converted Silexion option and Silexion warrant will be adjusted based on dividing the existing per share exercise price by the Silexion Equity Exchange Ratio. The terms of vesting, exercise and/or settlement, as applicable, of such converted options, warrants and RSUs shall remain the same following such conversion, except that the vesting of each Silexion option will accelerate immediately prior to the Acquisition Merger, such that the New Pubco option into which it has been converted will be fully vested.

At the time of the Closing, the Sponsor will forfeit for retirement all 2,875,000 outstanding founders shares held by it. However, 1,567,000 of those founders shares may, in lieu of forfeiture for retirement, be used by the Sponsor as Backstop Shares, for transfer by the Sponsor to third parties for reduction of transaction related fees, or to unaffiliated third-party investors providing backstop financing, executing non-redemption agreements, or providing other financial support in connection with the Business Combination. Moringa’s Sponsor, directors and officers will not participate in any such third-party financings.

For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Consideration to be Received in the Business Combination.”

Conditions to Completion of the Business Combination

The Business Combination is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:

•        required shareholder approvals from each of Moringa and Silexion;

•        effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•        the expiration of all applicable waiting periods (and any extensions thereof) under antitrust laws;

•        the absence of any applicable legal requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions;

•        the amendment and restatement of New Pubco’s articles of association in a form to be agreed upon between the parties;

•        the approval of the listing of the New Pubco shares on Nasdaq;

•        the representations and warranties of Silexion and Moringa being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to certain materiality qualifiers);

•        Silexion and Moringa having performed in all material respects their obligations and complied in all material respects with their covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior to the date of the Closing;

•        no material adverse effect (with respect to Silexion or Moringa) shall have occurred since the date of the Business Combination Agreement; and

•        the receipt of certain Israeli tax rulings in connection with the Business Combination.

In addition, unless waived by Silexion, the obligation of Silexion to consummate the Transactions is subject to the satisfaction of the following additional Closing conditions:

•        the forfeiture by the Sponsor for retirement of all 2,875,000 founders shares, provided that up to 1,567,000 of the founders shares may serve as Backstop Shares that are transferred to third parties for reduction of transaction-related fees, or to non-affiliate third-party investors that provide backstop financing, that enter into non-redemption agreements with Moringa, or that provide other financial support in connection with the Transactions, as determined by Moringa in consultation with Silexion;

•        the Sponsor’s investment of at least $350,000 in New Pubco, in respect of which the Sponsor will be issued 1,343,000 New Pubco ordinary shares;

•        Moringa’s liabilities shall meet the Moringa Liabilities Limit Condition, whereby the following liabilities of Moringa, assuming a Closing by no later than August 19, 2024, shall not exceed an aggregate amount of $1,000,000: (i) the A&R Sponsor Promissory Note (subject to the A&R Sponsor Promissory Note Cap); and (ii) all expenses incurred or owed by Moringa in relation to the Transactions, including all fees for legal, accounting, audit, printing and other professional services in connection therewith;

•        the confirmation by New Pubco of new employment agreements with certain senior employees of Silexion;

•        the issuance by New Pubco to Sponsor of the A&R Sponsor Promissory Note, which is subject to the A&R Sponsor Promissory Note Cap (as described below under “Related Agreements — Form of A&R Sponsor Promissory Note”) in replacement of all existing promissory notes that Moringa had issued to the Sponsor, under which the payment obligations are to be assumed by New Pubco from Moringa at the Closing; and

•        the execution of the Amended and Restated Registration Rights and Lock-Up Agreement (described below under “Related Agreements — Amended and Restated Registration Rights and Lock-Up Agreement”) by New Pubco and Sponsor.

Unless waived by Moringa, the obligations of Moringa, New Pubco, Merger Sub 1 and Merger Sub 2 (collectively, the “SPAC Parties”) to consummate the Transactions are subject to, among other matters, the satisfaction of the following additional Closing conditions:

•        all Silexion warrants shall have been exercised (on a cashless basis) prior to the effective time of the Acquisition Merger;

•        the receipt by Moringa from Silexion, by April 15, 2024, of fully executed copies of all subscription agreements under the Silexion Equity Financing, and at least $3,500,000 of the proceeds payable to Silexion or its subsidiary under that financing shall have been received by Silexion or its subsidiary (as applicable) by April 30, 2024 (that financing has, to date, not taken place, and the parties are working towards completion of a financing prior to, or upon, Closing); and

•        the execution of the Amended and Restated Registration Rights and Lock-Up Agreement by certain Silexion shareholders and by the those parties providing the Silexion Equity Financing (if any).

For additional information regarding the conditions to the completion of the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

Termination

The Business Combination Agreement may be terminated by either Silexion or Moringa under certain circumstances, including, among others:

•        mutual written consent of the SPAC Parties and Silexion, or by either Moringa or Silexion under certain circumstances, including, among others:

(i)     the failure to consummate the Business Combination by August 19, 2024;

(ii)    the failure of either party to obtain the requisite approval by its shareholders of the Business Combination;

(iii)   the issuance of a final and non-appealable order or injunction preventing the Business Combination; or

(iv)   a material breach of any representation, warranty, covenant, or agreement by the other party that is not cured within a specified period.

The Business Combination Agreement also allowed Moringa alone to terminate the agreement at any time prior to May 1, 2024 if not all of the executed copies of the subscription agreements under the Silexion Equity Financing were to have been provided to Moringa by April 15, 2024, or if at least $3,500,000 of the proceeds payable to Silexion or its subsidiary under the Silexion Equity Financing were not to have been received by Silexion or its subsidiary on or before April 30, 2024. Moringa did not exercise that termination right in response to the Silexion Equity Financing (and related subscription agreements) not being completed in keeping with those deadlines.

The Business Combination Agreement does not provide for the payment of termination fees by either party in the case of any of the foregoing termination scenarios.

Related Agreements

Sponsor Support Agreement

In connection with the parties’ entry into the Business Combination Agreement, the Sponsor has entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with New Pubco, Silexion and Moringa, pursuant to which, among other things, the Sponsor agreed to vote (or cause to vote) all of the Moringa Class A ordinary shares, the Moringa Class B ordinary share and all other Moringa shares or other Moringa securities that may be held by it in favor of the Business Combination at any meeting of Moringa’s shareholders at which it is brought for approval.

The Sponsor also agreed in the Sponsor Support Agreement to comply with the forfeiture provisions of the Business Combination Agreement with respect to its founders shares and with the lock-up provisions and forfeiture provisions related to the Sponsor Investment Shares to be issued to it pursuant to the Sponsor Investment in New Pubco.

The Sponsor Support Agreement also imposes a transfer restriction on all Subject Securities (as defined therein) held by the Sponsor from and after the date of the agreement and until the earlier of (a) the termination of the agreement (which will occur upon the termination of the Business Combination Agreement), or (b) the Closing, including entry into any contract that would reasonably be expected to require the Sponsor to transfer the Subject Securities. Likewise, the agreement prohibits the Sponsor from entering into any voting trust, proxy or other contract with respect to the voting or transfer of the Subject Securities (other than with respect to Backstop Shares and certain permitted transfers to affiliates and limited partners, provided that, other than transfers of Backstop Shares made within one trading day prior to Closing, the transferees agree to be bound by the Sponsor’s obligations under the Sponsor Support Agreement).

For additional information regarding the Sponsor Support Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Silexion Support Agreement

In order to assist to obtain approval by Silexion’s shareholders of the Business Combination, certain shareholders of Silexion entered into a shareholder voting and support agreement with New Pubco, Silexion and Moringa (the “Silexion Support Agreement”). Pursuant to the agreement, each Silexion shareholder party to the agreement agreed that, at any meeting of the shareholders of Silexion, and in connection with any written consent of shareholders of Silexion, such shareholder shall vote, or validly execute and deliver any written consent, with respect to all shares of Silexion held by it, in favor of the resolutions in the form attached to the agreement and any other resolutions in favor of (i) the Business Combination and the adoption of the Business Combination Agreement, and (ii) any other matters necessary or reasonably requested by Silexion for consummation of the Business Combination and related Transactions. Each Silexion shareholder party to the agreement also agreed to vote, or validly execute and deliver any written consent, against any other competing transaction that would provide for the sale or transfer of (x) all or any material part of the business or assets of Silexion or (y) any of the shares or other equity interests or profits of Silexion, that would reasonably be expected to (a) interfere with or delay the Business Combination, or (b) result in a breach by Silexion of its obligations under the Business Combination Agreement, or cause any of the conditions to closing set forth in the Business Combination Agreement not to be fulfilled. Each shareholder of Silexion party to the Silexion Support Agreement will grant a proxy in furtherance of its voting undertakings pursuant to the agreement.

For additional information regarding the Silexion Support Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Silexion Support Agreement.”

Amended and Restated Registration Rights and Lock-Up Agreement

Prior to the Closing under the Business Combination Agreement, New Pubco, Moringa, Sponsor, certain of Silexion’s shareholders and, if applicable, any assignees of Backstop Shares, will enter into (and EarlyBird will be bound by) an Amended and Restated Registration Rights and Lock-Up Agreement which will become effective as of the Closing. Under the agreement, New Pubco will assume Moringa’s existing obligations under Moringa’s existing registration rights agreement (entered into in connection with its IPO) and will grant registration rights to the Sponsor, EarlyBird, certain current Silexion shareholders, assignees of Backstop Shares (to the extent that they are assigned such shares of New Pubco) and other potential shareholders of New Pubco with respect to certain securities of New Pubco.

Under the agreement, New Pubco will agree to provide the holders party thereto customary demand and shelf registration rights (subject to certain minimum size offerings) and piggy-back rights on primary and secondary offerings, subject to customary cut-back provisions.

Under the lock-up provisions of the agreement, lock-up periods will apply following the Closing to securities of New Pubco that are held by the holders who will be party to the agreement, subject to permitted transfers to certain categories of “Permitted Transferees”. Specifically, those lock-up periods will apply to the following categories of securities for the following periods of time post-Closing:

•        Sponsor Investment Shares and securities to be held by current Silexion shareholders:    (A) 50% of the Sponsor Investment Shares to be held by the Sponsor (which are New Pubco ordinary shares to be issued in respect of Sponsor’s aggregate investment of between $350,000 and $500,000 in New Pubco prior to the Business Combination) and 50% of the New Pubco securities to be held by the applicable Silexion shareholders upon the Closing will be subject to a lock-up period ending on the earlier of (i) six (6) months after the completion of the Business Combination, and (ii) the date on which New Pubco will consummate a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after the Business Combination that results in all of New Pubco’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (B) the other 50% of the Sponsor Investment Shares to be held by the Sponsor and 50% of the New Pubco securities to be held by the applicable Silexion shareholders upon the Closing will be subject to a lock-up period that will end on the earliest of (x) six (6) months after the date of the consummation of the Business Combination, (y) the date on which New Pubco consummates a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after the Business Combination that results in all of New Pubco’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, or (z) the date on which the last reported sale price of New Pubco’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period.

•        Private Shares and Private Warrants:    The lock-up period on all New Pubco ordinary shares issued pursuant to the SPAC Merger in exchange for private placement shares and private placement warrants purchased by or issued to the Sponsor and EarlyBird concurrently with Moringa’s initial public offering will remain (as provided in the documentation for Moringa’s initial public offering) 30 days after the Closing.

•        Representative Shares.    The lock-up period on all Representative Shares (as defined in the Amended and Restated Registration Rights and Lock-Up Agreement) that are held by EarlyBird will remain (as provided in the documentation for Moringa’s initial public offering) three months after the Closing.

•        Backstop Shares and Note Shares.    Backstop Shares transferred to third parties pursuant to backstop arrangements entered into in connection with the Business Combination, and Note Shares issued to the Sponsor upon conversion of amounts due under the A&R Sponsor Promissory Note will not be subject to any lock-up periods following the Closing.

For additional information regarding the Amended and Restated Registration Rights and Lock-Up Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights and Lock-Up Agreement.”

A&R Sponsor Promissory Note

Effective as of the Closing, New Pubco will issue to the Sponsor, and Sponsor will accept, in amendment and restatement, and replacement, in their entirety, of all existing promissory notes issued by Moringa to the Sponsor since the IPO (and as to which the obligations of Moringa will be assigned to New Pubco upon the Closing), an amended and restated promissory note (the “A&R Sponsor Promissory Note”), whereby (a) the total amount owed by Moringa to the Sponsor through the Closing Date (and owed by New Pubco to the Sponsor upon and following the Closing) will be capped (the “A&R Sponsor Promissory Note Cap”) at (i) $5,200,000, minus (ii) any fee or expense that may be paid or owed by Moringa pursuant to the Marketing Agreement entered into by SPAC in connection with its initial public offering, which net amount will be reflected in the A&R Sponsor Promissory Note to be issued at the Closing. The maturity date of the A&R Sponsor Promissory Note will be the 30-month anniversary of the Closing Date. Amounts outstanding under the A&R Sponsor Promissory Note may be repaid (unless otherwise decided by New Pubco) only by way of conversion into New Pubco ordinary shares in accordance with the terms set forth in the form of A&R Sponsor Promissory Note. New Pubco and the Sponsor may also convert amounts outstanding under the A&R Sponsor Promissory Note at the price per share at which New Pubco conducts an equity financing following the Closing, subject to a minimum conversion amount of $100,000, in an amount of shares constituting up to thirty percent (30%) of the number of ordinary shares issued and sold by New Pubco in such equity financing. The Sponsor may also elect to convert amounts of principal outstanding under the note into New Pubco ordinary shares at any time following the 24-month anniversary of the Closing Date, subject to a minimum conversion of $10,000, at a price per share equal to the volume weighted average price of the New Pubco ordinary shares on the principal market on which they are traded during the 20 consecutive trading days prior to the conversion date.

For additional information regarding the Amended and Restated Registration Rights and Lock-Up Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — A&R Sponsor Promissory Note.”

Proposed Memorandum and Articles of the Company

On or prior to the Closing Date, New Pubco will amend and restate (subject to receipt of its shareholder approval), its existing memorandum and articles by adopting the Prospective Articles, in the form attached as Annex C to this proxy statement/prospectus.

Equity Ownership Upon Closing

As of the date of this proxy statement/prospectus, there are 3,870,018 Moringa Class A ordinary shares outstanding, consisting of 515,019 public shares, 2,874,999 Sponsor-held founders shares that are Class A ordinary shares (converted from Class B ordinary shares), 380,000 private shares and 100,000 representative shares), and one Moringa Class B ordinary share outstanding.

The following table presents the capitalization of New Pubco immediately following the Closing under different scenarios involving redemptions of Moringa Class A ordinary shares in connection with the extraordinary general meeting:

	Assuming No Redemptions of Public Shares(1)(2)	Assuming Full Redemptions of Public Shares(1)(3)
Moringa public shareholders	6.04%	0.00%
Moringa Sponsor	19.20%	20.43%
EarlyBird	1.49%	1.59%
Silexion shareholders (on a fully diluted basis)	73.27%	77.98%

____________

(1)      Assumes that (i) there is no exercise at the Closing of the Sponsor’s and EarlyBird’s aggregate 190,000 Moringa private warrants or any of the 5,750,000 Moringa public warrants at an exercise price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination), (ii) none of the parties set forth above purchases Moringa Class A ordinary shares in the open market prior to the Closing, (iii) the Sponsor invests the minimum $350,000 amount pursuant to the Sponsor Investment in New Pubco prior to the Closing and is issued 1,285,000 New Pubco ordinary shares in respect of that investment following forfeiture of 58,000 New Pubco ordinary shares based on the Sponsor Investment Forfeiture, (iv) the Sponsor forfeits for cancellation all 2,875,000 founders shares and does not transfer any such founders shares as Backstop Shares to third parties, (v) there are no other issuances of equity interests of Moringa prior to or in connection with the Closing, (vi) there are no issuances of any New Pubco ordinary shares prior to or in connection with the Closing under the Equity Incentive Plan, and (vii) there are no issuances of New Pubco ordinary shares to the Sponsor as Note Shares under the A&R Sponsor Promissory Note.

(2)      Assumes that no Moringa public shares are redeemed.

(3)      Assumes that all 515,019 Moringa public shares are redeemed for aggregate redemption payments of approximately $5,697,632, assuming an $11.06 per share redemption price, based on funds in the Trust Account as of December 31, 2023 (disregarding amounts that may be paid to EarlyBird from the Trust Account pursuant to the Marketing Agreement).

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, if all of the 190,000 private warrants held by our Sponsor and EarlyBird, in the aggregate, and 5,750,000 public warrants sold as part of the units in the IPO are exercised (commencing 30 days following the Closing) at the exercise price of $11.50 per warrant, New Pubco’s fully-diluted share capital would increase by a total of 5,940,000 shares, with approximately $68,310,000 paid to New Pubco pursuant to the exercises.

Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

Moringa and Silexion have agreed to the Business Combination under the terms of the Business Combination Agreement. Pursuant to the terms set forth in the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to the Closing therein, among other things, (i) Merger Sub 1 will merge with and into Moringa, with Moringa continuing as the surviving company and a wholly-owned subsidiary of New Pubco, (ii) Merger Sub 2 will merge with and into Silexion, with Silexion continuing as the surviving company and a wholly-owned subsidiary of New Pubco, and (iii) the shareholders and other security holders of each of Moringa and Silexion will receive New Pubco ordinary shares and other securities of New Pubco in accordance with applicable exchange ratios under the Business Combination Agreement.

After consideration of the factors identified and discussed in the section entitled “— Interests of Certain Persons in the Business Combination,” the Moringa Board concluded that the Business Combination met the main requirements disclosed in the prospectus for our IPO, including that the business of Moringa had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.

If any proposal is not approved by Moringa’s shareholders at the extraordinary general meeting, the Moringa Board may submit the Adjournment Proposal for a vote.

For additional information, see “The Business Combination Proposal” section of this proxy statement/prospectus.

The Merger Proposal

Our shareholders are also being asked to approve and adopt, as required under the Cayman Islands Companies Act, the Merger Proposal, pursuant to which Merger Sub 2 will merge with and into Moringa via the SPAC Merger, which will result in Moringa becoming a wholly-owned subsidiary of New Pubco. As part of the approval of this proposal, Moringa shareholders would also adopt an amendment to the Existing Articles of Moringa, as set forth in Annex I to the proxy statement/prospectus, in order to remove references to the Net Tangible Assets Requirement, which amendment would be effective immediately prior to the consummation of the SPAC Merger, and adopt new articles of association for Moringa as a private company and wholly-owned subsidiary of New Pubco effective immediately following the SPAC Merger.

For additional information, see “The Merger Proposal” section of this proxy statement/prospectus.

The Adjournment Proposal

The Adjournment Proposal allows the Moringa Board to submit a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of either of the Condition Precedent Proposals.

For additional information, see “The Adjournment Proposal” section of this proxy statement/prospectus.

Date, Time and Place of Extraordinary General Meeting of Moringa’s Shareholders

The extraordinary general meeting will be held at [•], Eastern Time/[•], local (Israeli) time, on [•], 2024, at the offices of Moringa’s external legal counsel, Meitar Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5251608, Israel, and virtually at [•].

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Moringa Class A ordinary shares at the close of business on                     , 2024, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were [•] Moringa Class A ordinary shares outstanding, of which [•] were public shares, with the rest being held by our Sponsor and other initial shareholders.

Quorum and Vote of Shareholders

A quorum of our shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of shareholders holding a majority of the shares entitled to vote at the extraordinary general meeting constitutes a quorum at the extraordinary general meeting. In the absence of a quorum, the chairperson of the extraordinary general meeting has the power to adjourn the extraordinary general meeting. As of the record date for the extraordinary general meeting, [•] Moringa Class A ordinary shares would be required to achieve a quorum.

Our Sponsor and our officers and directors at the time of the IPO entered into a letter agreement to vote their Moringa founders shares as well as any public shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our initial shareholders own approximately 48.0% of our total outstanding Moringa Class A ordinary shares.

The following votes are required for each proposal at the extraordinary general meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by an ordinary majority of the shareholders of Moringa as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution.

•        Merger Proposal:    The approval of the Merger Proposal, requires a special resolution under Cayman Islands law, being a resolution passed by a special majority of at least two-thirds of the shareholders of Moringa as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires a an ordinary resolution under Cayman Islands law, being a resolution passed by an ordinary majority of the shareholders of Moringa as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the extraordinary general meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in this proxy statement/prospectus.

Abstentions will be counted in connection with the determination of whether a valid quorum is established, but an abstention will have no effect on the outcome of the votes on the Business Combination Proposal, the Merger Proposal, or the Adjournment Proposal.

Redemption Rights

Pursuant to the Existing Articles, a Moringa public shareholder may request that Moringa redeem all or a portion of such Moringa public shareholder’s public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to                     , Eastern Time, on                     , 2024 (two business days prior to the vote at the extraordinary general meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your share certificates (if any) for public shares and other redemption forms to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of such Moringa public shareholder’s public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a Moringa public shareholder properly exercises its right to redeem its public shares and timely delivers its public shares to the transfer agent, Moringa will redeem each ordinary share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding public shares. If a Moringa public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public shares delivers its share certificate and other redemption form in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Moringa instruct our transfer agent to return the share certificate and other redemption form (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of Moringa — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of Moringa public shares, together with any affiliate of such Moringa public shareholder or any other person with whom such Moringa public shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a Moringa public shareholder, alone or acting in concert as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In order for Moringa public shareholders to exercise their redemption rights in respect of the Business Combination Proposal, Moringa public shareholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their public shares (either physically or electronically) to the transfer agent prior to                     , Eastern Time, on                     , 2024 (two business days prior to the vote at the extraordinary general meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of redemption rights by redeeming the public shares issued to the Moringa public shareholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination under the Cayman Companies Act.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Moringa has not engaged a proxy solicitation form to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Moringa — Revoking Your Proxy.”

The Moringa Board’s Reasons for the Business Combination

The Moringa Board, in the course of its evaluation and negotiations of the Business Combination, consulted with members of Moringa’s management team and financial and legal advisors, before unanimously recommending that the board approve the Business Combination Agreement. In reaching its resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of Moringa and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the Moringa Board considered a range of factors, including, but not limited to, the factors discussed in “The Business Combination Proposal — The Moringa Board’s Reasons for the Combination.” In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Moringa Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Moringa Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Moringa’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Moringa Board did not obtain a fairness opinion in connection with its consideration of the transactions contemplated by the Business Combination Agreement, as it is not required to do so under the Existing Articles given that Silexion is an unrelated third party with no relationships to Moringa, its Sponsor or its directors and officers. The Moringa Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. The Moringa Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

The Moringa Board, after considering the above, concluded that the potential benefits that it expected Moringa and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Moringa Board unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Moringa and its shareholders. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — The Moringa Board’s Reasons for the Combination.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor, our directors and officers, and Silexion’s current directors, officers and affiliates have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally, including the following:

•        Ilan Levin, Moringa’s Chairman, Director and Chief Executive Officer, is the sole director of Moringa Partners Ltd., an Israeli company that is wholly-owned by Mr. Levin and that serves as the sole general partner of the Sponsor, Moringa Sponsor, LP, which has invested an aggregate of approximately $         million, including investments in Moringa founders shares, Moringa private units, and Sponsor working capital loans, including loans to fund contributions to the Trust Account in connection with the two extensions to the deadline for completing a business combination transaction under the Existing Articles, which investments it stands to forfeit and lose if Moringa is unable to complete a business combination prior to the Extended Date. Such founders shares, and the Moringa private shares and Moringa private warrants contained within the Moring private units, had an aggregate market value of $         million, based on the closing price of Moringa’s public shares and public warrants on Nasdaq on          , 2024 of $         and $         , respectively. Certain officers and directors of Moringa have pecuniary interests in such investments through their ownership interest as limited partners of the Sponsor;

•        the Sponsor and all officers and directors of Moringa have waived their right to redeem any of the Moringa founders shares and Moringa public shares in connection with the shareholder vote to approve the Business Combination;

•        the Sponsor and Moringa’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Moringa founders shares if Moringa fails to complete an initial business combination by the Extended Date;

•        the Sponsor (including its representatives and affiliates) and Moringa’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Moringa. Moringa’s directors and officers also may have become aware of business opportunities which may have been appropriate for presentation to Moringa, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. The Existing Articles provides that Moringa renounces its interest in any corporate opportunity offered to any director or officer of Moringa unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Moringa and such opportunity is one Moringa is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Moringa. Moringa is not aware of any such conflict or opportunity being presented to the Sponsor, or any director or officer of Moringa, nor does Moringa believe that the limitation of the application of the “corporate opportunity” doctrine in the Existing Articles had any impact on its search for a potential business combination;

•        the Sponsor will prospectively acquire beneficial ownership of up to 1,358,000 additional New Pubco ordinary shares in respect of the Sponsor Investment of up to $500,000 in New Pubco (which may be a lesser number of shares to the extent the Sponsor Investment in New Pubco is not the maximal $500,000 amount, in which case the Sponsor will purchase less New Pubco ordinary shares and will furthermore be subject to the Sponsor Investment Forfeiture of up to 58,000 New Pubco ordinary shares at the Closing). Certain officers and directors of Moringa will hold an economic interest in those New Pubco ordinary shares;

•        the Sponsor currently owns all 2,875,000 outstanding Moringa founders shares, which it purchased for an aggregate of $25,000, and which are expected to be fully or partially forfeited for cancellation (if partially, to be accompanied by transfer of a portion of such founders shares to third parties as Backstop Shares in facilitating the Transactions), pursuant to the Sponsor Founders Shares Forfeiture, which forfeiture and/or transfer are part of the negotiated terms of the Business Combination with Silexion, whereby the Sponsor would be indirectly realizing value from the founders shares in the Business Combination. The Sponsor has waived any right to redemption with respect to the founders shares. Such founders shares have an aggregate market value of approximately $32,085,000 based on the closing price of $11.16 per Moringa public share on the Nasdaq on April 10, 2024;

•        if the Trust Account is liquidated, including in the event Moringa is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Moringa if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which Moringa has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Moringa public share; or (ii) such lesser amount per Moringa public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        members of the Moringa Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on Moringa’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount of funds maintained outside of, or disbursed from, the Trust Account, unless a business combination is consummated;

•        the Sponsor has made to date, and may furthermore make, prior to the Closing of the Business Combination, working capital loans to Moringa, which would likely not be repaid if the Business Combination is not completed. If the Business Combination is completed, the Sponsor will be entitled to be repaid via conversion of its outstanding loans (subject to a certain limit) into New Pubco ordinary shares under the A&R Sponsor Promissory Note to be issued by New Pubco to the Sponsor;

•        Ilan Levin, the current Chairman of the Board and Chief Executive Officer of Moringa, and Ruth Alon, a current director of Moringa, as well as the current directors of Silexion, namely Ilan Hadar, Avner Lushi, Shlomo Noy, Ilan Shiloah and Dror Abramov, are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Ms. Alon and Mr. Levin will receive any cash fees, share options, share awards or other remuneration that the New Pubco Board may determine to pay them for their service as directors;

•        following the consummation of the Business Combination, New Pubco will continue to indemnify both Moringa’s and Silexion’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy;

•        certain officers of Silexion, including Ilan Hadar, its current Chairman of the Board and Managing Director, Mirit Horenshtein Hadar, Executive VP of Finance Affairs, and Dr. Mitchell Shirvan, Chief Scientific and Development Officer, as well as certain other officers of Silexion, will be entitled to improved terms of employment, including increased base salaries and other monetary benefits, upon and subject to the consummation of the Business Combination; and

•        Guangzhou Sino-Israel Bio-Industry Investment Fund I, or GIBF, which is expected to hold approximately 22.23% of New Pubco’s issued and outstanding share capital on a fully diluted basis immediately following the Closing (on the basis of assumptions set forth in footnote (1) to the table in the section above titled “Equity Ownership Upon Closing”, and assuming full redemption of the Moringa public shares and excluding the New Pubco ordinary shares that will be issuable upon exercise of the New Pubco warrants to be held by the Sponsor), will receive its shares in Silexion, and consequently in New Pubco, only upon and subject to the consummation of the Business Combination. GIBF currently does not hold equity interests directly in Silexion; instead, it holds 49% of the issued and outstanding share capital of Silexion’s Chinese subsidiary, Silenseed (China) Ltd., which GIBF received in consideration for its equity investments in the Chinese subsidiary. Upon consummation of the Business Combination, GIBF will exchange its entire holdings in the Chinese subsidiary for Silexion series A-4 preferred shares according to the terms set forth in the contract for the establishment of the Chinese subsidiary dated August 30, 2021, as amended, which shares will then be automatically converted into New Pubco ordinary shares in accordance with the Business Combination Agreement, at the Silexion Equity Exchange Ratio. The Chinese subsidiary will subsequently become a wholly-owned subsidiary of Silexion and an indirect wholly-owned subsidiary of New Pubco.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Potential Backstop Arrangements

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding Moringa or our securities, Moringa may approach unaffiliated third parties to request that such third parties purchase Moringa public shares and/or public warrants from public investors, or Moringa may enter into transactions with public investors and others to provide them with incentives to acquire Moringa public shares. The purpose of such share purchases and other transactions would be to provide additional equity financing for the combined company, by reducing the amount of redemptions in connection with the extraordinary general meeting and thereby increase the amount of funds that remains in the Trust Account and is transferred to New Pubco upon the Closing. Similarly, Moringa may request that unaffiliated third parties who are creditors of Moringa purchase public shares from investors against reduction of transaction-related fees or other indebtedness owed by Moringa to such third parties, or in exchange for supplying other financial support to Moringa in connection with the Business Combination — in each case as may be determined by Moringa in consultation with Silexion. This may result in the completion of our Business Combination in a manner that may not otherwise have been possible. While the exact nature of any such Incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, the transfer of founders shares to unaffiliated investors, holders or creditors as Backstop Shares, and/or arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

In the event that such third parties purchase public shares in privately negotiated transactions from Moringa public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their public shares. To the extent that the redemption of public shares would constitute a tender offer under the Exchange Act, any purchases of public shares by the Sponsor, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any public shares purchased by such third parties during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of public shares may result in the completion of the Business Combination where it otherwise may not have been possible.

Any shares purchased by such third parties would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the extraordinary general meeting.

Entering into any such incentive arrangements may have a depressive effect on Moringa Class A ordinary shares. For example, as a result of these arrangements, an investor, holder or creditor may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor, holder or creditor. Moringa will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the extraordinary general meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

No Opinion of Financial Advisor

The Existing Articles do not require that Moringa, or a committee of independent directors of Moringa, obtain an opinion from an independent investment banking firm that an initial Business Combination is fair to Moringa from a financial point of view unless the business combination target company is affiliated with the Sponsor, or with the executive officers or directors of Moringa. Silexion is an entirely unaffiliated third party that is not related to any of Moringa, its Sponsor, its officers or directors. The Moringa Board evaluated the prospective Business Combination via a comparison of Silexion and its equity value for purposes of the Business Combination with the equity values of a large sample of comparable companies in the biotech industry, and determined on that basis that the prospective transactions are fair to Moringa’s shareholders.

Recommendation of the Moringa Board

After careful consideration, and based in part on the unanimous recommendation of the Special Committee, the Moringa Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Moringa’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposals and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

Material United States Federal Income Tax Considerations

For a discussion summarizing the United States federal income tax considerations of an exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Under this method of accounting, Silexion is treated as the accounting acquirer and Moringa is treated as the “acquired” company for financial reporting purposes, with

Silexion deemed to be issuing stock for the net assets of Moringa. Operations prior to the Business Combination are of Silexion. For a further discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Anticipated Accounting Treatment.”

Organization Structure Pre-Completion of the Business Combination

The following diagram depicts a simplified version of the organizational structure of each of Moringa, Silexion and New Pubco before the consummation of the Business Combination.

Organization Structure Post-Completion of the Business Combination,

The following diagram depicts the organizational structure of each of Moringa, Silexion, and New Pubco after the consummation of the Business Combination.(1)

Former Silexion Shareholders
Former SPAC Shareholders
New Pubco
Silexion (Israel)
Moringa (Cayman)

(1)    The SPAC Merger, whereby Moringa will merge with Merger Sub 2 and become a wholly-owned subsidiary of New Pubco, is expected to occur prior to the Acquisition Merger, whereby Silexion will merge with Merger Sub 1 and become a wholly-owned subsidiary of New Pubco.

Risk Factors Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 44. Such risks include, but are not limited to:

Risks Relating to Silexion and the Company, including that:

•        Silexion is a development-stage company and has a limited operating history on which to assess its business.

•        Silexion has never generated any revenue from product sales and may never be profitable.

•        Even if the Business Combination is successful, we expect that we will need to raise substantial additional funding, which may not be available on acceptable terms, or at all, and which will cause dilution to New Pubco’s existing shareholders.

Risks Relating to Silexion’s Business and Industry, including that:

•        The approach Silexion is taking to discover and develop novel RNAi therapeutics is unproven for oncology and may never lead to marketable products.

•        Silexion is heavily dependent on the success of its product candidates, which are in the early stages of preclinical or clinical development, and cannot give any assurance that any of its product candidates will receive regulatory approval, which is a lengthy, time consuming, and inherently unpredictable process.

•        Silexion may find it difficult to enroll patients in its clinical studies, which could delay or prevent clinical studies of its product candidates.

•        Silexion is subject to a multitude of manufacturing risks, any of which could substantially increase its costs and limit supply of its product candidates.

•        Silexion relies on third parties to conduct its preclinical and clinical studies, and to manufacture the raw materials and products that it uses to create its product candidates and to supply it with the medical devices used to administer such products, which entails regulatory and trade secrets-related risks.

•        Silexion does not have experience producing its product candidates at commercial levels, currently has no marketing and sales organization, has an uncertain market receptiveness to its product candidates, and is uncertain as to whether there will be insurance coverage and reimbursement for its potential products.

•        Silexion faces competition from other companies that are working to develop novel drugs and technology platforms using technology similar or in the same field as Silexion’s.

•        If Silexion is unable to obtain and maintain effective patent rights for its product candidates or any future product candidates, Silexion may not be able to compete effectively in its markets.

•        Silexion may be unable to attract, develop and/or retain its key personnel or additional employees required for its development and future success.

Risks Relating to Moringa and the Business Combination, including that:

•        There can be no assurance that the New Pubco ordinary shares will be approved for listing on the Nasdaq or that the Company will be able to comply with the continued listing standards of Nasdaq.

•        Moringa is currently not in compliance with the Nasdaq continued listing requirements and its securities could be delisted, which could affect their market price and liquidity and could frustrate Moringa’s ability to complete the Business Combination.

•        We may not be able to consummate the Business Combination within the required time period, in which case Moringa would cease all operations except for the purpose of winding up and would redeem its public shares and liquidate.

•        Moringa’s Sponsor and other affiliates have potential conflicts of interest in recommending that shareholders vote to approve the Business Combination, including economic incentives to complete a business combination, even with a riskier, weaker-performing or less-established target business, or on terms less favorable to Moringa’s public shareholders.

•        None of the benchmark companies used in Moringa’s comparable company analysis were identical in nature to Silexion, and the differences between those companies and Silexion could affect the expected performance and trading price of the New Pubco ordinary shares.

•        Moringa’s shareholders who do not redeem their Moringa Class A ordinary shares will have a reduced, minority voting interest after the Business Combination and will exercise less influence over management.

•        Moringa does not have a specified maximum redemption limit, which will make it easier for Moringa to consummate the Business Combination even if a substantial majority of Moringa’s public shareholders do not support it.

•        If third parties bring claims against Moringa, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share.

•        The SPAC Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. Holders of Moringa Class A ordinary shares and Moringa public warrants.

•        The Company may issue additional New Pubco ordinary shares or other equity securities without your approval, including shares underlying warrants and Note Shares, which would dilute your ownership interest and may depress the market price of the New Pubco ordinary shares.

Risks to Holders of Public Warrants, including that

•        Even if Moringa consummates the Business Combination, there is no guarantee that the publicly traded warrants will ever be in the money, and they may expire worthless.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions.

The Business Combination is accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Silexion is treated as the accounting acquirer and Moringa is treated as the “acquired” company for financial reporting purposes. Silexion is deemed as issuing stock for the net assets of Moringa. The net assets of Moringa are stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are of Silexion.

The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2023 gives effect to the Business Combination and related transactions as if they had occurred on December 31, 2023. The summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2023 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2023.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Moringa and Silexion for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Silexion’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Company following the closing of the Business Combination and related transactions.

The Summary Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption into cash of Moringa public shares:

1.      Assuming No Redemptions:    This scenario assumes that no public shareholders of Moringa exercise redemption rights with respect to their public shares for a pro rata share of the funds in Moringa’s Trust Account.

2.      Assuming Full Redemption:    This scenario assumes that all 515,019 of Moringa’s public shares that remain outstanding (after giving effect to the redemptions made in connection with Moringa’s Extension Amendments) are redeemed, which is the maximum amount of redemptions.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Full (100%) Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2023
Revenue	$—	$—
Total expense	$(7,472)	$(7,472)
Operating loss	$(7,472)	$(7,472)
Net loss	$(8,004)	$(8,004)
Weighted average shares outstanding – basic and diluted	8,530,019	8,015,000
Basic and diluted net loss per share
Ordinary shares subject to possible redemption	$—	—
Non-redeemable ordinary shares	$0.94	$1.00

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Full (100%) Redemption)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2023
Total current assets	$9,576	$3,878
Total assets	$9,853	$4,155
Total current liabilities	$7,128	$7,128
Total liabilities	$7,187	$7,187
Total redeemable convertible preferred shares and contingently redeemable non-controlling interests, net of capital deficiency	$2,666	$(3,032)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER
SHARE FINANCIAL INFORMATION

The following table sets forth the historical comparative per share information of Silexion and Moringa, each on a stand-alone basis, and the unaudited pro forma combined per share information after giving effect to the Business Combination, assuming no redemptions and full (i.e., 100%) redemptions.

The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2023.

The information in the following table should be read in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Moringa and Silexion and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Moringa and Silexion would have been had the companies been combined during the periods presented.

The following table sets forth unaudited pro forma per share information of the combined company under the “No Redemptions” and “Full Redemption” scenarios described above with respect to the Summary Pro Forma Information:

(In thousands, except share and per share data)	Historical Silexion	Historical Moringa	Pro Forma Combined
			No Redemptions	Full Redemption
Year Ended December 31, 2023
Net income (loss)	$(5,108)	263	(8,004)	(8,004)
Weighted average shares outstanding – basic and diluted
Ordinary shares subject to possible redemption	—	2,774,850	—	—
Non-redeemable ordinary shares	252,462	3,355,000	8,530,019	8,015,000
Net income (loss) per share – Basic and diluted
Ordinary shares subject to possible redemption	$—	$0.51	$—	$—
Non-redeemable ordinary shares	$(19.57)	$(0.34)	$(0.94)	$(1.00)
Total redeemable convertible preferred shares and contingently redeemable non-controlling interests, net of capital deficiency	3,001	2,849	2,666	(3,032)
Shares outstanding	829,164	3,870,019	8,530,019	8,015,000
Book value per share(1)	$3.62	0.74	0.31	(0.38)

____________

(1)      Book value per share = (Total redeemable ordinary shares subject to possible redemption, convertible preferred shares and contingently redeemable non-controlling interests net of capital deficiency, divided by shares outstanding)

MARKET PRICE AND DIVIDEND INFORMATION

Moringa

Moringa Units, Moringa Class A ordinary shares and Moringa warrants

Moringa Class A ordinary shares and Moringa warrants are currently listed on the Nasdaq under the symbols “MACA” and “MACAW”, respectively. Certain Moringa Class A ordinary shares and certain Moringa public warrants currently trade as Moringa Units consisting of one Moringa Class A ordinary share and one-half redeemable Moringa public warrant and are listed on the Nasdaq under the symbol “MACAU.” The Moringa Units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, Biomotion Sciences will become the public company, with Moringa and Silexion as its wholly-owned subsidiaries. We intend to apply to list the New Pubco ordinary shares and New Pubco public warrants on the Nasdaq under the symbols “[SLXN]” and “[SLXNW]” upon the Closing.

The following table sets forth the closing sale prices per Moringa Class A ordinary shares on February 21, 2024, the last full trading day immediately preceding the public announcement of the Business Combination Agreement and on           , 2024, the record date.

	Moringa Class A ordinary shares		Silexion Ordinary shares	New Pubco Ordinary shares
February 21, 2024		$11.03	N/A	N/A
, 2024	$		N/A	N/A

Holders

As of March 31, 2024, there were three holders of record of Moringa units, 21 holders of record of Moringa Class A ordinary shares and one holder of record of Moringa public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Moringa units, Moringa Class A ordinary shares and Moringa public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Moringa has not paid any cash dividends on its ordinary shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the New Pubco Board at such time.

Silexion

There is no public market for Silexion’s equity securities.

New Pubco

There is no public market for New Pubco’s equity securities.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast on the proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Moringa and Silexion.

Throughout this section, references to the “Company” refer to the Company (i.e., Biomotion Sciences or New Pubco) and its consolidated subsidiaries subsequent to the Business Combination, as the context so requires.

Investing in New Pubco ordinary shares involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this proxy statement/prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Moringa” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Silexion” before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected if any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur. In that event, the trading price of New Pubco ordinary shares may decline, and you may lose part or all of your investment. Certain statements below are forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Risks Related to Silexion’s and New Pubco’s Financial Condition and Capital Requirements

Silexion is a development-stage company and has a limited operating history on which to assess its business. Silexion has incurred significant losses since its inception and anticipate that we will continue to incur significant losses for the foreseeable future.

Silexion is a development stage company with a limited operating history focused on the discovery and development of treatments based on the emerging therapeutic modality RNA interference (RNAi), a biological process in which ribonucleic acid (RNA) molecules inhibit gene expression. Silexion’s proposed treatment, which we refer to as SIL-204B, consists of locally administered small interfering RNAs, or siRNA, to KRAS G12D- or KRAS G12V-mutations (G12D/V), which is the gene driver that causes development of tumors and human cancer (oncogenic). Silexion has incurred net losses since its inception in November 2008, including net losses of $5.1 million for the year ended December 31, 2023. As of December 31, 2023, Silexion had an accumulated deficit of $26.8 million.

Silexion has devoted substantially all of its financial resources to design and develop its product candidates, including conducting preclinical and clinical studies and providing general and administrative support for these operations. To date, Silexion has financed its operations primarily through the sale of equity securities and through royalty-bearing grants that it received from Israel’s Innovation Authority, or the IIA. The amount of its future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings, strategic collaborations, or grants. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Silexion is in the early stages of clinical and preclinical development for its product candidates, Silexion has not yet commenced pivotal clinical studies for any product candidate and it may be several years, if ever, before we complete pivotal clinical studies and have a product candidate approved for commercialization. Even if we obtain regulatory approval to market a product candidate, its future revenue will depend upon the size of any markets in which its product candidates may receive approval, and its ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors, and adequate market share for its product candidates in those markets.

Silexion expects to continue to incur significant expenses and increasing operating losses for the foreseeable future. Silexion anticipate that its expenses will increase substantially if and as it:

•        continues and expands its research and preclinical and clinical development of its product candidates;

•        initiates additional preclinical, toxicology, clinical, or other studies for its product candidates;

•        continues to improve its quality standards and change or add additional manufacturers or suppliers;

•        seeks regulatory and marketing approvals for its product candidates that successfully complete clinical studies;

•        establishes a sales, marketing, and distribution infrastructure to commercialize any products for which Silexion may obtain marketing approval;

•        seeks to identify, assess, acquire, license, and/or develop other product candidates;

•        enters into license agreements;

•        seeks to maintain, protect, and expand its intellectual property portfolio;

•        seeks to attract and retain skilled personnel;

•        creates additional infrastructure to support its operations as a public company and its product development and planned future commercialization efforts; and

•        experiences any delays or encounters issues with any of the above, including but not limited to failed studies, complex results, safety issues, or other regulatory challenges that require longer follow-up of existing studies, additional major studies, or additional supportive studies in order to pursue marketing approval.

Further, the net losses Silexion incurs may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of its results of operations may not be a good indication of its future performance.

Silexion has never generated any revenue from product sales and may never be profitable.

Silexion has no products approved for commercialization and has never generated any revenue. Silexion’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize, one or more of its product candidates. Silexion does not anticipate generating revenue from product sales for the foreseeable future. Silexion’s ability to generate future revenue from product sales depends heavily on its success in many areas, including but not limited to:

•        completing research and preclinical and toxicology and clinical development of its product candidates;

•        obtaining regulatory and marketing approvals for its product candidates, if and when it completes clinical studies;

•        developing a sustainable and scalable in-house manufacturing process, meeting all regulatory standards for its approved product candidates, and in some instances, establishing and maintaining supply and manufacturing relationships with third parties that can conduct the process and provide adequate (in amount and quality) products to support clinical development and the market demand for its product candidates, if approved;

•        launching and commercializing its product candidates, if and when it obtains regulatory and marketing approval, either directly or with a collaborator or distributor;

•        exposing, educating and training physicians to use its products;

•        obtaining market acceptance of its product candidates as viable treatment options;

•        addressing any competing technological and market developments;

•        identifying, assessing, acquiring and/or developing new product candidates;

•        negotiating favorable terms in any collaboration, licensing, or other arrangements into which Silexion may enter;

•        maintaining, protecting, and expanding its portfolio of intellectual property rights, including patents, trade secrets, and know-how; and

•        attracting, hiring, and retaining qualified personnel.

Even if one or more of the product candidates that Silexion develops is approved for commercial sale, it anticipates incurring significant costs associated with commercializing any approved product candidate. Silexion’s expenses could increase beyond expectations if Silexion is required by the FDA, the European Medicines Agency (EMA) or other regulatory agencies, domestic or foreign, or ethical committees in medical centers, to change its manufacturing processes or assays or to perform clinical, nonclinical, or other types of studies in addition to those that it currently anticipates. In cases where Silexion is successful in obtaining regulatory approvals to market one or more of its product candidates, its revenue will be dependent, in part, upon the size of the markets in the territories for which it gains regulatory approval, the accepted price for the product, the ability to get reimbursement at any price, and whether it owns the commercial rights for that territory. If the number of its addressable disease patients is not as significant as it estimates, the indication approved by regulatory authorities is narrower than it expects, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, Silexion may not generate significant revenue from sales of such products, even if approved. Additionally, there might be changes in supply or other changes in the approved drugs of which its products will be administrated in combination, where such changes can affect its revenues. Further, if Silexion is not able to generate revenue from the sale of any approved products, Silexion may be forced to cease operations.

Even if the Business Combination is successful, we expect that we will need to raise substantial additional funding before we can expect to become profitable from product sales. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit, or terminate our product development efforts or other operations.

Silexion is currently advancing its SIL-204B platform product through preclinical and clinical development. Developing its product candidates is expensive, and we expect its research and development expenses to increase substantially in connection with its ongoing activities, particularly as it advances its product candidates through clinical studies.

If its product candidates enter and advance through preclinical studies and clinical trials, Silexion will need substantial additional funds to expand its development, regulatory, manufacturing, marketing and sales capabilities or contract with other organizations to provide those capabilities for it. Silexion has used substantial funds to develop its product candidates and delivery technologies and will require significant funds to conduct further research and development and preclinical testing and clinical trials of its product candidates, to seek regulatory approvals for its product candidates and to manufacture and market products, if any, which are approved for commercial sale.

As of December 31, 2023, Silexion’s cash and cash equivalents were $4.6 million. Upon the completion of the Business Combination, based upon its currently expected level of operating expenditures, Silexion has substantial doubt whether its existing cash and cash equivalents will be sufficient to fund its operations for the next 12 months. Please see the risk factor below titled “Silexion’s independent registered public accounting firm’s report contains an explanatory paragraph…” Beyond its activities for the next 12 months, Silexion furthermore expects that it will require substantial additional capital to advance manufacturing capabilities for, to obtain regulatory approval for, and to commercialize, its product candidates. In addition, Silexion’s operating plans may change as a result of many factors that may currently be unknown to it, and Silexion may need to seek additional funds sooner than planned. Silexion’s future funding requirements will depend on many factors, including but not limited to:

•        the scope, rate of progress, results and cost of its clinical studies, preclinical testing, toxicology studies, and other related activities;

•        the cost of manufacturing clinical supplies, and establishing commercial supplies of its product candidates and any future products;

•        the number and characteristics of product candidates that it pursues;

•        the cost, timing, and outcomes of regulatory approvals;

•        the cost and timing of establishing sales, marketing, and distribution capabilities; and

•        the terms and timing of any collaborative, licensing, and other arrangements that Silexion may establish.

Any additional fundraising efforts may divert Silexion’s management from their day-to-day activities, which may adversely affect Silexion’s ability to develop and commercialize its product candidates. In addition, Silexion cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of Silexion’s shareholders, and the issuance of additional securities, whether equity or debt, by Silexion, or the possibility of such issuance, may cause the market price of its shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and Silexion may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell, or license intellectual property rights, and other operating restrictions that could adversely impact its ability to conduct its business. Silexion could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and Silexion may be required to relinquish rights to some of its technologies or product candidates or otherwise agree to terms unfavorable to it, any of which may have a material adverse effect on its business, operating results, and prospects. Even if Silexion believes it has sufficient funds for its current or future operating plans, it may seek additional capital if market conditions are favorable or if it has specific strategic considerations.

If Silexion is unable to obtain funding on a timely basis, it may be required to significantly curtail, delay, or discontinue one or more of its research, development or manufacturing programs or the commercialization of any product candidates, or be unable to expand its operations or otherwise capitalize on its business opportunities, as desired, which could materially affect its business, financial condition, and results of operations.

Raising additional capital will cause dilution to New Pubco’s existing shareholders, and may restrict its operations or require it to relinquish rights.

New Pubco may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that New Pubco raises additional capital through the sale of equity or convertible debt securities, its ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect its rights as a shareholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting its ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, New Pubco may have to relinquish valuable rights to its technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

Silexion’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Silexion’s ability to continue as a “going concern.”

Silexion has limited cash resources and will need to obtain additional funds in order to satisfy its liquidity needs whether or not it consummates the Business Combination. Additional financial support may be provided in the form of an equity financing prior to, or around the time of, the Closing, although there is no guarantee that any such financing will be successfully completed, just as the Silexion Equity Financing was not completed as planned under the Business Combination Agreement by April 30, 2024. Silexion will require significant funds to conduct further research and development and preclinical testing and clinical trials of its product candidates, to seek regulatory approvals for its product candidates and to manufacture and market products, if any, which are approved for commercial sale. In light of Silexion’s significant working capital needs and the absence of any committed source of financing to meet those needs, there may be substantial doubt raised about Silexion’s ability to continue as a “going concern.” Please see the explanatory paragraph under the heading “Substantial Doubt about the Company’s Ability to Continue as a Going Concern” in Silexion’s independent auditors’ report on its financial statements that appear in this proxy statement/prospectus. Those financial statements do not include any adjustments that might result from Silexion’s inability to continue as a “going concern.”

The historical financial results of Silexion and unaudited pro forma financial information included herein may not be indicative of what the Company’s actual financial position or results of operations would have been.

The historical financial results of Silexion included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those the Company will achieve in the future. The Company’s financial condition and future results of operations could be materially different from amounts reflected in certain of Silexion’s historical financial statements included elsewhere in this proxy statement/prospectus, and it may be difficult for investors to compare the Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information included herein is presented for illustrative purposes only and has been prepared based on a number of assumptions. Accordingly, such pro forma financial information is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, and the Company’s actual financial condition and results of operations may vary materially from such pro forma financial information, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Each of Moringa and Silexion has incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Business Combination, each of Moringa and Silexion is utilizing professional service firms for legal, accounting and financial advisory. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, the Company may retain consulting services to assist in the integration of the businesses, including but not limited to organizational decisions. These consulting services may extend beyond the current estimated time frame thus resulting in higher than expected costs.

The per-share amount we will distribute to shareholders who properly exercise their redemption rights will not be reduced by transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming shareholders will reflect our obligation to pay transaction expenses.

Risks Related to the Research and Development of Silexion’s Product Candidates

The approach Silexion is taking to discover and develop novel RNAi therapeutics is unproven for oncology and may never lead to marketable products.

Silexion has concentrated its efforts and therapeutic product research on RNAi technology, and RNAi drug delivery and its future success depends on the successful development of this technology and products based on it. Silexion has not received regulatory approval to market therapeutics utilizing RNAi based drugs, including siRNAs, the class of molecule Silexion is trying to develop into products. The scientific discoveries that form the basis for its efforts to discover and develop new drugs are relatively new. The scientific evidence to support the feasibility of developing drugs and the delivery of such drugs based on these discoveries is both preliminary and limited. Skepticism as to the feasibility of developing RNAi therapeutics for oncology has been expressed in scientific literature. For example, there are potential challenges to achieving safe RNAi therapeutics based on the so-called off-target effects and activation of the interferon response, and other potential challenges to achieve safe and potent levels of RNAi drugs due to complications associated with drug delivery. In addition, decisions by other companies with respect to their RNAi development efforts may increase skepticism in the marketplace regarding the potential for RNAi therapeutics.

Relatively few product candidates based on these discoveries have ever been tested in animals or humans. siRNAs may not naturally possess the inherent properties typically required of drugs, such as the ability to be stable in the body long enough to reach the tissues in which their effects are required, or the ability to enter cells within these tissues in order to exert their effects. Silexion currently has only limited data, and no conclusive evidence, to suggest that it can introduce these drug-like properties into siRNAs. Silexion may spend large amounts of money trying to introduce these properties, and may never succeed in doing so. In addition, these compounds may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, and they may interact with human biological systems in unforeseen, ineffective or harmful ways. As a result, Silexion may never succeed in developing a marketable product, Silexion may not become profitable and the value of its ordinary shares may decline.

The FDA has relatively limited experience with RNAi and siRNA based therapeutics. Limited granted approvals to any person or entity, including us, to market and commercialize therapeutics using RNAi based drugs including siRNA, which may increase the complexity, uncertainty and length of the regulatory approval process for its product candidates.[ Further, siRNA therapies are part of a broader therapeutic category called oligonueciotides, and there are only a few approved drugs based on this therapeutic category. Silexion may never receive approval to market and commercialize any product candidate.

Further, its focus on RNAi technology for developing drugs, as opposed to multiple, more proven technologies for drug development, increases the risks associated with the ownership of Silexion’s ordinary shares. If Silexion is not successful in developing a product candidate using RNAi technology, Silexion may be required to change the scope and direction of its product development activities. In that case, Silexion may not be able to identify and implement successfully an alternative product development strategy.

Silexion is heavily dependent on the success of its product candidates, which are in the early stages of preclinical or clinical development. Silexion cannot give any assurance that any of its product candidates will receive regulatory approval, which is necessary before they can be commercialized.

To date, Silexion has invested a substantial amount of its efforts and financial resources to: (i) identify and develop its product candidates, including conducting preclinical and clinical studies and providing general and administrative support for these operations; and (ii) develop and secure its intellectual property portfolio for its product candidates. Silexion’s future success is dependent on its ability to successfully develop, obtain regulatory approval for, and then successfully commercialize one or more product candidates. Silexion currently generates no revenue from sales of any drugs or technology platforms, and Silexion may never be able to develop or commercialize a marketable drug.

Each of Silexion’s product candidates is in the early stages of development and will require additional clinical development (and in some cases additional preclinical development), management of nonclinical, clinical and manufacturing activities, regulatory approval, obtaining adequate manufacturing supply, building of a commercial organization, and significant marketing efforts before we generate any revenue from product sales. Silexion has concluded Phase II study on first generation Loder and moved on to SIL-204B. Silexion hopes to initiate the next clinical trial with SIL-204B before the end of 2026 for locally advanced pancreatic cancer. Silexion is not permitted to market or promote any of its product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and Silexion may never receive such regulatory approval for any of its product candidates.

Silexion has never submitted marketing applications to the FDA or comparable foreign regulatory authorities. Silexion cannot be certain that any of its product candidates will be successful in clinical studies or receive regulatory approval. Further, its product candidates may not receive regulatory approval even if they are successful in clinical studies. If it does not receive regulatory approvals for its product candidates, Silexion may not be able to continue its operations.

Silexion generally plans to seek regulatory approval to commercialize its product candidates in the United States, the EU and in additional foreign countries. To obtain regulatory approval in other countries, Silexion must comply with numerous and varying regulatory requirements of such other countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical studies, commercial sales, pricing, and distribution of its product candidates. Even if Silexion is successful in obtaining approval in one jurisdiction, it cannot ensure that it will obtain approval in any other jurisdictions. If Silexion is unable to obtain approval for its product candidates in multiple jurisdictions, its revenue and results of operations could be negatively affected.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming, and inherently unpredictable. If Silexion is ultimately unable to obtain regulatory approval for its product candidates, its business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable, typically takes many years following the commencement of clinical studies, and depends upon numerous factors. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Silexion has not obtained regulatory approval for any product candidate, and it is possible that none of its existing product candidates or any product candidates Silexion may seek to develop in the future will ever obtain regulatory approval.

Applications for our product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

•        the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Silexion’s clinical studies;

•        Silexion may be unable to demonstrate to the FDA or comparable foreign regulatory authorities that a product candidate’s safety-benefit ratio for its proposed indication is acceptable;

•        the population studied in the clinical program may not be sufficiently broad or representative to assure safety in the full population for which Silexion seeks approval;

•        the FDA or comparable foreign regulatory authorities may disagree with Silexion’s interpretation of data from preclinical studies or clinical studies;

•        the data collected from clinical studies of its product candidates may not be sufficient to support the submission of a new drug application (NDA) or a biologics license application (BLA) or other submission or to obtain regulatory approval in the United States or elsewhere;

•        the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which Silexion contracts for clinical and commercial supplies; and

•        the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Silexion’s clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical studies, may result in Silexion’s failing to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, results of operations, and prospects.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of preclinical activity or earlier studies may not be predictive of future study results.

Before obtaining marketing approval from regulatory authorities for the sale of its product candidates, Silexion must conduct extensive clinical studies to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical study process. The results of preclinical studies and early clinical studies of product candidates often are not predictive of the results of later-stage clinical studies. In general, even product candidates that have shown promising results in preclinical activities or early-stage clinical studies may still suffer significant setbacks in subsequent registration clinical studies. For example, the safety or efficacy results generated to date in preclinical and clinical studies for siG12DLoder or preclinical studies with SIL-204B do not ensure that later clinical studies will demonstrate similar results. There is a high failure rate for drugs and biologics proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical studies. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical studies due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. Silexion does not know whether any Phase 1, Phase 2, Phase 3 or other clinical studies it may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market its drug candidates.

Events that may prevent successful or timely completion of clinical development include but are not limited to:

•        inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation of human clinical studies;

•        delays in reaching a consensus with regulatory agencies on study design;

•        delays in reaching agreement on acceptable terms with prospective contract research organizations (CROs) and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•        delays in obtaining required Institutional Review Board (IRB) approval at each clinical study site;

•        imposition of a clinical hold by regulatory agencies, after review of an investigational new drug (IND) application, or equivalent application, or an inspection of its clinical study operations or study sites;

•        difficulty collaborating with patient groups and investigators;

•        failure by its CROs, other third parties, or us to adhere to clinical study requirements;

•        failure to perform in accordance with the FDA’s good clinical practices requirements or applicable regulatory guidelines in other countries;

•        occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•        the cost of clinical studies of its drug candidates being greater than it anticipates;

•        clinical studies of its drug candidates producing negative or inconclusive results, which may result in us deciding, or regulators requiring us, to conduct additional clinical studies or abandon drug development programs; and

•        failures associated with data interpretation, data management and data storage of such studies.

If Silexion ultimately is unable to successfully complete clinical development of its product candidates, it would be forced to cease operations. Clinical study delays could also shorten any periods during which its products have patent protection and may allow its competitors to bring products to market before we do, which could impair its ability to obtain orphan exclusivity and to successfully commercialize its product candidates.

Silexion may find it difficult to enroll patients in its clinical studies. Difficulty in enrolling patients could delay or prevent clinical studies of its product candidates.

Identifying and qualifying patients to participate in clinical studies of Silexion’s product candidates is critical to its success. The timing of its clinical studies depends in part on the speed at which it can recruit patients to participate in testing its product candidates, and Silexion may experience delays in its clinical studies if it encounters difficulties in enrollment.

Some of the conditions for which Silexion plans to evaluate its current product candidates are relatively rare diseases. For example, according to the National Cancer Institute, approximately 61,000 patients were diagnosed with pancreatic cancer in the U.S. in 2020. Accordingly, there are limited patient pools from which to draw for clinical studies. In addition to the relative rarity of these diseases, the eligibility criteria of its clinical studies will further limit the pool of available study participants as Silexion will require that patients have specific characteristics that it can measure or to assure their disease is either severe enough or not too advanced to include them in a study. Silexion also may not be able to identify, recruit, and enroll a sufficient number of patients to complete its clinical studies because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical studies, the proximity and availability of clinical study sites for prospective patients, and the patient referral practices of physicians.

In addition, even for the more prevalent diseases which we target, such as prostate and breast cancer, enrolling patients in its clinical studies may be difficult. There may be several ongoing clinical studies for these diseases (both RNAi based and otherwise), and Silexion may face competition in enrolling patients. The number of patients in such clinical studies might be significantly large. In addition, the time period required to achieve indications of safety and efficacy in such studies may be very long. Some of these competing studies may be conducted by other biopharmaceutical companies with more experience in clinical testing and with much greater financial, technical and human resources than Silexion has.

If patients are unwilling to participate in its studies for any reason, the timeline for recruiting patients, conducting studies, and obtaining regulatory approval of Silexion’s potential products will be delayed.

Silexion’s product candidates and the administration of its product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects including toxicology caused by its product candidates could cause Silexion or regulatory authorities to interrupt, delay, or halt clinical studies and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. For example, there are known immune stimulation and other side effects associated with RNAi. [The implantation of its SIL-204B may entail the use of endoscopic ultrasound (EUS) needles, which may cause pancreatitis, bleeding or other procedural related safety issues. The Phase 2 clinical study with siG12DLoder indicated that Loder treatment was well tolerated. Safety events that were observed were primarily related to procedure, mainly reversible abdominal pain. In addition, the presence of a foreign body such as its SIL-204B) in human tissue may cause inflammation. Results of Silexion’s studies could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, such studies could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order Silexion to cease further development of or deny or withdraw approval of its product candidates for any or all targeted indications.

The drug-related, drug-product related, and administration related side effects could affect patient recruitment, the ability of enrolled patients to complete the study, or result in potential product liability claims. Silexion does not currently have product liability insurance and does not anticipate obtaining product liability insurance until such time as Silexion has received FDA or other comparable foreign authority approval for a product and there is a product that is being provided to patients outside of clinical trials.

Additionally, if one or more of its product candidates receives marketing approval, and Silexion or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including but not limited to:

•        regulatory authorities may withdraw approvals of such product;

•        regulatory authorities may require additional warnings on the label;

•        Silexion may be required to create a Risk Evaluation and Mitigation Strategy (REMS) plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements to assure safe use;

•        Silexion could be sued and held liable for harm caused to patients; and

•        Silexion’s reputation may suffer.

Any of these events could prevent Silexion from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm its business, results of operations, and prospects.

Even if Silexion obtains regulatory approval for a product candidate, its products will remain subject to regulatory scrutiny.

If Silexion’s product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States. Accordingly, Silexion and others with whom it works must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Any regulatory approvals that Silexion receives for its product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. Silexion will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, Silexion may not promote its products for indications or uses for which they do not have FDA approval. The holder of an approved NDA or BLA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. Silexion could also be asked to conduct post-marketing clinical studies to verify the safety and efficacy of its products in general or in specific patient subsets. If Silexion obtains original marketing approval via the accelerated approval pathway, it could be required to conduct a successful post-marketing clinical study to confirm clinical benefit for its products. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. Furthermore, any new legislation addressing drug safety issues could result in delays in product development or commercialization or increased costs to assure compliance. Foreign regulatory authorities impose similar requirements.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or Silexion, including requiring withdrawal of the product from the market. If Silexion fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•        issue warning letters;

•        impose civil or criminal penalties;

•        suspend or withdraw regulatory approval;

•        suspend any of Silexion’s ongoing clinical studies;

•        refuse to approve pending applications or supplements to approved applications submitted by Silexion; or

•        seize or detain products, or require a product recall.

Any government investigation of alleged violations of law could require Silexion to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Silexion’s ability to commercialize and generate revenue from its products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of Silexion and its operating results will be adversely affected.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of its product candidates are approved and they are found to have been improperly promoted for unapproved uses of those products, Silexion may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as its product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If Silexion receives marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If Silexion is found to have promoted such unapproved, or off-label, uses, they may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If Silexion cannot successfully manage the promotion of its product candidates, if approved, it could become subject to significant liability, which would materially adversely affect its business and financial condition.

Silexion and its collaborators are subject to significant regulation with respect to manufacturing its product candidates. The facilities it subcontracts to for manufacturing may not meet regulatory requirements and may have limited capacity.

All entities involved in the preparation of therapeutics for clinical studies or commercial sale are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical studies must be manufactured in accordance with current GMP (cGMP). These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of its product candidates that may not be detectable in final product testing. Silexion, its collaborators, or any contract manufacturers must supply all necessary documentation in support of an NDA, BLA, or Marketing Authorization Application (MAA) on a timely basis and must adhere to Good Laboratory Practices (GLP) and cGMP regulations enforced by the FDA and other regulatory agencies through their facilities inspection programs. Silexion has never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so. Silexion’s facilities and quality systems, and those of its collaborators and any third-party contractors, must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of its product candidates or any of its other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of its product candidates or its other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a preapproval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product for sale, audit a manufacturing facility. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of its product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for Silexion or a third party to implement, and that may include the temporary or permanent suspension of a clinical study or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon Silexion or third parties with whom it contracts could materially harm its business.

If Silexion, its collaborators, or any of its third-party manufacturers fail to maintain regulatory compliance, the FDA or other applicable regulatory authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, withdrawal of an approval, or suspension of production. As a result, its business, financial condition, and results of operations may be materially harmed.

These factors could cause Silexion to incur higher costs and could cause the delay or termination of clinical studies, regulatory submissions, required approvals, or commercialization of its product candidates.

Silexion is subject to a multitude of manufacturing risks, any of which could substantially increase its costs and limit supply of its product candidates.

The process of manufacturing Silexion’s product candidates is complex, highly regulated, and subject to several risks, including but not limited to:

•        the process of manufacturing RNAi-drugs and RNAi-delivery vehicles, such as Silexion’s product candidates, is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes for any of its product candidates could result in reduced production yields, product defects, and other supply disruptions. If microbial, viral, or other contaminations are discovered in its product candidates or in the manufacturing facilities in which its product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination; and

•        the manufacturing facilities in which its product candidates are made could be adversely affected by equipment failures, labor shortages, natural disasters, power failures, and numerous other factors.

Any adverse developments affecting manufacturing operations for Silexion’s product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of its product candidates. Silexion may also have to take inventory write-offs and incur other charges and expenses for product candidates that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

Risks Related to Silexion’s Reliance on Third Parties

Silexion relies on third parties to conduct its preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, Silexion may not be able to obtain regulatory approval for or commercialize its product candidates, and its business could be substantially harmed.

Silexion has relied upon and plans to continue to rely upon third-party CROs to monitor and manage data for its ongoing preclinical and clinical programs. Silexion relies on these parties for execution of its preclinical and clinical studies, and control only certain aspects of their activities. Nevertheless, Silexion is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and its reliance on the CROs does not relieve us of its regulatory responsibilities. Silexion and its CROs and other vendors are required to comply with cGMP and GLP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area (EEA) and comparable foreign regulatory authorities for all of its product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites, and other contractors. If we or any of its CROs or vendors fail to comply with applicable regulations, the clinical data generated in its clinical studies may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require us to perform additional clinical studies before approving its marketing applications. Silexion cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its clinical studies comply with current Good Clinical Practices (cGCP) regulations. In addition, its clinical studies must be conducted with product produced under cGMP regulations. Silexion’s failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process.

If any of its relationships with these third-party CROs terminate, Silexion may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. In addition, its CROs are not its employees, and, except for remedies available to us under its agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to its on-going clinical, nonclinical, and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to its clinical protocols, regulatory requirements, or for other reasons, its clinical studies may be extended, delayed, or terminated, and Silexion may not be able to obtain regulatory approval for or successfully commercialize its product candidates. CROs may also generate higher costs than anticipated. As a result, its results of operations and the commercial prospects for its product candidates would be harmed, its costs could increase, and its ability to generate revenue could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact its ability to meet its desired clinical development timelines. Though we carefully manage its relationships with its CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on its business, financial condition, and prospects.

Silexion currently relies on third parties to manufacture the raw materials and products that we use to create its product candidates and to supply us with the medical devices used to administer such product. This reliance requires us to share its trade secrets with these third parties, which increases the possibility that a competitor will discover them or that its trade secrets will be misappropriated or disclosed.

Because Silexion relies on third parties to provide us with the materials that we use to develop and manufacture its product candidates, Silexion may, at times, share trade secrets with such third parties. Silexion seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements, or other similar agreements with its collaborators, advisors, employees, and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose its confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by its competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that its proprietary position is based, in part, on its know-how and trade secrets, a competitor’s discovery of its trade secrets or other unauthorized use or disclosure would impair its competitive position and may have a material adverse effect on its business.

Silexion’s reliance on third parties to manufacture the raw materials and products that are used to create its product candidates and to supply it with the medical devices used to administer such product might cause its business harm if manufacturers fail to provide it with sufficient quantities of these materials and products or fail to do so at acceptable quality levels or prices.

Silexion does not currently have the infrastructure or capability internally to develop the raw materials and other products that we use to manufacture its product candidates, and it lacks the resources and the capability to manufacture the medical devices which it uses to administer its products. There are a limited number of suppliers for these raw materials, products and devices, and there may be a need to identify alternate suppliers to prevent a possible disruption to its clinical studies, and, if approved, ultimately for commercial sale. Silexion cannot assure you that it will be able to identify alternate suppliers if the need arises at acceptable quality levels or prices.

Risks Related to Commercialization of Silexion’s Product Candidates

If the market opportunities for its product candidates are smaller than we believe they are, Silexion’s revenue may be adversely affected, and its business may suffer. Because some of the target patient populations of its product candidates are small, Silexion must be able to successfully identify patients and achieve a significant market share to maintain profitability and growth.

Silexion focuses a substantial part of its research and product development on treatments for locally advanced pancreatic cancer with certain specific mutations. Given the small number of patients who have this disease with these mutations, it is critical to Silexion’s ability to grow and become profitable that it continue to successfully identify effected patients. Silexion’s projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with its product candidates, are based on its beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations, or market research, and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. The effort to identify patients with diseases Silexion seeks to treat is in its early stages, and Silexion cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for each of its product candidates may be limited or may not be amenable to treatment with its product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect its results of operations and its business.

Silexion does not have experience producing its product candidates at commercial levels and may not achieve the necessary regulatory approvals or produce its product candidates at the quality, quantities, locations, and timing needed to support commercialization. Additionally, Silexion intends to rely on third-party manufacturers to produce the raw materials and products that it uses to manufacture its product candidates, but Silexion has not entered into binding agreements with any such manufacturers to support commercialization.

Silexion does not currently have the experience or ability to produce its product candidates at commercial levels. Silexion may run into technical or scientific issues related to manufacturing or development that Silexion may be unable to resolve in a timely manner or with available funds. Silexion also has not completed all of the characterization and validation activities necessary for commercialization and regulatory approvals. If Silexion does not conduct all such necessary activities, its commercialization efforts will be harmed.

Although Silexion intends to rely on third-party manufacturers for the raw materials and products to support its own manufacturing of its product candidates for commercialization, Silexion has not yet entered into agreements with such manufacturers. Silexion may be unable to negotiate binding agreements with the manufacturers to support its commercialization activities at commercially reasonable terms. Additionally, these third party manufacturers may not be able to supply it with the necessary quantities of these raw materials and products to support its own manufacturing process, or in compliance with cGMP or other pertinent regulatory requirements, and within its planned timeframe and cost parameters, and the development and sales of its products, if approved, may be materially harmed.

Silexion faces intense competition and rapid technological change and the possibility that its competitors may develop therapies that are similar, more advanced, or more effective than its, which may adversely affect its financial condition and its ability to successfully commercialize its product candidates.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Silexion is currently aware of various existing therapies in the market and in development that may in the future compete with its product candidates. For example, there is an increasing number of companies commercializing treatments and/or developing programs specifically targeting KRAS mutations, including KRAS G12D and KRAS G12V, in a variety of manners and for a variety of indications, including cancer, including Bristol-Myers Squibb Company (through the recently acquired Mirati Therapeutics, Inc.), Revolution Medicines, Inc., AstraZeneca (in collaboration with Usynova), Boehringer and Gilead. Smaller and other early-stage companies may also prove to be significant competitors. Treatments for cancer currently include surgery, radiation therapy, chemotherapy, hormone therapy, immunotherapy and combined treatment modalities such as chemo-radiotherapy. Other approaches may also emerge for the treatment of any of the disease areas in which Silexion focuses.

Silexion has competitors both in the United States and internationally, including major multinational pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies. Silexion’s competitors may succeed in developing, acquiring, or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that Silexion may develop, or achieve earlier patent protection, regulatory approval, product commercialization, and market penetration than it does. Additionally, technologies developed by its competitors may render its potential product candidates uneconomical or obsolete, and Silexion may not be successful in marketing its product candidates against competitors.

Silexion currently has no marketing and sales organization. If Silexion is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell its product candidates, Silexion may be unable to generate any revenue.

Silexion as a company has no experience selling and marketing its product candidates, and it currently has no marketing or sales organization. To successfully commercialize any products that may result from its development programs, Silexion will need to develop these capabilities, either on its own or with others. If its product candidates receive regulatory approval, Silexion intends to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize its product candidates in major markets, which will be expensive, difficult, and time consuming. Any failure or delay in the development of its internal sales, marketing, and distribution capabilities would adversely impact the commercialization of its products.

Further, given its lack of prior experience in marketing and selling biopharmaceutical products, Silexion’s initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize its product candidates. As such, Silexion may be required to hire substantially more sales representatives to adequately support the commercialization of its product candidates, or Silexion may incur excess costs as a result of hiring more sales representatives than necessary. With respect to certain geographical markets, Silexion may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but Silexion may be unable to enter into such agreements on favorable terms, if at all. If its future collaborators do not commit sufficient resources to commercialize its future products, if any, and Silexion is unable to develop the necessary marketing capabilities on its own, it will be unable to generate sufficient product revenue to sustain its business. Silexion may be competing with companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, Silexion may be unable to compete successfully against these more established companies.

The market may not be receptive to its product candidates based on a novel therapeutic modality, and Silexion may not generate any future revenue from the sale or licensing of product candidates.

Even if approval is obtained for a product candidate, Silexion may not generate or sustain revenue from sales or licensing of the product due to factors such as whether the product can be sold at a competitive cost and otherwise accepted in the market. The product candidates that Silexion is developing are based on new technologies and therapeutic approaches. Market participants with significant influence over acceptance of new treatments, such as physicians and third-party payors, may not adopt a treatment based on RNAi, including siRNA technology, and Silexion may not be able to convince the medical community and third-party payors to accept and use, or to provide favorable reimbursement for, its product candidates. Market acceptance of Silexion’s product candidates will depend on, among other factors:

•        the timing of its receipt of any marketing and commercialization approvals;

•        the terms of any approvals and the countries in which approvals are obtained;

•        the safety and efficacy of its product candidates;

•        the prevalence and severity of any adverse side effects associated with its product candidates;

•        limitations or warnings contained in any labeling approved by the FDA or other regulatory authorities;

•        relative convenience and ease of administration of its product candidates;

•        the willingness of patients to accept any new methods of administration;

•        the success of its physician education programs;

•        the availability of adequate government and third-party payor reimbursement;

•        the pricing of its products, particularly as compared to alternative treatments; and

•        availability of alternative effective treatments for the disease indications its product candidates are intended to treat and the relative risks, benefits and costs of those treatments.

With Silexion’s focus on the emerging therapeutic modality RNAi, these risks may increase to the extent the space becomes more competitive or less favored in the commercial marketplace. Some of Silexion’s target diseases, such as pancreatic cancer, are relatively rare. Because of the small patient population for a rare disease, if pricing is not approved or accepted in the market at an appropriate level for an approved product, such product may not generate enough revenue to offset costs of development, manufacturing, marketing and commercialization. Market size is also a variable in disease indications not classified as rare. Silexion’s estimates regarding potential market size for any indication may be materially different from what it discovers to exist at the time it commences commercialization, if any, for a product, which could result in significant changes in its business plan and have a material adverse effect on its business, financial condition, results of operations and prospects.

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical studies, market acceptance of the product will not be fully known until after it is launched. Silexion’s efforts to educate the medical community and third-party payors on the benefits of the product candidates may require significant resources and may never be successful. If its product candidates are approved but fail to achieve an adequate level of acceptance by physicians, patients, third-party payors, and others in the medical community, Silexion will not be able to generate sufficient revenue to become or remain profitable.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit Silexion’s ability to market those products and decrease its ability to generate revenue.

Some of Silexion’s target patient populations are small, and, accordingly, the pricing, coverage, and reimbursement of its respective product candidates, if approved, must be adequate to support its commercial infrastructure. Silexion’s per-patient prices must be sufficient to recover its development and manufacturing costs and potentially achieve profitability. Accordingly, the availability and adequacy of coverage and reimbursement by governmental and private payors are essential for most patients to be able to afford expensive treatments such as Silexion’s, assuming approval. Sales of its product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of its product candidates will be paid for by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations, or reimbursed by government authorities, private health insurers, and other third-party payors. If coverage and reimbursement are not available, or are available only to limited levels, Silexion may not be able to successfully commercialize its product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow Silexion to establish or maintain pricing sufficient to realize a return on its investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for products such as Silexion’s.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada, and other countries has, and will continue to, put pressure on the pricing and usage of Silexion’s product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicinal products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Silexion is able to charge for its product candidates. Accordingly, in markets outside the United States, the reimbursement for its products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved, and, as a result, they may not cover or provide adequate payment for Silexion’s product candidates. Silexion expects to experience pricing pressures in connection with the sale of any of its product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

Healthcare legislative reform measures may have a material adverse effect on Silexion’s business and results of operations.

The business and financial condition of pharmaceutical and biotechnology companies are affected by the efforts of governmental and third-party payors to contain or reduce the costs of health care. The U.S. Congress has enacted legislation to reform the health care system. While Silexion anticipates that this legislation may, over time, increase the number of patients who have insurance coverage for pharmaceutical products, it also imposes cost containment measures that may adversely affect the amount of reimbursement for pharmaceutical products. These measures include increasing the minimum rebates for products covered by Medicaid programs and extending such rebates to drugs dispensed to Medicaid beneficiaries enrolled in Medicaid managed care organizations as well as expansion of the 340(B) Public Health Services drug discount program. In addition, such legislation contains a number of provisions designed to generate the revenues necessary to fund the coverage expansion. In foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. For example, in some countries other than the United States, pricing of prescription drugs is subject to government control and Silexion expects to see continued efforts to reduce healthcare costs in international markets.

Some U.S. states are also considering legislation that would control the prices of drugs, and state Medicaid programs are increasingly requesting manufacturers to pay supplemental rebates and requiring prior authorization by the state program for use of any drug for which supplemental rebates are not being paid. Managed care organizations continue to seek price discounts and, in some cases, to impose restrictions on the coverage of particular drugs. Government efforts to reduce Medicaid expenses may lead to increased use of managed care organizations by Medicaid programs. This may result in managed care organizations influencing prescription decisions for a larger segment of the population and a corresponding constraint on prices and reimbursement for drugs. It is likely that federal and state legislatures and health agencies will continue to focus on additional health care reform in the future although Silexion is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on its business. Silexion’s ability to commercialize any product candidates that Silexion may seek to commercialize, is highly dependent on the extent to which coverage and reimbursement for these product candidates will be available from government payors, such as Medicare and Medicaid, private health insurers, including managed care organizations, and other third-party payors, and any change in reimbursement levels could materially and adversely affect its business. Further, the pendency or approval of future proposals or reforms could result in a decrease in its stock price or limit its ability to raise capital or to obtain strategic partnerships or licenses.

Silexion’s product candidates may be approved and/or commercialized only in part, only as neoadjuvant therapy, or as an adjuvant therapy.

Silexion’s product candidates may be approved by the FDA or other regulatory agencies only as a treatment to be provided in association with other treatments, if at all. For example, it may be possible that its SIL-204B be used as adjunct therapy with chemotherapy treatments. Limitation in commercialization of such treatments, including limitations in supply, call-back, clinical holds, changes in medical trends, changes in cost and/or reimbursement policy, may limit its ability to commercialize its product candidates, either directly or via third parties.

Risks Related to Competition

The pharmaceutical market is intensely competitive. If Silexion is unable to compete effectively with existing drugs, new treatment methods and new technologies, it may be unable to commercialize successfully any drugs that it develops.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs for the same diseases that Silexion is targeting or expect to target. Many of its competitors have:

•        much greater financial, technical and human resources than Silexion has at every stage of the discovery, development, manufacture and commercialization of products;

•        more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical products;

•        product candidates that are based on previously tested or accepted technologies;

•        products that have been approved or are in late stages of development; and

•        collaborative arrangements in its target markets with leading companies and research institutions.

Silexion will face intense competition from drugs that have already been, or may in the future become, approved and accepted by the medical community for the treatment of the conditions for which Silexion may develop drugs. Silexion also expects to face competition from new drugs that enter the market. Silexion believes a significant number of drugs are currently under development, and may become commercially available in the future, for the treatment of conditions for which Silexion may try to develop drugs and therapies. These drugs may be more effective, safer, less expensive, or marketed and sold more effectively, than any product Silexion develops.

If Silexion successfully develops its product candidates, and obtains approval for them, it will face competition based on many different factors, including:

•        the safety and effectiveness of its product;

•        the ease with which its product can be administered and the extent to which patients accept relatively new routes of administration;

•        the timing and scope of regulatory approvals for its product;

•        the availability and cost of manufacturing, marketing and sales capabilities;

•        price;

•        reimbursement coverage; and

•        patent position.

Silexion’s competitors may develop or commercialize products with significant advantages over any products Silexion develops based on any of the factors listed above or on other factors. Silexion’s competitors may therefore be more successful in commercializing their products than Silexion, which could adversely affect its competitive position and business. Competitive products may make any products Silexion develops obsolete or noncompetitive before we can recover the expenses of developing and commercializing its product candidates. Such competitors could also recruit its employees, which could negatively impact its level of expertise and the ability to execute on its business plan.

Silexion faces competition from other companies that are working to develop novel drugs and technology platforms using technology similar or in the same field as Silexion’s. If these companies develop drugs more rapidly than Silexion, or their technologies, including delivery technologies, are more effective, Silexion’s ability to successfully commercialize drugs may be adversely affected.

In addition to the competition Silexion faces from competing drugs in general, it also faces competition from other companies working to develop novel drugs using technology that competes more directly with its own. Silexion is aware of multiple companies that are working in the field of RNAi therapeutics and or KRAS inhibition, including major pharmaceutical companies such as Bristol Myers Squibb/Mirati; Amgen; AstraZeneca; E.I. Lilly; Pfizer, Novartis International AG, Takeda Pharmaceutical Company Limited and, and biopharmaceutical/pharmaceutical companies such as Alnylam, Revolutions Medicines; Boehringer Ingelheim; Biomea Fusion Inc; Tekmira Pharmaceuticals Corporation, Arrowhead Research Corporation, Silence Therapeutics plc, RXi Pharmaceuticals Corporation, Quark Pharmaceuticals, Inc. and Marina Biotech, Inc

Silexion also competes with companies working to develop antisense-based drugs. Like RNAi therapeutics, antisense drugs target mRNAs in order to suppress the activity of specific genes. Ionis Pharmaceuticals, Inc. is currently marketing an antisense drug and has several antisense product candidates in clinical trials, albeit none in the oncology area at this time.

In addition to competition with respect to RNAi and with respect to specific products, Silexion faces substantial competition to discover and develop safe and effective means to deliver RNAi based drugs to the relevant cell and tissue types. Safe and effective means to deliver RNAi based drugs and to the relevant cell and tissue types may be developed by its competitors, and its ability to successfully commercialize a competitive product would be adversely affected. In addition, substantial resources are being expended by third parties in the effort to discover and develop a safe and effective means of delivering RNAi based drugs and into the relevant cell and tissue types, both in academic laboratories and in the corporate sector. Some of its competitors have substantially greater resources than we do, and if its competitors are able to negotiate exclusive access to those delivery solutions developed by third parties, Silexion may be unable to successfully commercialize its product candidates. Also, Silexion competes with companies working to develop non RNAi based treatments for solid tumor cancers. For example, Novartis is working on a SHP2 inhibitor, and Boehringer Ingelheim and Bayer SOS1 inhibitors; Threshold Pharmaceuticals (Threshold) is working to develop therapies that target tumor hypoxia, a common characteristic of the tumor microenvironment. Even if we successfully develop its product candidates, and obtain approval for them, other non RNAi treatments may be preferred, and Silexion may not be successful in commercializing its product candidates

Also, Silexion competes with companies commercializing and/or working to develop drug delivery systems, including drug delivery systems for local (or regional) release. For example, various companies are working on nanoparticle technologies, although these products would not give the extended-release delivery of SIL-204B, and other companies on PLGA microparticles. In addition other companies such as SurModics, Inc. is a provider of drug delivery and surface modification technologies to the healthcare industry, including local delivery of drugs from drug eluting stents. Silexion compete with many companies commercializing and/or working to develop drug delivery systems for specific indications, for example for local ocular (in the eye) release of drugs, including degradable and non-degradable products.

Risks Related to Silexion’s Intellectual Property

If Silexion is unable to obtain and maintain effective patent rights for its product candidates or any future product candidates, it may not be able to compete effectively in its markets.

Silexion relies upon a combination of trade secret protection and confidentiality agreements to protect the intellectual property related to its technologies and product candidates. Silexion has only issued one Israeli patent, and two U.S. patents, covering the composition of matter of Silexion’s siRNAs and their use. Silexion’s success depends in large part on its ability to obtain and maintain patent and other intellectual property protection in the United States and in other countries with respect to its proprietary technology and products.

Silexion has sought to protect its proprietary position by filing patent applications in the United States and in other countries, with respect to its novel technologies and products, which are important to its business. This process is expensive and time consuming, and Silexion may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions for which legal principles remain unsolved. The patent applications that we own may fail to result in issued patents with claims that cover its product candidates in the United States or in other foreign countries. There is no assurance that all potentially relevant prior art relating to its patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover its product candidates, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, its patents and patent applications may not adequately protect its intellectual property, provide exclusivity for its product candidates, or prevent others from designing around its claims. Any of these outcomes could impair its ability to prevent competition from third parties, which may have an adverse impact on its business.

Silexion has filed several patent applications covering various aspects of its product candidates: PCT/IL2023/051276 filed on Dec. 14, 2023 Priority from: US Provisional Patent Applications; 63/387,504 filed on December 15, 2022; and 63/491,776 filed on March 23, 2023. Silexion cannot offer any assurances about which, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any product candidates that Silexion may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

If Silexion cannot obtain and maintain effective patent rights for its product candidates, Silexion may not be able to compete effectively, and its business and results of operations would be harmed.

Silexion may not have sufficient patent terms to effectively protect its products and business.

In the pharmaceutical and biotechnology industries, the majority of an innovative product’s commercial value is realized during its market exclusivity period. In the United States and in some other countries, when market exclusivity expires and generic versions are approved and marketed or when biosimilars are introduced (even if only for a competing product), there are usually very substantial and rapid declines in a product’s revenues.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Although various extensions may be available, the life of a patent, and the protection it affords, is limited.

While patent term extensions under the Hatch-Waxman Act in the United States and under supplementary protection certificates in Europe may be available to extend the patent exclusivity term, Silexion cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long. In addition, upon issuance in the United States, any patent term can be adjusted based on certain delays caused by the applicant(s) or the USPTO. For example, a patent term can be reduced based on certain delays caused by the patent applicant during patent prosecution. If Silexion does not have sufficient patent terms or regulatory exclusivity to protect its products, its business and results of operations will be adversely affected. Furthermore, manufacturers of innovative products as well as generic drug manufacturers may be able to design their products around Silexion’s patents and compete with Silexion using the resulting alternative technology. Absent relevant patent protection for a product, once the exclusivity period expires, generic or alternative versions can be approved and marketed.

Generic and biosimilar product manufacturers as well as other groups seeking financial gain are also increasingly seeking to challenge patents before they expire, and Silexion could face earlier-than-expected competition for any products at any time. Patents covering Silexion’s key products may be subject to validity, enforceability and infringement challenges in patent litigations and post-grant review patent office proceedings. It may be possible for these parties to successfully challenge Silexion’s rights and launch their versions of its drugs prior to the expiration of its intellectual property rights.

In addition, both the U.S. Congress and the U.S. FDA have taken steps to promote the development and approval of generic drugs and biosimilar biologics, including by providing generic and biosimilar developers a private right of action to obtain sufficient quantities of drug samples from the reference product’s manufacturer in order to conduct testing necessary to obtain approval for generic or biosimilar products.

Further, in December 2023, the Biden Administration released a proposed framework that for the first time proposed that a drug’s price can be a factor in determining that the drug is not accessible to the public and therefore that the government could exercise “march-in rights” and license it to a third party to manufacture. A comment period on the proposal ran through February 6, 2024, and Silexion is not able to predict whether a final rule will be adopted along the lines proposed and, if adopted, whether the government would seek to exercise march-in rights for any of its products.

Patent law, policy or rule changes could increase the uncertainties and costs surrounding the prosecution of Silexion’s patent applications and the enforcement or defense of its issued patent.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of Silexion’s patent or narrow the scope of its patent protection. The laws of foreign countries may not protect Silexion’s rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Silexion therefore cannot be certain that it or its licensors were the first to make the invention claimed in its owned and licensed patent or pending applications, or that it or its licensor were the first to file for patent protection of such inventions. Assuming the other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act, or the Leahy-Smith Act, enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and accordingly, it is not clear what, if any, impact the

Leahy-Smith Act will have on the operation of Silexion’s business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Silexion’s patent applications and the enforcement or defense of its issued patents, all of which could have a material adverse effect on its business and financial condition.

In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of its patents and pending patent applications. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. Furthermore, the U.S. Supreme Court and the U.S. Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Similarly, foreign countries have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. Silexion cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect Silexion’s patents or patent applications and its ability to obtain additional patent protection in the future.

The United States federal government retains certain rights in inventions produced with its financial assistance under the Patent and Trademark Law Amendments Act, or the Bayh-Dole Act. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself.

If Silexion is unable to maintain effective proprietary rights for its product candidates or any future product candidates, Silexion may not be able to compete effectively in its markets.

In addition to the protection afforded by any patents that may be granted, Silexion relies on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of its product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. Silexion seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its employees, consultants, scientific advisors, and contractors. Silexion also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. While Silexion has confidence in these individuals, organizations and systems, agreements or security measures may be breached, and Silexion may not have adequate remedies for any breach. In addition, its trade secrets may otherwise become known or be independently discovered by competitors.

Although Silexion expects all of its employees and consultants to assign their inventions to it, and all of its employees, consultants, advisors, and any third parties who have access to its proprietary know-how, information, or technology to enter into confidentiality agreements, Silexion cannot provide any assurances that all such agreements have been duly executed or that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of its trade secrets could impair its competitive position and may have a material adverse effect on its business. Additionally, if the steps taken to maintain its trade secrets are deemed inadequate, Silexion may have insufficient recourse against third parties for misappropriating the trade secret.

Intellectual property rights of third parties could adversely affect Silexion’s ability to commercialize its product candidates, and it might be required to litigate or obtain licenses from third parties in order to develop or market its product candidate. Such litigation or licenses could be costly or not available on commercially reasonable terms.

Because the RNAi intellectual property landscape is still evolving, it is difficult to conclusively assess Silexion’s freedom to operate without infringing on third party rights. There are numerous companies that have pending patent applications and issued patents broadly directed to RNAi generally and to RNAi delivery technologies. Silexion’s competitive position may suffer if patents issued to third parties or other third party intellectual property rights cover its products or elements thereof, or its manufacture or uses relevant to its development plans. In such cases, Silexion may not be in a position to develop or commercialize products or its product candidate unless we successfully pursue litigation to nullify or invalidate the third party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. Silexion is also aware of pending patent applications, and there may be others of which Silexion is not aware, that if they result in issued patents, could be alleged to be infringed by its product candidates. If such an infringement claim should be brought and be successful, Silexion may be required to pay substantial damages, be forced to abandon its product candidates or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all. It is also possible that Silexion has failed to identify relevant third party patents or applications. For example, U.S. applications filed before November 29, 2000 and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until patents issue. Patent applications in the U.S. and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering Silexion’s product candidates or platform technology could have been filed by others without its knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover Silexion’s platform technologies, its product candidates or the use of its product candidates. Third party intellectual property right holders may also actively bring infringement claims against Silexion. Silexion cannot guarantee that it will be able to successfully settle or otherwise resolve such infringement claims. If Silexion is unable to successfully settle future claims on terms acceptable to it, Silexion may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing of its product candidates. If it fails in any such dispute, in addition to being forced to pay damages, Silexion may be temporarily or permanently prohibited from commercializing its product candidates that are held to be infringing. Silexion might, if possible, also be forced to redesign its product candidates so that it no longer infringes the third party intellectual property rights. Any of these events, even if Silexion were ultimately to prevail, could require Silexion to divert substantial financial and management resources that it would otherwise be able to devote to its business.

Third-party claims of intellectual property infringement may prevent or delay its development and commercialization efforts.

Silexion’s commercial success depends in part on its avoiding infringement of the patents and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, and reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Silexion is developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Silexion’s product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that Silexion is employing its proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture, or methods for treatment related to the use or manufacture of its product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that Silexion’s product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of its technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of its product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block its ability to commercialize such product candidates unless it obtains a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable.

Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of its formulations, processes for manufacture, or methods of use, the holders of any such patents may be able to block Silexion’s ability to develop and commercialize the applicable product candidate unless it obtains a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against Silexion may obtain injunctive or other equitable relief, which could effectively block its ability to further develop and commercialize one or more of its product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Silexion’s business. In the event of a successful claim of infringement against it, Silexion may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Silexion may not be successful in obtaining or maintaining necessary rights to its product candidates through acquisitions and in-licenses.

Because Silexion’s programs may require the use of proprietary rights held by third parties, the growth of its business will likely depend in part on its ability to acquire, in-license, or use these proprietary rights. In addition, Silexion’s product candidates may require specific formulations to work effectively and efficiently and the rights to these formulations may be held by others. Silexion may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights from third parties that it identifies as necessary for its product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that Silexion may consider attractive. These established companies may have a competitive advantage over Silexion due to their size, cash resources, and greater clinical development and commercialization capabilities.

For example, Silexion sometimes collaborates with U.S. and foreign academic institutions to accelerate its preclinical research or development under written agreements with these institutions. Typically, these institutions provide Silexion with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, Silexion may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to it. If Silexion is unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking its ability to pursue its program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Silexion also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on its investment. If Silexion is unable to successfully obtain rights to required third-party intellectual property rights, Silexion may have to abandon development of that program and its business and financial condition could suffer.

Silexion may be involved in lawsuits to protect or enforce its current patent or future patents, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe Silexion’s current patent, future patents or the patents of its licensors. If Silexion or a future licensing partner were to initiate legal proceedings against a third party to enforce a patent covering one of its product candidates, the defendant could counterclaim that the patent covering its product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Interference proceedings provoked by third parties or brought by Silexion or declared by the USPTO may be necessary to determine the priority of inventions with respect to Silexion’s patent or patent applications or those of its licensors. An unfavorable outcome could require Silexion to cease using the related technology or to attempt to license rights to it from the prevailing party. Silexion’s business could be harmed if the prevailing party does not offer Silexion a license on commercially reasonable terms. Silexion’s defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract its management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on Silexion’s ability to raise the funds necessary to continue its clinical trials, continue its research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring its product candidates to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Silexion’s confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of the Company’s ordinary shares.

Silexion may be subject to claims that its employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Silexion employs or engages as consultants or subcontractors individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including its competitors or potential competitors. Although Silexion tries to ensure that its employees, consultants, and independent contractors do not use the proprietary information or know-how of others in their work for it, Silexion may be subject to claims that we or its employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of its employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. If Silexion fails in defending any such claims, in addition to paying monetary damages, Silexion may lose valuable intellectual property rights or personnel, which could adversely impact its business. Even if Silexion is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Silexion may be subject to claims challenging the inventorship of its current patent or future patents and other intellectual property.

Silexion may be subject to claims that former employees, collaborators or other third parties have an interest in or right to compensation with respect to its current patent, future patents or other intellectual property as an inventor or co-inventor. For example, Silexion may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing its product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If it fails in defending any such claims, in addition to paying monetary damages, Silexion may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on its business. Even if Silexion is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. To the extent that its employees have not effectively waived the right to compensation with respect to inventions that they helped create, they may be able to assert claims for compensation with respect to its future revenue. As a result, Silexion may receive less revenue from future products if such claims are successful which in turn could impact its future profitability.

Silexion may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and its intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use Silexion’s technologies in jurisdictions where Silexion has not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where Silexion has patent protection but where enforcement is not as strong as that in the United States. These products may compete with Silexin’s products and its current patent, future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for Silexion to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce its patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert Silexion’s efforts and attention from other aspects of its business, could put its current patent or future patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and could provoke third parties to assert claims against Silexion. Silexion may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, its efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Silexion develops or licenses.

Risks Related to Silexion’s Human Resources

The loss of the services of Silexion’s key personnel would negatively affect its business.

To successfully develop its drug candidates, Silexion must be able to attract and retain highly skilled personnel, including consultants and employees. The retention of their services cannot be guaranteed. Silexion’s failure to retain or recruit such professionals might impair its performance and materially affect its technological and product development capabilities and its product marketing ability. Silexion’s future success depends to a large extent on the continued services of its senior management and key personnel, including in particular, Ilan Hadar, Dr. Mitchell Shirvan, Dr. Racheli Malka and Michal Yaron. Any loss of the services of members of its senior management would adversely affect its business. Silexion does not currently maintain key-person insurance on the lives of any of its key personnel.

Silexion may be unable to attract, develop and retain additional employees required for its development and future success.

Silexion’s success is largely dependent on the performance of its management team and certain key employees and its continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and Silexion may incur significant costs to attract and retain them. The inability to attract suitably qualified persons when needed, could prevent Silexion from executing on its business plan and strategy, and Silexion may be unable to find adequate replacements on a timely basis, or at all.

Risks Related to Silexion’s Operations

Silexion’s business and operations, or those of its CROs or third parties, may suffer in the event of computer system failures, cyberattacks or deficiencies in its cybersecurity, which could materially affect its results.

Silexion receives, generates and stores significant and increasing volumes of sensitive information, such as health information, insurance information and other potentially personally identifiable information. Silexion faces a number of risks relative to protecting the computer systems Silexion relies on and this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification and the risk of its being unable to adequately monitor, audit and modify its controls over its critical information. This risk extends to the computer systems and information of any collaboration partners, medical institutions, clinical investigators, CROs, contract laboratories, or other third parties involved in its business.

Despite the implementation of security measures, Silexion’s information technology systems, as well as those of CROs or other third parties with which Silexion has relationships, are vulnerable to attack and damage from computer viruses and malware (e.g., ransomware), unauthorized access, natural and manmade disasters, terrorism, war and telecommunication and electrical failures, malfeasance by external or internal parties, and human error (e.g., social engineering, phishing). Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. Furthermore, because the technologies used to obtain unauthorized access to, or to sabotage or disrupt, systems change frequently and often are not recognized until launched against a target, Silexion may be unable to anticipate these techniques or implement adequate preventative measures. Silexion may also experience security breaches that may remain undetected for an extended period. Silexion may not be able to anticipate all types of security threats, and even if identified, Silexion may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. Silexion may also face increased cybersecurity risks due to its reliance on internet technology and the number of its and its service providers’ employees who are (and may continue to be) working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. The White House, SEC and other regulators have also increased their focus on companies’ cybersecurity vulnerabilities and risks.

Silexion, its CROs and certain of its service providers are from time to time, subject to cyberattacks and security incidents. While Silexion has not to its knowledge experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in its or its critical third parties’ operations, it could result in delays and/or material disruptions of its research and development programs, its operations and ultimately, its financial results. For example, the loss of trial data from completed, ongoing or planned trials could result in delays in its regulatory approval efforts and significantly increase its costs to recover or reproduce the data. Likewise, Silexion relies on third parties for the manufacture of its product candidates and to conduct clinical trials, and similar events relating to their computer systems could also adversely impact its business. Further, due to the current political uncertainty involving Hamas in Gaza, Russia and Ukraine, there is an increased likelihood that the tensions could result in cyberattacks or cybersecurity incidents that could either directly or indirectly impact its or its critical third parties’ operations. To the extent that any disruption or security breach were to result in a loss of or damage to data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability due to delays in the development and commercialization of its product candidates or other business activities and/or due to reputational harm, litigation, regulatory investigations and enforcement, fines and penalties, or increased costs of compliance and system remediation.

Silexion’s existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any potential claims related to security breaches to which Silexion is exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. Silexion also cannot be certain that its existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim. If the information technology systems of its CROs or other service providers become subject to disruptions or security breaches, Silexion may have insufficient recitsse against such third parties and Silexion may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.

If product liability lawsuits are brought against it, Silexion may incur substantial liabilities and may be required to limit commercialization of any approved products.

Silexion faces an inherent risk of product liability as a result of the clinical testing of product candidates and will face an even greater risk if we commercialize any products. For example, Silexion may be sued if any product candidate Silexion develops causes or is perceived to cause injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If Silexion cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit commercialization of any approved products. Even successful defense would require significant financial and management resources.

Regardless of the merits or eventual outcome, liability claims may result in:

•        decreased demand for any approved product;

•        injury to Silexion’s reputation;

•        withdrawal of clinical trial participants;

•        initiation of investigations by regulators;

•        costs to defend the related litigation;

•        a diversion of management’s time and Silexion’s resources;

•        substantial monetary awards to trial participants or patients;

•        product recalls, withdrawals or labeling, marketing or promotional restrictions;

•        exhaustion of any available insurance and its capital resources and potential increase in its insurance premiums and/or retention amounts; and

•        the inability to commercialize any product candidate.

Silexion’s inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products Silexion develops, alone or with collaboration partners.

Insurance coverage is increasingly expensive. Silexion may not be able to maintain insurance at a reasonable cost or in an amount adequate to satisfy any liability that may arise, if at all. Silexion’s insurance policy contains various exclusions, and Silexion may be subject to a product liability claim for which Silexion has no coverage. Silexion may have to pay any amounts awarded by a court or negotiated in a settlement that exceed its coverage limitations or that are not covered by its insurance, and Silexion may not have, or be able to obtain, sufficient capital to pay such amounts. Even if its agreements with any current or future collaborator entitle Silexion to indemnification against losses, such indemnification is limited and may not be available or adequate should any claim arise.

Silexion may not be able to successfully identify and execute strategic alliances or other relationships with third parties or to successfully manage the impacts of acquisitions, dispositions or relationships on its operations.

Silexion currently has, and may expand the scope of, and may in the future enter into, strategic alliances with third parties that it believes will complement or augment its existing business. Silexion’s ability to complete further such strategic alliances is dependent upon, and may be limited by, among other things, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance its business and may involve risks that could adversely affect us, including the investment of significant amounts of management time that may be diverted from operations in order to pursue and complete such transactions or maintain such strategic alliances. Future strategic alliances could result in the incurrence of debt, costs and contingent liabilities, and there can be no assurance that future strategic alliances will achieve, or that Silexion’s existing strategic alliances will continue to achieve, the expected benefits to its business or that it will be able to consummate future strategic alliances on satisfactory terms, or at all.

Although Silexion does not currently plan to engage in other material strategic transactions, such as acquisitions, it may from time to time consider such transactions. Material strategic transactions involve a number of risks, including:

•        the potential disruption of Silexion’s ongoing business;

•        the distraction of management away from the ongoing oversight of Silexion’s existing business activities;

•        incurring additional indebtedness;

•        the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated;

•        an increase in the scope and complexity of Silexion’s operations; and

•        the loss or reduction of control over certain of its assets.

A strategic transaction may result in a significant change in the nature of its business, operations and strategy, and Silexion may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into its operations.

Risks Relating to Silexion’s Operations in Israel and China

Conditions in the Middle East and in Israel may harm Silexion’s operations.

Silexion’s executive offices and research and development facilities are located in Israel. Most of its officers and directors are residents of Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, and between Israel and the Hamas (an Islamist terrorist and political group in the Gaza Strip) and Hezbollah (an Islamist terrorist and political group in Lebanon).

In particular, on October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and these terrorist organizations in parallel continued rocket and terror attacks. As a result of the events of October 7, 2023, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty. As of the date hereof, Silexion has not been impacted by any absences of personnel at its service providers or counterparties located in Israel. However, the military campaign against Hamas and other terrorist organizations is ongoing and could escalate in the future into a larger regional conflict. There is no certainty as to the duration, severity, results or implications of the war on the State of Israel generally or on its company. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect its business, prospects, financial condition and results of operations.

Since the war broke out on October 7, 2023, Silexion’s operations have not been adversely affected by this situation. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on Silexion’s business and operations and on Israel’s economy in general. if the war extends for a long period of time or expands to other fronts, such as Iran, Lebanon, Syria and the West Bank, Silexion’s operations may be adversely affected.

In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terrorist organization) and southern border (with the Houthi movement in Yemen). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries, such as Iran, will join the hostilities. Such clashes may escalate in the future into a greater regional conflict. In addition, on April 13, 2024, Iran attacked Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria. These situations may potentially escalate in the future to more violent events which may affect Israel and Silexion. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm Silexion’s results of operations and could make it more difficult for Silexion to raise capital. Parties with whom Silexion does business may decline to travel to Israel during periods of heightened unrest or tension, forcing Silexion to make alternative arrangements when necessary in order to meet its business partners face to face. In addition, the political and security situation in Israel may result in parties with whom Silexion has agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on Silexion’s operating results, financial condition or the expansion of its business.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect its operations and results of operations. In recent years, the hostilities involved missile strikes against civilian targets in various parts of Israel, including areas in which its employees and some of its consultants are located, and negatively affected business conditions in Israel.

Silexion’s commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by Silexion could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm Silexion’s results of operations.

Finally, political conditions within Israel may affect its operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. To date, these initiatives have been substantially put on hold. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, its business, financial condition, results of operations and growth prospects.

It may be difficult to enforce a U.S. judgment against Silexion, its officers or its directors or to assert U.S. securities law claims in Israel.

Service of process upon Silexion and upon its directors and officers, who reside outside the U.S., may be difficult to obtain within the U.S. In addition, because substantially all of Silexion’s assets and most of its directors and officers are located outside the U.S., any judgment obtained in the U.S. against Silexion or any of its directors and officers may not be collectible within the U.S. There is a doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act pursuant to original actions instituted in Israel. Subject to particular time limitations and provided certain conditions are met, executory judgments of a U.S. court for monetary damages in civil matters may be enforced by an Israeli court.

Under applicable U.S. and Israeli law, Silexion may not be able to enforce covenants not to compete and therefore may be unable to prevent its competitors from benefiting from the expertise of some of its former employees. In addition, employees may be entitled to seek compensation for their inventions irrespective of their agreements with Silexion, which in turn could impact its future profitability.

Silexion generally enters into non-competition agreements with its employees and key consultants. These agreements prohibit its employees and key consultants, if they cease working for Silexion, from competing directly with it or working for its competitors or clients for a limited period of time. Silexion may be unable to enforce these agreements under the laws of the jurisdictions in which its employees work and it may be difficult for it to restrict its competitors from benefitting from the expertise its former employees or consultants developed while working for Silexion. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If it cannot demonstrate that such interests will be harmed, Silexion may be unable to prevent its competitors from benefiting from the expertise of its former employees or consultants and its ability to remain competitive may be diminished.

In addition, Chapter 8 of the Israeli Patents Law, 5727-1967, or the Patents Law, deals with inventions made in the course of an employee’s service and during his or her term of employment, whether or not the invention is patentable, or service inventions. Section 134 of the Patents Law, sets forth that if there is no agreement which explicitly determines whether the employee is entitled to compensation for the service inventions and the extent and terms of such compensation, such determination will be made by the Compensation and Rewards Committee, a statutory committee of the Israeli Patents Office. As a result, it is unclear if, and to what extent, Silexion’s research and development employees may be able to claim compensation with respect to Silexion’s future revenue. As a result, Silexion may receive less revenue from future products if such claims are successful, which in turn could impact its future profitability.

Governmental control of currency conversion in China may limit Silexion’s ability to utilize its cash balance effectively and affect the value of its investment.

Silexion may be reliant on dividend payments, equity investments, or other forms of cash infusion from PRC subsidiaries to fund any cash and financing requirements it may have. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange (“SAFE”) (the foreign exchange management administrative body of the People’s Bank of China) by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of PRC subsidiaries in China may be used to pay dividends to parent companies. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, Silexion would need to obtain SAFE approval to use cash held at PRC subsidiaries to pay off debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents Silexion from obtaining sufficient foreign currencies to satisfy its foreign currency demands, it may not be able to pay dividends in foreign currencies to its shareholders.

PRC regulations relating to dividends may restrict the ability of Silexion’s PRC subsidiaries to make payments to Silexion, which may have an adverse effect on Silexion’s ability to conduct its business.

Under PRC laws and regulations, Silexion’s PRC subsidiaries (which are each “wholly foreign-owned enterprises” incorporated in Mainland China) are only permitted to pay dividends out of their respective accumulated profits, as determined in accordance with PRC accounting standards and regulations. In addition, prior to distribution of any dividends, Silexion’s subsidiaries in China are each required to compensate their past losses with after-tax profits each year, if any, and then set aside at least 10% of their after-tax profits each year to fund a statutory reserve until such reserve reaches 50% of the subsidiary’s total registered capital. Additionally, if Silexion’s PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to Silexion.

Any limitation on the ability of Silexion’s PRC subsidiaries to pay dividends or make other distributions to Silexion could adversely limit Silexion’s ability to grow, make investments or acquisitions that could be beneficial to its business, pay dividends, or otherwise fund and conduct its business.

Risks Relating to Moringa and the Business Combination

There can be no assurance that the New Pubco ordinary shares will be approved for listing on the Nasdaq or any other exchange or that the Company will be able to comply with the continued listing standards of Nasdaq or any other exchange.

In connection with the closing of the Business Combination, we intend to list the New Pubco ordinary shares on Nasdaq under the symbol “[SLXN]”. However, even if the Business Combination Proposal is approved, the Business Combination will not close if New Pubco (after issuing New Pubco ordinary shares to (x) Moringa shareholders, many of which will be issued to the Sponsor in respect of its investment in New Pubco prior to the Closing, and the remainder of which will be issued to Moringa shareholders as consideration in the SPAC Merger, and (y) Silexion shareholders as consideration in the Acquisition Merger), does not have a sufficient number of unrestricted publicly held shares so as to have $20 million of market value of unrestricted publicly held shares, and $75 million of overall market value of listed securities, thereby fulfilling the Nasdaq Listing Condition via the initial listing standards under the “Market Value Standard” of the Nasdaq Global Market , unless the Nasdaq Listing Condition is waived.

In addition, the Company’s continued eligibility for listing may depend on the number of Moringa’s shares that are redeemed. If, after the Business Combination, Nasdaq delists the Company’s shares from trading on its exchange for failure to meet the continued listing standards, the Company and its shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Company’s securities;

•        reduced liquidity for the Company’s securities;

•        a determination that the Company’s ordinary shares are a “penny stock” which will require brokers trading in the Company’s ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Company’s ordinary shares;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Moringa is currently not in compliance with the Nasdaq continued listing requirements. If we are unable to regain compliance with Nasdaq’s listing requirements, our securities could be delisted, which could affect our securities’ market price and liquidity, and could also frustrate our ability to complete the Business Combination.

On February 20, 2024, we received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department indicating that unless we timely request a hearing before the Nasdaq Hearings Panel (the “Panel”), trading of our securities on the Nasdaq was to be suspended at the opening of business on February 29, 2024, due to our non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. We requested a hearing before the Panel, which took place on April 23, 2024 and thereby averted a suspension in trading of the Moringa securities. We have not been informed yet as to the results of that hearing.

We cannot assure you that we will be able regain compliance with Nasdaq IM-5101-2 and maintain compliance with all other Nasdaq continued listing requirements. In particular, if we failed to convince the Panel at the hearing that we will qualify for initial listing on Nasdaq upon the completion of the Business Combination, we will likely be unsuccessful in obtaining a desired six-month extension to regain compliance with the subject Nasdaq IM-5101-2 (until August 19, 2024). The sole means to regain compliance and remedy our current non-compliance is to complete the Business Combination (or any other potential business combination) prior to the end of the extension period. Therefore, if we failed to convince the Panel at the hearing that we will be able to complete the Business Combination by the six-month deadline, we will not obtain the six-month extension and will thereby likely be unable to fulfill the closing condition under the Business Combination Agreement that the New Pubco ordinary shares be accepted for listing on Nasdaq. That, in turn, could lead to the termination of the Business Combination Agreement, which could cause Moringa to liquidate, as a result of which public shareholders may only receive their proportional share of the current funds in the Trust Account, or less. Even if Moringa does not liquidate, the delisting of its securities from Nasdaq could adversely affect the market price and liquidity of the securities, which would likely continue to trade in the over-the-counter market instead.

Moringa may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the public shares and liquidate.

Moringa’s Sponsor, officers and directors have agreed that we must complete our initial business combination within 42 months from the closing of our initial public offering (following shareholder approval of the Second Extension). We may not be able to complete the Business Combination or any other initial business combination within such time period. Moringa’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If Moringa is unable to complete its initial business combination within such 42 month period, it will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem its public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of accrued interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, Moringa’s public shareholders may receive only $10.00 or less per share on the redemption of their shares, and all Moringa warrants will expire worthless.

Moringa’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus, and the initial shareholders, officers and directors may be economically incentivized to complete a business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Moringa public shareholders.

When considering the Moringa Board’s recommendation that its shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, Moringa’s shareholders should be aware that the Sponsor and Moringa’s officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Moringa’s shareholders generally.

•        the fact that the Sponsor and all officers and directors of Moringa have waived their right to redeem any of the Moringa founders shares and Moringa public shares in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor and Moringa officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Moringa founders shares if Moringa fails to complete an initial business combination by the Extended Date;

•        the fact that the Sponsor (including its representatives and affiliates) and Moringa’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Moringa. Moringa’s directors and officers also may have become aware of business opportunities which may have been appropriate for presentation to Moringa, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. The Existing Articles provide that Moringa renounces its interest in any corporate opportunity offered to any director or officer of Moringa unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Moringa and such opportunity is one Moringa is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Moringa. Moringa is not aware of any such conflict or opportunity being presented to the Sponsor, or any director or officer of Moringa, nor does Moringa believe that the limitation of the application of the “corporate opportunity” doctrine in the Existing Articles had any impact on its search for a potential business combination;

•        the fact that the Sponsor paid approximately $3,528,570 for 352,857 Moringa private units that are comprised of 352,857 Moringa private shares and 176,428 private warrants; each of such Moringa private warrants is exercisable commencing 30 days following the Closing for one New Pubco ordinary share at $11.50 per share; if Moringa does not consummate an initial business combination by the Extended Date, then the proceeds from the sale of the Moringa private units will be part of the liquidating distribution to the Moringa public shareholders and the private shares and private warrants held by the Sponsor will be worthless; the private shares and private warrants held by the Sponsor had an aggregate market value of approximately $3,951,998 based upon the closing price of $11.16  per share and $0.08 per warrant on Nasdaq on  April 11, 2024;

•        the prospective beneficial ownership of up to 1,358,000 New Pubco ordinary shares by the Sponsor in respect of the Sponsor Investment of up to $500,000 in New Pubco (which may be a lesser number of shares to the extent the Sponsor Investment in New Pubco is not the maximal $500,000 amount, in which case the Sponsor will purchase less New Pubco ordinary shares and will furthermore be subject to the Sponsor Investment Forfeiture at the Closing). Certain officers and directors of Moringa will hold an economic interest in those New Pubco ordinary shares;

•        the Sponsor’s current ownership of all 2,875,000 outstanding founders shares, which it purchased for an aggregate of $25,000. It is expected that the Sponsor will forfeit for cancellation all such founders shares, or forfeit for cancellation most such founders shares and transfer a portion of such shares to third parties as Backstop Shares in facilitating the Transactions, pursuant to the Sponsor Founders Shares Forfeiture. However, that forfeiture and/or transfer are part of the negotiated terms of the Business Combination with Silexion, so the Sponsor would be indirectly realizing value from the founders shares in the Business Combination. The Sponsor has waived any right to redemption with respect to the founders shares. Such founders shares have an aggregate market value of approximately $32,085,000 based on the closing price of $11.16  per Moringa public share on the Nasdaq on April 11, 2024;

•        if the Trust Account is liquidated, including in the event Moringa is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Moringa if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which Moringa has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Moringa public share; or (ii) such lesser amount per Moringa public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        members of the Moringa Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on Moringa’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the Sponsor has made to date, and may make additional, prior to the Closing of the Business Combination, working capital loans to Moringa, which would likely not be repaid if the Business Combination is not completed. If the Business Combination is completed, the Sponsor will be entitled to be repaid via conversion of its outstanding loans (subject to a certain limit) into New Pubco ordinary shares under the A&R Sponsor Promissory Note to be issued by New Pubco to the Sponsor;

•        Ilan Levin, the current Chairman, Director and Chief Executive Officer of Moringa, and Ruth Alon, a current director of Moringa, are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Ms. Alon and Mr. Levin will receive any cash fees, share options, share awards or other remuneration that the New Pubco Board determines to pay them for their service as directors; and

•        following the consummation of the Business Combination, New Pubco will continue to indemnify Moringa’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

None of the benchmark companies used in Moringa’s comparable company analysis with respect to Silexion were identical in nature to Silexion, and the differences between the companies used in the analysis and Silexion could affect the expected performance of New Pubco and the trading price of the New Pubco ordinary shares following the Closing of the Business Combination.

In performing its comparable company analysis with respect to Silexion, Moringa reviewed and analyzed certain valuation and market trading data relating to selected comparable publicly-traded, clinical-stage companies, which were chosen based on their cancer treatment solutions, whose operations Moringa believed to be similar to the operations of Silexion.

While the selected group of companies may share certain characteristics that are similar to those of Silexion, no single company was identical in nature to Silexion and some of the comparable companies have market capitalization, enterprise value, and/or operating history that are materially greater or longer than those of Silexion. In evaluating the selected companies, Moringa made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Moringa, such as the likelihood of receipt of regulatory approvals for Silexion’s treatments, impact of competition and alternative treatments on the business of Silexion or the oncology industry generally, and the absence of any adverse material change in the financial condition of Silexion or the biotechnology industry or in the financial markets in general. If any of the assumptions or comparisons suggested by the Moringa Board turn out to be inaccurate, that could adversely affect the expected performance of New Pubco and the trading price of New Pubco ordinary shares following the Closing of the Business Combination.

The Merger Proposal includes an amendment to Moringa’s Existing Articles that eliminates the requirement that Moringa have net tangible assets of at least $5,000,001 either prior to or upon completion of the Business Combination, which would allow the parties to complete the Business Combination even if the combined company will have less than $5,000,001 of net tangible assets.

The Existing Articles have three provisions relating to maintaining $5,000,001 of net tangible assets, all of which will be deleted from the Existing Article prior to the completion of the Business Combination if the Merger Proposal is approved. These provisions are:

•        Moringa shall not repurchase public shares in an amount that would cause its net tangible assets to be less than US$5,000,001 immediately prior to or upon consummation of a business combination;

•        Moringa shall not consummate a business combination unless Moringa has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, such business combination; and

•        Moringa shall not redeem public shares that would cause its net tangible assets to be less than US$5,000,001 following such redemptions.

In Moringa’s prospectus relating to its initial public offering, Moringa stated that it will consummate its initial business combination “only if we have net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of such business combination.” One reason for the $5,000,001 net asset requirement, which is described in Moringa’s prospectus, is to ensure Moringa will not be subject to the SEC’s penny stock rules. If New Pubco ordinary shares were determined to be a “penny stock” following the completion of the Business Combination, brokers trading in New Pubco ordinary shares would be required to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Pubco ordinary shares.

The elimination of the $5,000,001 net asset requirements is not being presented to the shareholders as a separate proposal, but is included in the Merger Proposal (which includes various matters to be approved by special resolutions under Cayman Islands law). The Merger Proposal requires a special resolution, being a resolution passed by a majority of at least two-thirds of such Moringa shareholders as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution. The Sponsor presently owns approximately 83.4% of the outstanding Moringa Class A ordinary shares. Such shares constitute a quorum and represent, alone, a sufficient number of votes to approve the Merger Proposal.

The elimination of provisions of the Moringa Existing Articles relating to $5,000,001 net tangible assets requirement may give Moringa public shareholders an incentive to redeem their public shares in connection with the Business Combination.

To the extent that investors consider the maintenance of a $5,000,001 net tangible book value as an important requirement for any business combination, the elimination of these requirements and the possibility that the combined company may not have such level of net tangible assets upon consummation of the Business Combination may be seen as a reason to seek redemption of their public shares, even if they vote in favor or the Merger Proposal. Accordingly, it is possible that all or substantially all of the remaining outstanding Moringa public shares will be redeemed. As of the date of this proxy statement/prospectus, Moringa does not have any agreement with any third party either not to redeem their public shares or to back stop potential redemptions. Further, although listing on the Nasdaq Global Market does not have a net tangible book value requirement, New Pubco will be required to demonstrate to Nasdaq that it meets all of the other applicable initial listing requirements, including a minimum of 1,100,000 unrestricted publicly held shares and 400 round lot shareholders, of which 200 hold unrestricted shares with a minimum value of $2,500. Even if New Pubco meets the listing requirements, it is possible that New Pubco will have a very thin float. As a result, the purchase or sale of a relatively modest number of shares may cause a significant change in the share price.

Moringa’s shareholders who do not redeem their Moringa Class A ordinary shares will have a reduced ownership and minority voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of New Pubco ordinary shares in connection with the Business Combination, the percentage ownership of New Pubco ordinary shares held by Moringa public shareholders who do not redeem their Moringa Class A ordinary shares will be diluted. The percentage of New Pubco ordinary shares that will be owned by Moringa public shareholders as a group will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Moringa public shareholders under different redemption levels, based on the number of issued and outstanding Moringa Class A ordinary shares and Silexion’s capital stock on a fully diluted basis as of the date of this proxy statement/prospectus, and based on the New Pubco ordinary shares expected to be issued in the Business Combination, non-redeeming Moringa public shareholders, as a group, will own approximately 6.04% of New Pubco ordinary shares expected to be outstanding immediately after the Business Combination, assuming that: (i) there are no redemptions of public shares; (ii) all Moringa founders shares are forfeited for cancellation by the Sponsor, without any of such shares remaining outstanding as Backstop Shares that are transferred to third parties; (iii) the Sponsor Investment in New Pubco is for the minimum $350,000 amount, thereby resulting in 1,285,000 Sponsor Investment Shares being issued to the Sponsor and no Sponsor Investment Shares forfeited pursuant to the Sponsor Investment Forfeiture; (iv) there is no exercise at the Closing of the Sponsor’s and EarlyBird’s aggregate 190,000 Moringa private warrants or any of the 5,750,000 Moringa public warrants at an exercise price of $11.50 per share; (v) there are no other issuances of equity interests of Moringa prior to or in connection with the Closing; and (vi) there are no issuances of any New Pubco ordinary shares prior to or in connection with the Closing under the Equity Incentive Plan.

As a result of the dilution that they face within New Pubco, Moringa public shareholders, as a group, will have less influence on the board of directors, management and policies of New Pubco than they now have on the board of directors, management and policies of Moringa.

The ownership percentage with respect to New Pubco following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Moringa public shareholders who do not redeem their public shares:

•        the issuance of up to 5,750,000 shares upon exercise of the Moringa public warrants at a price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination);

•        the issuance of up to 190,000 shares upon exercise of the Moringa private warrants held by the Sponsor at a price of $11.50 per share;

•        the issuance of up to [_______] shares under the Equity Incentive Plan; and

•        the New Pubco ordinary shares to be issued to the Sponsor as Note Shares under the A&R Sponsor Promissory Note.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding Moringa Class A ordinary shares as of March 15, 2024, and based on the New Pubco ordinary shares expected to be issued in the Business Combination, non-redeeming Moringa public shareholders, as a group, would own an even lower percentage of the New Pubco ordinary shares.

If a Moringa public shareholder or a “group” of Moringa public shareholders are deemed to hold in excess of 15% of Moringa public shares, that Moringa public shareholder or Moringa public shareholders will lose the ability to redeem all such shares in excess of 15% of Moringa’s public shares, absent Moringa’s consent.

A holder of public shares, together with any affiliate of such shareholder or any other person with whom such Moringa public shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which is referred to as the “Excess Shares.” Accordingly, if a Moringa public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such Excess Shares would not be redeemed for cash without Moringa’s prior consent. However, such Moringa public shareholder may vote all their shares (including Excess Shares) for or against the Business Combination. A Moringa public shareholder’s inability to redeem the Excess Shares will reduce such Moringa public shareholder influence over Moringa’s ability to complete the Business Combination and such Moringa public shareholder could suffer a material loss on such Moringa public shareholder’s investment in Moringa if the Moringa public shareholder sells Excess Shares in open market transactions. Additionally, a Moringa public shareholder will not receive redemption distributions with respect to the Excess Shares if Moringa completes the Business Combination. As a result, Moringa public shareholders will continue to hold that number of public shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

Moringa’s ability to successfully effect the Business Combination and to be successful thereafter is totally dependent upon the efforts of its key personnel, some of whom may join New Pubco following the Business Combination. The loss of key personnel could negatively impact the operations and profitability of the Company.

Moringa’s ability to successfully effect the Business Combination is dependent upon the efforts of its key personnel. The role of Moringa’s key personnel in the target business, however, cannot presently be ascertained. Although some of Moringa’s key personnel will likely remain with Silexion in board member or advisory positions following the Business Combination, all of the management of Silexion will remain in place for New Pubco and its Silexion subsidiary. While the combined company would intend to closely scrutinize any individuals it engages after the Business Combination, Moringa cannot assure shareholders that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the company to have to expend time and resources helping them become familiar with such requirements.

Unlike many blank check companies, Moringa does not have a specified full redemption threshold. The absence of such a redemption threshold may make it easier for Moringa to consummate the Business Combination even if a substantial majority of Moringa’s shareholders do not agree.

Since Moringa has no specified percentage limit for redemption contained in its amended and restated memorandum and articles of association (as to be amended immediately prior to the Closing), its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public shareholders electing redemption exceeded the maximum conversion or redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Moringa may be able to consummate the Business Combination even if a substantial majority of the Moringa public shareholders do not agree with the Business Combination and have redeemed their shares.

Moringa shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Moringa shareholders may be forced to sell their public shares or public warrants, potentially at a loss.

Moringa’s public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) the completion of the Business Combination, and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend Moringa’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the redemption rights provided to shareholders as described in its Annual Report on Form 10-K, filed with the SEC on April 1, 2024, or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (3) the redemption of Moringa’s public shares if we are unable to complete our initial business combination within 42 months from the closing of Moringa’s initial public offering, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate their investment, Moringa shareholders may be forced to sell their public shares or warrants, potentially at a loss.

If third parties bring claims against Moringa, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share.

Moringa’s placing of funds in the Trust Account may not protect those funds from third-party claims against Moringa. Although Moringa has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Moringa waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Moringa public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Moringa’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Moringa’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Moringa than any alternative. If a third party does not, in the end, execute such a waiver, the per share redemption amount received by Moringa public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Moringa if and to the extent any claims by a third party (other than Moringa’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Moringa has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Moringa public share or (2) such lesser amount per Moringa public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay Moringa’s taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Moringa’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Moringa believes that the Sponsor’s only assets are securities of Moringa and, therefore, the Sponsor may not be able to satisfy those obligations. Moringa has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Moringa’s initial business combination and redemptions could be reduced to less than $10.00 per Moringa public share. In such event, Moringa may not be able to complete its initial business combination, and its shareholders would receive such lesser amount per share in connection with any redemption of their public shares. None of Moringa’s officers or directors will indemnify Moringa for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Moringa’s directors may decide not to enforce the indemnification obligations of its sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to its public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and Moringa’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Moringa’s independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If Moringa’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Moringa’s public shareholders may be reduced below $10.00 per share.

Moringa’s shareholders may be held liable for claims by third parties against Moringa to the extent of distributions received by them upon redemption of their public shares.

If Moringa is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Moringa was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Moringa’s shareholders. Furthermore, Moringa’s directors may be viewed as having breached their fiduciary duties to it or its creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Moringa cannot assure you that claims will not be brought against us for these reasons. Moringa and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of its share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of up to $18,292 and to imprisonment for five years in the Cayman Islands.

If a Moringa shareholder fails to receive notice of its offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Moringa will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite Moringa’s compliance with these rules, if a shareholder fails to receive Moringa’s proxy materials such shareholder may not become aware of the opportunity to redeem their shares. In addition, the proxy materials that Moringa will furnish to holders of its public shares in connection with the Business Combination escribe the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a shareholder fails to comply with these procedures, their shares may not be redeemed.

Moringa’s private placement warrants are accounted for as liabilities and the changes in value of those warrants could have a material effect on its financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies or, the SEC Warrant Statement. Among other things, the SEC Warrant Statement focused on warrants that have certain settlement terms or warrants which do not meet the criteria to be considered indexed to an entity’s own stock, which terms are similar to those that govern our private placement warrants under the warrant agreement for all of our warrants. As a result of the SEC Warrant Statement, we evaluated the accounting treatment of our public warrants and private placement warrants and determined that the private placement warrants should be recorded as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on Moringa’s balance sheet as of December 31, 2022, and December 31, 2023, contained in Moringa’s Annual Report on Form 10-K, filed on April 1, 2024, are derivative liabilities related to embedded features contained within Moringa’s private warrants. Accounting Standards Codification 815-40, Derivatives and Hedging — Contracts on an Entity’s Own Equity, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the condensed statement of operations. As a result of the recurring fair value measurement, Moringa’s — and, following the Business Combination, the Company’s — financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, Moringa expects that it (and, following the Business Combination, the Company) will recognize non-cash gains or losses on its private warrants each reporting period and that the amount of such gains or losses could be material.

Moringa may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

As a result of the material weaknesses, the restatement, the change in accounting for the public warrants and private warrants and other matters raised or that may in the future be raised by the SEC, Moringa may face potential for litigation or other disputes, including, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in Moringa’s internal control over financial reporting and the preparation of Moringa’s financial statements. As of the date of this proxy statement/prospectus, Moringa has no knowledge of any such litigation or dispute. However, Moringa can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Moringa’s business, results of operations and financial condition or its ability to complete the Business Combination.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may abandon our efforts to consummate an initial business combination and liquidate.

On March 30, 2022, the SEC issued proposed rules relating to certain activities of SPACs (the “SPAC Rule Proposals”), relating to, among other things, circumstances in which SPACs could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its IPO (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that we have been operating as an unregistered investment company. This risk may be increased if we continue to hold the funds in the Trust Account in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, rather than instructing the trustee to liquidate the securities in the Trust Account and hold the funds in the Trust Account in cash.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate. If we are required to liquidate, our shareholders would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction, and our warrants would expire worthless.

If we instruct the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash in order to seek to mitigate the risk that we could be deemed to be an investment company for purposes of the Investment Company Act, we would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the Moringa public shareholders would receive upon any redemption or liquidation of Moringa.

The funds in the Trust Account have, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we may, at any time, instruct the trustee with respect to the Trust Account to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of an initial business combination or liquidation of Moringa. Following such liquidation of the securities held in the Trust Account, we would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of Moringa.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that we may be considered an unregistered investment company, in which case we may be required to liquidate Moringa. Accordingly, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the Moringa public shareholders would receive upon any redemption or liquidation of Moringa.

Risks to Holders of Public Warrants

Even if Moringa consummates the Business Combination, there is no guarantee that the publicly traded warrants will ever be in the money; they may expire worthless.

The exercise price for Moringa’s public warrants is $11.50 per share. There can be no assurance that the public warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless. The terms of public warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental, as warrant agent, and Moringa, provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Moringa may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding public warrants approve of such amendment. Moringa’s ability to amend the terms of the warrants with the consent of a majority of the then-outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Moringa purchasable upon exercise of a warrant.

Moringa may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least a majority of the then outstanding public warrants.

Moringa’s warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Moringa. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, Moringa may amend the terms of the public warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a warrant.

The Company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to holders, thereby making their warrants worthless.

After completion of the Business Combination, the Company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of the Company’s ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like or as indicated above) for any 20 trading days within a 30 trading-day period commencing on the date they become exercisable and ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to: (1) exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (2) sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private warrants will be redeemable by the Company so long as they are held by our Sponsor or its permitted transferees.

Risks Related to U.S. Federal Income Taxation

The SPAC Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. Holders of Moringa Class A ordinary shares and Moringa public warrants.

It is intended that the Mergers, taken together, will qualify for tax-deferred treatment under Section 351(a) of the Code, subject to Section 367(a) of the Code and the PFIC rules. However, if the Mergers do not qualify for tax-deferred treatment under Section 351(a) of the Code, or if the SPAC Merger fails to qualify for tax-deferred treatment as a result of the application of Section 367(a) Code or the PFIC rules, the SPAC Merger would be a taxable transaction to U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders”) of Moringa Class A ordinary shares. Further, the receipt of New Pubco public warrants in exchange for Moringa public warrants pursuant to the SPAC Merger may cause U.S. Holders of Moringa public warrants to recognize taxable gain regardless of whether the Mergers qualify for tax-deferred treatment under Section 351(a) of the Code.

For a more complete discussion of the U.S. federal income tax considerations of the SPAC Merger, including Section 367(a) of the Code and the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders of the Business Combination to U.S. Holders — Tax Consequences of the SPAC Merger.”

The PFIC status of Moringa and/or New Pubco could result in adverse U.S. federal income tax consequences to U.S. Holders.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Because Moringa is a blank check company with no current active business (as determined for purposes of the PFIC rules), Moringa believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year. The rules dealing with mergers of PFICs are complex and subject to potentially adverse U.S. federal income tax consequences. All U.S. Holders are urged to consult their tax advisors concerning the consequences to them of the PFIC rules in the context of the SPAC Merger. See “Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders — PFIC Rules” for more detail regarding the U.S. federal income tax consequences related to the application of the PFIC rules to the SPAC Merger.

Following the Business Combination, the annual PFIC income and asset tests in respect of New Pubco will be applied based on the assets and activities of the combined business. Based on the projected composition of New Pubco’s income and assets, it cannot be determined whether New Pubco will be classified as a PFIC for its taxable year that includes the date of the Business Combination or in any future taxable year. Further, changes in the composition of New Pubco’s income or composition of New Pubco’s assets may cause New Pubco to be or become a PFIC for the current or subsequent taxable years. Whether New Pubco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If New Pubco is treated as a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. For a further discussion, see “Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders — PFIC Rules.” U.S. Holders are strongly encouraged to consult their own advisors regarding the potential application of these rules to the ownership of New Pubco ordinary shares and/or New Pubco public warrants.

If a U.S. person is treated as owning at least 10% of the stock of New Pubco, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the stock of New Pubco, such holder may be treated as a “United States shareholder” with respect to each of New Pubco and its direct and indirect subsidiaries (the “New Pubco Group”) that is a “controlled foreign corporation,” (a “CFC”), for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the New Pubco Group includes one or more non-U.S. subsidiaries, certain of New Pubco’s non-U.S. subsidiaries could be treated as CFCs regardless of whether New Pubco is treated as a CFC.

If New Pubco or any of its non-U.S. subsidiaries is a CFC, 10% “United States shareholders” will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that New Pubco will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs, or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.

General Risks

Risks Relating to Owning New Pubco Ordinary Shares Following the Business Combination and the Company Operating as a Public Company

Because we have no current plans to pay cash dividends on New Pubco ordinary shares for the foreseeable future, you may not receive any return on investment unless you sell New Pubco ordinary shares for a price greater than that which you paid for it.

We will likely retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Company’s board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Company’s board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in New Pubco ordinary shares unless you sell New Pubco ordinary shares for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

The Company may be subject to securities litigation, which is expensive and could divert management attention, including securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Following the Business Combination, the Company’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. The Company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Moringa’s or Silexion’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect Moringa’s or Silexion’s or, if the Business Combination is completed but delayed, the Company’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.

The Company may issue additional New Pubco ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the New Pubco ordinary shares.

The Company may issue additional New Pubco ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities without shareholder approval, in a number of circumstances.

The Company’s issuance of additional New Pubco ordinary shares or other equity securities of equal or senior rank would have the following effects:

•        Moringa public shareholders’ proportionate ownership interest in the Company will decrease;

•        the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•        the relative voting strength of each previously outstanding Moringa Class A ordinary shares may be diminished; and

•        the market price of the New Pubco ordinary shares may decline.

See, “— Moringa’s shareholders who do not redeem their Moringa Class A ordinary shares will have a reduced ownership and minority voting interest after the Business Combination and will exercise less influence over management.”

The Company will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if the Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance to the performance of other public companies.

The Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the Company’s ordinary shares that are held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first issuance of New Pubco ordinary shares in the Business Combination. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find New Pubco ordinary shares less attractive because New Pubco will rely on these exemptions, which may result in a less active trading market for the New Pubco ordinary shares and its price may be more volatile.

Additionally, the Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Company’s ordinary shares held by non-affiliates is equal to or exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues is equal to or exceeds $100 million during such completed fiscal year and the market value of the Company’s ordinary shares held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Moringa warrants will become exercisable for New Pubco ordinary shares and Note Shares will be issuable upon conversion of amounts owed to the Sponsor under the A&R Sponsor Promissory Note, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

If the Business Combination is completed, 5,750,000 Moringa public warrants and 190,000 Moringa private warrants will become exercisable for New Pubco ordinary shares in accordance with the terms of the Warrant Agreement. These Moringa warrants will become exercisable 30 days after the Closing, with an exercise price of $11.50 per New Pubco ordinary share. In addition, under the A&R Sponsor Promissory Note, Note Shares will be issuable to the Sponsor over the course of the 30-month period following the Closing. To the extent such warrants are exercised for New Pubco ordinary shares and amounts under the A&R Sponsor Promissory Note are converted into Note Shares, the issuance of additional New Pubco ordinary shares will result in dilution to the then existing holders of New Pubco ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such additional shares may be issued could adversely affect the market price of New Pubco ordinary shares.

EXTRAORDINARY GENERAL MEETING OF MORINGA

General

Moringa is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Moringa Board for use at the extraordinary general meeting to be held on              , 2024, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to Moringa’s shareholders on or about              , 2024 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Moringa’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held at [___], Eastern time/ [___] a.m., local (Israel) time, on              , 2024, at the offices of Moringa’s external legal counsel, Meitar Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5251608, Israel. The extraordinary general meeting may also be attended virtually over the internet. You will be able to attend the extraordinary general meeting online, vote, and submit your questions during the extraordinary general meeting by visiting [•]. At the meeting, we will consider and vote upon certain proposals, including, if necessary, the adjournment proposal.

Purpose of the extraordinary general meeting

At the extraordinary general meeting, Moringa is asking holders of Moringa Class A ordinary shares:

•        consider and vote upon the Business Combination Proposal;

•        consider and vote upon the Merger Proposal; and

•        consider and vote upon the Adjournment Proposal, if presented.

Recommendation of the Moringa Board with Respect to the Proposals

After careful consideration, the Moringa Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Moringa’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

Record Date; Who is Entitled to Vote

We have fixed the close of business on              , 2024, as the record date for determining the shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. As of the close of business on              , 2024, there were          Moringa Class A ordinary shares outstanding and entitled to vote. Each Moringa Class A ordinary shares is entitled to one vote per share at the extraordinary general meeting.

Our Sponsor and our officers and directors entered into a letter agreement to vote their Moringa founders shares, private shares and any public shares purchased during or after the IPO, in favor of the Business Combination Proposal and Merger Proposal. As of the date hereof, our Sponsor own approximately 83.4% of our total outstanding Moringa Class A ordinary shares.

Quorum

The presence, in person or by proxy, of shareholders holding a majority of the shares of Moringa entitled to vote at the extraordinary general meeting constitutes a quorum at the extraordinary general meeting.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the extraordinary general meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in this proxy statement/prospectus.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the results of the Business Combination Proposal, Merger Proposal or the Adjournment Proposal.

Vote Required for Approval

The following votes are required for approval of each proposal at the extraordinary general meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by an ordinary majority of the shareholders of Moringa who, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution.

•        Merger Proposal:    The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being a resolution passed by a special majority of at least two-thirds of the shareholders of Moringa who, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by an ordinary majority of the shareholders of Moringa who, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, and includes a unanimous written resolution.

Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals (i.e., the Business Combination Proposal, and the Merger Proposal) is a condition to the consummation of the Business Combination. The implementation of each Condition Precedent Proposal is conditioned on the approval of both Condition Precedent Proposals. The implementation of the Adjournment Proposal is not conditioned on the approval of any other proposal. If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

Voting Your Shares

Each Moringa Class A ordinary share that you own in your name entitles you to one vote. Your proxy card or voting instruction form shows the number of Moringa Class A ordinary shares that you own. Depending on how your shares are held, you can ensure that your shares are voted at the extraordinary general meeting in various manners:

For shareholders of record:

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Moringa Board “FOR” the Business Combination Proposal, “FOR” each of the separate Advisory Articles Proposals, “FOR” the Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•        You Can Attend the extraordinary general meeting and Vote in Person.    If you attend the extraordinary general meeting, you may submit your vote at the extraordinary general meeting, in which case any votes that you previously submitted will be superseded by the vote that you cast at the extraordinary general meeting.

For shareholders whose shares are held in street name (i.e., through a broker, bank or other nominee):

•        You can vote through a physical voting instruction form or online:    If your shares are held in “street name” or are in a margin or similar account, you should complete and submit the enclosed voting instruction form, or provide your voting instructions online at www.proxyvote.com, to instruct your broker how to vote with respect to the shares that you beneficially own. There are two ways to vote your Moringa Class A ordinary shares at the extraordinary general meeting.

Revoking Your Proxy

If you are a shareholder of record, if you seek to revoke a proxy that you have provided, you may send a later-dated, signed proxy card to Moringa’s Chief Financial Officer at the address set forth below so that it is received by him prior to the vote at the extraordinary general meeting (which is scheduled to take place on              , 2024). In the alternative, you may attend the extraordinary general meeting in person and vote.

If your shares are held in “street name” through your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote, or you may change your voting instructions online at www.proxyvote.com.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact Moringa’s Chief Financial Officer at:

Moringa Acquisition Corp
250 Park Avenue, 7th Floor
New York, NY 11040
Telephone: (212) 572-6395

Email: gil@moringaac.com
Attention: Gil Maman, CFO

Vote of Moringa’s Sponsor, Directors and Officers

Moringa, Silexion and New Pubco have entered into an agreement with the Sponsor pursuant to which it has agreed to vote all Moringa Class A ordinary shares and the Moringa Class B ordinary share owned by it in favor of an initial business combination.

Moringa’s Sponsor, directors and officers have waived any redemption rights with respect to the founders shares, as well as the Moringa private shares included in the Moringa private units purchased by the Sponsor in the IPO, in connection with the Business Combination. The founders shares and private shares held by the Sponsor have no redemption rights upon our liquidation and will be worthless if the Business Combination is not effected by us by the Extended Date. However, our Sponsor is entitled to redemption rights upon our liquidation with respect to any public shares it may own.

Redemption Rights

Moringa public shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination, or do not vote in respect of the proposed Business Combination. Any Moringa public shareholder may request redemption of his, her or its public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own his, her or its shares following the Business Combination.

Notwithstanding the foregoing, a Moringa public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares, without our prior consent. Accordingly, if a Moringa public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Moringa’s Sponsor will not have redemption rights with respect to any Moringa Class A ordinary shares owned by it, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to              , Eastern Time, on              , 2024 (two business days prior to the vote at the extraordinary general meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your share certificates (if any) for public shares and other redemption forms to the transfer agent, physically or electronically through DTC.

If you hold the public shares in street name, you will have to coordinate with your broker to have your public shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the public shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated (and the public shares submitted for redemption are therefore not redeemed), this may result in an additional cost to shareholders for the return of their public shares.

Holders of Moringa Units must elect to separate the underlying public shares and Moringa public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their Moringa units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and Moringa public warrants, or if a holder holds Moringa units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Moringa public share delivers its share certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Moringa instruct our transfer agent to return the share certificate and other redemption forms (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then Moringa public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Moringa will promptly return any shares previously delivered by Moringa public shareholders.

The closing price of Moringa Class A ordinary shares on              , 2024 was $            . As of              , 2024 the redemption value of Moringa public shares was approximately $             in the aggregate or approximately $             per Moringa public share. Prior to exercising redemption rights, shareholders should verify the market price of Moringa Class A ordinary shares, as they may receive higher proceeds from the sale of their Moringa Class A ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Moringa cannot assure our shareholders that they will be able to sell their Moringa Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our shareholders wish to sell their shares.

If a Moringa public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the Business Combination Proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to              , Eastern Time, on              , 2024 (two business days prior to the vote at the extraordinary general meeting), and the Business Combination is consummated.

Appraisal Rights

Neither Moringa’s shareholders nor Moringa’s warrant holders have appraisal rights in connection with the Business Combination. The Cayman Islands Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, Moringa’s board of directors has determined that the terms of the SPAC Merger satisfy the requirements of Section 239(1) of the Cayman Islands Companies Act for an exemption from the availability of appraisal rights in respect of that merger. The availability of appraisal rights does not affect the rights of Moringa’s public shareholders to exercise the rights of redemption as set out in this proxy statement/prospectus. Further, Moringa’s board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represent the fair value of those shares. To the extent Section 239(1) of the Cayman Islands Companies Act does not operate to exclude appraisal rights in connection with the SPAC Merger, those rights will subsist and a shareholder retains the right to receive fair value for its shares as determined by the procedure set out in Section 238 of the Cayman Islands Companies Act, together with the redemption rights outlined above.

Proxy Solicitation Costs

Moringa is soliciting proxies on behalf of the Moringa Board. This solicitation is being made by mail but also may be made by telephone or in person. Moringa and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Moringa will bear the cost of the solicitation.

Moringa will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Moringa will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Moringa or our securities, our Sponsor, Silexion and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with investors and others to provide them with incentives to acquire Moringa Class A ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases would be to provide additional equity financing to the combined company, by reducing the amount of redemptions from the Trust Account and thereby leaving more money in that account for the combined company following the Business Combination. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, transfer to them of founders shares as Backstop Shares.

In the event that the Sponsor, directors, officers, and/or their affiliates, or unaffiliated third parties, purchase public shares in privately negotiated transactions from Moringa public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their public shares. To the extent that the redemption of public shares would constitute a tender offer under the Exchange Act, any purchases of public shares by the Sponsor, directors, officers and their affiliates, or by unaffiliated third parties outside of the tender offer, will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases, and any public shares purchased by the Sponsor, directors, officers or their affiliates, or unaffiliated third parties, during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination.

Any shares purchased by Moringa’s Sponsor and officers and directors, or unaffiliated third parties, would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the extraordinary general meeting and, if purchased by Moringa’s Sponsor, officers or directors, would not be redeemable.

Entering into any such incentive arrangements may have a depressive effect on the price of Moringa Class A ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be completed in circumstances where it might not have otherwise been completed. Purchases of shares by the persons described above would leave more money in the Trust Account for the combined company and would likely increase the chances that the combined company would have enough working capital after completion of the Business Combination. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Moringa will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would impact the amounts remaining in the Trust Account. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Moringa and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL NO. 1. THE BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby pursuant to Proposal No. 1 — the Business Combination Proposal. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if the Business Combination Proposal is approved by the affirmative vote “FOR” the proposal by the holders of a majority of ordinary shares who, being present (in person or via proxy) and entitled to vote at the extraordinary general meeting, vote on the Business Combination Proposal (which excludes abstentions and broker non-votes).

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement, including by the underlying disclosure letters (“Disclosure Letters”) which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties thereto rather than establishing matters as facts. We do not believe that the Disclosure Letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations about the actual state of facts of the parties thereto.

General; Structure of the Business Combination

On April 3, 2024, New Pubco entered into the Business Combination Agreement with Merger Sub 1, Merger Sub 2, Moringa and Silexion. The Business Combination Agreement amended and restated, in its entirety, and restructured the transactions contemplated under, the original Business Combination Agreement (the “Original Business Combination Agreement”), dated as of February 21, 2024, by and among Moringa, its wholly-owned Israeli subsidiary April M.G. Ltd. (“April M.G.”), and Silexion.

Pursuant to the Original Business Combination Agreement, subject to the fulfillment of closing conditions, April M.G. was to merge with and into Silexion, with Silexion surviving the merger as a wholly-owned subsidiary of Moringa, and with Moringa continuing as a public company following the completion of the merger, and with its securities continuing to be traded on Nasdaq.

Under the Business Combination Agreement, as restructured, New Pubco, a newly formed Cayman Islands exempted company that will serve as the public company upon completion of the Business Combination, will have two merger subsidiaries — (i) Merger Sub 2, a Cayman Islands exempted company, which will merge with and into Moringa pursuant to the SPAC Merger, with Moringa continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco, and (ii) Merger Sub 1, an Israeli company, which will merge with and into Silexion pursuant to the Acquisition Merger, with Silexion continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco.

In addition to the revised structure for the Transactions, certain other agreements or arrangements related to the Business Combination were finalized and/or agreed upon in connection with the execution of the Business Combination Agreement:

•        Under the Silexion Support Agreement, certain shareholders of Silexion agreed, among other things, to approve those actions contemplated in the Business Combination Agreement for which Silexion’s shareholders’ approval is required. See “Certain Agreements Related to the Business Combination — Silexion Support Agreement” below.

•        Under the Sponsor Support Agreement, Moringa’s Sponsor agreed, among other things, to approve the actions contemplated in the Business Combination Agreement for which Moringa’s shareholders’ approval is required. See “Certain Agreements Related to the Business Combination — Sponsor Support Agreement” below.

•        Under an Amended and Restated Registration Rights and Lock-Up Agreement, which will become effective as of the Closing, New Pubco (as assignee of Moringa’s obligations and rights under the existing registration rights agreement, dated as of February 19, 2021, to which Moringa is party with the Sponsor, EarlyBird and certain other of Moringa’s current shareholders), will provide certain customary registration rights with respect to New Pubco securities held or to be held by the Sponsor, EarlyBird, certain of Silexion’s current shareholders and, potentially, holders of New Pubco ordinary shares issuable to holders of Backstop Shares. See “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights and Lock-Up Agreement” below.

•        Under an A&R Sponsor Promissory Note to be issued by New Pubco to the Sponsor upon the effective time of the SPAC Merger, the repayment obligations of Moringa with respect to all loans provided by the Sponsor to Moringa since Moringa’s initial public offering through the SPAC Merger effective time — subject to a cap — will be assumed by New Pubco. See “Certain Agreements Related to the Business Combination — A&R Sponsor Promissory Note.”

Pre-Closing Transactions

Silexion Equity Financing

Pursuant to the Silexion Equity Financing, Silexion or its subsidiary was to obtain from investors an equity investment of at least $3.5 million, for which definitive documentation was to be provided to Moringa by April 15, 2024, and for which funds were to be received by April 30, 2024. If such investment was to be in the form of convertible loans, those loans were to be converted, and underlying shares of Silexion were to be issued, prior to the effective time of the Acquisition Merger. While the Silexion Equity Financing has not, to date, taken place, Moringa and Silexion are working towards completion of a financing prior to, or at, the Closing. In any event, in accordance with the Business Combination Agreement, Moringa may waive the Closing condition related to the Silexion Equity Financing. To the extent a financing is completed, investors in Silexion will be added as parties to the Amended and Restated Registration Rights and Lock-Up Agreement and will have registration rights that are pari-passu with those of the Moringa Sponsor.

Sponsor Investment in New Pubco

Within 30 days following execution of the Business Combination Agreement (i.e., by May 3, 2024), the Sponsor was to have effected the initial $350,000 portion of the Sponsor Investment in New Pubco and receive New Pubco ordinary shares in respect of that investment. That initial portion of the Sponsor Investment in New Pubco has not, to date, been completed. Prior to the Closing, Sponsor may invest up to an additional $150,000 pursuant to the Sponsor Investment and receive additional New Pubco shares in respect of that additional invested amount at a price of $10.00 per share. To the extent the Sponsor does not invest that maximum additional $150,000 amount, the Sponsor will forfeit for cancellation up to 58,000 of its New Pubco ordinary shares.

Closing of the Business Combination

The Closing will take place electronically by the mutual exchange of electronic signatures, on the Closing Date and at a time to be agreed upon by Moringa and Silexion, which date will be no later than the third Business Day after all the Closing conditions to the Business Combination Agreement have been satisfied or waived, or at such other date, or time or both as Moringa and Silexion may agree.

Consideration to be Received in the Business Combination

At the effective time of the SPAC Merger, each outstanding Moringa Class A ordinary share and the sole outstanding Moringa Class B ordinary share will be entitled to receive, and will convert into, an ordinary share of New Pubco, on a one-for-one basis. Each outstanding warrant to purchase one Moringa Class A ordinary share will convert into a warrant to purchase one New Pubco ordinary share, at the same exercise price and at the same exercise terms. Every issued and outstanding Moringa unit will be automatically separated, and the holder thereof will be entitled to receive the consideration applicable to one Moringa Class A ordinary share and one-half of a Moringa warrant.

At the effective time of the Acquisition Merger, each Silexion ordinary share and each Silexion preferred share will receive as consideration such number of New Pubco ordinary shares as is equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $62,500,000 by (2) the number of fully diluted Silexion equity securities, by (y) $10.00 (the “Silexion Equity Exchange Ratio”). Each outstanding Silexion warrant and Silexion option to purchase one Silexion share, and Silexion restricted share unit (RSU) that may be potentially settled for one Silexion share, will become exercisable for, or will be subject to settlement for (as applicable), such number of New Pubco ordinary shares as are equal to the Silexion Equity Exchange Ratio. The exercise price per New Pubco ordinary share of each such converted Silexion option and Silexion warrant will be adjusted based on dividing the existing per share exercise price by the Silexion Equity Exchange Ratio. The terms of vesting, exercise and/or settlement, as applicable, of such converted options, warrants and RSUs shall remain the same following such conversion, except that the vesting of each Silexion option will accelerate immediately prior to the Acquisition Merger, such that the New Pubco option into which it has been converted will be fully vested.

Conditions to the Closing of the Business Combination

Conditions to the Obligations of Each Party.

The Business Combination Agreement contains customary conditions to Closing, including, among others, the following mutual conditions of the parties (unless waived):

•        required shareholder approvals from each of Moringa and Silexion;

•        effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•        the expiration of all applicable waiting periods (and any extensions thereof) under antitrust laws;

•        the absence of any applicable legal requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions;

•        the amendment and restatement of New Pubco’s articles of association in a form to be agreed upon between the parties;

•        the approval of the listing of the New Pubco shares on Nasdaq;

•        the representations and warranties of Silexion or Moringa (as applicable) being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to certain materiality qualifiers);

•        Silexion or Moringa (as applicable) having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the date of the Closing;

•        no material adverse effect (with respect to Silexion or Moringa, as applicable) shall have occurred since the date of the Business Combination Agreement; and

•        the receipt of certain Israeli tax rulings in connection with the Business Combination.

Additional Conditions to Obligations of Silexion.

The obligations of Silexion to consummate the Business Combination are subject to the satisfaction or waiver by Silexion (where permissible by applicable law) at or prior to Closing of the following additional conditions:

•        the forfeiture by the Sponsor for retirement of all 2,875,000 founders shares, provided that up to 1,567,000 of the founders shares may serves Backstop Shares that are transferred to third parties for reduction of transaction-related fees, or to non-affiliate third-party investors that provide backstop financing, that enter into non-redemption agreements with Moringa, or that provide other financial support in connection with the Transactions, as determined by Moringa in consultation with Silexion;

•        the Sponsor’s investment of at least $350,000 in New Pubco, in respect of which the Sponsor will be issued 1,343,000 New Pubco ordinary shares;

•        Moringa’s liabilities to be assumed by New Pubco shall meet the Moringa Liabilities Limit Condition, whereby the following liabilities of Moringa, assuming a Closing by no later than August 19, 2024, shall not exceed an aggregate amount of $1,000,000: (i) the A&R Sponsor Promissory Note (subject to the A&R Sponsor Promissory Note Cap); and (ii) all expenses incurred or owed by Moringa in relation to the Transactions, including all fees for legal, accounting, audit, printing and other professional services in connection therewith;

•        the confirmation by New Pubco of new employment agreements with certain senior employees of Silexion;

•        the issuance by New Pubco to Sponsor of the A&R Sponsor Promissory Note, which is subject to the A&R Sponsor Promissory Note Cap (as described below under “Related Agreements — Form of A& R Sponsor Promissory Note”) in replacement of all existing promissory notes that Moringa had issued to the Sponsor, under which the payment obligations are to be assumed by New Pubco from Moringa at the Closing; and

•        the execution of the Amended and Restated Registration Rights and Lock-Up Agreement (described below under “Related Agreements — Amended and Restated Registration Rights and Lock-Up Agreement”) by New Pubco and Sponsor.

Additional Conditions to Obligations of Moringa.

Unless waived by Moringa, the obligations of Moringa, New Pubco, Merger Sub 1 and Merger Sub 2 (collectively, the “SPAC Parties”) to consummate the Transactions are subject to, among other matters, the satisfaction of the following additional Closing conditions:

•        all Silexion warrants shall have been exercised (on a cashless basis) prior to the effective time of the Acquisition Merger;

•        the receipt by Moringa from Silexion, by April 15, 2024, of fully executed copies of all subscription agreements under the Silexion Equity Financing, and at least $3,500,000 of the proceeds payable to Silexion or its subsidiary under that financing shall have been received by Silexion or its subsidiary (as applicable) by April 30, 2024 (this Closing condition was not met, but may be waived by the SPAC Parties); and

•        the execution of the Amended and Restated Registration Rights and Lock-Up Agreement by certain Silexion shareholders and by the those parties (if any) providing the Silexion Equity Financing.

Termination

The Business Combination Agreement may be terminated by mutual written consent of the SPAC Parties and Silexion, or by either SPAC or Silexion under certain circumstances, including, among others: (i) the failure to consummate the Business Combination by August 19, 2024; (ii) the failure of either party to obtain the requisite approval by its shareholders of the Business Combination; (iii) the issuance of a final and non-appealable order or injunction preventing the Business Combination; or (iv) a material breach of any representation, warranty, covenant, or agreement by the other party that is not cured within a specified period. The Business Combination Agreement also allowed the SPAC Parties alone to terminate the Business Combination Agreement at any time prior to May 1, 2024 if not all of the executed copies of the subscription agreements under the Silexion Equity Financing were to have been provided to Moringa by April 15, 2024, or if at least $3,500,000 of the proceeds payable to Silexion or its subsidiary under the Silexion Equity Financing were not to have been received by Silexion or its subsidiary on or before April 30, 2024. The SPAC Parties did not exercise their termination right under the Business Combination Agreement in response to the Silexion Equity Financing (and related documentation) not having been completed in accordance with those deadlines.

In the event of the valid termination of the Business Combination Agreement, the Business Combination Agreement will become void, and there will be no liability on the part of any party or any of their respective representatives, and all rights and obligations of each party will cease, except: (a) Section 6.11, (b) Section 8.02, (c) Article X (General Provision) will survive the termination of the Business Combination Agreement. Without limiting the foregoing, and except as otherwise provided in the Business Combination Agreement, the parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in the Business Combination Agreement by another party or with respect to the Business Combination will be the right, if applicable, to terminate the Business Combination Agreement.

Fees and Expenses

All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by the parties thereto.

In the Business Combination Agreement, Silexion makes customary representations and warranties regarding itself and its subsidiaries, including relating to: Organization and Qualification; Subsidiaries; Capitalization; Authorization; No Conflict; Required Filings and Consents; Financial Statements; No Undisclosed Liabilities; Absence of Certain Changes or Events; Litigation; Employee Benefit Plans; Labor Matters; Real Property; Tangible Property; Taxes; Environmental Matters; Brokers; Intellectual Property; Privacy; Governmental Grants; Material Agreements, Contracts and Commitments; Insurance; Interested Party Transactions; Information Supplied; Anti-Bribery; Anti-Corruption; International Trade; Sanctions; Suppliers; Product Liabilities and Recalls; Leakage; Regulatory Matters and Disclaimer of Other Warranties.

In the Business Combination Agreement, Moringa makes customary representations and warranties regarding itself and the SPAC Parties, including in relation to: Organization and Qualification; Capitalization; Authorization; No Conflict; Compliance with Laws; Approvals; SPAC SEC Reports and Financials; Financial Statements; Absence of Certain Changes or Events; Litigation; Business Activities; SPAC Listing; Trust Account; Taxes; Information Supplied; Employees; Benefit Plans; Compliance with International Trade & Anti-Corruption Laws; Board Approval; Shareholder Vote; Transactions with Affiliates; Brokers; New Pubco, Merger Sub 1 and Merger Sub 2 and Disclaimer of Other Warranties.

Company Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of the parties are qualified in whole or in party by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Business Combination Agreement, “Material Adverse Effect” means any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of Silexion or the SPAC Parties (as applicable), taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of Silexion or the SPAC Parties (as applicable) to perform its/their obligations under the Business Combination Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Material Adverse Effect on or in respect of Silexion or the SPAC Parties (as applicable) pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees) (provided that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution or delivery of the Business Combination Agreement, the performance of a party’s obligations or the consummation of the Transactions); (iv) changes or proposed changes in applicable legal requirements, regulations or interpretations thereof or decisions by courts or any governmental entity after the date of the Business Combination Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which Silexion or the SPAC Parties operate; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of Silexion or the SPAC Parties taken as a whole, relative to similarly situated companies in the industries in which Silexion or the SPAC Parties conduct their respective operations, then such impact shall be taken into account in determining whether a Material Adverse Effect has occurred.

Governing Law

The Business Combination Agreement is governed by the laws of the State of Delaware and the parties are subject to exclusive jurisdiction of federal and state courts located in the State of Delaware (and any appellate courts thereof), provided that (i) the merger of Merger Sub 1 with and into Silexion, the fiduciary duties of Silexion’s board of directors, and such other provisions of the Business Combination Agreement expressly required by the terms of the Business Combination Agreement, will be governed by the Israeli Companies Law, 5759-1999, and (ii) the merger of Merger Sub 2 with and into Moringa and the fiduciary duties of the SPAC’s board of directors will be governed by the laws of the Cayman Islands.

Certain Agreements Related to the Business Combination

Sponsor Support Agreement

In connection with the parties’ entry into the Business Combination Agreement, the Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with New Pubco, Silexion and Moringa, pursuant to which, among other things, the Sponsor agreed to vote (or cause to vote) all of the Moringa Class A ordinary shares, the Moringa Class B ordinary share and all other Moringa shares or other Moringa securities that may be held by it in favor of the Business Combination at any meeting of Moringa’s shareholders at which it is brought for approval.

The Sponsor also agreed in the Sponsor Support Agreement to comply with the forfeiture provisions of the Business Combination Agreement with respect to its founders shares and with the lock-up provisions and forfeiture provisions related to the Sponsor Investment Shares to be issued to it pursuant to the Sponsor Investment in New Pubco.

The Sponsor Support Agreement also imposes a transfer restriction on all Subject Securities (as defined therein) held by the Sponsor from and after the date of the agreement and until the earlier of (a) the termination of the agreement (which will occur upon the termination of the Business Combination Agreement), or (b) the Closing, including entry into any contract that would reasonably be expected to require the Sponsor to transfer the Subject Securities. Likewise, the agreement prohibits the Sponsor from entering into any voting trust, proxy or other contract with respect to the voting or transfer of the Subject Securities (other than the agreement itself). Transfer of Backstop Shares by the Sponsor in accordance with the Business Combination Agreement is permitted provided that the transferees agree to be bound by the Sponsor’s obligations under the Sponsor Support Agreement if the transfer occurs more than one trading day prior to the Closing.

Silexion Support Agreement

In order to assist to obtain approval by Silexion’s shareholders of the Business Combination, certain shareholders of Silexion have entered into a shareholder voting and support agreement with New Pubco, Silexion and Moringa (the “Silexion Support Agreement”). Pursuant to the agreement, each Silexion shareholder party to the agreement has agreed that, at any meeting of the shareholders of Silexion, and in connection with any written consent of shareholders of Silexion, such shareholder shall vote, or validly execute and deliver any written consent, with respect to all shares of Silexion held by it, in favor of the resolutions in the form attached to the agreement and any other resolutions in favor of (i) the Business Combination and the adoption of the Business Combination Agreement, and (ii) any other matters necessary or reasonably requested by Silexion for consummation of the Business Combination and related Transactions. Each Silexion shareholder party to the agreement has also agreed to vote, or validly execute and deliver any written consent, against any other competing transaction that would provide for the sale or transfer of (x) all or any material part of the business or assets of Silexion or (y) any of the shares or other equity interests or profits of Silexion, that would reasonably be expected to (a) interfere with or delay the Business Combination, or (b) result in a breach by Silexion of its obligations under the Business Combination Agreement, or cause any of the conditions to closing set forth in the Business Combination Agreement not to be fulfilled. Each shareholder of Silexion party to the Silexion Support Agreement will grant a proxy in furtherance of its voting undertakings pursuant to the agreement.

Amended and Restated Registration Rights and Lock-Up Agreement

Prior to the Closing under the Business Combination Agreement, New Pubco, Moringa, Sponsor, certain of Silexion’s shareholders and, if applicable, any assignees of Backstop Shares, will enter into (and Early Bird will be bound by) an Amended and Restated Registration Rights and Lock-Up Agreement which will become effective as of the Closing. Under the agreement, New Pubco will assume Moringa’s existing obligations under Moringa’s existing registration rights agreement (entered into in connection with its IPO) and will grant registration rights to the Sponsor, Early Bird, certain current Silexion shareholders, assignees of Backstop Shares (to the extent that they are assigned such shares of New Pubco) and other potential shareholders of New Pubco with respect to certain securities of New Pubco.

Under the agreement, New Pubco will agree to provide the holders party thereto customary demand and shelf registration rights (subject to certain minimum size offerings) and piggy-back rights on primary and secondary offerings, subject to customary cut-back provisions.

Under the lock-up provisions of the agreement, lock-up periods will apply following the Closing to securities of New Pubco that are held by the holders who will be party to the agreement, subject to permitted transfers to certain categories of “Permitted Transferees”. Specifically, those lock-up periods will apply to the following categories of securities for the following periods of time post-Closing:

•        Sponsor Investment Shares and securities to be held by current Silexion shareholders:    (A) 50% of the Sponsor Investment Shares to be held by the Sponsor (which are New Pubco ordinary shares to be issued in respect of Sponsor’s aggregate investment of between $350,000 and $500,000 in New Pubco prior to the Business Combination) and 50% of the New Pubco securities to be held by the applicable Silexion shareholders upon the Closing will be subject to a lock-up period ending on the earlier of (i) six (6) months after the completion of the Business Combination, and (ii) the date on which New Pubco will consummate a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after the Business Combination that results in all of New Pubco’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (B) the other 50% of the Sponsor Investment Shares to be held by the Sponsor and 50% of the New Pubco securities to be held by the applicable Silexion shareholders upon the Closing will be subject to a lock-up period that will end on the earliest of (x) six (6) months after the date of the consummation of the Business Combination, (y) the date on which New Pubco consummates a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after the Business Combination that results in all of New Pubco’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, or (z) the date on which the last reported sale price of New Pubco’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period.

•        Private Shares and Private Warrants:     The lock-up period on all New Pubco ordinary shares issued pursuant to the SPAC Merger in exchange for private placement shares and private placement warrants purchased by or issued to the Sponsor and EarlyBird concurrently with Moringa’s initial public offering will remain (as provided in the documentation for Moringa’s initial public offering) 30 days after the Closing.

•        Representative Shares.    The lock-up period on all Representative Shares (as defined in the Amended and Restated Registration Rights and Lock-Up Agreement) that are held by EarlyBird will remain (as provided in the documentation for Moringa’s initial public offering) three months after the Closing.

•        Backstop Shares and Note Shares.    Backstop Shares transferred to third parties pursuant to backstop arrangements entered into in connection with the Business Combination, and Note Shares issued to the Sponsor upon conversion of amounts due under the A&R Sponsor Promissory Note will not be subject to any lock-up periods following the Closing.

A&R Sponsor Promissory Note

Effective as of the Closing, New Pubco will issue to the Sponsor, and Sponsor will accept, in amendment and restatement, and replacement, in their entirety, of all existing promissory notes issued by Moringa to the Sponsor since the IPO (and as to which the obligations of Moringa will be assigned to New Pubco upon the Closing), the A&R Sponsor Promissory Note, whereby (a) the total amount owed by Moringa to the Sponsor through the Closing Date (and owed by New Pubco to the Sponsor upon and following the Closing) will be capped (the “A&R Sponsor Promissory Note Cap”) at (i) $5,200,000, minus (ii) any fee or expense that may be paid or owed by Moringa pursuant to the Marketing Agreement entered into by SPAC in connection with its initial public offering, which net amount will be reflected in the A&R Sponsor Promissory Note to be issued at the Closing. The maturity date of the A&R Sponsor Promissory Note will be the 30-month anniversary of the Closing Date. Amounts outstanding under the A&R Sponsor Promissory Note may be repaid (unless otherwise decided by New Pubco) only by way of conversion into Pubco ordinary shares in accordance with the terms set forth in the form of A&R Sponsor Promissory Note. New Pubco and the Sponsor may also convert amounts outstanding under the A&R Sponsor Promissory Note at the price per share at which New Pubco conducts an equity financing following the Closing, subject to a minimum conversion amount of $100,000, in an amount of shares constituting up to thirty percent (30%) of the number of ordinary shares issued and sold by New Pubco in such equity financing. The Sponsor may also elect to convert amounts of principal outstanding under the note into New Pubco ordinary shares at any time following the 24-month anniversary of the Closing Date, subject to a minimum conversion of $10,000, at a price per share equal to the volume weighted average price of the New Pubco ordinary shares on the principal market on which they are traded during the 20 consecutive trading days prior to the conversion date.

Proposed Memorandum and Articles of the Company

Effective as of the Closing, New Pubco will amend and restate (based on the approval of its sole/initial shareholder, the Sponsor), its existing memorandum and articles of association by adopting the Prospective Articles, in the form attached as Appendix C to this proxy statement/prospectus. The terms of the Prospective Articles are described below in this proxy statement/prospectus in the comparative chart in the section titled “Comparison of Shareholders’ Rights”.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of Moringa and Silexion. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

Moringa was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While Moringa may pursue an initial business combination in any region or sector, it initially leveraged the expertise of its management team to focus its search on Israel-related technology companies for its initial business combination, including biotechnology companies like Silexion. Moringa sought to acquire established businesses that it believed were fundamentally sound but potentially in need of financial, operational, strategic or managerial redirection to maximize value.

Prior to the consummation of the IPO, neither Moringa, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target regarding an initial business combination with Moringa.

On February 19, 2021, Moringa completed its initial public offering of 10,000,000 Moringa units, with each unit consisting of one Moringa Class A ordinary share and one-half of one Moringa public warrant. On March 3, 2021, Moringa consummated an additional closing for the IPO following the underwriters’ exercise in full of their over-allotment option to purchase an additional 1,500,000 Moringa units. Each whole Moringa warrant entitles the holder thereof to purchase one Moringa Class A ordinary share at a price of $11.50. Moringa raised total gross proceeds of approximately $115,000,000 in the IPO (excluding additional proceeds raised from concurrent private placements of Moringa private units, described below), and a total of $115,000,000 was deposited into the Trust Account.

Prior to the consummation of the IPO, the Sponsor purchased 2,875,000 founders Shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. Simultaneously with the two closings of the IPO, Moringa consummated the private sale of an aggregate of 350,000 and 30,000 Moringa private units, respectively, of which 352,857 were sold to the Sponsor and 27,143 were sold to EarlyBird. Each Moringa private unit consisted of one Moringa Class A ordinary share and one-half of a Moringa private warrant. Each whole Moringa private warrant entitles the holder to purchase one Moringa Class A ordinary share at an exercise price of $11.50. Each Moringa private unit was sold at a price of $10.00, generating aggregate gross proceeds of $3,800,000 for Moringa.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Moringa to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of Moringa’s initial business combination and the redemption of 100% of its public shares if it is unable to consummate a business combination by the Extended Date.

On February 9, 2023 and August 18, 2023, Moringa held extraordinary general meetings in lieu of its 2022 and 2023 annual general meetings (the “First Extension Meeting” and the “Second Extension Meeting”, respectively, and collectively, the “Extension Meetings”), at which its shareholders approved, among other proposals: (i) special resolutions amending the Existing Articles to extend the date by which Moringa has to consummate a business combination from February 19, 2023 to August 19, 2023, and from August 19, 2023 to August 19, 2024, respectively, or such earlier date as may be determined by the Moringa Board in its sole discretion; and (ii) amendments to the Trust Agreement, dated as of February 19, 2021, by and between Moringa and Continental Stock Transfer & Trust Company, that extended the date by which Moringa is required to consummate a business combination from February 19, 2023 to August 19 2023, and from August 19, 2023 to August 19, 2024, respectively, or such earlier date as may be determined by the Moringa Board in its sole discretion. In connection with the Extension Meetings, 8,910,433 and 2,074,548 public shares, respectively, were redeemed, which reduced the number of outstanding public shares from 11,500,000 to 2,589,567, and from 2,589,567 to 515,019 public shares. After the satisfaction of payments to shareholders in connection with those respective sets of redemptions, the balance in Moringa’s Trust Account was approximately $26.8 million as of February 19, 2023, and approximately $5.5 million as of August 20, 2023. As a result of those redemptions of public shares, the Sponsor’s percentage interest in Moringa increased from 21.7% to 54.3% to 83.4%. The redemptions at the Extension Meetings resulted in the Moringa Sponsor having the ability, alone, to approve any business combination that may be brought to Moringa’s shareholders for approval, even for purposes of the requisite merger proposal under Cayman Islands law, which requires approval by a special majority of 2/3 of Moringa’s ordinary shares present and voting at the relevant general meeting to be held.

The prospective Business Combination with Silexion is a result of an extensive search for a potential transaction utilizing our management’s relationships with management teams of public and private companies, investment professionals at private equity firms, family offices and other financial sponsors, owners of private businesses, investment bankers, consultants and attorneys.

Moringa’s initial business combination agreement, to which it was party with Holisto Ltd. (“Holisto”), an Israeli company, was entered into on June 9, 2022, amended on August 17, 2022 and January 1, 2023, and terminated effective as of August 8, 2023. The termination occurred based on notice provided by Holisto to Moringa in accordance with either party’s right to terminate the agreement upon notice to the other party, given that the business combination between the parties had not been consummated on or prior to January 1, 2023. Following that termination, Moringa immediately resumed its search for a company with which to effect an initial business combination.

On August 20, 2023, following preliminary discussions, Moringa entered into a non-binding letter of intent with Company A, which contemplated that, following a due diligence process, the parties would execute a business combination agreement, which would include, inter alia, a PIPE transaction to be consummated prior to, or upon, the closing of the business combination. Following unsuccessful efforts to secure such PIPE financing, the parties did not pursue the further negotiation of a business combination agreement.

On September 27, 2023, Ilan Levin, Chairman, Director and CEO of Moringa, was referred informally by a friend to Ilan Hadar, a director of Silexion, in respect of Moringa’s search for a target company for its initial business combination and the possibility that Silexion might serve as such a target company. Following a conversation between Messrs. Levin and Hadar, Mr. Hadar sent a Silexion corporate presentation to Moringa for review. On October 1, 2023, the parties held a meeting to discuss the opportunity and the general framework of a possible transaction.

From October 3, 2023 to October 9, 2023, representatives of Silexion provided to Moringa further information regarding Silexion, its clinical pipeline and its corporate and capital structure. During this period Moringa also began conducting preliminary technical due diligence with respect to Silexion and researched Silexion’s industry and outlook.

On October 9, 2023, representatives of Moringa provided representatives of Silexion with a form of non-binding letter of intent with respect to a potential business combination transaction. The non-binding letter of intent was provided as a framework for preliminary discussions regarding specific terms of a potential business combination transaction and contemplated that the parties would agree to binding exclusivity from the execution of the non-binding letter of intent. Such form of non-binding letter of intent included a preliminary indication of equity value for Silexion of $60 million.

Between October 9, 2023, and October 17, 2023, representatives of Moringa and representatives of Silexion held a number of discussions and exchanged amended drafts of the letter of intent. The principal terms that were negotiated over this period of time included the pro-forma ownership of the combined entity post-Closing, terms of financing of Silexion for the period prior to the anticipated Closing of the Business Combination, terms of the support agreement for the transaction to be provided by the parties and selected shareholders, the terms of exclusivity, closing conditions, and governance of the combined entity post-closing.

On October 17, 2023, Moringa and Silexion agreed on, and executed, a non-binding letter of intent, which provided for, among other things (i) an indication of an equity valuation for Silexion of $60 million; (ii) an anticipated private placement subscription of Silexion shares of at least $6.5 million prior to the signing of the Business Combination Agreement; and (iii) a forfeiture of 1,600,000 founders shares by the Sponsor.

Following execution of the letter of intent, representatives and advisors of Moringa conducted further scientific, financial and operational due diligence review of Silexion, based on information made available by Silexion, publicly available information, and through due diligence calls with Silexion’s management team.

Following execution of the letter of intent, the management of Moringa regularly apprised the Moringa board of a potential transaction with Silexion, including developments in the principal terms of the proposed Business Combination, and material matters relating to Moringa’s due diligence review of Silexion.

Following execution of the letter of intent, and in consultation with Moringa, Silexion held discussions with shareholders of Silexion and others, to determine their willingness to participate in an interim financing for Silexion prior to the Closing of the Business Combination, pursuant to a draft term sheet for a convertible loan agreement. Further to those discussions, and in response to the partial interest in the interim financing, Silexion and Moringa, from November 8, 2023 to November 13, 2023, discussed and agreed to changes in serval keys terms of the letter of intent for the Business Combination, as follows: (i) the pre-Business Combination equity value to be accorded to Silexion was increased from $60.0 million to $62.5 million (due to adjustments related to the interim financing to be obtained by Silexion); (ii) the terms of the interim financing to be obtained by Silexion prior to the Business Combination were adjusted such that the financing amount was to be no less than $3.5 million, in the form of a convertible loan agreement which would convert at a pre-investment company valuation of $40.0 million; and (iii) a requirement was added for Moringa to have in its bank account (outside of the Trust Account), after reduction for current liabilities and disregarding amounts owed by Moringa (i) to the Sponsor under outstanding promissory notes and (ii) for transaction expenses, an amount of $500,000.

Subsequent to the agreed-upon revisions to the letter of intent, Moringa and Silexion proceeded with negotiating definitive, binding documentation for the Business Combination. On January 4, 2023, Meitar Law Offices (“Meitar”), counsel to Moringa, delivered to Herzog Fox Neeman (“Herzog”), counsel to Silexion, an initial draft of the Business Combination Agreement. In the subsequent weeks, Meitar and Herzog exchanged revised drafts of the Business Combination Agreement and the related ancillary agreements and engaged in negotiations of such documents and agreements. Over the same period, representatives of Moringa and Silexion, together with, as applicable, their respective outside legal counsels and financial advisors, held numerous conference calls and came to agreement on various outstanding terms regarding the potential Business Combination, including, among others: (i) the pro-forma capitalization table for the combined entity upon closing of the Transactions; (ii) closing conditions; (iii) limitations on Silexion’s conduct of its business between the date of the Business Combination Agreement and the Closing; (iv) the overall suite of representations, warranties, and covenants to be provided by each party under the Business Combination Agreement; (v) the terms by which the outstanding promissory notes issued by Moringa to its Sponsor would be consolidated into a single A&R Sponsor Promissory Note, the maximum principal amount of that note, and how and when amounts due under that restated promissory note would be repaid by the combined company and/or converted into equity of the combined company following the Business Combination; (vi) registration rights for certain shareholders of Silexion and Moringa’s Sponsor, and the applicable lock-up periods to apply to different categories of shares of the combined company; (vii) the terms of the convertible loan and/or other Silexion Equity Financing to be completed prior to the completion of the Business Combination; (viii) the working capital and cash position of Moringa immediately prior to the completion of the Business Combination; and (ix) corporate governance matters for the combined company. For further information related to the final resolution of the matters discussed, please see the sub-sections under “The Business Combination Agreement” titled “Representations and Warranties”, “Covenants of the Parties”, “Conditions to Closing”, “Related Agreements — A&R Sponsor Promissory Note” and “Related Agreements — Amended and Restated Registration Rights and Lock-Up Agreement”.

On February 7, 2024, a special meeting of the Moringa Board was held. At the meeting, Meitar advised the board regarding directors’ fiduciary duties under Cayman Islands law, and representatives of Moringa’s management and Meitar provided the board with a detailed overview of Silexion, including Moringa’s key due diligence findings, the terms and structure of the Business Combination (including the potential benefits and the risks related thereto) and the key terms of the definitive documentation related thereto, including the Business Combination Agreement, the A&R Sponsor Promissory Note, and the Amended and Restated Registration Rights and Lock-Up Agreement. On February 13, 2024, the Moringa Board re-convened during which time Silexion’s management presented to the board a corporate and scientific overview of Silexion’s business, pipeline of products and plans.

On February 20, 2024, the Moringa Board held a meeting at which the Board reviewed the peer company analysis that supported the valuation attributed to Silexion in the Business Combination. Based on the Board’s foregoing reviews and analyses as well as the factors cited in “Proposal No. 1 — The Business Combination Agreement Proposal — The Moringa Board of Directors’ Reasons for the Business Combination,” the Moringa Board then adopted, among other things, resolutions (i) determining that the form, terms and provisions of the Business Combination Agreement, including all exhibits and schedules attached thereto, including the ancillary agreements to which Moringa will become party, are in the best interests of Moringa, (ii) adopting and approving the Business Combination Agreement and the Transactions (including the Business Combination), with such changes thereto as may be determined necessary by Moringa’s executive officers, (iii) determining that the Business Combination Agreement, the ancillary agreements appended thereto as exhibits, and the Business Combination and the other matters proposed in this proxy statement/prospectus, be submitted for consideration by Moringa’s shareholders at an extraordinary general meeting, and (iv) recommending to Moringa’s shareholders that they approve and adopt each of the foregoing.

On February 21, 2024, the Silexion board of directors adopted resolutions approving the execution and delivery of the Business Combination Agreement and the exhibits thereto, including the Sponsor Support Agreement, the Silexion Voting and Support Agreement, and the other ancillary agreements, and approving the consummation of the Transactions (including the Business Combination), with such changes thereto as may be determined necessary by Silexion’s executive officers.

Based on the foregoing approvals of each party’s board of directors, on February 21, 2024, Moringa and Silexion entered into the Original Business Combination Agreement, whereby they were to effect a business combination based on a structure whereby Moringa would remain a publicly-traded company and Silexion would merge with Moringa’s wholly-owned subsidiary and would survive as a wholly-owned subsidiary of Moringa.

On February 22, 2024, the parties issued a joint press release announcing entry into the Original Business Combination Agreement, and on February 26, 2024, Moringa filed with the SEC a Current Report on Form 8-K that reported entry into the Original Business Combination Agreement and attached that agreement and exhibits thereto as exhibits to the Form 8-K.

On March 4, 2024, Ilan Levin, Greenberg Traurig LLP (“Greenberg Traurig”), Moringa’s outside U.S. securities law counsel, and Meitar met virtually with Donohoe Advisory Associates LLC (“Donohoe”). At that meeting, the parties discussed Moringa’s appeal to the Nasdaq Listings department concerning the Nasdaq delisting notice that Moringa had received. Donohoe recommended to Moringa that the structure under the Original Business Combination Agreement be revised in order to assist the combined company resulting from the Business Combination to qualify for listing on Nasdaq.

Following that meeting with Donohoe, Moringa’s legal advisors at Greenberg Traurig and Meitar worked with Moringa to suggest an alternate structure for the Business Combination with Silexion that would involve a new registrant, New Pubco, and a “double dummy” structure.

On March 15, 2024, Ilan Levin met with Ilan Hadar and recommended a change to the structure of the Business Combination between Moringa and Silexion. In follow-up to that meeting, Meitar sent a draft of the Business Combination Agreement reflecting the updated structure to Herzog Fox Neeman, Silexion’s legal counsel.

Following an exchange of drafts of an amended and restated Business Combination Agreement between the parties’ attorneys, and following the formation of the new entities (Biomotion Sciences and Moringa Acquisition Merger Sub Corp in the Cayman Islands, and August M.S. Ltd. in Israel), on April 1, 2024, the Moringa Board met and approved the revised structure for the Business Combination, and on April 3, 2024, the parties entered into the Business Combination Agreement reflecting the revised structure and filed a Current Report on Form 8-K reporting the revised business combination agreement structure captured by that agreement. Under the revised transaction structure, Biomotion Sciences will be the public company upon completion of the Business Combination, which will initially have Moringa Acquisition Merger Sub Corp and August M.S. Ltd as its two wholly-owned subsidiaries. Under the new structure of the Transactions, among other things, those two new merger subsidiaries would merge with and into Moringa and Silexion, respectively. Upon the effectiveness of the First Merger, each outstanding Moringa ordinary share will convert into an ordinary share of Biomotion Sciences on a one-for-one basis, and each outstanding warrant to purchase one Moringa Class A ordinary share will convert into a warrant to purchase one Biomotion Sciences ordinary share, at the same exercise price. Upon the effectiveness of the Second Merger, each outstanding ordinary share and preferred share of Silexion will convert into such number of ordinary shares of Biomotion Sciences as is equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $62,500,000 by (2) the number of fully diluted Silexion equity securities, by (y) $10.00.

Certain Financial Analyses

Comparable Company Analysis

Prior to the signing of the Business Combination Agreement, Moringa’s management principally relied upon a comparable company analysis to assess the value that the public markets could ascribe to the post-business combination company, and this analysis was shared with the Moringa Board and was relied upon, among other factors, by the Moringa Board at its February 20, 2024 special meeting in approving the Business Combination. The valuation of Silexion was not changed as a result of the change in the business combination structure reflected in the Business Combination Agreement signed on April 3, 2024.

The Moringa Board believes that comparable enterprise value is the best metric for determining the appropriateness of transaction valuation. Considering the biotechnology field in general and the stage of development of Silexion specifically, the Board believes that other methods of valuation analysis, primarily those based on future financial projections, are indeterminate and vague and require the application of significant probabilistic methodology that is based on (i) potential future success, often years out, and (ii) the uncertain timing of progress with development efforts, clinical trials, regulatory approvals and commercialization efforts and milestones, which can often take much or less longer than expected.

The comparable company analysis was performed against a group of 25 companies selected from those comprising the NASDAQ US Small Cap Biotechnology Index, and which were clinical-stage companies, engaged in innovative drug development for treatment of cancer. While each of the companies that together comprise the group may share certain characteristics that are similar to those of Silexion, the Moringa Board acknowledged that no single company was identical in nature to Silexion.

Using publicly available information, the Moringa Board reviewed for each of the selected companies, a brief description of its lead program and status, market capitalization data, and enterprise value. The market capitalization data and total enterprise value (in millions) as of February 16, 2024 for each selected company is shown in the table below. Based on a comparison of the lead clinical program for each of the comparable companies, each of which addressed the treatment of cancer (like Silexion’s), the status of that clinical program, and the enterprise value accorded to such companies, with the corresponding lead clinical program of Silexion and its clinical status, the Board concluded that a $62.5 million equity value for Silexion, on a pre-transaction basis, compared fairly to the below comparable company enterprise values.

The inclusion of the below data should not be regarded as an indication that Silexion or any other recipient of that data considered — or now considers — it to be necessarily predictive of actual future enterprise value or trading price of Silexion.

The comparable company enterprise value information is not included in this proxy statement/prospectus in order to induce any Moringa shareholders to vote in favor of any of the proposals at the extraordinary general meeting. Rather, the information is included in this proxy statement/prospectus solely to provide Moringa shareholders access to information made available to Moringa’s board of directors in connection with its consideration and approval of the proposed Business Combination.

We encourage you to review the financial statements of Silexion included in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, and to not rely on any single financial measure.

READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON COMPARABLE COMPANY ENTERPRISE VALUE INFORMATION SET FORTH BELOW. NONE OF SILEXION, MORINGA, NEW PUBCO OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SILEXION SHAREHOLDER, MORINGA SHAREHOLDER OR ANY OTHER PERSON REGARDING THE ACTUAL FUTURE ENTERPRISE VALUE OR MARKET CAPITALIZATION TO BE ATTRIBUTED TO THE COMBINED COMPANY BY THE PUBLIC CAPITAL MARKETS COMPARED TO THE CORRESPONDING DATA FOR THE COMPANIES INCLUDED IN THE TABLE BELOW.

Selected Public Company Market Capitalization and Enterprise Value (in millions)

Ticker	Name*	Enterprise Value	Market Capitalization
ACRV	Acrivon Therapeutics Inc	$(54.76)	$87.33
ALXO	ALX Oncology Holdings Inc	$607.70	$788.13
CELC	Celcuity Inc	$286.69	$384.12
CMPX	Compass Therapeutics Inc	$78.52	$242.22
DAWN	Day One Biopharmaceuticals Inc	$927.09	$1,332.63
ELVN	Enliven Therapeutics Inc	$426.41	$689.89
ERAS	Erasca Inc	$7.77	$304.44
GNLX	Genelux Corp	$179.64	$209.47
GRTS	Gritstone Bio Inc	$151.86	$205.94
IGMS	IGM Biosciences Inc	$626.15	$1,013.14
IMRX	Immuneering Corp	$95.64	$192.88
ITOS	ITeos Therapeutics Inc	$(245.11)	$353.91
KZR	Kezar Life Sciences Inc	$(146.93)	$61.27
KURA	Kura Oncology Inc	$1,126.64	$1,569.94
NUVB	Nuvation Bio Inc	$(240.57)	$378.77
OLMA	Olema Pharmaceuticals inc	$542.46	$819.36
OMGA	Omega Therapeutics Inc	$167.12	$236.56
PDSB	PDS Biotechnology Corp	$137.14	$167.98
PMVP	PMV Pharmaceuticals Inc	$(123.14)	$78.78
RAPT	RAPT Therapeutics Inc	$708.49	$893.27
REPL	Replimune Group Inc	$50.16	$472.07
RVMD	Revolution Medicines Inc	$4,017.16	$4,830.36
SNDX	Syndax Pharmaceuticals Inc	$1,529.31	$1,903.13
VTYX	Ventyx Biosciences Inc	$(155.86)	$144.96
ZNTL	Zentalis Pharmaceuticals Inc	$401.32	$917.83
Average		$444.04	$731.14
Median		$167.12	$378.77

____________

*        In addition to the group of companies listed in the table, the Moringa Board also reflected on the $4.8 billion equity value accorded to Mirati Therapeutics, a cancer drug marker, in its acquisition by Bristol Myers Squibb.

Source: YCharts/yahoo!finance

Recommendation of the Moringa Board and Reasons for the Business Combination

In reaching its decision that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Moringa and its shareholders, the Moringa Board consulted with and considered the views of Moringa management regarding the opportunity represented by the proposed transaction, and evaluated key due diligence findings as presented to it, including materials provided, as well as the presentation made to it by Silexion’s management at the February 13, 2024 meeting of the Board.

In unanimously determining that the form, terms and provisions of the Business Combination Agreement, including all exhibits and schedules attached thereto, are in the best interests of Moringa, and adopting and approving the Business Combination Agreement and the Transactions, and determining to submit to, and recommending the approval by, Moringa’s shareholders of the Business Combination Proposal, the Merger Proposal and the other matters proposed in this proxy statement/prospectus, the Moringa Board considered and evaluated a number of factors, including the factors discussed below. The Moringa Board viewed its decision as based on all of the information available and the factors presented to and considered by it. This explanation of Moringa’s reasons for approval of the Transactions and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” When you consider the Moringa Board’s recommendation, you should be aware that Moringa’s Sponsor, directors and officers may have interests in the Transactions that may be different from, or in addition to, the interests of Moringa’s shareholders generally. These interests are described in the section entitled “Interests of Certain Persons in the Business Combination” below.

In particular, the Moringa Board considered the following factors:

•        Addressable Market.    Silexion is a clinical-stage, oncology-focused biotechnology company with its mission to engage in the discovery and development of proprietary treatments for KRAS-driven cancers. Silexion’s lead product candidate is focused on treatment for pancreatic cancer (PC) tumors bearing the KRAS G12D or KRAS G12V mutations where metastases have not been detected.

•        Innovative Technology and Intellectual Property.    Silexion’s research is focused on the development of therapeutics that are designed to silence the KRAS oncogene by using small interfering RNA, or siRNA.

•        Platform Technology for Future Development and Expansion.    Silexion’s future goals are to expand into additional populations of pancreatic cancer and additional cancers bearing the KRAS mutation.

•        Resource Efficient Model.    Silexion deploys a resource efficient model through the use of outsourced partners for development, manufacture and clinical trials enabling the company to operate on a capital light model.

•        [Attractive Valuation.    The Board’s belief that Silexion’s implied valuation following the Transactions relative to certain selected publicly-traded companies is favorable for Moringa, as described above under “Certain Financial Analyses — Comparable Company Analysis”.]

•        Strength of Management Team and Clinical Advisory Board.    Silexion has a strong management team experienced in drug development programs, alongside a clinical advisory board comprised of leaders in the field of Silexion’s industry.

•        Other Alternatives.    Moringa’s board of directors’ belief, after a review of other business combination opportunities that had been considered by Moringa, that the Business Combination represents the best potential business combination reasonably available to Moringa and an attractive opportunity for Moringa’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and the Moringa board of directors’ belief that such process has not presented a better alternative.

•        Shareholder Approval.    Moringa’s board of directors considered the fact that in connection with the Business Combination, shareholders have the option to (i) become shareholders of New Pubco, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account (other than the Sponsor, which is subject to an agreement not to exercise redemption rights).

The Moringa Board also considered a number of other factors to approve the Business Combination, including but not limited to the terms and of the Business Combination Agreement, including the representations, warranties, covenants and conditions being reasonable in light of the entire transaction and the likelihood that the Business Combination will be completed.

In the course of its deliberations, in addition to the various other risks associated with the combined business, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the Moringa Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Product Development, Clinical and Regulatory Risks.    The risk that Silexion may not be able to commercialize any of its current or future product candidates or that future preclinical studies or clinical trials may fail to demonstrate adequately the safety and efficacy of Silexion product candidates, preventing or delaying development, regulatory approval and commercialization of Silexion products.

•        Intellectual Property.    Silexion depends on its intellectual property, and its future success is dependent on its ability to protect its intellectual property and not infringe on the rights of others.

•        Need for Significant Capital in Future.    Silexion’s path towards commercialization of its product candidates and achievement of revenue is dependent on the progress of its clinical trials, which are costly and will require future significant external financing over the course of an extended period of time. [Further to that risk, Silexion’s independent auditors’ report on Silexion’s financial statements that appears in this proxy statement/prospectus includes an explanatory paragraph expressing substantial doubt regarding Silexion’s ability to continue as a “going concern”.]

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction, or waiver, of certain closing conditions that are not within Moringa’s control.

•        Listing Risks.    The challenges associated with preparing Silexion, a private entity, for the applicable disclosure and listing requirements to which Silexion will be subject as a publicly traded company on the Nasdaq Global Market.

•        Liquidation of Moringa.    The risks and costs to Moringa if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Moringa being unable to effect a Business Combination within the completion window, which could require Moringa to liquidate.

•        Fees and Expenses.    The fees and expenses associated with completing the Transactions.

•        Loss of Key Personnel.    Key personnel in the biotechnology industry are vital and competition for such personnel is intense. The loss of any key personnel by Silexion could be detrimental to its operations.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

While the Moringa board of directors considered potentially positive and potentially negative factors, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors. The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Moringa board of directors in its consideration of the Transactions, but includes the material positive factors and material negative factors considered by the board of directors in that regard. In view of the number and variety of factors and the amount of information considered, the Moringa board of directors did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Moringa board of directors may have given different weights to different factors. Based on the totality of the information presented, the Moringa board of directors collectively reached the unanimous decision to reach the determinations described above in light of the foregoing factors and other factors that the members of the board of directors felt were appropriate. Portions of this explanation of the Moringa board of directors’ reasons for the Business Combination and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Forward-Looking Statements” and “Industry and Market Data.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor, our directors and our officers have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Shareholders should take all of these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Ilan Levin, Moringa’s Chairman, Director and Chief Executive Officer, is the sole director of Moringa Partners Ltd., an Israeli company that is wholly-owned by Mr. Levin and that serves as the sole general partner of the Sponsor, Moringa Sponsor, LP, which has invested an aggregate of approximately $         million, including investments in Moringa founders shares, Moringa private units, and Sponsor working capital loans, including loans to fund contributions to the Trust Account in connection with the two extensions to the deadline for completing a business combination transaction under the Existing Articles, which investments it stands to forfeit and lose if Moringa is unable to complete a business combination prior to the Extended Date. Such founders shares, and the Moringa private shares and Moringa private warrants contained within the Moring private units, had an aggregate market value of $         million, based on the closing price of Moringa’s public shares and public warrants on Nasdaq on        , 2024 of $         and $        , respectively. Certain officers and directors of Moringa have pecuniary interests in such investments through their ownership interest as limited partners of the Sponsor;

•        the Sponsor and all officers and directors of Moringa have waived their right to redeem any of the Moringa founders shares and Moringa public shares in connection with a shareholder vote to approve a proposed initial business combination;

•        the Sponsor paid an aggregate of $25,000 for the Moringa founders shares and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $            based on the closing price of $            per Moringa public share on the Nasdaq on               , 2024;

•        the Sponsor and Moringa’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Moringa founders shares if Moringa fails to complete an initial business combination by the Extended Date;

•        the Sponsor (including its representatives and affiliates) and Moringa’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Moringa. Moringa’s directors and officers also may have become aware of business opportunities which may have been appropriate for presentation to Moringa, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. The Existing Articles provides that Moringa renounces its interest in any corporate opportunity offered to any director or officer of Moringa unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Moringa and such opportunity is one Moringa is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Moringa. Moringa is not aware of any such conflict or opportunity being presented to the Sponsor, or any director or officer of Moringa, nor does Moringa believe that the limitation of the application of the “corporate opportunity” doctrine in the Existing Articles had any impact on its search for a potential business combination;

•        the Sponsor paid approximately $3,528,570 for 352,857 Moringa private units that are comprised of 352,857 Moringa private shares and 176,428 Moringa private warrants; each of such Moringa private warrants is exercisable commencing 30 days following the Closing for one New Pubco ordinary share at $11.50 per share; if Moringa does not consummate an initial business combination by the Extended Date, then the proceeds from the sale of the Moringa private units will be part of the liquidating distribution to the Moringa public shareholders and the private shares and private warrants held by the Sponsor will be worthless; the private shares and private warrants held by the Sponsor had an aggregate market value of approximately $3,951,998  based upon the closing price of $11.16 per share and $0.08 per warrant on Nasdaq on April 10, 2024;

•        the Sponsor’s prospective beneficial ownership of up to 1,358,000 New Pubco ordinary shares in respect of the Sponsor Investment of up to $500,000 in New Pubco (which may be a lesser number of shares to the extent the Sponsor Investment in New Pubco is not the maximal $500,000 amount, in which case the Sponsor will purchase less New Pubco ordinary shares and will furthermore be subject to the Sponsor Investment Forfeiture at the Closing). Certain officers and directors of Moringa will hold an economic interest in those New Pubco ordinary shares;

•        the Sponsor’s current ownership of all 2,875,000 outstanding founders shares, which it purchased for an aggregate of $25,000. It is expected that the Sponsor will forfeit for cancellation all such founders shares, or forfeit for cancellation most such founders shares and transfer a portion of such shares to third parties as Backstop Shares in facilitating the Transactions, pursuant to the Sponsor Founders Shares Forfeiture. However, that forfeiture and/or transfer are part of the negotiated terms of the Business Combination with Silexion, so the Sponsor would be indirectly realizing value from the founders shares in the Business Combination. The Sponsor has waived any right to redemption with respect to the founders shares. Such founders shares have an aggregate market value of approximately $32,085,000 based on the closing price of $11.16 per Moringa public share on the Nasdaq on April 10, 2024;

•        if the Trust Account is liquidated, including in the event Moringa is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Moringa if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which Moringa has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Moringa public share; or (ii) such lesser amount per Moringa public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        members of the Moringa Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on Moringa’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount held by Moringa outside of the Trust Account, unless a business combination is consummated;

•        the Sponsor has made to date, and prior to the Closing of the Business Combination, may make additional, working capital loans to Moringa, which would likely not be repaid if the Business Combination is not completed. If the Business Combination is completed, the Sponsor will be entitled to be repaid via conversion of its outstanding loans (subject to a certain limit) into New Pubco ordinary shares under the A&R Sponsor Promissory Note to be issued by New Pubco to the Sponsor;

•        Ilan Levin, the current Chairman, Director and Chief Executive Officer of Moringa, and Ruth Alon, a current director of Moringa, are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Ms. Alon and Mr. Levin will receive any cash fees, share options, share awards or other remuneration that the New Pubco Board determines to pay them for their service as directors; and

•        following the consummation of the Business Combination, New Pubco will continue to indemnify Moringa’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Moringa and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal  — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

No Opinion of Financial Advisor

Moringa’s Existing Articles do not require that Moringa, or a committee of independent directors of Moringa, obtain an opinion from an independent investment banking firm that an initial business combination is fair to Moringa from a financial point of view unless the business combination target company is affiliated with the Sponsor, or with the executive officers or directors of Moringa. Silexion is an entirely unaffiliated third party that is not related to any of Moringa, its Sponsor, its officers or directors. The Moringa Board evaluated the prospective Business Combination via a comparison of Silexion and its equity value for purposes of the Business Combination with the equity values of a large sample of comparable companies in the biotech industry, and determined on that basis that the prospective transactions are fair to Moringa’s shareholders.

Satisfaction of 80% Test

It is a requirement under the Existing Articles and Nasdaq rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred marketing fee that may be paid under the Marketing Agreement and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $5.783 million, and Moringa had $4,025,000 of marketing fee due under the Marketing Agreement, plus taxes payable on the income earned on the Trust Account. In reaching its conclusion that the Business Combination meets the 80% test, the Moringa Board looked at Silexion’s pre-money equity value of approximately $62.5 million. In determining whether that equity value represents the fair market value of Silexion, the Moringa Board considered all of the factors described in the section entitled “The Business Combination Proposal — The Board’s Reasons for Approval of the Business Combination,” and the fact that the purchase price was the result of an arm’s length negotiation. As a result, the Moringa Board concluded that the fair market value of the businesses acquired was in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the Moringa Board, the Moringa Board believes that the members of our management team and the Moringa Board are qualified to determine whether the Business Combination meets the 80% test.

Regulatory Approvals Required for the Merger

New Pubco, Moringa and Silexion will use commercially reasonable efforts to obtain any necessary regulatory approvals under any applicable laws for the Business Combination.

Silexion will, in coordination with Moringa, prepare and file with the Israeli Securities Authority (the “ISA”) an application for an exemption under Section 15D of the Israeli Securities Law, 5728-1968 (the “Securities Law”), from the publication of an Israeli prospectus in connection with the issuance of New Pubco options and New Pubco RSUs upon conversion of Silexion options and Silexion RSUs at the time of the Acquisition Merger pursuant to the Business Combination Agreement, or, alternatively, an application requesting that the ISA confirm that the issuance of those New Pubco options and New Pubco RSUs is exempt from prospectus requirements or does not trigger prospectus requirements under the Israeli Securities Law, 5728-1968 (the “15D Exemption” and the “Israeli Securities Law”, respectively). The parties to the Business Combination Agreement will also cooperate and file with the ISA any required exemption or “no action” requests in connection with the issuance of the Merger Consideration (for the Acquisition Merger), requesting that the ISA exempt or agree not to take any action against the parties in connection with any such issuance without a publication of a prospectus in accordance with the Israeli Securities Law (an “Israeli Prospectus” and any such exemption, the “ISA Offering Exemption” and, together with the 15D Exemption, the “ISA Exemptions”). The parties to the Business Combination will use their best efforts to respond promptly to comments from the ISA and to obtain the ISA Exemptions. In addition, as soon as reasonably practicable after the Closing and, in any event, in accordance with the requirements of law and the Israel Innovation Authority (“IIA”) regulations, the parties to the Business Combination Agreement will ensure the filing with the IIA of a written notice regarding the change in ownership of Silexion effected as a result of the Acquisition Merger, as well as an undertaking in favor of the IIA to comply with the Israeli Law for the Encouragement of Research, Development and Technological Innovation in the Industry, 5744-1984. It is a condition to the closing of the Business Combination that (i) the 103K Tax Ruling or 104H Interim Tax Ruling, as well as the Israeli Option

Tax Ruling (each, as defined in the Business Combination Agreement) will have been obtained from the Israel Tax Authority and be in effect, (ii) at least 50 days will have elapsed after the filing of the Merger Proposal with the Israeli Registrar of Companies and at least 30 days will have elapsed after Silexion’s shareholders have approved the Acquisition Merger and the other Transactions to which Silexion is a party pursuant to the Business Combination Agreement, and (iii) the ISA Exemptions will have been obtained.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Silexion is treated as the accounting acquirer and Moringa is treated as the “acquired” company for financial reporting purposes, with Silexion deemed to be issuing stock for the net assets of Moringa. Operations prior to the Business Combination are of Silexion.

Silexion was deemed the accounting acquirer based on the following factors:

•        Silexion’s existing shareholders (including shares underlying warrants and other exercisable securities) will have approximately 73.27% of the voting interest of New Pubco (subject to certain assumptions);

•        Silexion’s senior management will comprise the senior management of New Pubco;

•        the directors nominated by Silexion will represent the majority of the board of directors of New Pubco (five out of seven of the initial directors will be nominated by Silexion);

•        Silexion’s operations will comprise the ongoing operations of New Pubco; and

•        Silexion Therapeutics will be the name used by New Pubco.

Exchange Listing

Moringa units (each consisting of one Moringa Class A ordinary share and one-half of a Moringa public warrant), Moringa Class A ordinary shares, and Moringa public warrants are currently traded on the Nasdaq under the symbols “MACAU”, “MACA” and “MACAW”. At the Closing of the Business Combination, Moringa units will separate into their component Moringa Class A ordinary shares and one-half Moringa public warrants so that the units will no longer trade separately. New Pubco will apply for the listing of New Pubco ordinary shares and New Pubco warrants on the Nasdaq under the ticker symbols “[SLXN]” and “[SLXNW]”, respectively.

Potential Backstop Arrangements

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding Moringa or our securities, Moringa may approach unaffiliated third parties to request that such third parties purchase Moringa public shares and/or public warrants from public investors, or Moringa may enter into transactions with public investors and others to provide them with incentives to acquire Moringa public shares. The purpose of such share purchases and other transactions would be to provide additional equity financing for the combined company, by reducing the amount of redemptions in connection with the extraordinary general meeting and thereby increase the amount of funds that remains in the Trust Account and is transferred to New Pubco upon the Closing. Similarly, Moringa may request that unaffiliated third parties who are creditors of Moringa purchase public shares from investors against reduction of transaction-related fees or other indebtedness owed by Moringa to such third parties, or in exchange for supplying other financial support to Moringa in connection with the Business Combination — in each case as may be determined by Moringa in consultation with Silexion. This may result in the completion of our Business Combination in a manner that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, the transfer of founders shares to unaffiliated investors, holders or creditors as Backstop Shares, and/or arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

In the event that such third parties purchase public shares in privately negotiated transactions from Moringa public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their public shares. To the extent that the redemption of public shares would constitute a tender offer under the Exchange Act, any purchases of public shares by the

Sponsor, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any public shares purchased by such third parties during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of public shares may result in the completion of the Business Combination where it otherwise may not have been possible.

Any shares purchased by such third parties would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the extraordinary general meeting.

Entering into any such incentive arrangements may have a depressive effect on Moringa Class A ordinary shares. For example, as a result of these arrangements, an investor, holder or creditor may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor, holder or creditor. Moringa will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the extraordinary general meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Transactions contemplated by the Business Combination Agreement, assuming (i) none of the public shares are redeemed in connection with the Business Combination, and (ii) the maximum number of public shares (i.e., all remaining outstanding public shares) are redeemed in connection with the Business Combination.

Where actual amounts are not known or knowable, the figures below represent Moringa’s good faith estimate of such amounts assuming a business combination closing of August 19, 2024. For more information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

(in thousands)	Assuming No Redemptions	Assuming Full (100%) Redemptions
Sources of Funds
Cash and investments held in Trust Account (as of December 31, 2023)	$5,698	$—
Cash, cash equivalents and restricted cash held by Silexion and Moringa (as of December 31, 2023)	$4,753	$4,753
Sponsor Investment(1)	350	350
New Pubco ordinary shares issued to Silexion shareholders(2)	62,500	62,500
Total sources	$73,301	$67,603
Uses
New Pubco ordinary shares issued to Silexion shareholders(2)	$62,500	$62,500
Cash to balance sheet	9,214	3,516
Transaction Fees and Expenses	1,587	1,587
Total Uses	$73,301	$67,603

____________

(1)      Assumes that the minimum $350,000 amount is invested by Sponsor in New Pubco pursuant to the Sponsor Investment.

(2)      Represents New Pubco ordinary shares (on a fully-diluted basis, including shares underlying options, warrants and RSUs) to be issued by New Pubco to Silexion shareholders at a deemed value of $10.00 per share. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

New Pubco Board Following the Business Combination

The initial board of directors of the Company is expected to consist of seven members (and is permitted to consist of up to nine directors), of whom five will be designated by Silexion and two will be designated by Moringa’s Sponsor. Immediately following the Closing Date, the New Pubco Board will be as set forth in the section entitled “Management of the Company Following the Business Combination.”

Name; Headquarters

Upon consummation of the Business Combination, the public company will be known as “Biomotion Sciences.” The Company will be headquartered at c/o Silexion Therapeutics Ltd., 2 Ha’mayan St., Modiin, Israel 7177871.

Redemption Rights

Pursuant to the Existing Articles, a Moringa public shareholder may request that Moringa redeem all or a portion of such Moringa public shareholder’s public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through Moringa units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to            , Eastern Time, on            , 2024 (two business days prior to the vote at the extraordinary general meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your share certificates (if any) for public shares and other redemption forms to the transfer agent, physically or electronically through DTC.

As noted above, holders of Moringa units must elect to separate the underlying public shares and Moringa public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Moringa public shareholders may elect to redeem all or a portion of such Moringa public shareholder’s public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a Moringa public shareholder properly exercises its right to redeem its public shares and timely delivers its public shares to the transfer agent, Moringa will redeem each Moringa Class A ordinary share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding public shares. If a Moringa public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Moringa instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of Moringa — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such Moringa public shareholder or any other person with whom such Moringa public shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a Moringa public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In order for Moringa public shareholders to exercise their redemption rights in respect of the Business Combination Proposal, Moringa public shareholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their public shares (either physically or electronically) to the transfer agent prior to              , Eastern Time, on              , 2024 (two business days prior to the vote at the extraordinary general meeting). Immediately following the consummation of the Business Combination, Moringa will satisfy the exercise of redemption rights by redeeming the public shares issued to the Moringa public shareholders that validly exercise their redemption rights. Holders of Moringa warrants will not have redemption rights with respect to the warrants.

Resolution to be Voted Upon

The Business Combination Proposal covers the approval of all aspects of the Business Combination, except for the Acquisition Merger and certain related matters involving Moringa, which are covered by the Merger Proposal.

The full text of the resolution to be voted upon pursuant to the Business Combination Proposal is as follows:

“RESOLVED, as an ordinary resolution, that the entry by Moringa into the Amended & Restated Business Combination Agreement, dated as of April 3, 2024, by and among Moringa, Biomotion Sciences, a Cayman Islands exempted company (“New Pubco”), August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of New Pubco, Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly-owned subsidiary of New Pubco, and Silexion Therapeutics Ltd., an Israeli company, a copy of which agreement is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal at the extraordinary general meeting.

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) requires the affirmative vote of an ordinary majority of the Moringa Class A ordinary shares and the sole Moringa Class B ordinary share, in the aggregate, as being entitled to do so, vote in person or by proxy at the extraordinary general meeting. Failure to vote by proxy or to vote in person at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any Moringa Class A ordinary shares owned by them in favor of the Business Combination Proposal. The Sponsor presently owns approximately 83.4% of the aggregate outstanding Moringa Class A ordinary shares and Moringa Class B ordinary share. Such shares represent a sufficient percentage of the votes required to approve the Business Combination Proposal. If all of the outstanding shares are present and voting at the extraordinary general meeting, the approval of the Business Combination Proposal does not require the approval of any additional Class A ordinary shares beyond those held by the Sponsor.

Recommendation of the Moringa Board

THE MORINGA BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 1 (THE BUSINESS COMBINATION PROPOSAL).

The existence of financial and personal interests of Moringa’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Moringa and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 2. THE MERGER PROPOSAL

Overview

In connection with the Business Combination, under Cayman Islands law, Moringa’s shareholders are required to vote upon and approve, as a special resolution, the SPAC Merger, whereby Moringa Acquisition Merger Sub Corp (i.e., Merger Sub 2), a Cayman Islands exempted company and direct, wholly-owned subsidiary of New Pubco, will merge with and into Moringa, with Moringa surviving as a wholly-owned subsidiary of New Pubco.

The Merger Proposal, if approved, will authorize the Plan of Merger, a copy of which is set forth in Annex H to this proxy statement/prospectus pursuant to which: (a) immediately prior to the consummation of the SPAC Merger, the Existing Articles of Moringa will be amended as set forth in Annex I, in order to remove references to the Net Tangible Asset Requirement, such amendment to become effective immediately prior to the effective time of the SPAC Merger; (b) Merger Sub 2 will be merged with and into Moringa, with the result that Moringa will be a wholly-owned subsidiary of New Pubco, and (c) Moringa’s amended and restated memorandum and articles of association will be amended and restated following the Closing as set forth in Annex J to delete provisions that relate to Moringa’s status as a special purpose acquisition company, or SPAC, and include provisions that are appropriate for a privately-owned company, including an authorized share capital of 100 ordinary shares.

Under the Business Combination Agreement, the approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the Meeting.

Resolution to be Voted Upon

The full text of the resolution to be voted upon pursuant to the Merger Proposal is as follows:

“RESOLVED, as special resolutions, that:

(a)     that Moringa amend its Existing Articles in the form attached as Annex I to the proxy statement/prospectus in respect of the extraordinary general meeting to eliminate the $5,000,001 net tangible assets requirement be authorized, approved and confirmed in all respects, to be effective immediately prior to the consummation of the merger of Moringa Acquisition Merger Sub Corp with and into Moringa;

(b)    Moringa be authorized to merge with Moringa Acquisition Merger Sub Corp so that Moringa be the surviving company and all the undertaking, property and liabilities of Moringa Acquisition Merger Sub Corp vest in Moringa by virtue of the merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and that Moringa become a wholly-owned subsidiary of Biomotion Sciences;

(c)     the Plan of Merger for the merger of Moringa Acquisition Merger Sub Corp with and into Moringa in the form attached as Annex H to the proxy statement/prospectus in respect of the extraordinary general meeting be authorized, approved and confirmed in all respects and Moringa be authorized to enter into the Plan of Merger;

(d)    on the SPAC Merger Effective Date (as defined in the Plan of Merger), Moringa amend and restate its memorandum and articles of association in the form attached to the Plan of Merger;

(e)     the Plan of Merger be executed by any director of Moringa for and on behalf of Moringa and any director of Moringa or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands; and

(f)     all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any director of Moringa or officer of Moringa in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution, being a resolution passed by a majority of at least two-thirds of the votes cast by such shareholders of Moringa as being entitled to do so, vote in person or by proxy at the Meeting and including a unanimous written resolution, as set out above as a matter of Cayman Islands law. Accordingly, assuming that a quorum is present, a Moringa shareholder’s failure to vote, as well as an abstention and a broker non-vote, will have no effect on the outcome of the Merger Proposal. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of establishing a quorum. The approval of the Merger Proposal (as well as the Business Combination Proposal) is a condition to the consummation of the Business Combination.

As of the record date, our Sponsor, directors and officers have agreed to vote any Moringa Class A ordinary shares owned by them in favor of the Merger Proposal. The Sponsor presently owns approximately 83.4% of the aggregate outstanding Moringa Class A ordinary shares and Moringa Class B ordinary share. Such shares represent a sufficient percentage of the votes required to approve the Merger Proposal. If all of the outstanding shares are present and voting at the extraordinary general meeting, the approval of the Merger Proposal does not require the approval of any additional Class A ordinary shares beyond those held by the Sponsor.

Recommendation of the Moringa Board

THE MORINGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MORINGA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2 (THE MERGER PROPOSAL).

The existence of financial and personal interests of Moringa’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Moringa and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 3 THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if approved at the extraordinary general meeting, allows the Moringa Board to adjourn the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of either of the Condition Precedent Proposals (i.e., the Business Combination Proposal or the Merger Proposal).

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Moringa Board may not be able to adjourn the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of either of the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be voted upon pursuant to the Adjournment Proposal is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal, be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of an ordinary majority of the Moringa Class A ordinary shares and the sole Moringa Class B ordinary share, in the aggregate, as being entitled to do so, vote in person or by proxy at the extraordinary general meeting. Failure to vote by proxy or to vote in person at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

The implementation of the Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the Moringa Board

THE MORINGA BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 3 (THE ADJOURNMENT PROPOSAL).

The existence of financial and personal interests of Moringa’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Moringa and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and related transactions, and presents the combination of the financial information of Moringa and Silexion adjusted to give effect to the Business Combination Agreement and other ancillary agreements (collectively, the “Transactions”). Capitalized terms included herein and not otherwise defined have the same meaning as is provided elsewhere in this proxy statement/prospectus.

Parties to the Transaction

Moringa is a blank check company incorporated under the laws of the Cayman Islands. Moringa was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. As of December 31, 2023, there was approximately $5.698 million held in Moringa’s Trust Account. As of the date of this proxy statement/prospectus, and following the redemptions of Moringa public shares related to the Extension Amendments, there is approximately $[•] million held in the Trust Account.

Silexion, an Israeli company that was known previously as Silenseed (Israel) Ltd., is a pioneering biopharma developmental-stage company dedicated to the development of innovative treatments for pancreatic cancer.

New Pubco is a newly formed entity and was formed for the purpose of effecting the Transactions, including to act as the publicly-traded holding company of its subsidiaries — including Moringa and Silexion — after the closing of the Transactions.

Description of the Transactions

On February 21, 2024, Silexion and Moringa entered into a business combination agreement (the “Original BCA”), pursuant to which a wholly-owned subsidiary of Moringa was to merge with and into Silexion, with Silexion continuing as the surviving entity and a wholly owned subsidiary of Moringa, and with Moringa continuing as a public company following the completion of the merger, and with its securities continuing to be traded on Nasdaq.

On April 3, 2024, Moringa and Silexion restructured the transactions contemplated under the Original BCA by entering into an amended and restated business combination agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among Biomotion Sciences, a Cayman Islands exempted company (“Biomotion Sciences” or “New Pubco”), August M.S. Ltd., an Israeli company and a wholly owned subsidiary of New Pubco (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly owned subsidiary of New Pubco (“Merger Sub 2”), Moringa and Silexion. The Business Combination Agreement amends and restates, in its entirety, the Original BCA.

Pursuant to the Transactions, Merger Sub 2 will merge with and into Moringa, with Moringa continuing as the surviving company of such merger and a wholly-owned subsidiary of New Pubco (the “SPAC Merger”), and Merger Sub 1 will merge with and into Silexion, with Silexion continuing as the surviving company of such merger and a wholly-owned subsidiary of New Pubco (the “Acquisition Merger”). Upon the effectiveness of the SPAC Merger, each outstanding Moringa Class A ordinary share and the sole outstanding Moringa Class B ordinary share will convert into an ordinary share of New Pubco on a one-for-one basis. Each outstanding warrant to purchase one Moringa Class A ordinary share will convert into a warrant to purchase one New Pubco ordinary share, at the same exercise price. Upon the effectiveness of the Acquisition Merger, each outstanding ordinary share and preferred share of Silexion will convert into such number of ordinary shares of New Pubco as is equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $62,500,000 by (2) the number of fully diluted Silexion equity securities, by (y) $10.00 (the “Silexion Equity Exchange Ratio”). Each outstanding Silexion warrant and Silexion option to purchase one Silexion share, and Silexion restricted share unit (RSU) that may be potentially settled for one Silexion share, will become exercisable for, or will be subject to settlement for (as applicable), such number of New Pubco ordinary shares as are equal to the Silexion Equity Exchange Ratio. The exercise price per New Pubco ordinary share of each such converted Silexion option and Silexion warrant will be adjusted based on dividing the existing per share exercise price by the Silexion Equity Exchange Ratio. The terms of vesting, exercise and/or settlement, as applicable, of such converted options, warrants and RSUs shall remain the same following such conversion, except that the vesting of each Silexion option will accelerate immediately prior to the Acquisition Merger, such that the New Pubco option into which it has been converted will be fully vested.

The Business Combination Agreement contains covenants of Moringa and the other parties, including, among others, covenants relating to: the conduct of Silexion’s and Moringa’s respective businesses prior to the Closing; the appointment upon Closing of a board of directors for New Pubco that will consist of seven members (and is permitted to consist of up to nine directors), of whom five will be designated by Silexion and two will be designated by Moringa’s sponsor (Moringa Sponsor, LP, a Cayman Islands exempted limited partnership and/or its wholly-owned subsidiary, Moringa Sponsor US L.P., a Delaware limited partnership) (collectively, the “Moringa Sponsor”); the parties’ preparation and New Pubco’s filing of a proxy statement/prospectus with the SEC; and the solicitation of Moringa’s shareholders’ approval of the Business Combination.

The Business Combination Agreement contains customary conditions to Closing, including, among others, the following mutual conditions of the parties (unless waived): (i) approval of the Transactions by the requisite votes of Moringa’s shareholders and Silexion’s shareholders; (ii) the expiration of all applicable waiting periods (and any extensions thereof) under applicable antitrust laws; (iii) the absence of any applicable legal requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions; (iv) the amendment and restatement of New Pubco’s articles of association in a form to be agreed upon between the parties; (v) the effectiveness of a Registration Statement on Form S-4 registering the issuance of the New Pubco ordinary shares to be issued or issuable to Moringa’s and Silexion’s respective security holders pursuant to the Business Combination Agreement and containing a proxy statement/prospectus; (vi) the approval of the listing of the shares constituting the Merger Consideration and SPAC Merger Consideration (each as defined in the Business Combination Agreement) on Nasdaq; and (vii) the receipt of certain Israeli tax rulings in connection with the Business Combination.

In addition, unless waived by Silexion, the obligation of Silexion to consummate the Transactions is subject to the satisfaction of the following additional conditions, in addition to the delivery by Moringa, New Pubco, Merger Sub 1 and Merger Sub 2 (the “Moringa Parties”) of customary certificates and other deliverables: (i) the representations and warranties of the Moringa Parties being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to certain materiality qualifiers); (ii) the Moringa Parties having performed in all material respects their obligations and complied in all material respects with their covenants and agreements under the Business Combination Agreement required to be performed or complied with by then on or prior to the date of the Closing; (iii) no SPAC Material Adverse Effect (as defined in the Business Combination Agreement) shall have occurred since the date of the Business Combination Agreement; (iv) the forfeiture by the Moringa Sponsor for retirement of all 2,875,000 Moringa founders shares, provided that up to 1,567,000 of the Moringa founders shares may be transferred to third parties for reduction of transaction-related fees, or to non-affiliate third-party investors that provide backstop financing, that enter into non-redemption agreements with Moringa, or that provide other financial support in connection with the Transactions, as determined by Moringa in consultation with Silexion (the “Backstop Shares”); (v) Moringa Sponsor’s investment of at least $350,000 in New Pubco, in respect of which Moringa Sponsor will be issued 1,343,000 New Pubco Shares (if Moringa Sponsor invests up to an additional $150,000 in New Pubco prior to the Closing (for an aggregate investment by Moringa Sponsor of up to $500,000), Moringa Sponsor will be issued additional New Pubco Shares at a price of $10.00 per share, provided that if such aggregate investment is less than $500,000, the Moringa Sponsor shall surrender for retirement (x) 8,000 New Pubco Shares and (y) for every $1,000 deficiency from that $500,000 amount, up to a maximum allowable deficiency of $150,000, Moringa Sponsor will surrender an additional 333⅓ New Pubco Shares (rounded to the nearest whole share) for retirement, for a maximum surrender for retirement by Moringa Sponsor of 58,000 New Pubco Shares); (vi) the confirmation by New Pubco of new employment agreements with certain senior employees of Silexion; (vii) the issuance by New Pubco to the Moringa Sponsor of an amended and restated promissory note with a capped principal amount (“A&R Sponsor Promissory Note”) in replacement of all existing promissory notes that Moringa had issued to the Moringa Sponsor, under which the payment obligations are to be assumed by New Pubco from Moringa at the Closing; and (viii) the execution of the Amended and Restated Registration Rights and Lock-Up Agreement by New Pubco and Moringa Sponsor.

Unless waived by Moringa, the obligations of Moringa and the other Moringa Parties to consummate the Transactions are subject to, among other matters, the satisfaction of the following additional conditions, in addition to the delivery by Silexion of customary certificates and other deliverables: (i) the representations and warranties of Silexion being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to certain materiality qualifiers); (ii) Silexion having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) no Company Material Adverse Effect (as defined in the Business Combination Agreement) shall have occurred since the date of the Business Combination Agreement; (iv) all Silexion warrants shall have been exercised (on a cashless basis) prior to the Acquisition Merger Effective Time; (v) the receipt by Moringa from Silexion, by April 15, 2024, of fully executed copies of all subscription agreements under the Silexion Equity Financing, and at least $3,500,000 of the proceeds payable to Silexion or its subsidiary under that financing shall have been received by Silexion or its subsidiary (as applicable) by April 30, 2024 (to date, the condition related to the Silexion Equity Financing has not been completed in accordance with the foregoing deadlines, although Moringa may waive the related condition to Closing); and (vi) the execution of the Amended and Restated Registration Rights and Lock-Up Agreement by certain Silexion shareholders.

The Business Combination is accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Silexion is treated as the accounting acquirer and Moringa is treated as the “acquired” company for financial reporting purposes. Silexion has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Silexion’s existing shareholders will hold approximately 73.27% of the voting interests in New Pubco;

•        Silexion’s senior management will comprise the senior management of New Pubco;

•        the directors nominated by Silexion will represent the majority of the board of directors of New Pubco (five out of seven of the initial directors will be nominated by Silexion);

•        Silexion’s operations will comprise the ongoing operations of New Pubco; and

•        Silexion Therapeutics will be the name used by New Pubco, with the applicable suffix added.

Under the reverse recapitalization accounting method, the Business Combination is deemed to be the equivalent of a capital transaction in which Silexion has issued shares for the net assets of Moringa. The net assets of Moringa are stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are of Silexion.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the historical condensed balance sheet of Moringa as of December 31, 2023 with the historical balance sheet of Silexion as of December 31, 2023, with such adjustments as are necessary to properly understand New Pubco’s financial position and results of operations upon consummation of the Business Combination and related transactions — all in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses” (collectively, the “Pro Forma Adjustments”) — giving effect to the Business Combination as if it had been consummated as of December 31, 2023.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 combine the historical condensed statement of operations of Moringa for the year ended December 31, 2023 with the historical statements of operations of Silexion for the year ended December 31, 2023, subject to the Pro Forma Adjustments, giving effect to the Business Combination as if it had been consummated on January 1, 2023, the beginning of the earliest period presented.

The Unaudited Condensed Combined Pro Forma Financial Statements

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of Moringa as of and for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Silexion as of and for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Moringa” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Silexion” and the other financial information relating to Moringa and Silexion included elsewhere in this proxy statement/prospectus; and

•        factors detailed under the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the transactions included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of New Pubco. The Pro Forma Adjustments are based on currently available information and certain assumptions and estimates that New Pubco believes are reasonable under the circumstances. In addition, a review is in process to align all accounting policies between the two entities. Therefore, the results below are not necessarily indicative of results following the Transactions, and it is possible that the differences may be material.

The unaudited condensed combined pro forma financial statements are presented in two scenarios, namely ‘no redemption’ and ‘full redemption’, as follows:

•        No Redemptions Scenario — assumes that Moringa public shareholders do not elect to redeem any additional Moringa Class A ordinary shares for a pro rata portion of cash in the Trust Account; and

•        Full Redemptions Scenario — assumes that Moringa public shareholders will exercise their redemption rights with respect to all 515,019 remaining outstanding Moringa public shares (after giving effect to the redemptions made in connection with Moringa’s Extension Amendments).

Under each of these scenarios, it is assumed that (i) the Moringa Sponsor will forfeit for surrender all Moringa founders shares and will not transfer any such shares as Backstop Shares to third parties for reduction of transaction-related fees or to non-affiliate third-party investors that provide backstop financing in connection with the Closing, and (ii) the Moringa Sponsor will not invest additional amounts in New Pubco (beyond the $350,000 that it will initially invest) pursuant to the Sponsor Investment at or prior to the Closing of the Business Combination.

Under each of these scenarios, the Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP.

The unaudited condensed combined pro forma financial information is qualified in its entirety by reference to, and should be read together with, Silexion’s and Moringa’s audited financial statements and related notes included in this proxy statement/prospectus, as well as “Silexion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Moringa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus.

BIOMOTION SCIENCES
Unaudited Pro Forma Condensed Combined Balance Sheet
As of DECEMBER 31, 2023
(in thousands, except share and per share amounts)

	Historical					Scenario I Assuming No Redemptions					Scenario II Assuming Full Redemptions
	Moringa Acquisition Corp.	Silexion Therapeutics Ltd.		Biomotion Sciences (New Pubco)		Redemption Adjustments		Business Combination Adjustments	Pro Forma Balance Sheet		Redemption Adjustments		Business Combination Adjustments	Pro Forma Balance Sheet
ASSETS
Current Assets:
Cash and cash equivalents	$108	$4,595	B	$350	J	$5,698	A	$(1,587)	$9,164	J	$—	A	$(1,587)	$3,466
Restricted cash	—	25		—		—		—	25		—		—	25
Investments held in Trust Account	5,698	—		—	J	(5,698)		—	—	J	(5,698)		—	—
Prepaid expenses	28	335		—		—		—	363		—		—	363
Other receivables	—	24		—		—		—	24		—		—	24
Total Current Assets	5,834	4,979		350		—		(1,587)	9,576		(5,698)		(1,587)	3,878
Restricted cash	—	25		—		—		—	25		—		—	25
Long-term deposit	—	5		—		—		—	5		—		—	5
Property and equipment, net	—	49		—		—		—	49		—		—	49
Operating lease right-of-use asset	—	198		—		—		—	198		—		—	198
Total Assets	$5,834	$5,256		$350		$—		$(1,587)	$9,853		$(5,698)		$(1,587)	$4,155

LIABILITIES AND REDEEMABLE SHARES, NET OF CAPITAL DEFICIENCY
Current Liabilities:
Trade payables	$—	$319		$—		$—		$—	$319		$—		$—	$319
Current maturities of operating lease liability	—	112		—		—		—	112		—		—	112
Employee related obligations	—	207		—		—		—	207		—		—	207
Accrued expenses	115	1,358		—		—	—	—	1,473		—	—	—	1,473
Related Parties	2,861	—		—		—	G	(2,841)	983		—	G	(2,841)	983
							G	963				G	963
Underwriters’ deferred discount	—	—		—		—	C	4,025	4,025		—	C	4,025	4,025
Warrants	9	200		—		—	D	(200)	9		—	D	(200)	9
Total Current Liabilities	2,985	2,196		—		—		1,947	7,128		—		1,947	7,128
Long-term operating lease liability	—	59		—		—		—	59		—		—	59
Total Non Current Liabilities	—	59		—		—		—	59		—		—	59
Total Liabilities	$2,985	$2,255		$—		$—		$1,947	$7,187		$—		$1,947	$7,187

REDEEMABLE CONVERTIBLE PREFERRED SHARES AND NON-CONTROLLING INTERSTS:
Convertible Preferred Shares A	$—	$7,307		$—		$—	I	$(7,307)	$—		$—	I	$(7,307)	$—
Convertible Preferred Shares A-1	—	2,392		—		—	I	(2,392)	—		—	I	(2,392)	—
Convertible Preferred Shares A-2	—	2,264		—		—	I	(2,264)	—		—	I	(2,264)	—
Convertible Preferred Shares A-3	—	2,683		—		—	I	(2,683)	—		—	I	(2,683)	—
Convertible Preferred Shares A-4	—	411		—		—	I	(411)	—		—	I	(411)	—

BIOMOTION SCIENCES
Unaudited Pro Forma Condensed Combined Balance Sheet
As of DECEMBER 31, 2023 — (Continued)
(in thousands, except share and per share amounts)

	Historical					Scenario I Assuming No Redemptions						Scenario II Assuming Full Redemptions
	Moringa Acquisition Corp.	Silexion Therapeutics Ltd.		Biomotion Sciences (New Pubco)		Redemption Adjustments			Business Combination Adjustments	Pro Forma Balance Sheet		Redemption Adjustments		Business Combination Adjustments	Pro Forma Balance Sheet
Non-controlling interests	—	3,420		—		—		E	(3,420)	—		—	E	(3,420)	—
MORINGA CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION	$5,698	$—		$—	J	$(5,698)			$—	$—	J	$(5,698)		$—	$—

SHAREHOLDERS’ EQUITY (DEFICIT):
Ordinary shares	—	1		—	K	(*	)	K	(* )	1	K	(* )	K	(* )	1
Additional paid-in capital	—	11,334	B	350		5,698		A	(1,587)	30,743		—	A	(1,587)	25,045
	—	—		—		—		D	200	—		—	D	200
	—	—		—		—		F	284	—		—	F	284
	—	—		—		—		I	15,057	—		—	I	15,057
	—	—		—		—		H	983	—		—	H	983
	—	—		—		—		E	3,420	—		—	E	3,420
	—	—		—		—		G	1,878	—		—	G	1,878
	—	—		—		—		C	(4,025)	—		—	C	(4,025)
	—	—		—				L	(2,849)	—		—	L	(2,849)
Accumulated deficit	(2,849)	(26,811)		—		—		F	(284)	(28,078)		—	F	(284)	(28,078)
				—		—		H	(983)	—		—	H	(983)
				—		—		L	2,849	—		—	L	2,849
TOTAL EQUITY (CAPITAL DEFICIENCY)	(2,849)	(15,476)		350		5,698			14,943	2,666		—		14,943	(3,032)
TOTAL CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND CONTINGENTLY REDEEMABLE NON-CONTROLLING INTERESTS, NET OF CAPITAL DEFICIENCY	2,849	3,001		350		—			(3,534)	2,666		(5,698)		(3,534)	(3,032)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES, NON-CONTROLLING INTEREST AND ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDER’S EQUITY (NET OF CAPITAL DEFICIENCY)	$5,834	$5,256		$350		$—			$(1,587)	$9,853		$(5,698)		$(1,587)	$4,155

____________

*        Represents an amount less than $1.

See accompanying notes to the unaudited pro forma condensed combined financial information.

BIOMOTION SCIENCES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2023
(in thousands, except share and per share amounts)

	Historical	Historical	Scenario I Assuming No Redemption				Scenario II Assuming Full Redemption
	Moringa Acquisition Corp	Silexion Therapeutics Ltd.		Business Combination Adjustments		Pro Forma Statement of Operations		Business Combination Adjustments		Pro Forma Statement of Operations
Research and development expenses, net	$—	$3,708	F	$61		$4,168	F	$61		$4,168
			H	399			H	399
General and administrative expenses	1,122	973	F	223		3,304	F	223		3,304
	—	—	H	986			H	986
OPERATING LOSS	1,122	4,681		1,669		7,472		1,669		7,472
Financial expenses (income), net	(1,385)	395	D	(86)		500	D	(86)		500
			G, BB	212			G, BB	212
			AA	1,364			AA	1,364
Loss before income tax	(263)	5,076		3,159		7,972		3,159		7,972
Tax on Income	—	32		—		32		—		32
LOSS FOR THE PERIOD	$(263)	$5,108		$3,159		$8,004		$3,159		$8,004

Attributable to:
Equity holders of the Company	—	4,942		166		8,004		166		8,004
Non-controlling interests	—	166	E	(166)		—	E	(166)		—

PROFIT (LOSS) PER SHARE, BASIC AND DILUTED
Ordinary share subject to possible redemption	$0.51	—		(0.51)		—		(0.51)		—
Non-redeemable ordinary shares	$(0.34)	$(19.57)		18.97		$(0.94)		18.91		$(1.00)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE
Ordinary shares subject to possible redemption	2,774,850	—		(2,774,850)				(2,774,850)		—
Non-redeemable ordinary shares	3,355,000	252,462		4,992,557	CC	8,530,019		4,407,538	CC	8,015,000

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Business Combination

On April 3, 2024, Moringa and Silexion restructured the transactions contemplated under the Original BCA by entering into the Business Combination Agreement by and among Biomotion Sciences, a Cayman Islands exempted company (“Biomotion Sciences” or “New Pubco”), August M.S. Ltd., an Israeli company and a wholly owned subsidiary of New Pubco (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly owned subsidiary of New Pubco (“Merger Sub 2”), Moringa and Silexion. The Business Combination Agreement amends and restates, in its entirety, the Original BCA.

Pursuant to the Transactions, Merger Sub 2 will merge with and into Moringa, with Moringa continuing as the surviving company of such merger and a wholly-owned subsidiary of New Pubco (the “SPAC Merger”), and Merger Sub 1 will merge with and into Silexion, with Silexion continuing as the surviving company of such merger and a wholly-owned subsidiary of New Pubco (the “Acquisition Merger”). Upon the effectiveness of the SPAC Merger, each outstanding Moringa Class A ordinary share and the sole outstanding Moringa Class B ordinary share will convert into an ordinary share of New Pubco on a one-for-one basis. Each outstanding warrant to purchase one Moringa Class A ordinary share will convert into a warrant to purchase one New Pubco ordinary share, at the same exercise price. Upon the effectiveness of the Acquisition Merger, each outstanding ordinary share and preferred share of Silexion will convert into such number of ordinary shares of New Pubco as is equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $62,500,000 by (2) the number of fully diluted Silexion equity securities, by (y) $10.00 (the “Silexion Equity Exchange Ratio”). Each outstanding Silexion warrant and Silexion option to purchase one Silexion share, and Silexion restricted share unit (RSU) that may be potentially settled for one Silexion share, will become exercisable for, or will be subject to settlement for (as applicable), such number of New Pubco ordinary shares as are equal to the Silexion Equity Exchange Ratio. The exercise price per New Pubco ordinary share of each such converted Silexion options and Silexion warrants will be adjusted based on dividing the existing per share exercise price by the Silexion Equity Exchange Ratio. The terms of vesting, exercise and/or settlement, as applicable, of such converted options, warrants and RSUs shall remain the same following such conversion, except that the vesting of each Silexion option will accelerate immediately prior to the Acquisition Merger, such that the New Pubco option into which it has been converted will be fully vested.

The Business Combination Agreement contains covenants of Moringa and its related parties (collectively, the “Moringa Parties”) and Silexion, including, among others, covenants relating to: the conduct of Moringa’s and Silexion’s respective businesses prior to the Closing; the appointment upon Closing of a board of directors for New Pubco that will consist of seven members (and is permitted to consist of up to nine directors), of whom five will be designated by Silexion and two will be designated by the Moringa Sponsor; the parties’ preparation and New Pubco’s filing of a proxy statement/prospectus with the SEC; and the solicitation of Moringa’s shareholders’ approval of the Business Combination.

The Business Combination Agreement contains customary conditions to Closing, including, among others, the following mutual conditions of the parties (unless waived): (i) approval of the Transactions by the requisite votes of Moringa’s shareholders and Silexion’s shareholders; (ii) the expiration of all applicable waiting periods (and any extensions thereof) under applicable Antitrust Laws; (iii) the absence of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions; (iv) the amendment and restatement of New Pubco’s articles of association in a form to be agreed upon between the parties; (v) the effectiveness of a Registration Statement on Form S-4 registering the issuance of the New Pubco ordinary shares to be issued or issuable to Moringa’s and Silexion’s respective security holders pursuant to the Business Combination Agreement and containing a proxy statement/prospectus; (vi) the approval of the listing of the shares constituting the Merger Consideration and SPAC Merger Consideration on Nasdaq; and (vii) the receipt of certain Israeli tax rulings in connection with the Business Combination.

In addition, unless waived by Silexion or Moringa (as applicable), the obligation of Silexion or Moringa (as applicable) to consummate the Transactions is subject to the satisfaction of the following additional conditions, in addition to the delivery by the Moringa Parties or Silexion, as applicable, of customary certificates and other deliverables: (i) the representations and warranties of the Moringa Parties or Silexion (as applicable) being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to certain materiality qualifiers); (ii) the Moringa Parties or Silexion, as applicable, having performed in all material respects their or its obligations and complied in all material respects with their or its covenants and agreements under the Business

Combination Agreement required to be performed or complied with by then or it on or prior to the date of the Closing; (iii) no SPAC Material Adverse Effect or Company Material Adverse Effect (each, as defined in the Business Combination Agreement), as applicable, shall have occurred since the date of the Business Combination Agreement; (iv) in respect of Silexion’s obligation to complete the Transactions, the forfeiture by the Moringa Sponsor for retirement of all 2,875,000 Moringa founders shares, provided that up to 1,567,000 of the Moringa founders shares may be transferred to third parties as Backstop Shares; (v) in respect of Silexion’s obligation to complete the Transactions, Moringa Sponsor’s investment of at least $350,000 in New Pubco, in respect of which Moringa Sponsor will be issued 1,343,000 new New Pubco Shares (if Moringa Sponsor invests up to an additional $150,000 in New Pubco prior to the Closing (for an aggregate investment by Moringa Sponsor of up to $500,000), Moringa Sponsor will be issued additional New Pubco Shares at a price of $10.00 per share, provided that if such aggregate investment is less than $500,000, the Moringa Sponsor shall surrender for retirement (x) 8,000 New Pubco Shares and (y) for every $1,000 deficiency from that $500,000 amount, up to a maximum allowable deficiency of $150,000, Moringa Sponsor will surrender an additional 333⅓ New Pubco Shares (rounded to the nearest whole share) for retirement, for a maximum surrender for retirement by Moringa Sponsor of 58,000 New Pubco Shares); (vi) in respect of Silexion’s obligation to complete the Transactions, the confirmation by New Pubco of new employment agreements with certain senior employees of Silexion; (vii) in respect of Moringa’s obligation to complete the Transactions, the issuance by New Pubco to the Moringa Sponsor of the A&R Sponsor Promissory Note in replacement of all existing promissory notes that Moringa had issued to the Moringa Sponsor, under which the payment obligations are to be assumed by New Pubco from Moringa at the Closing; (viii) in respect of Moringa’s obligation to complete the Transactions, the receipt by Moringa from Silexion, by April 15, 2024, of fully executed copies of all subscription agreements under the Silexion Equity Financing, and at least $3,500,000 of the proceeds payable to Silexion or its subsidiary under that financing shall have been received by Silexion or its subsidiary (as applicable) by April 30, 2024 (that financing has not, to date, been received by Silexion); (ix) in respect of Moringa’s obligation to complete the Transactions, the transfer by Guangzhou Sino-Israel Bio-Industry Investment Fund I (“GIBF”), a shareholder of Silexion, of its noncontrolling interest in Silexion’s Chinese subsidiary, Silenseed (China) Ltd., to Silexion, such that the subsidiary becomes a wholly-owned subsidiary of Silexion; and (x) the execution of the Amended and Restated Registration Rights and Lock-Up Agreement by New Pubco and Moringa Sponsor, or by certain Silexion shareholders, as applicable.

Following the closing of the Business Combination (the “Closing”), assuming no redemptions of Moringa shares by public shareholders, the ownership structure for New PubcCo will be as set forth in the table below (the “No Redemption Scenario”):

Equity Holders	Shares	Percentage of Outstanding Shares
Moringa Public Shareholders(1)	515,019	6.04%
Silexion Shareholders(2)	6,250,000	73.27%
Moringa Sponsor Shares(3)	1,637,857	19.20%
EarlyBird(3)	127,143	1.49%
Total	8,530,019	100%

____________

(1)      Excludes 5,750,000 public warrants held by Moringa’s public shareholders, which will be exercisable for New Pubco ordinary shares at an exercise price of $11.50 per share beginning 30 days after the Closing of the Business Combination.

(2)      Includes all securities issuable to security holders of Silexion on a fully-diluted basis, including New Pubco ordinary shares, New Pubco warrants, New Pubco options and New Pubco RSUs.

(3)      Excludes 190,000 private warrants held, in the aggregate, by the Moringa Sponsor and EarlyBird, which will be exercisable for New Pubco ordinary shares at an exercise price of $11.50 per share beginning 30 days after the Closing of the Business Combination.

Following the Closing, assuming redemptions of all 515,019 Moringa public shares by Moringa’s public shareholders, the ownership structure for New Pubco will be as set forth in the table below (the “Full Redemption Scenario”)

Equity Holders(1)	Shares	Percentage of Outstanding Shares
Silexion Shareholders(2)	6,250,000	77.98%
Moringa Sponsor Shares(3)	1,637,857	20.43%
EarlyBird(3)	127,143	1.59%
Total	8,015,000	100%

____________

(1)      The share numbers presented in this table exclude 5,750,000 public warrants held by Moringa’s public shareholders, which will be exercisable for New Pubco ordinary shares at an exercise price of $11.50 per share beginning 30 days after the Closing of the Business Combination.

(2)      Includes all securities issuable to security holders of Silexion on a fully-diluted basis, including New Pubco ordinary shares, New Pubco warrants, New Pubco options and New Pubco RSUs.

(3)      Excludes 190,000 private warrants held, in the aggregate, by the Moringa Sponsor and EarlyBird, which will be exercisable for New Pubco ordinary shares at an exercise price of $11.50 per share beginning 30 days after the Closing of the Business Combination.

Moringa’s units, Class A ordinary shares and warrants are currently listed on the Nasdaq, under the symbols “MACAU”, “MACA”, and “MACAW”, respectively. New Pubco intends to apply to list the ordinary shares and warrants to purchase ordinary shares of New Pubco under the symbols “[SLXN]” and “[SLXNW]”, respectively, upon the Closing.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses”. The adjustments presented in the unaudited pro forma condensed combined financial statements (collectively, the “Pro Forma Adjustments”) have been identified and presented to provide relevant information necessary for an understanding of New Pubco upon consummation of the Business Combination and related transactions.

The unaudited pro forma combined balance sheet as of December 31, 2023 has been derived from the historical audited balance sheet of Moringa as of December 31, 2023 and the historical audited balance sheet of Silexion as of December 31, 2023, giving further effect to the Pro Forma Adjustments, as if the Business Combination had been completed on December 31, 2023. The unaudited pro forma combined statements of operations for the year ended December 31, 2023 combine the historical audited statements of operations of Moringa for the year ended December 31, 2023, and the historical audited statements of operations of Silexion for the year ended December 31, 2023, subject to the Pro Forma Adjustments, giving effect to the Business Combination as if it had been consummated on January 1, 2023.

The historical financial information has been adjusted to reflect the Pro Forma Adjustments giving effect to the Business Combination and related transactions as described in more detail below.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that Moringa believes are reasonable under the circumstances. The Pro Forma Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Moringa believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and related transactions as described in more detail below. Moringa and Silexion have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. However, the unaudited pro forma condensed combined financial information includes certain stock-based compensation that is likely to be granted immediately upon the consummation of the Business Combination.

Shares outstanding as presented in the Full Redemption Scenario of the pro forma combined financial statements assume full redemption of all Moringa shares currently held by public shareholders and includes the 6,250,000 New Pubco ordinary shares to be issued to the Silexion shareholders (on a fully diluted basis), and the 1,765,000 New Pubco ordinary shares to be issued to Moringa shareholders, comprised of 1,637,857 New Pubco ordinary shares to be issued to Moringa Sponsor and 127,143 New Pubco ordinary shares to be issued to EarlyBirdCapital Inc. (“EarlyBird”).

3. Adjustments to Unaudited Pro Forma Combined Balance Sheet as of December 31, 2023

The unaudited pro forma balance sheet as of December 31, 2023 has been prepared to illustrate the effect of the Pro Forma Adjustments and has been prepared for informational purposes only.

The unaudited pro forma combined balance sheet as of December 31, 2023 includes the Pro Forma Adjustments giving effect to the Business Combination and related transactions noted in this filing. Moringa and Silexion did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma adjustments giving effect to the Business Combination and related transactions:

A)     To reflect payments of Business Combination-related costs (for all parties) in cash in the amount of $1,587 thousand.

B)     To reflect expected financing to be raised by New Pubco prior to the Business Combination of between $350 thousand and $500 thousand. These unaudited pro forma financial statements assume New Pubco will raise $350 thousand.

C)     To reflect Moringa’s legal obligation to EarlyBird (underwriters’ deferred discount). Under the SPAC’s Business Combination Marketing Agreement, Moringa is committed to pay an additional fee of 3.5% of the gross proceeds of its Public Offering (or $4,025 thousand) to EarlyBird, as an advisor in connection with the SPAC’s potential business combination, upon completion of the Business Combination. The management of Moringa and New Pubco intend to negotiate a reduction of such fee. However, there is no assurance that such negotiation will be successful.

D)     These unaudited pro forma financial statements reflect net exercise of all Silexion warrants outstanding and their conversion to New Pubco ordinary shares, which is expected to be approved with the consummation of the Business Combination.

E)     To reflect the transfer by GIBF of its noncontrolling interest in Silexion’s Chinese subsidiary, Silenseed (China) Ltd., to Silexion in exchange for Silexion preferred shares prior to completion of the Business Combination, and subsequent conversion of such Silexion preferred shares into New Pubco ordinary shares pursuant to the Business Combination.

F)      Immediately prior to the effective date of the Acquisition Merger, all outstanding Silexion share-based incentive awards will be accelerated and become fully vested. At the effective time of the Acquisition Merger, all of Silexion’s share-based incentive awards outstanding immediately prior to the effective time will be automatically assumed by New Pubco and converted into an option to purchase New Pubco Shares or an RSU for New Pubco Shares, as applicable. These unaudited pro forma financial statements assume all Silexion options were converted to New Pubco Shares and all Silexion RSUs were converted into New Pubco RSUs based on the Equity Exchange Ratio.

G)     To reflect issuance by New Pubco to Moringa Sponsor of a replacement promissory note capped at $5,200 thousand minus any fee or expense that may be paid or owed by Moringa (including payments to underwriters (see Note C above)) pursuant to the Business Combination Marketing Agreement, dated February 16, 2021, entered into by Moringa in connection with its IPO (the “Promissory Note Cap”). Such promissory note will replace all promissory notes that are outstanding as of December 31, 2023 (in the amount of $2,841 thousand), as well as those that are expected to be further issued until completion of the Business Combination. The maturity date of the promissory note shall be the 30-month anniversary of the Closing Date, and amounts outstanding under the note, up to the Promissory Note Cap, may be repaid (unless otherwise decided by Silexion) only by way of conversion into New Pubco Shares in accordance with the terms set forth in promissory note. Each of Moringa and the Moringa Sponsor may elect to convert amounts outstanding under the promissory note that are under the Promissory Note Cap at the price per share at which New Pubco conducts an equity financing following the Closing, subject to a minimum conversion amount of $100, in an amount of shares constituting up to thirty percent of the number of New Pubco ordinary shares issued by New Pubco in such equity financing. The Moringa Sponsor may also elect to convert amounts of principal outstanding under the note (up to the Promissory Note Cap) into New Pubco ordinary shares at any time following the twenty-four month anniversary of the Closing Date and prior to the maturity date of the promissory note, subject to a minimum conversion of $10, at a price per share equal to the volume weighted average price of the New Pubco ordinary shares on the principal market on which they are traded during the twenty consecutive trading days prior to the conversion date (the “VWAP Conversion Price”). Upon maturity, any outstanding principal (up to the Promissory Note Cap) will automatically be converted into New Pubco ordinary shares at a price per share equal to the VWAP Conversion Price. Amounts that were loaned in excess of the Promissory Note Cap will be attributed to additional paid-in capital in respect of the New Pubco ordinary shares issuable upon conversion of the total outstanding amount under the promissory note. New Pubco has applied the fair value option to the replacement promissory note assuming the Promissory Note Cap will be reached in full, minus any fee or expense that may be paid or owed by Moringa (including payments to underwriters), and is based on expected timing of a New Pubco equity financing, discounted at a rate of 22%.

H)     To reflect expected issuance of new RSUs to Silexion employees with a grant date fair value of $10 per RSU.

I)      To reflect conversion of Silexion preferred shares into New Pubco ordinary shares.

J)      To reflect the assumption that 100% in the Full Redemption Scenario (0% in the No Redemption Scenario) of public shareholders will exercise their redemption rights on 515,019 shares (0 shares in the No Redemption Scenario) outstanding as of December 31, 2023 in the amount of $5,698 thousand (0 in the No Redemption Scenario). All Moringa Class A ordinary shares subject to possible redemption, not redeemed by public shareholders, will be replaced by New Pubco ordinary shares, classified as permanent equity. All Moringa Class A ordinary shares which are subject to possible redemption and will not be actually redeemed by public shareholders will be replaced by New Pubco ordinary shares, classified as permanent equity.

K)     Pro forma adjustments made to the number of Class A ordinary shares (par value)–consisting of those adjustments described in paragraphs D, E, F, H, I, and J above — are, in the aggregate, less than 1 USD thousand.

L)     To reflect the elimination of the accumulated deficit of Moringa.

4. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2023

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma adjustments giving effect to the Business Combination and related transactions:

AA)  To reflect the elimination of unrealized interest income on investments held in the Trust Account.

BB)  To reflect change in fair value of the replacement promissory note. See also Note G.

Pro forma weighted average shares outstanding:

CC)  As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average shares outstanding — basic and diluted for the year ended December 31, 2023 are calculated as follows under the No Redemption Scenario:

Year Ended December 31, 2023
Weighted average shares calculation – basic and diluted
Public shareholders	515,019
Sponsor shares	1,637,857
EarlyBird	127,143
Issuance of New Pubco ordinary shares to Silexion shareholders in connection with the Closing	6,250,000
Weighted average shares outstanding	8,530,019

j)       Weighted average common shares outstanding — basic and diluted for the year ended December 31, 2023 are calculated as follows under the Full Redemption Scenario:

Year Ended December 31, 2023
Weighted average shares calculation – basic and diluted
Public shareholders	—
Sponsor shares	1,637,857
EarlyBird	127,143
Issuance of New Pubco ordinary shares to Silexion shareholders in connection with the Closing	6,250,000
Weighted average shares outstanding	8,015,000

The tables below present the weighted averages shares outstanding by each shareholder group. The table below excludes a combined 5,940,000 outstanding public warrants and private placement warrants because including them would have had an anti-dilutive effect on net loss per share, causing net loss per share for the year ended December 31, 2023 to be $0.98 under the No Redemption Scenario, and $1.04 under the Full Redemption Scenario.

Holders	No Redemption	% of Total	Full Redemption	% of Total
Public shareholders	515,019	6.04%		0.00%
Sponsor shares	1,637,857	19.20%	1,637,857	20.43%
Existing Silexion equityholders	6,250,000	73.27%	6,250,000	77.98%
EarlyBird	127,143	1.49%	127,143	1.59%
Total Ordinary Shares	8,530,019	100%	8,015,000	100%

Comparative Share Information

The following table sets forth selected historical comparative share information for Moringa and unaudited pro forma condensed combined per share information for Moringa after giving effect to the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2023. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2023.

This information is only a summary and should be read together with the historical financial statements of Moringa and Silexion and related notes. The unaudited pro forma condensed combined per share information of Moringa and Silexion is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Moringa and Silexion been combined during the periods presented, nor the earnings per share for any future date or period. Historically, Moringa’s statement of operations included a presentation of profit (loss) per share in a manner similar to the two-class method of income (loss) per ordinary shares. The two-class method is not required in the pro forma income (loss) per ordinary shares as the Class A ordinary shares are no longer subject to redemption. Moringa has not considered the effect of the warrants sold in the IPO and the Private Placement to purchase an aggregate of 5,940,000 Class A ordinary shares in the calculation of diluted earnings per share, because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the period presented.

	Moringa Acquisition Corp (Historical)		Silexion Therapeutics Ltd. (Historical)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming 100% Redemption)
	Class A subject to Possible Redemption	Non- redeemable Class A and Class B
As of and for the year ended December 31, 2023
Weighted average shares outstanding – basic and diluted	2,774,850	3,355,000	252,462	8,530,019	8,015,000
Net profit (loss) per share – basic and diluted	$0.51	$(0.34)	$(19.57)	$(0.94)	$(1.00)

INFORMATION ABOUT MORINGA

General

Moringa is a blank check company incorporated as a Cayman Islands exempted company incorporated on September 24, 2020 and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Moringa completed its initial public offering in February 2021, and since that time, it has engaged in discussions with, and due diligence with respect to, potential business combination target companies, with a focus on Israel-related technology companies. Leading up to, and following, the signing of a business combination agreement with Holisto Ltd., an Israeli company (“Holisto”) in June 2022, Moringa had been focusing exclusively on pursuing a business combination with Holisto and related matters until that agreement was terminated on August 7, 2023. As described below, leading up to, and following, the signing of the Business Combination Agreement (in its original form on February 21, 2024 and in its revised form on April 3, 2024), Moringa has been focusing exclusively on pursuing the Business Combination with Silexion and related matters.

Initial Public Offering and Private Placement

On February 19, 2021 and March 3, 2021, we consummated our initial public offering of 10,000,000 Moringa units and 1,500,000 Moringa units, respectively (representing the units for the base offering and additional units sold upon the exercise in full by the underwriters of their over-allotment option, respectively). Each Moringa unit consists of one Class A ordinary share and one-half of a redeemable warrant of the Company, each warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The Moringa units were sold at a price of $10.00 per unit, generating gross proceeds to Moringa of $100,000,000 and $15,000,000 at the respective closings.

Substantially concurrently with the two closings of the initial public offering, we completed the private sale of 350,000 and 30,000 private units, in the aggregate, respectively, to the Sponsor and EarlyBirdCapital at a purchase price of $10.00 per private unit, generating gross proceeds to us of $3,500,000 and $300,000, respectively.

Following the respective closings, a total of $100,000,000 and $15,000,000 were placed in the Trust Account, which is maintained by Continental Stock Transfer & Trust Company acting as trustee. The funds in the Trust Account have been invested only in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest solely in U.S. Treasuries. Except for all interest income that may be released to us to pay our tax obligations and for dissolution expenses up to $100,000, as applicable, none of the funds held in the Trust Account will be released from the Trust Account until the earlier of: (i) the consummation of Moringa’s initial business combination on prior to the Extended Date, or (ii) a redemption payment to Moringa’s public shareholders prior to any voluntary winding-up in the event Moringa does not consummate its initial business combination prior to the Extended Date.

Moringa’s units began trading on February 17, 2021 on the Nasdaq Capital Market under the symbol “MACAU.” On April 7, 2021, the ordinary shares and warrants comprising the units began separate trading on the Nasdaq under the symbols “MACA” and “MACAW,” respectively.

Extension Amendments

On February 9, 2023 and August 18, 2023, Moringa held extraordinary general meetings in lieu of annual general meetings (the “First Extension Meeting” and “Second Extension Meeting”, respectively, and collectively, the “Extension Meetings”), at which its shareholders approved, among other proposals: (i) special resolutions amending the Existing Articles to extend the date by which Moringa has to consummate a business combination from February 19, 2023 to August 19, 2023, and from August 19, 2023 to August 19, 2024, respectively, or such earlier date as may be determined by the Board in its sole discretion; (ii) amendments to Moringa’s Trust Agreement, dated as of February 19, 2021, by and between Moringa and Continental Stock Transfer & Trust Company, that extended the date by which Moringa would be required to consummate a business combination from February 19, 2023 to August 19 2023, and from August 19, 2023 to August 19, 2024, respectively, or such earlier date as may be determined by the Moringa Board in its sole discretion. At the Second Extension Meeting, Moringa’s shareholders furthermore approved a special resolution amending the Existing Articles to provide for the right of a holder of Class B ordinary shares to convert such shares into Class A ordinary shares on a one-for-one basis prior to the closing of a business combination at the election of the holder. Upon each of the Extension Meetings, Moringa’s shareholders had the right to redeem their Moringa public shares for cash in accordance with the terms of the Existing Articles.

Upon the approval of the proposals at the Second Extension Meeting, the Sponsor elected to convert 2,874,999 founders shares from Moringa Class B ordinary shares to Moringa Class A ordinary shares, on a one-for-one basis, leaving one Moringa Class B ordinary share outstanding (which continues to be held by the Sponsor).

In connection with the Extension Meetings, 8,910,433 and 2,074,548 public shares, respectively, were redeemed, which reduced the number of public shares from 11,500,000 to 2,589,567, and from 2,589,567 to 515,019 public shares.

Termination of Holisto Business Combination Agreement

We previously were party to a business combination agreement with Holisto, dated November 4, 2021, as amended on December 17, 2021 and April 28, 2022 (the “Holisto Business Combination Agreement”). On August 7, 2023, Holisto notified us that it was terminating the Holisto Business Combination Agreement. Pursuant to the termination notice, effective as of the end of the day on August 8, 2023, all rights and obligations of each party to the Holisto Business Combination Agreement ceased, except for the obligations of each party to the Holisto Business Combination Agreement that were intended to survive such termination, in accordance with the applicable provisions of the Holisto Business Combination Agreement, which surviving obligations shall remain in effect in accordance with their respective terms.

Effecting a Business Combination

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that Moringa acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Moringa’s initial business combination. The fair market value of the target or targets will be determined by the Moringa Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of the Moringa Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “The Business Combination Proposal — Satisfaction of 80% Test,” the Moringa Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of the Business Combination

Moringa is seeking shareholder approval of the Business Combination at the extraordinary general meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of public shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected under the Existing Articles and the Cayman Companies Act. The Sponsor has agreed in a letter agreement with Moringa and under the Sponsor Support Agreement attached as Annex E to this proxy statement/prospectus (i) to vote (A) the Moringa founders shares and (B) any other Moringa Class A ordinary shares owned by the Sponsor in favor of the Business Combination; and (ii) to not redeem any public shares in connection with a shareholder vote to approve the Business Combination, or (under the letter agreement) a vote to amend the provisions of the Existing Articles relating to shareholders’ rights or pre-business combination activity. If the Business Combination is not completed, Moringa public shareholders electing to exercise their redemption rights will not receive redemption payments, as their shares will not be redeemed.

Moringa’s Sponsor and officers and directors at the time of the IPO entered into a letter agreement to vote the Moringa founders shares and any public shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Sponsor owns approximately 83.4% of the total outstanding Moringa Class A ordinary shares (and the sole Moringa Class B ordinary share that is outstanding).

Potential Backstop Arrangements

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding Moringa or our securities, Moringa may approach unaffiliated third parties to request that such third parties purchase Moringa public shares and/or public warrants from public investors, or Moringa may enter into transactions with public investors and others to provide them with incentives to acquire Moringa public shares. The purpose of such share purchases and other transactions would be to provide additional equity financing for the combined company, by reducing the amount of redemptions in connection with the extraordinary general meeting and thereby increase the amount of funds that remains in the Trust Account and is transferred to New Pubco upon the Closing. Similarly, Moringa may request that unaffiliated third parties who are creditors of Moringa purchase public shares from investors against reduction of transaction-related fees or other indebtedness owed by Moringa to such third parties, or in exchange for supplying other financial support to Moringa in connection with the Business Combination — in each case as may be determined by Moringa in consultation with Silexion. This may result in the completion of our Business Combination in a manner that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, the transfer of founders shares to unaffiliated investors, holders or creditors as Backstop Shares, and/or arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

In the event that such third parties purchase public shares in privately negotiated transactions from Moringa public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their public shares. To the extent that the redemption of public shares would constitute a tender offer under the Exchange Act, any purchases of public shares by the Sponsor, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any public shares purchased by such third parties during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of public shares may result in the completion of the Business Combination where it otherwise may not have been possible.

Any shares purchased by such third parties would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the extraordinary general meeting.

Entering into any such incentive arrangements may have a depressive effect on Moringa Class A ordinary shares. For example, as a result of these arrangements, an investor, holder or creditor may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor, holder or creditor. Moringa will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the extraordinary general meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Redemption Rights for Moringa public shareholders

Moringa is providing Moringa public shareholders with the opportunity to redeem all or a portion of their public shares upon consummation of the Business Combination. Moringa public shareholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, as of two (2) business days prior to the consummation of the Business Combination (including interest earned on the funds held in the Trust Account, net of taxes), upon the Closing. A holder of public shares may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, such public shares will not be redeemed until the Extended Date or the earlier voluntary liquidation of Moringa, as applicable.

The amount in the Trust Account is approximately $11.06 per Moringa public share (based on the Trust Account balance as of December 31, 2023). The redemption right includes the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its public shares. There will be no redemption rights upon the completion of the Business Combination with respect to Moringa private warrants. The Sponsor and Moringa’s officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Moringa founders shares and public shares they may hold. The Sponsor and Moringa’s officers and directors did not receive any consideration in exchange for their agreement to waive their redemption rights. Currently, the Sponsor owns 2,875,000 founders shares and 352,857 Moringa private shares.

Limitation on Redemption Rights

The Existing Articles provides that a Moringa public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the then-outstanding public shares, without Moringa’s prior consent.

Employees

Moringa currently has two primary officers and one advisor. These individuals are not obligated to devote any specific number of hours to Moringa’s matters but they devote as much of their time as they deem necessary and intend to continue doing so until an initial business combination has been consummated. The amount of time they devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process. Moringa does not intend to have any full time employees prior to the consummation of its initial business combination.

Facilities and Executive Office

Moringa currently maintains its principal executive offices at 250 Park Avenue, 7th Floor, New York, NY 10177, and its telephone number is (212) 572-6395.

The cost for this space is included in the $10,000 monthly fee that Moringa pays to the Sponsor for administrative and support services, which commenced in February 2021 pursuant to an administrative services agreement between Moringa and the Sponsor. Moringa does not own or lease any other property.

Management

Moringa’s current directors and officers are as follows:

Name	Age	Position
Ilan Levin	58	Chairman, Director and Chief Executive Officer
Gil Maman	41	Chief Financial Officer
Dan Yalon	51	Advisor
Craig Marshak	64	Vice Chairman and Director
Ruth Alon	72	Director
Michael Basch	39	Director
Eric Brachfeld	62	Director

Ilan Levin, Chairman, Director and Chief Executive Officer.    Mr. Levin, our co-founder, has been involved, for approximately 25 years, as an executive and venture capital/private equity investor in high-tech Israel-related ventures. From 2000 to 2018, Mr. Levin was a member of the Board and Executive Committee of Objet Ltd., which as a result of a merger with Stratasys, Inc. in 2012, formed Stratasys Ltd. (Nasdaq: SSYS), the pioneer and global leader in 3D printing. During his tenure at Objet/Stratasys, Mr. Levin held various positions including President, Vice Chairman and from 2016 to 2018, Chief Executive Officer. From 2004 to 2009, Mr. Levin was the Chief Executive Officer of CellGuide, a developer of software-based GPS for mobile devices. Since 1997, Mr. Levin has also served as a member of the board of directors and as an advisor for a wide variety of Israel-based technology-related companies, including currently serving as Chairman of Vision Sigma (TLV: VISN: IT), an Israel-based real estate and investment company. Early in his career, Mr. Levin was a practicing attorney focusing on corporate and securities related matters. In addition to his role as our Chairman and Chief Executive Officer, Mr. Levin also serves as the sole director and sole equity owner of an Israeli company that serves as the sole general partner of the Sponsor. Mr. Levin earned an LL.B. from Tel Aviv University and a B.A.Sc. in Industrial Engineering from the University of Toronto.

Gil Maman, Chief Financial Officer.    Mr. Maman has extensive experience in managing and executing global merger and acquisition transactions, joint ventures and other investment transactions in high tech environments, having most recently served from 2018 to February 2020, as Vice President Corporate Development and Strategy at SimilarWeb, a leading Israeli based internet company providing a globally recognized market intelligence platform, where he managed and executed merger and acquisition, partnership and data acquisition transactions. Prior to SimilarWeb, Mr. Maman was at Stratasys (Nasdaq: SSYS) as Director of Corporate Development, managing and executing on mergers and acquisitions, joint venture IP licensing and marketing initiatives valued over $1 billion, and later at MakerBot as Chief Operating Officer. MakerBot is a Brooklyn-based Stratasys subsidiary focused on desktop 3D printing, where Mr. Maman was responsible for overseeing the company’s operations, including corporate development, manufacturing, supply chain and logistics, customer support, data warehouse, and analysis and information systems. Early in his career, Mr. Maman was a strategy consultant at Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, in Israel, leading a team of associates and interns in merger and acquisition matters, including valuation analysis, accounting matters relating to deal execution and other related services. Mr. Maman has a B.S in Accounting and Economics from Ben-Gurion University, Israel, and he is a CPA (Israel) and has served in the IDF as a second lieutenant in the 8200 unit, an Israeli Intelligence Corps unit responsible for collecting signal intelligence and code decryption of the IDF.

Dan Yalon, Advisor.    Mr. Yalon has, for approximately 20 years, held senior management positions at several of Israel’s largest high technology companies. Since August 2020, he has been a Venture Partner at Moringa Capital, an investment and consultancy firm and an affiliate of the Sponsor. Since 2018, Mr. Yalon has served as Chief Business Officer at SimilarWeb. From 2012 to 2018, Mr. Yalon served as Executive Vice President at Stratasys (Nasdaq: SSYS). At Stratasys, Mr. Yalon played a key part in executing the Stratasys — Objet merger in 2012, followed by a series of over 10 acquisitions valued at over $1 billion in the aggregate. Previously, Mr. Yalon served as Chief Strategy Officer at NICE Systems (Nasdaq: NICE), a worldwide leader in enterprise software solutions in the customer engagement and financial compliance market segments and as Head of Strategy and New Business Initiatives at Amdocs (Nasdaq: DOX), the global leader in business operations software for communications, cable, satellite and other related service providers. Mr. Yalon is a graduate of Harvard Business School’s AMP program and holds a dual degree of B.A. in Business and LL.B (Law) from the Hebrew University in Jerusalem.

Craig J. Marshak, Vice Chairman, Director and Co Founder.    Mr. Marshak has a 25-year track record in investment banking, private equity and venture capital, in each case with a significant Israel-based focus. Since January 2010, Mr. Marshak has served as Managing Director at Israel Venture Partners, or IVP, a platform used by him and investment colleagues to identify opportunistic Israel-based global growth enterprises. Previously, Mr. Marshak served as a Managing Director, and the Global Co-Head, of the Nomura Technology Investment Growth Fund, a merchant banking fund operated from within the London offices of Nomura Securities, focused on growth-stage and venture capital investments in Israel, Silicon Valley and North America. Prior to holding that position, he served as a Director, Investment Banking, in the Restructuring and International Corporate Finance and Cross-Border Capital Markets groups at Schroders, for both its New York and London offices. Mr. Marshak started his career at Morgan Stanley’s merchant banking division in New York. Mr. Marshak has played a principal role in many investments in Israeli companies, most notably (while at the Nomura Technology Investment Growth Fund) the first institutional round for Shopping.com (Nasdaq: SHOP) (which was sold to eBay, after its IPO) and organizing the first institutional round for CyberArk (Nasdaq: CYBR). Mr. Marshak currently serves as a director of Nukkleus Inc., a financial technology company whose shares are traded publicly in the U.S. He earned an A.B. in Political Science and Economics from Duke University, as well as a J.D. from Harvard Law School.

Ruth Alon, Director.    Ms. Alon is the Founder and Chief Executive Officer of Medstrada, which was started in 2016. From 1997 until 2016, Ms. Alon served as a General Partner in Pitango Venture Capital, where she headed the life sciences activities and helped to facilitate the acquisition of several of the company’s portfolio companies. Currently, Ms. Alon also serves on the board of directors of a number of private and public companies as a member or chairperson, including Vascular Biogenics Ltd. (Nasdaq: VBLT), Brainsgate and KadimaStem. Ms. Alon previously worked on Wall Street where she held senior positions as a senior medical device analyst with

Montgomery Securities (from 1981 to 1987) and Kidder Peabody & Co. (from 1987 to 1993). She also managed her own independent consulting business in San Francisco from 1995 to 1996, providing broad-based services to early-stage companies and venture capitalists in the medical devices industry. Ms. Alon was also instrumental in the establishment, in 2005, of Israel Life Science Industry (ILSI), a not-for-profit organization which represented, as of 2005, the mutual goals of approximately 700 Israeli life science companies. She is the Co-Founder of IATI, an umbrella organization established in 2012, representing Israel’s High Tech and Life Sciences industries. Ms. Alon holds a B.A. in Economics from the Hebrew University of Jerusalem, an M.B.A. from Boston University, and an M.Sc. from the Columbia University School of Physicians and Surgeons.

Michael Basch, Director.    Mr. Basch has been, since January 2020, the Founder and Managing Partner of Atento Capital, a Tulsa-based investment firm engaged in early stage, direct venture capital and private equity investments, as well as fund investments. Since November 2017, Mr. Basch has also worked as a consultant with the George Kaiser Family Foundation of Tulsa, seeking investment, partnership, and other opportunities to expand Tulsa’s economic footprint. Mr. Basch has over 15 years of operational and investment experience both as an operator and executive of businesses, and as an angel investor. From July 2014 to August 2016, he was the President of Spotad, an Israel-based mobile advertising company, and then continued as an advisor to Spotad from August 2016 to January 2019. Prior to that time, Mr. Basch was a partner and executive of Bamko, a promotional merchandise company, from August 2005 to August 2014. Mr. Basch also serves as an Adjunct Professor at the University of Tulsa. Mr. Basch earned both his BA and MBA from the University of Southern California’s Marshall School of Business.

Eric Brachfeld, Director.    Mr. Brachfeld has been, since September 2014, a Founder and Managing Partner of Manhattan Venture Partners, a research-driven asset management firm specializing in the institutionalization of a secondary market for late-stage, venture-backed pre-IPO companies. Manhattan Venture Partners has been an investor in companies such as: Spotify, Docusign, Postmates, Lyft, Pinterest, Cloudera, Palantir, DraftKings, and Airbnb. Mr. Brachfeld has more than 30 years of experience as an investment banker and entrepreneur and has provided financial and strategic advice and has structured transactions for a broad range of companies and investors. Prior to launching Manhattan Venture Partners, he was a Partner at Citizen VC, Inc., a financial technology and investment firm, where he led the firm’s investment banking efforts. Mr. Brachfeld cofounded Gentry New York, which later merged with Gentry Financial Holdings Group. At Gentry, Mr. Brachfeld was head of investment banking and CEO of Gentry Securities, their broker-dealer subsidiary. Previously, Mr. Brachfeld cofounded and led investment banking efforts at Ledgemont Capital Group and Indigo Ventures, firms which raised capital for and invested in early and growth stage companies. Prior to those firms, Mr. Brachfeld was an Associate and then General Partner at McFarland Dewey & Co., a boutique investment banking firm. He began his career at McKinney Advertising. Mr. Brachfeld received a BA in Economics from the University of Pennsylvania and an MBA, with Honors, from the Stern School of Business, New York University. He holds FINRA Series 7, Series 63, Series 24, Series 79 and Series 99 licenses.

Number and Terms of Office of Officers and Directors

The Moringa Board consists of five members. Holders of founders shares appointed each of Moringa’s directors prior to consummation of the initial public offering for a two-year term, and holders of Moringa public shares will not, prior to the Closing of the Business Combination, have the right to vote on the appointment of directors during such term. Prior to the Business Combination, the provisions of the Existing Articles regarding holders of Moringa Class B ordinary shares being the only shareholders entitled to appoint directors of Moringa may only be amended by a special resolution passed by at least 90% of the holders of Moringa’s ordinary shares as, being entitled to do so, vote at a general meeting. Subject to any other special rights applicable to the shareholders, any vacancies on Moringa’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the board or by unanimous written resolutions of the Board, or prior to the Closing of the Business Combination, by an ordinary resolution of the holders of the founders shares.

Moringa’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Moringa’s board of directors is authorized to appoint persons to the offices set forth in the Existing Articles as it deems appropriate. The Existing Articles provide that Moringa’s officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that within one year of the listing of Moringa’s securities on the Nasdaq, it have at least three independent directors and that a majority of the Moringa Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Moringa Board has determined that each of Messrs. Basch and Brachfeld, and Ms. Alon, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Moringa’s independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to Moringa. Commencing on Moringa’s IPO through the completion of its initial business combination with a target business, Moringa pays to the Sponsor a fee of $10,000 per month for providing it with office space, utilities and secretarial services. However, pursuant to the terms of such agreement, Moringa may delay payment of such monthly fee upon a determination by its audit committee that Moringa lacks sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with its initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of Moringa’s initial business combination. No compensation or fees of any kind, including finder’s fees, consulting fees and other similar fees, will be paid to Moringa’s insiders or any of the members of its management team, for services rendered prior to or in connection with the consummation of its initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Moringa’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Moringa; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by Moringa unless it consummates an initial business combination.

Committees of the Moringa Board

The Moringa Board has two standing committees — an audit committee in compliance with
Section 3(a)(58)(A) of the Exchange Act and a compensation committee, each comprised entirely of independent directors. In lieu of a standing nominating committee, a majority of Moringa’s independent directors may recommend a director nominee for selection by the board of directors. The charter of each committee is available to view at our website, www.moringaac.com, in the Investor Relations section.

Audit Committee

Moringa has established an audit committee of the Moringa Board. Messrs. Basch and Brachfeld, and Ms. Alon serve as members of our audit committee and Mr. Brachfeld serves as the chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, Moringa is required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such prospective member of our audit committee meets the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and Moringa’s board of directors has determined that Mr. Brachfeld qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee’s duties, which are specified in Moringa’s audit committee charter, include, but are not limited to:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Morimga;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Moringa, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss Moringa’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Moringa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Moringa entering into such transaction; and

•        reviewing with management, the independent auditors, and Moringa’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Moringa’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Moringa has established a compensation committee of the board of directors. Ms. Alon and Mr. Brachfeld serve as members of the compensation committee and Ms. Alon serves as the chairperson of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, Moringa is required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each such member of Moringa’s compensation committee meets the independent director standard under Nasdaq listing standards and Rule 10C-1 of the Exchange Act applicable to members of the compensation committee.

Moringa has adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation (if any is paid by Moringa), evaluating Moringa’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to Moringa’s board of directors with respect to the compensation (if any) and any incentive-compensation of all of Moringa’s other officers;

•        reviewing Moringa’s executive compensation policies and plans;

•        implementing and administering Moringa’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with Moringa’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Moringa’s officers and employees;

•        producing a report on executive compensation to be included in Moringa’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

Moringa does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The Moringa board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Basch and Brachfeld, and Ms. Alon. In accordance with Rule 5605 of the Nasdaq listing rules, all such directors are independent. As there is no standing nominating committee, Moringa does not have a nominating committee charter in place.

Prior to Moringa’s initial business combination, in the event of a vacancy in Moringa’s board of directors, the board will also consider director candidates recommended for nomination by holders of Moringa’s Class A ordinary shares, for appointment by the remaining members of Moringa’s board then still serving. During the entire period until Moringa’s initial business combination, only holders of Moringa’s Class B ordinary shares, and not holders of Moringa’s Class A ordinary shares, will have the right to appoint members of the board.

Moringa has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of Moringa’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Moringa’s shareholders.

Compensation Committee Interlocks and Insider Participation

None of Moringa’s officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on Moringa’s board of directors.

Code of Ethics

Moringa has adopted a code of ethics applicable to our directors, officers and employees (the “Code of Ethics”). Moringa’s Code of Ethics is available on its website. Moringa’s Code of Ethics is a “code of ethics,” as defined in Item 406(b) of SEC Regulation S-K. Moringa will make any legally required disclosures regarding amendments to, or waivers of, provisions of the Code of Ethics on its website. The information contained in or connected to Moringa’s website is not incorporated by reference into this proxy statement/prospectus and should not be considered part of this or any document filed with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF MORINGA

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Moringa” refer to Moringa Acquisition Corp.

Overview

Moringa is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We completed our initial public offering in February 2021, and since that time, we have engaged in discussions with potential business combination target companies, and, in June 2022, entered into a business combination agreement with Holisto, which was subsequently terminated in August 2023, as described in “Information About Moringa — Termination of Holisto Business Combination Agreement” above. In February 2024 we entered into the Business Combination Agreement with Silexion, as described throughout this proxy statement/prospectus. We intend to effectuate our prospective initial business combination using (i) cash from the proceeds of our initial public offering and the private placements of the private units (if any remains in the Trust Account at that time), (ii) cash from an equity financing that may be effected by Silexion (subject to waiver by Moringa) on or prior to the Closing of the Business Combination, along with any remaining existing cash of Silexion, and (iii) cash from $350,000 to $500,000 of funding to be provided by the Sponsor to the combined company prior to the closing of the Business Combination.

The issuance of additional ordinary shares in a business combination (whether by Moringa or by New Pubco, as in the Business Combination):

•        may significantly dilute the equity interest of investors in our initial public offering;

•        may have the effect of delaying or preventing a change of control of the new public company by diluting the share ownership or voting rights of a person seeking to obtain control of it; and

•        may adversely affect prevailing market prices for the ordinary shares or warrants of the new public company following the business combination.

Similarly, if the public company (following a business combination) issues debt securities or otherwise incurs significant indebtedness in connection with the business combination transaction, that could result in:

•        default and foreclosure on the public company’s assets if its operating revenues after an initial business combination are insufficient to repay its debt obligations;

•        acceleration of the public company’s obligations to repay the indebtedness even if it makes all principal and interest payments when due if it breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        the public company’s inability to obtain necessary additional financing if the debt security contains covenants restricting its ability to obtain such financing while the debt security is issued and outstanding;

•        the public company’s inability to pay dividends on its shares;

•        using a substantial portion of the public company’s cash flow to pay principal and interest on its debt, which will reduce the funds available for dividends on ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on the public company’s flexibility in planning for and reacting to changes in its business and in the industry in which it operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on the public company’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of its strategy and other purposes and other disadvantages compared to its competitors that have less debt.

As indicated in Moringa’s audited financial statements appearing elsewhere in this proxy statement/prospectus, at December 31, 2023 Moringa had approximately $108 thousand of cash and cash equivalents deposited in its bank account held outside of the Trust Account, and an accumulated deficit of approximately $2.85 million. Although Moringa raised $115 million of gross proceeds, in the aggregate, from its initial public offering in February and March 2021, and an additional $3.8 million of gross proceeds, in the aggregate, from its private placements consummated concurrently with the closings of the initial public offering, the $115.0 million of those proceeds that were placed in the Trust Account has been reduced to approximately $5.7 million as of December 31, 2023 due to the redemptions by public shareholders of approximately 95% of the initially-outstanding Moringa public shares in connection with Moringa’s Extension Amendments. In addition, with respect to Moringa’s funds held in its bank account outside of the Trust Account, those funds have been expended on an ongoing basis for operating expenses related to Moringa’s pursuit of an initial business combination. Moringa expects to continue to incur significant costs in the pursuit of the Business Combination. Moringa cannot assure investors that its plans to complete the prospective Business Combination or any future capital raises will be successful.

Recent Developments

Please see in “Information About Moringa” above for a description of the termination of the business combination agreement with Holisto, the Extension Amendments that were effected in 2023 and the Sponsor’s conversion of almost all of its founders shares from Moringa Class B ordinary shares into Moringa Class A ordinary shares, all of which took place during the year ended December 31, 2023. In addition, a description of Moringa’s entry into the Business Combination Agreement with Silexion, and the terms of that agreement, are contained in “Proposal 1. Business Combination Proposal” above.

Results of Operations and Known Trends or Future Events

Moringa has not engaged in any revenue-generating operations to date. Our only activities since inception have been organizational activities, preparations for our initial public offering and, subsequent to our initial public offering, searching for, and due diligence related to, potential target companies with which to consummate a business combination transaction. We have not and will not generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on investments held in our Trust Account after our initial public offering. There has been no significant change in our financial or trading position and no material adverse change has occurred since the December 31, 2023 date of our audited financial statements contained in this proxy statement/prospectus. After our initial public offering, which was consummated in February and March 2021, we have been incurring increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses related to our search for a target company.

For the years ended December 31, 2023 and December 31, 2022, we had net profit of approximately $263 thousand and $584 thousand, respectively, which were attributable to the following factors:

(i)     for the year ended December 31, 2023, gain of (x) $21 thousand due to the change in fair value of our private placement warrants, and (y) $1,364 thousand attributable to interest earned on investments held in our Trust Account (held for the benefit of the public holders of our Class A ordinary shares), offset, in part, by $1,122 thousand of administrative operating expenses; and

(ii)    for the year ended December 31, 2022, gain of (x) $131 thousand due to the change in fair value of our private placement warrants, and (y) $1,685 thousand attributable to interest earned on investments held in our Trust Account (held for the benefit of the public holders of our Class A ordinary shares), offset, in part, by $1,232 thousand of administrative operating expenses; and

Liquidity and Capital Resources

Moringa has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

In early 2021, prior to the completion of the IPO, Moringa’s liquidity needs were satisfied from the availability of up to $300 thousand in loans from the Sponsor under an unsecured promissory note, under which Moringa had initially borrowed $150 thousand prior to December 31, 2020 and an additional $20 thousand in February 2021. The total $170 thousand balance owed under the note was repaid in March 2021 following the closings of the initial public offering.

At the time of Moringa’s IPO in February and March 2021, Moringa raised $116.2 million of net proceeds from (i) the sale of units to the public in the offering, after deducting offering expenses of approximately $300 thousand and underwriting commissions of $2.3 million (but excluding an advisory fee of $4.025 million) that have been or may be payable to the representative of the underwriters for services to be performed for us in connection with (and subject to the consummation of) our initial business combination transaction, and (ii) the sale of private units for a purchase price of $3.8 million in the aggregate. Of that $116.2 million amount, $115 million (including $4.025 million in potential advisory fees to be payable to the representative of the underwriters for advisory services in connection with our initial business combination transaction) was deposited into the non-interest-bearing Trust Account. The funds in the Trust Account are invested only in specified U.S. government treasury bills or in specified money market funds. The remaining $1.2 million was not placed in the Trust Account. As of December 31, 2023, Moringa had approximately $5.7 million of investments held in that Trust Account, all of which was invested in Goldman Sachs money market funds. In addition, the Sponsor is committed to funding an additional $12,875.48 to the Trust Account on the 19th day of each month, which began in August 2023 until (but not including) August 19, 2024, for up to $154,505.76 in total, for so long as Moringa has not yet completed an initial business combination or determined to liquidate the company.

Moringa intends to use substantially all of the investments held in the Trust Account (after reduction for payments to redeeming shareholders) including any amounts representing interest earned on funds in the Trust Account (which interest shall be net of taxes payable and excluding potential fees to be payable to the underwriters for advisory services in connection with its initial business combination transaction), to fund the post-Business Combination company. We may withdraw from the Trust Account interest to pay taxes, if any. Our annual income tax obligations depend on the amount of interest and other income earned on the amounts held in the Trust Account. To the extent we combine with a target company as part of our initial business combination (as is the case in the prospective Business Combination), the remaining proceeds held in the Trust Account (less any amounts paid out to redeeming shareholders or to EarlyBird pursuant to the Marketing Agreement) will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Subsequent to Moringa’s initial public offering, its working capital needs have been satisfied exclusively by the Sponsor, as evidenced by promissory notes that Moringa has issued to the Sponsor throughout the post-IPO period. As of December 31, 2023, $203,377 remained available to Moringa under the latest promissory note that it had issued to the Sponsor to evidence its commitment to funding its working capital needs. The Sponsor was not required, however, to fund any of that $203,377 amount.

As of December 31, 2023, Moringa had approximately $108 thousand of cash deposited in its bank account held outside of the Trust Account. We intend to use those funds and any additional funding that we have subsequently received and may receive and that we hold outside of the Trust Account primarily towards activities related to our prospective Business Combination with Silexion (or any other business combination). Those activities include, in primary part, structuring, negotiating and completing the Business Combination, securing financing for the post-business combination company, paying for administrative and support services, and paying taxes to the extent the interest earned on the Trust Account is not sufficient to pay our taxes. In addition, Moringa uses those funds outside of the Trust Account for payment of legal and accounting fees related to regulatory reporting requirements, including Nasdaq and other regulatory fees, and funds for working capital to cover miscellaneous expenses and reserves.

In order to fund working capital deficiencies or finance transaction costs in connection with the prospective Business Combination or any other initial business combination, the Sponsor or an affiliate of the Sponsor may, but are not obligated to, loan to Moringa additional funds as may be required. If we complete our initial business combination, we would repay such loaned amounts by way of conversion of loaned amounts into New Pubco ordinary shares in accordance with the terms of the A&R Sponsor Promissory Note, as described below. In the event that our initial business combination does not close, we may use a portion of the working capital held outside of the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Under the existing terms of the outstanding promissory notes representing those loans, up to $1.5 million of such loans (all of which has been committed or may be committed to us by our Sponsor under the $1.5 million principal amount of the various outstanding promissory notes as of December 31, 2023) may be converted into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private warrants (that are part of the private units) issued to our Sponsor. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Under the terms of the Business Combination Agreement, all such amounts owed under existing promissory notes would be represented by a single A&R Sponsor Promissory Note to be issued to our Sponsor by New Pubco (as assignee of Moringa), under which (a) the total amount owed by Moringa to the Sponsor through the Closing Date of the Business Combination will be subject to a cap of (i) $5.2 million, minus (ii) any fee or expense that may be paid or owed by Moringa pursuant to the Marketing Agreement, which net amount will be reflected in the A&R Sponsor Promissory Note to be issued by New Pubco (as assignee of Moringa) at the Closing. Any outstanding amount loaned by the Sponsor to Moringa in excess of the promissory note cap will be attributed to the conversion shares issuable upon maturity of the note as additional paid-in capital. The maturity date of the A&R Sponsor Promissory Note will be the 30-month anniversary of the Closing Sate of the Business Combination. Amounts outstanding under the A&R Sponsor Promissory Note may be repaid (unless otherwise decided by New Pubco) only by way of conversion into Moringa Class A ordinary shares. The Sponsor may also convert amounts outstanding under the A&R Sponsor Promissory Note at the price per share at which New Pubco conducts an equity financing following the Closing of the Business Combination, subject to a minimum conversion amount of $100,000, in an amount constituting up to thirty percent (30%) of the total amount raised in such equity financing. The Sponsor may also elect to convert amounts of principal outstanding under the note into New Pubco ordinary shares at any time following the twenty-four (24) month anniversary of the Closing Date, subject to a minimum conversion of $10,000, at a price per share equal to the volume weighted average price of New Pubco ordinary shares on the principal market on which they are traded during the twenty (20) consecutive trading days prior to the conversion date.

Moringa believes that it may need to obtain additional funds in order to satisfy its liquidity needs in our pursuit of an initial business combination, as it has exhausted all but $203,377 (as of December 31, 2023) of the remaining available amounts under its existing promissory notes issued to the Sponsor. The Sponsor was not obligated to fund that $203,377 amount. Moringa’s actual working capital needs will depend on when its initial business combination is consummated.

We cannot assure you that we will be able to successfully consummate the prospective Business Combination or any other initial business combination.

It is likely that we will be obligated to redeem a significant percentage of the remaining Moringa public shares upon completion of our initial business combination, which will reduce the funds from the Trust Account that become available to the surviving company of the business combination. In that case, Moringa (or any company with or into which we combine) will likely need to issue additional securities or incur debt following the business combination if cash on hand is insufficient, in order to meet its obligations.

If Moringa is unable to complete its initial business combination, it will be forced to cease operations and liquidate the Trust Account, which liquidation would be less than 12 months after the date of Moringa’s financial statements included in this proxy statement/prospectus. That factor, together with Moringa’s need for additional funds in order to fund operations until its initial business combination, raise substantial doubt about Moringa’s ability to continue as a “going concern”. Please see the explanatory paragraph under the heading “Substantial Doubt about the Company’s Ability to Continue as a Going Concern” in the opinion of Moringa’s independent auditor on its audited financial statements, which appears elsewhere in this proxy statement/prospectus.

Cash provided by operating activities

For the year ended December 31, 2023, Moringa’s net cash provided by operating activities was approximately $306 thousand. That cash provided by operating activities reflected our net profit of approximately $263 thousand for the year, as adjusted to reflect an increase in cash due to a decrease by $15 thousand in prepaid expenses, a $29 thousand increase in cash in order to eliminate accrued expenses that reduced our net profit, and a $20 thousand increase in cash in order to eliminate a non-cash increase in liability to a related party that reduced our net profit, which amounts were offset in part by a decrease in cash in order to eliminate a non-cash gain of $21 thousand attributable to the change in fair value of the Moringa private warrants that increased our net profit.

Cash used in financing activities

For the year ended December 31, 2023, Moringa used approximately $111.25 million of net cash in financing activities. That amount was comprised of $112.9 million of cash that we withdrew from the Trust Account and used to redeem Moringa public shares, offset, in part, by $1.65 million of cash that was provided by Moringa’s borrowings under promissory notes that it issued to the Sponsor.

Off-Balance Sheet Financing Arrangements

Moringa has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Moringa does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, and administrative and support services, provided to Moringa. We began incurring those fees on February 19, 2021 and will continue to incur those fees monthly until the earlier of the completion of a business combination and Moringa’s liquidation.

Moringa engaged EarlyBird as an advisor in connection with its initial business combination to assist in holding meetings with its shareholders to discuss the potential business combination and the target business’ attributes, introducing it to potential investors that are interested in purchasing the surviving public company’s securities in connection with the initial business combination, assisting in obtaining shareholder approval for the business combination and assisting with press releases and public filings in connection with the business combination. Moringa is required to pay EarlyBird a cash fee for such services upon the consummation of Moringa’s initial business combination, in an amount to equal 3.5% of the gross proceeds of the IPO, or $4,025,000 (exclusive of any applicable finders’ fees which might become payable). Moringa intends to negotiate to reduce the amount of that fee, but there is no guarantee that Moringa will be successful.

Critical Accounting Estimates

Private Warrant Liability

Please refer to Note 6 — Fair Value Measurements to Moringa’s financial statements included in this proxy statement/prospectus for the method and level 3 inputs used for the measurement of the Private Warrant Liability.

No sensitivity analysis was provided, as the range of reasonably possible inputs would not have a material impact on Moringa’s condensed financial statements taken as a whole.

INFORMATION ABOUT SILEXION

Unless the context otherwise requires, all references in this section to “Silexion,” the “Company,” “we,” “us,” or “our” refers to Silexion Therapeutics, Ltd. and its subsidiaries prior to the consummation of the Business Combination.

Silexion Therapeutics Ltd. is an Israeli company incorporated on November 30, 2008. Silexion’s website address is www.silexion.com, and its telephone number is +(972)-8-6286005. Information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement/prospectus and is not incorporated by reference herein. We have included our website address in this proxy statement/prospectus solely for informational purposes.

Business Overview

We are a clinical-stage, oncology-focused biotechnology company engaged in the discovery and development of proprietary treatments for KRAS-driven cancers. The KRAS gene is an oncogene that is involved in the regulation of cell division as a result of its ability to relay external signals to the cell nucleus. Based on our research of refractory solid tumor cancers, we are actively developing a platform focused on the silencing of the KRAS oncogene using RNA-interference therapeutics. Our lead product candidate, SIL-204B, consists of locally administered small interfering RNAs, or siRNA, in an extended-release formulation, as a first-line treatment of locally advanced pancreatic cancer patients, in combination with standard-of-care chemotherapy.

The KRAS oncogene are considered to be the most common oncogenic gene driver in human cancers, and the most notable in pancreatic, lung, and gastrointestinal (GI) (including colorectal, esophagus, stomach, small bowel, and appendix) cancers. Considered a challenging therapeutic target due to its intrinsic characteristics, recent advances have been made at directly inhibiting the KRAS proteins produced by the mutated gene. Our platform is designed to silence the gene, and thus prevent the production of the harmful mutated KRAS proteins driving the growth of cancerous tumors.

Our current clinical-stage pipeline is focused on treatment for pancreatic cancer (PC) tumors bearing the KRAS G12D or KRAS G12V mutations where metastases have not been detected. For our first indication, we are targeting the largest and least treatable form of localize pancreatic tumors referred to as locally advanced pancreatic cancer, or LAPC. LAPC represents approximately 30% of the total pancreatic cancer population. We are currently developing our second-generation product family, following a successful Phase 2a clinical trial with our first-generation product, Loder™. The recently completed Loder Phase 2a study has shown a trend for a clinically important overall survival (OS) advantage of nine months when used with standard-of-care chemotherapy compared to standard-of-care chemotherapy alone, in LAPC patients bearing the KRAS G12D/V mutations. Our second-generation product builds upon these positive results with significant improvements in the siRNA efficacy and stability profiles, as well as the extended-release technology.

Our Market Opportunity

Activating mutations in KRAS are among the most prevalent oncogenic driver mutations in human cancers. In a recent study of over 400,000 patients with various cancer type malignancies, 23% of adult pan-cancer samples had KRAS alterations, 88% of which were mutations, most commonly G12D, G12V, G12C, G13D and G12R, making the KRAS target a sought-out target in for many cancers (“Comprehensive pan-cancer genomic landscape of KRAS altered cancers and real-world outcomes in solid tumors”, by Jessica K. Lee, etc., NPJ Precision Oncology 2022; 6: 91). In addition, various cancers have an amplification of the non-mutated KRAS protein. Tumor types with a high prevalence of KRAS mutations included pancreatic ductal adenocarcinoma (PDAC) (92%), colorectal cancer (CRC) (49%), and non-squamous non-small cell lung cancer (NSCLC) (35%). These three cancers represent 71% of the KRAS mutant pan-tumor population studied.

The following chart shows the distribution of various alternations of the KRAS oncogene in various type of cancers:

Alteration G12D G12V G12C G12R G13D Amplification
Esophagus
(7.0%, n = 615)
Multiple Other Q61H G12S G12A G12C G12V G13D G12D
Thyroid
(2.8%, n = 92)
Other Q16K G13C G12C G12R G12D G12V Q6IR
Glioma
(1.3%, n = 151)
Multiple Other K117N G60D Q61K G13D G12V G12R Q61H G12A G12D
Non-Sq NSCLC
(35%, n = 21,866)
Multiple Other G13C Q16H G12A G12D G12V G12C
Sq NSCLC
(5.7%, n = 877)
Multiple Other G13C G13D G12A G12V G12D G12C
CUP
(22%, n = 4,480)
Multiple Other Q61H G13D G12R G12C G12V G12D
Melanoma
(2.0%, n = 234)
Multiple Other G12D G13D K117N G12V Q61R G12S
Intra-hepatic cholangio
(18%, n = 1,353)
Multiple Other Q12R G13D G12C Q61H G12V G12D
Extra-hepatic cholangio
(35%, n = 409)
Multiple Other G12C Q13D Q61H G12R G12V G12D
Breast
(2.1%, n = 845)
Multiple Other G12S G12R Q61H G12A G12C G12D G12V
Gastric
(11%, n = 714)
Multiple Other G12A G12R Q61H G12C G13D G12V G12D
PDAC
(92%, n = 17,817)
G12C Other Multiple Q61H G12R G12V G12D
CRC
(49%, n = 23,797)
Multiple Other G12A A146T G12C G13D G12V G12D
Appendix
(61%, n = 931)
Multiple Other G12A G12C G13D G12V G12D
Small Bowel
(53%, n = 990)
Multiple Other Q61H G12A G12R G12C G13D G12V G12D
Bladder
(4.8%, n = 414)
Multiple Other G12A G12S G13D G12C G12V G12D
Endometrial
(17%, n = 2,504)
Multiple Other G12S G12C G13D G12A G12V G12D
Ovary
(8.7%, n = 2,004)
Multiple Other G12R G13D G12A G12C G12V G12D
Prostate
(1.3%, n = 222)
Multiple Other G13R Q61K Q61H Q61L Q61R G12D G12V G12R

Pancreatic Cancer

By the next decade, pancreatic cancer is expected to become the second most deadly cancer. Every year in the U.S. approximately 50,000 people die from pancreatic cancer, while approximately 61,000 new patients are diagnosed with pancreatic cancer annually (American Cancer Society Statistics 2023).

Studies have shown that pancreatic cancer patients have short survival rates compared to other cancer types (see, for example, “Prognosis and survival analysis of patients with pancreatic cancer: retrospective experience of a single institution”, by Qi Li and others, World Journal of Surgical Oncology, 2022; 20:11). There are four basic forms of pancreatic cancer: Resectable, those where a surgeon can remove a tumor; Borderline Resectable (BRPC) where the tumor is not currently permissible for surgery but prior treatment with chemotherapy or radiation could in some cases allow for surgical removal; LAPC where the tumor has surrounded more than half of a major artery or vein and is not surgically removable; and Metastatic where the cancerous tumor has spread to other organs. Of the localized forms of pancreatic cancer, those which have not yet spread, the largest and most life threatening is LAPC, which constitutes approximately 30% of pancreatic cancers (“Locally Advanced Pancreatic Cancer: A Review of Local Ablative Therapies”, by Alette Ruarus and others, Cancers BaseI, January 2018; 10(1):16).

Below is a curve of OS in LAPC patients:

LAPC patients OS between different chemotherapy regimens and no chemotherapy in non-resected LAPC

1.00
0.75
0.50
0.25
0.00
Cumulative survival
0
12
24
36
Time from date of diagnosis (months)
Neoadjuvant CHT regimen
None
FFX-based
FFX-Gem combination
Gem-based

Median survival

FFX-based: 17.4 months
95% CI 14.3 – 20.5

FFX-Gem combo: 17.2 months
95% CI 14.5 – 20.0

Gem-based: 16.0 months
95% CI 14.9 – 17.0

None: 5.4 months
95% CI 3.5 – 7.3

Fig. Comparison of overall survival between different chemotherapy regimens in non-resected locally advanced pancreatic cancer patients. CHT indicates chemotherapy; FFX, FOLFIRINOX; Gem, gemcitabine. Reference Gemenetzis, G et al. 2019. Annals of Surgery. 270 (2):340

KRAS mutations across their various forms are responsible for approximately 92% of all pancreatic cancers, of which the KRAS G12D and KRAS12V mutations account for over 70% of the cases traced to KRAS mutations (Bailey, P. et al. Genomic analyses identify molecular subtypes of pancreatic cancer. Nature 531(7592), 47 – 52. https://doi.org/10.1038/nature16965 (2016) (Art. No. 7592)). Unfortunately, those with LAPC have a short survival time, about 17 months, and constitute about 30% of the total pancreatic cancer population (“Survival in Locally Advanced Pancreatic Cancer After Neoadjuvant Therapy and Surgical Resection”, by Georgio Gemenetzis, MD, and others, Annals of Surgery. 270 (2):1, March 2018). Among those patients with KRAS mutations, those with the mutation type G12D and G12V show the shortest OS among the G12x mutation type.

Distribution of KRAS Mutations in Pancreatic Cancer

Others
Q61
G12R
G12D
G12V
39.21% G12D
31.43% G12V
13.99% G12R
6.22% Q61
9.15% Others

Our Technology

Our research is focused on the development of a platform of therapeutics that is designed to silence the KRAS oncogene using small interfering RNA, or siRNA. This class of siRNA therapeutics exert their effect by inducing the enzymatic breakdown of the messenger (mRNA) of a targeted gene inhibiting the process called translation, which turns the message (mRNA) into a protein. The general mechanism for the silencing the oncogene is actually an evolutionary process developed by cells to protect against viruses. We take advantage of this mechanism by synthetically producing a chain of molecules, called nucleotides (NT), which mimic the natural process and bind to the specific messenger we want destroyed, inducing the natural protection mechanism of the cell. Our approach also builds upon the validation of our target KRAS mutations as a target for cancers, as seen with the two small molecule KRAS inhibitors currently on the market for non-small cell lung cancer, the validation of siRNA technology, as it is on the market for five non-oncological indications. None of these agents is appropriate for our intended primary indications, but they do support our premises regarding target (KRAS) and basic technology (siRNA) for use in the oncological area. Our use in the oncological area is innovative as are our technologies to optimize the siRNA and extended-release delivery system. Moreover, a big distinction between our technology and the existing inhibitors of KRAS is that we prevent the production of the protein, whereas the existing inhibitors inhibit its activity, and clinical use of the existing inhibitors has shown that they leave large unmet needs.

The more specific mechanism of this silencing activity is depicted in the figure below. siRNAs, usually 19-25 NTs, enter the cell as a double-standard complex. Once in the inner cell matrix, they bind to an RNA-induced silencing complex of enzymes (RISC) which splits the siRNA into two single RNA strands referred to as sense and antisense. It is the antisense which is the active part. The single antisense strand has complementary binding to the target mRNA and thereby acts as an inducing guide for other enzymes in the RISC complex to bind and induce specific cleavage of the now double stranded target mRNA. As the siRNA guide strand is designed to be complementary to the RNA message around the site of the mutation of the gene to be silenced, in our case the mutated KRAS oncogene, once the message (mRNA) is destroyed, the oncogene is silenced. As the sense-strand of the siRNA is designed to be specific for the KRAS, there is a specificity to the silencing of this driver of cancer.

Endosomal scape
siRNA
Assembly of RISC
RISC complex
siRNA unwinding
Activated RISC
Recruiting RISC to mRNA
mRNA recognition
RNA
Transcription
DNA
Sequence-specific
gene silencing
Cleavage of mRNA
Inhibition of protein synthesis

The sequence of our NTs is chosen for their specificity to bind and induce the destruction process. In the synthesis we also include modification to the NT to prevent enzymatic breakdown of our siRNA, before they reach the mRNA target. This increases the stability of the siRNA allowing it to better reach the site of action for the silencing, and to better distribute within the highly fibrous pancreatic tumor matrix. Furthermore, we add a lipid which increases the ability of our product to enter the tumor cells. Taking all of these considerations into account we have optimized the size and number of NT of our siRNA.

We have also devoted efforts in designing a more effective delivery system to provide better coverage of the siRNA over the entire dosing range of once every three months. For this we have moved from the biodegradable poly (lactic-co-glycolic acid (PLGA) depot rods used in our first generation product, Loder™ (described below), to biodegradable PLGA microparticles. This change has various efficacy and safety advantages. Besides allowing for optimization of the siRNA release over the three-month period, it is a suspension which allows for:

•        more of a personalized medicine approach to the dosing, allowing the siRNA dose to be adjusted to the tumor size. The small volume of suspension also allows us to treat smaller tumors then those treated with the Loder, and to continue treatment for a longer period of time with tumors shrinking in size.

•        delivery of the extended-release PLGA formulated siRNA, SIL-204B, to be administered using a much smaller needle which is more flexible. This decreases risk associated with administration.

In order to get the most activity from our extended-release siRNA product, we deliver it to the most appropriate site for that activity, inside the tumor (intratumor administration). As compared to systemic administration, intratumorally administration allows for obtaining higher doses inside the tumor by overcoming the physical barrier surrounding pancreatic tumors, while reducing or eliminating the systemic side effects that would have resulted from administering the high systemic dose that would have been required to achieve the high intra-tumor cell level of siRNA, and associated distribution to other tissues in the body. The administration of the of SIL-204B is by ultrasound guided endoscopy (EUS), of the type typically used for pancreatic biopsies to diagnose pancreatic cancer and can be done by a typical gastrointestinal endoscopist.

Our First-Generation Development — Loder™

Our first-generation product was an extended-release formulation of siRNA. Originally designed to combat the KRAS G12D mutation, the Phase 2a clinical trial results provided evidence of an improvement in overall survival in patients with the KRAS G12D or G12V mutations (G12D/V) as well. The formulation was based on a PLGA depot rods, which we called Loder™.

In a Phase 2 multinational clinical trial completed during the fourth quarter of 2023 we tested Loder™, in combination with standard-of-care chemotherapy treatment. Non-resectable pancreatic cancer patients who met the inclusion/exclusion criteria were enrolled, regardless of their KRAS mutation. The main endpoint was overall survival of the patients. Loder was administered by insertion into the primary tumor via endoscopic ultrasound (EUS). For the study, 49 LAPC patients were treated and followed up in the analysis in two different groups referred to as Cohort 1 and Cohort 2.

Cohort 1 was an open-label two-arm randomized trial where 29 LAPC patients received either:

•        Active arm of trial: active investigation treatment (2.4mg siG12D siRNA) in the extended release PLGA depot rod formulation, collectively referred to as Loder™, once every three months, for two to three Loder treatment cycles, plus standard of care chemotherapy (SOC) which for the first cohort was gemcitabine/nab-paclitaxel (GnP), or

•        Control arm of trial: SOC GnP.

For Cohort 2,

•        This was only a single arm part of the trial where 20 patients only received the active investigational treatment. Loder™, plus in most cases the SOC chemotherapy (modified) FOLFIRINOX ((m)FFX).

For comparative purposes we evaluated the randomized section of the trial for efficacy (Cohort 1) and both cohorts (Cohort 1 + Cohort 2) for safety. All patients who met the inclusion criteria were accepted to the trial, regardless of whether they had a KRAS mutation or which specific mutation they had. KRAS mutation status was later determined. In Cohort 1, 26% of the patients had the G12R mutation, for which the non-clinical studies showed Loder not to be particularly effective. This was supported by the clinical findings which showed no difference in OS between the arms of the trial. However, when analyzing only patients who had a KRAS G12D/V mutation (~65% of all pancreatic cancers) the median survival in the LODER group (n=11) was 22.7 months vs.

13.4 months in the control group (n=5), for a hazard ratio =0.59 and a numerical OS advantage of 9.3 months. This translates to about a 65% increase in median OS Loder plus chemotherapy over chemotherapy alone. The OS of the control group was approximately that which is found in the literature for this patient population (see Figure below). As the trial was relatively small statistical significance was not achieved.

It was also concluded that intratumor administration via EUS is an effective and safe approach.

Our Second-Generation Development SIL-204B

Building on the foundational development of Loder and the outcomes derived in Phase 1 and 2 trials, together with the use of advancements in RNA-based chemistry and in microparticle technology, we endeavoured to improve and optimize our technology, in the manners described below.

siRNA Advances

•        Broaden the KRAS silencing activity to additional KRAS mutations, such as G12C which will potentially expand our reach not only to additional PC patients but also to additional cancers such as NSCLC mutations.

•        Improve the stability of the siRNA, and thus the time it remains active, allowing for more of the active siRNA to reach its target.

•        Improve the ability of the siRNA to penetrate the cell membrane and inhibit the KRAS, by following KRAS inhibition with a prototype siRNA in a human pancreatic cell line harboring the KRAS G12D mutation, where the conjugated lipid we are using in SIL-204B provides twice the efficacy as compared to the non-lipid conjugated siRNA.

Extended-Release Formulation Advances

•        Develop better coverage of the siRNA release over the three-month dosing regimen.

•        Develop easier to use and safer intratumor delivery system. The microparticle suspension volume allows us to inject into the tumor with a significantly smaller and more flexible needle, which also allows better access to the tumors in difficult to reach areas.

•        The small volume of administration also allows for more of a personalized medicine approach to dosing, allowing the siRNA dose to be adjusted to the tumor size, to provide more consistent concentrations of siRNA to the tumor. This also allows for a more continuous treatment as tumors shrink in size.

Manufacturing

We rely on and intend to continue to rely on third-party contract manufacturing organizations for drug substance and drug products for our clinical trials. We have an agreement with LGC/Axolab for the manufacturing of our product for the Phase 3 trial and are in discussions for the needed validation batches for marketing approval.

Our Commercialization Plans

For commercialization of our product, we have taken the following initial steps to build our brand:

•        Evaluation of other products in development in order to better assess what the market environment will be when our product reaches the market.

•        Opening discussions with payers to understand their needs.

•        We are also proactive in identifying potential collaboration and service partners, including distribution partners for our SIL-204B product.

•        Benchmarking of prices of other products for comparative cancer indications and initially considering a price for our product which will bring pharmaceutically acceptable profit margins yet will be priced lower than the competitive brand.

•        Expanding our patent portfolio (IP), which should provide protection until about 2045.

•        Applying for orphan drug status.

•        Reaching out now to potential established companies in the oncology area for marketing.

We expect to apply in 2024 for Orphan Drug Designation in both the US and EU. In the US, Orphan Drug designation by the FDA gives a company exclusive marketing rights for a seven-year period, along with other benefits to recoup the costs of researching and developing drugs to treat rare diseases. In the EU, a company receives data exclusivity for 10 years which provides protection from similar drugs being approved. We believe the size of the localized pancreatic cancer market fits the requirements for this designation.

Our Strategy

Our goal is to have a positive impact on the health and treatment of KRAS driven cancer patients, in general and initially with pancreatic cancer through the continued development and commercialization of our pipeline. Key elements of our strategy to advance toward this goal include the following:

•        Advancing the clinical development of SIL-204B for the treatment of LAPC.    Our Phase 2 trial with our first-generation product, Loder™, in LAPC patients acts as a validation of approach and foundation for our continued development efforts. We plan to initiate a clinical trial powered for statistical significance with SIL-204B late in 2025. Currently, we are upscaling the product and planning for GMP product. Toxicological studies are planned to be initiated later in 2024.

•        Leveraging our platform to other oncological indications harboring the KRASG12D/V mutation.

•        Advancing SIL-204B to commercialization.    We have assembled a world class clinical advisory board for better understanding the market in the US and EU.

•        Forming strategic alliances and collaborating with partners to augment our capabilities.    We may pursue strategic alliances with other biopharmaceutical companies with well-established presences in the specialties we aim to target for our indications. This may include co-marketing, co-promotion, and co-development relationships, or a partnership with a diagnostics company to help improve availability of rapid testing. We also intend to explore options to work with partners to augment the study and treatment of patients and the impact of our product candidates, including medical professionals, healthcare professional networks, pharmacy benefit managers, insurance companies, and artificial intelligence companies.

Our History

We were established as Silenseed Ltd in 2008 as an Israeli company which underwent a name change to Silexion Therapeutics Ltd. in May 2023. On June 13, 2014, we filed a Registration Statement on Form F-1 with the SEC, in contemplation of an initial public offering, and the listing of the Company’s stock on Nasdaq. Subsequently, the public offering process was abandoned because the Company’s Board of Directors was not satisfied with the Company’s valuation at the offering, and no securities were sold under the registration statement. During April 2022, our management was replaced following a health condition of the then-founder and CEO of the Company, and the new management, after evaluating the viability of commercializing the Loder, has decided to pivot from the first-generation product to the second-generation product and develop SIL-204.

Competition

The biotechnology and pharmaceutical industries, and the oncology sector, are characterized by a rapid evolution of technologies, fierce competition and strong defense of intellectual property rights. While we believe that our discovery programs and technology provide us with competitive advantages, we face competition from major biotechnology and pharmaceutical companies, academic institutions, governmental agencies and public and private research institutions, among others.

Any product candidates that we successfully develop and commercialize will compete with currently approved therapies and new therapeutics that may become available in the future. Key product features that would affect our ability to effectively compete with other therapeutics include efficacy, safety and convenience of our products as compared to other available therapeutics.

There are a large number of companies developing or marketing treatments for cancer, including major biotechnology and pharmaceutical companies. These treatments consist of novel treatments based on small molecule drug products, cell-based therapies, as well as traditional chemotherapy treatments. There are also an increasing number of companies commercializing treatments and/or developing programs specifically targeting KRAS mutations, including KRAS G12D and KRAS G12V, in a variety of manners and for a variety of indications, including cancer, including Amgen Inc., Bristol-Myers Squibb Company (through the recently acquired Mirati Therapeutics, Inc.), Revolution Medicines, Inc., AstraZeneca (in collaboration with Usynova), BioNTech, Roche, Merck/Moderna, Boehringer and Gilead. Smaller and other early-stage companies may also prove to be significant competitors. In addition, academic research departments and public and private research institutions may be conducting research on compounds that could prove to be competitive.

Many of the companies against which we may compete have significantly greater financial resources and expertise in the research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Similar or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, and establishing clinical trial sites and patient registration for clinical trials, as well as acquiring technologies complementary to, or necessary for, our programs.

Our competitors have already and/or may obtain more rapidly than we may obtain approval FDA, or other regulatory approval for commercialization of product. As a result, our competitors could establish a strong market position before we are able to enter the market with our products. The availability of coverage and reimbursement from government and other third-party payors for competing products at the time of commercialization of our products will also significantly affect the pricing and competitiveness of our products.

Intellectual Property

Our business depends, in part, on our ability to develop and maintain the proprietary aspects of our products. We currently hold one Israeli patent, and two U.S. patents. The main protections for our products are PCT/IL2023/051276 filed on December 14, 2023, US Provisional Patent Applications 63/387,504 filed on December 15, 2022, and 63/491,776 filed on March 23, 2023. Claimed in this patent application is the composition of matter of our siRNAs and their use.

In addition to patent laws, we rely on copyright and trade secret laws to protect our proprietary rights. We also attempt to protect our trade secrets and other proprietary information through agreements with vendors, employees, and consultants.

Property and Facilities

Our principal executive officers are currently located in Modiin, Israel, where we lease a space of 450 square meters consisting of offices, under a lease agreement that will expire on July 31, 2025.

Employees

As of the date of this prospectus, we have three full time and ten part time employees. All of our employees are based in Israel. None of our employees are represented by labor unions or covered by collective bargaining agreements. We believe that we maintain good relations with all of our employees.

Grants from the Israeli Innovation Authority

During 2009 to 2020, the Company received several approvals from the IIA for participation in research and development activities performed by the Company in a total amount of $5.8 million.

The Company is obligated to pay royalties to the IIA amounting to 3%-5% of the sales of the core products and other related revenues generated from such projects, up to 100% of the grants received, linked to the U.S. dollar and bearing interest at the rate of LIBOR. The obligation to pay these royalties is contingent upon actual sales of the products and, in the absence of such sales, no payment is required. In October 2023, it was published that the interest rate of the grants will be replaced with the 12-month term SOFR published on the first trading day of each calendar year.

As of December 31, 2023, the total royalty amount that may be payable by the Company is approximately $5.8 million ($6.4 million including interest).

Legal Proceedings

From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties, or employment-related matters. We are not currently subject to any material legal proceedings.

Regulatory Environment

Government Regulation

Clinical trials, the drug approval process, and the marketing of drugs are intensively regulated in the United States and in all major foreign countries. Government authorities in the United States (including federal, state, and local authorities) and in other countries extensively regulate, among other things, the manufacturing, research and clinical development, marketing, labeling and packaging, storage, distribution, post-approval monitoring and reporting, advertising and promotion, pricing, and export and import of pharmaceutical products, such as those we are developing. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Government Regulation

In the United States, the Food and Drug Administration, or FDA, regulates drugs under the Federal Food, Drug, and Cosmetic Act (FDCA) and related regulations and biologics under the FDCA and the Public Health Service Act (PHSA) and its implementing regulations. FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States. Drugs and biologics are also subject to other federal, state and local statutes and regulations. Failure to comply with the applicable United States regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the imposition by the FDA or an Institutional Review Board, or IRB, of a clinical hold on trials, the FDA’s refusal to approve pending applications or supplements, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, distribution, record keeping, approval, advertising and promotion of our products.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our platforms and candidate products or any future product candidates or approval of new disease indications or label changes. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Marketing Approval

The process required by the FDA before product candidates may be marketed in the United States, and in the European Medicines Agency, or EMA, before a product can be marketed in Europe, and Medicines & Healthcare products Regulatory Agency (MHRA) for the United Kingdom. Generally involves the following:

•        completion of extensive preclinical laboratory tests and preclinical animal studies, all performed in accordance with the GLP regulations;

•        submission to the FDA of an investigational new drug application, or IND, and European Investigational Medicinal Product, or IMPD, for Europe which must become effective before human clinical studies may begin and must be updated annually;

•        approval by an independent institutional review board, or IRB, or ethics committee representing each clinical site before each clinical study may be initiated;

•        performance of adequate and well-controlled human clinical studies to establish the safety and efficacy of the product candidate for each proposed indication;

•        preparation of and submission to the FDA of a new drug application, or NDA, or biologics license application, or BLA, or for Europe a Market Authorization Application (MAA) after completion of all pivotal clinical studies;

•        potential review of the product application by an FDA advisory committee, where appropriate and if applicable. In the EU, the Committee for Medicinal Products for Human Use (CHMP) issues a scientific opinion to the European Commission which issues the marketing authorization;

•        a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

•        satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities where the proposed product drug substance is produced to assess compliance with cGMP; and

•        FDA review and approval of an NDA or BLA or market authorization in the European Union (EU) in one, several or all European Union Member States, prior to any commercial marketing or sale of the drug in the United States.

The testing and approval process requires substantial time and financial resources, and we cannot be certain that any approvals for our candidate products will be granted on a timely basis, if at all.

An IND/IMPD is a request for authorization from the FDA/EMA to administer an investigational new drug product to humans. The central focus of an IND/IMPD submission is on the general investigational plan and the protocol(s) for human studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational new drug. An IND must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to the proposed clinical studies. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before clinical studies can begin. Accordingly, submission of an IND may or may not result in the FDA allowing clinical studies to commence.

We will need to successfully complete an extensive additional clinical trial or some clinical trials in order to be in a position to submit a new drug application to the FDA. Our planned future clinical trials for our candidate products may not begin or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in:

•        obtaining regulatory approval to commence a study;

•        reaching agreement with third-party clinical trial sites and their subsequent performance in conducting accurate and reliable studies on a timely basis;

•        obtaining institutional review board approval to conduct a study at a prospective site;

•        recruiting patients to participate in a study; and

•        supply of the drug.

We must reach agreement with the FDA/EMA on the proposed protocols for our future clinical trials in the United States and EU. A separate submission apart from any IND application we submit must be made for each successive clinical trial to be conducted during product development. Further, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that site. Informed consent must also be obtained from each study subject. Regulatory authorities, an IRB, a data safety monitoring board or the Sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk.

Clinical Studies

Clinical studies involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with current cGCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Additionally, approval must also be obtained from each clinical study site’s IRB before the studies may be initiated, and the IRB must monitor the study until completed. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

Our objective is to conduct additional clinical trials for our candidate products and, if those trials are successful, seek marketing approval from the FDA and other worldwide regulatory bodies.

For purposes of NDA approval, human clinical trials are typically conducted in phases that may overlap.

•        Phase 1.    The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•        Phase 2.    This phase involves trials in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•        Phase 3.    This phase involves trials undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population, often at geographically dispersed clinical trial sites. These trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling.

•        Phase 4.    In some cases, the FDA may condition approval of an NDA or BLA for a product candidate on the Sponsor’s agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. Such post-approval studies are typically referred to as Phase 4 clinical studies.

A pivotal study is a clinical study that adequately meets regulatory agency requirements for the evaluation of a drug candidate’s efficacy and safety such that it can be used to justify the approval of the product. Generally, pivotal studies are Phase 3 studies, but the FDA may accept results from a Phase 2 study if such study’s design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need and the results are sufficiently robust.

The FDA/EMA, the IRB, or the clinical study sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk.

Additionally, some clinical studies are overseen by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study. We may also suspend or terminate a clinical study based on evolving business objectives and/or competitive climate. All of these trials must be conducted in accordance with cGCP requirements in order for the data to be considered reliable for regulatory purposes.

The clinical study process can take three to ten years or more to complete, and there can be no assurance that the data collected will support FDA approval or licensure of the product. Government regulation may delay or prevent marketing of product candidates or new drugs for a considerable period of time and impose costly procedures upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant approvals for our candidate products or any future product candidates on a timely basis, if at all. Success in early stage clinical trials does not ensure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval.

The NDA Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, detailed investigational new drug product information is submitted to the FDA in the form of an NDA or BLA requesting approval to market the product for one or more indications. Under federal law, the submission of most NDAs and BLAs is subject to an application user fee. For fiscal year 2014, the application user fee exceeds $2.1 million, and the Sponsor of an approved NDA or BLA is also subject to annual product and establishment user fees, set at $104,060 per product and $554,600 per establishment. These fees are typically increased annually. Applications for orphan drug products are exempted from the NDA and BLA user fees and may be exempted from product and establishment user fees, unless the application includes an indication for other than a rare disease or condition.

An NDA or BLA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational new drug product to the satisfaction of the FDA.

The FDA will initially review the NDA for completeness before it accepts it for filing. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that the application is sufficiently complete to permit substantive review. After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Based on pivotal Phase 3 trial results submitted in an NDA, upon the request of an applicant, the FDA may grant a priority review designation to a product, which sets the target date for FDA action on the application at six months, rather than the standard ten months. Priority review is given where preliminary estimates indicate that a product, if approved, has the potential to provide a significant improvement compared to marketed products or offers a therapy where no satisfactory alternative therapy exists. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

After the FDA completes its initial review of an NDA, it will communicate to the sponsor that the drug will either be approved, or it will issue a complete response letter to communicate that the NDA will not be approved in its current form and inform the sponsor of changes that must be made or additional clinical, nonclinical or manufacturing data that must be received before the application can be approved, with no implication regarding the ultimate approvability of the application.

Before approving an NDA or BLA, the FDA will typically inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

Additionally, before approving an NDA, the FDA may inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies and often will request additional testing or information. This may significantly delay further review of the application. If the FDA finds that a clinical site did not conduct the clinical trial in accordance with GCP, the FDA may determine the data generated by the clinical site should be excluded from the primary efficacy analyses provided in the NDA. Additionally, notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

The testing and approval process for a drug requires substantial time, effort and financial resources, and this process may take several years to complete. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis, or at all. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing our products.

The FDA may require, or companies may pursue, additional clinical trials after a product is approved. These so-called Phase 4 studies may be made a condition to be satisfied for continuing drug approval. The results of Phase 4 studies can confirm the effectiveness of a product candidate and can provide important safety information. In addition, the FDA now has express statutory authority to require sponsors to conduct post-market studies to specifically address safety issues identified by the agency.

Any approvals that we may ultimately receive could be withdrawn if required post-marketing trials or analyses do not meet the FDA requirements, which could materially harm the commercial prospects for our candidate products.

The FDA also has authority to require a Risk Evaluation and Mitigation Strategy, or REMS, from manufacturers to ensure that the benefits of a drug or biological product outweigh its risks. A sponsor may also voluntarily propose a REMS as part of the NDA submission. The need for a REMS is determined as part of the review of the NDA. Based on statutory standards, elements of a REMS may include “dear doctor letters,” a medication guide, more elaborate targeted educational programs, and in some cases restrictions on distribution.

These elements are negotiated as part of the NDA approval, and in some cases if consensus is not obtained until after the PDUFA review cycle, the approval date may be delayed. Once adopted, REMS are subject to periodic assessment and modification.

Even if a product candidate receives regulatory approval, the approval may be limited to specific disease states, patient populations and dosages, or might contain significant limitations on use in the form of warnings, precautions or contraindications, or in the form of onerous risk management plans, restrictions on distribution, or post-marketing study requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delay in obtaining, or failure to obtain, regulatory approval for our candidate products, or obtaining approval but for significantly limited use, would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

Expedited Review and Accelerated Approval Programs

A sponsor may seek approval of its product candidate under programs designed to accelerate FDA’s review and approval of NDAs and BLAs. For example, Fast Track Designation may be granted to a drug intended for treatment of a serious or life-threatening disease or condition that has potential to address unmet medical needs for the disease or condition. The key benefits of fast track designation are the eligibility for priority review, rolling review (submission of portions of an application before the complete marketing application is submitted), and accelerated approval, if relevant criteria are met. Based on results of the Phase 3 clinical study(ies) submitted in an NDA or BLA, upon the request of an applicant, the FDA may grant the NDA or BLA a priority review designation, which sets the target date for FDA action on the application at six months after the FDA accepts the application for filing. Priority review is granted where there is evidence that the proposed product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. If criteria are not met for priority review, the application is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

Under the accelerated approval program, the FDA may approve an NDA or a BLA on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Post-marketing studies or completion of ongoing studies after marketing approval are generally required to verify the drug’s clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit. In addition, the Food and Drug Administration Safety and Innovation Act (FDASIA), which was enacted and signed into law in 2012, established the new “breakthrough therapy” designation. A sponsor may seek FDA designation of its product candidate as a breakthrough therapy if the drug is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development.

FDA Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

Drug manufacturers are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

We rely, and expect to continue to rely, on third parties for the production of clinical quantities of our product candidates, and expect to rely in the future on third parties for the production of commercial quantities. Future FDA and state inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA or BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters or holds on post-approval clinical studies;

•        refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

•        injunctions or the imposition of civil or criminal penalties; or

•        product seizure or detention, or refusal to permit the import or export of products.

The FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Orphan Designation and Exclusivity

The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or, if it affects more than 200,000 individuals in the United States, when there is no reasonable expectation that the cost of developing and making the drug for this type of disease or condition will be recovered from sales in the United States.

Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding of clinical study costs, tax advantages, and user-fee waivers. In addition, if a product receives FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity.

Patent Term Restoration

Depending upon the timing, duration, and specifics of the FDA approval of the use of our product candidates, U.S. patents that may be granted to us in the future may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman

Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA, plus the time between the submission date and the approval of that application. Only one patent applicable to an approved product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical studies and other factors involved in the filing of the relevant NDA or BLA.

Biosimilars and Exclusivity

The Patient Protection and Affordable Care Act, or Affordable Care Act, signed into law on March 23, 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (BPCI Act), which created an abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product. This amendment to the PHSA attempts to minimize duplicative testing. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structure of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation that are still being worked out by the FDA.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against other biologics submitting under the abbreviated approval pathway for the lesser of (i) one year after the first commercial marketing, (ii) eighteen months after approval if there is no legal challenge, (iii) eighteen months after the resolution in the applicant’s favor of a lawsuit challenging the biologics’ patents if an application has been submitted, or (iv) 42 months after the application has been approved if a lawsuit is ongoing within the 42-month period.

Abbreviated New Drug Applications for Generic Drugs

In 1984, with passage of the Hatch-Waxman Act, Congress authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application (ANDA) to the agency. In support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference listed drug (RLD).

Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. At the same time, the FDA must also determine that the generic drug is “bioequivalent” to the innovator drug. Under the statute, a generic drug is bioequivalent to an RLD if “the rate and extent of absorption of the [generic] drug do not show a significant difference from the rate and extent of absorption of the listed drug. . . .”

Upon approval of an ANDA, the FDA indicates that the generic product is “therapeutically equivalent” to the RLD and it assigns a therapeutic equivalence rating to the approved generic drug in its publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” also referred to as the “Orange Book.” Physicians and pharmacists consider an “AB” therapeutic equivalence rating to mean that a generic drug is fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA’s designation of an “AB” rating often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.

The FDCA provides a period of five years of non-patent exclusivity for a new drug containing a new chemical entity. In cases where such exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval. The FDCA also provides for a period of three years of exclusivity if the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication.

Hatch-Waxman Patent Certification and the 30-Month Stay

Upon approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or a method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the reference product in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval.

Specifically, the applicant must certify with respect to each patent that:

•        the required patent information has not been filed;

•        the listed patent has expired;

•        the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

•        the listed patent is invalid, unenforceable or will not be infringed by the new product.

A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months after the receipt of the Paragraph IV notice, expiration of the patent, or a decision in the infringement case that is favorable to the ANDA applicant.

European Union/Rest of World Government Regulation

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical studies and any commercial sales and distribution of our products.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical studies or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical study application much like the IND prior to the commencement of human clinical studies. In the European Union, for example, a clinical study application, or CTA, must be submitted for each clinical protocol to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is accepted in accordance with a country’s requirements, the clinical study may proceed.

The requirements and process governing the conduct of clinical studies vary from country to country. In all cases, the clinical studies are conducted in accordance with cGCP, the applicable regulatory requirements, and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational medicinal product under European Union regulatory systems, we must submit a marketing authorization application. The content of the NDA or BLA filed in the United States is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing product licensing, pricing, and reimbursement vary from country to country.

Countries that are part of the European Union, as well as countries outside of the European Union, have their own governing bodies, requirements, and processes with respect to the approval of pharmaceutical products. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Authorization Procedures in the European Union

Medicines can be authorized in the European Union by using either the centralized authorization procedure or national authorization procedures.

Centralized procedure

The EMA implemented the centralized procedure for the approval of human medicines to facilitate marketing authorizations that are valid throughout the European Economic Area, or EEA, which is comprised of the 28 member states of the European Union plus Norway, Iceland, and Lichtenstein. This procedure results in a single marketing authorization issued by the EMA that is valid across the EEA. The centralized procedure is compulsory for human medicines that are: derived from biotechnology processes, such as genetic engineering, contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions, and officially designated orphan medicines.

For medicines that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the European Commission following a favorable opinion by the EMA, as long as the medicine concerned is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health.

National authorization procedures

There are also two other possible routes to authorize medicinal products in several European Union countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure:

•        Decentralized procedure.    Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one European Union country of medicinal products that have not yet been authorized in any European Union country and that do not fall within the mandatory scope of the centralized procedure.

•        Mutual recognition procedure.    In the mutual recognition procedure, a medicine is first authorized in one European Union Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other European Union countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

In some cases, a Pediatric Investigation Plan, and/or a request for waiver or deferral, is required for submission prior to submitting a marketing authorization application. A PIP describes, among other things, proposed pediatric studies and their timing relative to clinical studies in adults.

New Chemical Entity Exclusivity

In the European Union, new chemical entities, sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic (abbreviated) application for eight years, after which generic marketing authorization can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Orphan Designation and Exclusivity

In the European Union, the EMA’s Committee for Orphan Medicinal Products, or COMP, grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than 5 in 10,000 persons in the European Union Community and for which no satisfactory method of diagnosis, prevention, or treatment has been authorized (or the product would be a significant benefit to those affected). Additionally, designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the medicinal product.

In the European Union, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following medicinal product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Exceptional Circumstances/Conditional Approval

Orphan drugs or drugs with unmet medical needs may be eligible for EU approval under exceptional circumstances or with conditional approval. Approval under exceptional circumstances is applicable to orphan products and is used when an applicant is unable to provide comprehensive data on the efficacy and safety under normal conditions of use because the indication for which the product is intended is encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, when the present state of scientific knowledge does not allow comprehensive information to be provided, or when it is medically unethical to collect such information. Conditional marketing authorization is applicable to orphan medicinal products, medicinal products for seriously debilitating or life-threatening diseases, or medicinal products to be used in emergency situations in response to recognized public threats. Conditional marketing authorization can be granted on the basis of less complete data than is normally required in order to meet unmet medical needs and in the interest of public health, provided the risk-benefit balance is positive, it is likely that the applicant will be able to provide the comprehensive clinical data, and unmet medical needs will be fulfilled. Conditional marketing authorization is subject to certain specific obligations to be reviewed annually.

Accelerated Review

Under the Centralized Procedure in the European Union, the maximum timeframe for the evaluation of a marketing authorization application is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the EMA’s Committee for Medicinal Products for Human Use (CHMP)). Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. In this circumstance, EMA ensures that the opinion of the CHMP is given within 150 days, excluding clock stops.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Moreover, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain regulatory approvals. Our product candidates may not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. By way of example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively, the Healthcare Reform Law, contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

In the European Community, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed to by the government. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical studies that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on cost containment measures in the United States and other countries has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other Healthcare Laws and Compliance Requirements

If we obtain regulatory approval for any of our product candidates, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•        the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

•        federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent;

•        the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

•        the federal transparency laws, including the federal Physician Payment Sunshine Act, that requires drug manufacturers to disclose payments and other transfers of value provided to physicians and teaching hospitals;

•        HIPAA, as amended by HITECH and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•        state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The Healthcare Reform Law broadened the reach of the fraud and abuse laws by, among other things, amending the intent requirement of the federal Anti-Kickback Statute and the applicable criminal healthcare fraud statutes contained within 42 U.S.C. § 1320a-7b, effective March 23, 2010. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the Healthcare Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the civil monetary penalties statute. Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

We are also subject to the Foreign Corrupt Practices Act, or FCPA, which prohibits improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business.

Safeguards we implement to discourage improper payments or offers of payments by our employees, consultants, and others may be ineffective, and violations of the FCPA and similar laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, any of which would likely harm our reputation, business, financial condition and result of operations.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, exclusion from participation in government healthcare programs, such as Medicare and Medicaid and imprisonment, damages, fines and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Labeling, Marketing and Promotion

The FDA closely regulates the labeling, marketing and promotion of drugs. While doctors are free to prescribe any drug approved by the FDA for any use, a company can only make claims relating to safety and efficacy of a drug that are consistent with FDA approval, and the Company is allowed to actively market a drug only for the particular use and treatment approved by the FDA. In addition, any claims we make for our products in advertising or promotion must be appropriately balanced with important safety information and otherwise be adequately substantiated. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, injunctions and potential civil and criminal penalties. Government regulators recently have increased their scrutiny of the promotion and marketing of drugs.

Pediatric Research Equity Act

The Pediatric Research Equity Act (PREA) amended the FDCA to authorize the FDA to require certain research into drugs used in pediatric patients. The intent of PREA is to compel sponsors whose drugs have pediatric applicability to study those drugs in pediatric populations, rather than ignoring pediatric indications for adult indications that could be more economically desirable. The Secretary of Health and Human Services may defer or waive these requirements under specified circumstances.

Anti-Kickback and False Claims Laws

In the United States, the research, manufacturing, distribution, sale and promotion of drug products and medical devices are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice, state Attorneys General, and other state and local government agencies. For example, sales, marketing and scientific/educational grant programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act, as amended (the “Anti-Kickback Statute”), the False Claims Act, as amended, the privacy regulations promulgated under the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

In the United States, we are subject to complex laws and regulations pertaining to healthcare “fraud and abuse,” including, but not limited to, the Anti-Kickback Statute, the federal False Claims Act, and other state and federal laws and regulations. The Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid.

The federal False Claims Act prohibits anyone from knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services.

There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, as discussed below, beginning in 2013, a similar federal requirement will require manufacturers to track and report to the federal government certain payments made to physicians and teaching hospitals made in the previous calendar year. These laws may affect our sales, marketing, and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.

Patient Protection and Affordable Health Care Act

In March 2010, the Patient Protection and Affordable Health Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, PPACA) was enacted, which includes measures that have or will significantly change the way health care is financed by both governmental and private insurers. The fees, discounts and other provisions of this law are expected to have a significant negative effect on the profitability of pharmaceuticals.

Many of the details regarding the implementation of PPACA are yet to be determined, and at this time, it remains unclear the full effect that PPACA would have on our business.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Israel

Clinical Testing in Israel

In order to conduct clinical testing on humans in the State of Israel, special authorization must first be obtained from the ethics committee and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects) 5741-1980, as amended from time to time, and other applicable legislation. These regulations require authorization by the institutional ethics committee and general manager as well as from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and complex clinical trials, an additional authorization of the Ministry of Health’s overseeing ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since we perform a portion of the clinical studies on certain of our therapeutic candidates in Israel, we are required to obtain authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health.

Siliexion’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans, objectives, expectations, projections, and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set out in the “Risk Factors” section of this proxy statement/prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. See also the section entitled “Cautionary Note Concerning Forward-Looking Statements” in this proxy statement/prospectus.

Unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” in this section generally refer to Silexion or, from and after the Business Combination, New Pubco.

Overview

Silexion is a clinical-stage, oncology-focused biotechnology company engaged in the discovery and development of proprietary treatments for KRAS-driven cancers. The KRAS gene is an oncogene that is involved in the regulation of cell division as a result of its ability to relay external signals to the cell nucleus. Based on its research of refractory solid tumor cancers, Silexion is actively developing a platform focused on the silencing of the KRAS oncogene using RNA-interference therapeutics. Silexion’s lead product candidate, SIL-204B, consists of locally administered small interfering RNAs, or siRNA, in an extended-release formulation, as a first-line treatment of locally advanced pancreatic cancer patients, in combination with standard-of-care chemotherapy.

To date, Silexion has financed its operations primarily with the net proceeds from private offerings of its ordinary shares and convertible preferred shares, grants from the Israeli Innovation Authority (the “IIA”), convertible financing agreements and Simple Agreement for Future Equity (SAFE) financings, and through royalty-bearing grants from the IIA (which totaled $5.8 million through December 31, 2023). Since its inception, Silexion has incurred significant operating losses. Silexion’s net losses were $3.5 million and $5.1 million for the years ended December 31, 2022 and December 31, 2023, respectively. As of December 31, 2023, Silexion had an accumulated deficit of $26.8 million. Silexion has not recognized any revenue to date.

Silexion expects to continue to incur significant expenses and operating losses for the foreseeable future. The net losses it incurs may fluctuate significantly from quarter to quarter. Silexion’s expenses will depend on many factors, including the timing and extent of spending to further develop SIL-204 and initiate pre-clinical and clinical trials, support research and development efforts, investments in potential additional pipe-line products, and increased overall compensation as we continue to hire additional personnel. Silexion anticipates that its expenses will increase if and as it:

•        applies for Orphan Drug Designation in both the US and EU for its SIL-204B product;

•        initiates a clinical trial powered for statistical significance with respect to SIL-204B;

•        initiates toxicological studies with respect to SIL-204B;

•        seeks marketing approvals for SIL-204B in various territories;

•        maintains, expands and protects its intellectual property portfolio;

•        hires additional operational, clinical, quality control and scientific personnel;

•        adds operational, financial and management information systems and personnel, including personnel to support its product development, any future commercialization efforts and its prospective transition to a public company; and

•        invests in research and development and regulatory approval efforts in order to utilize its technology as a platform focused on the silencing of the KRAS oncogene using RNA-interference therapeutics.

Components of our Results of Operations

Operating Expenses

Research and Development Expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of payroll and related expenses, payroll taxes and other employee benefits including share-based compensation related to employees, subcontractors, lab expenses, preclinical and clinical trials cost, material costs and consulting fees.

We expect to continue to invest in research and development to develop SIL-204, including hiring additional employees and continuing the research and development of that product candidate. As a result, we expect that our research and development expenses will continue to increase in the future.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, including share-based compensation related to directors and employees, patent application fees, office space rental costs, and maintenance expenses, external professional service costs, including legal, accounting, audit, finance, human resource services, travel expenses and other consulting fees.

We expect that our general and administrative expenses will increase in the future to fund our continued research and development activities, primarily due to increased headcount to support anticipated growth in the business and due to incremental costs associated with operating as a public company, including costs to comply with the rules and regulations applicable to public companies such as costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC and stock exchange listing standards, public relations, insurance and professional services.

Financial expenses (income), net

The finance expenses consisted primarily of change in fair value of warrants and financial liabilities measured at fair value, interest income and exchange rate differences expenses.

Results of Operations

Comparison of Years ended December 31, 2023 and 2022

The following table summarizes our results of operations for the years ended December 31, 2023 and 2022:

	Years ended December 31,
	2023	2022
Operating expenses:
Research and development, net	$3,708	$3,226
General and administrative	973	634
Total operating expenses	4,681	3,860
Operating loss	4,681	3,860
Financial expenses (income), net	395	(396)
Loss before income tax	5,076	3,464
Income tax	32	24
Net loss for the year	$5,108	$3,488

Research and Development Expenses

The following table summarizes our research and development expenses for the years ended December 31, 2023 and 2022:

	Years ended December 31,
	2023	2022
Payroll and related expenses	$973	$1,192
Materials	13	191
Subcontractors and consultants	2,467	1,595
Rent and maintenance	160	175
Travel expenses	37	42
Other	58	31
Total research and development expenses	$3,708	$3,226

Research and development expenses increased by approximately $0.5 million, or 15.6% to $3.7 million for the year ended December 31, 2023, compared to $3.2 million for the year ended December 31, 2022. The increase resulted mainly from an increase in subcontractors in the amount of $0.9 million partially offset by a decrease in payroll and related expenses in the amount of $0.2 million and a decrease in materials costs in the amount of $0.2 million.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the years ended December 31, 2023 and 2022:

	Years ended December 31,
	2023	2022
Payroll and related expenses	$356	$219
Professional Services	386	197
Depreciation	45	57
Rent and maintenance	86	71
Patent registration	22	32
Travel expenses	31	—
Other	47	58
Total general and administrative expenses	$973	$634

General and administrative expenses increased by approximately $0.4 million, or 66.7% to approximately $1.0 million for year ended December 31, 2023, compared to approximately $0.6 million for the year ended December 31, 2022. The increase resulted mainly from increase in payroll and related expenses in the amount of $0.1 million and from increase of professional services costs in the amount of $0.2 million.

Financial expenses, net

Financial expenses (income), net increased by approximately $0.8 million, or 200.0% to expense of $0.4 million for the year ended December 31, 2023 compared to income of $0.4 million for the year ended December 31, 2022. This increase was mainly due to revaluation of warrants in the amount of $1.0 million for the year ended December 31, 2022 offset by a decrease of $0.2 million in foreign exchange loss.

Net loss

Net loss increased by approximately $1.6 million, or 45.7% to $5.1 million for the year ended December 31, 2023, compared to $3.5 million for the year ended December 31, 2022. The increase was mainly due to increase in our research and development expenses, general and administrative expenses and financial expenses.

Liquidity and Capital Resources

Overview

Our capital requirements will depend on many factors, including the timing and extent of spending to further develop SIL-204 and initiate pre-clinical and clinical trials, support research and development efforts, investments in potential additional pipe-line products, and increased overall compensation as we continue to hire additional personnel. For the years ended December 31, 2023 and 2022, we had a net loss of $5.1 million and $3.5 million, respectively. As of December 31, 2023, our cash and cash equivalents totaled $4.6 million.

To date, our principal sources of liquidity have been proceeds from private offerings of our ordinary shares and convertible preferred shares, grants from the Israeli Innovation Authority, and issuance of convertible financing agreements (CFA) and Simple Agreement for Future Equity (SAFE).

Based on our current business plan, we believe our current cash and cash equivalents, and anticipated cash flow from operations, will not be sufficient to meet our anticipated cash requirements during 2024 following consummation of the Business Combination. We will need to raise additional capital to finance our operations, expand our business and pipeline, or for other reasons.

Our audited consolidated financial statements for the year ended December 31, 2023, included elsewhere in this proxy statement/prospectus, note that there is substantial doubt about our ability to continue as a going concern as of such date; and in its report accompanying our audited consolidated financial statements included herein, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations and our cash outflows from operating activities raise substantial doubt as to our ability to continue as a going concern. This means that our management and our independent registered public accounting firm have expressed substantial doubt about our ability to continue our operations without an additional infusion of capital from external sources. Silexion’s audited consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that may be necessary should Silexion be unable to continue as a going concern. If we are unable to finance our operations, our business would be in jeopardy and we might not be able to continue operations and might have to liquidate our assets. In that case, investors might receive less than the value at which those assets are carried on our financial statements, and it is likely that investors would lose all or a part of their investment.

We have lease obligations and other contractual obligations and commitments as part of our ordinary course of business. See “Note 4: Operating Leases” and “Note 6: Commitments and Contingent Liabilities” to our consolidated financial statements for information about our lease obligations.

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements involving commitments or obligations, including contingent obligations, arising from arrangements with unconsolidated entities or persons that have or are reasonably likely to have a material current or future effect on our financial condition, results of operations, liquidity, cash requirements or capital resources.

Government Grants

Our research and development efforts were financed, in part, through royalty-bearing grants from the Israeli Innovation Authority, or the IIA. As of December 31, 2023, we received IIA royalty-bearing grants totaling approximately $5.8 million.

We are committed to pay royalties to the IIA at a rate of approximately 3.0% to 5.0% on sales proceeds from our core products and other related revenues generated from such projects, that were developed, in whole or in part, using the IIA royalty-bearing grants we received under IIA programs up to the total amount of royalty-bearing grants received, linked to the U.S. dollar and bearing annual interest at rates prescribed by the IIA’s rules and guidelines.

We may in the future apply to receive additional grants from the IIA. However, we cannot predict whether we will be entitled to any future grants, or the amounts of any such grants.

Under the Israeli Innovation Law, research and development programs that meet specified criteria and are approved by a committee of the IIA are eligible for grants. A company that receives a royalty-bearing grant from the IIA is typically required to pay royalties to the IIA on income generated from products incorporating IIA-funded know-how (including income derived from services associated with such products and from IIA-funded know-how), up to 100% of the U.S. dollar-linked royalty-bearing grant amount plus interest.

The obligation to pay royalties is contingent on actual income generated from such products and services. In the absence of such income, no payment of royalties is required.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year ended December 31,
	2023	2022
Cash and cash equivalents and restricted cash at beginning of the period	$8,309	$10,083
Net cash used in operating activities	(4,529)	(3,335)
Net cash provided by (used in) investing activities	573	(524)
Net cash provided by financing activities	522	2,752
Net decrease in cash and cash equivalents and restricted cash	$(3,434)	$(1,107)
Translation adjustments on cash and cash equivalents and restricted cash	(230)	(667)
Cash and cash equivalents and restricted cash at the end of the period	$4,645	$8,309

Cash Flows from Operating Activities

Net cash used in operating activities increased by approximately $1.2 million, or 36.4%, to $4.5 million for the year ended December 31, 2023, compared to $3.3 million for the year ended December 31, 2022. This increase was mainly from an increase of $1.6 million in the loss for the year, offset by a decrease of $0.6 million in non-cash financial expenses.

Cash Flows from Investing Activities

Net cash provided by (used in) investing activities increased by $1.1 million, or 220.0%, to $0.6 million for the year ended December 31, 2023, compared to investment of $0.5 million for the year ended December 31, 2022. This increase was mainly due to change short-term deposit in the amount of $1.0 million.

Cash Flows from Financing Activities

Net cash provided by financing activities decreased by $2.3 million, or 82.1%, to approximately $0.5 million for the year ended December 31, 2023, compared to $2.8 million for the year ended December 31, 2022. This decrease was mainly due to a decrease in proceeds from issuance of preferred shares which was higher in the amount of $2.2 million in 2022.

Funding Requirements

We expect to devote substantial financial resources to our ongoing and planned activities, particularly further development of SIL-204 and as we conduct our planned pre-clinical and clinical trials.

Identifying potential product candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive, and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. For additional information please refer to the “Risk Factors” section of this proxy statement/prospectus, including “Risks Related to Silexion’s and New Pubco’s Financial Condition and Capital Requirement — Silexion has never generated any revenue from product sales and may never be profitable” and “Risks Related to the Research and Development of Silexion’s Product Candidates — Silexion is heavily dependent on the success of its product candidates…”.

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance our pre-clinical studies and clinical trials. In addition, if we obtain marketing approval for SIL-204 in any indication or for any other product candidate we are developing or may develop in the future, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing, and distribution. Furthermore, upon the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding.

Our future capital requirements will depend on many factors, including:

•        Material cost.

•        Regulatory pathway; and

•        Humam clinical trial costs.

As of December 31, 2023, we had cash and cash equivalents of $4.6 million. Based on our current cash balance, as well as our history of operating losses and negative cash flows from operation, combined with our anticipated use of cash to, among other things, (i) fund the preclinical and clinical development of our products, (ii) identify and develop new product candidates, and (iii) seek approval for SIL-204 and any other product candidates we may develop, management has concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements included within this prospectus/proxy statement without additional financing, and as a result, there is substantial doubt about our ability to continue as a going concern.

In making this determination, applicable accounting standards prohibited us from considering the potential mitigating effect of plans that have not been fully implemented as of the date of our financial statements, including without limitation plans to consummate the Business Combination discussed below and to raise additional capital. Our financial information throughout this prospectus/proxy statement and our financial statements included elsewhere in this prospectus/proxy statement have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and our financial statements do not include any adjustments that may result from an unfavorable outcome of this uncertainty.

The Closing is conditioned upon, among other things, the fulfillment of those conditions described in this proxy statement/prospectus under “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

We believe that subject to and following consummation of the Business Combination, assuming satisfaction of the Closing conditions, we will not have cash sufficient to sustain our operating expenses and capital expenditure requirements over the next 12 months from the date of our financial statements included within this prospectus/proxy statement.

We have based these estimates and expectations on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. We cannot currently determine the exact level of funds that will be available to the Company upon consummation of the Business Combination. Our expected use of funds represents our intentions based upon our current plans and business condition, which could change in the future as our plans and business condition evolve and the level of funding available to the Company becomes clear. In addition, changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. As a result, we could deplete our capital resources sooner than we currently expect. In addition, because the successful development of SIL-204 and any studies or other product candidates that we pursue is highly uncertain, at this time we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of any product candidate.

Until such time, if ever, as we can generate substantial revenues from product sales, we expect to finance our cash needs through a combination of public and private equity offerings and debt financings, strategic alliances, collaborations, and marketing, distribution, or licensing arrangements. However, adequate additional financing may not be available to us on acceptable terms, or at all, and may be impacted by the economic climate and market conditions.

Critical Accounting Policies and Estimates

For a description of our significant accounting policies, see Note 2 to our consolidated financial statements.

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions in certain circumstances that affect the amounts reported in the accompanying consolidated financial statements and related footnotes. Actual results may differ from these estimates. We base our judgments on our experience and on various assumptions that we believe to be reasonable under the circumstances.

Of our policies, the following are considered critical to an understanding of our consolidated financial statements as they require the application of subjective and complex judgment, involving critical accounting estimates and assumptions impacting our consolidated financial statements.

The critical accounting estimates relate to the following:

Share-Based Compensation

Share-based compensation expense related to share awards is recognized based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying ordinary shares (see below), the expected term of the option, and the expected volatility of the price of our ordinary shares. These estimates involve inherent uncertainties and the application of management’s judgment. The related share-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions. Forfeitures are accounted for as they occur instead of estimating the number of awards expected to be forfeited.

Our use of the Black-Scholes option-pricing model requires the input of highly subjective assumptions. If factors change and different assumptions are used, our share-based compensation expense could be materially different in the future.

We will continue to use judgment in evaluating the assumptions related to our share-based compensation on a prospective basis. As we continue to accumulate additional data related to our ordinary shares, we may refine our estimation process, which could materially impact our future share-based compensation expense.

Valuations of instruments convertible to our Ordinary and Preferred Shares

Our Preferred Shares are classified as temporary equity, as they include clauses that could constitute as in-substance redemption clauses that are outside our control. Warrants and other instruments over our Preferred Shares are classified as liabilities under ASC 480 and measured at fair value, with subsequent changes in fair value recognized in the statements of operations in each period.

The fair value of our Preferred shares underlying our convertible instruments was determined by our board of directors, after considering contemporaneous third-party valuations and input from management. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered various objective and subjective factors to determine the fair value of our equity including the following factors:

•        History of transactions in our Preferred Shares;

•        Probability of an IPO scenario (including de SPAC transaction);

•        Probability of other liquidation events;

•        Expected time to liquidation; and

•        Expected return on equity.

The resulting equity value was then allocated to each share class based on differences in liquidation preferences of the various share classes using an Option Pricing Model (“OPM”) through the use of a series of call options and by implementing a Monte Carlo simulation. The OPM allocates the overall company value to the various share classes based on differences in liquidation preferences, using a series of call options. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict. Starting from 2023, for the IPO scenario (including de SPAC transaction) we utilized a probability-weighted expected return method (“PWERM”) to allocate value among the various share classes. The PWERM involves the estimation of the value of our company under multiple future potential outcomes and estimates the probability of each potential outcome. After the value of each applicable class of shares was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the ordinary shares on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.

In some cases, we considered the amount of time between rounds of financing to determine whether to use a mid price calculation between two dates.

Upon completion of this offering, our ordinary shares will be publicly traded, and we will rely on the closing price of our ordinary shares as reported on the date of the applicable valuations.

The fair value of the warrants for the purchase of preferred shares was calculated using the OPM as part of the allocation of the equity value to the various share classes (as described above). The critical accounting estimates for the valuation of those warrants include (a) the fair value of the underlying preferred shares, as mentioned above, and (b) volatility — based on peer companies’ volatility.

Recent Accounting Pronouncements

See Note 2 on page F-12 to our financial statements included elsewhere in this prospectus for a description of recent accounting pronouncements applicable to our financial statements.

MANAGEMENT of NEW PUBCO following the business combination

Management and Board of Directors

The New Pubco Board is expected to be comprised of the seven directors listed below.

Each director will hold office until his or her successor is duly elected or appointed and qualified in accordance with applicable law or until his or her death, resignation or removal in accordance with law and New Pubco’s governing documents, including the Prospective Articles.

The following sets forth certain information known as of the date hereof concerning the persons who are expected to serve as directors and executive officers of New Pubco upon the consummation of the Business Combination:

Name	Age	Position(s)
Directors
Ilan Hadar	55	Chairman and prospective Chief Executive Officer
Dror J. Abramov	63	Director
Ruth Alon	72	Director
Ilan Levin	58	Director
Avner Lushi	57	Director
Shlomo Noy	71	Director
Ilan Shiloah	67	Director

Executive Officers (who are not also directors)
Dr. Mitchell Shirvan	70	Chief Scientific and Development Officer
Mirit Horenshtein Hadar, CPA	40	EVP of Finance Affairs

Directors

Ilan Hadar, 55, has served as Managing Director of Silexion since April 2022 and as its Chairman of the Board since May 2024, and will be appointed as Chief Executive Officer of New Pubco effective upon the consummation of the Business Combination. He has over 20 years of multinational managerial and corporate experience with pharmaceutical and high-tech companies. In addition to his current role at Silexion, Mr. Hadar has served as the Chief Executive Officer of Painreform Ltd (Nasdaq: PRFX) since November 2020. Prior to joining Painreform and Silexion, Mr. Hadar served as Country Manager Israel and Chief Financial Officer at Foamix Pharmaceuticals Ltd. (currently, Nasdaq: VYNE) from 2014 until August 2020, where he was instrumental in building the organization and launching new innovative topical drugs in the U.S., and also focused on capital markets and mergers and acquisitions. Prior to his role at Foamix, Mr. Hadar was Finance Director at Pfizer PFR Pharmaceuticals Israel Ltd., where he oversaw all commercial, financial and operational activities of the local entity of the large pharmaceutical company. Before his tenure at Pfizer, Mr. Hadar served as Finance Manager at HP Indigo Ltd., a world-leading company in digital printing and, prior to that, served as Finance Director at BAE Systems, the third-largest defense company in the world, where he was responsible for all financial activities of BAE Systems Israel. From 1998 to 2006, Mr. Hadar was Chief Financial Officer at Mango DSP, a global leader of Intelligent Video Solutions. Mr. Hadar served on the board of directors of Kadimastem, a public Israeli biopharmaceutical company from 2019 to 2022. He received his MBA in Finance and Business Entrepreneurship and BA from The Hebrew University in Jerusalem, Israel.

Dror J. Abramov, 63, will be elected as a director of New Pubco effective upon consummation of the Business Combination. Mr. Abramov has served as Managing Director of Hewlett Packard Inc. Israel since 2015. Mr. Abramov held several other management positions in Hewlett Packard Inc. Israel from 2006 to 2015, including finance director, general manager of imaging and printing divisions and general manager of printing and personal systems division. From 2002 through 2006, Mr. Abramov served as Chief Financial Officer of Applied Materials UK and Applied Materials Israel, both part of Applied Materials, Inc. (Nasdaq: AMAT), a nanomanufacturing company that supplies equipment, services and software for the manufacture of semiconductor chips for electronics. From 2000 through 2002, Mr. Abramov served as Vice President of business management at Avaya Communication, a cloud communications and workstream collaboration technology company. From 1997 until 2000, Mr. Abramov held positions in Mainsoft Corporation, first as director of finance and operations and later as general manager. From 1991 through 1997, Mr. Abramov served as consultant and manager at Maron, Sobel, Shor & Co., an Israeli CPA firm. Mr. Abramov is a licensed CPA and holds a Bachelor of Accounting, Master of Business Administration and Bachelor of Science in physics and computer sciences, all three degrees from Tel Aviv University.

Ruth Alon, 72, is currently a director of Moringa and will be elected as a director of New Pubco effective upon consummation of the Business Combination. Ms. Alon is the Founder and Chief Executive Officer of Medstrada, which was started in 2016. From 1997 until 2016, Ms. Alon served as a General Partner in Pitango Venture Capital, where she headed the life sciences activities and helped to facilitate the acquisition of several of the company’s portfolio companies. Currently, Ms. Alon also serves on the board of directors of a number of private and public companies as a member or chairperson, including Vascular Biogenics Ltd. (Nasdaq: VBLT), Brainsgate and KadimaStem. Ms. Alon previously worked on Wall Street where she held senior positions as a senior medical device analyst with Montgomery Securities (from 1981 to 1987) and Kidder Peabody & Co. (from 1987 to 1993). She also managed her own independent consulting business in San Francisco from 1995 to 1996, providing broad-based services to early-stage companies and venture capitalists in the medical devices industry. Ms. Alon was also instrumental in the establishment, in 2005, of Israel Life Science Industry (ILSI), a not-for-profit organization which represented, as of 2005, the mutual goals of approximately 700 Israeli life science companies. She is the Co-Founder of IATI, an umbrella organization established in 2012, representing Israel’s High Tech and Life Sciences industries. Ms. Alon holds a B.A. in Economics from the Hebrew University of Jerusalem, an M.B.A. from Boston University, and an M.Sc. from the Columbia University School of Physicians and Surgeons.

Ilan Levin, 58, the co-founder, Chairman and Chief Executive Officer of Moringa, will be elected as a director of New Pubco effective upon consummation of the Business Combination. Mr. Levin has been involved, for approximately 25 years, as an executive and venture capital/private equity investor in high-tech, Israel-related ventures. From 2000 to 2018, Mr. Levin was a member of the Board and Executive Committee of Objet Ltd., which as a result of a merger with Stratasys, Inc. in 2012, formed Stratasys Ltd. (Nasdaq: SSYS), the pioneer and global leader in 3D printing. During his tenure at Objet/Stratasys, Mr. Levin held various positions including President, Vice Chairman and from 2016 to 2018, Chief Executive Officer. From 2004 to 2009, Mr. Levin was the Chief Executive Officer of CellGuide, a developer of software-based GPS for mobile devices. Since 1997, Mr. Levin has also served as a member of the board of directors and as an advisor for a wide variety of Israel-based technology-related companies, including currently serving as Chairman of Vision Sigma (TLV: VISN: IT), an Israel-based real estate and investment company. Early in his career, Mr. Levin was a practicing attorney focusing on corporate and securities related matters. In addition to his role as our Chairman and Chief Executive Officer, Mr. Levin also serves as the sole director and sole equity owner of an Israeli company that serves as the sole general partner of the Sponsor. Mr. Levin earned an LL.B. from Tel Aviv University and a B.A.Sc. in Industrial Engineering from the University of Toronto.

Avner Lushi, 57, will be elected as a director of New Pubco effective upon consummation of the Business Combination. Mr. Lushi co-founded Guangzhou Sino-Israel Bio-industry Investment Fund (GIBF), a $100 million fund focused on introducing Israeli and other foreign companies in the field of life sciences to the Chinese market, in which he also serves as a Managing Partner & CEO since 2016. From 2004 to 2015, Mr. Lushi served as a Partner and Managing Director of Israel Healthcare Ventures (IHCV), a prominent Israeli life sciences venture capital fund. Before joining IHCV, Mr. Lushi was the Co-Founder & CEO of Life Sciences Transaction Support Ltd. (LTS), a PwC subsidiary dealing with life sciences investment banking. Since 2005, Mr. Lushi has served as an independent director on the boards of nine public companies, including, currently, Brainsway Ltd. (Nasdaq: BWAY), Ram-On Investments and Holdings (1999) Ltd. and Ginegar Plastic Products Ltd. In addition, he serves as a board member of several private companies as part of his role at GIBF. From 1997 to 2001, prior to turning to the private sector, he held increasingly senior roles within the Israeli Prime Minister’s Chamber and the Israeli Supreme Court. Mr. Lushi holds an LLM in Law from the Hebrew University of Jerusalem, LLB in Law and a BA in Economics from the Haifa University.

Shlomo Noy, MD PhD, 71, will be elected as a director of New Pubco effective upon consummation of the Business Combination. Professor Noy has served as Chief Medical Officer of GIBF since January 2017. Professor Noy served as the Director of the Rehabilitation Hospital at Sheba Medical Center from 1993 to 2017 and Vice President of Research and Development and Academic Affairs at Sheba Medical Center from 2000 to 2017. Prof. Noy was a Professor at Sackler School of Medicine at Tel-Aviv University from 1993 to 2016. Prof. Noy possesses 25 years’ experience in health care management and is active in promoting research and education at an Israeli national level as well as at an international level. Prof. Noy received his MD from the Hebrew University, Hadassah Medical School, Jerusalem, Israel, and completed his MBA at the European School of Business Administration (INSEAD) Fontainebleau, France, and holds a PhD degree from Tel-Aviv University, Faculty of Medicine and Management.

Ilan Shiloah, 67, will be elected as a director of New Pubco effective upon consummation of the Business Combination. Mr. Shiloah currently serves as a board member of Silexion. Mr. Shiloah serves as Managing Partner at Firstime VC, a venture capital fund investing in cutting edge, disruptive technologies, from 2014 to the present time, and as Co-Founder & Chairman at TheTime, a seed fund, from 2009 to the present time. Mr. Shiloah was the Chairman at McCann Erickson Ltd. (Israel) from 2003 to 2011, Chairman at Matomy (LSE: MTMY), and he currently serves as a Member of the Executive Board of McCann Erickson Europe. Mr. Shiloah serves as the Chairman of McCann Tel Aviv and The Time Innovations. Also, he serves as Board Member at Pixellot, Silenseed and Classoos. Mr. Shiloah holds a Bachelor’s in Economics and Management and an MBA, each from Tel Aviv University.

Executive Officers

Mitchell Shirvan, 70, has served as the Chief Scientific and Development Officer of Silexion since April 2022. Prior to joining Silexion, Dr. Shirvan served as the Senior Vice President of R&D and V.P. Innovation and Discovery at Foamix Pharmaceuticals Ltd. from August 2017. Dr. Shirvan has over 25 years of industry experience, previously holding positions as Chief Executive Officer at Macrocure Ltd. from 2008 to 2012. From 1992 until 2008, Dr. Shirvan held various positions of increasing responsibility at Teva Pharmaceutical Industries, including Senior Director, Strategic Business Planning and Senior Manager, Research & Development. Prior to his tenure at Teva, he was a research fellow at the U.S. National Institutes of Health. Dr. Shirvan holds a Ph.D. in microbiology from The Hebrew University of Jerusalem and an MBA from the University of Bradford.

Mirit Horenshtein Hadar, 40, has served as the Executive Vice President of Finance Affairs at Silexion since January 2024 and, prior to that, from August 2023 to January 2024, served as a part-time consultant in a Strategy & Corporate Finance Advisory capacity. Ms. Horenshtein Hadar has over 15 years of corporate finance experience in senior financial positions of public companies and privately held companies, in the pharmaceutical and high-tech industries, where she has been instrumental in building financial infrastructures for growth, US GAAP financial reporting and FP&A functions, and has led the accounting and reporting of complex M&A transactions, integration processes and public offerings. Prior to joining Silexion, from January 2021 to December 2022, Ms. Horenshtein Hadar served as VP of Finance and then CFO Israel of Gauzy Ltd., a nanotechnology company that develops and markets smart glass and vision control technologies. Since December 2022, Ms. Horenshtein Hadar continues to serve as an external advisor to the finance department at Gauzy. Prior to Gauzy, Ms. Horenshtein Hadar served as Senior Director of Finance and Head of FP&A, Accounting and Financial Reporting at Foamix Pharmaceuticals Ltd. (currently, Nasdaq: VYNE) from July 2016 until December 2020. Prior to Foamix, Ms. Horenshtein Hadar was a Senior Manager at PwC Israel, as an external auditor, from 2008 to 2016. Ms. Horenshtein Hadar became a Qualified CPA in 2011 and received a BA in Accounting, Economics and Business Management from Tel Aviv University.

Family Relationships

Mirit Horenshtein Hadar and Ilan Hadar are married to one another. There are no other family relationships between the individuals who will serve as directors and executive officers of the Company following the Closing.

Corporate Governance Practices

Overall

The Company does not qualify as a “foreign private issuer” under U.S. securities laws and is therefore not currently eligible to exempt itself from any of the Nasdaq listing rule requirements in a manner that other non-U.S. issuers often do.

Composition of the New Pubco Board After the Business Combination

New Pubco’s business and affairs will be managed under the direction of the New Pubco Board. Under the terms of the Prospective Articles that will be in effect upon the Closing, the New Pubco Board may be composed of between [three and nine] directors, as may be set from time to time exclusively by resolution adopted by a majority of the New Pubco Board. We anticipate that the New Pubco Board will consist of seven members upon the Closing. Ilan Hadar will serve as Chairman of the New Pubco Board.

Pursuant to the Prospective Articles, New Pubco’s directors will be elected by an ordinary resolution under Cayman Islands law, being a resolution passed by a simple majority of the shareholders of New Pubco as, being entitled to do so, vote in person or by proxy at an annual general meeting, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to New Pubco’s shareholders at the general meeting will be determined by the New Pubco Board in its discretion, in accordance with the articles of association of New Pubco, and (ii) in the event that the New Pubco Board does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors. In the interim between annual general meetings or extraordinary general meetings called for the appointment of directors or the removal or one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Prospective Articles), or by the sole remaining director.

Officers

New Pubco’s Chief Executive Officer will be responsible for the company’s day-to-day management. The Chief Executive Officer will be appointed by, and serve at the discretion of, the New Pubco Board, subject to his employment agreement. All other executive officers will be appointed by the Chief Executive Officer, subject to applicable corporate approvals, and will be subject to the terms of any applicable employment or consulting agreements that New Pubco may enter into with them.

Director Independence

Nasdaq listing standards require that a majority of the New Pubco Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the New Pubco Board will consider the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the New Pubco Board deems relevant in determining their independence, including the beneficial ownership of our securities by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

The New Pubco Board is expected to determine that each of Messrs. [•], [•] and [•], and Ms. Ruth Alon, meets the definition of “independent director” as defined in Nasdaq listing standards and applicable SEC rules.

Board Committees

Effective upon the Closing, the New Pubco Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which are expected to have the composition and the responsibilities described below. Each of these committees will operate under a written charter, to be approved by the New Pubco Board and effective upon the Closing, that will satisfy the applicable Nasdaq rules, copies of which will be made available on the investor relations portion of our website. Members will serve on these committees until their resignation or until otherwise determined by the New Pubco Board. The New Pubco Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Upon the completion of the Business Combination, we anticipate that our audit committee will consist of [•], [•] and [•], with [•] serving as chair. Rule 10A-3 of the Exchange Act and the Nasdaq listing standards require that our audit committee be composed entirely of independent members. The New Pubco Board is expected to determine that each of Messrs. [•], [•] and [•] meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the Nasdaq listing standards and also meets the financial literacy requirements of the Nasdaq listing standards. In addition, the New Pubco Board is expected to determine that [•] will qualify as an “audit committee financial expert” within the meaning of the SEC regulations.

The primary purpose of the audit committee will be to discharge the responsibilities of the TopCo Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. The principal functions of the audit committee are expected to include, among other things:

•        helping the New Pubco Board oversee our corporate accounting and financial reporting processes;

•        managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•        reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

•        establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        overseeing our policies on risk assessment and risk management;

•        overseeing compliance with our code of business conduct and ethics;

•        reviewing related person transactions; and

•        approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Upon the completion of the Business Combination, we anticipate that our compensation committee will consist of [•], [•] and [•], with [•] serving as chair. The New Pubco Board is expected to determine that Messrs. [•], [•] and [•] each meet the definition of “independent director” for purposes of serving on the compensation committee under the Nasdaq listing standards, including the heightened independence standards for members of a compensation committee.

The primary purpose of our compensation committee will be to discharge the responsibilities of the New Pubco Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal functions of the compensation committee are expected to include, among other things:

•        reviewing, approving and determining, or making recommendations to the New Pubco Board regarding the compensation of our chief executive officer, other executive officers and senior management;

•        reviewing, evaluating and recommending to the New Pubco Board succession plans for our executive officers;

•        reviewing and recommending to the New Pubco Board the compensation paid to our non-employee directors;

•        administering our equity incentive plans and other benefit programs;

•        reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•        reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Corporate Governance and Nominating Committee

Upon completion of the Business Combination, we anticipate that our corporate governance and nominating committee will consist of [•], [•] and [•], with [•] serving as chair. The New Pubco Board is expected to determine that Messrs. [•], [•] and [•] each meet the definition of “independent director” under the Nasdaq listing standards.

Our corporate governance and nominating committee will be responsible for, among other things:

•        identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by shareholders, to serve on the New Pubco Board;

•        considering and making recommendations to the New Pubco Board regarding the composition and chairmanship of the committees of the New Pubco Board;

•        instituting plans or programs for the continuing education of the New Pubco Board and the orientation of new directors;

•        developing and making recommendations to the New Pubco Board regarding corporate governance guidelines and matters;

•        overseeing our corporate governance practices;

•        overseeing periodic evaluations of the New Pubco Board’s performance, including committees of the New Pubco Board; and

•        contributing to succession planning.

Compensation Committee Interlocks and Insider Participation

None of the anticipated members of New Pubco’s compensation committee is currently, or has been at any time, one of New Pubco’s, Moringa’s or Silexion’s executive officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving on our board of directors or compensation committee during 2023.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on the investor relations portion of our website upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers fr from, any provision of the code.

EXECUTIVE COMPENSATION

Moringa

Prior to the consummation of the Business Combination, none of the officers or directors of Moringa received any cash compensation for services rendered. The Sponsor, officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. We note that certain officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Silexion

References in this section to “we,” “our,” “us” and the “Company” generally refer to Silexion and its subsidiaries prior to the Business Combination and to the New Pubco and its subsidiaries after giving effect to the Business Combination.

Overview

The following tables and accompanying narrative set forth information about the 2023 compensation provided to Silexion’s chief executive officer (or person serving in an equivalent position) and the two most highly compensated executive officers of Silexion (other than its chief executive officer) who were serving as executive officers as of December 31, 2023, each of whom are expected to serve as executive officers of New Pubco following the Closing. These executive officers consist of Ilan Hadar, Silexion’s Managing Director, who will serve as New Pubco’s Chief Executive Officer following the Closing, Mirit Hornstein Hadar, Silexion’s EVP Finance, and Dr. Mitchell Shirvan, Silexion’s Chief Scientific and Development Officer, and are referred to in this section as our “named executive officers” or “NEOs.”

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the plans summarized in this discussion.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for 2023.

Name and Principal Position	Base Gross Salary ($)(1)		Option Awards ($)	All Other Compensation ($)(1)(2)	Total ($)(1)
Ilan Hadar Managing Director(3)	182,976		0	70,638	253,614
Mirit Horenshtein Hadar EVP Finance(4)	26,238	(5)	0	—	26,238
Dr. Mitchell Shirvan Chief Scientific and Development Officer(6)	156,140		0	50,660	206,800

____________

(1)      Amounts reported for the named executive officer and paid in New Israeli Shekels are converted from New Israeli Shekels to U.S. dollars using the 2023 average exchange rate as published by Bank of Israel of 3.689 New Israeli Shekels to 1 U.S. Dollar.

(2)      The amounts in this column include payments for a leased car or car maintenance, contributions to a pension fund, compensation fund, and continuing education fund, or payments in lieu of a continuing education fund.

(3)      This is a part-time (75%) position.

(4)      This is a part-time (75%) position.

(5)      This amount reflects a salary of 4.5 months during 2023, during which time Ms. Horenshtein Hadar served as a part-time consultant in a Strategy & Corporate Finance Advisory capacity.

(6)      This is a part-time (80%) position.

Narrative Disclosure to Summary Compensation Table

Base Salary

The named executive officers receive base salaries to compensate them for services rendered to us. The base gross salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. The annual base salaries for Ilan Hadar, Mirit Hornstein Hadar and Dr. Mitchell Shirvan, for 2023 were $253,614, $26,238, and $206,800, respectively.

Equity Compensation

From time to time, we grant equity awards under the Silexion Therapeutics Ltd. 2013 Equity Incentive Plan, which was replaced by the Silexion Therapeutics Ltd. 2023 Equity Incentive Plan (the “2013 Plan” and “2023 Plan”, respectively, collectively referred to as the “Silexion Plan”), as incentives to attract, retain and motivate our named executive officers. During 2022, we granted Ilan Hadar and Dr. Mitchell Shirvan 32,400 options and 16,200 options, respectively.

The vesting of options granted to Ilan Hadar and Dr. Mitchell Shirvan occurs over a period of 48 months, provided that Ilan Hadar or Dr. Mitchell Shirvan, as applicable, remain engaged by Silexion (or a Silexion affiliate) and subject to the Silexion Plan. Upon consummation of an initial public offering of Silexion’s securities or an M&A Transaction (as defined in Silexion’s articles of association), which includes the prospective Business Combination, the vesting of those options will accelerate, such that all unvested options shall immediately vest, provided that such IPO or M&A Transaction is consummated after January 1, 2023.

Employment Agreements

Effective upon Closing, New Pubco intends to enter into employment agreements with each of its NEOs.

Silexion 2013 Equity Incentive Plan and Silexion 2023 Equity Incentive Plan

Silexion currently maintains the Silexion Plan in order to provide additional incentives for employees, directors and consultants of Silexion, and to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to Silexion’s success. The Silexion Plan was originally adopted on July 25, 2013 and was replaced by a new plan adopted on April 4, 2023. For a complete description of the 2013 Plan and the 2023 Plan, please see “Silexion Pre-Business Combination Share Incentive Plans” below.

The Silexion Plan provides for grants of options to purchase ordinary shares of Silexion, shares, restricted shares and restricted share units. As described above, during 2022, Silexion granted option awards under the Silexion Plan to Ilan Hadar and Dr. Mitchell Shirvan.

Immediately prior to the effective time of the Acquisition Merger, all outstanding Silexion options shall be accelerated and become fully vested. At the effective time of the Acquisition Merger, all of Silexion options outstanding immediately prior to the Acquisition Merger will, automatically and without any action on the part of any Silexion option holder or beneficiary thereof, be assumed by New Pubco, and each such Silexion option shall be converted into an option to purchase New Pubco ordinary shares (based on the Equity Exchange Ratio).

In addition, immediately prior to the completion of the Business Combination, New Pubco plans to adopt the Equity Incentive Plan, which will provide for the grant of equity-based incentive awards to its employees, directors, office holders, service providers and consultants in order to incentivize them to increase their efforts on behalf of New Pubco and to promote the success of New Pubco’s business.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by Silexion’s named executive officers that were outstanding as of December 31, 2023. The award listed in this table was granted under the Silexion Plan, which is summarized above under “— Narrative Disclosure to Summary Compensation Table — Silexion 2013 Equity Incentive Plan and Silexion 2023 Equity Incentive Plan.”

	Option Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Unearned Shares. Units or Other Rights That Have Not Vested ($)
Ilan Hadar	32,400	—
Dr. Mitchell Shirvan	16,200	—

____________

(1)      See details under “Equity Compensation” section above.

Director Compensation

In the year ended December 31, 2023, we did not pay any fees to, or make any equity or non-equity awards to, or pay any other compensation to the non-employee members of our board of directors for their services as directors.

New Pubco Executive Compensation

Following the Closing, we intend to develop an executive compensation program that is designed to align compensation with New Pubco’s business objectives and the creation of shareholder value, while enabling New Pubco to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Pubco. Decisions regarding the executive compensation program will be made by New Pubco’s compensation committee.

New Pubco Equity Compensation

It is anticipated that equity-based compensation will continue to be an important element of executive compensation following the consummation of the Business Combination in order to maintain a strong link between executive incentives and the creation of shareholder value. Upon the consummation of the Business Combination, we expect to grant RSUs to several key employees as a means of incentivizing them and aligning their interests with those of the shareholders of the Company. We furthermore expect that the Equity Incentive Plan (as referenced below) will be an important element of the new compensation arrangements for New Pubco.

New Pubco Post-Business Combination Equity Incentive Plan

Immediately prior to the completion of the Business Combination, New Pubco plans to adopt the Biomotion Sciences 2024 Equity Incentive Plan (the “Equity Incentive Plan”), which will provide for the grant of equity-based incentive awards to New Pubco’s employees, directors, office holders, service providers and consultants in order to incentivize them to increase their efforts on behalf of New Pubco and to promote the success of New Pubco’s business.

Silexion Pre-Business Combination Share Incentive Plans

2013 Share Option Plan

Shares Reserved under the 2013 Share Option Plan.    The total number of authorized but unissued Silexion ordinary shares available for issuance under Silexion’s 2013 Share Option Plan (the “2013 Plan”) is 33,828. Any option which has expired or has been cancelled, without having been exercised in full, is available again for issuance under the 2013 Plan. Upon the termination of the 2013 Plan, any unissued Silexion ordinary shares available under the 2013 Plan shall cease to be reserved for the purpose of the 2013 Plan, other than Silexion ordinary shares underlying then-outstanding options under the 2013 Plan.

Administration.    Silexion’s board of directors, or a duly authorized compensation committee of the board of directors, has the power to administer the 2013 Plan. Subject to applicable laws and the relevant provisions of the 2013 Plan, any member the designated committee is eligible to receive options under the 2013 Plan. The committee has the authority, subject to applicable law and Silexion’s articles of association, to interpret the terms of the 2013 Plan and any option agreements granted thereunder, designate participants in the 2013 Plan, determine and amend the terms of respective option agreements, including the exercise price of an option, the fair market value of the Silexion ordinary shares, the time and vesting schedule applicable to the option, accelerate or amend the vesting schedule applicable to an option, prescribe the forms of option agreement for use under the 2013 Plan and take all other actions and make all other determinations necessary for the administration of the 2013 Plan.

Eligibility.    The 2013 Plan provides for granting options under various tax regimes, including, without limitation, in compliance with Section 102 or Section 3(i) of the Israeli Tax Ordinance (the “Ordinance”), and for awards granted to Silexion’s United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Options.    All options granted pursuant to the 2013 Plan shall be evidenced by an option agreement, in a form approved, from time to time, by the committee in its sole discretion. The option agreement will set forth the terms and conditions of the number of shares to which the option relates and the type of option granted thereunder, the purchase price per share and the vesting schedule to which such option shall become exercisable.

Unless otherwise determined by the committee or the board of directors and as stated in the option agreement, and subject to the conditions of the 2013 Plan, options become exercisable under the following schedule: 25% of the shares covered by the option on the first anniversary of the date on which such option was granted and 12.5% of the shares covered by the option at the end of each subsequent six-month period during the second, third and fourth years from the date of grant, with the committee and/or board of directors reserving the exclusive authority to accelerate the periods for exercising an option.

Each option shall expire after ten years from the date of the grant thereof, or five years with respect to incentive stock options unless a shorter term of expiration is otherwise designated by the committee.

Grants.    The 2013 Plan provides for the grant of options (including incentive stock options and nonqualified stock options).

Options granted under the 2013 Plan to Silexion employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of an option may not be less than the par value of the shares (if the shares bear a par value) for which such option is exercisable. The exercise price of an Incentive Stock Option may not be less than 100% of the fair market value of the underlying share on the date of grant or such other amount as may be required pursuant to the Code, and in the case of Incentive Stock Options granted to ten percent (10%) shareholders, not less than 110%.

Exercise.    An option under the 2013 Plan may be exercised by providing Silexion with a written notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the committee and the trustee and permitted by applicable law.

Transferability.    No option shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the option-holder each and all of such option-holder’s rights to purchase Silexion ordinary shares thereunder shall be exercisable only by the option-holder.

Termination of Employment.    An option may be exercised after the date of termination of option-holder’s service or employment with Silexion or any of its affiliates or termination of an affiliate’s status as such only with respect to the number of options already vested and unexpired at the time of such termination according to the vesting and expiration periods of the options set forth in the 2013 Plan, or under a different period prescribed by the committee or by the board of directors and specified in relevant option agreement, provided however, that (i) such termination is without cause, in which case the options shall be exercisable within not more than 90 days from the effective date of such termination, or (ii) such termination is the result of death or disability of the option-holder, in which case the options shall be exercisable within 12 months, and in the event of death, the option shall be exercisable by the option-holder’s estate, all in accordance the 2013 Plan. If termination of employment or service is for cause, any outstanding unexercised option (whether vested or non-vested), will immediately expire and terminate, and the option-holder shall not have any right in connection to such outstanding options.

Voting Rights.    Option-holders shall not have any of the rights or privileges of shareholders of Silexion in respect of any Silexion ordinary shares purchasable upon the exercise of any part of an option unless and until, following exercise in accordance with the terms of the 2013 Plan and the option, registration of the option-holder as holder of such Silexion ordinary shares in Silexion’s register of members, but in case of options and Silexion ordinary shares held by the trustee, subject to the provisions of the 2013 Plan.

Dividends.    With respect to all Silexion ordinary shares (in contrary to options not exercised into Silexion ordinary shares) issued upon the exercise of options purchased by the option-holder, the option-holder shall be entitled to receive dividends in accordance with the quantity of such Silexion ordinary shares, and subject to any applicable taxation on distribution of dividends.

Transactions.    If the outstanding shares of Silexion shall at any time be changed or exchanged by declaration of a dividend, split, combination or exchange of shares, recapitalization, or any other like event of Silexion, then in such event only and as often as the same shall occur, the number, class and kind of Silexion ordinary shares (including Silexion ordinary shares issuable pursuant to the 2013 Plan, in respect of which options have not yet been exercised) subject to the 2013 Plan or subject to any options granted thereunder, and the purchase prices of the options, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Silexion ordinary shares without changing the aggregate purchase price of the options.

In the event of a merger or consolidation of Silexion or a sale of all, or substantially all, of Silexion’s shares or assets or other transaction having a similar effect on Silexion, or change in the composition of the board of directors, or such other transaction or circumstances that the Silexion board of directors determines to be a relevant transaction, the merger agreement will provide for one or more of the following, without the consent of the option-holder: (i) any outstanding option will be assumed or substituted by the successor corporation; (ii) the cancellation of such options and a payment to the option-holder, as provided in the 2013 Plan; and (iii) the full exercisability of the option and full vesting of the Silexion ordinary shares subject to the option, followed by the cancellation of the option.

2023 Equity Incentive Plan

The 2023 Equity Incentive (the “2023 Plan”) was adopted by Silexion’s board of directors on [ — ]. The purpose of the 2023 Plan is to provide equity-based incentive awards in order to link the compensation and benefits of the individuals and entities providing services to Silexion or its affiliates with the success of Silexion and long-term shareholder value. The 2023 Plan enables Silexion to grant options to purchase ordinary shares of Silexion, Silexion ordinary shares, restricted shares and restricted share units, all of which are referred to as “awards”.

Shares Available for Grants.    The total number of shares available for issuance under the 2023 Plan are determined from time to time by our board of directors, subject to certain adjustments as described in the 2023 Plan. If any shares subject to awards under the 2023 Plan expires or otherwise terminates in accordance with the terms thereunder, such shares shall become available for future grants thereunder.

Administration.    Silexion’s board of directors, or a duly authorized committee of its board of directors (the “Administrator”), is authorized to administer the 2023 Plan. Under the 2023 Plan, the Administrator has the authority, subject to applicable law, to interpret the terms of the 2023 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the number of awards granted, the exercise price of an award, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2023 Plan and take all other actions and make all other determinations necessary for the administration of the 2023 Plan.

The administrator also has the authority to determine the circumstances under which awards may be settled, cancelled, forfeited, exchanged, or surrendered under and in accordance with the 2023 Plan of any or all awards or shares, and the authority to prescribe, amend and rescind rules and regulations relating to the 2023 Plan, including the form of award agreements and rules governing the grant of awards in jurisdictions in which Silexion or any affiliate operate, or to terminate the 2023 Plan at any time before the date of expiration of its ten-year term, provided that such termination shall not materially affect the rights of grantees, to whom awards have already been granted.

Eligibility.    The 2023 Plan provides for granting awards under the Israeli tax regime, including compliance with Section 102 or Section 3(i) of the Ordinance.

Grants.    All awards granted pursuant to the 2023 Plan are evidenced by an award letter, in a form approved, from time to time, by the administrator in its sole discretion. The award letter sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable.

Unless otherwise determined by the administrator and stated in the award letter, and subject to the conditions of the 2023 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award on the first anniversary of the vesting commencement date determined by the administrator (and in the absence of such determination, the date on which such award was granted) and the remaining 75% of the award shall vest (equally) on a quarterly basis, over 12 quarters as of the commencement date’s first annual anniversary; provided that the grantee remains continuously as an employee or provides services to Silexion throughout such vesting dates.

Each award will expire ten years from the date of the grant thereof, unless a shorter term of expiration is otherwise designated by the administrator.

Awards.    The 2023 Plan provides for the grant of options, shares, restricted shares, RSUs, and other share-based awards.

Exercise.    An award under the 2023 Plan may be exercised by providing Silexion a written notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. The 2023 Plan allows for a net exercise of awards (as may be included in the award letter or otherwise approved by the Administrator). An award may not be exercised for a fraction of a share.

Transferability.    No person other than the grantee shall have any right with respect to any award granted under the 2023 Plan. No transfer of any right to any award or its underlying shares, by will or by the laws of descent, shall effectively bind Silexion unless and until furnished with the certain signed and notarized documents, as described in the 2023 Plan.

Termination of Engagement.    In the event of termination of a grantee’s employment or service with Silexion or any of its affiliates, for any reason other than death, retirement, disability or cause, any vested and unexercised awards held by such grantee as of the date of termination may be exercised within 90-days after such date of termination, unless otherwise determined by the administrator, but in no event later than the date of expiration of the award as set forth in the award letter. After such 90-days period, all such unexercised awards will terminate and the shares covered by such awards become available for issuance under the 2023 Plan.

In the event of termination of a grantee’s employment or service with Silexion or any of its affiliates due to such grantee’s death, retirement or permanent disability, any vested but unexercised awards shall be exercisable (a) in the case of death, by such grantee’s estate, personal representative or beneficiary, or (b) in the case of retirement or Disability, by such grantee or his/her personal representative (as the case may be), until the earlier of (i) 180 days following the date of termination for any such reason; or (ii) the date of expiration of each such as set forth in the award letter. All such grantee’s other awards shall expire upon the date of such termination.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Silexion or any of its affiliates is terminated for “cause” (as defined in the 2023 Plan), all outstanding awards held by such grantee (whether vested or unvested) shall expire. With respect to any and all shares owned by such grantee pursuant to the exercise of any and all awards granted under the 2023 Plan, the board of directors of Silexion may convert such shares into deferred shares of Silexion.

Voting Rights.    Until consummation of Silexion’s initial public offering (or equivalent transaction, such as the Business Combination), shares underlying awards held by grantees or the trustee, as applicable, shall be voted by an irrevocable proxy assigned to a person appointed by the board of directors.

Dividends.    Grantees holding shares issuable or issued upon exercise of awards granted under the 2023 Plan will be entitled to receive dividends and other distributions with respect to the underlying shares.

Transactions.    In the event of any division or subdivision of Silexion’s issued and outstanding share capital, any distribution of bonus shares (share split), consolidation or combination of the share capital (reverse share split), reclassification of the shares or any similar recapitalization event, as well as any reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of the shares or other securities of Silexion, or any other change in Silexion’s corporate structure affecting the shares, the administrator may, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2023 Plan, adjust (A) the number and class of shares that may be issued under the 2023 Plan; (B) the number, class, and exercise price of underlying shares for each outstanding award; (C) any other term of the awards that in the administrator’s opinion should be adjusted (including those concerning the vesting, exercisability and term of outstanding awards); provided, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares.

Upon any such adjustment, references herein to shares and underlying shares shall be construed to mean those shares of Silexion subject to the 2023 Plan as determined by the administrator following such adjustment. Any fractional shares resulting from such adjustment shall be rounded down to the nearest whole number of share and Silexion shall have no obligation to make any cash or other payment with respect to such fractional shares. The adjustments shall be made by the administrator. If the applicable awards or underlying shares are deposited with a trustee, all of the shares formed by such adjustments shall also be deposited with the trustee on the same terms as such awards or underlying shares.

In the event of a merger, reorganization or consolidation of Silexion with or into another incorporated entity, or its acquisition by another incorporated entity by means of any transaction or series of related transactions, except any such merger, reorganization or consolidation in which the issued shares of Silexion as of immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger, reorganization, or consolidation, at least a majority, by voting power, of the outstanding shares of the surviving or acquiring incorporated entity; or a sale of all, or substantially all, of Silexion’s shares or assets or other transaction having a similar effect on Silexion, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that our board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation or substituted by Silexion or by any affiliate of the successor corporation, as determined by the Administrator, and (ii) regardless of whether or not the award is assumed or substituted, the administrator may:

(a)     entitle a grantee to exercise an award, or to otherwise provide for the acceleration of such award’s vesting schedule, as to all or part of its underlying shares, including with respect to awards that would not otherwise be exercisable or vested, under such terms and conditions as the administrator shall determine, including the cancellation of all unexercised awards upon or immediately prior to the closing of a transaction or as of such other date (the “Cut-Off Date”), and/or the termination of all awards (whether vested but un-exercised or un-vested) as of the relevant Cut-Off Date, as of which they shall no longer be exercisable by the applicable grantees; and/or

(b)    provide for the cancellation of outstanding awards at or immediately prior to the closing of a transaction, and payment to the applicable grantee of a consideration determined by the administrator to be fair in the circumstances (whether in shares, cash, other securities, property, or any combination thereof), taking into account the value of each underlying share of any such award’s vested portion as reflected by the terms of such transaction, and the exercise price of each such underlying share, and subject to such terms and conditions as determined by the administrator.

The administrator shall have full authority to select the method for determining the payment to the grantees, as well as to set such payment to zero, with respect to underlying shares valued at less than their exercise price or to those of awards that would not otherwise be exercisable or vested, or to determine that such payment be made only in excess of the exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Moringa Related Party Transactions

In November 2020, the Sponsor’s wholly-owned subsidiary purchased 2,875,000 founders shares for an aggregate purchase price of $25,000, or approximately $0.009 per share.

The Sponsor’s wholly-owned subsidiary purchased, in private placements that closed simultaneously with the closing of Moringa’s initial public offering in February and March 2021, an aggregate of 352,857 private units consisting of 352,857 Moringa private shares and 176,429 Moringa private warrants at a price of $10.00 per Moringa unit ($3,528,570 in the aggregate). Each Moringa private warrant is exercisable to purchase one whole Moringa Class A ordinary share at $11.50 per share, subject to adjustment as provided herein. The Sponsor is permitted to transfer the Moringa private units held by it to certain permitted transferees, including Moringa’s officers and directors and other persons or entities affiliated with or related to them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, these Moringa units will generally not be transferable or salable until 30 days after the completion of Moringa’s initial business combination. The Moringa private warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. The private warrants may also be exercised by the Sponsor or its permitted transferees for cash or on a cashless basis. Otherwise, the Moringa private warrants have terms and provisions that are identical to those of the warrants that were sold as part of the Moringa units in Moringa’s initial public offering.

Moringa is party to an administrative services agreement pursuant to which it pays the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of Moringa’s initial business combination or liquidation, Moringa will cease paying any of these monthly fees. Accordingly, in the event the consummation of Moringa’s initial business combination takes the maximum 42 months, the Sponsor will be paid up to $10,000 per month ($420,000 in the aggregate) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.

If any of Moringa’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, subject to their fiduciary duties under Cayman Islands law, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to Moringa, subject to his or her fiduciary duties under Cayman Islands law. The Existing Articles provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Moringa; and (ii) Moringa renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and Moringa, on the other.

Moringa’s officers and directors currently have and will in the future have certain relevant fiduciary duties or contractual obligations that may, subject to applicable law, take priority over their duties to Moringa. The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any bona-fide, documented out-of-pocket expenses incurred in connection with activities on Moringa’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Moringa’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers and directors, or any of their respective affiliates, and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Moringa’s behalf.

Pursuant to a promissory note that Moringa issued to the Sponsor, the Sponsor loaned Moringa a total of $170,000, which Moringa used for a portion of the expenses of Moringa’s initial public offering. These loans were non-interest bearing, unsecured and were due at the earlier of March 31, 2021 or the closing of the initial public offering. The value of the Sponsor’s interest in this transaction corresponds to the principal amount issued and outstanding under any such loan. The loans were repaid upon the closing of the initial public offering out of the offering proceeds not held in the Trust Account.

In addition, in order to finance costs in connection with Moringa’s pursuit of a prospective initial business combination transaction, the Sponsor has lent to Moringa an additional $2,296,623 pursuant to promissory notes that Moringa issued to the Sponsor from August 2021 through June 2023. As of March 31, 2024, Moringa had borrowed all amounts under those promissory notes with the Sponsor, other than up to approximately $203,000 that the Sponsor may make available to Moringa (with no obligation to do so) under the most recent such promissory note. Loans under that note are non-interest bearing, unsecured and are due at the earlier of August 19, 2024 (the liquidation date for Moringa) or the closing of Moringa’s initial business combination. The Sponsor or an affiliate of the Sponsor or certain of Moringa’s officers and directors may furthermore, but are not obligated to, loan Moringa additional funds as may be required.

If Moringa completes the Business Combination, New Pubco would assume Moringa’s obligation to repay such loaned amounts to the Sponsor, and the loaned amounts would be repaid by way of conversion into New Pubco ordinary shares in accordance with the A&R Sponsor Promissory Note, as described below. In the event that the Business Combination (or any other initial business combination) does not close, Moringa may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Under the current terms of the promissory notes representing those loans, up to $1,500,000 of the loans may be converted into warrants at a price of $1.00 per warrant at the option of the lender upon the closing of Moringa’s initial business combination. The warrants would be identical to the Moringa private warrants included in the Moringa private units issued and sold to the Sponsor. As noted above, under the terms of the Business Combination Agreement, all amounts owed under existing promissory notes issued by Moringa to the Sponsor would be represented by a single A&R Sponsor Promissory Note to be issued by New Pubco (as assignee of Moringa) to the Sponsor, under which (a) the total amount owed by Moringa to the Sponsor through the Closing Date of the Business Combination will be subject to the Promissory Note Cap of (i) $5,200,000, minus (ii) any fee or expense that may be paid or owed by Moringa pursuant to the Marketing Agreement, which net amount will be reflected in the A&R Sponsor Promissory Note to be issued by New Pubco at the Closing. Any outstanding amount loaned by the Sponsor to Moringa in excess of the Promissory Note Cap will be attributed to the conversion shares issuable upon maturity of the note as additional paid-in capital.

Among the promissory notes issued by Moringa to the Sponsor, on February 9, 2023, Moringa issued a promissory note in a principal amount of up to $480,000 to the Sponsor in connection with the Sponsor’s commitment to contribute funds to the Trust Account in connection with the First Extension Meeting. The Sponsor paid $80,000 of such funds to the Trust Account on or before February 19, 2023, and the 19th day of each subsequent calendar month until (but not including) August 19, 2023. The promissory note bore no interest and is repayable in full upon the earlier of (a) the date of the consummation of Moringa’s initial business combination, or (b) the date of the liquidation of Moringa. On August 18, 2023, Moringa issued an additional promissory note to the Sponsor, in an amount of approximately $154,000, under which Moringa is required to repay the Sponsor for funds that the Sponsor provides for deposit into the Trust Account in connection with the Second Extension Meeting. The Sponsor has been making monthly deposits of approximately $13,000 into the Trust Account, beginning on August 19, 2023 and up until the earlier of August 19, 2024 (or such earlier date that the Moringa Board determines to liquidate Moringa) or the date on which an initial business combination is completed by Moringa.

Moringa has entered into a registration rights agreement that provides customary registration rights to holders of the founders shares, Moringa private units, representative shares and Moringa warrants that may be issued upon conversion of working capital loans. The registration rights under that agreement will be amended and restated pursuant to the Amended and Restated Registration Rights and Lock-Up Agreement to be entered into by New Pubco with the Sponsor and certain Silexion shareholders upon the Closing of the Business Combination. For additional information, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights and Lock-Up Agreement.”

Moringa has entered into indemnity agreements with each of Moringa’s officers and directors, a form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. Those agreements require Moringa to indemnify those individuals to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. New Pubco intends to enter into similar agreements with each of its officers and directors upon the Closing of the Business Combination.

Silexion Related Party Transactions

Ilan Hadar, Silexion’s Managing Director, a member of its board of directors and the current Chairman of its board of directors, is expected to serve as the Chief Executive Officer of New Pubco and as Chairman of its board of directors immediately following the Business Combination. Mr. Hadar’s employment agreement with Silexion, as to be amended effective upon the Closing of the Business Combination, subject to corporate approvals, will provide for him to receive an annual base salary of $357,820 (based on the average exchange rate for 2023, as published by the Bank of Israel), customary disbursements toward his providence fund, further education fund and severance pay fund, and other fringe benefits commensurate with such position. During 2022, Silexion granted Mr. Hadar 32,400 options to purchase Silexion ordinary shares, vesting over a period of 48 months, provided that Mr. Hadar remains engaged by Silexion (or a Silexion affiliate) at the end of each vesting period and subject to the Silexion Plan. Upon completion of the Business Combination, the vesting of all such options is expected to accelerate, such that all unvested options shall become fully vested at that time.

Mirit Hornstein Hadar, Silexion’s Executive VP of Finance, is Mr. Hadar’s spouse, and is expected to act as Executive VP of Finance of New Pubco effective upon the Closing of the Business Combination. Ms. Hadar’s employment agreement with Silexion, as to be amended effective upon the Closing of the Business Combination, subject to corporate approvals, will provide for her to receive an annual base salary of $234,210 (based on the average exchange rate for 2023, as published by the Bank of Israel), as well as customary disbursements toward her providence fund, further education fund and severance pay fund, and other fringe benefits commensurate with such position.

Guangzhou Sino-Israel Bio-Industry Investment Fund I, or GIBF, is expected to hold approximately 22.23% of New Pubco’s issued and outstanding share capital on a fully diluted basis immediately following the Closing (based on the working assumptions set out in footnote (1) to the table in the section above titled “Summary of the Proxy Statement/Prospectus — Equity Ownership Upon Closing”, and assuming full redemption of the Moringa public shares and excluding the New Pubco ordinary shares that will be issuable upon exercise of the New Pubco warrants to be held by the Sponsor), and will receive its shares in Silexion, and consequently in New Pubco, upon and subject to the consummation of the Business Combination. GIBF currently holds 49% of the issued and outstanding share capital of Silexion’s Chinese subsidiary, Silenseed (China) Ltd. (which it received in consideration for its equity investments in the Chinese subsidiary) rather than equity interests directly in Silexion. Upon consummation of the Business Combination, GIBF will exchange its entire holdings in the Chinese subsidiary for Silexion series A-4 preferred shares according to the terms set out in the contract for the establishment of the Chinese subsidiary dated August 30, 2021, as amended, which shares will then be automatically converted into New Pubco ordinary shares in accordance with the Business Combination Agreement and at the Silexion Equity Exchange Ratio. The Chinese subsidiary will subsequently become a wholly-owned subsidiary of Silexion and an indirect wholly-owned subsidiary of New Pubco.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Moringa regarding (i) the current beneficial ownership of the Moringa Class A ordinary shares as of the record date for the extraordinary general meeting (pre-Business Combination) and (ii) the expected beneficial ownership of the New Pubco ordinary shares immediately following the Closing of the Business Combination (subject to customary closing adjustments contained in the Business Combination Agreement) in two alternative scenarios under which either:

(1)    none of the holders of the 515,019 outstanding Moringa public shares exercises his, her or its redemption rights (“No Redemptions Scenario”); or

(2)    the holders of all 515,019 outstanding Moringa public shares exercise their redemption rights with respect to such shares (“Full Redemptions Scenario”).

Each of the No Redemptions Scenario and Full Redemptions Scenario is subject to the following additional assumptions: (i) there is no exercise at the Closing of the Sponsor’s or EarlyBird’s aggregate 190,000 Moringa private warrants or any of the 5,750,000 Moringa public warrants at an exercise price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination); (ii) none of the Sponsor or Moringa’s directors or officers purchases Moringa Class A ordinary shares in the open market prior to the Closing; (iii) the Sponsor invests the minimum $350,000 amount pursuant to the Sponsor Investment in New Pubco prior to the Closing and is issued 1,285,000 New Pubco ordinary shares, net, in respect of that investment following forfeiture of 58,000 New Pubco ordinary shares based on the Sponsor Investment Forfeiture; (iv) the Sponsor forfeits for cancellation all 2,875,000 founders shares and does not transfer any such founders shares as Backstop Shares to third parties; (v) there are no other issuances of equity interests of Moringa prior to or in connection with the Closing; (vi) there are no issuances of any New Pubco ordinary shares following the Closing under the Equity Incentive Plan and (vii) there are no issuances of New Pubco ordinary shares to the Sponsor as Note Shares under the A&R Sponsor Promissory Note.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including shares underlying options, warrants or other derivate securities that are currently exercisable or exercisable within 60 days of the relevant date.

Pursuant to the Existing Articles, each Moringa Class A ordinary share entitles the holder thereof to one vote per share.

The beneficial ownership of Moringa Class A ordinary shares prior to the Business Combination is based on 3,870,019 Moringa Class A ordinary shares (which includes one Moringa Class A ordinary share that will be issued upon the automatic conversion of the sole outstanding Class B ordinary share upon consummation of the Business Combination) outstanding as of [•], 2024.

The beneficial ownership of the New Pubco ordinary shares after the Business Combination under the No Redemptions Scenario, as described above, is based on 7,388,446 New Pubco ordinary shares outstanding. The beneficial ownership of the New Pubco ordinary shares after the Business Combination under the Full Redemptions Scenario, as described above, is based on 6,873,427 New Pubco ordinary shares outstanding. In accordance with the SEC’s beneficial ownership rules, New Pubco ordinary shares that will underlie outstanding options, warrants, RSUs and other convertible securities of New Pubco (including securities that will have been converted in the Business Combination from corresponding securities of Silexion, based on the Silexion Equity Exchange Ratio) that will vest or will be exercisable within 60 days of the Closing date are deemed to be beneficially owned by (and to be outstanding for calculation of beneficial ownership of) the holders thereof, but are not deemed outstanding for the purposes of calculating the percentage beneficial ownership of any other New Pubco shareholder.

Unless otherwise indicated, we believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to all Moringa Class A ordinary shares beneficially owned, or New Pubco ordinary shares to be beneficially owned, by them.

	Before the Business Combination				After the Business Combination
					Assuming No Redemptions			Assuming Full Redemptions
	Number of Moringa Class A Ordinary Shares		%		Number of New Pubco Ordinary Shares		%	Number of New Pubco Ordinary Shares		%
Name and Address of Beneficial Owner(1)
Directors and Executive Officers of Moringa	—		—		—		—	—		—
Ilan Levin(2)	3,227,857	(3)	83.4		1,814,285	(4)	24.0	1,814,285	(4)	25.7
Gil Maman	—		—		—		—	—		—
Dan Yalon	—		—		—		—	—		—
Craig Marshak	—		—		—		—	—		—
Ruth Alon	—		—		—		—	—		—
Michael Basch	—		—		—		—	—		—
Eric Brachfeld	—		—		—		—	—		—
All Directors and Executive Officers of Moringa as a Group (7 Individuals)	3,227,857	(3)	83.4		1,814,285	(4)	24.0	1,814,285	(4)	25.7
Five Percent Holders of New Pubco Before Consummation of the Business Combination:
Moringa Sponsor, LP and affiliated entities(2)	3,227,857	(3)	83.4		1,814,285	(4)	24.0	1,814,285	(4)	25.7
Linden Capital L.P.(5)	675,000	(5)	5.6	(6)	—	(7)	—	0		—
Yakira Capital Management, Inc. and affiliates(8)	225,000		5.8		225,000		3.0	0		—
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination:
Ilan Hadar	—		—		198,758	(9)	2.6	198,758	(9)	2.8
Dror Abramov	—		—		19,332		0.3	19,332		0.3
Ruth Alon	—		—		—		—	—		—
Ilan Levin(2)	3,227,857	(3)	83.4		1,814,285	(4)	24.0	1,814,285	(4)	25.7
Avner Lushi	—		—		19,332		0.3	19,332		0.3
Shlomo Noy	—		—		19,332		0.3	19,332		0.3
Ilan Shiloah	—		—		376,548	(10)	5.1	376,548	(10)	5.4
Dr. Mitchell Shirvan	—		—		126,936	(11)	1.7	126,936	(11)	1.8
Mirit Horenshtein Hadar, CPA	—		—		27,556	(12)	0.4	27,556	(12)	0.4
All Directors and Executive Officers of the Combined Company as a Group (9 individuals)	3,227,857	(3)	83.4		2,602,081	(13)	32.5	2,602,081	(13)	34.7
Five Percent Holders of New Pubco After Consummation of the Business Combination:
Moringa Sponsor, LP and affiliated entities(2)	3,227,857	(3)	83.4		1,814,285	(4)	24.0	1,814,285	(4)	25.7
Guangzhou Sino-Israel Biotech Fund(14)	—		—		1,782,090	(15)	24.1	1,782,090	(15)	25.9
Wildcat Partner Holdings LP(16)	—		—		1,039,552	(17)	13.9	1,039,552	(17)	15.0

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the above-named individuals or entities is, before the Business Combination, c/o Moringa Acquisition Corp, 250 Park Avenue, 7th Floor New York, NY 10177, and, after the Business Combination, c/o Silexion Therapeutics Ltd., 2 Ha’mayan St., Modiin, Israel 7177871.

(2)      Based solely on a Schedule 13G filed with the SEC on February 15, 2022. The shares reported in this row are held of record by Moringa Sponsor US L.P., a Delaware limited partnership and a wholly-owned subsidiary of the Sponsor, Moringa Sponsor, LP, a Cayman Islands exempted limited partnership. Moringa Partners Ltd., an Israeli company that is wholly-owned by Mr. Ilan Levin, serves as the sole general partner of the Sponsor. Mr. Levin, Moringa’s Chairman of the Board and Chief Executive Officer, is the sole director of that Israeli company. As a result of his ownership of that Israeli company, Mr. Levin possesses sole voting and investment authority with respect to the shares indirectly held by the Sponsor. The limited partnership interests of the Sponsor are held by various individuals and entities. Mr. Levin disclaims beneficial ownership of the securities held by the Sponsor other than to the extent of his direct or indirect pecuniary interest in such securities. Each of Moringa’s officers and directors are direct and indirect members of the Sponsor, or have direct or indirect economic interests in the Sponsor.

(3)      These shares consist of 2,875,000 founders shares and 352,857 Moringa private shares contained in the Moringa private units purchased by the Sponsor and/or its affiliates in a private placement that occurred concurrently with the closing of Moringa’s initial public offering.

(4)      Consists of the total of: (i) 1,285,000 New Pubco ordinary shares, net, to be issued to the Sponsor assuming that it invests the minimum $350,000 pursuant to the Sponsor Investment in New Topco and is issued 1,343,000 New Pubco ordinary shares in respect thereof, but surrenders for retirement 58,000 of those Pubco ordinary shares pursuant to the Sponsor Investment Forfeiture (due to not investing any further amounts); (ii) 352,857 New Pubco ordinary shares to be issued to the Sponsor upon the Closing of the Business Combination due to the conversion, on a one-for-one basis, of the 352,857 Moringa private shares held by it; and (iii) 176,428 New Pubco ordinary shares underlying New Pubco warrants to be issued to the Sponsor upon the Closing of the Business Combination due to the conversion, on a one-for-one basis, of the 176,428 Moringa private warrants held by the Sponsor (which New Pubco warrants will be exercisable beginning 30 days after the Closing). The foregoing beneficial ownership of New Pubco ordinary shares by the Sponsor does not include any Note Shares that may be issued to the Sponsor following the Closing upon conversion of amounts to be owed by New Pubco to the Sponsor under the A&R Sponsor Promissory Note, as the potential number of Note Shares, and the timing of issuance of Note Shares, cannot be determined in advance.

(5)      Based solely on a Schedule 13G/A filed with the SEC on February 4, 2022 by Linden Capital L.P., a Bermuda limited partnership (“Linden Capital”), Linden Advisors LP, a Delaware limited partnership (“Linden Advisors”), Linden GP LLC, a Delaware limited liability company (“Linden GP”), and Mr. Siu Min (Joe) Wong. Each of Linden Advisors and Mr. Wong may be deemed the beneficial owner of all of the reported shares, which consist of 633,011 Moringa Class A ordinary shares held by Linden Capital and 41,989 Moringa Class A ordinary shares held by separately managed accounts. Each of Linden GP and Linden Capital may be deemed the beneficial owner of the 633,011 Moringa Class A ordinary shares held by Linden Capital. Linden Capital and Linden GP possess shared voting power over 633,011 of the reported Moringa Class A ordinary shares and Linden Advisors and Mr. Wong possess shared voting power over all of the reported shares. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(6)      The number of shares held and the percentage shown here, as appeared in the Schedule 13G/A filed by Linden Capital and its related entities with the SEC on February 4, 2022, were based on 11,980,000 outstanding Moringa Class A ordinary shares at the time, which was the outstanding number prior to the redemption of shares in connection with the Extension Meetings, which reduced the number of outstanding Moringa Class A ordinary shares that are public shares significantly, to 515,019 Moringa public shares. We are uncertain as to the actual number of Moringa Class A ordinary shares (if any) now held by this shareholder (although we know that it cannot exceed the current number of outstanding public shares (515,019)) and what percentage this shareholder’s holdings (if any) constitute out of the current number of outstanding Moringa Class A ordinary shares (3,870,018).

(7)      As described in footnote (6) above, we are uncertain as to the actual number of Moringa Class A ordinary shares, if any, currently held by this shareholder, and we have therefore assumed for purposes of its potential beneficial ownership of New Pubco ordinary shares that it will not be issued any such New Pubco ordinary shares pursuant to the Business Combination, and that it will in any event not constitute a 5% or greater shareholder of New Pubco upon the Closing.

(8)      Based solely on a Schedule 13G filed with the SEC on January 26, 2024 by Yakira Capital Management, Inc. on behalf of Yakira Partners, L.P., Yakira Enhanced Offshore Fund Ltd. and MAP 136 Segregated Portfolio. The address for these persons is 1555 Post Road East, Suite 202, Westport, CT 06880.

(9)      Consists solely of New Pubco ordinary shares to be issuable upon settlement of RSUs, all of which will be fully vested at the Closing.

(10)    Consists of the total of: (i) 337,884 New Pubco ordinary shares, and (ii) 38,665 New Pubco ordinary shares to be issuable to Ilan Shiloah upon settlement of RSUs, all of which will be fully vested at the Closing.

(11)    Consists solely of New Pubco ordinary shares to be issuable upon settlement of RSUs, all of which will be fully vested at the Closing.

(12)    Consists solely of New Pubco ordinary shares to be issuable upon settlement of RSUs, all of which will be fully vested at the Closing.

(13)    Includes (i) 449,913 New Pubco ordinary shares issuable upon exercise of options and/or settlement of RSUs which will be vested at, or within 60 days of, the Closing, and (ii) 176,428 New Pubco ordinary shares issuable upon exercise of warrants which will be exercisable within 60 days of the Closing.

(14)    The address of this shareholder is 34 Ha’Barzel St., Tel-Aviv 6971052 Israel.

(15)    Consists solely of New Pubco ordinary shares to be issued to GIBF upon conversion of Silexion preferred shares to be received by GIBF as consideration for GIBF’s transfer to Silexion of its non-controlling interest in Silexion’s Chinese subsidiary immediately prior to the Closing.

(16)    The address of this shareholder is 301 Commerce Street, Suite 3150, Fort Worth, Texas 76102.

(17)    Consists of the total of: (i) 961,504 New Pubco ordinary shares; and (ii) 78,049 New Pubco ordinary shares issuable upon exercise of warrants which will be fully vested at Closing.

DESCRIPTION OF SECURITIES

In connection with the consummation of the Business Combination, New Pubco will adopt the Prospective Articles. The following summary of the material terms of New Pubco’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the Prospective Articles in their entirety, which are attached as Annex B to this proxy statement/prospectus, respectively, along with the applicable provisions of Cayman Islands law, for a complete description of the rights and preferences of New Pubco’s securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Prospective Articles of New Pubco authorize the issuance of [200,000,000] shares, consisting of [175,000,000] ordinary shares, $0.0001 par value per share, and [25,000,000] preference shares, $0.0001 par value per share. Upon the Closing of the Business Combination Agreement, there will be 7,388,446 New Pubco ordinary shares outstanding (assuming no redemption of Moringa public shares immediately prior to the Closing) or 6,873,427 New Pubco ordinary shares outstanding (assuming full redemption of all 515,019 outstanding Moringa public shares prior to the Closing), and no New Pubco preference shares (as defined below) issued and outstanding. Upon completion of the Business Combination, all outstanding New Pubco ordinary shares will be validly issued, fully paid and non-assessable.

Ordinary Shares

Voting Power

Holders of New Pubco ordinary shares will be entitled to one vote in respect of each share held of record by such holder on all matters to be voted on by shareholders. Except as otherwise required by law, holders of New Pubco ordinary shares will not be entitled to vote on any amendment to the Prospective Articles that relates solely to the terms of one or more outstanding series of preference shares of New Pubco (the “New Pubco preference shares”) if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the Prospective Articles.

Dividends

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of New Pubco preference shares, holders of New Pubco ordinary shares will be entitled to receive dividends when, as and if declared by the New Pubco Board, payable in cash, property or shares.

Liquidation, Dissolution and Winding Up

Upon New Pubco’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of New Pubco preference shares having liquidation preferences, if any, the holders of New Pubco ordinary shares will be entitled to receive pro rata New Pubco’s remaining assets available for distribution.

Preemptive or Other Rights

Holders of New Pubco ordinary shares will not be entitled to preemptive rights, and New Pubco ordinary shares will not be subject to conversion, redemption or sinking fund provisions.

Election of Directors

Directors will generally be elected by an ordinary resolution passed at each annual general meeting, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to New Pubco’s shareholders at the general meeting will be determined by the New Pubco Board in its discretion, in accordance with the articles of association of New Pubco, and (ii) in the event that the New Pubco Board does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors. Each director will hold office until the next succeeding annual general meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. The Prospective Articles will not provide for cumulative voting for the election of directors.

Preference Shares

The Prospective Articles provides that New Pubco preference shares may be issued from time to time in one or more series. The New Pubco Board will be authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the shareholders. The New Pubco Board will be able to, without shareholder approval, issue New Pubco preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the New Pubco ordinary shares and could have anti-takeover effects. The ability of the New Pubco Board to issue New Pubco preference shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of New Pubco or the removal of existing management.

Warrants

Upon the Closing of the Business Combination, there will be 5,940,000 New Pubco warrants to purchase New Pubco ordinary shares outstanding, consisting of 5,750,000 New Pubco public warrants to be issued upon conversion of an equivalent number of Moringa public warrants and 190,000 New Pubco private warrants to be issued upon conversion of an equivalent number of Moringa private warrants (of which 176,428 and 13,572 private warrants are held by the Sponsor and EarlyBird, respectively). In connection with the Closing, each Moringa warrant will be exchanged for a New Pubco warrant on substantially similar terms, including exercise price.

Each New Pubco public warrant will entitle the registered holder to purchase one New Pubco ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing one month after the Closing. However, no New Pubco public warrants will be exercisable for cash unless there is an effective and current registration statement covering the New Pubco ordinary shares issuable upon exercise of the New Pubco public warrants and a current prospectus relating to such New Pubco ordinary shares. Notwithstanding the foregoing, if a registration statement covering the New Pubco ordinary shares issuable upon exercise of the New Pubco public warrants is not effective within 60 business days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise New Pubco public warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of New Pubco ordinary shares equal to the quotient obtained by dividing (x) the product of the number of New Pubco ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Class A ordinary shares for the five trading days ending on the trading day prior to the date of exercise. The New Pubco public warrants will expire five years from the Closing of the Business Combination at 5:00 p.m., New York City time.

The New Pubco private warrants are identical to the New Pubco public warrants, except that each New Pubco private warrant will be exercisable for cash (even if a registration statement covering the New Pubco ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the Sponsor, EarlyBird or their respective affiliates.

From and after the New Pubco warrants become exercisable, we may call them for redemption (excluding the New Pubco private warrants), in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption to each warrant holder, if and only if

•        the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        a registration statement is then in effect with respect to the New Pubco ordinary shares underlying such warrants.

The right to exercise will be forfeited unless the New Pubco warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a New Pubco warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for New Pubco warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If New Pubco calls the New Pubco warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants prior to redemption to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of New Pubco ordinary shares equal to the quotient obtained by dividing (x) the product of the number of New Pubco ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New Pubco ordinary shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The New Pubco warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New Pubco (as assignee of Moringa). The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of New Pubco ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of New Pubco ordinary shares at a price below their respective exercise prices.

The New Pubco warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of New Pubco ordinary shares and any voting rights until they exercise their warrants and receive New Pubco ordinary shares. After the issuance of New Pubco ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Under the terms of the warrant agreement, New Pubco (as assignee of Moringa) has agreed to use its best efforts to have declared effective a registration statement relating to the New Pubco ordinary shares issuable upon exercise of the warrants and keep such registration statement and its included prospectus current until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the New Pubco ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and we will not be required to net cash settle or cash settle the warrant exercise.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the New Pubco ordinary shares outstanding.

No fractional shares will be issued upon exercise of the New Pubco warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of New Pubco ordinary shares to be issued to the warrant holder.

Contractual Arrangements with respect to the New Pubco private warrants

So long as the New Pubco private warrants are still held by the Sponsor, EarlyBird or their affiliates, the Company will not redeem such warrants, and the Company will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the New Pubco ordinary shares issuable upon exercise of such warrants is not effective). However, once any of the New Pubco private warrants are transferred from the Sponsor, EarlyBird or their affiliates, these arrangements will no longer apply. Furthermore, because the New Pubco private warrants were issued in a private transaction, the holders and their transferees will be allowed to exercise the New Pubco private warrants for cash even if a registration statement covering the New Pubco ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered New Pubco ordinary shares.

Listing of Securities

The Moringa Class A ordinary shares, Moringa public warrants and Moringa units are currently listed on the Nasdaq under the symbols “MACA,” “MACAW” and “MACAU”, respectively. New Pubco intends to apply to list the New Pubco ordinary shares and New Pubco warrants on the Nasdaq under the symbols “[SLXN]” and “[SLXNW]” upon the Closing.

Transfer Agent and Registrar

The transfer agent and registrar for the Moringa Class A ordinary shares and warrant agent for the Moringa warrants is, and for the New Pubco ordinary shares and New Pubco warrants is expected to be, Continental Stock Transfer & Trust Company.

Anti-Takeover Provisions in Our Prospective Articles.

Some provisions of our Prospective Articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize the New Pubco Board to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Prospective Articles, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Authorized but Unissued shares

The authorized but unissued New Pubco ordinary shares and New Pubco preference shares are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of the Nasdaq and the Prospective Articles. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Pubco ordinary shares and New Pubco preference shares could make more difficult or discourage an attempt to obtain control of New Pubco by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Action; Extraordinary General Meetings

The Prospective Articles provide that, subject to the rights of any series of preference shares, shareholders may not take action by written consent, but may only take action at annual or extraordinary general meetings. As a result, a holder controlling a majority of New Pubco ordinary shares would not be able to amend the Prospective Articles or remove directors without holding a meeting of shareholders called in accordance with the Prospective Articles.

Further, the Prospective Articles provide that only the Chairperson of the Board, the chief executive officer of the Company, or the New Pubco Board as whole — and not shareholders — may call extraordinary general meetings of shareholders, thus prohibiting a holder of New Pubco ordinary shares from calling an extraordinary general meeting. These provisions might delay the ability of shareholders to force consideration of a proposal or for shareholders controlling a majority of New Pubco to take any action, including the removal of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Prospective Articles provide that shareholders seeking to bring business before the Company’s annual general meeting, or to nominate candidates for election as directors at its annual general meeting, must provide timely notice. To be timely, a shareholder’s notice will need to be delivered to the Secretary of New Pubco at its principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a shareholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual general meeting and not later than the 90th day prior to such annual general meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual general meeting is first made by New Pubco. The Prospective Articles will also specify certain requirements as to the form and content of a shareholders’ notice. These provisions may preclude New Pubco shareholders from bringing matters before its annual general or from making nominations for directors at its annual general meeting.

Supermajority Requirements for the Amendment of the Prospective Articles

Under the Cayman Islands Companies Act, the Prospective Articles may be amended by a special resolution of shareholders, consisting of at least two-thirds (2/3) of the votes cast by New Pubco’s shareholders as being entitled to do so, vote in person or by proxy at a general meeting (other than certain changes to the share capital).

Board Vacancies

The Prospective Articles will provide that, subject to the special rights of the holders of any series of preference shares to elect directors, any vacancy on the New Pubco Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by New Pubco’s shareholders. Any director chosen to fill a vacancy will hold office until the next annual general meeting and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the then-authorized size of the New Pubco Board is permitted to be set only by a resolution adopted by the Board.

Exclusive Forum Selection

The Prospective Articles will require, unless New Pubco consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Prospective Articles or otherwise related in any way to each shareholder’s shareholding in the Company, including but not limited to (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Cayman Islands Companies Act and each shareholder shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act. The Prospective Articles will also provide that, unless New Pubco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of New Pubco shares shall be deemed to have notice of and consented to the forum selection provisions in the Prospective Articles.

The choice of forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Pubco or its directors, officers, or other employees, which may discourage such lawsuits against New Pubco and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Prospective Articles to be inapplicable or unenforceable in an action, New Pubco may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Transactions with Interested Shareholders.

Cayman Islands law does not have a business combination statute (like in Delaware) applicable to public companies prohibiting them from engaging in certain business combinations with an “interested shareholder”. As a result, we cannot avail ourselves of the types of protections afforded by a business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Limitation on Liability and Indemnification of Directors and Officers

The ability of Cayman Islands companies to provide in their articles of association for indemnification of officers and directors is limited, insofar as it is not permissible for the directors to contract out of the core fiduciary duties they owe to the company, nor would any indemnity be effective if it were held by the Cayman Islands courts to be contrary to public policy, which would include any attempt to provide indemnification against civil fraud or the consequences of committing a crime. Our Prospective Articles provide that our directors and officers shall be indemnified against all actions, costs, charges, losses, damages and expenses they shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices, or in relation thereto; provided that such indemnity shall not extend to any matter in respect of any actual fraud, willful neglect or willful default which may attach to any of our directors and officers. In addition, each shareholder agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any director on account of any action taken by such director, or the failure of such director to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful neglect or willful default which may attach to such director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Pubco directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Moringa has been formed under the laws of the Cayman Islands and the rights of Moringa’s shareholders are governed by the Cayman Islands Companies Act, and the Existing Articles. As a result of the Business Combination, Moringa’s shareholders who do not elect to redeem their Moringa Class A ordinary shares will become New Pubco shareholders. Thus, following the Business Combination, the rights of Moringa’s shareholders will continue to be governed by Cayman Islands law but will no longer be governed by the Existing Articles of Moringa and instead will be governed by the Prospective Articles of New Pubco.

Many of the principal attributes of the Moringa Class A ordinary shares and New Pubco ordinary shares will be similar. There are, however, some important differences between the Prospective Articles of New Pubco that will be in effect from and after the consummation of the Business Combination and the Existing Articles of Moringa currently in effect.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Moringa’s shareholders under the Existing Articles, and the rights of New Pubco shareholders under the form of the Prospective Articles (right column), which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the Cayman Islands Companies Act. The comparison does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of Moringa’s or New Pubco’s governance or other policies.

Moringa	New Pubco
Authorized Capital Stock

The total number of authorized shares of all classes of capital stock which Moringa is authorized to issue is 555,000,000 shares, consisting of three (3) classes: 500,000,000 Class A ordinary shares, $0.0001 par value per share, 50,000,000 Class B ordinary shares, $0.0001 par value per share, and 5,000,000 preference shares, $0.0001 par value per share.

The Prospective Articles provide that the total number of authorized shares of all classes of capital stock which New Pubco is authorized to issue is 200,000,000 shares, consisting of two (2) classes: 175,000,000 ordinary shares, $0.0001 par value per share and 25,000,000 preference shares, $0.0001 par value per share.

Rights of Preference Shares
The Existing Articles, do not explicitly describe the rights to be associated with any preference shares of Moringa.

The Prospective Articles authorize the New Pubco Board, subject to any limitations prescribed by the Cayman Islands Companies Act, by resolution or resolutions adopted from time to time, to provide for the issuance of preference shares in one or more series, and to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

Moringa	New Pubco
Number of Directors and Term of Directors
The Existing Articles provide that the number of directors of Moringa shall be not less than one, but may be increased by ordinary resolution of the shareholders.

The Prospective Articles provide that, subject to the rights of the holders of any series of preference shares to elect additional directors under specified circumstances, the total number of authorized directors shall be between three and nine directors, as to be fixed from time to time exclusively by resolution adopted by a majority of the directors then serving on the Board.

The Existing Articles provide that directors shall hold office until the second succeeding annual general meeting after their election. All references to election of directors or officers of Moringa or New Pubco as described herein shall refer to their appointment in accordance with the respective articles of association of the relevant company.

The Prospective Articles provide that at each annual general meeting, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual general meeting and until the director’s successor is elected and qualified, or until such director’s earlier death, resignation, or removal.

Election of Directors

The Existing Articles provide that prior to a business combination, an ordinary resolution, consisting of a majority of the votes cast by, the holders of the Moringa Class B ordinary shares who are present in person or by proxy at a general meeting, shall elect the directors. Prior to the Business Combination, holders of Moringa Class A ordinary shares do not have any right to elect directors.

The Prospective Articles provide that subject to the rights of the holders of any series of preference shares to elect directors, the directors shall be elected by an ordinary resolution, consisting of a majority of the votes cast by the shareholders present in person or represented by proxy at an annual general meeting and entitled to vote thereon.

Removal of Directors

The Existing Articles provide that prior to a business combination, an ordinary resolution, consisting of a majority of the votes cast by, the holders of the Moringa Class B ordinary shares who are present in person or by proxy at a general meeting, may remove any director.

The Prospective Articles provide that, subject to the special rights of the holders of any series of preference shares, a director may be removed from the board of directors only by a special resolution of shareholders, consisting of the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of shares of New Pubco entitled to vote in the election of directors and present at a general meeting, voting together as a single class.

Vacancies on the Board

The Existing Articles provide that the Moringa Board may appoint any person to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Existing Articles as the maximum number of directors.

The Prospective Articles provide that, subject to the special rights of the holders of any series of preference shares to elect directors, if any, any vacancies on the New Pubco Board resulting from death, resignation, retirement or disqualification, may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by shareholders). Any newly created directorships resulting from an increase in the authorized size of the New Pubco Board by the Board shall be filled exclusively by an ordinary resolution adopted by a majority of the voting power of New Pubco shares entitled to vote in the election of directors and present at a general meeting, voting together as a single class.

Moringa	New Pubco
Extraordinary General Meetings

Moringa’s Existing Articles provide that extraordinary general meetings may be called only by the chairman of the Moringa Board, the chief executive officer, or the board pursuant to a resolution adopted by a majority of the Moringa Board, and may not be called by shareholders.

The Prospective Articles of New Pubco mimic the Existing Articles of Moringa and provide that extraordinary general meetings may be called only by the chairman of the Moringa Board, the chief executive officer, or the board pursuant to a resolution adopted by a majority of the Moringa Board, and may not be called by shareholders.

Amendments to Articles

The Existing Articles itemize various types of amendments to the articles that may be approved by an ordinary resolution of shareholders (a majority vote of shares present and voting), whereas all other amendments to the Existing Articles (including a change in the company’s name) require approval by a special resolution of shareholders (two-thirds of the shares present and voting).

The Prospective Articles of New Pubco mimic the Existing Articles of Moringa and require a special resolution of shareholders in order to approve any amendment to the articles, other than those matters for which an ordinary resolution suffices (as described opposite under the Existing Articles).

Amendments requiring approval by a mere ordinary resolution of shareholders include:

•   increase in share capital;

•   consolidation and division of share capital;

•   subdivision of existing shares into shares of smaller amount; and

•   reduction in share capital;

Finite Existence

Moringa’s Existing Articles currently provide a 42-month deadline for Moringa’s completion of an initial business combination transaction, which, if not met, will require Moringa to liquidate its trust and dissolve.

The Prospective Articles do not provide for a finite existence for New Pubco.
Redemption of Shares

The Existing Articles provide that any amendment, alteration or change of any provision of the Existing Articles (including any modification of the substance or timing of Moringa’s obligation to allow redemption in connection with an initial business combination or an amendment to the Existing Articles prior thereto or to redeem 100% of the Moringa public shares if Moringa does not consummate a business combination within 42 months from the consummation of the IPO), will entitle each holder of Moringa public shares who is not the Sponsor, a founder, officer or director the opportunity to redeem its Moringa public shares upon the approval or effectiveness of any such amendment.

New Pubco ordinary shares will not be redeemable as a result of the adoption of an amendment to the Prospective Articles.

Moringa	New Pubco
Quorum for General Meeting

The Existing Articles provide that the presence, in person or by proxy, at a general meeting of the holders of shares of Moringa representing a majority of the voting power of all outstanding shares of Moringa entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Moringa Board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present (regardless of how many) shall be considered a quorum.

The Prospective Articles of New Pubco maintain the same quorum standard as under the Existing Articles, but they add a clarification that when specified business is to be voted on by a class or series of shares voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business

Shareholder Action by Written Consent

The Existing Articles provide that a resolution (including a special resolution requiring a two-thirds majority) in writing (in one or more counterparts) signed by or on behalf of all of the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings shall be as valid and effective as if the resolution had been passed at a general meeting of Moringa duly convened and held.

The Prospective Articles provide that, subject to the rights of any series of preference shares then outstanding, any action required or permitted to be taken by the shareholders of New Pubco must be effected at a duly called annual or extraordinary general meeting of New Pubco and may not be effected by any consent in writing by such shareholders.

Notice of Shareholder Meetings

Moringa’s Existing Articles provide that at least five days’ notice shall be given of any general meeting, specifying the place, day and hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in such manner as may be prescribed by Moringa.

The Prospective Articles maintain the same five-days’ notice provision as under Moringa’s Existing Articles.
Advance Notice Provisions

The Existing Articles provide that shareholders who seek to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the Moringa not less than 120 calendar days before the date of Moringa’s proxy statement distributed to shareholders in connection with the previous year’s annual general meeting or, if Moringa did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Moringa Board with such deadline being a reasonable time before Moringa begins to print and send its related proxy material.

The Prospective Articles maintain the same advance notice provision for shareholder proposals as under Moringa’s Existing Articles.

Moringa	New Pubco
Corporate Opportunity

The Existing Articles provide that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Moringa or any of its officers or directors, or any of their respective affiliates. In the Existing Articles, Moringa has renounced its interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both Moringa and its director or officer, and about which a director and/or officer acquires knowledge.

[The Prospective Articles provide that no contract or transaction between New Pubco and one or more of its directors or officers, or between New Pubco and any other company, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the New Pubco shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the New Pubco shareholders; or (c) the contract or transaction is fair as to New Pubco as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or New Pubco shareholders.]

Exclusive Forum Selection
The Existing Articles do not contain an exclusive forum provision.

The Prospective Articles provide that, unless New Pubco consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Prospective Articles or otherwise related in any way to each shareholder’s shareholding in the Company, including but not limited to (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Cayman Islands Companies Act.

The foregoing forum selection does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act. The Prospective Articles instead provide that, unless New Pubco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or Exchange Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of Moringa Class A ordinary shares or Moringa public warrants (collectively, “Moringa securities”), as a consequence of (i) electing to have your shares redeemed for cash, (ii) the SPAC Merger, and/or (iii) the ownership and disposition of New Pubco ordinary shares and New Pubco public warrants (collectively, “New Pubco securities”) after the Business Combination. This discussion addresses only those U.S. Holders that hold Moringa securities or New Pubco securities, as applicable, as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address the U.S. federal income tax consequences to the Sponsor, its members, or any holders of Moringa founders shares and/or Moringa private warrants. In addition, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market tax accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        pension funds;

•        mutual funds;

•        regulated investment companies;

•        real estate investment trusts;

•        persons that acquired Moringa securities or who will hold New Pubco securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        tax-exempt organizations (including private foundations);

•        persons that hold Moringa securities or who will hold New Pubco securities as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale,” or other integrated or similar transaction for U.S. federal income tax purposes;

•        persons that have a functional currency other than the U.S. dollar;

•        U.S. expatriates or former long-term residents of the United States;

•        persons owning or considered as owning (directly, indirectly, or through attribution) five percent (5%) (measured by vote or value) or more of the stock of Moringa, or, following the Business Combination, New Pubco (except as specifically provided below);

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

•        persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds Moringa securities or New Pubco securities, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding Moringa securities or New Pubco securities, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the SPAC Merger, and/or the ownership and disposition of New Pubco securities by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. Moringa has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Moringa securities or New Pubco securities, as the case may be, that is:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of Exercising Redemption Rights

If you are a U.S. Holder and elect to redeem some or all of your Moringa Class A ordinary shares pursuant to the redemption provisions described in this proxy statement/prospectus (a “Redemption”), subject to the discussion below of the rules applicable to a PFIC, the treatment of the transaction for U.S. federal income tax purposes generally will depend on whether the Redemption qualifies as a sale of the Moringa Class A ordinary shares under Section 302 of the Code that is taxable as described below under the heading “— Taxation of Sale or Exchange,” or rather as a distribution that is taxable as described below under the heading “— Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of Moringa shares held or treated as held by the U.S. Holder immediately after the Redemption (including any shares constructively owned by the U.S. Holder as a result of owning Moringa public warrants and taking into account any ownership in New Pubco ordinary shares and/or New Pubco public warrants immediately after the Business Combination) relative to the total number of Moringa shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of Moringa Class A ordinary shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Moringa or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also Moringa shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Moringa Class A ordinary shares which could be acquired pursuant to the exercise of any Moringa public warrants held by it (and, after the completion of the Business Combination, New Pubco ordinary shares which could be acquired by exercise of New Pubco public warrants). In order to meet the substantially disproportionate test, the percentage of outstanding voting stock of Moringa (including the New Pubco ordinary shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. Because, prior to the SPAC Merger, the Moringa Class A ordinary shares may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. Holder. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Moringa shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Moringa Class A ordinary shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if such Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Moringa. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Moringa will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of the Moringa Class A ordinary shares considering exercising their Redemption Rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

Taxation of Sale or Exchange

Subject to the PFIC rules discussed below, if a Redemption qualifies as a sale of a Moringa Class A ordinary share (rather than a distribution with respect to such Moringa Class A ordinary share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such Moringa Class A ordinary share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Moringa Class A ordinary share exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the Moringa Class A ordinary shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain realized by a non-corporate U.S. Holder generally may be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Moringa’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Moringa’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Moringa Class A ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Moringa Class A ordinary shares and will be treated as described above under “— Taxation of Sale or Exchange.” However, because Moringa does not currently maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should assume that any deemed distribution by Moringa will be reported as dividend income.

Amounts treated as dividends that Moringa pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Moringa Class A ordinary shares are readily tradable on an established securities market in the United States, Moringa is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because Moringa believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year (as discussed below under “PFIC Rules”), dividends that Moringa pays to a non-corporate U.S. Holder will not constitute “qualified dividends” that would be taxable at a reduced rate.

Tax Consequences of the SPAC Merger

In General

It is intended that the Mergers, taken together, will constitute an integrated transaction that qualifies under Section 351(a) of the Code (the “Intended Tax Treatment”). The parties to the Business Combination Agreement have agreed to report the Mergers consistently with the Intended Tax Treatment for U.S. federal income tax purposes.

The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination, and no opinion of counsel or ruling from the IRS will be requested regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the SPAC Merger for the Intended Tax Treatment or that a court will not sustain such a challenge by the IRS.

U.S. Holders of Moringa Class A Ordinary Shares

If the SPAC Merger qualifies for the Intended Tax Treatment, a U.S. Holder that exchanges Moringa Class A ordinary shares in the SPAC Merger for New Pubco ordinary shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code and the PFIC rules discussed below and subject to the discussion below regarding the treatment of U.S. Holders that exchange both Moringa Class A ordinary shares and Moringa public warrants. In such case, assuming gain recognition is not required under Section 367(a) of the Code or the PFIC rules as described below, the aggregate adjusted tax basis of the New Pubco ordinary shares received in the SPAC Merger by a U.S. Holder should be equal to the adjusted tax basis of the Moringa Class A ordinary shares surrendered in the SPAC Merger in exchange therefor and the holding period of the New Pubco ordinary shares should include the holding period during which the U.S. holder owned the Moringa Class A ordinary shares surrendered in the SPAC Merger in exchange therefor.

If the SPAC Merger does not qualify for the Intended Tax Treatment, a U.S. Holder that exchanges Moringa Class A ordinary shares in the SPAC Merger for New Pubco ordinary shares generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the New Pubco ordinary shares received by such U.S. Holder and (ii) such U.S. Holder’s adjusted tax basis in the Moringa Class A ordinary shares exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such Moringa Class A ordinary shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the Moringa Class A ordinary shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. Holder would have an aggregate tax basis in any New Pubco ordinary shares received in the SPAC Merger that is equal to the fair market value of such New Pubco ordinary shares as of the effective date of the SPAC Merger, and the holding period of such New Pubco ordinary shares would begin on the day following the SPAC Merger.

U.S. Holders of Moringa Public Warrants

The Moringa public warrants are currently each exercisable for one Moringa Class A ordinary share and will become, pursuant to the SPAC Merger, New Pubco public warrants each exercisable for one New Pubco ordinary share following the Business Combination.

A U.S. Holder of Moringa public warrants that does not also exchange Moringa Class A ordinary shares for New Pubco ordinary shares in the SPAC Merger generally would recognize gain or loss in an amount equal to the difference between the fair market value of the New Pubco public warrants deemed received and such holder’s tax basis in the Moringa public warrants deemed exchanged therefor.

If a U.S. Holder of Moringa public warrants also exchanges Moringa Class A ordinary shares for New Pubco ordinary shares in the SPAC Merger, and if the SPAC Merger qualifies for the Intended Tax Treatment, such holder generally would recognize gain, but not loss, equal to the lesser of (i) such holder’s “realized gain” from the exchange (generally the excess of the fair market value of the New Pubco securities received over such stockholder’s aggregate tax basis in the Moringa securities exchanged therefor), and (ii) the fair market value of the New Pubco public warrants deemed received.

Subject to the PFIC rules discussed below, any gain recognized by a U.S. Holder whose Moringa public warrants become New Pubco public warrants pursuant to the SPAC Merger would generally be long-term capital gain if the holder’s holding period for the Moringa public warrants was more than one year at the time of the SPAC Merger, and the holder’s holding period in the New Pubco public warrants would begin on the day following the exchange. The U.S. Holder’s tax basis in the New Pubco public warrants received in the exchange would be equal to their fair market value at the time of the SPAC Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 351 of the Code with respect to the exchange of Moringa securities in the SPAC Merger. Specifically, a U.S. Holder that is a “five-percent transferee shareholder” with respect to New Pubco immediately after the transfer may be required to enter into a gain recognition agreement with respect to the transfer of its Moringa securities in order to obtain non-recognition treatment in the SPAC Merger.

In general, a “five-percent transferee shareholder” is a U.S. Holder who holds Moringa securities and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of New Pubco stock immediately after the Business Combination. The attribution rules for determining ownership are complex, and neither Moringa nor New Pubco can offer any assurance that a U.S. Holder will not be a five-percent transferee shareholder based on its particular facts and circumstances. If you believe you could become a five-percent transferee shareholder of New Pubco, you are urged to consult your tax advisor.

Tax Consequences of Ownership and Disposition of New Pubco Securities

Distributions on New Pubco Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of any distribution on New Pubco ordinary shares that is made out of New Pubco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. To the extent that the amount of the distribution exceeds New Pubco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its New Pubco ordinary shares, and thereafter as capital gain recognized on a sale or exchange. However, it is not expected that New Pubco will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders should therefore assume that any distribution by New Pubco with respect to New Pubco ordinary shares will be reported as dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from New Pubco.

Subject to the PFIC rules discussed below, dividends received by non-corporate U.S. Holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (which New Pubco ordinary shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that New Pubco ordinary shares will be considered readily tradable on an established securities market in future years. Further, New Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year.

Subject to certain conditions and limitations, non-refundable withholding taxes (at a rate not in excess of any applicable income tax treaty rate), if any, on dividends paid by New Pubco may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally may need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. New Pubco has not determined whether these requirements have been met with respect to any withholding tax that may apply to dividends paid by New Pubco and, accordingly, no assurance can be given that any such withholding tax will be creditable. For purposes of calculating the U.S. foreign tax credit, dividends paid on New Pubco ordinary shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Taxable Exchange or Other Taxable Disposition of New Pubco Securities

Subject to the PFIC rules discussed below, upon any sale, exchange or other taxable disposition of any New Pubco security, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, taxable exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such New Pubco security. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such New Pubco security exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

This gain or loss generally will be treated as U.S. source gain or loss. Accordingly, in the event that any non-U.S. tax (including withholding tax) is imposed upon such sale, exchange or other taxable disposition, a U.S. Holder may not be able to utilize foreign tax credits in respect of such non-U.S. tax. In addition, there may be other limitations on utilizing foreign tax credits even if a U.S. Holder has foreign source income or gain in the same category from other sources. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Exercise, Lapse or Redemption of a New Pubco Public Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a New Pubco ordinary share on the exercise of a New Pubco public warrant for cash. A U.S. Holder’s tax basis in a New Pubco ordinary share received upon exercise of the New Pubco public warrant generally will equal the sum of the U.S. Holder’s tax basis in such New Pubco public warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the New Pubco ordinary share received will commence on the date of exercise of the New Pubco public warrant or the day following the date of exercise of the New Pubco public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Pubco public warrant. If a New Pubco public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the New Pubco public warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in New Pubco ordinary shares received generally should equal the U.S. Holder’s tax basis in the New Pubco public warrants exercised therefor. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the New Pubco ordinary shares received would be treated as commencing on the date of exercise of the New Pubco public warrants or the day following the date of exercise of the New Pubco public warrants; in either case, the holding period will not include the period during which the U.S. Holder held the New Pubco public warrants. If the cashless exercise were treated as a recapitalization, the holding period of the New Pubco ordinary shares received would include the holding period of the New Pubco public warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of New Pubco public warrants equal to the number of New Pubco ordinary shares having a value equal to the exercise price for the total number of New Pubco public warrants to be exercised. In such case, subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the New Pubco public warrants deemed surrendered in an amount equal to the difference between the fair market value of the New Pubco ordinary shares that would have been received in a regular exercise of the New Pubco public warrants deemed surrendered and the U.S. Holder’s tax basis in the New Pubco public warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the New Pubco ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the New Pubco public warrants deemed exercised and the aggregate exercise price of such New Pubco public warrants. It is unclear whether a U.S. Holder’s holding period for the New Pubco ordinary shares would commence on the date of exercise of the New Pubco public warrants or the day following the date of exercise of the New Pubco public warrants; in either case, the holding period will not include the period during which the U.S. Holder held the New Pubco public warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to New Pubco ordinary shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each New Pubco public warrant provide for an adjustment to the number of New Pubco ordinary shares for which the New Pubco public warrant may be exercised or to the exercise price of the New Pubco public warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of New Pubco Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of New Pubco public warrants would, however, be treated as receiving a constructive distribution from New Pubco if, for example, the adjustment increases such U.S. Holders’ proportionate interest in New Pubco’s assets or earnings and profits (e.g., through an increase in the number of New Pubco ordinary shares that would be obtained upon exercise or through a decrease in the exercise price of the New Pubco public warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of New Pubco ordinary shares. Such constructive distribution to a U.S. Holder of New Pubco public warrants would be treated as if such U.S. Holder had received a cash distribution from New Pubco generally equal to the fair market value of such increased interest (taxed as described above under “— Distributions on New Pubco ordinary shares”).

PFIC Rules

In General

The treatment of U.S. Holders of Moringa securities and New Pubco securities could be materially different from that described above if Moringa or New Pubco is treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and directly received its proportionate share of the income of the other corporation.

The application of the PFIC rules to warrants is uncertain. The Code provides that, to the extent provided in Treasury Regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury Regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to Moringa public warrants and New Pubco public warrants if Moringa or New Pubco, as applicable, were a PFIC. However, U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to Moringa public warrants and New Pubco public warrants prior to the finalization of the proposed Treasury Regulations.

If non-U.S. corporation is treated as a PFIC during a U.S. Holder’s holding period, it will, with respect to such U.S. Holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).

The adverse impact of the PFIC rules on a U.S. Holder that holds shares in a PFIC may generally be mitigated if the U.S. Holder makes a timely qualified electing fund (“QEF”) election or mark-to-market election for the PFIC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a QEF election along with an applicable purging election (collectively, “PFIC Elections”). Further detail about the PFIC Elections is provided below under “— New Pubco Securities”.

PFIC Status of Moringa

Because Moringa is a blank check company with no current active business (as determined for purposes of the PFIC rules), Moringa believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year.

Application of the PFIC Rules to the Redemption

Assuming that Moringa is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Moringa Class A ordinary shares, such U.S. Holder generally will be subject to PFIC rules described below under “New Pubco Securities” in connection with a Redemption. The application of such rules will depend upon whether the Redemption qualifies for sale or distribution treatment under the rules discussed above under “Tax Consequences of Exercising Redemption Rights.”

Application of PFIC Rules to the SPAC Merger

Even if the exchange of Moringa Class A ordinary shares in the SPAC Merger for New Pubco ordinary shares qualifies for the Intended Tax Treatment, a U.S. Holder that transfers Moringa securities pursuant to the SPAC Merger could nevertheless recognize gain if Moringa is a PFIC for any taxable year (or portion thereof) that is included in that U.S. Holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of Moringa Class A ordinary shares may recognize gain in connection with the SPAC Merger if: (i) such U.S. Holder has not made a PFIC Election and (ii) New Pubco is not a PFIC in the taxable year that includes the day after the SPAC Merger. Any such gain generally would be subject to the PFIC rules described below under “— New Pubco Securities.”

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, U.S. Holders of Moringa Class A ordinary shares that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the SPAC Merger. Moreover, if the exchange of Moringa Class A ordinary shares in the SPAC Merger for New Pubco ordinary shares does not qualify for the Intended Tax Treatment, or if a U.S. Holder recognizes gain on the deemed exchange of Moringa public warrants for New Pubco public warrants pursuant to the SPAC Merger, any gain recognized on such exchange generally would be subject to the PFIC rules described below under “— New Pubco Securities.”

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE SPAC MERGER ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

New Pubco Securities

Following the Business Combination, the annual PFIC income and asset tests in respect of New Pubco will be applied based on the assets and activities of the combined business. Based on the projected composition of New Pubco’s income and assets, it cannot be determined whether New Pubco will be classified as a PFIC for its taxable year that includes the date of the Business Combination or in any future taxable year. Further, changes in the composition of New Pubco’s income or composition of New Pubco’s assets may cause New Pubco to be or become a PFIC for the current or subsequent taxable years. Whether New Pubco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If Moringa is determined to be a PFIC with respect to any U.S. Holder who exchanges Moringa securities for New Pubco securities in connection with the SPAC Merger, the U.S. Holder did not make any of the PFIC Elections, and the U.S. Holder is not subject to tax on the receipt of the New Pubco securities under Section 1291(f) of the Code or otherwise, then, although not free from doubt, New Pubco may also be treated as a PFIC as to the New Pubco ordinary shares received by such U.S. Holder in the SPAC Merger, even if New Pubco is not a PFIC in its own right. In addition, it is possible that proposed Treasury Regulations could be finalized in a manner that would treat any New Pubco public warrants that are received in the SPAC Merger as subject to the PFIC rules.

If New Pubco is or becomes a PFIC during any year in which a U.S. Holder holds New Pubco securities, there are three separate taxation regimes that could apply to such U.S. Holder under the PFIC rules: (i) the excess distribution regime (which is the default regime), (ii) the QEF regime, or (iii) the mark-to-market regime. A U.S. Holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. However, dividends paid by a PFIC are not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.

Excess Distribution Regime.    If a U.S. Holder does not make or is not eligible to make a QEF election or a mark-to-market election, as described below, the U.S. Holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of New Pubco securities, and (ii) any “excess distribution” on New Pubco securities (generally, any distributions in excess of 125% of the average of the annual distributions on New Pubco securities during the preceding three taxable years or the U.S. Holder’s Holding period, for the New Pubco securities that preceded the taxable year of the distribution whichever is shorter). Generally, under this excess distribution regime

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the New Pubco securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of New Pubco’s first taxable year in which New Pubco is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. Holder’s New Pubco securities cannot be treated as capital gains, even if such securities are held as capital assets. Further, no portion of any distribution will be treated as qualified dividend income.

If New Pubco is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns New Pubco securities and any entity in which New Pubco owns equity interests is also a PFIC (a “lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described above on (i) certain distributions by a lower-tier PFIC and (ii) dispositions of shares of lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

QEF Regime.    A valid QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year its allocable portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if such portion is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders of New Pubco securities should not expect that they will receive cash distributions from New Pubco sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. Holders of New Pubco public warrants will not be able to make a QEF election with respect to their New Pubco public warrants.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status, or make an annual election, subject to certain limitations, to defer payment of current taxes on its undistributed QEF income inclusions, subject to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to its shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years.

A U.S. Holder’s tax basis in New Pubco ordinary shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect PFICs generally will not be taxed again when distributed by such PFICs.

A U.S. Holder may make a QEF election with respect to its New Pubco ordinary shares only if New Pubco provides U.S. Holders on an annual basis with certain information, including a “PFIC annual information statement” as described in the Treasury Regulations. If New Pubco determines that it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable a U.S. Holder to make and maintain a QEF election. However, there can be no assurance that New Pubco will have timely knowledge of its status as a PFIC in the future or that New Pubco will timely provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make and maintain a QEF election with respect to the New Pubco ordinary shares in the event New Pubco is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, as mentioned above, U.S. Holders of New Pubco public warrants will not be able to make a QEF election with respect to their warrants.

If a U.S. Holder makes a QEF election with respect to its New Pubco ordinary shares in a year after New Pubco’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) New Pubco ordinary shares, then notwithstanding such QEF election, the excess distribution regime discussed above, adjusted to take into account the QEF income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s New Pubco ordinary shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such New Pubco ordinary shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the New Pubco ordinary shares.

In addition, as mentioned above, U.S. Holders of New Pubco public warrants will not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such New Pubco public warrants (other than upon exercise of such New Pubco public warrants) and New Pubco were a PFIC at any time during the U.S. Holder’s holding period of such New Pubco public warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such New Pubco public warrants properly makes and maintains a QEF election with respect to the newly acquired New Pubco ordinary shares (or has previously made a QEF election with respect to New Pubco ordinary shares), the QEF election will apply to the newly acquired New Pubco ordinary shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired New Pubco ordinary shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the New Pubco public warrants), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

Mark-to-Market Regime.    Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if they are “regularly traded” on a national securities exchange that is registered with the SEC, such as Nasdaq. It is expected that New Pubco ordinary shares will be listed on Nasdaq but there can be no assurance that New Pubco ordinary shares will continue to be so listed or will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. Holder of New Pubco ordinary shares would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. Holder may treat as ordinary loss any excess of the adjusted basis of the New Pubco ordinary shares over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the New Pubco ordinary shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of New Pubco ordinary shares in a taxable year in which New Pubco is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as a capital loss). A mark-to-market election applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares cease to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as New Pubco) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. U.S. Holders are advised to consult their own tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election. In addition, U.S. Holders of New Pubco public warrants will not be able to make a mark-to-market election with respect to their New Pubco public warrants.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

The rules dealing with PFICs and PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Moringa securities and New Pubco securities are urged to consult their own tax advisors concerning the application of the PFIC rules to Moringa securities and New Pubco securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to New Pubco. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include New Pubco ordinary shares and New Pubco public warrants if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in New Pubco ordinary shares and New Pubco public warrants.

Information Reporting and Backup Withholding

Dividend payments with respect to New Pubco ordinary shares and proceeds from the sale, exchange or redemption of New Pubco securities may be subject to information reporting to the IRS and possible backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

APPRAISAL RIGHTS

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Moringa Acquisition Corp, 250 Park Avenue, 7th Floor, New York, NY 11040, to inform us of his or her request; or

If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Moringa Board is aware of no other matter that may be brought before the extraordinary general meeting. Under Cayman Islands law, only business that is specified in the notice of extraordinary general meeting to shareholders may be transacted at the extraordinary general meeting.

FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at the Company’s 2025 annual meeting of shareholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Company’s Prospective Articles.

In addition, the Company’s Prospective Articles provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be delivered to the Company at our offices at 2 Ha’mayan St., Modiin, Israel 7177871, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual general meeting; provided, however, that in the event that the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2025 annual general meeting, notice by the shareholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual general meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Company’s Prospective Articles. The Chairman of the Board of the Company may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

Moringa files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Moringa at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination, you should contact via phone or in writing:

Moringa Acquisition Corp
250 Park Avenue, 7th Floor
New York, NY 11040
Tel: (212) 572-6395
Email: gil@moringaac.com
Attn: Gil Maman, Chief Financial Officer

If you are a shareholder and would like to request documents, please do so no later than five (5) business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Mr. Maman at Moringa (at the address, phone number and/or email set forth above), he will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Moringa has been supplied by Moringa, all such information relating to Silexion has been supplied by Silexion. Information provided by either Moringa or Silexion does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of Moringa for the extraordinary general meeting. Moringa has not authorized anyone to give any information or make any representation about the Business Combination, Moringa or Silexion that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL MATTERS

Maples and Calder (Cayman) LLP will pass upon the validity of the securities of the Company to be issued in connection with the Business Combination and matters of Cayman Islands law. Greenberg Traurig LLP will pass upon material U.S. federal income tax considerations to Moringa’s shareholders as a result of the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Moringa Acquisition Corp as of December 31, 2023 and 2022, and for the two years ended December 31, 2023, included in this proxy statement/prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1e to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Silexion Therapeutics Ltd. as of December 31, 2023 and 2022, and for the two years ended December 31, 2023, included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1e to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Moringa and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Moringa’s annual report to shareholders and Moringa’s proxy statement/prospectus. Upon written or oral request, Moringa will deliver a separate copy of the annual report to shareholder and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Moringa deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Moringa deliver single copies of such documents in the future. Shareholders may notify Moringa of their requests by calling or writing Moringa at (212) 572-6395 or 250 Park Avenue, 7th Floor, New York, NY 11040 (if before the Business Combination), or Silexion at +972-8-628-6005 or 2 Ha’mayan St., Modiin, Israel 7177871 (if after the Business Combination).

TRANSFER AGENT AND REGISTRAR

The transfer agent for Moringa’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Moringa Board is aware of no other matter that may be brought before the extraordinary general meeting. If any matter other than the proposals or related matters should properly come before such meetings, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

Moringa files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Moringa with the SEC at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This proxy statement/prospectus is available without charge to shareholders of Moringa upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the extraordinary general meeting, you should contact Moringa in writing at Moringa Acquisition Corp, 250 Park Avenue, 7th Floor, New York, NY 11040, or by telephone at (212) 572-6395.

If you have questions about the Proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Moringa at the above-provided telephone number. You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than              , 2024.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Moringa has been supplied by Moringa and all such information relating to Silexion has been supplied by Silexion. Information provided by Moringa or Silexion does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

MORINGA ACQUISITION CORP

SILEXION THERAPEUTICS LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Moringa Acquisition Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Moringa Acquisition Corp (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in capital deficiency and cash flows for each of the two years in the period ended December 31, 2023, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(e) to the financial statements, the Company has limited cash and has incurred losses since inception. Moreover, if the Company is unable to complete a business combination by August 19, 2024 then the Company will cease all operations except for the purpose of liquidating. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(e). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.) A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel
April 1, 2024

We have served as the Company’s auditor since 2020.

MORINGA ACQUISITION CORP
BALANCE SHEETS

	Note	December 31, 2023	December 31, 2022
		U.S. Dollars
Assets
ASSETS:
Cash and cash equivalents		108,278	59,714
Investments held in Trust Account		5,697,632	116,692,038
Prepaid expenses		28,305	43,853
TOTAL ASSETS		5,834,215	116,795,605

Liabilities and shares subject to possible redemption net of capital deficiency
LIABILITIES:
Accrued expenses		115,560	86,688
Related party	4	2,861,000	1,190,000
Private warrant liability		8,531	29,640
TOTAL LIABILITIES		2,985,091	1,306,328

COMMITMENTS AND CONTINGENCIES	5	—	—

CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION: 515,019 and 11,500,000 shares at redemption value $11.06 and $10.15 as of December 31, 2023 and 2022, respectively		5,697,632	116,692,038

CAPITAL DEFICIENCY:	7
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized, 3,354,999 and 480,000 issued and outstanding (excluding 515,019 and 11,500,000 shares subject to possible redemption) as of December 31, 2023 and 2022, respectively;		336	48
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized, 1 and 2,875,000 issued and outstanding as of December 31, 2023 and 2022, respectively;		*	288
Preferred Shares, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022.		—	—
Additional paid-in capital		—	—
Accumulated deficit		(2,848,844)	(1,203,097)
TOTAL CAPITAL DEFICIENCY		(2,848,508)	(1,202,761)
TOTAL LIABILITIES AND SHARES SUBJECT TO POSSIBLE REDEMPTION NET OF CAPITAL DEFICIENCY		5,834,215	116,795,605

____________

*        Less than one US dollar.

The accompanying notes are an integral part of these financial statements.

MORINGA ACQUISITION CORP
STATEMENTS OF OPERATIONS

	Note	Year ended December 31, 2023	Year ended December 31, 2022
		U.S. Dollars
		Except share data
Interest earned on investments held in trust account		1,364,444	1,685,666
General and administrative	9	(1,122,480)	(1,232,342)
Change in fair value of Private Warrant liability		21,109	130,701
Net profit for the year		263,073	584,025

Weighted average number of Class A Ordinary Shares subject to Possible Redemption	8	2,774,850	11,500,000
Basic and diluted net profit per Class A Ordinary Shares subject to Possible Redemption		$0.51	0.07

Weighted average number of non-redeemable Class A and Class B Ordinary shares		3,355,000	3,355,000
Basic and diluted net loss per non-redeemable Class A and Class B Ordinary shares		$(0.34)	(0.07)

The accompanying notes are an integral part of these financial statements.

MORINGA ACQUISITION CORP
STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY

	Class A ordinary shares		Class B ordinary shares		Additional paid-in capital	Accumulated deficit	Total
	Number of shares	Par value	Number of shares	Par value
	U.S. Dollars (except share data)
BALANCE AT December 31, 2021	480,000	48	2,875,000	288	855,994	(951,078)	(94,748)
Subsequent accretion of Class A Ordinary Shares subject to possible redemption to amount as of December 31, 2022	—	—	—	—	(855,994)	(836,044)	(1,692,038)
Net profit for the year	—	—	—	—	—	584,025	584,025
BALANCE AT December 31, 2022	480,000	48	2,875,000	288	—	(1,203,097)	(1,202,761)

Subsequent accretion of Class A Ordinary Shares subject to possible redemption to amount as of December 31, 2023	—	—	—	—	—	(1,908,820)	(1,908,820)
Conversion of Class B ordinary shares into Class A ordinary shares	2,874,999	288	(2,874,999)	(288)	—	—	—
Net profit for the year	—	—	—	—	—	263,073	263,073
BALANCE AT December 31, 2023	3,354,999	336	1	*	—	(2,848,844)	(2,848,508)

____________

*        Less than one US dollar.

The accompanying notes are an integral part of these financial statements.

MORINGA ACQUISITION CORP
STATEMENTS OF CASH FLOWS

	Year ended December 31, 2023	Year ended December 31, 2022
	U.S. Dollars
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit for the year	263,073	584,025
Adjustments to reconcile net profit to net cash provided by operating activities:
Changes in the fair value of the private warrant liability	(21,109)	(130,701)
Changes in operating assets and liabilities:
Decrease in prepaid expenses	15,548	325,000
Increase (decrease) in related party	20,000	(10,000)
Increase in accrued expenses	28,872	48,112
Net cash provided by operating activities	306,384	816,436

CASH FLOWS FROM FINANCING ACTIVITIES:
Partial redemption of Class A ordinary shares subject to possible redemption	(112,903,226)	—
Proceeds from a promissory note – related party	1,651,000	890,000
Net cash provided by (used in) financing activities	(111,252,226)	890,000

INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND INVESTMENTS HELD IN A TRUST ACCOUNT	(110,945,842)	1,706,436
CASH, CASH EQUIVALENTS AND INVESTMENTS HELD IN A TRUST ACCOUNT AT BEGINNING OF YEAR	116,751,752	115,045,316
CASH, CASH EQUIVALENTS AND INVESTMENTS HELD IN A TRUST ACCOUNT AT END OF YEAR	5,805,910	116,751,752

RECONCILIATION OF CASH, CASH EQUIVALENTS AND INVESTMENTS HELD IN A TRUST ACCOUNT:
Cash and cash equivalents	108,278	59,714
Investments held in trust account	5,697,632	116,692,038
Total cash, cash equivalents and investments held in a trust account	5,805,910	116,751,752

SUPPLEMENTARY INFORMATION REGARDING NON-CASH ACTIVITIES:
Conversion of Class B ordinary shares into Class A ordinary shares	288	—

The accompanying notes are an integral part of these financial statements.

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS:

a.      Organization and General

Moringa Acquisition Corp (hereafter — the Company) is a blank check company, incorporated on September 24, 2020 as a Cayman Islands exempted company, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (hereafter — the Business Combination). The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

All activity for the year ended December 31, 2023 relates to the Company’s search for a target company, as well as attempts to consummate the Proposed Holisto Merger which was terminated on August 8, 2023 as detailed in Note 1(f).

In February 2024, the Company entered into a Business Combination Agreement with Silexion. Refer to Note 10(b) for further information regarding the Proposed Business Combination.

The Company has selected December 31 as its fiscal year end.

b.      Sponsor and Financing

The Company’s sponsor is Moringa Sponsor, L.P., a Cayman exempted limited partnership (which is referred to herein, together with its wholly-owned subsidiary, Moringa Sponsor (US) LP, a Delaware limited partnership, as the “Sponsor”).

The registration statement relating to the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on February 16, 2021. The initial stage of the Company’s Public Offering — the sale of 10,000,000 Units — closed on February 19, 2021 (hereafter — the Closing of the Public Offering). Upon that closing and the concurrent closing of the initial stage of the Private Placement (as defined below in Note 3). $100,000,000 was placed in a trust account (the “Trust Account”) (discussed in Note 1(c) below). On March 3, 2021 upon the full exercise by the underwriters of their over-allotment option for the Public Offering, the second stage of the Public Offering — the sale of 1,500,000 Units — closed. Upon that closing and the concurrent closing of the second stage of the Private Placement, an additional $15,000,000 was placed in the Trust Account. As part of the partial redemptions in conjunction with the First and Second Extensions, approximately $113 million have been withdrawn from the Investments held in Trust Account. The Company intends to finance its Initial Business Combination with the net proceeds from the Public Offering and the Private Placement.

c.      The Trust Account

The proceeds held in the Trust Account are invested in money market funds registered under the Investment Company Act and compliant with Rule 2a-7 thereof that maintain a stable net asset value of $1.00.

The Company’s complies with the provisions of ASU 2016-18, under which changes in proceeds held in the Trust Account are accounted for as Changes in Cash, Cash Equivalents and Investments Held in a Trust Account in the Company’s Statements of Cash Flows.

Refer to Note 4(a) for information regarding proceeds loaned by the Sponsor under the Sixth and Eighth Promissory Notes, deposited into the Trust Account.

d.      Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS: (cont.)

Combination. The Initial Business Combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding taxes payable on the income accrued in the Trust Account) as of the time of entry into the related definitive agreement for the Initial Business Combination. There is no assurance that the Company will be able to successfully consummate an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will provide its public shareholders the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a shareholder meeting called to approve the business combination or (ii) by means of a tender offer.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two days prior to the general meeting or commencement of the Company’s tender offer, including interest but less taxes payable. As a result, the Company’s Class A ordinary shares subject to possible redemption are classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity”.

Pursuant to the Company’s amended and restated memorandum and articles of association, if the Company is unable to complete the Initial Business Combination within 24 months (as was subsequently extended, as described below) from the Closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Class B ordinary share, including any Class A ordinary share issuable upon conversion of such Class B ordinary shares, and Class A ordinary share (as described in Note 7) held by them if the Company fails to complete the Initial Business Combination within 24 months (as was subsequently extended) of the Closing of the Public Offering or during any extended time that the Company has to consummate an Initial Business Combination beyond 24 months as a result of a shareholder vote to amend its amended and restated memorandum and articles of association. However, if the Sponsor or any of the Company’s directors or officers acquire any Class A ordinary shares subject to possible redemption, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS: (cont.)

On February 9, 2023 the Company held an extraordinary general meeting in lieu of the 2022 annual general meeting of the Company (hereafter — the First Extension Meeting). At the First Extension Meeting, the Company’s shareholders approved the proposal to adopt, by way of special resolution, an amendment to the Amended and Restated Articles to extend the date by which the Company has to consummate a business combination from the 24 month anniversary of the Closing of the Public Offering — i.e., February 19, 2023 to August 19, 2023 (hereafter — the Extended Mandatory Liquidation Date) or such earlier date as may be determined by the Board in its sole discretion.

On August 18, 2023 the Company held an extraordinary general meeting in lieu of the 2023 annual general meeting of the Company (hereafter — the Second Extension Meeting). At the Second Extension Meeting, the Company’s shareholders approved, among other proposals, an amendment to the Amended and Restated Memorandum and Articles of Association to further extend the date by which the Company has to consummate a business combination from the Extended Mandatory Liquidation Date to August 19, 2024 (hereafter — the Second Extended Mandatory Liquidation Date) or such earlier date as may be determined by the Board in its sole discretion.

Refer to Note 4(a) for information regarding proceeds received by the Company from the Sponsor under the Sixth and Eighth Promissory Notes, which were deposited into the Trust Account.

Refer to Note 7(a) for information regarding the partial redemptions of Class A ordinary shares subject to possible redemption, following the First and Second Extension Meetings.

Refer to Note 5(b) for information regarding the conversion of Class B ordinary shares into Class A ordinary shares, following the Second Extension Meeting.

e.      Substantial Doubt about the Company’s Ability to Continue as a Going Concern

As of December 31, 2023 the Company had approximately $108 thousand of cash and an accumulated deficit of approximately $2,848 thousand. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standard Codification 205-40, “Going Concern”, the Company will need to obtain additional funds in order to satisfy its liquidity needs in its endeavors to consummate a business combination.

Since its inception date and through the issuance date of these financial statements, the Company’s liquidity needs were satisfied through an initial capital injection from the Sponsor, followed by net Private Placement proceeds, as well as several withdrawals of the Sponsor promissory notes. Management has determined that it will need to continue to rely and is significantly dependent on both outstanding and future promissory notes, or other forms of financial support (all of which the Sponsor is not obligated to provide). Moreover, following the Second Extension Meeting, the Company has until August 19, 2024 to consummate an Initial Business Combination. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. There can be no assurance that the Company will be able to consummate any business combination ahead of the Second Extended Mandatory Liquidation Date, nor will it be able to raise sufficient funds to complete an Initial Business Combination. These matters raise substantial doubt about the Company’s ability to continue as a going concern, for the subsequent twelve months following the issuance date of these financial statements. In February 2024, the Company entered into a Business Combination Agreement with Silexion Therapeutics Ltd. (hereafter — Silexion). Refer to Note 10(b) for further information regarding the Proposed Business Combination.

No adjustments have been made to the carrying amounts of assets or liabilities should the company fail to obtain financial support in its pursuit to consummate an Initial Business Combination, nor if it is required to liquidate after the Second Extended Mandatory Liquidation Date.

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS: (cont.)

f.       Proposed Business Combination

On June 9, 2022 the Company entered into a Business Combination Agreement for a proposed business combination (hereafter — the Proposed Holisto Merger) with Holisto Ltd., a company organized under the laws of the State of Israel (hereafter — Holisto) and Holisto MergerSub, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Holisto.

On August 7, 2023 Holisto notified the Company that it was terminating the Proposed Holisto Merger agreement. The termination became effective as of August 8, 2023. Upon termination of the Proposed Holisto Merger, all rights and obligations of each party to the agreement ceased, except for those obligations of the parties that are intended to survive such termination and which remain in effect in accordance with their respective terms. Neither the Company nor Holisto has any remaining substantive obligation to one another following the above-mentioned termination, as of date of these financial statements.

In February 2024, the Company entered into a Business Combination Agreement with Silexion. Refer to Note 10(b) for further information regarding the Proposed Business Combination.

g.      Impact of War in Israel

On October 7, 2023 Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks.

The intensity and duration of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on the business and operations on any target company with which the Company may combine, and on Israel’s economy in general. These events may cause wider macroeconomic deterioration in Israel, which may have a material adverse effect on the Company’s ability to effectively complete an Initial Business Combination, or on the operations of an Israel-centered target company with which the Company may combine.

Refer to Note 10(b) for further information regarding the Proposed Business Combination.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:

a.      Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the SEC.

b.      Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible, because of the potential differences in accounting standards used.

c.      Cash and cash equivalents

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use by nature of the account and are readily convertible to known amounts of cash.

d.      Class A Ordinary Shares subject to possible redemption

As discussed in Note 1(b), all of the 11,500,000 Class A ordinary shares sold as part of the Units in the Public Offering contained a redemption feature. In accordance with the Accounting Standards Codification 480-10-S99-3A “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. The Company has classified all of the shares sold under the Public Units as subject to possible redemption.

Refer to Note 7(a) for information regarding the partial redemptions of Class A ordinary shares subject to possible redemption, following the First Extension Meeting and the Second Extension Meeting.

e.      Net profit (loss) per share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net profit (loss) per share is computed by dividing net profit (loss) by the weighted average number of shares outstanding during the period. The Company applies the two-class method in calculating net profit (loss) per each class of shares: the non-redeemable shares, which include the Private Class A Ordinary Shares, as defined in Note 7(a), and the Class B ordinary shares (hereafter and collectively — Non-Redeemable class A and B ordinary shares); and the Class A ordinary shares subject to possible redemption.

In order to determine the net profit (loss) attributable to each class, the Company first considered the total profit (loss) allocable to both sets of shares. This is calculated using the total net profit (loss) less any interest earned on investments held in the Trust Account. Then, any accretion is fully allocated to the Class A ordinary shares subject to redemption.

f.       Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. From the Company’s incorporation and through December 31, 2023 the Company has not experienced any losses on these accounts.

As of December 31, 2023 the Company held its cash and cash equivalents in an SVB bank account, and its investments Held in Trust Account in Goldman Sachs money market funds. Money market funds are characterized as Level 1 investments within the fair value hierarchy under ASC 820.

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

g.      Public Warrants

The Company applied the provisions of ASC 815-40 and classified its public warrants, issued as part of the Public Units as detailed in Note 3, as equity securities.

h.      Private Warrant liability

The Company accounts for the warrants in accordance with the guidance contained in Accounting Standards Codification 815 (“ASC 815”), “Derivatives and Hedging”, under which the warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised or expire, and any change in fair value is recognized in the Company’s statement of operations. Refer to Note 6 for information regarding the model used to estimate the fair value of the Private Warrants (as defined in Note 3).

i.       Financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures”, approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

j.       Use of estimates in the preparation of financial statements

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates and such differences may have a material impact on the Company’s financial statements.

k.      Income tax

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes (hereafter — ASC 740). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that a portion or all of the deferred tax assets will not be realized, based on the weight of available positive and negative evidence. Deferred tax liabilities and assets are classified as non-current in accordance with ASU 2015-17.

l.       Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted would have a material effect on the Company’s financial statements.

NOTE 3 — PUBLIC OFFERING AND PRIVATE PLACEMENTS:

In the initial Public Offering, the Company issued and sold 11,500,000 units (including 1,500,000 units sold at a second closing pursuant to the underwriters’ exercise of their over-allotment option in full) at an offering price of $10.00 per unit (hereafter — the Units). The Sponsor and EarlyBirdCapital, Inc. (the representative of the underwriters) purchased, in a private placement that occurred simultaneously with the two closings of the initial Public Offering (hereafter — the Private Placement), an aggregate of 352,857 and 27,143 Units, respectively, at a price of $10.00 per Unit.

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — PUBLIC OFFERING AND PRIVATE PLACEMENTS: (cont.)

Each Unit (both those sold in the initial Public Offering and in the Private Placement) consists of one Class A ordinary share, $0.0001 par value, and one-half of one warrant, with each whole warrant exercisable for one Class A ordinary share (hereafter — each, a Public Warrant and a Private Warrant, and collectively, the Warrants). Each Warrant entitles the holder thereof to purchase one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment. No fractional shares will be issued upon exercise of the Warrants and only whole Warrants trade. Each Warrant will become exercisable 30 days after the completion of the Company’s Initial Business Combination and will expire at 5:00 p.m., New York City time, five years after the completion of the Initial Business Combination or earlier upon redemption (only in the case of the Public Warrants) or liquidation.

Once the Public Warrants become exercisable, the Company may redeem them in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders.

The Private Warrants are identical to the Public Warrants except that, for so long as they are held by the Sponsor, EarlyBirdCapital, Inc. or their respective affiliates: (1) will not be redeemable by the Company; (2) may not (including the Class A ordinary shares issuable upon exercise thereof), subject to certain limited exceptions, be transferred, assigned or sold by the holders thereof until 30 days after the completion of the Company’s Initial Business Combination; (3) may be exercised by the holders thereof on a cashless basis; and (4) they (including the Class A ordinary shares issuable upon exercise thereof) are entitled to registration rights.

The Company paid an underwriting commission of 2.0% of the gross proceeds of the Public Offering and the full exercise of the underwriters’ over-allotment, or $2,300,000, in the aggregate, to the underwriters at the two closings of the Public Offering. Refer to Note 5(a) for more information regarding an additional fee payable to the underwriters upon the consummation of an Initial Business Combination.

NOTE 4 — RELATED PARTY TRANSACTIONS:

a.      Promissory Notes

The Company has issued several promissory note agreements to its Sponsor throughout its life term, in order to fulfil its ongoing operational needs or preparations towards an Initial Business Combination. All outstanding promissory notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s Initial Business Combination, or (b) Second Extended Mandatory Liquidation Date (hereafter and collectively — the Maturity Date).

First Promissory Note

The First Promissory Note withdrawn was borrowed and repaid in full in early 2021 and has subsequently expired.

Second to Fifth Promissory Notes

On August 9, 2021 the Company issued its Second Promissory Note to the Sponsor, according to which the former may withdraw up to $1 million — which has been withdrawn in full in several installments up until June 2022.

In December 2022 the Company issued its Third and Fourth Promissory Notes (hereafter — the Third and Fourth Promissory Notes), according to which the Company may withdraw up to an aggregate amount of $190 thousand — which were withdrawn in full on the same month.

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS: (cont.)

On February 8, 2023 the Company issued its Fifth Promissory Note to the Sponsor, in an amount of up to $310 thousand, which were withdrawn in full in several installments between February and June 2023.

According to the terms of the outstanding Second, Third, Fourth and Fifth Promissory Notes, which comprise an aggregate principal of $1.5 million, the Sponsor may elect to convert any portion of the amounts outstanding into private warrants to purchase Class A ordinary shares at a conversion price of $1 per private warrant on the Maturity Date. Such private warrants will have an exercise price of $11.5 and shall be identical to the private warrants included in the private units.

Sixth Promissory Note

On February 9, 2023 the Company issued its Sixth Promissory Note to the Sponsor, in an amount of $480 thousand — under which the funds that were loaned by the Sponsor were deposited into the Company’s Trust Account, in connection with the First Extension. The Sponsor provided six monthly injections of $80 thousand into the Company’s Trust Account under the Sixth Promissory Note, starting February 19, 2023.

Seventh Promissory Note

On June 14, 2023 the Company issued its Seventh Promissory Note to the Sponsor in an amount of up to $1 million, of which $210 thousand were withdrawn at the same date; and approximately $586 thousand were withdrawn up until December 31, 2023.

Eighth Promissory Note

On August 18, 2023 the Company issued its Eighth Promissory Note to the Sponsor, in an amount of approximately $154 thousand — under which the funds that were loaned by the Sponsor were deposited into the Company’s Trust Account, in connection with the Second Extension. The Sponsor shall make monthly injections of approximately $13 thousand into the Company’s Trust Account, starting August 19, 2023 and up until the earlier of the Second Extended Mandatory Liquidation Date (or such earlier date that the Board determines to liquidate the Company) or the date on which an Initial Business Combination is completed.

b.      Administrative Services Agreement

On December 16, 2020 the Company signed an agreement with the Sponsor, under which the Company shall pay the Sponsor a fixed $10 thousand per month for office space, utilities and other administrative expenses. The monthly payments under this administrative services agreement commenced on the effective date of the registration statement for the initial Public Offering and will continue until the earlier of (i) the consummation of the Company’s Initial Business Combination, or (ii) the Company’s liquidation.

The composition of the Related Party balance as of December 31, 2023 and 2022 is as follows:

	December 31, 2023	December 31, 2022
	U.S. dollars
Promissory notes	2,841,000	1,190,000
Accrual for Administrative Services Agreement	20,000	—
	2,861,000	1,190,000

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — COMMITMENTS AND CONTINGENCIES:

a.      Underwriters’ Deferred Discount

Under the Business Combination Marketing Agreement, the Company shall pay an additional fee (hereafter — the Deferred Commission) of 3.5% of the gross proceeds of the Public Offering (or $4,025,000) payable upon the Company’s completion of the Initial Business Combination. The Deferred Commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes an Initial Business Combination.

b.      Nasdaq Deficiency Notices

First Deficiency Notice

On March 28, 2023 the Company received a notice from the Nasdaq Listing Qualifications Department indicating that it is not in compliance with Nasdaq Listing Rule 5550(a)(3) (hereafter — the First Deficiency), according to which the Company must satisfy the Minimum Public Holders Rule which requires listed companies to have at least 300 public holders. The Company has submitted its compliance plan on May 11, 2023 which was accepted by Nasdaq, which has then granted an extension of up to 180 calendar days from the date of the notice — until September 24, 2023 — to evidence compliance with the rule.

On September 27, 2023 the Company received a notice from the Nasdaq Listing Qualifications Department indicating that it has regained compliance with the First Deficiency.

Second Deficiency Notice

On June 15, 2023 the Company received another notice from Nasdaq Listing Qualifications Department indicating that it is not in compliance with Nasdaq Listing Rule 5550(b)(2) (hereafter — the Second Deficiency), according to which the Company must sustain a market value of listed securities of at least $35 million, for continued listing on the Nasdaq Capital Market. The notice was only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market.

NOTE 6 — FAIR VALUE MEASUREMENTS:

Following the Second Extension Meeting, the Sponsor converted 2,874,999 of its Class B ordinary shares on a one to one basis into Class A ordinary shares, in an effort to regain compliance with the Second Deficiency.

On November 24, 2023 the Company received a notice from the Nasdaq Listing Qualifications Department indicating that it has regained compliance with the Second Deficiency.

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price).

The fair value hierarchy under ASC 820 prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — FAIR VALUE MEASUREMENTS: (cont.)

Level 2: Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility and credit risk), either directly or indirectly;

Level 3: Prices or valuations that require significant unobservable inputs (including the Management’s assumptions in determining fair value measurement).

Basis for Fair Value Measurement

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023 by level within the fair value hierarchy:

	Level	December 31, 2023	December 31, 2022
Assets:
Money market funds held in Trust Account	1	5,697,632	116,692,038
Liabilities:
Private warrant liability	3	8,531	29,640

The estimated fair value of the Private Placement Warrants was determined using a binomial model to extract the market’s implied probability for an Initial Business Combination, using the Public Warrant’s market price. Once probability was extracted, a Black-Scholes-Merton model with Level 3 inputs was used to calculate the Private Warrants’ fair value. Inherent in a Black-Scholes-Merton model are assumptions related to expected life (term), expected stock price, volatility, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of selected peer companies’ Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs:

	As of December 31, 2023	As of December 31, 2022
Share price	$10.0	$10.0
Strike price	$11.5	$11.5
Volatility	60%	50%
Risk-free interest rate	4.78%	4.00%
Dividend yield	0.00%	0.00%
U.S. dollars
Value of warrant liability measured with Level 3 inputs at December 31, 2022	29,640
Change in fair value of private warrant liability measured with Level 3 inputs	(21,109)
Value of warrant liability measured with Level 3 inputs at December 31, 2023	8,531

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — CAPITAL DEFICIENCY:

a.      Ordinary Shares

Class A Ordinary Shares

On November 20, 2020 the Company issued 100,000 Class A ordinary shares of $0.0001 par value each to designees of the Representative (hereafter — the Representative Shares) for a consideration equal to the par value of the shares. The Representative Shares are deemed to be underwriters’ compensation by FINRA pursuant to Rule 5110 of the FINRA Manual.

The Company accounted for the issuance of the Representative Shares as compensation expenses amounting to $860, with a corresponding credit to Additional Paid-In Capital, for the excess value over the consideration paid. The Company estimated the fair value of the issuance based upon the price of Class B Ordinary Shares that were issued to the Sponsor.

Pursuant to the initial Public Offering and the concurrent Private Placement that were each effected in two closings — on February 19, 2021 and March 3, 2021 — the Company issued and sold an aggregate of 11,500,000 and 380,000 Class A ordinary shares as part of the Units sold in those respective transactions. The Units (which also included Warrants) were sold at a price of $10 per Unit, and for an aggregate consideration of $115 million and $3.8 million in the Public Offering and Private Placement, respectively. See Note 3 above for further information regarding those share issuances.

The Company classified its 11,500,000 Class A ordinary shares subject to possible redemption as temporary equity. The remaining 480,000 Private Class A ordinary shares were classified as permanent equity.

In conjunction with the First and Second Extensions, 8,910,433 and 2,074,548 Class A Ordinary Shares subject to possible redemption were redeemed, respectively, for their redemption value, including accrued interest. As part of the partial redemptions approximately $113 million has been withdrawn from the Investments held in Trust Account.

Class B Ordinary Shares

On November 20, 2020 the Company issued 2,875,000 Class B ordinary shares of $0.0001 par value each for a total consideration of $25 thousand to the Sponsor’s wholly-owned Delaware subsidiary. Out of the 2,875,00 Class B ordinary shares, up to 375,000 were subject to forfeiture if the underwriters were to not exercise their over-allotment in full or in part. Because the underwriters exercised their over-allotment option in full on March 3, 2021 that potential forfeiture did not occur.

Class B ordinary shares are convertible into non-redeemable Class A ordinary shares, on a one-for-one basis, automatically on the day of the Business Combination or at the election of the holder thereof at any time prior to the Business Combination. Class B ordinary shares also possess the sole right to vote for the election or removal of directors, until the consummation of an Initial Business Combination.

Refer to Note 5(b) for information regarding the conversion of Class B ordinary shares into Class A ordinary shares following the Second Extension Meeting.

b.     Preferred shares

The Company is authorized to issue up to 5,000,000 Preferred Shares of $0.0001 par value each. As of December 31, 2023 the Company has no preferred shares issued and outstanding.

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — NET PROFIT (LOSS) PER SHARE:

The following table reflects the calculation of basic and diluted net profit (loss) per share (in dollars, except share amounts):

	Year ended December 31,
	2023	2022
Net profit for the year	$263,073	$584,025
Less – interest earned on Investment held in Trust Account	(1,364,444)	(1,685,666)
Net loss excluding interest	$(1,101,371)	$(1,101,641)

Class A ordinary shares subject to possible redemption:
Numerator:
Net loss excluding interest	$(498,567)	$(852,835)
Accretion to Class A ordinary shares subject to possible redemption to redemption amount (“Accretion”)	1,908,820	1,685,666
	$1,410,253	$832,831

Denominator:
Weighted average number of shares	2,774,850	11,500,000

Basic and diluted net profit per Class A ordinary share subject to possible redemption	$0.51	$0.07

Non-redeemable Class A and B ordinary shares:
Numerator:
Net loss excluding interest	$(602,804)	$(248,806)
Accretion	(544,376)	—
	(1,147,180)	(248,806)
Denominator:
Weighted average number of shares	3,355,000	3,355,000

Basic and diluted net loss per non-redeemable Class A and B ordinary share	$(0.34)	$(0.07)

The potential exercise of 5,750,000 Public Warrants and 190,000 Private Warrants sold in the Public Offering and Private Placements as detailed in Note 3 into 5,940,000 shares has not been included in the calculation of diluted net profit (loss) per share, since the exercise of the warrants is contingent upon the occurrence of a future event.

Additionally, the effect of the conversion of the Second, Third, Forth and Fifth Promissory Notes into an aggregate amount of 1,500,000 private warrants (exercisable into 1,500,000 shares) as detailed in Note 4, has not been included in the calculation of diluted net profit (loss) per share, since the conversion of the abovementioned promissory notes is contingent upon the occurrence of a future event.

As a result, diluted net profit (loss) per share is the same as basic net profit (loss) per share for each of the periods presented, and for each class.

MORINGA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — GENERAL AND ADMINISTRATIVE:

The formation and other operating expenses for the years ended December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
	U.S. dollars
Legal expenses	259,000	398,903
Audit, bookkeeping and accounting	146,600	143,101
Professional services	245,538	115,651
Management fees	120,000	120,000
Insurance	281,044	325,000
Nasdaq fees	70,000	129,500
Other	298	187
	1,122,480	1,232,342

NOTE 10 — SUBSEQUENT EVENTS:

a.      Nasdaq Deficiency Note

On February 20, 2024, the Company received a notice from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that unless the Company timely requests a hearing before the Nasdaq Hearings Panel (hereafter — the Panel), trading of the Company’s securities on The Nasdaq Capital Market would be suspended at the opening of business on February 29, 2024, due to the Company’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement.

The Company timely requested a hearing before the Panel to request sufficient time to complete its previously disclosed proposed business combination with Silexion. The hearing request has resulted in a stay of any suspension or delisting action pending the hearing, which is scheduled to take place on April 23, 2024.

b.      Proposed Business Combination

On February 21, 2024, the Company, together with its wholly-owned Israeli subsidiary (hereafter — the Merger Sub), entered into a business combination agreement (hereafter — the BCA) with Silexion Therapeutics Ltd., an Israeli company (hereafter — Silexion).

The Business Combination is expected to close in the third quarter of 2024, subject to the satisfaction of customary closing conditions under the BCA, including the approval of the Business Combination by Silexion’s and the Company’s shareholders, and Nasdaq approval of the initial listing of the combined company’s securities.

Headquartered in Israel, Silexion is a clinical-stage, oncology-focused biotechnology company that develops innovative treatments for unsatisfactorily treated solid tumor cancers which have a mutated KRAS oncogene. The Business Combination values Silexion at a pre-transaction equity value of $62.5 million, based on a $10 price per share.

The BCA and the Business Combination have been unanimously approved by the boards of directors of the Company and Silexion.

Report of Independent Registered Public Accounting Firm

To the board of directors and shareholders of Silexion Therapeutics Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Silexion Therapeutics Ltd. and its subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in redeemable convertible preferred shares and capital deficiency and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1e to the consolidated financial statements, the Company has suffered recurring losses from operations and has cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1e. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
May 9, 2024	Certified Public Accountants (lsr.) A member firm of PricewaterhouseCoopers International Limited

We have served as the Company’s auditor since 2023.

SILEXION THERAPEUTICS LTD.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31
	2023	2022
Assets
CURRENT ASSETS:
Cash and cash equivalents	$4,595	$8,259
Restricted cash	25	25
Short term deposits	—	507
Prepaid expenses	335	6
Other current assets	24	42
TOTAL CURRENT ASSETS	4,979	8,839

NON-CURRENT ASSETS:
Restricted cash	25	25
Long-term deposit	5	5
Property and equipment, net	49	159
Operating lease right-of-use asset	198	305
TOTAL NON-CURRENT ASSETS	277	494
TOTAL ASSETS	$5,256	$9,333

Liabilities and redeemable convertible preferred shares, net of capital deficiency
CURRENT LIABILITIES:
Trade payables	$319	$240
Current maturities of operating lease liability	112	115
Warrants to preferred shares (including $186 and $0 due to related party, respectively)	200	3
Employee related obligations	207	253
Accrued expenses	1,358	999
TOTAL CURRENT LIABILITIES	2,196	1,610

NON-CURRENT LIABILITIES:
Long-term operating lease liability	59	156
TOTAL NON-CURRENT LIABILITIES	$59	$156
TOTAL LIABILITIES	$2,255	$1,766

COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)
REDEEMABLE CONVERTIBLE PREFERRED SHARES AND NON-CONTROLLING INTERESTS:

Convertible Series A Preferred Shares (NIS 0.01 par value, 510,000 shares authorized as of December 31, 2023 and 2022, 388,088 shares issued and outstanding as of December 31, 2023 and 2022); aggregate liquidation preference of $8,162 as of December 31, 2023;

Convertible Series A-1 Preferred Shares (NIS 0.01 par value per share, 120,000 shares authorized as of December 31, 2023 and 2022, 91,216 shares issued and outstanding as of December 31, 2023 and 2022); aggregate liquidation preference of $2,443 as of December 31, 2023;

Convertible Series A-2 Preferred Shares (NIS 0.01 par value per share, 200,000 shares authorized as of December 31, 2023 and 2022, 45,458 shares issued and outstanding as of December 31, 2023 and 2022); aggregate liquidation preference of $2,763 as of December 31, 2023;

SILEXION THERAPEUTICS LTD.

CONSOLIDATED BALANCE SHEETS — (Continued)

(U.S. dollars in thousands, except share data)

	December 31
	2023	2022

Convertible Series A-3 Preferred Shares (NIS 0.01 par value per share, 80,000 shares authorized as of December 31, 2023 and 2022, 63,331 shares issued and outstanding as of December 31, 2023 and 2022); aggregate liquidation preference of $2,887 as of December 31, 2023;

Convertible Series A-4 Preferred Shares (NIS 0.01 par value per share, 815,000 and 0 shares authorized as of December 31, 2023 and 2022, respectively, 21,717* and 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively); aggregate liquidation preference of $1,076 as of December 31, 2023;

TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES	15,057	14,646
CONTINGENTLY REDEEMABLE NON-CONTROLLING INTERESTS	3,420	3,586
TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES AND CONTINGENTLY REDEEMABLE NON-CONTROLLING INTERESTS	$18,477	$18,232
CAPITAL DEFICIENCY:
Ordinary shares (NIS 0.01 par value per share, 3,275,000 shares authorized as of December 31, 2023 and 2022; 219,354 shares issued and outstanding as of December 31, 2023 and 2022)	1	1
Additional paid-in capital	11,334	11,203
Accumulated deficit	(26,811)	(21,869)
TOTAL CAPITAL DEFICIENCY	$(15,476)	$(10,665)
TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES AND CONTINGENTLY REDEEMABLE NON-CONTROLLING INTERESTS, NET OF CAPITAL DEFICIENCY	$3,001	$7,567
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND NON-CONTROLLING INTEREST NET OF CAPITAL DEFICIENCY	$5,256	$9,333

____________

*        Net of 121,119 treasury shares held by a subsidiary as of December 31, 2023 (see Note 9(b)(2))

The accompanying notes are an integral part of these consolidated financial statements.

SILEXION THERAPEUTICS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share data)

	Year ended December 31
	2023	2022
OPERATING EXPENSES:
Research and development, net (including $69 and $49 from related party, respectively)	$3,708	$3,226
General and administrative (including $48 and $37 from related party, respectively)	973	634
TOTAL OPERATING EXPENSES	4,681	3,860
OPERATING LOSS	4,681	3,860
Financial expenses (income), net (including $83 and $0 from related party, respectively)	395	(396)
LOSS BEFORE INCOME TAX	$5,076	$3,464
INCOME TAX	32	24
NET LOSS FOR THE YEAR	$5,108	$3,488

Attributable to:
Equity holders of the Company	4,942	3,215
Non-controlling interests	166	273
	$5,108	$3,488

LOSS PER SHARE, BASIC AND DILUTED	$19.57	$12.74

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE	252,462	252,371

The accompanying notes are an integral part of these consolidated financial statements.

SILEXION THERAPEUTICS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED SHARES AND CAPITAL DEFICIENCY

(U.S. dollars in thousands, except per share data)

	Redeemable Convertible Preferred Shares											Ordinary shares		Additional paid-in Capital	Accumulated deficit	Total capital deficiency	Total redeemable convertible preferred shares and contingently redeemable non-controlling interests, net of capital deficiency
	Series A preferred shares		Series A-1 preferred shares		Series A-2 preferred shares		Series A-3 preferred shares		Series A-4 preferred shares		Contingently redeemable non-controlling interests
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount
BALANCE AT JANUARY 1, 2022	388,088	$7,307	91,216	$2,392	—	—	—	—	—	—	$3,859	219,251	$1	$11,006	$(18,654)	$(7,647)	$5,911
CHANGES DURING 2022:
Issuance of Preferred A-2 shares, net of issuance cost, see Note 9(b)					45,458	2,264											2,264
Conversion of simple agreements for future equity (SAFE) to Preferred A-3 shares, see Note 7							63,331	2,683						69		69	2,752
Exercise of options												103	*	3		3	3
Share-based compensation														125		125	125
Net loss											(273)				(3,215)	(3,215)	(3,488)
BALANCE AT DECEMBER 31, 2022	388,088	$7,307	91,216	$2,392	45,458	$2,264	63,331	$2,683	—	—	$3,586	219,354	$1	$11,203	$(21,869)	$(10,665)	$7,567
CHANGES DURING 2023:
Issuance of Preferred A-4 shares, net of issuance cost, see Note 9(b)									21,717	411				1		1	412
Share-based compensation														130		130	130
Net loss											(166)				(4,942)	(4,942)	(5,108)
BALANCE AT DECEMBER 31, 2023	388,088	$7,307	91,216	$2,392	45,458	$2,264	63,331	$2,683	21,717	$411	$3,420	219,354	$1	$11,334	$(26,811)	$(15,476)	$3,001

____________

*        Represents an amount less than $1

The accompanying notes are an integral part of these consolidated financial statements.

SILEXION THERAPEUTICS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year ended December 31
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,108)	$(3,488)
Adjustments required to reconcile loss to net cash used in operating activities:
Depreciation	45	57
Share-based compensation expenses	130	125
Non-cash financial expenses	318	(268)
Gain on disposal of property and equipment	(1)	—

Changes in operating assets and liabilities:
Increase (decrease) in prepaid expenses	(329)	415
Increase (decrease) in other receivables	18	(40)
Increase (decrease) in trade payable	79	(38)
Net change in operating lease	6	(34)
Increase (decrease) in employee related obligations	(46)	(53)
Increase (decrease) in accrued expenses	359	(11)
Net cash used in operating activities	(4,529)	(3,335)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from long-term deposits	—	16
Investment in short-term deposit	—	(500)
Proceeds from short-term deposit	507	—
Purchase of property and equipment	(12)	(40)
Proceeds from sale of property and equipment	78	—
Net cash provided by (used in) investing activities	573	(524)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred shares and warrants, net of issuance costs	522	2,749
Exercise of options	—	3
Net cash provided by financing activities	522	2,752

DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(3,434)	(1,107)
EXCHANGE RATE DIFFERENCES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(230)	(667)
BALANCE OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	8,309	10,083
BALANCE OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$4,645	$8,309

SILEXION THERAPEUTICS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(U.S. dollars in thousands)

	Year ended December 31
	2023	2023
Appendix A – RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH REPORTED IN THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	4,595	8,259
Restricted cash	50	50
TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH SHOWN IN STATEMENT OF CASH FLOWS	$4,645	$8,309

Appendix B – SUPPLEMENTARY INFORMATION:
SUPPLEMENTARY INFORMATION ON INVESTING AND FINANCING ACTIVITIES NOT INVOLVING CASH FLOWS:

Transition to ASC 842 – recognition of operating right of use assets and operating lease liabilities	$—	$391
Conversion of SAFEs to preferred shares and warrants	$—	$2,683

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest received	$153	$114

The accompanying notes are an integral part of these consolidated financial statements.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 1 — GENERAL:

a.      Silexion Therapeutics Ltd. (formerly known as Silenseed Ltd.) (hereinafter -”the Company”) was incorporated in Israel and began its operations on November 30, 2008. Since its incorporation, the Company has been engaged in one operating segment — the research and development of innovative treatments for pancreatic cancer based on siRNAs, aiming to stop the production of a specific pancreatic cancer-causing protein known as the KRAS mutation. The Company’s long-lived assets are located in Israel.

b.      On April 28, 2021, the Company signed an agreement with Guangzhou Sino-Israel Biotech Investment Fund (GIBF) to establish a new company in China. On June 15, 2021 a company was established in China, named Silenseed (China) Ltd (hereinafter — the “Subsidiary”). The Company owns 51% of the shares of the Subsidiary. The Subsidiary has not yet started significant operations as of December 31, 2023. The Company and Silenseed (China) Ltd., together — “the Group” (see Note 9d).

c.      On April 3, 2024, the Company entered into an Amended and Restated Business Combination Agreement (hereinafter, “A&R BCA”) with Moringa acquisition Corp (the “SPAC“), Biomotion Sciences, August M.S. Ltd. and Moringa Acquisition Merger Sub Corp (hereinafter — the “Business Combination”) which replaced an earlier business combination agreement, for further information see Note 15.

d.      In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and other terrorist organizations.

The Company’s headquarters are located in Modiin, Israel. As of the issuance date of these consolidated financial statements, the conflict between Israel and Hamas has not had a material impact on the Company’s results of operations or financial position, if at all. The Company cannot currently predict the intensity or duration of Israel’s war against Hamas, however, as most of the Company’s trials are not executed in Israel, the Company does not believe the recent terrorist attack and the subsequent declaration of war by the Israeli government against the Hamas terrorist organization will have any material impact on its ongoing operations. The Company continues to monitor its ongoing activities and will make any needed adjustments to ensure continuity of its business, while supporting the safety and well-being of its employees.

Any hostilities involving Israel, or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect the Company’s operations and results of operations and could make it more difficult for the Company to raise capital.

e.      Going concern:

Since its inception, the Company has devoted substantially all its efforts to research and development, clinical trials, and capital raising activities. The Company is still in its development and clinical stage and has not yet generated revenues. The Company has incurred losses of $5,108 and $3,488 for the years ended on December 31, 2023 and 2022, respectively. During the years ended on December 31, 2023 and 2022, the Company had negative operating cash flows of $4,529 and $3,335, respectively. As of December 31, 2023, the Company had cash and cash equivalents of $4.6 million. The Company expects to continue incurring losses, and negative cash flows from operations. Management is in the process of evaluating various financing alternatives, as the Company will need to finance future research and development activities, general and administrative expenses and working capital through fund raising. However, there is no assurance that the Company will be successful in obtaining such funding.

Under these circumstances, in accordance with the requirements of ASC 205-40, management has concluded that it is required to disclose that there is substantial doubt about the Company’s ability to continue as a going concern for at least 12 months from the date these financial statements are issued. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:

a.      Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

b.      Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. As applicable to these financial statements, the most significant estimates and assumptions relate to fair value of financial instruments and share-based compensation see Notes 12 and 11, respectively.

c.      Functional currency

The Company’s operations are currently conducted in Israel and some of the Company’s expenses are currently paid in new Israeli shekels (“NIS”); however, the markets for the Company’s future products are located outside of Israel. Financing activities are conducted in U.S. dollar (“dollar” or “$”). The Company’s management believes that the US dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the dollar. The functional currency of the Subsidiary is U.S. dollar, inter alia, in light of the composition of expenses and expected volume of intercompany transactions with the Company.

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-U.S. dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions — exchange rates at transaction dates or average exchange rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) — historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

d.      Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

The financial statements of the Company and of the Subsidiary are prepared as of the same dates and periods. The consolidated financial statements are prepared using uniform accounting policies by all companies in the Group.

e.      Cash and cash equivalents

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash.

Bank balances for which use by the Company is subject to third party contractual restrictions are included as part of cash unless the restrictions result in a bank balance no longer meeting the definition of cash. If the contractual restrictions to use the cash extend beyond 12 months after the end of the reporting period, the related amounts are classified as non-current in Balance sheets.

f.       Restricted cash

As of December 31, 2023 and 2022, the Company pledged an amount of $25 in favor of a bank as collateral for guarantees provided to secure the lease payments.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

The Company is required to hold a minimum amount of NIS 85 in its bank account in order to maintain availability of a credit line from its credit card company.

g.      Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and software	33
Laboratory and electronic equipment	15
Leasehold improvements*	15 – 40

____________

*        Leasehold improvements are amortized by the straight-line method over the expected lease term, which is shorter than the estimated useful life of the improvements.

h.      Employee rights upon retirement

The Company is required to make severance payments upon dismissal of an employee or upon termination of employment in certain circumstances.

In accordance with the current employment terms with all of its employees located in Israel, and pursuant to Section 14 of the Israeli Severance Pay Law, 1963, the Company makes and has been continuously making, since the beginning of employment of each of its current employees, regular deposits, at a rate of 8.33% of their monthly salary, with certain insurance companies for accounts controlled by each applicable employee in order to secure the employee’s full severance pay obligation.

Under these circumstances, the Company is currently relieved from any severance pay liability with respect to each such employee. Neither the liability in respect of these employees nor the credit for the amounts funded are reflected on the Company’s consolidated balance sheets, as the amounts funded are not under the control or management of the Company and the severance pay risks have been irrevocably transferred to the applicable insurance companies.

The amounts of severance payment expenses were $74 and $82 for the years ended December 31, 2023 and 2022, respectively.

i.       Fair value measurement

Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data of similar or identical assets or liabilities.
Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

j.       Financial instruments issued

When the Company issues preferred shares, it first considers the provisions of ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) in order to determine whether the preferred share should be classified as a liability. If the instrument is not within the scope of ASC 480, the Company further analyzes the instrument’s characteristics in order to determine whether it should be classified within temporary equity (mezzanine) or within permanent equity in accordance with the provisions of ASC 480-10-S99. The Company’s redeemable convertible preferred shares are not mandatorily or currently redeemable. However, they include clauses that could constitute as in-substance redemption clauses that are outside of the Company’s control. As such, all shares of redeemable convertible preferred shares have been presented outside of permanent equity.

When the Company issues other freestanding instruments, the Company first analyzes the provisions of ASC 480 in order to determine whether the instrument should be classified as a liability, with subsequent changes in fair value recognized in the statements of operations in each period. If the instrument is not within the scope of ASC 480, the Company further analyzes the provisions of ASC 815-40 in order to determine whether the instrument should be classified within equity or classified as an asset or liability, with subsequent changes in fair value recognized in the statements of operations in each period.

The Company’s issued financial instruments convertible to preferred shares are in the scope of ASC 480. For further details see Note 7 and Note 8.

k.      Redeemable Non-controlling Interest

Non-controlling interests with embedded redemption features, whose settlement is not at the Company’s discretion, are considered redeemable non-controlling interest. Redeemable non-controlling interests are considered to be temporary equity and are therefore presented as a mezzanine section between liabilities and equity on the Company’s consolidated balance sheets. Redeemable non-controlling interests are measured at the greater of the initial carrying amount adjusted for the non-controlling interest’s share of comprehensive income or loss or its redemption value. Subsequent adjustment of the amount presented in temporary equity is currently not required because the Company’s management estimates that it is not probable that the instrument will become redeemable. Adjustments of redeemable non-controlling interest to its redemption value are recorded through additional paid-in capital.

l.       Research and development expenses

Research and development costs are charged to the statements of operations as incurred. Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of payroll and subcontractors, as well as share-based payments. Advance payments for goods or services that will be used or rendered for future research and development activities are deferred. Such amounts are recognized as an expense as the related goods are used or the services are rendered.

Grants received from the Israeli Innovation Authority (“IIA”) for approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and included as a deduction from research and development expenses, see Note 5(a). The Company did not receive any grants during 2022 and 2023.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

m.     Share-based compensation

The Company’s employees and non-employees share-based payment awards are classified as equity awards. The Company accounts for these awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period using the straight-line method.

The Company elected to recognize compensation costs for awards conditioned only on continued service that have a graded vesting schedule using the straight-line method based on the multiple-option award approach. Forfeitures are recognized as they occur.

The Company accounts for its non-employees’ equity-classified share-based payment in a similar manner.

n.      Leases

The Company adopted the ASC 842, Leases accounting guidance. The Company recognized new right-of-use assets and operating lease liabilities of $391 as of January 1, 2022. The Company does not have any finance leases.

The Company recognizes operating lease payments in the consolidated statements of operations on a straight-line basis over the lease term. Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make minimum lease payments arising from the lease. ROU assets are initially measured at amounts representing the discounted present value of the lease payments over the lease, plus any initial direct costs incurred. The lease liability is initially measured at lease commencement date based on the discounted present value of minimum lease payments over the lease term. The discount rate for the lease is the rate in the lease unless that rate cannot readily determined. As the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at commencement date in determining the present value of lease payments. The Company’s IBR is estimated to approximate the interest rate for collateralized borrowing with similar terms and payments and in economic environments where the leased asset is located. The lease agreement included an option to extend or terminate the lease. The Company exercised its option to extend the lease period up to July 2025.

Payments under the Company’s lease arrangements are primarily fixed, however, certain lease agreements contain variable payments, which are expensed as incurred and not included in the operating lease right-of-use assets and liabilities. The Company elected the practical expedient not to separate lease and non-lease components.

o.      Loss per share

The Company calculates loss per share using the two-class method required for participating securities. This method entails allocating income available to ordinary shareholders for the period between ordinary shares and participating securities based on their respective rights to receive dividends as if all income for the period had been distributed. Basic loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the year, and fully vested pre-funded options for the Company’s ordinary shares at an exercise price of $0.01 or 0.01 NIS per share. The Company considers these shares to be exercised for little to no additional consideration. The Company also considers its redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. However, these participating securities do not contractually require the holders to participate in the Company’s losses. Consequently, net loss for the periods presented was not allocated to the Company’s participating securities.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

p.      Income taxes:

1)      Deferred taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future. Given the Company’s losses, the Company has provided a full valuation allowance with respect to its deferred tax assets.

2)      Uncertainty in income tax

The Company follows a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If this threshold is met, the second step is to measure the tax position as the largest amount that has more than a 50% likelihood of being realized upon ultimate settlement.

q.      Concentration of credit risks

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, restricted cash and short-term deposits. The Company deposits cash and cash equivalents mostly with three low risk financial institution. The Company has not experienced any material credit losses in these accounts and does not believe it is exposed to significant credit risk on these instruments.

r.       Operating segments and geographical information:

The Company is managed as one R&D department during its startup phase that has yet to earn revenues. The Company’s Chief Executive Office (“CEO”) was identified as the chief operating decision maker (“CODM”). The CODM reviews the financial information every quarter. Accordingly, the company had determined to operate under one reportable segment.

All of the Company long-lived assets are located in Israel.

s.       New accounting pronouncements:

The Company qualifies as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act for EGCs, the Company has elected to defer compliance with new or revised ASUs until it is required to comply with such updates, which is generally consistent with the adoption dates of private companies.

Recently Adopted accounting pronouncements:

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, which replaces the existing incurred loss model with a current expected credit loss (“CECL”) model that requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Subsequent to the issuance of ASU 2016-13, the FASB issued several additional Accounting Standard Updates to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. Under the ASU, the Company is required to use a forward-looking CECL model for accounts receivables and other financial instruments. The Company adopted the ASU on January 1, 2023 and it did not have a material impact on its consolidated financial statement.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

Recently issued accounting standards not yet adopted:

1)      In June 2022, the FASB issued ASU 2022-03 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring its fair value. The ASU also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The ASU also introduces new disclosure requirements for equity securities subject to contractual sale restrictions. As an Emerging Growth Company, the ASU is effective for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the effect that ASU 2022-03 will have on its consolidated financial statements and related disclosures.

2)      In November 2023, the FASB issued ASU No. 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU improves reportable segments disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The ASU also require that a public entity that has a single reportable segment to provide all the disclosures required by the amendments and all existing segment disclosures in Topic 280. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating this ASU to determine its impact on the Company’s segment disclosures.

3)      In December, 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires disclosure of disaggregated income taxes paid, prescribes standard categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. The ASU will be effective for fiscal years beginning after December 15, 2025, and allows adoption on a prospective basis, with a retrospective option. The Company is in the process of assessing the impacts and method of adoption.

NOTE 3 — PROPERTY AND EQUIPMENT, NET:

Composition of property and equipment, grouped by major classifications, is as follows:

	December 31
	2023	2022
Cost:	$75	$67
Computers
Laboratory and electronic equipment	—	274
Office furniture	2	2
Communication equipment	3	3
Leasehold improvements	56	52
	$136	$398
Accumulated depreciation:
Computers	55	41
Laboratory and electronic equipment	—	179
Office furniture	2	1
Communication equipment	3	3
Leasehold improvements	27	15
	$87	$239
Property and equipment, net	$49	$159

Depreciation expenses were $45 and $57 in the years ended December 31, 2023 and 2022, respectively.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 4 — LEASES:

The Company leases offices for its facilities in Israel by way of an operating lease. The lease agreement for such offices is denominated in NIS and linked to the Israeli consumer price index (“CPI”).

The Company provided the lessor with a bank guarantee as a rental security. The bank in turn placed a pledge over restricted cash of $25.

The lease for the offices expires on July 31, 2025. The remaining lease term is up to 1.58 years as of December 31, 2023.

Operating lease costs for the years ended December 31, 2022 and 2023 are as follows:

	Year Ended December 31,
	2023	2022
Fixed payments and variable payments that depend on an index or rate:
Office and operational lease expenses	$131	$132
Variable lease cost (included in the operating lease costs)	$9	$3
Total operating lease costs	$140	$135

Operating cash flows, for amounts included in the measurement of lease liabilities, are as follows:

	Year Ended December 31,
	2023	2022
Office and operational spaces lease expenses	$101	$119

Supplemental information related to operating leases is as follows:

	Year Ended December 31,
	2023	2022
Operating lease right-of-use assets	$198	$305
Operating lease liabilities	$171	$271
Weighted average remaining lease term (years)	1.58	2.58
Weighted average discount rate	12.69%	12.69%

As of December 31, 2023, the Company has not entered into lease agreements that include options to extend them that are not included in the measurement of the lease liability.

The following table outlines maturities of the Company’s operating lease liabilities as of December 31, 2023:

Operating lease liabilities
2024	$117
2025	68
Total undiscounted lease payments	$185
Less – imputed interest	$14
Present value of lease liabilities	$171

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 5 — SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:

Statement of operations:

a.      Research and development expenses, net:

	Year ended December 31,
	2023	2022
Payroll and related expenses	$973	$1,192
Subcontractors and consultants	2,467	1,595
Materials	13	191
Rent and maintenance	160	175
Travel expenses	37	42
Other	58	31
	$3,708	$3,226

b.      General and administrative expenses:

Payroll and related expenses	$356	$219
Professional services	386	197
Depreciation	45	57
Rent and maintenance	86	71
Patent registration	22	32
Travel expenses	31	—
Other	47	58
	$973	$634

c.      Financial expense, net:

Change in fair value of financial liabilities measured at fair value	$86	$(1,017)
Issuance costs	3	84
Interest income	(153)	(114)
Foreign currency exchange loss, net	453	650
Other	6	1
Total financial expense (income), net	$395	$(396)

NOTE 6 — COMMITMENTS AND CONTINGENT LIABILITIES:

During 2009 to 2020, the Company received several approvals from the IIA for participation in research and development activities performed by the Company (“Support Grants”) in a total amount of $5.8 million.

The Company is obligated to pay royalties to the IIA amounting to 3%-5% of the sales of the core products and other related revenues generated from such projects, up to 100% of the Support Grants received, linked to the U.S. dollar and bearing interest at the rate of LIBOR. The obligation to pay these royalties is contingent upon actual sales of the products and, in the absence of such sales, no payment is required. In October 2023, it was published that the interest rate on the Support Grants will be replaced with the 12-month term Secured Overnight Financing Rate (SOFR) published on the first trading day of each calendar year.

As of December 31, 2023, the total royalty amount that may be payable by the Company is approximately $5.8 million ($6.4 million including interest).

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 7 — SIMPLE AGREEMENT FOR FUTURE EQUITY:

On March 15, 2021, a Simple Agreement for Future Equity (“SAFE”) was signed between the Company and a group of investors, for an aggregate amount of up to $4,000, of which $2,887 were actually raised. The SAFE was for a period of 9 months and was convertible into preferred shares with the most senior class of rights issued by the Company at the time of conversion.

The conversion rate and timing were subject to events as determined in the SAFE, the principal amount thereon was to be converted to the most senior class of shares of the Company in accordance with the terms mentioned in the SAFE, as follows: in an event that the Company consummates an equity investment of at least $2,000, the principal amount will be converted automatically to the most senior class of equity at the lower of (i) the price per share of the most senior shares issued in such equity investment less a 25% discount, or (ii) a price per share reflecting a fully diluted pre-money Company valuation of $70,000. However, in no event was the price per share to be lower than a price per share reflecting a fully-diluted pre-money valuation of the Company of $30,000.

Total consideration for the SAFE agreements was $2,887.

On January 14, 2022, the Company converted the SAFE in the total amount of $3,204 (its fair value as of conversion date) into 63,331 Series A-3 Preferred Shares and 47,495 warrants exercisable into Series A-2 Preferred Shares. In accordance with ASC 480 the Company recorded financial expenses in amount of $317 with respect to the discount on the SAFE conversion.

NOTE 8 — WARRANTS TO PURCHASE PREFERRED SHARES:

a.      In connection with the Series A-2 Preferred Shares (see Note 9(b)), the Company issued warrants to acquire 92,953 Series A-2 Preferred Shares to various investors, including 47,495 warrants issued as part of the converted SAFE (see Note 9(b)). These warrants feature an exercise price of $60.783 per share and expired during 2023. As of December 31, 2022, there are 92,953 outstanding warrants. As of December 31, 2023, all warrants are expired.

b.      Concerning the Series A-4 Preferred Shares (see Note 9(b)), the Company issued warrants to acquire 21,717 Series A-4 Preferred Shares to various investors, with an exercise price of $24.769 per share and an expiration date of May 30, 2025. Issuance expenses amounted to $3. As of December 31, 2023, there are outstanding warrants of 21,717. Regarding the warrants issued to the Subsidiary see Note 9(b)(2).

The Company classified the warrants for the purchase of shares of its convertible redeemable preferred shares as a liability in its consolidated balance sheets, as these warrants were freestanding financial instruments which underlying shares are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The warrant liability was initially recorded at fair value upon the date of issuance and was subsequently remeasured at fair value at each reporting date. The Company recorded revaluation expenses (income) amounting to $(86) and $1,017 for the years ended 2023 and 2022, respectively, and accounted for such revaluation expenses as part of its financial income (expense), net, in the statements of operations.

For further information in respect of warrants issuance to service provider see Note 11(1).

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 9 — REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY:

a.      As of December 31, 2023 and 2022, the share capital is composed of 0.01 NIS par value shares, as follows:

	December 31, 2023
	Authorized	Issued and paid	Carrying Value	Liquidation Preference
Ordinary Shares	3,275,000	219,354	$4,685
Preferred A Shares	510,000	388,088	$7,307	$8,162
Preferred A-1 Shares	120,000	91,216	$2,392	$2,443
Preferred A-2 Shares	200,000	45,458	$2,264	$2,763
Preferred A-3 Shares	80,000	63,331	$2,683	$2,887
Preferred A-4 Shares	815,000	21,717	$411	$1,076
	December 31, 2022
	Authorized	Issued and paid	Carrying Value	Liquidation Preference
Ordinary Shares	4,090,000	219,354	$4,685
Preferred A Shares	510,000	388,088	$7,307	$8,162
Preferred A-1 Shares	120,000	91,216	$2,392	$2,443
Preferred A-2 Shares	200,000	45,458	$2,264	$2,763
Preferred A-3 Shares	80,000	63,331	$2,683	$2,887

b.      Issuance of shares:

1)      On January 14, 2022, the Company signed an agreement to issue shares in consideration for an investment in the amount of $2,763. In return for this investment, the Company issued 45,458 Series A-2 Preferred Shares with a par value of NIS 0.01. Issuance expenses amounted to $14.

Following this investment, the Company converted the SAFE in the total amount of $3,204 into 63,331 Series A-3 Preferred Shares.

In addition, the Company issued 92,953 warrants for Series A-2 Preferred Shares NIS 0.01 par value per share, including 47,495 warrants issued as part of the converted SAFE (see Note 8(a)), each exercisable at a price of $60.78 per share.

2)      On May 30, 2023, the Company entered into an agreement to receive an investment in a total amount of $538. In exchange for this investment, the Company issued 21,717 Series A-4 Preferred Shares with a par value of NIS 0.01. Issuance expenses amounted to $16.

Additionally, the Company issued 21,717 warrants for Series A-4 Preferred Shares, each with a par value of NIS 0.01, exercisable at a price of $24.769 per share.

In addition, on May 30, 2023, the Subsidiary made an investment totaling $3 million in the Company. This investment resulted in the acquisition by the Subsidiary of 121,119 Series A-4 Preferred Shares and 121,119 warrants convertible into series A-4 Preferred Shares. Each warrant is exercisable into one series A-4 Preferred Share at an exercise price of $24.769 per share. As the acquisition was eliminated in consolidation, it had no impact on the consolidated financial statement.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 9 — REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY: (cont.)

c.      Shareholders rights:

1)      The Ordinary shares confer upon their holders the right to participate and vote in general shareholders meetings of the Company and to share in the distribution of dividends, if any declared by the Company.

The Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares and Series A-4 Preferred Shares (collectively, the “Preferred A Shares”) confer upon their holders all of the rights conferred upon the holders of Ordinary Shares in the Company, as well as the following rights:

a)      Distribution Preference

First, the holders of Series A-4 Preferred Shares shall be entitled to receive, prior and in preference to any holders of Series A-3 Preferred Shares, Series A-2 Preferred Shares, Series A-1 Preferred Shares, Series A Preferred Shares, Ordinary Shares or any other equity securities of the Company, for each outstanding Series A-4 Preferred Share held by them, an amount equal to (i) 200% of the Original Issue Price per each Series A-4 Preferred Share (in cash, cash equivalents or, if applicable, securities) plus (ii) declared and unpaid dividend in respect of such share (the “Series A-4 Preference Amount”).

In the event that the distributable proceeds are insufficient for the distribution of the Series A-4 Preference Amount in full to all holders of Series A-4 Preferred Shares, then the Distributable Proceeds shall be distributed pari passu among such holders of Series A-4 Preferred Shares in proportion to the respective full Series A-4 Preference Amount such holders would otherwise be entitled to receive.

Second, the holders of Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series A-3 Preferred Shares, shall be entitled to receive, prior and in preference to any holders of Ordinary Shares, for each outstanding Preferred A Share held by them, an amount equal to: (a) Series A and Series A-1 Shares — the issue price paid for such share; (b) Series A-2 preferred share — US$ 60.783 per each Series A-2 share, and (c) Series A-3 Preferred Shares — US$45.587 per each Preferred A-3 share; plus any declared and unpaid dividend in respect of such share (the “Series A, A-1, A-2 and A-3 Preference Amount”, and together with the Series A-4 Preference Amount, the “Preference Amounts”).

In the event that the distributable proceeds are insufficient for the distribution of the Series A, A-1, A-2 and A-3 Preference Amount in full to all holders of Preferred A Shares, then the Distributable Proceeds shall be distributed pari passu among such holders of Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series A-3 Preferred Shares in proportion to the respective full Series A, A-1, A-2 and A-3 Preference Amount such holders would otherwise be entitled to receive.

Third, following the distribution of the Preference Amounts, any remaining distributable proceeds shall be distributed pro rata among all the holders of Ordinary Shares and Preferred A Shares, based on their respective holdings of outstanding shares of the Company, on a pari passu and as converted basis.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 9 — REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY: (cont.)

b)      Liquidation Preference:

If the Company is liquidated, dissolved or wound up (including, without limitation, upon appointment of a receiver or liquidator to all or substantially all of the Company’s assets, whether voluntary or involuntary), then all the assets and funds of the Company available for distribution shall first be distributed in accordance with the Preference Amounts, and thereafter among all shareholders of the Company pro rata based on the number of Ordinary Shares and Series A Preferred Shares held by each, on an as-converted basis.

For the purpose of this clause, a liquidation event also includes (a) a merger of the Company into another corporation(s) in which the holders of the Company’s shares do not, immediately after such merger, represent a majority of the voting power of the surviving corporation (other than a merger with a company in which the shareholders of the Company receive stock of the surviving company which is publicly traded at the time of such merger); (b) a sale of all or substantially all of the assets of the Company to entities not controlled by the Company’s existing shareholders; and (c) a grant of an exclusive, irrevocable licensing of all or substantially all of the Company’s intellectual property to a third party.

c)      Dividend Preference:

In the event that the Company distributes a dividend in respect of its shares, the holders of Preferred A Shares shall be entitled to receive the Preference Amounts prior to and in preference to the distribution of dividends to all shareholders of the Company.

d)      Conversion Rights:

Each Preferred A Share is convertible into Ordinary Shares. Their number is determined by multiplying such Preferred A Share by a quotient equal to (a) the applicable Original Issue Price for such share divided by (b) the Conversion Price (as defined below) at the time in effect for such share. The Preferred A Shares are convertible without payment of additional consideration by the holder thereof, upon each of the following events: (i) at the option of the holder thereof, at any time and from time to time; (ii) upon the consent of, or conversion by, the holders of a majority of the Preferred A Shares; or (iii) immediately before the consummation of an initial public offering of the Company’s securities.

The initial conversion price per each Preferred A Share is the applicable Original Issue Price for such share (the “Conversion Price”). The Conversion Price per each Preferred A Share shall be adjusted in the event of a share combination or subdivision, share split, distribution of bonus shares or any other reclassification, reorganization or recapitalization (each, a “Recapitalization Event”), so that the holder of each Preferred A Share shall be entitled to receive, upon conversion, such number of Ordinary Shares they would have been entitled to receive following the Recapitalization Event had each Preferred A Share been converted into Ordinary Shares prior to the Recapitalization Event.

Additionally, in the event that the Company issues Additional Shares (as such term is defined in the Company’s articles of association), for a consideration per share lower than the applicable Conversion Price for Series A-4 Preferred Shares in effect immediately prior to such issuance (the “Reduced Price”), then the Conversion Price for Series A-4 Preferred Shares shall be reduced, for no additional consideration, concurrently with such issuance, to the Reduced Price.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 9 — REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY: (cont.)

d.      Silenseed China Minority Equityholder Rights:

The articles of association of Silenseed (China) Ltd. (the “Subsidiary’s Articles”) provide the minority shareholder, Guangzhou Sino-Israel Bio-industry Investment Fund (LLP) (“GIBF”) with the following minority shareholder protections:

a.      Conversion (“Put/Call”) Option:    Either GIBF or the Company may elect that the equity rights of GIBF in the Subsidiary shall be exchanged for the most senior shares (i.e., preferred shares) of the Company, consequently turning the Subsidiary into a wholly-owned subsidiary of the Company. The number of shares to be issued to GIBF upon such exchange shall be calculated by converting the total cash amount invested by GIBF in the Subsidiary (the “Contribution Amount”), into the most senior class of shares of the Company as of May 30, 2023, based on a pre-money valuation of the Company of US$20 million on a fully diluted basis as of September 1, 2023, or later, as shall be mutually agreed between the parties.

b.      “Company Exit Event” means the consummation of: (i) an initial public offering of Company, in a stock exchange, directly or via a SPAC (or similar methods); (ii) the sale of all or substantially all of the securities or assets of the Company (or an exclusive license with respect to all or substantially all of the assets of Company); (iii) a merger or acquisition of the Company (following which existing shareholders as of immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity); (iv) sale of at least 50% of the means of control or assets of the Company; (v) liquidation, dissolution or winding up of the Company; or (vi) at any time upon a party’s written notice, provided, however that the exercise of such right by the Company shall be subject to GIBF’s written consent, which shall not be unreasonably withheld.

1)      Anti-Dilution Protection:    If the Subsidiary issues any additional equity rights in the Subsidiary to a third-party investor in the next two equity investment rounds of the Subsidiary, reflecting a purchase price per equity right lower than the purchase price per equity right paid by GIBF, GIBF will be issued additional equity rights of the Subsidiary for no consideration, based on a broad based weighted average formula.

2)      Registration Rights:    GIBF shall be entitled to the same rights to register its equity rights in the Subsidiary as part of an IPO of the Subsidiary, as granted to Company, on a pro-rata basis.

3)      Liquidation Preference:    In the event of an IPO in which the Subsidiary’s valuation is at least $200 million or an Exit Event (as defined in the Subsidiary’s Articles), GIBF shall be entitled to be paid out of the assets legally available for distribution to equity holders of the Subsidiary (the “Distributable Proceeds”), prior to any payment made to any other equity holder, an amount in cash equal to the Contribution Amount (the “Preference Amount”). Following payment of the Preference Amount, any remaining Distributable Proceeds shall be distributed among all holders of equity rights excluding GIBF, on a pro-rata basis, provided that GIBF shall have the right to waive its right to receive the Preference Amount, in which case all Distributable Proceeds shall be distributed among all equity holders of the Subsidiary on a pari passu and pro rata basis.

4)      Other rights, such as right of first refusal for GIBF to purchase the Company’s equity rights in the Subsidiary if the Company proposes to sell or receives an offer to sell its equity rights; a right of co-sale for GIBF to participate in a proposed sale of the Company’s equity rights in the Subsidiary on a pro-rata basis; a preemptive right for both investors to participate in the issuance of new securities by the Subsidiary until the consummation of an IPO or an Exit Event (as defined in the Subsidiary’s Articles).

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 10 — INCOME TAXES:

a.      Corporate taxation in Israel

The Company is taxed according to the regular corporate income tax in Israel. The corporate tax rate is 23% in 2023 and 2022.

b.      Income taxes on non-Israeli subsidiary

The Subsidiary is taxed under the tax laws of China and the corporate tax rate is 25%.

c.      Tax loss carryforwards

As of December 31, 2023, the expected tax loss carryforwards of the Company were approximately $19,151, which may be carried forward and offset against taxable income in the future for an indefinite period. The Company has recognized valuation allowance for the full amount in respect of these tax loss carryforwards since their utilization is not expected in the foreseeable future.

Israel and foreign components of loss from continuing operations, before income taxes consisted of:

	Year ended December 31
	2023	2022
Israel	$4,769	$2,929
Subsidiary outside of Israel	307	535
Total	$5,076	$3,464

d.      Uncertainty in income tax

As of December 31, 2023 and 2022, no liability for unrecognized tax benefits was recorded due to immateriality.

e.      Tax rate reconciliation

Income tax expense attributable to income from continuing operations was $32 and $24 for the years ended December 31, 2023 and 2022, respectively, and differed from the amounts computed by applying an Israeli Statutory income tax rate of 23% to pretax income from continuing operations, mainly as a result of changes in valuation allowance of $922 and $268 respectively, as well as nondeductible expenses.

The reconciliation of the theoretical tax benefit (expense) by the Israeli statutory tax rate to the Company’s effective benefit (expense) taxes are as follows:

	Year ended December 31
	2023	2022
Loss before income taxes	$(5,076)	$(3,464)
Statutory tax rate	23%	23%
Computed “expected” tax income	(1,167)	(797)
Exchange rate differences	120	588
Non-deductible share-based compensation	30	29
Non-deductible financial instruments valuation	21	(215)
Effect of other non-deductible differences	112	162
Change in valuation allowance	922	268
Subsidiary tax rate differences	(6)	(11)
Reported taxes on income	$32	$24

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 10 — INCOME TAXES: (cont.)

f.       Deferred tax

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31
	2023	2022
Deferred tax assets
Operating loss carryforwards	$4,405	3,752
Research and development	780	592
Accrued expenses	304	219
Lease liability	39	62
Other	25	30
Total deferred tax assets	$5,553	$4,655

Deferred tax liabilities
Right of use asset	(46)	(70)
Total deferred tax liabilities	$(46)	$(70)

Valuation allowance	$(5,507)	$(4,585)
Deferred tax assets, net of valuation allowance	$—	$—

g.      Roll forward of valuation allowance:

The following table presents a reconciliation of the beginning and ending valuation allowance:

Balance as of December 31, 2021	$(4,317)
Additions	(268)
Balance as of December 31, 2022	$(4,585)
Additions	(922)
Balance as of December 31, 2023	$(5,507)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on these factors, the Company recorded a full valuation allowance on December 31, 2023 and 2022.

h.      Income tax assessments

The Company has tax assessments that are considered to be final through tax year 2018. The subsidiary does not have final tax assessments.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 11 — SHARE-BASED COMPENSATION:

1)      Warrants to service provider

In conjunction with the issuance of Series A-1 Preferred Shares, the Company issued warrants to acquire 3,837 Series A-1 Preferred Shares to a service provider who assisted in raising the funds, which warrants were classified as part of the issue expenses. These warrants carry an exercise price of $26.78 per share and are set to expire on January 31, 2027. As of December 31, 2023 and 2022, all 3,837 of such warrants remained outstanding.

In conjunction with the issuance of Series A-2 Preferred Shares, the Company issued warrants to acquire 4,009 Series A-3 Preferred Shares to a service provider who assisted in raising the funds, which were recorded as part of issue expenses. These warrants carry an exercise price of $45.587 per share and are set to expire on January 14, 2029. As of December 31, 2023 and 2022, all 4,009 of such warrants remained outstanding.

The warrants for both the Series A-1 Preferred Shares and Series A-3 Preferred Shares were recognized as issuance costs of the SAFE round and recognized as financial expenses.

In conjunction with the issuance of Series A-4 Preferred Shares, the Company issued warrants to acquire 107 Series A-4 Preferred Shares to a service provider who assisted in raising the funds, which were recorded as part of issue expenses. These warrants carry an exercise price as those issued to the investors in such round, and expire on May 30, 2030. As of December 31, 2023, all 107 of such warrants remained outstanding. The warrants were recognized as issuance costs and the portion attributed to the issuance of Series A-4 Preferred Shares was classified as part of the shareholders’ equity. The portion attributed to the issuance of the warrants was recognized as financial expenses.

2)      Employee Stock Option Plan

As of December 31, 2023, the Board of Directors approved a pool of 130,889 Ordinary Shares for grant to Company employees, consultants, directors and other service providers.

Under the Company’s 2013 and 2023 Incentive Option Plans (collectively “the Plan”), options to purchase Ordinary Shares may be granted to certain entities and individuals. Each option granted under the Plan is exercisable until 10 years from the date of grant, or earlier upon cessation of employment or engagement of the grantee and certain other occurrences.

Grants to employees are made in accordance with the Plan and are carried out within the provisions of Section 102 of the Israel Income Tax Ordinance, under the capital gains track described in subsection (b)(2) of Section 102. In accordance with such track selected by the Company and the provisions associated with it, the Company is not entitled to claim a tax deduction for the employee benefits.

The Company’s options expenses amounted to a total of $130 and $125 in 2023 and 2022, respectively. As of December 31, 2023, 9,081 shares remain available for grant under the Plan.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 11 — SHARE-BASED COMPENSATION: (cont.)

Summary of outstanding and exercisable options:

Below is a summary of the Company’s stock-based compensation activity and related information with respect to options granted to employees and non-employees for the year ended December 31, 2023 and 2022:

	Number of options	Weighted- average exercise price (in U.S. dollars)	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2022	122,308	$17.229	5.88	$144
Granted	—	$—	—	$—
Exercised	—	$—	—	$—
Forfeited	—	$—	—	$—
Expired	(500)	$(17)	—	$—
Outstanding at December 31, 2023	121,808	$17.231	4.88	$316
Exercisable at December 31, 2023	88,895	$13.696	3.62	$316
Vested and expected to vest at December 31, 2023	121,808	$17.231	4.88	$316
	Number of options	Weighted- average exercise price (in U.S. dollars)	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2021	72,058	$10.568	4.46	$493
Granted	54,500	$26.780	9.98	$—
Exercised	(103)	$26.771	(8.22)	$—
Forfeited	(2,548)	$26.775	(9.18)	$—
Expired	(1,599)	$(27)	—	$—
Outstanding at December 31, 2022	122,308	$17.229	5.88	$144
Exercisable at December 31, 2022	69,318	$9.939	3.29	$144
Vested and expected to vest at December 31, 2022	122,308	$17.229	5.88	$144

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 11 — SHARE-BASED COMPENSATION: (cont.)

The fair value for options granted in 2022 is estimated at the date of grant using a Black-Scholes option pricing model based on the following assumptions:

Year ended December 31, 2022
Employees
Expected term (in years)	6.05 – 10.00
Expected volatility	82.97% – 88.45%
Risk-free interest rate	2.31% – 2.90%
Expected dividend yield	0.00%
Exercise price	$26.78
Non-Employees
Expected term (in years)	9.78
Expected volatility	88.46%
Risk-free interest rate	2.31%
Expected dividend yield	0.00%
Exercise price	$26.78

The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Since the Company is not traded, the expected volatility was based on the average volatility rate of 8 public companies in the healthcare industry.

The expected term of options granted represents the period during which options granted are expected to remain outstanding. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends. The Company uses the simplified method for nonexecutive employees, due to insufficient historical exercise experience”.

The fair value of options granted during 2022 was $529.

Options granted to employees and non-employees:

In 2023 no options were granted, neither to employees nor to non-employees.

In the year ended December 31, 2022, the Company granted options as follows:

	Year ended December 31, 2022
	Award amount	Exercise price	Vesting period	Expiration
Employees	52,500	26.78	up to 4 years	10 years
Non-employees	2,000	26.78	Immediate	10 years
Total granted	54,500

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 11 — SHARE-BASED COMPENSATION: (cont.)

Summary of status of the Company’s nonvested employee options:

The following table summarizes the number of options outstanding for the years ended December 31, 2023 and December 31, 2022, and related information:

	Number of options	Weighted- average grant-date fair value price
Outstanding at December 31, 2022	52,858	$9.59
Granted	—	$—
Vested	(19,945)	$9.56
Forfeited	—	$—
Outstanding at December 31, 2023	32,913	$9.61

Outstanding at December 31, 2021	4,464	$7.67
Granted	52,500	$9.63
Vested	(1,558)	$7.10
Forfeited	(2,548)	$8.56
Outstanding at December 31, 2022	52,858	$9.59

Summary of status of the Company’s nonvested nonemployee options:

The following table summarizes the number of options outstanding for the years ended December 31, 2023 and December 31, 2022, and related information:

	Number of options	Weighted- average grant-date fair value price
Outstanding at December 31, 2022	132	$4.96
Granted	—	$—
Vested	(132)	$4.96
Forfeited	—	$—
Outstanding at December 31, 2023	—	$—

Outstanding at December 31, 2021	304	$4.91
Granted	2,000	$11.93
Vested	(2,172)	$11.37
Forfeited	—	$—
Outstanding at December 31, 2022	132	$4.96

On December 31, 2023, there was $284 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.22 years.

On December 31, 2022, there was $414 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.20 years.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 11 — SHARE-BASED COMPENSATION: (cont.)

The share-based compensation expense by line item in the accompanying consolidated statements of operations is summarized as follows:

	Year ended December 31
	2023	2022
Research and development	$78	$60
General and administrative	52	65
	$130	$125

NOTE 12 — FAIR VALUE MEASUREMENTS:

Financial instruments measured at fair value on a recurring basis

The Company’s assets and liabilities that are measured at fair value as of December 31, 2023, and December 31, 2022, are classified in the tables below in one of the three categories described in “Note 2 — Fair value measurement” above:

	December 31, 2023
	Level 3	Total
Financial Liabilities
Warrants to preferred shares	$200	$200
	December 31, 2022
	Level 3	Total
Financial Liabilities
Warrants to preferred shares	$3	$3

The following is a roll forward of the fair value of liabilities classified under Level 3:

	2023	2022
	Warrants	Warrants	SAFE
Fair value at the beginning of the year	$3	$—	$3,204
Issuance	111	1,020	—
Change in fair value	86	(1,017)	—
Conversion to equity	—	—	(3,204)
Fair value at the end of the year	$200	$3	$—

The fair value of the Company’s warrant liabilities as of December 31, 2023 was estimated using a hybrid model in order to reflect two scenarios: (1) an IPO event (including de-SPAC transaction) and (2) other liquidation events.

The IPO scenario (including de-SPAC transaction) was based on management estimation regarding the expected value of the Company’s entire equity at the IPO event (including de-SPAC transaction). Valuation under this scenario was assessed using the probability-weighted expected return method (PWERM).

The valuation under the ‘other liquidation events’ scenario was assessed using an option pricing model (OPM) by implementing a Monte Carlo Simulation, which treats the financial instruments in the Company’s equity as contingent claims whose future payoff depends on the Company’s future equity value. The Company’s entire equity value in 2023 was calculated based, among others, on the financing round closest to the valuation date.

The fair value of the Company’s warrant liabilities as of December 31, 2022 was estimated using only the ‘other liquidation events’ scenario.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 12 — FAIR VALUE MEASUREMENTS: (cont.)

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding discount rates, the selection of comparable public companies, and the probability of and timing associated with possible future events.

The following table presents the main assumptions used in the hybrid model for the periods presented:

	December 31
	2023	2022
Expected volatility	73.8%	87.3%
Assumptions regarding the price of the underlying shares:
Probability of an IPO scenario (including de-SPAC transaction)	25%	—
Expected time to IPO (including de-SPAC transaction) (years)	0.414	—
Probability of other liquidation events	75%	100%
Expected time to liquidation (years)	2.75	3.00
Expected return on Equity	22%	23%

A significant increase in the expected volatility, or in the probability of an IPO (including de-SPAC transaction) (in 2023), could each increase the fair value of the related instruments. A significant decrease in the expected term of the warrants or expected time to IPO (including de-SPAC transaction), could each decrease the fair value of related instruments. In combination, changes in these inputs could result in a significantly higher or lower fair value measurement if the input changes were to be compounding, or could result in a minimally higher or lower fair value measurement if the input changes were of opposite effects and consequently offset each other.

Financial instruments not measured at fair value

The carrying amounts of cash and cash equivalents, restricted cash, receivables, trade payables and other liabilities approximate their fair value due to the short-term maturity of such instruments.

NOTE 13 — NET LOSS PER SHARE:

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented (USD in thousands, except per share data):

	Year ended December 31
	2023	2022
Numerator:
Net loss for the year	$5,108	$3,488
Net loss attributable to ordinary shareholders, basic and diluted:	$4,942	$3,215
Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	252,462	252,371
Net loss per share attributable to ordinary shareholders, basic and diluted	$19.57	$12.74

Basic loss per share is computed on the basis of the net loss for the period divided by the weighted average number of ordinary shares outstanding during the period, and fully vested Pre-Funded options for the Company’s ordinary shares at an exercise price of $0.01 or 0.01 NIS per share, as the Company considers these shares to be exercised for little to no additional consideration.

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 13 — NET LOSS PER SHARE: (cont.)

As of December 31, 2023 and 2022, the basic loss per share calculation included a weighted average number of 33,108 of fully vested Pre-Funded options. As the inclusion of shares of ordinary shares equivalents in the calculation would be anti-dilutive for all periods presented, diluted net loss per share is the same as basic net loss per share.

The following instruments were not included in the computation of diluted earnings per share because of their anti-dilutive effect:

•        Redeemable convertible preferred shares (see Note 9);

•        Warrants to purchase redeemable convertible preferred shares (see Note 8);

•        Simple agreements for future equity (see Note 7);

•        Share-based compensation issuable at substantial consideration (see Note 11).

NOTE 14 — TRANSACTIONS AND BALANCES WITH RELATED PARTIES:

Transactions with related parties which are shareholders and directors of the Company:

a.      Transactions:

	Year ended December 31
	2023	2022
Share-based compensation included in research and development expenses	$69	$49
Share-based compensation included in general and administrative expenses	$48	$37
Financial expenses	$83	$—

b.      Balances:

	December 31
	2023	2022
Non-Current liabilities –
Warrants to preferred shares	$186	$—

NOTE 15 — SUBSEQUENT EVENT

The Company’s management has performed an evaluation of subsequent events through May 9, 2024, the date the financial statements were available to be issued.

a.      On February 21, 2024, the Company entered into a business combination agreement with Moringa Acquisition Corp. (the “SPAC”), an exempted company incorporated under the Laws of the Cayman Islands whose class A ordinary shares (as well as other instruments) are listed for trade on the Nasdaq Global Market (NASDAQ: MACA), and April.M.G. Ltd. (the “April Merger Sub”), a limited liability company organized under the laws of the State of Israel and a wholly-owned subsidiary of the SPAC (the “Original BCA”). According to the Original BCA, April Merger Sub would merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the SPAC, and with the SPAC continuing as a public company following the completion of the merger and with its securities continuing to be traded on Nasdaq.

b.      On April 3, 2024, the SPAC and the Company restructured the transactions contemplated under the Original BCA by entering into the A&R BCA by and among Biomotion Sciences, a Cayman Islands exempted company (the “New Pubco”), August M.S. Ltd., an Israeli company and a wholly owned

SILEXION LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

NOTE 15 — SUBSEQUENT EVENT (cont.)

subsidiary of New Pubco (the “Merger Sub 1”), Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly owned subsidiary of New Pubco (the “Merger Sub 2”), the SPAC and the Company. The A&R BCA amends and restates, in its entirety, the Original BCA.

Pursuant to the A&R BCA, Merger Sub 2 will merge with and into the SPAC, with the SPAC continuing as the surviving company of such merger and a wholly-owned subsidiary of New Pubco (the “SPAC Merger”), and Merger Sub 1 will merge with and into the Company, with the Company continuing as the surviving company of such merger and a wholly-owned subsidiary of New Pubco (the “Acquisition Merger”).

Upon the effectiveness of the SPAC Merger, each outstanding SPAC Class A ordinary share and the sole outstanding SPAC Class B ordinary share will convert into an ordinary share of New Pubco on a one-for-one basis, and each outstanding warrant to purchase one SPAC Class A ordinary share will convert into a warrant to purchase one New Pubco ordinary share, at the same exercise price.

Upon the effectiveness of the Acquisition Merger, each outstanding ordinary share and preferred share of the Company will convert into such number of ordinary shares of New Pubco as is equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $62,500,000 by (2) the number of fully diluted Company equity securities, by (y) $10.00 (the “Company Equity Exchange Ratio”). Each outstanding Company warrant and Company option to purchase one Company share, and Company restricted share unit (RSU) that may be potentially settled for one Company share, will become exercisable for, or will be subject to settlement for (as applicable), such number of New Pubco ordinary shares as are equal to the Company Equity Exchange Ratio. The exercise price per New Pubco ordinary share of each such converted Company options and Company warrants will be adjusted based on dividing the existing per share exercise price by the Company Equity Exchange Ratio. The terms of vesting, exercise and/or settlement, as applicable, of such converted options, warrants and RSUs shall remain the same following such conversion, except that the vesting of each Company option will accelerate immediately prior to the Acquisition Merger, such that the New Pubco option into which it has been converted will be fully vested.

The completion of the A&R BCA is subject to the satisfaction of certain conditions, including obtaining the consent of the shareholders of each of the SPAC and the Company and the declaration of effectiveness of a registration statement on form S-4 by the U.S. Securities and Exchange Commission in relation to issuance of New Pubco ordinary shares to be issued or issuable to the SPAC’s and the Company’s respective security holders pursuant to the A&R BCA. To facilitate the A&R BCA, the parties further entered into certain ancillary agreements.

The A&R BCA further imposes various restrictions on the total liabilities which the SPAC may incur prior to closing, including the total indebtedness toward the sponsor of the SPAC, and the terms on which such indebtedness will be repaid or converted, whereas such conversion, if and when it occurs, will further dilute the holdings of all shareholders of New Pubco at that time, including the former shareholders of the Company.

Annex A

Dated April 3, 2024

AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT

by and among

Biomotion Sciences,

August M.S. Ltd.,

Moringa Acquisition Merger Sub Corp,

Moringa Acquisition Corp,

and

Silexion Therapeutics Ltd.

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A — Form of Company Support Agreement
Exhibit B — Form of Sponsor Support Agreement
Exhibit C — Form of Amended Registration Rights and Lock-Up Agreement
Exhibit D — List of Company Shareholders Joining the Amended Registration Rights and Lock-Up Agreement
Exhibit E — Form of New Incentive Plan
Exhibit F — Form of Amended & Restated Sponsor Promissory Note

Annex A-iii

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

THIS AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT is made and entered into as of April 3, 2024 (this “Agreement”), by and among Biomotion Sciences, an exempted company incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of SPAC Sponsor (as defined below) (“TopCo”), August M.S. Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of TopCo (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, an exempted company incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of TopCo (“Merger Sub 2”), Moringa Acquisition Corp, an exempted company incorporated under the Laws of the Cayman Islands (“SPAC”), and Silexion Therapeutics Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”). Each of TopCo, Merger Sub 1, Merger Sub 2, SPAC and Company will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC, April M.G. Ltd, and the Company entered into that certain Business Combination Agreement (the “Original Agreement”), dated as of February 21, 2024 (the “Original Agreement Date”);

WHEREAS, the Parties now desire to amend and restate the Original Agreement by entering into this Agreement on the terms and conditions set forth herein;

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, TopCo is a newly formed entity that is currently a wholly-owned, direct Subsidiary of SPAC Sponsor, which was formed for the purpose of effecting the Transactions, including to act as the publicly-traded holding company of its Subsidiaries (as defined below), including the SPAC and the Company, as of the Closing (as defined below);

WHEREAS, Merger Sub 1 is a wholly-owned, direct Subsidiary of TopCo, and was formed for the sole purpose of effecting the Acquisition Merger (as defined below) with the Company;

WHEREAS, Merger Sub 2 is a wholly-owned, direct Subsidiary of TopCo, and was formed for the sole purpose of effecting the SPAC Merger (as defined below) with SPAC;

WHEREAS, the Parties intend to effect a business combination upon the terms and conditions set forth in this Agreement whereby, on the Closing Date, (i) Merger Sub 2 shall be merged with and into SPAC (the “SPAC Merger”), with the SPAC as the surviving entity of such SPAC Merger and consequently becoming a wholly-owned subsidiary of TopCo through the transfer of its entire issued and outstanding share capital to TopCo in exchange for newly-issued TopCo Shares (as defined below), all, in accordance with the terms and conditions of this Agreement; and (ii) following the SPAC Merger, Merger Sub 1 shall be merged with and into the Company (the “Acquisition Merger” and, together with the SPAC Merger, the “Mergers” and each individually, a “Merger”), with the Company as the surviving entity of such Acquisition Merger and consequently becoming a wholly-owned subsidiary of TopCo through the transfer of its entire issued and outstanding share capital to TopCo in exchange for newly-issued TopCo Shares, all in accordance with the terms and conditions of this Agreement.

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that the SPAC Merger is fair, advisable and in the commercial interest of SPAC, (ii) approved the execution, delivery and performance of this Agreement, the other Transaction Agreements to which SPAC is or will be a party, and approved the SPAC Merger and the other Transactions, and (iii) determined to recommend that the shareholders of SPAC (the “SPAC Shareholders”) to vote to approve the SPAC Shareholder Matters and such other actions of the SPAC Shareholders as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that (A) the Acquisition Merger and the other Transactions are fair to, and in the best interests of, the Company and its shareholders and declared it advisable to enter into this Agreement and (B) considering the financial position of the Company and Merger Sub 1, no reasonable concern exists that Acquisition Surviving Sub (as defined below), as the surviving entity of the Acquisition Merger, will be unable to fulfill its obligations to its

Annex A-1

creditors, (ii) approved the execution, delivery and performance of this Agreement, and the Transaction Agreements to which the Company is or will be a party, and approved the Acquisition Merger and the other Transactions to which the Company is a party, and (iii) determined to recommend that the shareholders of the Company (the “Company Shareholders”) vote to approve the Acquisition Merger and the other Transactions to which the Company is a party and such other actions of the Company Shareholders as contemplated by this Agreement or that should be approved by the Company Shareholders in the context of, or in connection with, the Transactions (the “Company Shareholder Matters”);

WHEREAS, the board of directors of Merger Sub 1 has unanimously (i) determined that this Agreement and the Transaction Agreements to which Merger Sub 1 is or will be a party and the Transactions are advisable, fair to and in the best interests of Merger Sub 1 and its shareholder and that, considering the financial position of the Company and Merger Sub 1, no reasonable concern exists that Acquisition Surviving Sub (as the surviving entity of the Acquisition Merger) will be unable to fulfil the obligations of Merger Sub 1 to its creditors, (ii) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which Merger Sub 1 is or will be a party and approved the Transactions, including the Acquisition Merger and (iii) determined to recommend to TopCo, as Merger Sub 1’s sole shareholder, to vote to approve the adoption of this Agreement and the consummation of the Transactions;

WHEREAS, the board of directors of Merger Sub 2 has unanimously (i) determined that this Agreement and the Transaction Agreements to which Merger Sub 2 is or will be a party and the Transactions are advisable, fair to and in the best interests of Merger Sub 2 and its shareholder and that, considering the financial position of SPAC and Merger Sub 2, no reasonable concern exists that SPAC (as the surviving entity of the SPAC Merger) will be unable to fulfill the obligations of Merger Sub 2 to its creditors, (ii) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which Merger Sub 2 is or will be a party and approved the Transactions, including the SPAC Merger and (iii) determined to recommend to TopCo, as Merger Sub 2’s sole shareholder, to vote to approve the adoption of this Agreement and the consummation of the Transactions;

WHEREAS, the board of directors and sole shareholder of TopCo have unanimously approved the execution, delivery and performance of this Agreement, the other Transaction Agreements to which TopCo is or will be a party, and the consummation of the Transactions, including the Mergers;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, will qualify as exchanges described in Section 351 of the Code (the “Intended Tax Treatment”);

WHEREAS, as a condition to the willingness of, and an inducement to each of, SPAC and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company and certain Company Shareholders, which, in the aggregate, represent the Requisite Majority are each entering into a voting support agreement, in substantially the form of Exhibit A attached hereto (the “Company Support Agreement”);

WHEREAS, as a condition to the willingness of, and an inducement to the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company, SPAC, and SPAC Sponsor are entering into a sponsor support agreement, in substantially the form of Exhibit B attached hereto (the “Sponsor Support Agreement”);

WHEREAS, SPAC, SPAC Sponsor and the Representative (as defined therein) entered into that certain Registration Rights Agreement, dated as of February 19, 2021 (the “Original Registration Rights Agreement”), and, concurrently with the consummation of the SPAC Merger, SPAC and SPAC Sponsor will enter into an amendment to the Original Registration Rights Agreement (which will include lock-up provisions), substantially in the form attached hereto as Exhibit C (the “Amended Registration Rights and Lock-Up Agreement”), while certain Company Shareholders, as specified in Exhibit D, will join as well;

WHEREAS, on or following the date of this Agreement, the Company and its Subsidiary have entered into Company Financing Subscription Agreements (as defined below) with certain investors (the “Company Financers”), pursuant to which such Company Financers are providing or will provide the Company (or its Subsidiary) a financing (whether in the form of convertible loans or a direct equity investment) in an aggregate amount of at least $3.5 million in cash, in accordance with the terms thereof and hereof and for which the Company Financers will be

Annex A-2

issued securities of the Company (or, if the financing is in the form of convertible loans, the loans will be converted into the Company’s securities immediately prior to the Closing) and exchanged for TopCo Shares upon the Closing (the “Company Financing” and the “Company Financing Shares”, respectively);

WHEREAS, to the extent that the Company Financing Shares are excluded from resale pursuant to the Registration Statement under applicable U.S. securities laws and regulations or by the SEC and cannot become registered securities readily eligible for resale upon Closing, the Company Financers will further join the Amended Registration Rights and Lock-Up Agreement with respect to such Company Financing Shares, on a pari-passu basis with the SPAC Sponsor;

WHEREAS, on or prior to the date of this Agreement, SPAC and SPAC Sponsor have agreed that immediately prior to the Closing, SPAC will issue to SPAC Sponsor that certain A&R Sponsor Promissory Note, as defined below, which will reflect the treatment of all loans provided by SPAC Sponsor to SPAC since SPAC’s initial public offering and through the SPAC Merger Effective Time;

WHEREAS, within 30 days following the date hereof, SPAC Sponsor shall invest $350,000 in TopCo, and in respect of such investment, TopCo shall issue to SPAC Sponsor 1,343,000 TopCo Shares (at which time the sole currently-outstanding TopCo Share that is currently held by SPAC Sponsor will be forfeited), and immediately prior to the SPAC Merger Effective Time, SPAC Sponsor shall invest up to an additional $150,000 in TopCo (for an aggregate investment amount of $500,000), pursuant to which SPAC Sponsor shall be issued additional TopCo Shares at a price of $10.00 per share in respect of the amounts exceeding the initial $350,000 (both such investments together, the “SPAC Sponsor Investment”);

WHEREAS, on or prior to the Closing, the Company or TopCo shall enter into new Employment Agreements with certain senior employees of the Company, in forms mutually agreed upon in writing by the Company and SPAC (“New Employment Agreements”), to automatically become effective as of the Acquisition Merger Effective Time, to reflect the status of TopCo as a Nasdaq-listed public company, which New Employment Agreements include inter alia non-competition and non-solicitation undertakings by such senior employees;

WHEREAS, prior to the filing of the Registration Statement, TopCo shall adopt a new incentive plan in the form of Exhibit E (with any changes to be mutually agreed upon in writing by the Company and SPAC), to automatically become effective (subject to obtaining required regulatory requirements and approvals, if any) as of the Acquisition Merger Effective Time.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“103K Tax Ruling” is defined in Section 6.05(b).

“104H Tax Ruling” is defined in Section 6.05(b).

“104H Interim Tax Ruling” shall mean an interim approval issued by the ITA confirming, among other matters, that TopCo or Company (or both), as applicable, and anyone acting on their behalf shall be exempt from Israeli withholding Tax in relation to any consideration issued to the 104H Trustee with respect to an Electing Holder.

“104H Trustee” shall mean the trustee appointed by the Company in accordance with the provisions of Section 104H of the Israeli Tax Ordinance and the provisions of the 104H Interim Tax Ruling or the 104H Tax Ruling.

“15D Exemption” is defined in Section 6.14.

“Acquisition Merger Effective Time” is defined in Section 2.04(c).

Annex A-3

“Acquisition Surviving Sub” is defined in Section 2.02.

“Additional SPAC SEC Reports” is defined in Section 4.06(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble hereto.

“Amended and Restated Articles” is defined in Section 2.05(c).

“Amended Registration Rights and Lock-Up Agreement” is defined in the Recitals hereto.

“Anti-Corruption Laws” is defined in Section 3.24.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition, restrictive trade practices or foreign investment.

“Approvals” is defined in Section 3.06.

“A&R Sponsor Promissory Note” is defined in Section 6.25.

“Audited Financial Statements” is defined in Section 3.07(a).

“Business Day” shall mean any day other than a Friday, a Saturday, a Sunday or other day on which commercial banks in New York, New York, Israel or the Cayman Islands are authorized or required by Legal Requirements to close.

“CARES Act” shall mean, collectively, the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020, or any similar applicable U.S. federal, state, or local law, as may be amended and any administrative or other guidance (including “Division N — Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133), IRS Notices 2020-22, 2020-65, 2021-11 and any Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020)) published with respect thereto by any Governmental Entity.

“Cayman Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” shall mean the Registrar of Companies of the Cayman Islands.

“Certificate of Merger” is defined in Section 2.04(a).

“Certificates” is defined in Section 2.11(a).

“Certifications” is defined in Section 4.06(a).

“Closing” is defined in Section 2.03.

“Closing Date” is defined in Section 2.03.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Communications Plan” is defined in Section 6.08(b).

“Companies Registrar” is defined in Section 2.04.

“Company” is defined in the Preamble hereto.

“Company Awardholder” shall mean collectively a Company Optionholder and/or Company RSUholder.

Annex A-4

“Company Board” is defined in the Recitals hereto.

“Company Business Combination” is defined in Section 6.15(a).

“Company D&O Indemnified Party” is defined in Section 6.17(a)(i).

“Company D&O Tail” is defined in Section 6.17(a)(ii).

“Company Disclosure Letter” is defined in the Preamble to Article III.

“Company Financers” is defined in the Recitals hereto.

“Company Financing” is defined in the Recitals hereto.

“Company Financing Amounts” shall mean each Company Financing Subscription Agreement of the Company set forth on Schedule 1.01(b) of the Company Disclosure Letter, including the aggregate financing amount (and, if applicable, outstanding interest) as of the date of this Agreement for each Company Financing Subscription Agreement.

“Company Financing Proceeds” shall mean cash proceeds to be funded by investors participating in the Company Financing concurrently with, or following, the signing of this Agreement, pursuant to the Company Financing Subscription Agreements.

“Company Financing Shares” is defined in the Recitals hereto.

“Company Financing Subscription Agreement” shall mean a subscription agreement executed by an investor, on the one hand, and the Company and its Subsidiary, on the other hand, on or after the date hereof pursuant to which such investor has agreed to participate in the Company Financing.

“Company Group” is defined in Section 10.16(b).

“Company Interested Party Transaction” is defined in Section 3.22(a).

“Company IT Systems” is defined in Section 3.17(k).

“Company Leakage” shall mean, except as set forth on Schedule 3.28 of the Company Disclosure Letter, without duplication, any of the following actions by any of the Group Companies: (a) the declaration of or authorization for, the making or payment of any dividend, distribution or return of capital (other than dividends and distributions by a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Group Companies); (b) the payment, or agreement to make any payment, to or for the benefit of, or the entering into any transaction or agreement with or for the benefit of, any holders of Fully Diluted Company Equity Securities or any of their Affiliates, except payments or grants in accordance with agreements or arrangements with directors, officers or employees of the Company or its Affiliates in effect as of the date of this Agreement and disclosed to SPAC (in a detailed manner within the Company’s disclosure schedules); (c) the payment of any bonuses or other sums conditional or relating to the Transactions (for the avoidance of doubt, other than payment to auditors, legal counsel or institutional service providers, engaged by any of the Group Companies); (d) the entry into any transaction other than on arm’s length terms in the Ordinary Course of Business (unless it is expressly provided for under this Agreement or the other Transaction Agreements or entered into at the written request of SPAC); (e) any non-contractual payment to directors, officers or employees of any Group Company, except for reimbursements in the Ordinary Course of Business; (f) any amount paid to directors, officers or employees of any Group Company as a bonus or like payment, except to the extent that such bonuses or like payments were in the ordinary course of their engagement with such Group Company and were not in relation to the Transactions; (g) the granting of any waiver or release of any sum or obligation due to any Group Company; (h) the transfer or surrender of any asset or assumption of a liability, in each case from or by any Group Company, unless it is at a fair market value and made in the Ordinary Course of Business; (i) the sale of any asset of any Group Company, or the purchase of any asset by any Group Company, other than at fair market value in the Ordinary Course of Business; (j) the making of any gift or other gratuitous payment; (k) the granting of any increase of remuneration of any director, officer or employee of any Group Company; (l) the entry into by any Group Company of a guarantee or indemnity relating to the obligation of a third party other than another Group Company, other than standard commercial indemnities in the Ordinary Course of Business; (m) the payment of any management, monitoring, supervisory or similar fees by any Group Company;

Annex A-5

(n) the repurchase, repayment or redemption of any share capital or equity interest of any Group Company; (o) the forgiveness or waiver of any debt or obligation of, or claim outstanding against, a third party (other than any of the Group Companies), other than of customer obligations in the Ordinary Course of Business; (p) any agreement or arrangement to do or give effect to any of the foregoing or (q) any income, payroll or other Taxes paid, incurred or accrued by any Group Company as a result of or with respect to any of the foregoing.

“Company Leased Properties” is defined in Section 3.13(b).

“Company Material Adverse Effect” shall mean any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect on or in respect of the Group Companies pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees) (provided that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution or delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the Transactions); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Group Companies operate; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the group Companies taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact shall be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” is defined in Section 3.20(a).

“Company Option” means each outstanding and unexercised option to purchase Company Shares, whether or not then vested or fully exercisable, granted prior to the Acquisition Merger Effective Time to any current or former, consultant, employee, officer, director or other service provider of the Group Companies pursuant to the Company Option Plan.

“Company Optionholder(s)” means any holder of a Company Option.

“Company Option Plan” shall mean jointly the Silenseed Ltd. 2013 Share Option Plan, as amended from time to time and the Silenseed Ltd. 2023 Equity Incentive Plan.

“Company Ordinary Shares” shall mean the ordinary shares of the Company, with par value NIS 0.01 per share.

“Company Preferred Shares” shall mean the Company Preferred A Shares, Preferred A-1 Shares, Preferred A-2 Shares, Preferred A-3 Shares and Preferred A-4 Shares, with par value NIS 0.01 per share.

“Company Privileged Communications” is defined in Section 10.16(b).

Annex A-6

“Company Product” shall mean any of the products and services currently being sold or distributed by a Group Company.

“Company Real Property Leases” is defined in Section 3.13(b).

“Company Registered Intellectual Property” is defined in Section 3.17(a).

“Company RSU” shall mean each outstanding and unvested restricted share unit convertible into Company Shares, granted prior to the Acquisition Merger Effective Time to any current employee, officer, director or other service provider of the Group Companies pursuant to the Company Option Plan.

“Company RSUholder(s)” shall mean any holder of a Company RSU.

“Company Securityholder Allocations” shall mean, (a) with respect to each holder of Company Ordinary Shares or Company Preferred Shares, the Merger Consideration allocable to such holder, (b) with respect to each holder of one or more Company Options, the number of Converted Options and/or Converted RSUs to which such holder is entitled pursuant to the terms of this Agreement, and (c) with respect to each holder of Company Warrants, the number of Converted Warrants to which such holder is entitled pursuant to the terms of this Agreement.

“Company Shareholder Approval” shall mean the affirmative vote of the holders of Company Shares constituting the “Requisite Majority” approving the entrance into and performance of the Company Shareholder Matters.

“Company Shareholder Matters” is defined in the Recitals hereto.

“Company Shareholders” is defined in the Recitals hereto.

“Company Shareholders Meeting” is defined in Section 6.02.

“Company Shares” shall mean the Company Ordinary Shares and the Company Preferred Shares.

“Company Subsidiaries” is defined in Section 3.02(a).

“Company Support Agreement” is defined in the Recitals hereto.

“Company Treasury Shares” is defined in Section 2.08(a).

“Company Warrant” shall mean each warrant for the purchase of Company Shares set forth on Schedule 1.01(a) of the Company Disclosure Letter.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated February 21, 2024, by and between SPAC and the Company, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Option” is defined in Section 2.09(b).

“Converted RSU” is defined in Section 2.09(b).

“Converted Warrant” is defined in Section 2.08(d).

“Copyleft Terms” is defined in Section 3.17(l).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

Annex A-7

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including (a) the Israeli Control of Products and Services Order (Engagement in Encryption), 1974 and Israeli Control of Products and Services Declaration (Engagement in Encryption), 1998; (b) the Israeli Defense Export Control Law, 2007 and legislation, regulation and rules adopted thereunder; (c) Israeli Import and Export Order (Control of Chemical, Biological and Nuclear Sector Exports), 2004 and Israeli Import and Export Order (Control of Dual Use Goods, Services and Technology Exports), 2006; and (d) all other export control laws administered by the Israeli Ministry of Defense or the Israeli Ministry of Economy and Industry.

“Eligible Company Equityholder” shall mean a holder of a Company Ordinary Share or a Company Preferred Share, in each case outstanding immediately prior to the Acquisition Merger Effective Time.

“Employee Benefit Plan” shall mean each retirement, supplemental retirement, deferred compensation, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and any other employee benefit plan, policy, agreement, program or arrangement or employment agreement, whether formal or informal, oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, officers, or individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has or could have any direct or indirect liability (contingent or otherwise).

“Encouragement Law” shall mean the Israeli Law for the Encouragement of Research, Development and Technological Innovation in the Industry, 5744-1984.

“Environmental Law” shall mean any applicable federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include the Israeli Clean Air Law, 5768-2008, Prevention of the Sea from Land Sources, 5748-1988, and Hazardous Substances Law, 5753-1993.

“Equity Exchange Ratio” shall mean the quotient obtained by dividing (a) the Equity Value Per Share by (b) the Reference Price.

“Equity Value” shall mean an amount equal to $62,500,000.

“Equity Value Per Share” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Fully Diluted Company Equity Securities.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” is defined in Section 2.11.

“Extraordinary Meeting” is defined in Section 6.01(b).

“Families First Coronavirus Response Act” shall mean the Families First Coronavirus Response Act (H.R. 6201).

Annex A-8

“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“FDA Application Integrity Policy” is defined in Section 3.29(e).

“Financial Statements” is defined in Section 3.07(a).

“Foreign Plan” is defined in Section 3.11(h).

“Fully Diluted Company Equity Securities” shall mean (a) the Company Ordinary Shares and Company Preferred Shares, in each case outstanding immediately prior to the Acquisition Merger Effective Time and (b) the Company Shares that, immediately prior to the Acquisition Merger Effective Time, are issuable on a net-issuance (‘cashless’) basis upon the exercise of Company Warrants, Company RSUs and Company Options (whether or not vested or currently exercisable), provided, however, that Fully Diluted Company Equity Securities shall not include Company Ordinary Shares issuable upon the conversion of then outstanding Company Preferred Shares.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 3.01 (Organization and Qualification); Section 3.02 (Company Subsidiaries); Section 3.03 (Capitalization of the Company); Section 3.04 (Authority Relative to this Agreement); Section 3.05 (No Conflict; Required Filings and Consents); Section 3.14 (Taxes) and Section 3.16 (Brokers); and (b) in the case of the SPAC Parties, the representations and warranties contained in Section 4.01 (Organization and Qualification); Section 4.02 (Capitalization); Section 4.03 (Authority Relative to this Agreement); Section 4.04 (No Conflict; Required Filings and Consents); Section 4.19 (Brokers) and Section 4.20 (TopCo, Merger Sub 1 and Merger Sub 2).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation or formation, bylaws, articles of association, limited partnership agreements and limited liability company operating agreements.

“Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, Order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any Person having regulatory authorities under Legal Requirements, including medical centers and their ethics committees or institutional review boards; (c) any self-regulatory organization; or (d) any political subdivision of any of the foregoing; for the avoidance of doubt, including any of the foregoing having jurisdiction over the payment or reporting of any Tax or charged with the enforcement or collection of any Tax.

“Governmental Grant” shall mean any grant, funding, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the Innovation Authority or any related authorities or programs, the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other regional, bi- or multi-national grant program, framework or foundation (including the BIRD Foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli government or any other Governmental Entity.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned by any of the Group Companies.

“GT” is defined in Section 10.16(b).

Annex A-9

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“Herzog” is defined in Section 10.16(b).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICL” is defined in Section 2.02.

“IIA Notice” shall mean (i) a written notice of the Company to the Innovation Authority regarding the change in ownership of the Company effected as a result of the Acquisition Merger, and (ii) an undertaking in favor of the IIA to comply with the Encouragement Law, in each case in customary form and as required to be submitted to the Innovation Authority in connection with the Acquisition Merger in accordance with the Encouragement Law and the Innovation Authority’s regulations.

“Inbound License” is defined in Section 3.20(a)(xiii).

“Incentive Equity Plan” is defined in Section 6.21.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Initial TopCo Interest” is defined in Section 2.10.

“Innovation Authority” shall mean the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry.

“Insider” is defined in Section 3.22(a).

“Insurance Policies” is defined in Section 3.21.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights, whether registered or unregistered, including any of the foregoing that protect original works of authorship or other copyrightable subject matter, including literary works (including all forms and types of Software), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) designs, design rights (whether registered or unregistered), and design applications and registrations (collectively, “Designs”); (g) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (h) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (i) all other intellectual property rights, proprietary rights, or confidential information and materials.

Annex A-10

“Intended Tax Treatment” is defined in the Recitals hereto.

“Investment Center” shall mean the Israeli Investment and Development Authority for Industry and Economy (formerly the “Investment Center”).

“IPO” means SPAC’s initial public offering, which was completed on February 19, 2021.

“IPO SPAC Letter Agreement” means that certain letter agreement, dated February 16, 2021, entered into by SPAC with Sponsor and SPAC’s directors and officers in connection with the IPO.

“ISA” shall mean the Israeli Securities Authority.

“Israeli Option Tax Ruling” is defined in Section 6.05(b).

“Israeli Tax Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 5721-1961, and all the regulations, rules and Orders and any other provisions promulgated thereunder, as may be amended from time to time.

“Israeli Tax Rulings” is defined in Section 6.05(b).

“ITA” shall mean the Israel Tax Authority.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.01(a) of the Company Disclosure Letter and (b) with respect to SPAC and Merger Sub, the individuals listed on Schedule 1.01(a) of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Letter of Transmittal” is defined in Section 2.11(a).

“Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to any of the Group Companies (or which any of the Group Companies has the right to use).

“Lien” shall mean any mortgage, pledge, security interest, shared interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Listing Exchange” shall mean Nasdaq or such other national securities exchange that may be mutually agreed upon by the Parties.

“Marketing Agreement” is defined in Section 6.24.

“Material Suppliers” is defined in Section 3.20(a)(ii).

“Meitar” is defined in Section 10.16(b).

“Merger” and “Mergers” are defined in the Recitals hereto.

“Merger Consideration” shall mean 6,250,000 TopCo Shares issuable upon the Acquisition Merger Effective Time in consideration for the Company Ordinary Shares and the Company Preferred Shares pursuant to Section 2.08.

“Merger Proposal” is defined in Section 6.03.

Annex A-11

“Merger Sub 1” is defined in the Preamble hereto.

“Merger Sub 2” is defined in the Preamble hereto.

“Nasdaq” is defined in Section 4.11.

“NIS” shall mean New Israeli Shekel.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is licensed or distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT License, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (c) under Copyleft Terms.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” means, with respect to the Company, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Original Registration Rights Agreement” is defined in the Recitals hereto.

“Outside Date” is defined in Section 8.01(b).

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned, in whole or in part, by any of the Group Companies, and includes Group Company Software.

“Owned Real Property” shall mean all real property owned or purported to be owned, in whole or in part, by any of the Group Companies.

“Parties” is defined in the Preamble hereto.

“Party” is defined in the Preamble hereto.

“Payor” is defined in Section 2.14.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Audited Financial Statements” is defined in Section 6.22.

“PCAOB Financial Statements” is defined in Section 6.22.

“Per Company Preferred Share Merger Consideration” is defined in Section 2.08(c).

“Per Company Ordinary Share Merger Consideration” is defined in Section 2.08(b).

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are appropriately and sufficiently reserved for on the Financial Statements in accordance with U.S. GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) in the case of Intellectual Property, non-exclusive licenses granted to customers, suppliers, distributors, or vendors in the ordinary course; (f) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; and (g) all

Annex A-12

exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information,” “protected health information,” or “PII”) provided by applicable Legal Requirement, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy and Security Policies and Procedures” is defined in Section 3.18(d).

“Privacy Laws” shall mean any and all applicable Legal Requirements relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, to the extent applicable, the Federal Trade Commission Act, the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Virginia Consumer Data Protection Act, the Israeli Protection of Privacy Law, 5741-1981 and the rules and regulations promulgated thereunder, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Legal Requirements relating to marketing, advertising and breach notification in connection with Personal Information.

“Private Placement Warrants” shall mean those warrants that were part of the units purchased by the SPAC Sponsor in a private placement that occurred simultaneously with the completion of the SPAC’s IPO and are subject to the Warrant Agreement.

“Promissory Note Cap” is defined in Section 6.25.

“Proxy Clearance Date” is defined in Section 6.01(a)(i).

“Proxy Statement/Prospectus” is defined in Section 6.01(a)(i).

“Public Warrants” shall mean those warrants that were part of the units issued as part of the SPAC’s IPO and are subject to the Warrant Agreement.

“Reference Date” shall mean December 31, 2021.

“Reference Price” shall mean $10.00.

“Registration Shares” is defined in Section 6.01(a)(i).

“Registration Statement” is defined in Section 6.01(a)(i).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” of a Person shall mean such Person’s employees, agents, officers, directors, managers, representatives and advisors.

“Required SPAC Shareholder Matters” is defined in Section 6.01(a)(i).

“Requisite Majority” shall mean the votes required to obtain the Company Shareholder Approval pursuant to the Company’s articles of association, as in effect as of the relevant Company Shareholder Approval date and/or any applicable law (including without limitation, the ICL).

Annex A-13

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (including Crimea, Cuba, Donetsk, Iran, Lebanon, Luhansk, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, Israel,; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC, the U.S. Department of Commerce or the U.S. Department of State, the United Nations Security Council, or Israel.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 14 Arrangement” is defined in Section 3.12(a).

“Section 102” shall mean section 102 of the Israeli Tax Ordinance.

“Section 102 Options” shall mean Company Options granted and subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance.

“Section 102 RSU” shall mean Company RSUs granted and subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance.

“Section 102 Shares” shall mean Company Ordinary Shares issued upon the exercise of Section 102 Options or granted subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance and held by the Section 102 Trustee pursuant to the Israeli Tax Ordinance.

“Section 102 Trustee” shall mean Altshuler Shacham Trusts Ltd., an Israeli company, which serves as the trustee of the Company’s equity incentive plan and the awards granted thereunder pursuant to Section 102(b) of the Israeli Tax Ordinance.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Law” shall mean the Israeli Securities Law, 5728-1968.

“Software” shall mean any and all (a) computer software, applications, and programs (whether in source code, object code, human readable form or other form), including software compilations, application programming interfaces, mobile applications, algorithms, user interfaces, firmware, development tools, templates, menus, buttons, icons, (b) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”), and (c) all documentation, including user manuals and training materials, related to any of the foregoing or associated therewith, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof.

“SPAC” is defined in the Preamble hereto.

“SPAC Board” is defined in the Recitals hereto.

“SPAC Business Combination” is defined in Section 6.15(b).

“SPAC Class A Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC D&O Indemnified Party” is defined in Section 6.17(b)(i).

“SPAC D&O Tail” is defined in Section 6.17(b)(ii).

“SPAC Disclosure Letter” is defined in Article IV.

“SPAC Equity Exchange Ratio” means one (1).

Annex A-14

“SPAC Founders Shares” means the 2,875,000 shares of SPAC issued to the SPAC Sponsor prior to SPAC’s IPO, which were initially issued as SPAC Class B Shares, and of which, as of the date of this Agreement, 2,874,999 shares have already been converted into SPAC Class A Shares, and one (1) share remains a SPAC Class B Share.

“SPAC Group” is defined in Section 10.16(a).

“SPAC Material Adverse Effect” shall mean any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the financial condition or results of operations of SPAC, TopCo, Merger Sub 1 or Merger Sub 2 (as applicable), taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of any SPAC Party(as applicable) to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect on or in respect of any SPAC Party (as applicable) pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting special purposes acquisition companies; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the financial condition or results of operations of any SPAC Party (as applicable), taken as a whole, relative to similarly situated companies in the industries in which a SPAC Party (as applicable) conducts its operations, then such impact shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred.

“SPAC Merger Consideration” shall mean the TopCo Shares issuable upon the SPAC Merger Effective Time in consideration for the SPAC Class A Shares and SPAC Class B Share pursuant to Section 2.07(a).

“SPAC Merger Effective Time” is defined in Section 2.04(a).

“SPAC Parties” means, collectively, SPAC, TopCo, Merger Sub 1 and Merger Sub 2.

“SPAC Preferred Shares” is defined in Section 4.02(a).

“SPAC Privileged Communications” is defined in Section 10.16(a).

“SPAC SEC Reports” is defined in Section 4.06(a).

“SPAC Securityholder Allocations” shall mean, (a) with respect to each holder of SPAC Shares, the SPAC Merger Consideration allocable to such holder, and (b) with respect to each holder of SPAC Warrants, the number of TopCo Converted Warrants to which such holder is entitled pursuant to the terms of this Agreement.

“SPAC Shareholder Matters” is defined in Section 6.01(a)(i).

“SPAC Shareholder Redemption” is defined in Section 6.01(a)(i).

“SPAC Shareholders” is defined the Recitals hereto.

“SPAC Shares” is defined in Section 4.02(a).

“SPAC Sponsor” shall mean Moringa Sponsor, L.P., a Cayman Islands exempted limited partnership, or, where applicable, its wholly-owned subsidiary, Moringa Sponsor US L.P., a Delaware limited partnership.

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“SPAC Sponsor Investment” is defined in the Recitals hereto.

“SPAC Surviving Company” is defined in Section 2.01.

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Shares and one-half of one Public Warrant.

“SPAC Warrants” is defined in Section 4.02(a).

“Sponsor Support Agreement” is defined in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean any and all Israeli and U.S. federal, state, local and other taxes, including, gross receipts, income, corporate, capital gains, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, national insurance, health, excise, property, land betterment, purchase, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges in the nature of a tax, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties, and additions imposed by a Governmental Entity with respect to (or in lieu of) any such amounts.

“Tax Incentive Program” is defined in Section 3.14(r).

“Tax Return” shall mean any return, declaration, report, claim for refund, statement, election, estimation, form, information return, disclosure or other document (including estimated Tax returns and reports, withholding Tax returns and reports) filed, or required to be filed, with (or submitted to) any Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“TopCo” is defined in the Preamble hereto.

“TopCo Converted Warrants” is defined in Section 2.07(c).

“TopCo Shares” shall mean ordinary shares of TopCo with $0.0001 par value per share.

“Transaction Agreements” shall mean this Agreement, the Amended Registration Rights and Lock-Up Agreement, the Amended and Restated Articles, the Company Support Agreement, the Sponsor Support Agreement, the Company Financing Subscription Agreements, the A&R Sponsor Promissory Note and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means, to the extent not paid prior to Closing, all out-of-pocket fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a Party incurred by such Party or on its behalf in connection with the consummation of the Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement, including the preparation, printing and mailing of the Registration Statement and the Proxy Statement/Prospectus, and such other fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a Party incurred by such Party as specified in Schedule 1.01(c).

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Transfer Taxes” is defined in Section 6.18(a).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

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“Trust Account” is defined in Section 4.12(a).

“Trust Agreement” is defined in Section 4.12(a).

“Trust Termination Letter” is defined in Section 6.09.

“Unaudited Financial Statements” is defined in Section 3.07(a).

“Valid Tax Certificate” shall mean a certification or ruling (which, for the avoidance of doubt, solely with respect to (a) Company Shareholders whose Company Shares (in whole or in part) originate from conversion of convertible securities, convertible loans (including, if applicable, the Company Financing), convertible instruments, SAFEs and like instruments; (b) any Person that is, or has ever been, subject to any holdback or reverse vesting mechanism; (c) any Person whose Company Shares, Company Financing Shares or Company Options are held by a trustee or nominee; or (d) any person with respect to which consideration is paid pursuant to this Agreement to a trustee or nominee, includes SPAC’s opportunity to review and comment on the application to the ITA before submission, which comments shall be considered in good faith by such holder) or any other written instructions regarding Tax withholdings issued by the ITA, in form and substance reasonably acceptable to the Exchange Agent or anyone on their behalf, including an Israeli sub-paying agent, that is applicable to the payments or other consideration to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or other consideration or providing any other instructions regarding Tax withholding. For the avoidance of doubt, a certificate issued under the Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 shall not be considered a Valid Tax Certificate.

“VAT” is defined in Section 3.14.

“WARN Act” is defined in Section 3.12(h).

“Warrant Agreement” shall mean the Warrant Agreement, dated as of February 19, 2021, between SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Withholding Drop Date” is defined in Section 2.14(b).

ARTICLE II
THE MERGERS

Section 2.01 SPAC Merger

(a) At the SPAC Merger Effective Time, Merger Sub 2 will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Companies Act, whereupon the separate corporate existence of Merger Sub 2 will cease and SPAC will continue its existence as the surviving entity and become a wholly-owned subsidiary of TopCo (the “SPAC Surviving Company”).

(b) From and after the SPAC Merger Effective Time, the SPAC Surviving Company will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the SPAC, all as provided under the applicable provisions of the Cayman Companies Act.

Section 2.02 Acquisition Merger

(a) At the Acquisition Merger Effective Time, Merger Sub 1 (as the target company (Chevrat Ha’Ya’ad) in the Acquisition Merger) will be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Acquisition Merger) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, or any statutory re-enactment or modification thereof being in force at the time, the “ICL”), whereupon the separate corporate existence of Merger Sub 1 will cease and the Company will continue its existence under the ICL as the surviving corporation and become a wholly-owned subsidiary of TopCo (the “Acquisition Surviving Sub”), on the terms and subject to the conditions set forth in this Agreement.

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(b) From and after the Acquisition Merger Effective Time, the Company will possess all the rights, powers, privileges, properties and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub 1, all as provided under the ICL.

Section 2.03 Closing. Unless this Agreement has been terminated pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (the “Closing”) will occur at a time and date to be specified in writing by the Parties which will be no later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 2.04 Effective Times.

(a) As soon as practicable on the Business Day prior to the Acquisition Merger Effective Time, SPAC and Merger Sub 2 shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, a plan of merger (the “Plan of SPAC Merger”), in the form to be agreed between SPAC and the Company, and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Laws to make the SPAC Merger effective. The SPAC Merger shall become effective at the time when the Plan of SPAC Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time permitted by the Cayman Companies Act as may be agreed by the Company and SPAC in writing and specified in the Plan of SPAC Merger (the “SPAC Merger Effective Time”).

(b) As soon as practicable after the determination of the date on which the Closing is to take place, and following the SPAC Merger Effective Time, each of the Company and Merger Sub 1 shall, in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Acquisition Merger, setting forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Acquisition Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”), after another notice that the Closing has occurred is served to the Companies Registrar, which the Parties shall deliver on the Closing Date.

(c) The Acquisition Merger will become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (such time as the Acquisition Merger becomes effective being the “Acquisition Merger Effective Time”).

Section 2.05 Governing Documents.

(a) At the SPAC Merger Effective Time, the SPAC’s Governing Documents, as in effect immediately prior to the SPAC Merger Effective Time, shall be amended and restated to read in their entirety in the form of amended and restated memorandum and articles of association of the SPAC Surviving Company as agreed between SPAC and the Company, and, as so amended and restated, shall be the memorandum and articles of association of the SPAC Surviving Company, unless and until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

(b) Immediately prior to the Acquisition Merger Effective Time, the articles of association of TopCo will be amended and restated in their entirety in a form of public company articles of association to be mutually agreed by SPAC and the Company (the “Amended and Restated Articles”) until thereafter changed or amended as provided therein or by applicable law.

(c) At the Acquisition Merger Effective Time, the Company’s Governing Documents, as in effect immediately prior to the Acquisition Merger Effective Time, shall be amended and restated to read in its entirety as set forth in the form of amended and restated articles of association of the Acquisition Surviving Sub as agreed between SPAC and the Company, and, as so amended and restated, shall be the articles of association of the Acquisition Surviving Sub.

Section 2.06 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with law and the applicable Governing Documents, the directors and officers of TopCo, the Acquisition Surviving Sub and the SPAC Surviving Company shall be the directors and officers as determined in accordance with in Section 6.20.

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Section 2.07 Effect on SPAC and Merger Sub 2 Securities in the SPAC Merger. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of the SPAC, Merger Sub 2 or any holders of SPAC Shares or capital stock of Merger Sub 2:

(a) Deemed Transfer of Certain SPAC Shares. All SPAC Shares or SPAC Warrants that are owned by the SPAC or any wholly owned subsidiary of the SPAC (collectively, “SPAC Treasury Shares”) immediately prior to the SPAC Merger Effective Time, if any, shall be deemed to have been transferred to TopCo and no consideration shall be delivered or deliverable in exchange therefor.

(b) Separation of Units; Conversion of SPAC Class A Shares and SPAC Class B Shares. Immediately prior to the SPAC Merger Effective Time, all outstanding SPAC Units shall automatically separate into component SPAC Class A Shares and SPAC Warrants that are each exercisable (subject to the terms thereof) for one-half of a SPAC Class A Share. Immediately following that separation, each SPAC Class A Share and SPAC Class B Share issued and outstanding immediately prior to the SPAC Merger Effective Time (except for SPAC Treasury Shares and SPAC Founders Shares forfeited by Sponsor pursuant to Section 6.24) will, by virtue of the SPAC Merger and upon the terms and subject to the conditions set forth in this Agreement, automatically be deemed to have been transferred to TopCo and automatically deemed for all purposes to represent only the right to receive a number of TopCo Shares equal to the SPAC Equity Exchange Ratio, and as of the SPAC Merger Effective Time, each holder thereof shall cease to have any other rights in or to the SPAC.

(c) Treatment of SPAC Warrants. Unless otherwise exercised into SPAC Class A Shares prior to the SPAC Merger Effective Time (including by way of exercise on a net-issuance (‘cashless’) basis), each SPAC Warrant issued and outstanding immediately prior to the SPAC Merger Effective Time (and following the separation of SPAC Units into component SPAC Class A Shares and SPAC Warrants as described in Section 2.07(b) above), will, by virtue of the SPAC Merger and upon the terms and subject to the conditions set forth in this Agreement, be assumed by TopCo, and each such SPAC Warrant shall be converted into a warrant to purchase TopCo Shares (each, a “TopCo Converted Warrant”). Each TopCo Converted Warrant shall continue to have and be subject to the same terms and conditions as were applicable to such SPAC Warrant immediately before the SPAC Merger Effective Time (including expiration date and exercise provisions), except that: (i) each TopCo Converted Warrant shall be exercisable for that number TopCo Shares equal to the product (rounded down to the nearest whole number) of (A) the number of SPAC Shares subject to the SPAC Warrant immediately before the SPAC Merger Effective Time multiplied by (B) the SPAC Equity Exchange Ratio, and (ii) the per share exercise price for each TopCo Share issuable upon exercise of the TopCo Converted Warrant shall be equal to the quotient obtained by dividing (A) the exercise price per SPAC Share of such SPAC Warrant immediately before the SPAC Merger Effective Time by (B) the SPAC Equity Exchange Ratio. Unless otherwise exercised at such time, prior to the Closing, TopCo will reserve for issuance the number of TopCo Shares that will be issuable upon exercise of the TopCo Converted Warrants and, if and when a TopCo Converted Warrant is exercised, TopCo shall issue or cause to be issued the appropriate number of TopCo Shares.

(d) Conversion of Merger Sub 2 Shares. At the SPAC Merger Effective Time, each ordinary share of Merger Sub 2 issued and outstanding immediately prior to the SPAC Merger Effective Time shall cease to exist and be deemed as having been automatically and without further action converted into one validly issued, fully paid and non-assessable ordinary share of SPAC Surviving Company, which ordinary shares shall constitute the only issued and outstanding share capital of SPAC Surviving Company as of immediately after the SPAC Merger Effective Time.

Section 2.08 Effect on Company and Merger Sub 1 Securities in the Acquisition Merger. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Company, Merger Sub 1 or any holders of Company Shares or shares of Merger Sub 1:

(a) Deemed Transfer of Certain Company Shares. All Company Ordinary Shares or Company Preferred Shares that are owned by the Company or any wholly owned subsidiary of the Company (collectively, “Company Treasury Shares”) immediately prior to the Acquisition Merger Effective Time, if any, shall be deemed to have been transferred to TopCo and no consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Company Ordinary Shares. Each Company Ordinary Share issued and outstanding immediately prior to the Acquisition Merger Effective Time (except for Company Treasury Shares and including, for the avoidance of doubt, any outstanding Company Ordinary Shares issued upon conversion of

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the Company Loans, to the extent issued and outstanding at the Acquisition Merger Effective Time or issuable upon Closing, as set out below) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in this Agreement, automatically be deemed to have been transferred to TopCo and automatically deemed for all purposes to represent only the right to receive a number of TopCo Shares equal to the Equity Exchange Ratio (the “Per Company Ordinary Share Merger Consideration”), and as of the Acquisition Merger Effective Time, each holder thereof shall cease to have any other rights in or to the Company. Notwithstanding anything in the Agreement, the Per Company Ordinary Share Merger Consideration issuable to holders of Section 102 Shares shall be deposited with the Section 102 Trustee in accordance with the provisions of Section 102 and the Israeli Option Tax Ruling.

(c) Conversion of Company Preferred Shares. Each Company Preferred Share issued and outstanding immediately prior to the Acquisition Merger Effective Time (except for Company Treasury Shares and including, for the avoidance of doubt, any outstanding Company Preferred Shares issued upon the exercise of Company Warrants, to the extent issued and outstanding at the Acquisition Merger Effective Time, as set out below) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in this Agreement, automatically be deemed to have been transferred to TopCo and automatically deemed for all purposes to represent only the right to receive a number of TopCo Shares equal to the Equity Exchange Ratio (the “Per Company Preferred Share Merger Consideration”), and as of the Acquisition Merger Effective Time, each holder thereof shall cease to have any other rights in or to the Company.

(d) Treatment of Company Warrants. Unless otherwise exercised into Company Shares prior to the Acquisition Merger Effective Time (including by way of exercise on a net-issuance (‘cashless’) basis), each Company Warrant issued and outstanding immediately prior to the Acquisition Merger Effective Time, will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in this Agreement, be assumed by TopCo, and each such Company Warrant shall be converted into a warrant to purchase TopCo Shares (each, a “Converted Warrant”). Each Converted Warrant shall continue to have and be subject to the same terms and conditions as were applicable to such Company Warrant immediately before the Acquisition Merger Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Warrant shall be exercisable for that number TopCo Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Company Warrant immediately before the Acquisition Merger Effective Time multiplied by (B) the Equity Exchange Ratio, and (ii) the per share exercise price for each TopCo Share issuable upon exercise of the Converted Warrant shall be equal to the quotient obtained by dividing (A) the exercise price per Company Share of such Company Warrant immediately before the Acquisition Merger Effective Time by (B) the Equity Exchange Ratio. Unless otherwise exercised at such time, prior to the Closing, TopCo will reserve for issuance the number of TopCo Shares that will be issuable upon exercise of the Converted Warrants and, if and when a Converted Warrant is exercised, TopCo shall issue or cause to be issued the appropriate number of TopCo Shares.

(e) Conversion of Merger Sub 1 Shares. At the Acquisition Merger Effective Time, each ordinary share of Merger Sub 1 issued and outstanding immediately prior to the Acquisition Merger Effective Time shall cease to exist and be deemed as having been automatically and without further action cancelled, and the Company Shares shall constitute the only outstanding share capital of Acquisition Surviving Sub as of immediately after the Acquisition Merger Effective Time.

Section 2.09 Treatment of Company Options and Company RSUs.

(a) Immediately prior to the Acquisition Merger Effective Time, all outstanding Company Options shall be accelerated and become fully vested. At the Acquisition Merger Effective Time, all of the Company Options outstanding immediately prior to the Acquisition Merger Effective Time will, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be assumed by TopCo, and each such Company Option shall be converted into an option to purchase TopCo Shares (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to the same terms and conditions (including the terms and conditions set forth in the Company Option Plan, as amended, and the applicable option agreement) as were applicable to such Company Option immediately before the Acquisition Merger Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Option shall be exercisable for that number of TopCo Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Ordinary Shares subject to the Company Option immediately before the Acquisition Merger Effective Time multiplied by (B) the Equity

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Exchange Ratio; and (ii) the per share exercise price for each TopCo Share issuable upon exercise of the Converted Option shall be equal to the quotient obtained by dividing (A) the exercise price per Company Ordinary Share of such Company Option immediately before the Acquisition Merger Effective Time by (B) the Equity Exchange Ratio. Without derogating from the generality of the foregoing, with respect to Converted Options substituting any Company Option that is a Section 102 Option, consistent with the terms of the Israeli Option Tax Ruling (i) such Converted Options shall continue to be classified under the same tax arrangement and (ii) such Converted Options shall be deposited with the Section 102 Trustee in accordance with the provisions of Section 102 and the Israeli Option Tax Ruling.

(b) At the Acquisition Merger Effective Time, all Company RSUs outstanding immediately prior to the Effective Time will, automatically and without any action on the part of any Company RSUholder or beneficiary thereof, be assumed by TopCo, and each such Company RSU shall be converted into an RSU for TopCo Shares (each, a “Converted RSU”). Each Converted RSU shall continue to have and be subject to the same terms and conditions (including the terms and conditions set forth in the Company Option Plan, as amended, and the applicable RSU agreement) as were applicable to such Company RSU immediately before the Acquisition Merger Effective Time (including vesting schedule), except that each Converted RSU shall be convertible into that number of TopCo Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Company RSU immediately before the Acquisition Merger Effective Time multiplied by (B) the Equity Exchange Ratio. Without derogating from the generality of the foregoing, with respect to Converted RSUs substituting any Company RSU that is a Section 102 RSU, consistent with the terms of the Israeli Option Tax Ruling, (i) such Converted RSUs shall continue to be classified under the same tax arrangement and (ii) such Converted RSUs shall be deposited with the Section 102 Trustee in accordance with the provisions of Section 102 and the Israeli Option Tax Ruling.

(c) Following the Acquisition Merger Effective Time, the Company shall deliver to each Company Awardholder a notice, in a form reasonably acceptable to TopCo, setting forth the effect of the Acquisition Merger on such Company Awardholder’s Company Options and/or Company RSUs and describing the treatment of such Company Options and Company RSUs in accordance with this Section 2.09.

(d) Prior to the Acquisition Merger Effective Time, the Company shall, to the extent required under the terms of the Company Option Plan: obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company Option Plan or any outstanding awards; and take all other appropriate actions to: (i) effectuate the provisions of this Section 2.09; and (ii) ensure that after the Acquisition Merger Effective Time neither any holder of Company Options and/or Company RSUs, any beneficiary thereof, nor any other participant in the Company Option Plan shall have any right thereunder to acquire or receive any securities of Company or to receive any payment or benefit with respect to any award previously granted under the Company Option Plan, except as provided in this Section 2.09. At the Acquisition Merger Effective Time, TopCo shall assume the Company Option Plan, provided that all references to “Company” in the Company Option Plan and the documents governing the Converted Options and Converted RSUs after the Acquisition Merger Effective Time will be deemed references to TopCo. Prior to the Acquisition Merger Effective Time, TopCo shall adopt the New Equity Plan, and from and after the Acquisition Merger Effective Time, TopCo shall take all reasonably necessary actions to ensure compliance by TopCo with the Israeli Option Tax Ruling and the provisions of Section 102.

(e) TopCo will (i) reserve for issuance the number of Ordinary Shares that will become subject to the Converted Options and Company RSUs and (ii) issue or cause to be issued the appropriate number of Ordinary Shares, upon the exercise of the Converted Options or vesting of Converted RSUs. As soon as practicable following the date that is 60 days after the date of filing of the Closing Form 8-K, TopCo will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of Ordinary Shares necessary to fulfill TopCo’s obligations under this Section 2.09. The Company and its counsel shall reasonably cooperate with and assist TopCo in the preparation of such registration statement.

(f) Immediately prior to the Acquisition Merger Effective Time, all Company Shares reserved under the pool created for the benefit of the Company Option Plan and remaining unallocated at that time (including as Company Options or RSUs) will be expunged, and the TopCo Board will simultaneously approve the reservation of an agreed amount of TopCo Shares as a pool under the New Incentive Plan, for future grant to directors, officers, employees and service providers of the combined business (the “New Incentive Plan Pool”).

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Section 2.10 TopCo Share Forfeiture. In order to facilitate the formation of TopCo, SPAC Sponsor has been issued one TopCo Share (the “Initial TopCo Interest”), being all of the issued share capital of TopCo as of the date hereof. At the time of the initial $350,000 SPAC Sponsor Investment, upon the issuance of TopCo Shares to SPAC Sponsor in respect of such investment, subject to the terms and conditions set forth in this Agreement, and in accordance with the relevant provisions of the Cayman Companies Act and the Governing Documents of TopCo, the Initial TopCo Interest shall be automatically forfeited.

Section 2.11 Issuance of TopCo Shares.

(a) (i) At the SPAC Merger Effective Time, TopCo shall issue the TopCo Shares that constitute the SPAC Merger Consideration, and (ii) at the Acquisition Merger Effective Time, TopCo shall issue the TopCo Shares that constitute the Merger Consideration.

(b) Notwithstanding anything in this Agreement, no fraction of a TopCo Share will be issued by virtue of either of the Mergers, and the Persons who would otherwise be entitled to a fraction of a TopCo Share shall receive from TopCo, in lieu of such fractional share, and to the extent a fractional TopCo Share is issuable as part of the Merger Consideration or SPAC Merger Consideration after aggregating all fractional TopCo Shares that otherwise would be received by such shareholder, one TopCo Share.

(c) The number of TopCo Shares that each Person is entitled to receive as a result of a Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into TopCo Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to TopCo Shares occurring on or after the date hereof and prior to the Closing.

Section 2.12 Exchange Procedures.

(a) Following the date hereof and prior to the Closing Date, TopCo shall appoint Continental Stock Transfer & Trust Company or another mutually agreed and qualified exchange agent and anyone on its behalf, including, if and as applicable, an Israeli sub-paying agent, to act as the exchange agent in connection with the Mergers (the “Exchange Agent”). Promptly after the appointment of the Exchange Agent, TopCo shall, if required, cause the Exchange Agent to mail to each holder of record of Company Shares and SPAC Shares entitled to receive Merger Consideration or SPAC Merger Consideration pursuant to this Article II, a letter of transmittal, in a form and substance reasonably acceptable to the Company and SPAC (a “Letter of Transmittal”), and instructions for use in effecting, among other things, the surrender of the certificates evidencing Company Shares or SPAC Shares, in physical or electronic form, as the case may be (the “Certificates”), in exchange for the applicable portion of Merger Consideration or SPAC Merger Consideration payable to such holder. The Exchange Agent shall: (i) at or promptly following the SPAC Merger Effective Time or Acquisition Merger Effective Time, as the case may be, issue to each holder of record of Company Shares or SPAC Shares entitled to receive Merger Consideration or SPAC Merger Consideration pursuant to this Article II that, at least three (3) Business Days prior to the Closing Date, has delivered a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, the applicable portion of the Merger Consideration or SPAC Merger Consideration with respect to such Company Shares or SPAC Shares and all Certificates (if applicable) shall forthwith be canceled; and (ii) following the SPAC Merger Effective Time or Acquisition Merger Effective Time, as the case may be, with respect to any holder of record of Company Shares or SPAC Shares entitled to receive Merger Consideration or SPAC Merger Consideration pursuant to this Article II that did not receive Merger Consideration or SPAC Merger Consideration pursuant to clause (i), no later than three (3) Business Days after receipt of a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, issue to the holder of such Company Shares or SPAC Shares the applicable portion of the Merger Consideration or SPAC Merger Consideration with respect to such Company Shares or SPAC Shares and all Certificates (if applicable) shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the SPAC Merger Effective Time or Acquisition Merger Effective Time, as the case may be, represented Company Shares or SPAC Shares (other than Company Treasury Shares and Company Shares, or SPAC Treasury Shares, canceled pursuant to this Article II, or SPAC Founders Shares forfeited by Sponsor pursuant to Section 6.24) shall be deemed from and after the SPAC Merger Effective Time or Acquisition Merger Effective Time, as the case may be, for all purposes, to evidence the

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right to receive the applicable portion of the Merger Consideration or SPAC Merger Consideration. If after the SPAC Merger Effective Time or Acquisition Merger Effective Time, as the case may be, any Certificate is presented to the Exchange Agent, it shall be canceled and exchanged as provided pursuant to this Article II. Notwithstanding anything to the contrary in this Section 2.11(a), (i) the portion of the Merger Consideration that shall be issued with respect to Section 102 Shares will be deposited with the Section 102 Trustee for the benefit of each beneficiary holder in accordance with the Israeli Option Tax Ruling and Section 102; and (ii) if the 104H Tax Ruling or 104H Interim Tax Ruling is sought by the Company in accordance with Section 6.05, the portion of the Merger Consideration that shall be issued with respect to the Company Shares of the Electing Holders will be deposited with the 104H Trustee for the benefit of each Electing Holder.

(b) If any portion of the Merger Consideration or SPAC Merger Consideration is to be issued to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such issuance that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) Any Merger Consideration or SPAC Merger Consideration held by the Exchange Agent remaining unclaimed by a holder of Company Shares or SPAC Shares three years after the Closing Date (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of TopCo free and clear of any claims or interest of any Person previously entitled thereto.

(d) No dividends or other distributions declared or made after the SPAC Merger Effective Time or Acquisition Merger Effective Time, as the case may be, with respect to the Company Shares or SPAC Shares with a record date after the SPAC Merger Effective Time or Acquisition Merger Effective Time, as the case may be, shall be paid to the holder of any un-surrendered Certificate with respect to the Company Shares or SPAC Shares issuable to such holder hereunder in consideration for the surrender of such Certificate until the holder of such Certificate shall surrender such Certificate.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, SPAC or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration or SPAC Merger Consideration to be issued in respect of the Company Shares or SPAC Shares formerly represented by such Certificate in accordance with this Agreement.

Section 2.13 Certificates.

(a) Securityholder Allocations Certificate. Not later than two (2) Business Days prior to the Closing Date, (i) the Company shall deliver to SPAC written notice setting forth the Company Securityholder Allocations and (ii) SPAC shall deliver to the Company written notice setting forth the SPAC Securityholder Allocations, which, in each case, shall be final and binding on the Parties.

(b) Company Expenses Certificate. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC written notice setting forth the Company’s good faith estimate, as of the Closing, of the unpaid Transaction Expenses of the Company (including a list of all such unpaid expenses together with written invoices and wire transfer instructions for the payment thereof).

(c) SPAC Expenses Certificate. Not later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth SPAC’s good faith estimate, as of the Closing, of the unpaid Transaction Expenses of the SPAC (including a list of all such unpaid expenses together with written invoices and wire transfer instructions for the payment thereof).

Section 2.14 U.S. Tax Treatment of the Transactions.

(a) It is intended by the Parties that, for U.S. federal, state and local income Tax purposes, Mergers shall be treated in accordance with the Intended Tax Treatment.

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(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax purposes that follow the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.15 Withholding Taxes.

(a) Notwithstanding anything in this Agreement to the contrary, Exchange Agent, TopCo, the 104H Trustee, the Section 102 Trustee, their respective Affiliates, and any other applicable withholding agent (each, a “Payor”) shall be entitled to deduct and withhold from any amount payable or other consideration deliverable pursuant to this Agreement any amount required to be deducted or withheld with respect to the making of such payment or delivery of such consideration under applicable Legal Requirements. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(b) Notwithstanding the provisions of Section 2.14(a), but subject to the provisions of the 103K Tax Ruling, the 104H Tax Ruling or the 104H Interim Tax Ruling, as applicable, with respect to Israeli Taxes, and in accordance with the undertaking provided prior to Closing by the Exchange Agent or anyone on its behalf to TopCo, as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any payment payable or other consideration deliverable pursuant to this Agreement to any recipient (excluding payments pursuant to this Agreement with respect to Section 102 Options, Section 102 RSUs, Section 3(i) Options or Section 102 Shares) shall be paid or delivered to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 365 days from the Closing Date or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time unless requested otherwise by the ITA or by the payment recipient, no payments or other consideration shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments or other consideration deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate.

(c) If a payment recipient delivers, no later than five (5) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate to the Exchange Agent, determining such recipient’s tax liability, the Exchange Agent shall withhold and transfer to the ITA such amount of withholding due from such recipient as specified in such Valid Tax Certificate, and shall pay to such recipient only the balance of the payment due to such recipient that is not so withheld.

(d) If any payment recipient either (A) does not provide the Exchange Agent with a Valid Tax Certificate by no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request to the Exchange Agent to release his, her or its portion of the consideration payable or otherwise deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than five (5) Business Days before such time, then then Israeli Tax will be withheld from such recipient’s portion of the consideration as determined by TopCo and the Exchange Agent in accordance with the Israeli Tax Ordinance, which amount shall be delivered to the ITA by the Exchange Agent and the Exchange Agent shall pay to such recipient the balance of the payment due to such recipient that is not so withheld.

(e) Notwithstanding anything to the contrary in this Agreement, if the 103K Tax Ruling or the 104H Tax Ruling or the 104H Interim Tax Ruling, as the case may be, shall be obtained and delivered to TopCo and its Israeli advisors prior to the applicable withholding date in form and substance reasonably acceptable to TopCo, then the provisions of such ruling shall apply and all applicable withholding procedures with respect to the Company Shareholders or Electing Holders, as applicable, shall be made in accordance with the provisions of Section 103K or Section 104H of the Israel Tax Ordinance and provisions of such ruling, as applicable. For the avoidance of doubt, it is being clarified that the 103K Tax Ruling or the 104H Tax Ruling or the 104H Interim Tax Ruling, as the case may be, as well as any letter of transmittal used in the process (if any), shall reflect, include or refer to the actual holdings of the Company Securityholders and such holdings shall be approved by such Company Securityholders as a condition for the payment/release of Shares.

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(f) Notwithstanding the above, any consideration paid or issued to a holder of Company Options, Section 102 RSUs or Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the 16th day of the calendar month following the month during which the Closing occurs, unless prior to the 16th day of the calendar month following the month during which the Closing occurs, (i) with respect to Section 102 Options, Section 3(i) Options, Section 102 RSUs and Section 102 Shares, the Israeli Option Tax Ruling shall have been obtained, in which case, SPAC or the Company, or any Person acting on their behalf, will act in accordance with the Israeli Option Tax Ruling; (ii) with respect to holders of Company Options that are not residents of Israel for Tax purposes, are engaged by a non-Israeli resident Company Subsidiary and who were granted such Company Options and/or Company RSUs in consideration for work or services performed solely outside of Israel (provided that any such holder provides TopCo with a validly executed residency declaration in a form mutually agreed by TopCo and the Company, provided that, if the ITA prescribes such a form, including in connection with any tax ruling given in connection with the Transactions, then such form shall be used), the Converted Options and Converted RSUs shall be issued to the applicable non-Israeli resident, and (iii) with respect to any holder of Company Options and/or Company RSUs which does not fall under sub-sections (i) and (ii) above, a Valid Tax Certificate was provided.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of the Original Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of the Original Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to the SPAC Parties as of the date of the Original Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 3.01 Organization and Qualification. The Company (a) is a limited liability company duly formed, validly existing and in good standing under the applicable Legal Requirements of the State of Israel, (b) is not a “breaching company” (within the meaning of Section 362.A of the ICL) and no proceedings have been commenced to strike the Company from the registry of companies maintained by the Companies Registrar, and (c) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to SPAC. The Company is not in violation of any of the provisions of the Company’s Governing Documents.

Section 3.02 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 3.02(a) of the Company Disclosure Letter (the “Company Subsidiaries” and each a “Company Subsidiary”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be

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material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC. No Company Subsidiary is in violation of any of the provisions of its Governing Documents.

(c) All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable, (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance in all material respects with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

Section 3.03 Capitalization of the Company.

(a) Schedule 3.03(a) of the Company Disclosure Letter sets forth, as of the date of the Original Agreement, (i) the authorized share capital of the Company, (ii) the number, class and series of Company Shares (including any such Company Shares issued on the date of the Original Agreement (but subsequent to the execution of the Original Agreement)) owned by each holder thereof, together with the name of each registered holder thereof and which Company Ordinary Shares are Section 102 Shares, and the date of deposit of the Section 102 Share with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the grant agreement with the Section 102 Trustee, (iii) a list of all holders of outstanding Company Options and Company RSUs, including the number of Company Ordinary Shares subject to each such Company Option and Company RSU, the grant date, and exercise price for such Company Option, the extent to which such Company Option and Company RSU is vested and exercisable and the date on which such Company Option expires, whether each such Company Option and Company RSU is a Section 102 Option or Section 102 RSU, including the applicable sub-section of Section 102, and for Section 102 Options and Section 102 RSUs, the date of deposit of such Company Option or Company RSU with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the grant agreement with the Section 102 Trustee, and (iv) a list of all holders of outstanding Company Warrants, including the number of Company Shares issuable upon the exercise of each Company Warrant.

(b) Except for currently outstanding Company Options and Company RSUs which have been granted to employees, consultants or directors pursuant to the Company Option Plan, Company Warrants or as disclosed on Schedule 3.03(b) of the Company Disclosure Letter or otherwise pursuant to the Company’s articles of association, as may be amended, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any equity securities of the Company or any of its Subsidiaries.

(c) All issued and outstanding Company Shares (including those that will be issued immediately following the execution of this Agreement, and the Company Financing Shares resulting from the Company Financing) are, and all Company Shares which may be issued pursuant to the exercise or conversion of Company Options, Company RSUs, Company Warrants and Company Preferred Shares, when issued in accordance with the terms of the Company Options, Company Warrants and Company Preferred Shares, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable, (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any agreement to which the Company is a party, and (iii) other than as set forth in the Company’s Governing Documents, free of any Liens. All issued and outstanding Company Shares,

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Company Options, Company RSUs, Company Warrants and Company Preferred Shares (including those that will be issued immediately following the execution of this Agreement) were issued in compliance in all material respects with applicable Legal Requirements.

(d) No outstanding Company Shares (including those that will be issued immediately following the execution of this Agreement) are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Group Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

(f) Except in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(g) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no share capital, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h) No Group Company has any Indebtedness. No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program.

(i) The Company has taken the actions necessary, including by way of amending any outstanding Company Financing Subscription Agreements, to cause each Company Financing to be completed (and, if in the form of convertible debt, automatically converted prior to the Acquisition Merger Effective Time) by the issuance of Company Ordinary Shares pursuant to the terms of such Company Financing (as may be amended). Upon the completion of each Company Financing and, if applicable, conversion of the Company Financing Amounts into Company Ordinary Shares, all of the Company Financing Amounts shall have been invested for Company Ordinary Shares, no loans (if applicable) in respect thereof shall be outstanding, no payment or distribution shall be made with respect thereto, and each Company Financer shall thereafter cease to have any rights with respect to any Company Financing Amounts (other than the right to receive the Per Company Ordinary Share Merger Consideration pursuant to Section 2.08(b) in respect of the Company Financing Shares received by the Company Financers.

Section 3.04 Authority Relative to this Agreement. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Acquisition Merger). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Acquisition Merger) have been duly and validly authorized by all corporate action on the part of the Company (including the approval by its board of directors), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than receipt of the Requisite Majority approval. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

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Section 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, and the consummation of the Transactions will not: (i) conflict with or violate any Group Company’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.05(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Contracts, except with respect to clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the issuance of the Certificate of Merger; (ii) the filing and effectiveness of the Registration Statement that includes the Proxy Statement/Prospectus in accordance with the Securities Act and the Exchange Act; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder; (iv) the filing of the IIA Notice; (v) the receipt of the ISA Exemptions, (vi) the filing of any notifications required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

Section 3.06 Compliance; Approvals. Each of the Group Companies has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements. To the Knowledge of the Company, no notice of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies since the Reference Date. Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted except for failures to possess such Approvals which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements. Each Approval held by the Group Companies is valid, binding and in full force and effect in all material respects. None of the Group Companies (i) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) has received any notice in writing from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.07 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of: (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows of the Group

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Companies for the fiscal years then ended (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2023 and the related consolidated statements of operations, shareholders’ deficit and cash flows of the Group Companies for the fiscal year then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (i) fairly present in all material respects the financial position of the Group Companies, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (ii) were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject to audit adjustments that will not be material in amount or effect); (iii) were prepared from, and are in accordance with, the books and records of the Group Companies and (v) in the case of the Audited Financial Statements, were audited in accordance with the standards of the PCAOB.

(b) To the Knowledge of the Company, since the Reference Date, the Company has established and maintained a system of internal controls sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s authorizations, (ii) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (iii) that transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (v) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (y) “material weakness” in the internal controls over financial reporting of the Group Companies or (z) fraud, whether or not material, that involves management or other employees of the Group Companies who have a role in the internal controls over financial reporting of the Group Companies.

(c) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d) None of the Group Companies is a party to, or has any commitment to become a party to any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among the Company and any of the Group Companies, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) None of the Group Companies has stopped paying, for any material duration, its debts as they fall due.

Section 3.08 No Undisclosed Liabilities. The Group Companies have no material liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise), except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements; (b) liabilities arising in the Ordinary Course of Business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Agreements; and (d) obligations for future performance under any Contract to which any Group Company is party or bound (unrelated to any breach or violation thereof).

Section 3.09 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2022, each of the Group Companies has conducted its business in the Ordinary Course of Business and there has not been: (a) any Company Material Adverse Effect; or (b) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.01 if such action were taken on or after the date hereof without the consent of SPAC.

Section 3.10 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there is not, and since the Reference Date there has not been: (a) any pending or, to the Knowledge of the Company, threatened Legal Proceeding against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (b) any pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (c) any pending or

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threatened Legal Proceeding by any Group Company against any third party; (d) any settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) any Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

Section 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan, excluding any individual employment or consulting agreement or offer letter that either: (i) is terminable by the Company at will or upon a notice of thirty days or less; or (ii) provides for notice and/or garden leave and/or severance obligations only as required by applicable Legal Requirements, in each case, so long as such agreement or offer letter does not provide for: (A) severance, notice, garden leave or any similar obligations beyond those required by applicable Legal Requirements; (B) transaction or retention bonuses or change in control payments; or (C) Tax gross-ups; provided, however that a form of any such excluded agreement or offer letter is required to be listed.

(b) With respect to each Employee Benefit Plan, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof: (i) the current plan documents and any amendments thereto and any related trust documents, insurance contracts or other funding arrangements; (ii) any other documents which are required to be filed with any regulatory authority together with all other tax clearances and approvals necessary to obtain favorable tax treatment for the Employee Benefit Plan; and (iii) any non-routine correspondence with any Governmental Entity regarding any Employee Benefits Plan during the past three (3) years.

(c) Each Employee Benefit Plan that is or was established, maintained or administered by the Company has, since the Reference Date, been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. No Group Company nor, to the Knowledge of the Company, any other Person has made any binding commitment to materially modify, change or terminate any Employee Benefit Plan after the date hereof, other than with respect to a modification, change or termination required by this Agreement.

(d) None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retirement health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required pursuant to relevant Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(e) With respect to any Employee Benefit Plan established or maintained by the Company or, to the Company’s Knowledge, any other Employee Benefit Plan, no actions, suits, claims (other than routine claims for benefits in the Ordinary Course of Business), audits, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(g) The Company maintains no obligations under any Employee Benefit Plan to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual.

(h) Each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”) is listed on Schedule 3.11(h) of the Company Disclosure Letter. With respect to each Foreign Plan: (i) such Foreign Plan has been operated in compliance with the terms of such Foreign Plan and

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the applicable Legal Requirement of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, and, to the Company’s Knowledge, there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan; (ii) all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made, or, if applicable, based on reasonable actuarial assumptions and accrued in accordance with U.S. GAAP; (iii) there are no unpaid amounts past due in respect of any such Foreign Plan in which any Group Company participates; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory and administrative authorities and is approved by any applicable taxation authorities to the extent such approval is available; (v) to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (vi) each such Foreign Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, in each of the foregoing cases except as would not be material to the Group Companies taken as a whole; (vii) no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements; and (viii) the consummation of the Transactions will not by itself create or otherwise result in any liability with respect to such Foreign Plan.

Section 3.12 Labor Matters.

(a) Schedule 3.12(a) of the Company Disclosure Letter contains a complete and accurate list (redacted as required by applicable law) of the following information for each employee and independent contractor of the Group Companies, including each employee on leave of absence or layoff status: job title, department, work location, date of hire, status, actual scope of employment (i.e., full-time, part-time, or temporary), current overtime classification (i.e., exempt or non-exempt), contractual prior notice entitlement, salary and any other compensation and benefits payable, maintained or contributed by or with respect to which any potential liability is borne by the Group Companies (whether now or in the future) to each of the listed employees, including but not limited to the following entitlements: bonus, deferred compensation, commissions, overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and further education fund), their respective contribution rates and the salary basis for such contributions, whether the individual is party to either (x) a written employment agreement with the Company or any of its Subsidiaries that provides for other than at-will employment or (y) a written independent contractor agreement, with respect to Israeli-based employees whether such employee is subject to the Section 14 arrangement under the Israeli Severance Pay Law — 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, the legal source for such application, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), and whether the employee is on a Company-approved leave of absence (and if so, the category of leave, the date on which such leave commenced and the present date of expected return to work). Other than salary increases in the Ordinary Course of Business, performance-based bonuses or other bonus arrangements pursuant to any Group Company’s policies, all of which are detailed in Schedule 3.12(a) of the Company Disclosure Letter, the Group Companies have not made any binding commitments to any of their employees or former employees that are still in effect, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, except as listed in Schedule 3.12(a) of the Company Disclosure Letter. Except as indicated in Schedule 3.12(a) of the Company Disclosure Letter, other than their salaries, the employees of the Group Companies are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Other than as set forth in Schedule 3.12(a) of the Company Disclosure Letter, the employment of each of the employees of the Group Companies is terminable, if not at will, then with no more than one month prior notice. To the Knowledge of the Company, none of the Group Companies currently employs, or has employed in the last seven years, any underaged worker.

(b) No Group Company is a party to or bound by any labor agreement, works council, collective bargaining agreement or other labor Contract applicable to current or former employees of any Group Company. No employees of the Group Companies are represented by any Company-recognized labor union,

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labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal or Governmental Entity, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened since the Reference Date. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened by any labor organization, work council or group of employees. No collective bargaining agreement is currently being negotiated or required to be negotiated.

(c) Since the Reference Date, there have been no strikes, work stoppages or slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies involving any employee or former employee of, or other individual who provided services to, any Group Company. There are no charges, grievances or complaints against any Group Company, in each case related to any alleged unfair labor practice(s), pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization. There are no continuing obligations of the Group Companies pursuant to the resolution of any such Legal Proceeding that is no longer pending.

(d) None of the officers, key employees or group of employees of any Group Company (i) has given written notice of any intent to terminate his or her employment with the applicable Group Company and/or (ii) to the Knowledge of the Company, has received an offer which is still valid to join a business that is competitive with the business of the Group Companies. The Group Companies are in compliance and, to the Knowledge of the Company, each of their employees and consultants are in compliance, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals, in each case except as would not be material to the Group Companies taken as a whole. None of the Group Companies has a present intention to terminate, or has terminated within the last twelve (12) months, the employment of any officer or key employee. No employee of a Group Company has been granted the right to any compensation following termination of employment with such Group Company except as required by law.

(e) Each Group Company has complied and is in compliance in all material respects with all employee related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement or law.

(f) Except for extension orders which generally apply to all employees in Israel, no extension orders apply to any employees of any Group Company. The Group Companies have been and are in compliance in all material respects with the terms of applicable extension orders with respect to all their employees.

(g) To the Knowledge of the Company, no written notice or written complaint has been received by any Group Company since the Reference Date asserting or alleging discriminatory conduct or harassment, including sexual harassment or sexual misconduct against any officer, director or key employee of any Group Company.

(h) Since the Reference Date, there have been no material complaints, charges, investigations, claims or Legal Proceedings against the Group Companies filed or pending or, to the Knowledge of the Company, threatened based on, arising out of, in connection with or otherwise relating to any employment Legal Requirement, labor matter or employment practice of any Group Company, and the Group Companies have not received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate an investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, collective bargaining, immigration, benefits, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation, COVID-19 protocols, guidance and regulations, and the collection and payment of withholding and/or social security taxes and any similar Tax.

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(i) None of the Group Companies has implemented any layoffs or furloughs due to COVID-19.

(j) No Group Company is liable for any arrears of wages or related penalties with respect thereto, except in each case as would not be material to the Group Companies taken as a whole. All amounts that the Group Companies are legally or contractually required to either (i) deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) withhold from their employees’ wages and/or benefits and pay to any Governmental Entity as required by applicable Legal Requirements, including the Israeli Tax Ordinance, have been duly deducted, transferred, withheld and paid, and the Group Companies’ liability towards their employees regarding salary, remuneration, benefit in kind, severance pay, accrued vacation, Section 14 Arrangements and contributions to all Employee Benefit Plans are fully funded or if not required by any source to be funded are accrued on the Financial Statements, except as has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(k) Each Person who has provided or is providing services to any Group Company has been classified as an exempt employee, non-exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Employee Benefit Plan. To the Knowledge of the Company, none of the Group Companies has any liability or obligation under any applicable Legal Requirement or Employee Benefit Plan arising out of improperly classifying such Person as an exempt employee, non-exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and to the Knowledge of the Company no such Person is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future).

(l) The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement, or any other labor-related agreement to which the Group Companies are a party or bound. The Group Companies have satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization, or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the Transactions.

(m) All employees working in China are employed “at will.”

(n) To the Knowledge of the Company, no activity of any employee of any Group Company has materially breached any employment contract, restrictive covenant, confidentiality agreement, patent disclosure agreement, or other contract between such employee and the Group Company.

Section 3.13 Real Property; Tangible Property.

(a) The Group Companies do not, and never have, owned any real property.

(b) Each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases under which it is a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties, including all material amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to SPAC true, correct and complete copies of all Company Real Property Leases. No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, other than such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The improvements, fixtures, building systems and equipment on the Company Leased Properties are in good condition and repair, subject to reasonable wear and tear. To the Knowledge of the Company, (X) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (Y) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real

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Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, other than such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. As of the date of this Agreement, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Except as permitted after the occurrence of an event of default thereunder, no party to a Company Real Property Lease has the unilateral right to terminate any of the Company Real Property Leases prior to the end of its current term. Schedule 3.13(b) of the Company Disclosure Letter contains a true and correct list of all Company Real Property Leases. No Person other than the Group Companies has the right to use the Company Leased Properties.

(c) Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any Company Real Property Lease. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put.

Section 3.14 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity.

(b) Each of the Group Companies has: (i) complied in all respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes; (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entity (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements; and (iii) have timely filed all withholding Tax Returns, for all periods..

(c) The Financial Statements fairly accrue all material actual and contingent liabilities for Taxes with respect to all periods through the date hereof in accordance with U.S. GAAP. Each Group Company will establish, in the Ordinary Course of Business and consistent with its past practice, reserves adequate for the payment of all material Taxes for the period from the date of the Unaudited Financial Statements through the Closing Date. No Group Company has incurred any liability for material Taxes since the Unaudited Financial Statements date other than in the Ordinary Course of Business consistent with past practice.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of the Company, verbally) against any Group Company which has not been fully paid or resolved.

(e) No Tax audit or other examination of or action, suit or proceeding with respect to any Group Company by any Governmental Entity is presently in progress, nor has any Group Company been notified in writing of any (nor to the Knowledge of the Company is there any) request or threat for such an audit or other examination or action, suit, or proceeding in respect of any Tax (including any Tax filing or Tax reporting obligation).

(f) There are no Liens for any amount of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies. The Group Companies have no material obligation for Taxes toward any Governmental Entity of the United States, including any federal, state or local authority.

(g) No Group Company: (i) has any material liability for the Taxes of another Person (other than any Group Company), as a transferee or a successor, by Contract (other than pursuant to commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes) or otherwise pursuant to any applicable Legal Requirements; (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any such agreement the sole parties to which are the Group

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Companies and excluding commercial agreements entered into in the Ordinary Course of Business and the principal purposes of which is not related to Taxes); or (iii) is or has ever been a member of an affiliated, consolidated, combined or unitary group for income Tax purposes or included on any such Tax Return (excluding any such group or Tax Return solely including the Group Companies).

(h) No Group Company has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect.

(i) No Group Company has received written notice from a Governmental Entity that it (i) has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty or applicable local law) in any country other than the country of its organization, or (ii) is, or has ever been, subject to income or capital gains Tax in a jurisdiction outside the country of its organization.

(j) Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Legal Requirements to be so registered, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k) Each of the Group Companies is, and has since its date of organization been, treated as a corporation for income tax purposes with respect to the jurisdiction of its incorporation.

(l) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) an installment sale or open transaction, (ii) a prepaid amount received or deferred revenue recognized outside the Ordinary Course of Business, or (iii) a change in or use of an improper accounting method.

(m) No private letter rulings (including any “taxation decision” (Hachlatat Misui) from the ITA), technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to a Group Company which agreement or ruling would be effective after the Closing Date (or, for the avoidance of doubt, that would require any Group Company to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date).

(n) No Group Company has elected, through action or inaction, to benefit from any payroll tax relief, including tax credits and tax deferrals, under the Families First Coronavirus Response Act or the CARES Act (including pursuant to Sections 2301 and 2302 of the CARES Act) or any similar legislation that addresses the financial impact of COVID-19 on employers.

(o) In the last five (5) years, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p) No Group Company is or has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(q) Any Group Company required to be registered for purposes of Israeli value added tax is duly registered and has complied with all requirements concerning Israeli value added Tax (“VAT”). Each Group Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable law. No non-Israeli Group Company is required to register in Israel for Israeli VAT purposes.

(r) (i) All Group Companies are in compliance with all conditions and requirements stipulated by any instruments of approval and tax rulings granted to it by any Israeli Governmental Entity, as well as with respect to tax benefits claimed or received by the Company, including with respect to any “Approved Enterprise,”

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“Benefited Enterprise,” “Preferred Enterprise,” “Preferred Technological Enterprise” or “Special Preferred Technological Enterprise” status or benefits (collectively, “Tax Incentive Program”) and by Israeli laws and regulations relating to its Tax Incentive Programs; (ii) all information supplied by any Group Company with respect to applications or notifications relating to its Tax Incentive Programs (including in connection with any application for a ruling with respect to any such Tax Incentive Programs) was true, correct and complete when supplied to the appropriate authorities; and (iii) no Group Company has received any written notice of any proceeding or investigation relating to revocation or modification or denial of any of its current or past Tax Incentive Programs with respect to such Group Company and/or any of its facilities or any such status or benefits, in each case of clauses (i) – (iii). Each Group Company has complied with all conditions and requirements to qualify for any applicable Tax holiday or other similar program or incentive under non-Israeli Legal Requirements for which it currently claims the benefit.

(s) No Group Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israeli Tax Ordinance, a “reportable opinion” under Sections 131D of the Israeli Tax Ordinance, or a “reportable position” under Section 131E of the Israeli Tax Ordinance or any similar provision under any other local or non-Israeli Legal Requirements, and including with respect to VAT.

(t) The Company Option Plan that was intended to qualify as a capital gains route plan under Section 102 has received a favorable determination or approval letter from the ITA or is otherwise deemed approved by passage of time without objection by the ITA. All equity awards granted pursuant to the Company Option Plan which are subject to Tax under Section 102(b)(2) of the Israeli Tax Ordinance and all shares issued pursuant to such equity awards, including all Section 102 Shares, Section 102 RSUs and Section 102 Options, were granted and issued, as applicable, and are currently in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options and Section 102 RSUs only following the lapse of the required 30-day period from the filing of the Company Option Plan with the ITA, receipt of all required tax rulings, the receipt of the required written consents from the Company Awardholders, the appointment of an authorized trustee to hold the Section 102 Options, Section 102 RSUs and Section 102 Shares, and the due deposit of such Section 102 Options, Section 102 RSUs and Section 102 Shares with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

(u) No Group Company is currently subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of such Part E2 or otherwise.

(v) No Group Company has any outstanding material obligation in respect of escheat or unclaimed property obligations.

(w) Each Group Company is in compliance in all material respects with all applicable transfer pricing laws and regulations and Legal Requirements, and the prices for any property or services provided by or to any Group Company (or for the use of any property), including interest and other prices for financial services, are arm’s length prices for purposes of all applicable Legal Requirements, including Section 85A to the Israeli Tax Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 (or any comparable provisions of state, local or foreign Legal Requirements) and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.

(x) To the actual knowledge of the Company, no Company Shareholder (i) has any current plan or intention to dispose of or otherwise transfer the TopCo Shares following the Closing or (ii) is currently under any binding agreement to dispose of or otherwise transfer the TopCo Shares following the Closing.

Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(a) The Group Companies are and have been since the Reference Date in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Action/Filings required under applicable Environmental Laws;

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(b) The Group Companies are not required to, and do not, possess any permits, approvals, authorizations, consents, licenses or certificates pursuant to any applicable Environmental Laws;

(c) Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws. No conditions currently exist with respect to Owned Real Property or Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws;

(d) No portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated Environmental Permits, and to the Knowledge of the Company there are no Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws at any currently or formerly owned, used, leased or operated property or facility of any Group Company; and

(e) The Group Companies have made available to SPAC copies of all environmental assessments (including any phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies and copies of all non-privileged documents relating to any outstanding liabilities of any of the Group Companies under Environmental Law (if any) to the extent such are in the possession, custody, or reasonable control of the Group Companies.

Section 3.16 Brokers. The Group Companies have not incurred, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

Section 3.17 Intellectual Property.

(a) Schedule 3.17(a)(1) of the Company Disclosure Letter sets forth a true, correct and complete list of all registered Intellectual Property constituting Owned Intellectual Property: (i) Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) registered Designs and pending applications for registration of Designs, and (v) Internet domain names (the Intellectual Property referred to in clauses (i) through (v), collectively, the “Company Registered Intellectual Property”); and (vi) material unregistered Owned Intellectual Property (other than trade secrets and other confidential information). All of the Owned Intellectual Property and material Licensed Intellectual Property that is exclusively licensed to a Group Company is subsisting and valid and enforceable in all material respects, excluding any Patents comprising Owned Intellectual Property, which, to Company’s Knowledge, are valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Design, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property. Except as set forth in Schedule 3.17(a)(2) of the Company Disclosure Letter, there are no actions that must be taken or payments that must be made by any Group Company sixty (60) days following the Closing Date that, if not taken, will adversely affect the Company Registered Intellectual Property.

(b) Schedule 3.17(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Licensed Intellectual Property that is material to the conduct of the operation of the businesses of the Group Companies, excluding non-exclusive licenses for non-customized, commercially available off-the-shelf software products having a one time or annual license fee payment of less than $20,000.

(c) Except as disclosed on Schedule 3.17(c) of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and (ii) has a license, sublicense or otherwise possesses legally enforceable rights, to use all other

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Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted.

(d) The Owned Intellectual Property and the conduct of the businesses of the Group Companies has not, in the past six (6) years, infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property and no such claims have been made against any third party by any of the Group Companies.

(e) There is no action or litigation pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) against any of the Group Companies, and the Company has not received any notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property (other than immaterial office actions before a relevant Intellectual Property office that may arise in the ordinary course of prosecution of pending applications of immaterial Company Registered Intellectual Property). None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property, and none of the Company Registered Intellectual Property has been cancelled, abandoned, rejected, repudiated or otherwise terminated other than in the Ordinary Course of Business.

(f) Except as set forth on Schedule Section 3.17(f) of the Company Disclosure Letter, each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any Owned Intellectual Property has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all trade secrets or other confidential or proprietary information of such Group Company (or of another Person and held by such Group Company) in confidence both during and after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (unless such Intellectual Property is owned by a Group Company by operation of law); (iii) to the extent permissible by applicable law, agreed to waive all moral rights such Person may have in any work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby; and (iv) with respect to employees located in Israel, agreed to waive any right to receive additional compensation, including royalties, which such Person may have in any invention that such Person invented for such Group Company in the course of such Person’s employment, except as would not be material to the Group Companies taken as a whole. To the Knowledge of the Company, no Person is in breach of any such agreement and there is no uncured breach by any such Person with respect to its obligation to assign Intellectual Property to a Group Company or to protect the Trade Secrets of such Group Company under any such agreement.

(g) There are no pending or, to the Knowledge of the Company, threatened, claims from current or former directors, employees or contractors of a Group Company in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 5727-1967.

(h) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets (including source code and algorithms for Group Company Software) included in the Owned Intellectual Property (or owned by another Person and held by such Group Company). Each of the Group Companies, as applicable, since the Reference Date, has complied in all material respects with contractual obligations with respect to the use, safeguarding, security, or processing of all material Intellectual Property. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no breach by any employee or Person under any such agreement.

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(i) Except as set forth in Schedule Section 3.17(i) of the Company Disclosure Letter, (i) no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Owned Intellectual Property and (ii) no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any Owned Intellectual Property was performing services for or otherwise under restrictions resulting from his or her relations with any Governmental Entity or any university, college, research institute or other educational institution during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies and no such Governmental Entity, university, college, research institute or other educational institution has any rights or may have claims to any rights in any of the Owned Intellectual Property.

(j) Schedule Section 3.17(j) of the Company Disclosure Letter sets forth a complete and accurate list of all Group Company Software. Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. No source code for any Group Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to a binding, written agreement imposing on such Person reasonable and adequate confidentiality obligations to the Group Company with respect to such source code. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Group Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Group Company Software to any other Person, including the execution, delivery or performance of this Agreement or any other Transaction Agreements or the consummation of any of the Transactions.

(k) The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, firmware, hardware, servers, peripherals, networks, interfaces, platforms and related systems, data communication lines, databases, websites and other information technology and telecommunications equipment, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for any Group Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Group Companies (collectively, with the Group Company Software, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted. There have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused any substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Group Companies. To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, malware, faults or other devices, errors, contaminants or code that could (i) disrupt or adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems. Except as set forth on Schedule Section 3.17(k) of the Company Disclosure Letter, the Group Companies maintain a technical description of any neural networks used in or with any proprietary AI/ML technologies that would enable skilled programmers to modify and debug such neural networks in the ordinary course.

(l) Except as set forth on Schedule Section 3.17(l) of the Company Disclosure Letter, none of the Group Companies has incorporated any Open Source Software into, or used any Open Source Software in connection with, or combined, developed, licensed, distributed in conjunction with, used or otherwise exploited Open Source Software in or with any Owned Intellectual Property (including any Group Company Software), in each case, in a manner that requires that the software incorporated into, derived from or distributed with such Open Source Software be (i) contributed, licensed, attributed or disclosed to any third party in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge, in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires any of the Group Companies to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Group Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, distribute, license or enforce any Owned Intellectual Property or Group Company Software including any restriction on the consideration to be

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charged therefor (collectively, “Copyleft Terms”). The Group Companies are in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(m) The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than SPAC, Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property or any of the Intellectual Property of SPAC, Merger Sub or any of their respective Affiliates; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

Section 3.18 Privacy.

(a) Each of the Group Companies and any Person acting for or on behalf of any of the Group Companies have, since the Reference Date, complied in all material respects with: (i) all applicable Privacy Laws; (ii) each Group Company’s applicable policies, records and notices regarding the processing of Personal Information; and (iii) each Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. None of the Group Companies have, since the Reference Date, (A) provided or received any written notice or claims related to any Personal Information or information security-related incident (including written notice from third parties acting on its or their behalf), nor have any of the Group Companies been charged with, a material violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data processing activities or an information security-related incident. None of the Group Companies is in material violation of its applicable privacy policies, rules or notices (including its own).

(b) Each of the Group Companies has (i) implemented policies and commercially reasonable security measures regarding the confidentiality, integrity and availability of the Company IT Systems which relate to Personal Information and the information thereon, and (ii) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who collect, use, process, store, disclose, transfer or otherwise handle Personal Information for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take reasonably appropriate steps, including implementing commercially reasonable security measures, designed to protect and secure Personal Information, Intellectual Property or sensitive Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c) Since the Reference Date, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession, custody, or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies such that any Group Companies has provided or been legally or contractually was required to provide any notices to any Person in connection with a disclosure of Personal Information. Except as disclosed on Schedule 3.18(c)(i) of the Company Disclosure Letter, each of the Group Companies implemented reasonable back-up and disaster recovery arrangements for the continued operation of their Company IT Systems, including access to any Personal Information in its possession, custody, or control. Except as disclosed on Schedule 3.18(c)(ii) of the Company Disclosure Letter, each of the applicable Group Companies has resolved or remediated any material privacy or data security issues or vulnerabilities identified as of the date hereof. Since the Reference Date, none of the Group Companies nor any third party acting at the direction or authorization of the Group Companies has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d) The Group Companies have had since the Reference Date, and maintain privacy and security policies, procedures and safeguards that comply in all material respects with applicable requirements of the Health Insurance Portability and Accountability Act (HIPAA) and the Health Information Technology for Economic and Clinical Health (HITECH) Act (collectively, “Privacy and Security Policies and Procedures”). The Group Companies have provided to SPAC complete and accurate copies of all Privacy and Security Policies and Procedures.

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(e) The transfer of Personal Information in connection with the Transactions will not violate in any material respect the Group Companies’ applicable privacy policies or Privacy Laws.

Section 3.19 Governmental Grants.

(a) Schedule 3.19(a) of the Company Disclosure Letter contains a complete and accurate list of the following information for each Governmental Grant that is currently in effect with respect to a Group Company or pursuant to which the Group Companies currently has any outstanding obligations: (i) the total amount of the benefits approved for and received by the applicable Group Company under such Governmental Grant and the total amount of the benefits available for future use by any Group Company under such Governmental Grant; (ii) the time period in which any Group Company received, or will be entitled to receive, benefits under such Governmental Grant; (iii) the type of revenues based on which royalty or other payments are required to be made under such Governmental Grant; (iv) the total amount of any payments made by the Group Company prior to the date of the Original Agreement with respect to such Governmental Grant; and (v) the amounts owed under such Governmental Grants and any accrued interest or other financial liabilities connected thereto.

(b) Except as set forth on Schedule 3.19(b) of the Company Disclosure Letter, there are no pending applications for Governmental Grants by any Group Company. The Company has made available to the SPAC accurate and complete copies of (i) all certificates of approvals and letters of approval granted to the Group Companies by the Investment Center, the Innovation Authority or by any other Governmental Entity in connection with a Governmental Grant, and any material undertakings of a Group Company in connection with any Governmental Grant; and (ii) any other material documents, including correspondence and applications, relating to any Governmental Grant. Except as set forth on Schedule 3.19(b) of the Company Disclosure Letter, and except for undertakings set forth in letters of approvals, or provided under any applicable law, there are no material undertakings of any Group Company given in connection with any Governmental Grant. Within the past three (3) years, the Group Companies are and have been in compliance, in all material respects, with the terms, conditions, requirements and criteria of any Governmental Grants (including any reporting requirements) and any applicable laws in connection thereto, and have duly fulfilled the material conditions, undertakings, reporting and other obligations relating thereto, except for any non-material non-compliance or non-fulfillment that would not result in any material liability or loss to the Group Companies. To the Knowledge of the Company, in any application in respect of a Governmental Grant submitted by or on behalf of a Group Company, the Group Companies disclosed all material information required by such application in an accurate and complete manner. No event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or material modification of any Governmental Grant or any material benefit available in connection with any Governmental Grant; (B) the imposition of any material limitation on any Governmental Grant or any material benefit available in connection with any Governmental Grant; (C) a requirement that a Group Company return or refund any material benefits provided under any Governmental Grant; or (D) an acceleration or increase of royalty payments obligation (including total royalty amount and royalty rate), or obligation to pay additional payments to any Governmental Entity other than prospective ongoing royalty payments, in each case, in a material amount.

(c) Since the Reference Date, none of the Group Companies has received any notice from any Governmental Entity regarding: (i) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Grant; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Grant. To the Knowledge of the Company, no Group Company has been or is under an audit outside the Ordinary Course of Business regarding any Governmental Grant and, since the Reference Date, there are no controversies or disputes with any such authority regarding any Governmental Grant, nor have there been any such controversies or disputes.

(d) To the Knowledge of the Company, the execution of this Agreement and the consummation of the Transactions (i) will not materially affect the ability of any Group Company to obtain the benefit of any Governmental Grant for the remaining duration thereof or require any recapture of any previously claimed incentive; and (ii) will not materially result in (A) the failure of any Group Company to comply with any of the terms, conditions, requirements and criteria of any Governmental Grant or any applicable laws, regulations, ordinances or guidelines; or (B) any claim by any Governmental Entity or other person that a Group Company is required to return or refund, or that any Governmental Entity is entitled to recapture, any benefit provided under any Governmental Grant or that any Group Company is required to pay any amount to any Governmental Entity or other person due to this Agreement and the Transactions.

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(e) Except as disclosed on Schedule 3.19(e) of the Company Disclosure Letter, none of the Group Companies has developed any Intellectual Property to which any Group Company has any rights, through the application of any financing made available by any Governmental Grant through the assistance or use of the facilities of a university, college, other educational institution, research center, hospitals, medical centers or other similar institutions.

Section 3.20 Material Agreements, Contracts and Commitments.

(a) Schedule 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of the Original Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean:

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $50,000 per annum other than Employee Benefit Plans;

(ii) any Contract with the top 10 suppliers and distributors of the Group Companies (the “Material Suppliers”) as determined by revenue and dollar volume of payments, respectively, in each case during the 12-month period prior to the date of the Original Agreement;

(iii) any Contract entered into with Governmental Entities;

(iv) any Contract that purports to limit (A) the localities in which the Group Companies’ businesses are conducted, (B) any Group Company from engaging in any line of business, or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(v) any Contract that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay”, exclusivity or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vi) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vii) any Contract for or relating to any borrowing of money by or from the Company;

(viii) any employment, consulting (with respect to an individual, independent contractor) or management Contract providing for annual base compensation in excess of $50,000 which is not terminable at will by the Group Companies upon thirty (30) days’ or less notice and without penalty;

(ix) any Contract (other than those made in the Ordinary Course of Business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any product or service of any of the Group Companies;

(x) any Contracts relating to the sale of any of the business, properties or assets of any Group Company or the acquisition by any Group Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $50,000 (other than Contracts for the purchase of inventory or supplies or sales of products entered into in the Ordinary Course of Business);

(xi) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xii) any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $50,000;

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(xiii) any Contract under which any of the Group Companies: (A) is granted a license, immunity or other right in or to any Intellectual Property from any third party (“Inbound License”); (B) grants a license, immunity or other right in or to any Intellectual Property to any third party; or (C) is developing or has developed any material Intellectual Property, itself or through a third party; provided, however, that none of the following shall be required to be listed on Schedule 3.20(a) but shall be deemed to be listed on such schedules for purposes of Section 3.20(b) if they otherwise qualify: (x) non-exclusive licenses granted to suppliers or vendors engaged to supply products or provide services to such Group Company or to distributors or customers, (y) non-exclusive licenses granted to distributors or customers of such Group Company and granted in the Ordinary Course of Business, (z) non-exclusive licenses for non-customized, commercially available off-the-shelf software products having a one time or annual license fee payment of less than $20,000, and (xx) employee or contractor agreements on such Group Company’s standard form agreements;

(xiv) each Contract with any academic institution, research center or Governmental Entity that provides for the provision of funding to the Company for research and development or similar activities involving the creation of any material Intellectual Property or other assets; and

(xv) any written offer, commitment or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or material default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

Section 3.21 Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering all material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect. To the Knowledge of the Company, the coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient in all material respects to comply with any insurance required to be maintained by Company Material Contracts. No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.22 Interested Party Transactions.

(a) The employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course of Business, no Related Party of the Group Companies (each an “Insider”) or any member of an Insider’s immediate family, has, directly or indirectly: (a) to the Knowledge of the Company, an economic interest in any Person that furnishes or sells services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) to the Knowledge of the Company, an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) to the Knowledge of the Company, a beneficial interest in any Contract disclosed in Schedule 3.20(a) of the Company Disclosure Letter; or (d) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation), other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly-traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.22.

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(b) Neither the Company nor any Company Subsidiary has, since the Reference Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit. There are no Contracts between the Company or any Company Subsidiary and any family member of any Insider of the Company or any Company Subsidiary.

Section 3.23 Information Supplied. The information relating to Group Companies supplied or to be supplied by or on behalf of Company expressly for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form registration or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement/Prospectus, will not, on the date of filing thereof or, with respect to the Proxy Statement/Prospectus, the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the Extraordinary Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made. The information relating to the Group Companies supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Registration Statement will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any press release related to the Transactions when distributed will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they such statement is made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by SPAC or any of its Representatives expressly for inclusion in the Registration Statement.

Section 3.24 Anti-Bribery; Anti-Corruption. (a) None of the Group Companies or any of the Group Companies’ respective directors, officers, employees, any holders of its equity securities or rights to purchase its equity securities (acting in such capacity), Affiliates, or to the Knowledge of any of the Group Companies, any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, authorized, offered or promised to make or offer any payment, loan, gift or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Person, government official, candidate for public office, political party or political campaign, or any official of such party or campaign for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; (f) used funds or other assets, or made any promise of undertaking in such regard, for establishment or maintenance of a secret, unrecorded or improperly recorded fund; or (g) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000 or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

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(b) The Group Companies’ business has been conducted in compliance with all material Anti-Corruption Laws to which it is subject.

Section 3.25 International Trade; Sanctions.

(a) In the last three (3) years, the Group Companies’ respective directors, officers, employees, Affiliates and, to the Knowledge of the Company, any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (a) have been in compliance with all applicable Customs & International Trade Laws; (b) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls, and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(b) None of the Group Companies or any of the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf is or has been in the last three (3) years, a Sanctioned Person. In the last three (3) years, the Group Companies and the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, have been in compliance with any Sanctions to the extent applicable. In the last three (3) years, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers, employees, Affiliates, or, to the Knowledge of the Company, any other Persons acting on their behalf in connection with any actual or alleged violation of any Sanctions, (ii) there have been no actual or threatened claims, investigations or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with Sanctions in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(c) No Group Company is, or is required to be, registered with the Israeli Ministry of Defense as a defense exporter, nor are any export licenses required from the Israeli Ministry of Defense or Ministry of Economy of Industry under the Customs & International Trade Laws in order to conduct the business. The business of the Group Companies does not involve engagement in, including the use, development, or export of, encryption technology, or other technology whose engagement is restricted under Israeli law, and the business of the Group Companies does not require any Group Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Order (Engagement in Encryption), 1974 or Control of Products and Services Declaration (Engagement in Encryption), 1998.

Section 3.26 Suppliers. Since the Reference Date, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any Group Company is in breach of or default under any Contract with any Material Supplier in any material respect or that any such Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

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Section 3.27 Product Liabilities and Recalls. Since the Reference Date: (a) each Company Product has been manufactured or sold in conformity with all contractual commitments and all standard warranties, in each case, in all material respects; (b) the Group Companies have not incurred any material obligations for replacement or repair of any of their products or service offerings or other damages in connection therewith; (c) there are no existing or, to the Knowledge of the Company, threatened, product warranty, product liability or product recall or similar claims involving any of the Company Products; (d) there have been no product recalls of any Company Product; and (e) the Group Companies have not been denied product liability insurance coverage by a third-party insurance provider.

Section 3.28 Company Leakage. Since December 31, 2023, there has been no Company Leakage except as disclosed on Schedule 3.28 of the Company Disclosure Letter.

Section 3.29 Regulatory Matters.

(a) The Company Products are, and since the Reference Date have been, in compliance in all material respects with applicable Legal Requirements, including all applicable Device Regulatory Laws administered, issued or enforced by the FDA (if applicable) or any other Governmental Entity having regulatory authority or jurisdiction over the Company Products or a Group Company. Each Group Company is in compliance in all material respects with applicable Legal Requirements, including Legal Requirements administered, issued or enforced by the FDA (if applicable) or any other Governmental Entity, relating to the sourcing and procurement or the import of raw materials for the Company Products and the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage, distribution and export of the Company Products and since the Reference Date, all such raw materials and all Company Products have been sourced, procured, processed, manufactured, packaged, labeled, stored, handled and distributed by a Group Company in compliance in all material respects with applicable Legal Requirements, including Legal Requirements administered, issued or enforced by the FDA (if applicable) or any other Governmental Entity. Without limiting the generality of the foregoing, each Group Company is, and since the Reference Date, has been, in compliance in all material respects with all applicable Device Regulatory Laws, including Legal Requirements regarding developing, testing, manufacturing, marketing, distributing or promoting the Company Products, complaint handling, adverse event reporting or the submission of medical device reports regarding the Company Products, and is, and since the Reference Date, has been, in compliance in all material respects with all applicable Legal Requirements administered or issued by any other Governmental Entity in relation to the Company Products.

(b) To the Knowledge of the Company, all preclinical and clinical investigations sponsored by or on behalf of a Group Company with respect to any Company Product are being, and since the Reference Date have been, conducted in compliance in all material respects with applicable Legal Requirements, including good clinical practices requirements as adopted by the FDA, and federal and state Legal Requirements (in each case, as applicable) restricting the use and disclosure of individually identifiable health information. No Group Company has received any notices or other correspondence from the FDA or any other applicable Governmental Entity performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c) No action has been taken by any Governmental Entity or, to the Knowledge of the Company, is in the process of being taken that would slow, halt or enjoin the manufacturing of the Company Products or the operation of the business of a Group Company or subject the manufacturing of the Company Products or a member of the Company to regulatory enforcement action.

(d) Since the Reference Date, all Group Companies have maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products in material compliance with applicable Legal Requirements, specifically all applicable Device Regulatory Laws. Each Group Company and, to the Knowledge of the Company, each of their respective contractors and agents have submitted to FDA (if applicable), Notified Bodies and all other applicable regulatory authorities, institutional review boards, or accreditation bodies, all required supplemental applications, 510(k) premarket notifications, notices, filings and annual or other reports and information, including adverse event reports and product deviation reports, related to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products. Each Group

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Company has made all required filings with, or notifications to, the FDA (if applicable), all Notified Bodies and all other applicable regulatory authorities pursuant to applicable requirements of all Legal Requirements applicable to the Group Companies.

(e) Except as disclosed on Schedule 3.29(e) of the Company Disclosure Letter, no Group Company officer, employee, or, to the Knowledge of the Company, contractor or agent of a Group Company is the subject of any pending Legal Proceeding or, to the Knowledge of the Company, any ongoing investigation or inquiry or has received any notice of any actual investigation, inquiry, for cause inspection or audit or other Legal Proceeding by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) or by any other similar Governmental Entity pursuant to any similar policy, or concerning allegations of a violation by a member of a Group Company or any officers, employees, contractors or agents of a Group Company of any Device Regulatory Laws, nor, to the Knowledge of the Company, has a member of a Group Company or, any officer, employee, or contractor or agent of a member of a Group Company committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Entity to invoke a similar policy. To the Knowledge of the Company, no Group Company or any officer, employee, or any contractor or agent of a member of a Group Company has knowingly made any false statements on, or omissions from, in any material respects, any notifications, applications, approvals, reports and other submissions to a Governmental Entity relating to any Company Product or has voluntarily disclosed any violations of Legal Requirements related to any Company Product.

(f) No Group Company has been or is currently engaged in any conduct that would reasonably be expected to lead to being suspended, disqualified, debarred, convicted or excluded from participating in, or bidding on contracts with, any Governmental Entity or private third party health care program, pursuant to applicable Legal Requirements and, to the Knowledge of the Company, no such suspension, disqualification, debarment or exclusion has been initiated or threatened in writing.

(g) Since the Reference Date, no Group Company has promoted, marketed or sold Company Products for any uses other than the uses cleared or approved by a Governmental Entity.

(h) As of the date of this Agreement (and, with respect to the foregoing (i) only, as of the Closing), neither (i) the aggregate annual net sales of the Group Companies nor (ii) the aggregate total assets of the Group Companies exceeds, in each case, the current threshold of $22.3 million under Section 18a(a)(2)(B)(ii) of the HSR Act.

Section 3.30 Disclaimer of Other Warranties. EACH OF THE COMPANY AND ITS SUBSIDIARIES HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE SPAC PARTIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE SPAC PARTIES, OR THE BUSINESS, ASSETS OR PROPERTIES OF THE SPAC PARTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EACH OF THE COMPANY AND ITS SUBSIDIARIES HEREBY ACKNOWLEDGES THAT NONE OF THE SPAC PARTIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NONE OF THE SPAC PARTIES OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE COMPANY, ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY OR ITS RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF THE SPAC PARTIES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR

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DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE SPAC PARTIES, OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE SPAC PARTIES. NONE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES HAS RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. EACH OF THE COMPANY AND ITS SUBSIDIARIES HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE SPAC PARTIES, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE SPAC PARTIES, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF THE COMPANY AND ITS SUBSIDIARIES HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE SPAC PARTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.30, CLAIMS AGAINST THE SPAC PARTIES OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC AND THE SPAC PARTIES

Except: (i) as set forth in the letter dated as of the date of the Original Agreement and delivered by SPAC to the Company on or prior to the date of the Original Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC prior to the date of the Original Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC and, where applicable below, each other SPAC Party, represents and warrants to the Company as of the date of the Original Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 4.01 Organization and Qualification.

(a) SPAC is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to SPAC.

(c) SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

(d) SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

Section 4.02 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares and (iii) 5,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Shares”). The SPAC Class A Shares, SPAC Class B Shares and SPAC Preferred Shares are referred to herein collectively as “SPAC Shares”. As of the date of this Agreement (i) 3,870,018 SPAC Class A Shares are issued and outstanding (which includes 515,019 shares subject to redemption rights), and (ii) one (1) SPAC Class B Share is issued and outstanding, all of which are validly issued, fully paid and non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights; (iii) no SPAC Class A Shares or SPAC Class B Shares are held in the treasury of SPAC, (iv) 5,940,000 SPAC Warrants are issued and outstanding, and (v) 5,940,000 SPAC Class A Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there

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are no SPAC Preferred Shares issued and outstanding. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or the principles governing availability of equitable remedies. Each SPAC Warrant is exercisable for one SPAC Class A Shares at an exercise price of $11.50.

(b) Except for the SPAC Warrants, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based or share-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares any other share capital or shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other share capital or shares of capital stock or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

(c) Except as set forth in SPAC’s Governing Documents or the Original Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 4.03 Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each Transaction Agreement that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the SPAC Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the SPAC Merger) have been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions, other than approval of the SPAC Shareholder Matters. This Agreement and the other Transaction Agreements to which SPAC is a party have been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of SPAC enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.04 No Conflict; Required Filings and Consents. (a) Subject to the approval by the SPAC Shareholders of the SPAC Shareholder Matters, neither the execution, delivery nor performance by SPAC of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate its Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.04(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any Contracts, except, with respect to clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

(b) The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and the rules of Nasdaq; (ii) for the filings required pursuant to Antitrust Laws and the expiration of the required waiting periods thereunder; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

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Section 4.05 Compliance; Approvals. Since its incorporation or organization, as applicable, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened. No notice of non-compliance with any applicable Legal Requirements has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to SPAC. Each Approval held by SPAC is valid, binding and in full force and effect in all material respects. SPAC: (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has not received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to be material to SPAC.

Section 4.06 SPAC SEC Reports and Financial Statements. (a) SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are or will be available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, except, to the extent deemed material, those disclosures in the Original Balance Sheet that were corrected in the Restated Balance Sheet (as described below in this Section 4.06). The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. GAAP (applied on a consistent basis); (ii) the books and records of SPAC; (iii) in the case of any audited statements, the standards of the PCAOB; and (iv) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, subject to the corrections to the Original Balance Sheet that were reflected in the Restated Balance Sheet (as described subsequently in this Section 4.06). The audited balance sheet as of March 3, 2021 and related footnote disclosures

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that appeared in SPAC’s Current Report on Form 8-K filed with the SEC on March 29, 2021 (the “Original Balance Sheet”) were required to be restated in order to correct certain errors in classification, which were corrected in the balance sheet that appeared in the Current Report on Form 8-K/A filed by SPAC with the SEC on May 25, 2021 (the “Restated Balance Sheet”). Other than as disclosed in the SPAC SEC Reports, SPAC is not a party to, or has any commitment to become a party to any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among SPAC and any unconsolidated affiliate), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(b) SPAC has established and maintained a system of internal controls. Such internal controls are designed to provide reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations, (ii) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC, (iii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of SPAC and (v) that accounts, notes and other receivables and inventory are recorded accurately. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, SPAC has not identified or been made aware of, and has not received from its independent auditors any notification of, any “significant deficiency” in the internal controls over financial reporting of SPAC, (y) any “material weakness” in the internal controls over financial reporting of SPAC or (z) SPAC has not been made aware of, and has not received from its independent auditors any notification of, any fraud, whether or not material, that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC.

(c) Other than the SPAC’s having exceeded the limit of the 36-month anniversary of the IPO for completion of a business combination under Nasdaq’s rules, SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(e) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.07 Financial Statements.

(a) Available via EDGAR (or otherwise attached as Schedule 4.07(a) to this Agreement) are true and complete copies of the audited consolidated balance sheets of SPAC as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows of SPAC for the fiscal years then ended. In addition, by April 1, 2024 (or, if necessary, by the end of the extension period provided to the SPAC under Exchange Act Rule 12b-25), the audited consolidated balance sheets of SPAC as of December 31, 2023 and the related consolidated statements of operations, shareholders’ deficit and cash flows of SPAC for the fiscal year then ended will be available via EDGAR (collectively, all of the foregoing financial statements referenced in the previous two sentences, the “SPAC Financial Statements”). The SPAC Financial Statements: (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (ii) were prepared in conformity with U.S generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (iii) were prepared from, and are in accordance with, the books and records of SPAC.

(b) SPAC has not stopped paying, for any material duration, its debts as they fall due.

Section 4.08 Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of the Original Agreement, and except as contemplated by this Agreement, since its incorporation there has not been: (a) any SPAC Material Adverse Effect; (b) any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the ordinary course of business; or (c) any action taken or agreed upon by SPAC that would be prohibited by Section 5.02 if such action were taken on or after the date hereof without the consent of the Company.

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Section 4.09 Litigation. Except as set forth in SPAC SEC Reports filed prior to the date of the Original Agreement, there is not, and since the date of SPAC’s incorporation, there has not been: (a) any pending or, to the Knowledge of SPAC, threatened Legal Proceeding against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such; (b) any pending or, to the Knowledge of SPAC, threatened audit, examination or investigation by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such (c) any pending or threatened Legal Proceeding by SPAC against any third party; (d) any settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC; or (e) any Order imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its respective properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such.

Section 4.10 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) as of the date of this Agreement, in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents of SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Since their incorporation, none of TopCo, Merger Sub 1 or Merger Sub 2 has conducted any business activities other than activities: (a) as of the date of this Agreement, in connection with its organization; and (b) directed toward the accomplishment of the Transactions.

Section 4.11 SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “MACAU.” The SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MACA.” The Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MACAW.” Other than the proceeding initiated by Nasdaq and described in Item 3.01 of the SPAC’s current report on Form 8-K filed with the SEC on February 26, 2024 (the second Form 8-K filed by the SPAC that day), there is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Shares or the Public Warrants or to terminate the listing of SPAC on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares or the Public Warrants under the Exchange Act.

Section 4.12 Trust Account.

(a) There is at least $5,584,651 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of February 19, 2021, by and between SPAC and the Exchange Agent for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or in bank deposit accounts.

(b) Other than to extend the expiration date thereunder, the Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to the Exchange Agent, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC or the Exchange Agent. There are no separate Contracts or side letters: (i) between SPAC and the Exchange Agent that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the

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Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

Section 4.13 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of SPAC, or with respect to its income, assets, or operations, have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of SPAC (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity.

(b) SPAC has complied in all material respects with all applicable Legal Requirements relating to the withholding or collecting and remittance of all material amounts of Taxes and withheld or collected and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld or collected and paid.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC, verbally) against SPAC which has not been fully paid or resolved.

(d) No material Tax audit or other examination of or action, suit or proceeding with respect to SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of any request or threat for such an audit or other examination or action, suit, or proceeding.

(e) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f) SPAC (i) does not have any liability for the Taxes of another Person as a transferee or a successor, by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes) or otherwise; and (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes).

(g) SPAC (i) has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; and (ii) has not entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h) SPAC has not received written notice from a Governmental Entity that it (i) has, or has ever had, permanent establishment (within the meaning of an applicable Tax treaty or applicable local law) in any country other than the country of its organization, or (ii) is, or has ever been, subject to income or capital gains Tax in a jurisdiction outside the country of its organization.

(i) During the two (2) year period ending on the date of this Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed in whole or in part by Section 355 of the Code.

(j) SPAC is not and has not been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not treated as a “domestic corporation” under Section 7874(b) of the Code.

(k) SPAC is, and has since its date of organization been, treated as a corporation for U.S. federal, state, and local income tax purposes.

(l) In the last five (5) years, no claim has been made in writing (nor to the Knowledge of SPAC has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

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Section 4.14 Information Supplied. The information relating to SPAC supplied or to be supplied by or on behalf of SPAC for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form registration or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement/Prospectus, will not, on the date of filing thereof or the date it is first mailed to SPAC Shareholders, as applicable, or at the time of the Extraordinary Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made. The Registration Statement, including the Proxy Statement/Prospectus, will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any press release when distributed will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they such statement is made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the Proxy Statement/Prospectus and the Registration Statement.

Section 4.15 Employees; Benefit Plans. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently and has never maintained or had any liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.16 Compliance with International Trade & Anti-Corruption Laws.

(a) Since SPAC’s incorporation, neither SPAC nor, to the Knowledge of SPAC, any of their Representatives, or any other Persons acting for or on behalf of SPAC, is or has been, (i) a Person named on any sanctions and export control laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any sanctions and export control laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Lebanon, the Crimea and non-Ukrainian government-controlled portions of the Donetsk and Luhansk regions of Ukraine); (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(b) Since SPAC’s incorporation, neither SPAC, its directors or officers, nor, to the Knowledge of SPAC, any of its employees, agents or any other Persons acting for or on behalf of SPAC has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws. SPAC has implemented and maintained policies and procedures reasonably designed to promote compliance with, and prevent violation of, Anti-Corruption Laws.

Section 4.17 Board Approval; Shareholder Vote. The SPAC Board (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is fair, advisable and in the commercial interest of SPAC. Other than the approval of the SPAC Shareholder Matters, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.

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Section 4.18 Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

Section 4.19 Brokers. Except as set forth in Schedule Section 4.19 of the SPAC Disclosure Letter, SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 4.20 TopCo, Merger Sub 1 and Merger Sub 2.

(a) Merger Sub 1 is duly incorporated, formed or organized and validly existing under the laws of the State of Israel. Each of TopCo and Merger Sub 2 is duly incorporated, formed or organized and validly existing under the laws of the Cayman Islands. Each of TopCo, Merger Sub 1 and Merger Sub 2 has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of such SPAC Party to perform its obligations under this Agreement or the Transaction Agreements. None of TopCo, Merger Sub 1 or Merger Sub 2 is in violation of any of the provisions of its Governing Documents in any material respect. Each of TopCo, Merger Sub 1 and Merger Sub 2 is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of such SPAC Party to perform its obligations under this Agreement or the Transaction Agreements.

(b) None of Merger Sub 1, Merger Sub 2, and, except for Merger Sub 1 and Merger Sub 2, TopCo, has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and no such SPAC Party owns, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. None of TopCo, Merger Sub 1 or Merger Sub 2 has any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Each of TopCo, Merger Sub 1 and Merger Sub 2 is an entity that has been formed solely for the purpose of engaging in the Transactions.

(c) The sole outstanding share of TopCo is owned by SPAC Sponsor, and all outstanding shares of Merger Sub 1 and Merger Sub 2 are owned by TopCo, free and clear of all Liens (other than Permitted Liens).

Section 4.21 Disclaimer of Other Warranties. EACH SPAC PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY SPAC PARTIES, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EACH SPAC PARTY ACKNOWLEDGES THAT: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS AND (B) OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO ANY SPAC PARTIES, OR THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE SPAC PARTIES, OR THEIR REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION,

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CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE SPAC PARTIES HAVE NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. THE SPAC PARTIES HAVE CONDUCTED AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY AND ITS SUBSIDIARIES, THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING THEIR DETERMINATION TO PROCEED WITH THE TRANSACTIONS, THE SPAC PARTIES HAVE RELIED ON THE RESULTS OF THEIR OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.21 CLAIMS AGAINST ANY GROUP COMPANY OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS BY SUCH PERSON. NOTHING IN THIS SECTION 4.21 SHALL LIMIT OR RESTRICT THE SPAC PARTIES FROM CONTINUING THEIR DILIGENCE OF THE COMPANY AND ITS SUBSIDIARIES UNTIL THE CLOSING, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE CONFIDENTIALITY AGREEMENT.

ARTICLE V
CONDUCT PRIOR TO THE CLOSING DATE

Section 5.01 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Acquisition Merger Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, carry on its business in the Ordinary Course of Business and in accordance with applicable Legal Requirements, except: (a) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld or delayed); or (b) as expressly contemplated by this Agreement or set forth in Schedule Section 5.01 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Schedule Section 5.01 of the Company Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of SPAC (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Acquisition Merger Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by any existing Employee Benefit Plan or other existing agreement, and other than entering into new employment agreements with each of the Company officers and employees listed on Schedule 5.01(a) (or amending or supplementing their existing agreements) on the principal terms further specified in such schedule opposite the name of each such officer and employee, as agreed with the SPAC Sponsor, (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus equity, retention, retirement pay or benefits to, any current or former employee, officer, director or independent contractor, other than increases in base pay and corresponding proportionate increases in bonus targets to any such individuals who are not directors or officers of the Group Companies in connection with promotions or the Group Companies’ annual performance review cycle in the Ordinary Course of Business, or increases in base pay and corresponding proportionate increases in bonus targets pursuant to arrangements which are effective as of or prior to the date of this Agreement; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, officer, director or independent contractor; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement (other than entering into and terminating individual employment or consulting agreements or offer letters upon hire and termination of employment for agreements and offer letters that would not be required to be disclosed on Schedule 3.11(a) of the Company Disclosure Letter); (iv) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards or amend or

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modify any outstanding equity-based compensation award under any Employee Benefit Plan; (vi) hire or terminate any employee or independent contractor with annual base pay in excess of $40,000; (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, works council or similar employee representation organization, or (viii) amend, waive or otherwise change, in any respect, any New Employment Agreement;

(b) plan, announce or implement any reduction in force, early retirement program, furlough or other voluntary or involuntary employment termination program, in each case, not in compliance with applicable Legal Requirements;

(c) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, covenant not to assert, transfer or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the businesses of the Group Companies; (ii) extend, amend, waive, cancel or modify any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies; (iii) fail to use commercially reasonable efforts to diligently prosecute the patent applications owned by any of the Group Companies other than applications such Group Company, in the exercise of its good faith business judgment, has determined to abandon; or (iv) divulge, furnish to or make accessible any Trade Secrets included in the Owned Intellectual Property (or owned by another Person and held by such Group Company) to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of clauses (i) through (iii), in the Ordinary Course of Business; provided, that in no event shall the Company license on an exclusive basis or sell any Owned Intellectual Property;

(d) (i) split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, share capital or any other equity interests, as applicable, in any Group Company; (iii) except as contemplated by the Company Financing, grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, share capital or any other equity interests (such as options, restricted shares or other Contracts for the purchase or acquisition of such share capital), as applicable, in any Group Company; or (iv) except as contemplated by the Company Financing, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or ownership interests or any securities convertible into or exchangeable for shares or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or ownership interests or any securities convertible into or exchangeable for shares or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(e) amend its Governing Documents, or form or establish any non wholly-owned Subsidiary;

(f) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(g) dispose of or cause the loss of rights under any Company Real Property Lease other than in the Ordinary Course of Business;

(h) other than in the Ordinary Course of Business, sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than pursuant to agreements existing on the date hereof and set forth on Schedule 5.01(h) of the Company Disclosure Letter;

(i) except as may be contemplated by the Company Financing, if applicable, (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies; (iii) other than Indebtedness that does not exceed $20,000 in the aggregate, create, incur, assume,

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guarantee or otherwise become liable for, any Indebtedness; (iv) create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (v) cancel or forgive any Indebtedness owed to any of the Group Companies;

(j) make, incur or commit to make or incur, or authorize any capital expenditures that will require payments after the Closing Date other than capital expenditures in the Ordinary Course of Business, or fail in any material respect to make any capital expenditures in the amounts and at the times contemplated in the Ordinary Course of Business;

(k) release, assign, compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company of $20,000 or more, or that imposes any material non-monetary obligations on a Group Company;

(l) other than in the Ordinary Course of Business, (A) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release, or assign any material rights or claims under any Company Material Contract;

(m) except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(n) (i) make, change or revoke any material Tax election; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of SPAC prior to filing, which consent shall not be unreasonably withheld, delayed or conditioned; (iv) amend any material Tax Return; (v) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement, including an assessment agreement (Heskem Shuma) with the ITA) with any Governmental Entity; (vi) settle or compromise any Tax audit, examination, claim or proceeding; (vii) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an ordinary course extension to file any Tax Return); (viii) or change its residence for Tax purposes or create a permanent establishment or any taxable presence in any jurisdiction outside its jurisdiction of organization; or (ix) take any action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of SPAC or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of a Group Company existing on the Closing Date;

(o) take any action or fail to take any action that would reasonably be expected to prevent or delay the prompt obtainment of any tax ruling;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(q) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 5.01(q) of the Company Disclosure Letter as existing on the date of this Agreement and (ii) compensation for services or reimbursements in the Ordinary Course of Business;

(r) engage in any material new line of business;

(s) knowingly take any action or fail to take any action that would reasonably be expected to prevent the Acquisition Merger;

(t) (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(u) terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

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(v) amend in a manner materially detrimental to any Group Company, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any Approval;

(w) take any action or fail to take any action that would result in, or does result in, Company Leakage; or

(x) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.01(a) through Section 5.01(w).

Section 5.02 Conduct of Business by SPAC Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the SPAC Merger Effective Time, the SPAC Parties shall carry on their respective businesses in the ordinary course consistent with past practice, except: (a) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld or delayed); or (b) as expressly contemplated by this Agreement or set forth in Schedule 5.02 of the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as set forth in Schedule 5.02 of the SPAC Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the SPAC Parties shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital (or warrant) or split, subdivide, combine, consolidate or reclassify any share capital (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant, or effect any like change in capitalization;

(b) other than purchases or redemptions in connection with the SPAC Shareholder Redemption, or any other purchases or redemptions of SPAC equity securities required by the SPAC’s Governing Documents in connection with an extension of the deadline of the SPAC to complete its initial business combination, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of any SPAC Party;

(c) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for share capital, shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

(d) except in connection with an extension of the deadline of the SPAC to complete its initial business combination under the SPAC’s Governing Documents, amend its Governing Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) except for promissory notes that may be issued to the SPAC Sponsor (or any of its Affiliates) as working capital financing, incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any SPAC Party, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

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(g) except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make, change or revoke any material Tax election; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) amend any material Tax Return; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement) with any Governmental Entity; (v) settle or compromise any Tax audit, examination, claim or proceeding; (vi) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an ordinary course extension to file any Tax Return); (vii) surrender any claim for a refund of material Taxes; (viii) incur any material liability for Taxes other than in the ordinary course of business; (ix) fail to timely pay any material Taxes due and payable; or (x) change its residence for Tax purposes or create a permanent establishment or any taxable presence in any jurisdiction outside its jurisdiction of organization;

(i) create any Liens on any material property or material assets of any SPAC Party;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of any SPAC Party;

(k) commence, settle or compromise any Legal Proceeding;

(l) engage in any new line of business;

(m) take any action or fail to take any action that would reasonably be expected to prevent or delay the obtainment of the Israeli Tax Rulings (it is being clarified that the foregoing shall not restrict or limit the SPAC’s right of terminating this Agreement as set forth in Section 8.01(b) on the basis of the failure of the condition set forth in Section 7.01(h));

(n) knowingly take any action or fail to take any action that would reasonably be expected to prevent the Mergers;

(o) amend in a manner materially detrimental to any SPAC Party, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities that any SPAC Party is in possession of and that are reasonably necessary to be maintained following the Closing;

(p) amend the Trust Agreement or any other agreement related to the Trust Account; or

(q) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.02(a) through Section 5.02(p) above.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement/Prospectus; Extraordinary Meeting.

(a) Proxy Statement/Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement, SPAC, TopCo and the Company shall use reasonable best efforts to prepare, and TopCo shall file with the SEC, (A) a registration statement, including a proxy statement of SPAC/prospectus of TopCo (as amended or supplemented, the “Proxy Statement/Prospectus”), on Form S-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purposes of (I) registering under the Securities Act the offer and issuance of (1) the TopCo Shares to be issued to Company Shareholders and SPAC Shareholders pursuant to Article II, (2) the Converted Warrants to be issued to holders of Company Warrants pursuant to Article II and the TopCo Shares to be issued upon the exercise of such Converted Warrants, (3) the TopCo Converted Warrants to be issued to holders of SPAC Warrants pursuant to Article II, and the TopCo Shares to be issued upon the exercise of such TopCo Converted Warrants, (4) the TopCo Shares to be issued upon settlement of the Converted RSUs, and (5) the TopCo Shares to be issued upon exercise of the Converted Options (collectively, the “Registration Shares”), (II) providing the SPAC Shareholders with

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notice of the opportunity to redeem SPAC Class A Shares (the “SPAC Shareholder Redemption”), and (III) soliciting proxies from holders of SPAC Class A Shares and the SPAC Class B Share to vote at the Extraordinary Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) approval of the Amended and Restated Articles of TopCo (if necessary under Cayman Island law); (3) approving the New Incentive Plan; (4) the election of seven (7) directors to serve on TopCo’s board of directors following the Closing (if necessary under Cayman Island law) ((1) through (4), the “Required SPAC Shareholder Matters”); (5) any other proposals the Parties deem necessary or desirable to consummate the Transactions; and (6) the adjournment of the Extraordinary Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (collectively, the “SPAC Shareholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by SPAC’s shareholders at the Extraordinary Meeting. TopCo or SPAC, as applicable, shall make all other necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Registration Statement and the Proxy Statement/Prospectus will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. SPAC shall cause the Proxy Statement/Prospectus to be mailed to the SPAC Shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with SPAC’s Governing Documents, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).

(ii) Each of SPAC, the Company, and TopCo shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each SPAC Party, on the one hand, and the Company, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of SPAC, the Company and TopCo shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and the Proxy Statement/Prospectus and any amendment to the Registration Statement and the Proxy Statement/Prospectus filed in response thereto. If TopCo, SPAC or the Company becomes aware that any information contained in the Registration Statement or the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Registration Statement or the Proxy Statement/Prospectus is required to be amended in order to comply with applicable law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC and TopCo, on the one hand, and the Company, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus contained therein (in each case including documents incorporated by reference therein). TopCo, SPAC and the Company shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, as applicable, in each case pursuant to applicable law and subject to the terms and conditions of this Agreement and SPAC’s Governing Documents. Each of the Company, TopCo and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that such Party receives from the SEC or its staff with respect to the Registration Statement or the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(b) SPAC shall establish a record date (which date shall be mutually agreed with the Company) for, duly call, and give notice of, the Extraordinary Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Shareholders (the “Extraordinary Meeting”), for the purpose of obtaining the approval of the SPAC Shareholder Matters, which meeting shall be held not more than 30 days after the date on which SPAC mails the Proxy Statement/Prospectus to the SPAC Shareholders. SPAC shall use its reasonable best efforts to obtain the

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approval of the SPAC Shareholder Matters at the Extraordinary Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Shareholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement/Prospectus. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Extraordinary Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of SPAC has determined in good faith is required by applicable Legal Requirements is disclosed to the SPAC Shareholders and for such supplement or amendment to be promptly disseminated to the SPAC Shareholders prior to the Extraordinary Meeting; (ii) if, as of the time for which the Extraordinary Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of SPAC Class A Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Extraordinary Meeting; (iii) in order to solicit additional proxies from the SPAC Shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; or (iv) with the Company’s written consent; provided that in the event of a postponement or adjournment pursuant to clauses (i) or (ii), the Extraordinary Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of the SPAC, the Company or their respective Tax advisors are obligated to provide any opinion that the Transactions qualify for any particular U.S. Tax treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement, including, without limitation, the Proxy Statement/Prospectus contained therein, as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any Party’s advisors be a condition precedent to the Transaction.

Section 6.02 Company Shareholder Approval. The Company shall, as promptly as practicable after the Registration Statement is effective (and in any case within 5 days after the Registration Statement is effective), establish the record date for, duly call and give notice of, a general meeting of the Company Shareholders (the “Company Shareholders Meeting”), and, as promptly as practicable thereafter, convene and hold the Company Shareholders Meeting, in each case in accordance with the Governing Documents of the Company and the ICL, at which the Company Shareholders shall vote on the Company Shareholder Matters, in accordance with Section 6.03 below.

Section 6.03 Merger Proposal; Certificate of Merger. Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company and Merger Sub 1 shall, as applicable, take the following actions within the timeframes set forth in this Section 6.03; provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 6.03 accordingly): (i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) with respect to the Acquisition Merger in a form reasonably acceptable to the Parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL, (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholders Meeting, (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar, (iv) (A) publish a notice to its creditors, stating that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub 1’s registered office, as applicable, and at such other locations as the Company or Merger Sub 1, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (y) in a popular newspaper outside of Israel as may be required by applicable law, within three (3) business days after the Merger Proposal was submitted to the Companies Registrar; (B) within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company

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or Merger Sub 1, as applicable, is aware of (if any), in which it shall state that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A) and at the times set in such notice; and (C) send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) of this Section 6.03(iv)), no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar; (v) promptly after the Company and Merger Sub 1, as applicable, shall have complied with the preceding clauses (iii) and (iv) of this Section 6.03, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL (and regulations promulgated thereunder), (vi) not later than three (3) days after the date on which the Company Shareholder Approval is received, inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval, and (vii) subject to the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Acquisition Merger effective and issue the Certificate of Merger upon such date as the Company and Merger Sub 1 shall advise the Companies Registrar, that in no event shall be prior to the lapse of fifty (50) days from the filing of the Merger Proposal with the Companies Registrar and thirty (30) days from the date the Company Shareholder Approval is received. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Acquisition Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 6.03, “business day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the ICL.

Merger Sub 2 and SPAC shall take all necessary actions so as to effect the SPAC Merger in accordance with all applicable requirements under the Cayman Companies Act.

Section 6.04 Merger Sub 1 and Merger Sub 2 Shareholder Approvals. No later than the date of the Company Shareholder Approval, TopCo shall approve and adopt this Agreement and the Transactions, including the Acquisition Merger and the SPAC Merger, in its capacity as the sole shareholder of Merger Sub 1 and Merger Sub 2, respectively.

Section 6.05 Tax Rulings.

(b) As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors or accountants to prepare and file with the ITA, in full coordination with SPAC and SPAC’s Israeli counsel and tax advisors: (A) an application for a tax ruling confirming that the Acquisition Merger, for Israeli tax purposes, is a tax free merger pursuant to Section 103K of the Ordinance, subject to statutory or customary terms and conditions regularly associated with such a ruling (the “103K Tax Ruling”). The 103K Tax Ruling will be conditional on certain limitations being met for a period of two years from Closing, including, but not limited to the SPAC Shareholders’ and the Company Shareholders’ aggregate holdings in TopCo shall not be diluted by sale of shares by the Company Shareholders to less than 25% of the share capital of TopCo on a fully diluted basis. For the avoidance of doubt, such limitations shall be met solely by the Company Shareholders and the SPAC Shareholders shall be free to sell or otherwise transact their shares as of immediately after Closing; and (B) an application or applications for a ruling or rulings confirming that (i) the conversion of Company Options that are Section 102 Options or Section 3(i) Options to Converted Options, the conversion of the Company RSUs that are Section 102 RSUs to Converted RSUs and the exchange of Section 102 Shares for TopCo Ordinary Shares deposited with the Section 102 Trustee shall not, in either case, constitute a violation of the requirements of Section 102, will not be treated as a taxable event and that tax continuity shall apply with respect to such Converted Options, Converted RSUs and TopCo Shares provided that they are deposited with the Section 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling”). Notwithstanding anything to the contrary in this Agreement, if the ITA has not issued the 103K Tax Ruling by June 1, 2024, then the Company shall instruct its Israeli counsel, advisors or accountants to prepare and file with the ITA, in full coordination with SPAC and SPAC’s Israeli counsel and tax advisors, an application or applications for a ruling or rulings confirming that the Acquisition Merger qualifies as a transaction governed by Section 104H of the of the Israeli Tax Ordinance and permitting deferral of any applicable Israeli Tax with respect to the Merger

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Consideration that Company Shareholders electing to be included in and covered by such ruling (each, an “Electing Holder”) will receive in TopCo Shares pursuant to this Agreement in accordance with the provisions of Section 104H of the Israeli Tax Ordinance until the sale, transfer or other conveyance for cash of such TopCo Shares by such Electing Holder or such other date set forth in Section 104H of the Israeli Tax Ordinance, which ruling may be subject to customary conditions regularly associated with such a ruling (the “104H Tax Ruling”). The 103K Tax Ruling or 104H Tax Ruling and 104H Interim Tax Ruling, as applicable, and the Israeli Option Tax Ruling shall be referred to as the “Israeli Tax Rulings”.

(c) The Company and SPAC shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of the applications for the Israeli Tax Rulings and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. The final text of the applications for and the Israeli Tax Rulings shall be subject to the prior written confirmation of SPAC or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to obtain the Israeli Tax Rulings, as promptly as practicable, and shall inform SPAC and its Israeli advisors of the content of any discussions and meetings with the ITA relating thereto in advance and allow SPAC’s Israeli advisors to participate in any such discussions or meetings. Prior to the Closing, including in connection with the filing of the requests for the Israeli Tax Rulings, the Company shall use reasonable best efforts to validate and verify any information related to Company Options as SPAC may reasonably request, including reconciling the data included in the data base of the Section 102 Trustee and the information included in any resolutions of the Company Board, the grant documents relating to such Company Options and the Company’s records.

Section 6.06 Certain Regulatory Matters.

(a) As promptly as practicable following the date of this Agreement, SPAC, TopCo and the Company shall make any other required filings under other applicable Antitrust Laws. The Parties shall promptly and in good faith respond to all information requested of it by each Governmental Entity (as it relates to Antitrust Laws) in connection with such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under all applicable Antitrust Laws and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, TopCo, SPAC and the Company shall: (A) promptly inform the other Parties of any communication to or from any Governmental Entity regarding the Transactions; (B) permit the other Parties to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other Parties prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend; (E) keep the other Parties reasonably informed as to the status of any such Legal Proceeding; and (F) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b) As soon as reasonably practicable after the Closing and, in any event, in accordance with the requirements of law and the Innovation Authority regulations, the Parties shall ensure that the IIA Notice is filed with the Innovation Authority.

(c) Any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions and applicable Antitrust Laws, shall

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be borne by the Company (subject to the proviso in Section 10.10), provided that, in case of Termination, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

Section 6.07 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing the Company.

(b) If the Parties agree that it is necessary or appropriate, promptly after the execution of this Agreement, SPAC and the Company shall mutually draft and issue a joint press release announcing the execution of this Agreement.

Section 6.08 Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date of the Original Agreement and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or the SPAC Parties, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC (in the case of the Company) or the Company (in the case of the SPAC Parties).

(b) SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, SPAC and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.07 or this Section 6.08(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(c) The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group

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Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC.

Section 6.09 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 3.05(b) of the Company Disclosure Letter; (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to the Exchange Agent substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares capital and capital stock, or the incurrence of any liability or expense.

Section 6.10 No SPAC Securities Transactions. Neither the Company nor any of its Subsidiaries will, and the Company shall cause its officers, directors and employees that have been provided access to the terms of the Transactions not to, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions.

Section 6.11 No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, TopCo, Merger Sub 1 and Merger Sub 2, and its Affiliates hereby irrevocably waive any right, title, interest or claim of any kind that it or they have or may have in the future in or to the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption) or for fraud; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

Section 6.12 Disclosure of Certain Matters. Each of SPAC, TopCo, Merger Sub 1, Merger Sub 2, and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition that is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; (b) would require any amendment or supplement to the Registration Statement; or (c) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

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Section 6.13 Securities Listing. The Company and TopCo will use their reasonable best efforts to cause the Registration Shares issued in connection with the Transactions to be approved for listing on the Listing Exchange at Closing.

Section 6.14 ISA Exemptions. Without limiting the generality of Section 6.09, (i) the Company shall, in coordination with SPAC, as promptly as practicable after the date of this Agreement, prepare and file with the ISA an application for an exemption under Section 15D of the Securities Law, concerning the publication of an Israeli prospectus in connection with the issuance of the Converted Options and Converted RSUs as set forth in this Agreement, or alternatively an application requesting that the Israeli Securities Authority confirm that the issuance of Converted Options and Converted RSUs is exempt from prospectus requirements or does not trigger prospectus requirements (the “15D Exemption”) and (ii) as promptly as practicable after the date of this Agreement and in any event within thirty (30) days thereof, the Parties shall cooperate and shall file with the ISA any required exemption or “no action” requests in connection with the issuance of the Merger Consideration, requesting the ISA to exempt or agree not to take any action against the Parties in connection with any such issuance without a publication of a prospectus in accordance with the Securities Law (an “Israeli Prospectus” and any such exemption, the “ISA Offering Exemption” and, together with the 15D Exemption, the “ISA Exemptions”) The Parties shall use their best efforts to respond promptly to comments from the ISA and to obtain the ISA Exemptions. The Company shall provide to SPAC a copy of its application to obtain the 15D Exemption for SPAC’s prior review and comments and shall update SPAC and its counsel on any developments with respect to the application and any communications with the ISA in connection with the application and the review thereof and facilitate SPAC’s counsel’s involvement in such communications to the extent reasonably practicable. The Parties shall, and shall cause their respective counsels to, cooperate to obtain the ISA Offering Exemption and to facilitate each other Party’s and its counsel’s involvement in all communications with and submission of documents and information to the ISA in connection with the application and receipt of the ISA Offering Exemption.

Section 6.15 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries and its shareholders, officers, directors and employees not to, and shall direct its other Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC, TopCo and their Representatives) concerning any merger, consolidation, sale of ownership interests and/or assets of any Group Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. The Company shall, and shall cause its Subsidiaries and the Company Shareholders, officers, directors and employees to, and shall cause their respective other Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination. A Company Business Combination expressly excludes an equity or venture debt financing that results in an investment infusion in any Group Company, with one or more investors acquiring a minority percentage of equity of such Group Company, provided that such transaction shall not interfere, prevent or delay the consummation of the Transactions as contemplated hereby and that such investor shall sign the Company Support Agreement, and further provided that in any event such financing shall be pre-approved in writing by the SPAC.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause SPAC Sponsor not to, and shall direct its Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of SPAC, recapitalization or similar business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or

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(iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination, other than in connection with the Agreement. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission and all material details thereof), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

Section 6.16 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Exchange Agent (which notice SPAC shall provide to the Exchange Agent in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to the Exchange Agent pursuant to the Trust Agreement to be so delivered, including providing the Exchange Agent with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Exchange Agent to distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to SPAC Shareholders who properly elect to have their SPAC Class A Shares redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) for income tax or other tax obligations of SPAC prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any unpaid Transaction Expenses of SPAC to the extent SPAC elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.17 Director and Officer Matters.

(a) Group Companies.

(i) Each of SPAC and TopCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “Company D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of seven years following the Closing Date, TopCo shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and TopCo shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, the Company may, at its sole discretion, purchase, at its expense, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Acquisition Merger Effective Time (including with respect to the Transactions and all actions taken in connection with them) covering each such Person that is a director or officer of a Group Company currently covered by the Company’s and its Affiliates’ (other than the Group Companies) directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the seven-year period following the Closing. TopCo shall, and shall cause the Company following the Acquisition Merger Effective Time to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.17(a)(ii).

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(iii) The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of TopCo and the Group Companies under this Section 6.17(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party. The provisions of this Section 6.17(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.17(a).

(iv) If TopCo or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets (including, with respect to TopCo, any Group Company) to any Person, then, in each such case, TopCo or the merging Group Company or successor or assign, as applicable, shall make commercially reasonable efforts to ensure that the successors and assigns of TopCo or such Group Company, successor or assign, as applicable, assume the obligations set forth in this Section 6.17(a).

(b) SPAC.

(i) TopCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of seven (7) years from the Closing Date, TopCo shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date, and SPAC shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, SPAC shall purchase, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the SPAC Merger Effective Time covering each such Person that is a director or officer of SPAC currently covered by the SPAC and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the seven-year period following the Closing. TopCo shall maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by TopCo and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.17(b)(ii).

(iii) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of TopCo, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of TopCo under this Section 6.17(a)(iv) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 6.17(a)(iv) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.17(a)(iv).

(iv) If TopCo, or any of its respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, TopCo, or the merging successor or assign, as applicable, shall make commercially reasonable efforts to ensure that the successors and assigns of TopCo, or the successor or assign, as applicable, assume the obligations set forth in this Section 6.17(b)(iv).

(c) On the Closing Date, TopCo shall enter into customary indemnification agreements reasonably satisfactory to the Company and TopCo with the respective directors and officers of TopCo, SPAC and the Company, which indemnification agreements shall continue to be effective following the Closing.

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Section 6.18 Tax Matters.

(a) Each Party agrees to act in good faith, consistent with the Intended Tax Treatment, and use reasonable best efforts to cause the Mergers, taken together, to qualify for the Intended Tax Treatment. Neither TopCo nor its Affiliates (i) has any current plan or intention to take any action, make any Tax election or engage in any transaction that would result in the liquidation of SPAC for U.S. federal income tax purposes, or (ii) will take any such action, make any such election, or engage in any such transaction within two (2) calendar years following the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by TopCo. Unless otherwise required by applicable law, TopCo shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company and SPAC shall reasonably cooperate with respect thereto as necessary).

Section 6.19 Section 16 Matters. Prior to the SPAC Merger Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.20 Board of Directors & Officers.

(b) The Parties shall take all actions necessary such that immediately after the Acquisition Merger Effective Time, the TopCo Board (the “Post-Closing Company Board of Directors”), SPAC Board and Company Board shall each consist of seven (7) directors, including the individuals listed on Schedule Section 6.20, and that the TopCo Board shall be permitted to consist of up to nine (9) directors; provided, however, that the composition of the Post-Closing Company Board of Directors shall comply with all requirements of the Listing Exchange and the rules of the SEC, and each member thereof shall serve in such capacity in accordance with the terms of TopCo’s Governing Documents following the Acquisition Merger Effective Time.

(c) The initial officers of TopCo, and the initial officers and directors of Acquisition Surviving Sub and SPAC Surviving Company, shall be certain Persons, as determined by the Company and communicated to SPAC prior to the Closing Date, who shall serve in such capacity in accordance with the terms of the Governing Documents of TopCo, Acquisition Surviving Sub and SPAC Surviving Company, respectively, following the Acquisition Merger Effective Time.

Section 6.21 Incentive Equity Plan. In connection with the consummation of the Transactions, TopCo shall approve and adopt a customary incentive equity plan to hire and incentivize its executives and other employees as attached as Exhibit E (the “New Incentive Plan”); provided, that, the Converted Options and Converted RSUs shall not count towards the initial number of TopCo Shares reserved for issuance under the New Incentive Plan. Following the expiration of the 30-day period following the Closings, TopCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the TopCo Shares issuable under the New Incentive Plan. The New Incentive Plan shall incorporate the applicable provisions required pursuant to Section 102 and TopCo and the Company shall cause the New Incentive Plan to be filed with the ITA (together with any auxiliary documents related thereto) as required under the Israeli Tax Ordinance, within 10 Business Days following the Closing. Notwithstanding the foregoing, Converted Options and Converted RSUs shall be governed by the assumed Company Option Plan.

Section 6.22 PCAOB Financial Statements. The Company shall, as soon as reasonably practicable following the date of this Agreement and not later than April 15, 2024, use reasonable best efforts to deliver to SPAC final drafts, subject only to final approval and receipt of the written opinion and signature of the Company’s independent auditor of any modifications required for changes in events or circumstances after the date of such delivery of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations and cash flows of the Group Companies for each of the two fiscal years ended December 31, 2022 and December 31, 2023, each draft prepared

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in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”), and (ii) any other audited or reviewed financial statements of the Group Companies that are required by applicable law to be included in the Registration Statement as audited or reviewed financial statements (together with the PCAOB Audited Financial Statement and the Interim Financial Statements, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements as and when such PCAOB Financial Statements have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 3.07(a) and Section 3.07(b) shall be deemed to apply to the PCAOB Financial Statements with the same force and effect as if made as of the date of this Agreement. In addition, the Company shall use reasonable best efforts to deliver to SPAC true and complete copies of any additional audited or reviewed financial statements of the Company and the Company Subsidiaries for each period required to be included in any amendment or supplement to the Registration Statement as requested by SPAC or as soon as practicable prior to the due date for filing any such amendment or supplement.

Section 6.23 Company Financing.

(a) On or following the date of this Agreement, the Company and its Subsidiary have executed Company Financing Subscription Agreements as are mutually agreed by the Company and SPAC that would constitute a Company Financing. Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Company Financing as may be reasonably requested by each other.

(b) Unless otherwise consented in writing by each Party, neither the Company nor SPAC shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Company Financing Subscription Agreements. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Company Financing Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Company Financing Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Company Financing Subscription Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such Company Financing Subscription Agreements, in the event that all conditions in the Company Financing Subscription Agreements (other than conditions that the Company, SPAC or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Company Financing Subscription Agreements) have been satisfied, consummate the transactions contemplated by the Company Financing Subscription Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the Company Financing Subscription Agreements; and (iv) deliver notices to the applicable counterparties to the Company Financing Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Company Financing Subscription Agreements. Without limiting the generality of the foregoing, the Company and SPAC, as applicable, shall give the other party prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Company Financing Subscription Agreements known to the Company or SPAC, as applicable; (B) of the receipt of any notice or other communication from any party to any Company Financing Subscription Agreements by the Company or SPAC, as applicable with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Company Financing Subscription Agreements or any provisions of any Company Financing Subscription Agreements; and (C) if the Company or SPAC, as applicable, does not expect to receive all or any portion of the Company Financing Proceeds on the terms, in the manner or from one or more investors as contemplated by the Company Financing Subscription Agreements. The Parties shall use their commercially reasonable efforts to, and shall instruct their respective financial advisors to, keep the other Parties and the other Parties’ financial advisors reasonably informed with respect to the Company Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the other Parties or the other Parties’ financial advisors with respect to the Company Financing.

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Section 6.24 Surrender of Excess Founders Shares; Founders Shares Lock-Up; SPAC Sponsor Investment;.

(a) Effective as of immediately prior to the Closing, SPAC shall cause SPAC Sponsor to surrender to the SPAC for retirement all 2,875,000 SPAC Founders Shares (which includes the one (1) SPAC Class B Share that was to convert automatically into a SPAC Class A Share immediately prior to the Closing under the Governing Documents of SPAC) (the “Sponsor Share Surrender”). Prior to the Closing, however, the SPAC Sponsor may transfer up to 1,567,000 of the 2,875,000 SPAC Founders Shares held by SPAC Sponsor and destined for surrender, for reduction of transaction related fees, or to non-Affiliate third-party investors that provide backstop financing, that enter into non-redemption agreements with SPAC, or that provide other financial support in connection with the Transactions, as determined by SPAC in consultation with the Company (the “Backstop Shares”). Any of the 1,567,000 Backstop Shares not utilized as envisaged above will be forfeited by the SPAC Sponsor effective immediately prior to the Closing and cancelled. SPAC hereby waives any restriction on the transfer of the Backstop Shares to, and any post-Closing lock-up restrictions on, the transfer of the Backstop Shares by, any such third-party transferees under the IPO SPAC Letter Agreement.

(b) As described in the Recitals, within 30 days following the date of this Agreement, SPAC Sponsor shall invest the initial $350,000 amount in TopCo in respect of the SPAC Sponsor Investment and shall be issued by TopCo in respect thereof 1,343,000 new TopCo Shares. If SPAC Sponsor invests an additional amount of up to $150,000 in TopCo prior to the Closing (for an aggregate SPAC Sponsor Investment amount of up to $500,000), SPAC Sponsor shall be issued by TopCo in respect thereof additional TopCo Shares at a price of $10.00 per share. To the extent the amount of the SPAC Sponsor Investment, including amounts funded by the SPAC Sponsor immediately prior to the Closing, is less than $500,000, then the SPAC Sponsor shall surrender to TopCo for retirement (i) eight thousand (8,000) TopCo Shares, and (ii) for every $1,000 deficiency from that $500,000 amount, up to a maximum allowable deficiency of $150,000, an additional three hundred thirty-three and one-third (333⅓) TopCo Shares (rounded to the nearest whole share), thereby yielding a maximum possible forfeiture by SPAC Sponsor of 58,000 TopCo Shares. As provided in the Amended Registration Rights and Lock-Up Agreement, all TopCo Shares issued to the Sponsor in respect of the SPAC Sponsor Investment and that remain outstanding following the Closing shall be subject to a six (6)-month lock-up period (echoing the lock-up set forth in the IPO SPAC Letter Agreement), subject to the potential earlier release of up to fifty percent (50%) of those TopCo Shares from that lock-up based on the market price of the TopCo Shares closing above $12.00 for any 20 trading days within any 30-trading day period.

Section 6.25 Amendment and Restatement of Existing Sponsor Promissory Notes. Effective as of the Closing, TopCo shall have issued to the SPAC Sponsor (or SPAC shall have issued, and assigned its obligations thereunder to TopCo), and SPAC shall cause the SPAC Sponsor to accept, in amendment and restatement, and replacement, in their entirety, of all existing outstanding promissory notes issued by the SPAC to the SPAC Sponsor, an amended and restated promissory note in the form attached as Exhibit F to this Agreement (the “A&R Sponsor Promissory Note”), whereby (a) the total amount owed by SPAC to SPAC Sponsor through the Closing Date has been capped (the “Promissory Note Cap”) at (i) $5,200,000, minus (ii) any Fee or expense that may be paid or owed by SPAC pursuant to the Business Combination Marketing Agreement, dated February 16, 2021, entered into by SPAC in connection with the IPO (the “Marketing Agreement”), as reflected in the A&R Sponsor Promissory Note, (b) any outstanding amount loaned by SPAC Sponsor in excess of the Promissory Note Cap will be attributed to the conversion shares issuable upon maturity of the note as additional paid-in capital, (c) the maturity date of the A&R Sponsor Promissory Note shall be the 30-month anniversary of the Closing Date, and (d) and amounts outstanding under the A&R Sponsor Promissory Note may be repaid (unless otherwise decided by the Company) only by way of conversion into TopCo Shares in accordance with the terms set forth in the form of A&R Sponsor Promissory Note.

ARTICLE VII
CONDITIONS TO THE TRANSACTION

Section 7.01 Conditions to Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction or, to the extent waivable, waiver at or prior to the Closing of the following conditions:

(a) At the Extraordinary Meeting (including any adjournments thereof), the Required SPAC Shareholder Matters shall have been duly adopted by the SPAC Shareholders in accordance with the Cayman Companies Act, the SPAC’s Governing Documents and the Nasdaq rules and regulations, as applicable.

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(b) The Company Shareholder Approval shall have been obtained in accordance with applicable law and the Governing Documents of the Company.

(c) All applicable waiting periods (and any extensions thereof) under Antitrust Laws will have expired or otherwise been terminated.

(d) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity of competent jurisdiction.

(e) The shareholders of SPAC shall have voted to approve the articles of association of TopCo in the form of the Amended and Restated Articles as of immediately prior to the SPAC Merger Effective Time, if required under Cayman Islands law.

(f) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(g) The shares constituting the Merger Consideration and SPAC Merger Consideration shall be approved for listing upon the Closing on the Listing Exchange.

(h) The 103K Tax Ruling (or, if sought by the Company in accordance with Section 6.05, the 104H Interim Tax Ruling) and the Israeli Option Tax Ruling shall have been obtained from the ITA and be in effect.

(i) At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Company Shareholder Approval has been received.

(j) The ISA Exemptions shall have been obtained.

Section 7.02 Additional Conditions to Obligations of the Company.

The obligations of the Company to consummate and effect the Acquisition Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing, as applicable, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The Fundamental Representations of the SPAC Parties shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of SPAC contained in Section 4.08(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date; and all other representations and warranties set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) The SPAC Parties shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) No SPAC Material Adverse Effect shall have occurred since the date of this Agreement.

(d) At the Acquisition Merger Effective Time (after giving effect to the Closing and following the SPAC Shareholder Redemption), TopCo shall (1) not be a “penny stock” or “blank check company” according to relevant Legal Requirements, and (2) be compliant with the Nasdaq Global Market listing requirements.

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(e) SPAC Sponsor shall have provided the SPAC Sponsor Investment, subject to a deficiency of up to $150,000 of the $500,000 target (and any associated forfeiture), as set forth in the Recitals and in Section 6.24(b).

(f) SPAC shall have delivered to the Company a list, certified by SPAC’s CFO, of each of its liabilities that does not appear (or that is greater than) those liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the SPAC Financial Statements, accounting, among other things, for (if not so accounted for in the SPAC Financial Statements) (i) the payment of any remaining Fee or expenses pursuant to the Marketing Agreement; (ii) the final amount of the A&R Sponsor Promissory Note, after injecting any additional amounts needed to cover all operational expenses of any kind incurred by SPAC until the Closing, including, without limitation, all general, administrative and overhead expenses, and further covering all costs associated with convening and conducting a general meeting for approval of the Transactions contemplated by this Agreement, as well as all fees for ongoing legal, accounting, audit and other professional services not directly related to such Transactions, subject to the Promissory Note Cap; and (iii) all expenses incurred or owed in relation to the Transactions, including all fees for legal, accounting, audit, printing and other professional services in connection therewith, provided, however that the total of such liabilities, excluding those described in clause (i) above, and assuming a Closing by no later than the Outside Date, shall not exceed an aggregate amount of $1,000,000.

(g) TopCo shall have confirmed the New Employment Agreements with each of the senior employees of the Company who had entered into such agreements.

(h) SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(d).

(i) The Sponsor Share Surrender and additional surrender (if any) of TopCo Shares issued in respect of the SPAC Sponsor Investment shall have been completed.

(j) TopCo and SPAC Sponsor shall have executed, and TopCo shall have delivered to SPAC Sponsor, in replacement of all existing promissory notes issued by SPAC to Sponsor, the A&R Sponsor Promissory Note.

(k) The TopCo Board shall have adopted the New Incentive Plan and created the New Incentive Plan Pool.

(l) SPAC and any other SPAC Party shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder.

(m) the Amended Registration Rights and Lock-Up Agreement shall have been duly executed by TopCo and the SPAC Sponsor.

Section 7.03 Additional Conditions to the Obligations of SPAC Parties. The obligations of SPAC and each other SPAC Party to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a) The Fundamental Representations of the Company shall be true and correct in all material respects on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of the Company contained in Section 3.09(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date; and all other representations and warranties set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably, be expected to have a Company Material Adverse Effect.

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(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(e) All of the Company Warrants shall have been exercised (on a cashless basis) prior to the Acquisition Merger Effective Time.

(f) All Company Financing Amounts under the Company Financing Subscription Agreements, if in the form of convertible loans, shall be converted in accordance with their terms prior to or at the Acquisition Merger Effective Time.

(g) Prior to the Closing Date, the Company shall have acquired the entire GIBF holdings in the Subsidiary (and become the sole holder of the Subsidiary).

(h) SPAC Sponsor shall have been issued TopCo Shares in respect of the SPAC Sponsor Investment in accordance with the terms of Section 6.25(b).

(i) The Company shall have delivered, or caused to be delivered, or shall stand ready to deliver to the SPAC all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including the following:

(i) the Amended Registration Rights and Lock-Up Agreement, duly executed by those Company Shareholders listed in Exhibit D;

(ii) By no later than (i) April 15, 2024, fully executed copies of all Company Financing Subscription Agreements under the Company Financing and (ii) April 30, 2024, all proceeds payable to the Company (or its Subsidiary, as applicable) thereunder, being not less than US$3,500,000, shall have been received by the Company (or by its Subsidiary, as applicable).

(iii) the Amended Registration Rights and Lock-Up Agreement, duly executed by the Company Financers with respect to their Company Financing Shares, ranking pari-passu with the shares of the SPAC Sponsor – if and to the extent that the resale of the Company Financing Shares is excluded from the Registration Statement under applicable U.S. securities laws and regulations or by the SEC.

ARTICLE VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the SPAC Parties and the Company at any time;

(b) by either SPAC or the Company if the Transactions shall not have been consummated by August 19, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and

(c) by either SPAC or the Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the SPAC Merger and Acquisition Merger, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of any SPAC Party, or if any representation or warranty of any SPAC Party shall have become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would

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not be satisfied provided, however, that if such breach by a SPAC Party is curable by such SPAC Party prior to the Closing, then the Company must first provide written notice to the SPAC Parties of such breach and may not terminate this Agreement under this Section 8.01(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to the SPAC Parties of such breach; and (ii) the Outside Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(d) if: (A) the Company shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC or such other SPAC Party, as applicable, is cured during such 30 day period (or prior to the Outside Date, if earlier);

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that if such breach is curable by the Company prior to the Closing, then SPAC must first provide written notice to the Company of such breach and may not terminate this Agreement under this Section 8.01(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; and provided, further, that SPAC may not terminate this Agreement pursuant to this Section 8.01(e) if: (A) any SPAC Party shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30 day period (or prior to the Outside Date, if earlier);

(f) by either SPAC or the Company, if, at the Extraordinary Meeting (including any adjournments thereof), the Required SPAC Shareholder Matters are not duly adopted by the SPAC Shareholders by the requisite vote under the Cayman Companies Act and SPAC’s Governing Documents;

(g) by either SPAC or the Company if, at the Company Shareholder Meeting (including any adjournments thereof), the Company Shareholder Approval is not obtained; or

(h) by SPAC, if the Company has not delivered to SPAC, by April 15, 2024, the PCAOB Audited Financial Statements for the fiscal years ended December 31, 2021 and December 31, 2022.

(i) By SPAC, at any time prior to May 1, 2024 if (i) not all of the executed copies of the Company Financing Subscription Agreements were provided to SPAC on or before April 15, 2024, or (ii) all proceeds payable to the Company (or its Subsidiary) thereunder, being not less than US$3,500,000, shall not have been received by the Company (or its Subsidiary), on or before April 30, 2024.

Section 8.02 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except: (i) Section 6.11, this Section 8.02, Article X (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or fraud.

ARTICLE IX
NO SURVIVAL

Section 9.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.01 nor anything else in this Agreement to the contrary (including Section 10.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to fraud.

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ARTICLE X
GENERAL PROVISIONS

Section 10.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered if a Business Day, or otherwise on the following Business Day, if delivered by email of a pdf document (unless sender received an automated notice of failed delivery or similar error notification indicating that the transmission was not properly completed); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC or any other SPAC Party, to:

c/o
Moringa Acquisition Corp
250 Park Avenue, 7th Floor
New York, NY, 10017
Attention: Ilan Levin, CEO
Telephone No.: +972-54-4510573
Email: ilan@moringaac.com

with copies to (which shall not constitute notice) to:

Meitar | Law Offices
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Telephone No.: +972-3-6103186
Attn: David Chertok
         Jonathan M. Nathan
         Elad Ziv
Email: dchertok@meitar.com; jonathann@meitar.com; eladz@meitar.com

and

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10022
Attention: Mark Selinger
Email: Mark.Selinger@gtlaw.com

if to the Company to:

Silexion Therapeutics Ltd.
2 Ha’mayan St.
Modiin, Israel
Attention: Ilan Hadar, Managing Director
Email: ihadar@silexion.com
Telephone No.: +972-8-628-6005

with a copy (which shall not constitute notice) to:

Herzog, Fox & Ne’eman
Herzog Tower
6 Yitzhak Sadeh St.
Tel-Aviv, Israel 6777506
Attention: Ory Nacht, Adv.
Email: nachto@herzoglaw.co.il

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or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.02 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were provided to or included in and available at the “Silexion Therapeutics” online data site hosted by Intralinks, or provided over email by the Company to SPAC at least two Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars unless otherwise specified.

Section 10.03 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.04 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Acquisition Merger Effective Time or the SPAC Merger Effective Time, as the case may be, of Persons pursuant to the provisions of Section 6.17 and Section 10.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.05 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

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Section 10.06 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate.

Section 10.07 Governing Law. This Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, provided that (i) the Acquisition Merger, such other provisions of this Agreement expressly required by the terms of this Agreement to be governed by the ICL, and the fiduciary duties of the Company Board shall be governed by the ICL and its regulations, and (ii) the SPAC Merger and the fiduciary duties of the SPAC Board shall be governed by the Laws of the Cayman Islands.

Section 10.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized for notice under this Agreement or otherwise by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.

(b) Each Party hereby waives, and any Person asserting rights as a third-party beneficiary may do so only if he, she or it waives, and, in each case, agrees not to assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01. Notwithstanding the foregoing in this Section 10.08, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.09 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.10 Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own Transaction Expenses; provided that if the Closing occurs, such Transaction Expenses shall be paid by the Trust Account, TopCo or the Company (as TopCo’s subsidiary) at or promptly following the Closing.

Section 10.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 10.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.12 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties.

Section 10.13 Extension; Waiver. At any time prior to the Closing, SPAC (on behalf of itself or any other SPAC Party) and the Company may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties; (b) waive any inaccuracies in the representations and warranties made by the other Party or Parties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of the Parties.

Section 10.15 Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall

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be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, on the one hand, or the SPAC Parties, on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.

Section 10.16 Conflicts and Privilege.

(a) Each of the Parties, on behalf of their respective successors and assigns (including after the Closing, TopCo), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the SPAC Sponsor, the pre-Merger shareholders or holders of other equity interests of SPAC, the shareholders or holders of other equity interests in SPAC Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates, excluding TopCo and the Company (collectively, the “SPAC Group”), on the one hand, and (y) the Company or any member of the Company Group (as defined below), on the other hand, any legal counsel, including, Greenburg Traurig, LLP (“GT”) and Meitar, Law Offices (“Meitar”), that represented SPAC or the SPAC Sponsor prior to the Closing may represent the SPAC Sponsor or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, the Company Group or any of its respective Subsidiaries, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company Group, any of its respective Subsidiaries or the SPAC Sponsor or any of its Affiliates. The Parties, on behalf of their respective successors and assigns (including, after the Closing, TopCo), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to the Transaction Agreements or the Transactions) between or among SPAC, SPAC Sponsor or any member of the SPAC Group, on the one hand, and GT or Meitar (as applicable) on the other hand (the “SPAC Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Company Group or any of their Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the SPAC Group may use or rely on any of the SPAC Privileged Communications, whether located in the records or email server of SPAC, any other SPAC Party, or their respective Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the SPAC Privileged Communications, by virtue of the Mergers.

(b) Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, TopCo), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any member of the Company Group, or any of their respective directors, members, partners, officers, employees or Affiliates, excluding TopCo and the SPAC (collectively, the “Company Group”), on the one hand, and (y) any member of the SPAC Group, on the other hand, any legal counsel, including Schwell Wimpfheimer & Associates (“SWA”) and Herzog Fox & Neeman (“Herzog”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the SPAC, SPAC Sponsor or any other member of the SPAC Group, and even though such counsel may have represented the Company or any of its respective Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Company or any of its Subsidiaries, the Company Group, or any member of the SPAC Group. The Parties, on behalf of their respective successors and assigns, further agree that, as to all

Annex A-81

communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, the Transaction Agreements or the Transactions) between or among the Company or any member of the Company Group, on the one hand, and SWA or Herzog (as applicable), on the other hand (collectively, the “Company Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the SPAC Group or their respective Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the Company Group may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or its Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the Company Privileged Communications, by virtue of the Mergers.

Annex A-82

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BIOMOTION SCIENCES
By:	/s/ Ilan Levin
	Name:	Ilan Levin
	Title:	Director
SILEXION THERAPEUTICS LTD.
By:	/s/ Ilan Hadar
	Name:	Ilan Hadar
	Title:	Director
MORINGA ACQUISITION CORP
By:	/s/ Ilan Levin
	Name:	Ilan Levin
	Title:	Chief Executive Officer
AUGUST M.S. LTD.
By:	/s/ Ilan Levin
	Name:	Ilan Levin
	Title:	Director
MORINGA ACQUISITION MERGER SUB CORP
By:	/s/ Ilan Levin
	Name:	Ilan Levin
	Title:	Director

[Signature Page to Amended & Restated Business Combination Agreement]

Annex A-83

Annex B

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
MORINGA ACQUISITION CORP
(adopted by special resolution dated FEBRUARY 16, 2021 and effective on FEBRUARY 16, 2021)

1       The name of the Company is Moringa Acquisition Corp.

2       The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3       The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4       The liability of each Member is limited to the amount unpaid on such Member’s shares.

5       The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6       The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7       Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Annex B-1

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
MORINGA ACQUISITION CORP
(adopted by special resolution dated FEBRUARY 16, 2021 and effective on FEBRUARY 16, 2021; AMENDED ON FEBRUARY 9, 2023 AND AUGUST 18, 2023)

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

Annex B-2

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Corporate Governance and Nominating Committee”	means the corporate governance and nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

Annex B-3

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Moringa Sponsor, L.P., a Cayman Islands exempted limited partnership, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

Annex B-4

(g)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)          headings are inserted for reference only and shall be ignored in construing the Articles;

(j)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)         any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)          sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)        the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 90th day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with

Annex B-5

the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

Annex B-6

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)         Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)         Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)         Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

Annex B-7

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

Annex B-8

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

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14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

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16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Class B Ordinary Share Conversion

17.1       The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2       Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) (a) at any time and from time to time at the option of the holder thereof and (b) automatically concurrently with or immediately following the closing of the Business Combination.

17.3       Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue (and not otherwise previously converted into Class A Shares) shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares (excluding any such Class B Shares that have otherwise previously been converted into Class A Shares) in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination (net of redemptions pursuant to Article 49 hereof), excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any Private Warrants issued to the Sponsor or its Affiliates or any Officers or Directors upon conversion of working capital loans made to the Company.

17.4       Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue (and not otherwise previously converted into Class A Shares) consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5       The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of Shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue (and not otherwise previously converted into Class A Shares).

17.6       Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator

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of which shall be the total number of Class A Shares into which all of the Class B Shares in issue (and not otherwise previously converted into Class A Shares) shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion and not otherwise previously converted into Class A Shares.

17.7       References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8       Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18          Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1       The Company may by Ordinary Resolution:

(a)         increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)         by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)         cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3       Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)         change its name;

(b)         alter or add to the Articles;

(c)         alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)         reduce its share capital or any capital redemption reserve fund.

19          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20          General Meetings

20.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

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20.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3       The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21          Notice of General Meetings

21.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22          Proceedings at General Meetings

22.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

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22.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9       If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11     A resolution put to the vote of the meeting shall be decided on a poll.

22.12     A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23          Votes of Members

23.1       Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

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23.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24          Proxies

24.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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25          Corporate Members

25.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27          Directors

27.1       There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2       Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28          Powers of Directors

28.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

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28.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29          Appointment and Removal of Directors

29.1       Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3       After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4       Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)         the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)         the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)         the Director is found to be or becomes of unsound mind; or

(e)         all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31          Proceedings of Directors

31.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

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31.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33          Directors’ Interests

33.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way

Annex B-18

interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35          Delegation of Directors’ Powers

35.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3       The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

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35.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Annex B-20

39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

Annex B-21

40          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

Annex B-22

42.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2       Where a notice is sent by:

(a)         courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)         post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)         cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)         e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)         placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

Annex B-23

44          Winding Up

44.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)         if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)         if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

Annex B-24

46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          Business Combination

49.1       Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2       Prior to the consummation of a Business Combination, the Company shall either:

(a)         submit such Business Combination to its Members for approval; or

(b)         provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 immediately prior to or upon consummation of such Business Combination.

49.3       If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4       At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5       Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the

Annex B-25

purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6       [Reserved].

49.7       In the event that the Company does not consummate a Business Combination within 42 months from the consummation of the IPO or such earlier date as determined by the Board, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)         cease all operations except for the purpose of winding up;

(b)         as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and.

(c)         as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8       In the event that any amendment is made to the Articles:

(a)         to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or an amendment to these Articles prior thereto or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 42 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)         with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9       A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

Annex B-26

49.10     Except in connection with the conversion of Class B Shares into Class A Shares pursuant to the Class B Ordinary Share Conversion Article hereof where the holders of such Shares have waived any right to receive funds from the Trust Fund, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)         receive funds from the Trust Account; or

(b)         vote as a class with Public Shares on a Business Combination.

49.11     The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)         any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)         any Director or Officer and any Affiliate of such Director or Officer.

49.12     A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13     As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.14     The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50          Business Opportunities

50.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

Annex B-27

50.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex B-28

Annex D

AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), and to be effective as of the Closing of the Business Combination (each, as defined in the Recitals below), is made and entered into by and among, and/or is binding upon, Biomotion Sciences, an exempted company incorporated under the Laws of the Cayman Islands (“TopCo” or the “Company”), Moringa Acquisition Corp, a Cayman Islands exempted company (“Moringa”); Moringa Sponsor, L.P., a Cayman Islands exempted limited partnership (which is referred to, together with its wholly-owned subsidiary, Moringa Sponsor US L.P., a Delaware limited partnership, as the “Sponsor”); EarlyBirdCapital, Inc. (the “Representative”); [the holders of Founders Shares (as defined in the 5th paragraph of the Recitals below) (the “Backstop Holders”);] and those 5% or greater shareholders of Silexion Therapeutics Ltd., an Israeli company (“Silexion”) whose names appear on the signature pages hereto, who will become shareholders of the Company upon the Closing of the Business Combination (the “New Shareholders”, and together with the Sponsor, the Representative, [the Backstop Holders,] and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, being referred to herein as a “Holder” and collectively as the “Holders”).

RECITALS

WHEREAS, Moringa, the Sponsor and the Representative are parties to that certain Registration Rights Agreement dated as of February 19, 2021 (the “Prior Moringa Agreement”);

WHEREAS, pursuant to the closing of the transactions (collectively, the “Closing”) under that certain Amended and Restated Business Combination Agreement, dated as of April 3, 2024, by and among TopCo, Moringa, August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of TopCo (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, an exempted company incorporated under Laws of the Cayman Islands and a wholly-owned subsidiary of TopCo (“Merger Sub 2”), and Silexion (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), (i) Merger Sub 2 shall be merged with and into Moringa (the “SPAC Merger”), with Moringa surviving the SPAC Merger and consequently becoming a wholly-owned subsidiary of TopCo, and (ii) following the SPAC Merger, Merger Sub 1 shall be merged with and into Silexion (the “Acquisition Merger” and, together with the SPAC Merger, the “Mergers” and each individually, the “Merger”), with Silexion as the surviving entity of such Acquisition Merger and consequently becoming a wholly-owned subsidiary of TopCo;

WHEREAS, each Moringa Class A Ordinary Share and Moringa Class B Ordinary Share (each, as defined below), and each ordinary share of Silexion and each preferred share of Silexion, outstanding as of the time of the Closing will automatically convert into the right to receive a certain number of ordinary shares, par value $0.0001 per share, of the Company (“Ordinary Shares”) at set ratios for the former shareholders of Moringa and Silexion, respectively, on the terms and conditions provided in the Business Combination Agreement, and the Sponsor, the Representative and the New Shareholders will hold Ordinary Shares as a result of that conversion;

WHEREAS, pursuant to Section 5.5 of the Prior Moringa Agreement, the Prior Moringa Agreement can be amended with the written consent of Moringa and the holders of at least a majority in interest of the Registrable Securities (as defined under the Prior Moringa Agreement) at the time in question, and the Sponsor holds such majority of the Registrable Securities currently outstanding and can therefore consent to such amendment, including the assignment of Moringa’s obligations under the Prior Moringa Agreement to the Company pursuant hereto (notwithstanding the restriction on such assignment in Section 5.2 of the Prior Moringa Agreement), as reflected in the terms of this Agreement, and all holders of Registrable Securities under the Prior Moringa Agreement will be bound by this Agreement;

WHEREAS, prior to Moringa’s initial public offering (the “IPO”), the Sponsor was issued, in a private placement, an aggregate of 2,875,000 Class B ordinary shares, par value $0.0001 per share, of Moringa (“Moringa Class B Ordinary Shares”), of which 2,874,999 were previously converted, on a one-for-one basis, into Moringa’s Class A ordinary shares, par value $0.0001 per share, of the Company (“Moringa Class A Ordinary Shares”), and of which [•] shares (“Moringa Founders Shares”) will be surrendered by the Sponsor to Moringa, for cancellation, pursuant to the Business Combination Agreement, [except for [•] Moringa Founders Shares, which, in lieu of surrender, were or will be, prior to the SPAC Merger, instead transferred by Sponsor to the Backstop Holders

Annex D-1

pursuant to “backstop” arrangements in accordance with the terms of the Business Combination Agreement, which [•] transferred Moringa Founder Shares will be converted upon the SPAC Merger into [•] Ordinary Shares of the Company (such [•] Ordinary Shares of the Company issuable upon conversion of such transferred Moringa Founders Shares that remain outstanding upon the Closing, the “Founders Shares”)];

[WHEREAS, the Founders Shares are subject to a certain lock-up period following the closing of the Business Combination (the “Closing”) under the terms of that certain letter agreement, dated as of February 16, 2021, by and among Moringa, the Sponsor, and the directors and officers of Moringa as of the time of the IPO (the “Insider Letter”), and the Business Combination Agreement requires that Moringa, TopCo and the Sponsor eliminate such lock-up as described in this Agreement, such that the Founders Shares will not be subject to any lock-up period following the Closing, which amounts to an effective amendment to the Insider Letter, which is being consented to by Moringa and the Sponsor via their entry into this Agreement, in accordance with Section 11 of the Insider Letter;]

WHEREAS, prior to the IPO, the Representative was issued in a private placement and pursuant to certain transfers, 100,000 Moringa Class A Ordinary Shares, which will be converted into Ordinary Shares on a one-for-one basis upon the Closing (such Ordinary Shares received upon such conversion, the “Representative Shares”);

WHEREAS, concurrently with the IPO, Moringa entered into that certain Private Units Purchase Agreement, dated as of February 19, 2021, with the Sponsor (the “Sponsor Private Units Purchase Agreement”), pursuant to which the Sponsor purchased, simultaneously with the closing of the IPO, an aggregate of 352,857 units (each, a “Moringa Unit”) at a purchase price of $10.00 per Moringa Unit, with each Moringa Unit comprised of one Moringa Class A Ordinary Share and one-half of one redeemable warrant, with each such whole warrant entitling the holder thereof to purchase one Moringa Class A Ordinary Share at a price of $11.50, and all of such Moringa Units will be separated immediately prior to the SPAC Merger into component Moringa Class A Ordinary Shares and Moringa warrants, each of which, upon the SPAC Merger, will be deemed transferred to TopCo and automatically deemed for all purposes to represent only the right to receive one Ordinary Share and a warrant to purchase Ordinary Shares, all on the terms set forth in the Business Combination Agreement (such Ordinary Shares and warrants issued to the Sponsor, each a “Sponsor Private Placement Share” and “Sponsor Private Placement Warrant”, respectively);

WHEREAS, simultaneously with its entry into the Sponsor Private Units Purchase Agreement and in connection with the IPO, Moringa entered into that certain Private Units Purchase Agreement, dated as of February 19, 2021, with the Representative (the “Representative Private Units Purchase Agreement”), pursuant to which the Representative purchased, simultaneously with the closing of the IPO, an aggregate of 27,143 Moringa Units at a purchase price of $10.00 per Moringa Unit, with each such Moringa Unit comprised of one Moringa Class A Ordinary Share and one-half of one redeemable warrant, with each such whole warrant entitling the holder thereof to purchase one Moringa Class A Ordinary Share at a price of $11.50, and all of such Moringa Units will be separated immediately prior to the SPAC Merger into component Moringa Class A Ordinary Shares and Moringa warrants, each of which, upon the SPAC Merger, will be deemed transferred to TopCo and automatically deemed for all purposes to represent only the right to receive one Ordinary Share and a warrant to purchase Ordinary Shares, all on the terms set forth in the Business Combination Agreement (such Ordinary Shares and warrants issued to the Representative, each a “Representative Private Placement Share” and “Representative Private Placement Warrant”, respectively, and together with the Sponsor Private Placement Shares and Sponsor Private Placement Warrants, the “Private Placement Shares” and “Private Placement Warrants” respectively, collectively);

WHEREAS, the Sponsor and Representative possessed certain registration rights with respect to the Moringa Class A Ordinary Shares and Moringa warrants purchased under the Sponsor Private Units Purchase Agreement and Representative Private Units Purchase Agreement, respectively, under the Prior Moringa Agreement, which rights are being affirmed in this Agreement with respect to the Private Placement Shares and Private Placement Warrants that will be issued to them pursuant to the Business Combination Agreement;

WHEREAS, the Sponsor loaned to Moringa funds as working capital and for contributions to Moringa’s trust account prior to the Closing, for which the obligation to repay those loan amounts is being assigned by Moringa to TopCo in connection with the Closing of the Business Combination, and which loan amounts may therefore potentially be (i) converted into Ordinary Shares by the Sponsor, or (ii) repaid by the Company via the issuance of Ordinary Shares to the Sponsor (any such Ordinary Shares issuable to the Sponsor pursuant to conversion or

Annex D-2

repayment, “Note Shares”), under the terms of an Amended and Restated Promissory Note, dated as of the date of the Closing, being issued by the Company to the Sponsor (the “Sponsor Promissory Note”), and the Sponsor Promissory Note provides that the Sponsor shall have registration rights under this Agreement with respect to the Note Shares issuable to the Sponsor;

WHEREAS, following the incorporation of TopCo, the Sponsor invested $350,000 in TopCo, and in respect of such investment, TopCo issued to Sponsor 1,343,000 Ordinary Shares, [and immediately prior to the Closing, Sponsor invested [•] in TopCo (for an aggregate investment amount of [•]), pursuant to which Sponsor was issued an additional [•] Ordinary Shares at a price of $10.00 per share] [and forfeited, at the Closing, a portion of the initial Ordinary Shares received in respect of such $350,000 investment] (the Ordinary Shares held by the Sponsor as of the Closing in respect of such investments in TopCo, the “Sponsor Investment Shares”);

WHEREAS, the Company and the Holders desire to enter into, and/or will be bound by, this Agreement, pursuant to which Moringa’s obligations under the Prior Moringa Agreement are being assigned by Moringa and assumed by the Company, and the Holders’ rights under the Prior Moringa Agreement are being amended and restated, and superseded, in their entirety, by the rights set forth in this Agreement, as pertaining to the securities of the Company held by them, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or any principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble to this Agreement.

[“Backstop Holders” shall have the meaning given in the Preamble to this Agreement.]

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble to this Agreement.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.

“Founders Shares” shall have the meaning given in the Recitals hereto.

Annex D-3

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Moringa” shall have the meaning given in the Preamble to this Agreement.

“Moringa Units” shall have the meaning given in the Recitals hereto.

“New Shareholders” shall have the meaning given in the Preamble to this Agreement.

“New Shareholders Lock-up Period” shall mean, (A) with respect to 50% of the Ordinary Shares received by a New Shareholder upon the Closing, the period ending on the earlier of (i) six (6) months after the completion of the Business Combination, and (ii) the date on which the Company will consummate a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after the Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (B) with respect to the other 50% of the Ordinary Shares received by a New Shareholder upon the Closing, the period ending on the earliest of (x) six (6) months after the date of the consummation of the Business Combination, (y) the date on which the Company consummates a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after the Business Combination that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, or (z) the date on which the last reported sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period;

“Note Shares” shall have the meaning given in the Recitals hereto.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of, (i) in the case of the Sponsor, the Sponsor Investment Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, hereunder, (ii) in the case of the Representative, the Representative Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, (iii) in the case of a New Shareholder, the New Shareholders Lock-up Period, and (iv) in the case of any Permitted Transferee receiving Registrable Securities, prior to the expiration of the applicable lock-up period under the relevant joinder agreement between such Holder and the Company, based on the same definition of “Permitted Transferee” as applied to the Holder that transferred the Registrable Securities to him, her or it.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Prior Moringa Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Shares and the Private Placement Warrants that are held by the initial holders thereof or their Permitted Transferees, and any of the Ordinary Shares issued or issuable upon the exercise of the Private Placement Warrants by the holders thereof or their Permitted Transferees, the period ending 30 days after the completion of the Business Combination.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

Annex D-4

“Registrable Security” shall mean (a) the Founders Shares (if any), (b) the Private Placement Shares, (c) the Private Placement Warrants (including any Ordinary Shares issued or issuable upon the exercise of any such Private Placement Warrants), (d) the Representative Shares, (e) any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the Closing, (f) the Note Shares, (g) the Ordinary Shares issued to the New Shareholders pursuant to the Business Combination, (h) the Sponsor Investment Shares, and (i) any other equity security of the Company issued or issuable with respect to any such Ordinary Share by way of a share capitalization or share subdivision or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Representative” shall have the meaning given in the Recitals hereto.

“Representative Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Representative Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Representative Shares” shall have the meaning given in the Recitals hereto.

“Representative Shares Lock-up Period” shall mean, with respect to the Representative Shares, the period ending three months after the completion of the Business Combination.

Annex D-5

“Representative Private Units Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Silexion” shall have the meaning given in the Preamble to this Agreement.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Investment Shares” shall have the meaning given in the Recitals hereto.

“Sponsor Investment Shares Lock-up Period” shall mean, (A) with respect to 50% of the Sponsor Investment Shares, the period ending on the earlier of (i) six (6) months after the completion of the Business Combination, and (ii) the date on which the Company will consummate a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after the Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (B) with respect to the other 50% of the Sponsor Investment Shares, the period ending on the earliest of (x) six (6) months after the date of the consummation of the Business Combination, (y) the date on which the Company consummates a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after the Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, or (z) the date on which the last reported sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period;

“Sponsor Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Sponsor Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Sponsor Private Units Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Sponsor Promissory Note” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Closing of the Business Combination, any Holder holding Registrable Securities may make a written demand to the Company for Registration of its Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall (i) file a Registration Statement in respect of all Registrable Securities requested by the Sponsor and Requesting Holder(s) pursuant to such Demand Registration, not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, and (ii) effect the registration thereof as soon as practicable thereafter. Under no circumstances shall the Company be obligated to effect a Registration pursuant to a Demand Registration under this subsection 2.1.1 unless there are a minimum of 250,000 Registrable Securities that the Requesting Holders request to include in such Registration;
Annex D-6

provided that such minimum shall be adjusted to account for any recapitalization, share subdivision, combination of shares, merger, consolidation or reorganization of the Company that occurs after the date hereof). Furthermore, under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Sponsor thereafter affirmatively elects to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if the Sponsor so advises the Company as part of its Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of the Sponsor or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Sponsor.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Sponsor and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Sponsor and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Sponsor and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Sponsor and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Sponsor and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5 Demand Registration Withdrawal. The Sponsor or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date the Company consummates the Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

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(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, after the Closing request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $1,000,000.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become

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effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder, pursuant to any provision of this Agreement, until after the expiration of the Sponsor Investment Shares Lock-up Period, the Private Placement Lock-up Period, the Representative Shares Lock-up Period or the New Shareholders Lock-up Period, as the case may be.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date the Company consummates a Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 If the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $10,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

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3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) the Representative may not exercise its rights under Sections 2.1 and 2.2 hereunder after February 16, 2026 and February 16, 2028, respectively, and (ii) the Representative may not exercise its rights under Section 2.1 more than one time.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder

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expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability.

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The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to Moringa or to TopCo prior to the Closing, to: Moringa Acquisition Corp, 250 Park Avenue, 7th Floor, New York, NY 10017, Attention: Ilan Levin, Chief Executive Officer, email: ilan@moringaac.com, and, if to TopCo at or following the Closing, to TopCo, c/o Silexion Therapeutics Ltd., 2 Hamayan Street, Modi’in-Maccabim-Reut. 7177871, Attn: Ilan Hadar, Chief Executive Officer, email: ihadar@silexion.com, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Sponsor Investment Shares Lock-up Period, the Private Placement Lock-up Period, the Representative Shares Lock-up Period or the New Shareholders Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement and other applicable agreements.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Annex D-14

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Prior Registration Rights. This Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, including, without limitation, the Prior Moringa Agreement, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the fifth (5th) anniversary of the Closing of the Business Combination or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGE FOLLOWS]

Annex D-15

IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Registration Rights and Lock-Up Agreement to be executed as of the date first written above.

BIOMOTION SCIENCES
a Cayman Island exempted company
By:
	Name:	Ilan Levin
	Title:	Chief Executive Officer
MORINGA ACQUISITION CORP,
a Cayman Islands exempted company
By:
	Name:	Ilan Levin
	Title:	Chief Executive Officer
HOLDERS:

Holder(s) of a majority of the Registrable Securities under the Prior Moringa Agreement who are entitled to consent, on behalf of all such Holders, to the amendment to the Prior Moringa Agreement reflected in this Agreement:

MORINGA SPONSOR, L.P., a Cayman Islands exempted limited partnership
By: Moringa Partners Ltd., its sole General Partner
By:
	Name:	Ilan Levin
	Title:	Director
[NAME OF SILEXION SHAREHOLDER]
By:
Name:
Title:

[NAME OF BACKSTOP HOLDER]
By:
Name:
Title:

[Signature Page – Amended and Restated Registration Rights and Lock-Up Agreement of Biomotion Sciences]

Annex D-16

Annex E

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is entered into by and among Silexion Therapeutics Ltd., an Israeli company (the “Company”), Moringa Acquisition Corp, a Cayman Islands exempted company (“Moringa” or “SPAC”), Biomotion Sciences, an exempted company under the Laws of the Cayman Islands (“TopCo”), and Moringa Sponsor, L.P., a Cayman Islands exempted limited partnership and its wholly-owned subsidiary, Moringa Sponsor U.S. LP, a Delaware limited partnership (collectively, the “Moringa Sponsor” or “SPAC Sponsor”). Each of the Company, Moringa, TopCo and the Moringa Sponsor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” The Moringa Sponsor is sometimes referred to herein as the “Shareholder.” Except as otherwise specified herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, on or prior to the date of the execution of this Agreement, Moringa, TopCo, Merger Sub 1, Merger Sub 2, and the Company have entered into that certain Amended and Restated Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that, on the terms and subject to the conditions therein, (i) Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company that is a wholly-owned subsidiary of TopCo, will be merged with and into Moringa with Moringa as the surviving entity of such merger and consequently becoming a wholly-owned subsidiary of TopCo, and (ii) August M.S. Ltd., an Israeli company that is a wholly-owned subsidiary of TopCo, will be merged with and into the Company, with the Company as the surviving entity of such merger and consequently becoming a wholly-owned subsidiary of TopCo, all in accordance with the terms and conditions of the Business Combination Agreement (collectively, and together with the other transactions contemplated by the Business Combination Agreement and the Transaction Agreements, the “Transactions”);

WHEREAS, as of the date hereof, the Shareholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 3,227,856 SPAC Class A Shares, (ii) 176,428 Private Placement Warrants (the “Warrants”) to purchase an equivalent number of SPAC Class A Shares and (iii) and one SPAC Class B Share (collectively, the “Owned Securities”; the Owned Securities and any additional shares of the SPAC or TopCo (or securities convertible into or exercisable or exchangeable for shares of SPAC or TopCo) in which the Shareholder has or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Subject Securities”);

WHEREAS, in consideration for the benefits to be received by the Moringa Sponsor under the terms of the Business Combination Agreement and as a material inducement to the Company and Moringa agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Moringa Sponsor agrees to enter into this Agreement and to be bound by the applicable agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company and Moringa would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Moringa Sponsor entering into this Agreement and agreeing to be bound by the applicable agreements, covenants and obligations contained in this Agreement.

Annex E-1

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Agreement to Vote. The Moringa Sponsor hereby agrees as follows:

(a) In keeping with the Moringa Sponsor’s obligations under the letter agreement, dated February 16, 2021, to which it is party with Moringa and other insiders of Moringa (the “Sponsor Letter”), in respect of a Business Combination (in each case, as defined therein), including in respect of voting all Founder Shares and Private Placement Shares (in each case, as defined in the Sponsor Letter) and all other SPAC Class A Shares and SPAC Class B Shares held by it, including such shares that are issuable upon conversion of the Founder Shares and Private Placement Warrants (as such term is defined in the Sponsor Letter) beneficially owned by the Moringa Sponsor (the “Shares”), as applicable, in favor of such Business Combination, the Moringa Sponsor acknowledges that the Transactions constitute a Business Combination for purposes of the Sponsor Letter, and Moringa Sponsor will comply with its obligations under Section 1 of the Sponsor Letter. In furtherance of such obligations, and without limiting the prior sentence, Moringa Sponsor agrees that, prior to the Expiration Date (as defined below), at any meeting of Moringa’s shareholders or any adjournment or postponement thereof, or in connection with any written consent of Moringa’s shareholders, with respect to the Transactions, it shall:

(i) not form a group (as defined in Rule 13(d)(3) under the Exchange Act) to vote against any directors nominated by the Company;

(ii) vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered), in its capacity as a shareholder, covering all of the Shares that the Shareholder shall be entitled to so vote and all Subject Securities: (A) in favor of adoption and approval of the Business Combination Agreement, the Transactions and any other proposals recommended by Moringa’s or TopCo’s board of directors in connection with the Transactions as to which shareholders of Moringa or TopCo are called upon to vote or consent to; (B) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Moringa, the SPAC Parties, or their Affiliates under the Business Combination Agreement or that would reasonably be expected to result in any of the conditions to Moringa’s, any SPAC Party, or any of their Affiliates’ obligations under the Business Combination Agreement not being fulfilled; (C) against any agreement, transaction or other matter that is intended to, or would reasonably be expected to (i) impede, interfere with, delay, postpone, discourage or adversely affect the Transactions and the consummation thereof, (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of Moringa or any other SPAC Party under the Business Combination Agreement, or cause any of the conditions to Closing set forth in the Business Combination Agreement not to be fulfilled or satisfied, or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Moringa Sponsor contained in this Agreement; and (D) in favor of the directors nominated or designated in accordance with Section 6.19 of the Business Combination Agreement;

(iii) attend such meeting or otherwise cause all Shares and other Subject Securities to be counted as present thereat for purposes of calculating a quorum, and if a quorum is not present, vote (in person or by proxy) in favor of adjournment of such meeting to a later date, as in accordance with Moringa’s and TopCo’s Governing Documents, as applicable, as in effect at such time; and

(iv) waive any applicable adjustment to the conversion ratio set forth in the articles of association of Moringa or any other applicable anti-dilution or similar protections with respect to the SPAC Class A Shares and SPAC Class B Share held by it immediately prior to Closing.

Annex E-2

The Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.

(b) The Moringa Sponsor hereby further waives any redemption rights with respect to its Shares and other Subject Securities it may have in connection with the consummation of the transactions to be consummated by the Business Combination Agreement, including, without limitation, any such rights available in the context of a shareholder vote to approve the Business Combination Agreement.

2. Other Covenants and Agreements.

(a) If applicable, prior to the Closing, Moringa Sponsor hereby agrees to execute and deliver, as promptly as practicable, all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as mutually reasonably determined and agreed to by Moringa and the Company (such determination and agreement not to be unreasonably withheld, conditioned or delayed by either Moringa or the Company), in connection with, or otherwise in furtherance of, the transactions and the other covenants and agreements contemplated by the Business Combination Agreement or this Agreement (provided, however, that in no event shall the Shareholder be obligated to take, approve or consent to any action that would result in any breach by Moringa Sponsor of the Business Combination Agreement, this Agreement or any other Transaction Agreement to which it is or will be a party). If applicable, from and after the Closing, the Moringa Sponsor and the Company each hereby agrees to as promptly as practicable execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be reasonably necessary to effectuate the purpose of the covenants and agreements of this Agreement that survive the Closing. Notwithstanding the foregoing, neither the Shareholder nor the Company shall be required to provide any information that is, based on the advice of outside counsel, subject to legal privilege.

(b) The Shareholder will comply with, and fully perform all of its obligations, covenants and agreements set forth in the Sponsor Letter, including the obligations of the Shareholder not to transfer any Subject Securities (except as permitted therein) and not to redeem any SPAC shares owned by the Shareholder in connection with the transactions contemplated by the Business Combination Agreement or participate in any redemption of any of such SPAC shares by tendering or submitting any of such SPAC shares for redemption in connection with the Transactions. Neither the Shareholder nor the SPAC shall amend, terminate or otherwise modify the Sponsor Letter without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) The Shareholder acknowledges and agrees that Moringa and the Company are entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the applicable agreements, covenants and obligations contained in this Agreement and, but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the applicable agreements, covenants and obligations contained in this Agreement, Moringa and the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

(d) Within 30 days following the execution of the Business Combination Agreement, SPAC Sponsor shall invest $350,000 in TopCo in respect of the SPAC Sponsor Investment and shall be issued by TopCo in respect thereof 1,343,000 new TopCo Shares. If SPAC Sponsor invests an additional amount of up to $150,000 in TopCo prior to the Closing (for an aggregate SPAC Sponsor Investment amount of up to $500,000), SPAC Sponsor shall be issued by TopCo in respect thereof additional TopCo Shares at a price of $10.00 per share. To the extent the amount of the SPAC Sponsor Investment, including amounts funded by the SPAC Sponsor immediately prior to the Closing, is less than $500,000, then the SPAC Sponsor shall surrender to TopCo for retirement (i) eight thousand (8,000) TopCo Shares, and (ii) for every $1,000 deficiency from that $500,000 amount, up to a maximum allowable deficiency of $150,000, an additional three hundred thirty-three and one-third (333⅓) TopCo Shares (rounded to the nearest whole share), thereby yielding a maximum possible forfeiture by SPAC Sponsor of 58,000 TopCo Shares. As provided in the Amended Registration Rights and Lock-Up Agreement, all TopCo Shares issued to the Sponsor in respect

Annex E-3

of the SPAC Sponsor Investment and that remain outstanding following the Closing shall be subject to a six (6)-month lock-up period (echoing the lock-up set forth in the Sponsor Letter), subject to the potential earlier release of up to fifty percent (50%) of those TopCo Shares from that lock-up based on the market price of the TopCo Shares closing above $12.00 for any 20 trading days within any 30-trading day period.

(e) Effective as of immediately prior to the Closing, SPAC Sponsor shall surrender to the SPAC for retirement all 2,875,000 SPAC Founders Shares, (which includes the one (1) SPAC Class B Share that was to convert automatically into a SPAC Class A Share immediately prior to the Closing under the Governing Documents of SPAC) (the “Sponsor Share Surrender”). Prior to the Closing, however, the SPAC Sponsor may transfer up to 1,567,000 of the 2,875,000 SPAC Founders Shares held by SPAC Sponsor and destined for surrender, for reduction of transaction related fees, or to non-Affiliate third-party investors that provide backstop financing, that enter into non-redemption agreements with SPAC, or that provide other financial support in connection with the Transactions, as determined by SPAC in consultation with the Company (the “Backstop Shares”). Any of the 1,567,000 Backstop Shares not utilized as envisaged above will be forfeited by the SPAC Sponsor effective immediately prior the Closing and cancelled. SPAC hereby waives any restriction on the transfer of the Backstop Shares to, and any post-Closing lock-up restrictions on the transfer of the Backstop Shares by, any such third-party transferees under the Sponsor Letter.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants, as of the date hereof, to TopCo, the Company and Moringa as follows:

(a) The Shareholder is a corporation, company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of formation, incorporated or organization (as applicable).

(b) The Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other parties hereto), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for (i) any filings with the SEC related to its ownership of equity securities of Moringa or TopCo or the transactions contemplated by the Business Combination Agreement, this Agreement or any other Transaction Agreements to which it is a party, which the Shareholder shall make in accordance with all applicable law, or (ii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of its covenants, agreements or obligations under this Agreement or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result

Annex E-4

in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any order or applicable law to which the Shareholder or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Transaction Agreement to which the Shareholder is or will be a party, result in the creation of any lien upon the Subject Securities (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is, as of the date hereof, the record and beneficial owner of the Owned Securities, and there exist no Liens or any other limitation or restriction (including with respect to the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions pursuant to applicable law)) affecting any such securities, other than Liens pursuant to (i) this Agreement, (ii) the SPAC’s Governing Documents, (iii) the Sponsor Letter or (iv) any applicable securities laws. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Owned Securities as of the date hereof. Except for this Agreement, the Business Combination Agreement, the other Transaction Agreements to which it is or will be a party, and the Governing Documents of Moringa and TopCo, the Shareholder is not party to or bound by (i) any option, warrant, purchase right or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to transfer any of the Subject Securities or (ii) any voting trust, proxy or other contract with respect to the voting or transfer of any of the Subject Securities, in the case of either clause (i) or (ii), that would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(f) There is no Legal Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) Except as described (if at all) in the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Shareholder, for which SPAC or any of its Affiliates may become liable.

(h) The Shareholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the Transactions as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions.

(i) In entering into this Agreement, the Shareholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth herein and no other representations or warranties of TopCo, Moringa, the Company or any other Person, either express or implied, and the Shareholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement, none of TopCo, Moringa, the Company or any other Person makes or has made any representation or warranty, either express or implied, to the Shareholder in connection with or related to this Agreement, the Business Combination Agreement or the other Transaction Agreements or the Transactions contemplated hereby or thereby.

4. Company and Moringa Acknowledgement. In entering into this Agreement, the Business Combination Agreement and the other Transaction Agreements to which it is or will be a party, none of TopCo, the Company or Moringa has relied on any representations or warranties of the Shareholder, either express or implied, except for the

Annex E-5

representations and warranties of the Shareholder expressly set forth in this Agreement or in such other Transaction Agreements to which the Shareholder is or will be a party and to which TopCo, Moringa or the Company, as applicable, is or will be a party.

5. Transfer of Subject Securities. From and after the date hereof and until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Closing, the Shareholder agrees not to (i) Transfer (as defined in the Sponsor Letter) any of the Subject Securities, (ii) enter into (A) any option, warrant, purchase right, or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer the Subject Securities (with respect to Backstop Shares (in accordance with Section 2(e)) or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Securities (other than with respect to Backstop Shares (in accordance with Section 2(e)), or (iii) take any actions in furtherance of any of the matters described in the foregoing clauses (i) or (ii); provided, that, notwithstanding any other provision of this Agreement to the contrary, the Shareholder shall be permitted to make Transfers of Subject Securities to its Affiliates and limited partners, or its or their Affiliates, members or limited partners, as well as to intended recipients of Backstop Shares (in accordance with Section ٢(e)) so long as (x) prior to any such Transfer, the Shareholder shall deliver a written notice of such Transfer to the Company (and, where the Subject Securities are securities of TopCo, to TopCo) and, (y) as a condition to any such Transfer (other than a Transfer of Backstop Shares made no more than one trading day prior to the Closing), such permitted transferee shall execute a joinder and acknowledgement reasonably satisfactory to the Company (and, where the Subject Securities are securities of TopCo, to TopCo) agreeing to be bound by and made a party to this Agreement; provided, further, that, any such Transfer shall not relieve, discharge or otherwise modify the obligations of the Shareholder under this Agreement (other than the restriction on Transfer).

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio, upon the termination of the Business Combination Agreement in accordance with its terms (such date, the “Expiration Date”). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach (as defined below) of any covenant or agreement set forth in this Agreement prior to such termination or Fraud (as defined below), (b) Section 3, this Section 6 and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, and (c) Sections 8 through 14 shall survive any termination of this Agreement. For purposes of this Agreement, (x) “Willful Breach” means a material breach of this Agreement that is a consequence of an act or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly made by such Party in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party, to induce it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, entering into this Agreement, and (v) another Party suffering damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7. No Other Capacity. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder does not make any agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of the Subject Securities; and (b) nothing herein will be construed to limit or affect any action or inaction by (i) Moringa Sponsor or (ii) any representative of the Moringa Sponsor serving as a member of the board of directors of Moringa or TopCo or as an officer, employee or fiduciary of Moringa or TopCo, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Moringa or TopCo (which such actions shall be governed by the Business Combination Agreement or such other Transaction Agreements applicable to action or inaction taken in such capacity).

Annex E-6

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(i) If to TopCo at or following the Closing, to:

TopCo
c/o Silexion Therapeutics Ltd.
2 Ha’mayan St.
Modiin, Israel
Attention: Ilan Hadar, CEO
Email: ihadar@silexion.com
Telephone No.: +972-8-628-6005

with a copy (which shall not constitute notice) to:

Herzog, Fox & Ne’eman
Herzog Tower
6 Yitzhak Sadeh St.
Tel-Aviv, Israel 6777506
Attention: Ory Nacht, Adv.
Email: nachto@herzoglaw.co.il

(ii) If to Moringa or to TopCo prior to the Closing, to:

Moringa Acquisition Corp
250 Park Avenue, 7th Floor
New York, NY, 10017
Attention: Ilan Levin, CEO
Telephone No.: +972-54-4510573
Email: ilan@moringaac.com

with a copy (which shall not constitute notice) to:

Meitar Law Offices
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Attn.: David Chertok
Email: dchertok@meitar.com

and

Greenberg Traurig, LLP
One Vanderbilt Ave.
New York, NY 10017
Attn: Mark Selinger
Email: mselinger@gtlaw.com

(iii) If to the Company, to:

Silexion Therapeutics Ltd.
2 Ha’mayan St.
Modiin, Israel
Attention: Ilan Hadar, Managing Director
Email: ihadar@silexion.com
Telephone No.: +972-8-628-6005

Annex E-7

with a copy (which shall not constitute notice) to:

Herzog, Fox & Ne’eman
Herzog Tower
6 Yitzhak Sadeh St.
Tel-Aviv, Israel 6777506
Attention: Ory Nacht, Adv.
Email: nachto@herzoglaw.co.il

(iv) if to Moringa Sponsor, to:

Moringa Sponsor, L.P.
250 Park Avenue, 7th Floor
New York, NY, 10017
Attention: Ilan Levin, CEO
Telephone No.: +972-54-4510573
Email: ilan@moringaac.com

with a copy (which shall not constitute notice) to:

Meitar Law Offices
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Attn.: David Chertok
Email: dchertok@meitar.com

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein (including the Transaction Agreements) constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, the Company and Moringa. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder or the Company without Moringa’s prior written consent (to be withheld or given in its sole discretion) or by Moringa or the Shareholder without the Company’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10 shall be null and void ab initio.

11. Fees and Expenses. Except, in the case of TopCo, Moringa and the Company, as otherwise expressly set forth in the Business Combination Agreement, and without limitation to Section 3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such reasonable and documented fees and expenses incurred by the Shareholder in connection with this Agreement and the transactions contemplated hereby on or prior to the Closing shall be deemed to be fees and expenses of Moringa or the Moringa Sponsor, as applicable.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

Annex E-8

13. No Recourse. Except for claims pursuant to the Business Combination Agreement or any Transaction Agreement by any party(ies) thereto against any other party(ies) on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Person that is not a Party, and (b) without limiting the generality of the foregoing, no Person that is not a Party shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

14. Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Closing, except for those covenants and agreements in this Agreement that, by their terms, expressly contemplate performance or survival after the Closing (including, without limitation, Sections 1(b), 2, 3, and 8 through and including 14) which covenants and agreements shall so survive the Closing in accordance with their terms.

15. Governing Law and Jurisdiction. All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to its conflicts of law provisions. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

16. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Shareholder’s obligations to vote its Shares as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at applicable Law or that an award of specific performance is not an appropriate remedy for any reason at applicable Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 16 shall not be required to provide any bond or other security in connection with any such injunction.

17. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

[Signature page follows]

Annex E-9

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

BIOMOTION SCIENCES
By:
Name:
Title:
SILEXION THERAPEUTICS LTD.
By:
Name:
Title:
MORINGA ACQUISITION CORP.
By:
Name:
Title
Moringa Sponsor, L.P.
By:
Name:
Title:
Moringa Sponsor US L.P.
By:
Name:
Title

[SIGNATURE PAGE TO SPONSOR SUPPORT AGREEMENT]

Annex E-10

Annex F

SILEXION THERAPEUTICS LTD. SHAREHOLDER VOTING AND SUPPORT AGREEMENT

This Shareholder Voting and Support Agreement (this “Agreement”), dated as of April 3, 2024, is made and entered into by and among Silexion Therapeutics Ltd., an Israeli company (the “Company”), Moringa Acquisition Corp, a Cayman Islands exempted company (“SPAC”), Biomotion Sciences, an exempted company under the Laws of the Cayman Islands (“TopCo”), and the party listed on the signature pages hereto as a “Shareholder” (the “Shareholder”).

Unless otherwise specified, all terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below). If a term used in this Agreement is not defined herein or in the Business Combination Agreement, such term shall have its generally accepted meaning in the context in which it is used.

RECITALS

WHEREAS, concurrently herewith, TopCo, SPAC, August M.S. Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of TopCo (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of TopCo (“Merger Sub 2”), and the Company are entering into an Amended and Restated Business Combination Agreement in substantially the form provided to the Shareholder and attached hereto as Exhibit A (as may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement” or “BCA”) and intend to effect mergers upon the terms and conditions set forth in the BCA whereby (i) Merger Sub 2 shall be merged with and into the SPAC with the SPAC as the surviving entity of such merger and consequently becoming a wholly-owned subsidiary of TopCo and (ii) Merger Sub 1 shall be merged with and into the Company with the Company as the surviving entity of such merger and consequently becoming a wholly-owned subsidiary of TopCo– all in accordance with the terms and conditions of the BCA (such merger of Merger Sub 1 and the Company, the “SPAC Transaction”);

WHEREAS, as of the date hereof, the Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of and is entitled to dispose of and vote (including, without limitation, by proxy or power of attorney) Company Shares and such number of Company Warrants (if any) set forth on the signature pages hereto (collectively, the “Owned Shares”; the Owned Shares and any additional Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which the Shareholder has or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, in anticipation of, and as a condition and inducement to the willingness of SPAC to enter into the Business Combination Agreement, TopCo, SPAC, the Company and the Shareholder are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, TopCo, SPAC, the Company and the Shareholder hereby agree as follows:

1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) including any class meetings, class votes or class consents, and in connection with any written consent of shareholders of the Company, the Shareholder shall: (a) if and when such meeting is held, appear at such meeting (in person or by proxy), and if a quorum is not present, to vote (in person or by proxy) in favor of adjournment of such meeting of the shareholders to a later date, as in accordance with the Company’s Articles of Association as in effect at such time; (b) vote, in person or by proxy, or validly execute and deliver any written consent with respect to all of the Shareholder’s Covered Shares in favor of the resolutions in the form attached hereto as Exhibit B, and any other resolutions in favor of (i) the adoption of the Business Combination Agreement and the SPAC Transaction and (ii) any other matters necessary or reasonably requested by the Company for consummation of the SPAC Transaction and the other transactions contemplated by the Business Combination Agreement (including the SPAC Transaction); (c) vote, in person or by proxy, or validly execute and deliver any written consent with respect to

Annex F-1

all of the Shareholder’s Covered Shares against (A) any transaction, action or agreement of any kind (other than the SPAC Transaction) concerning the sale or transfer of (x) all or any material part of the business or assets of the Company or (y) any of the shares or other equity interests or profits of the Company, that would reasonably be expected to (i) frustrate the purposes of, impede, interfere with, delay, postpone or adversely affect the SPAC Transaction (including the consummation thereof), (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement, or cause any of the conditions to closing set forth in the Business Combination Agreement not to be fulfilled or satisfied, or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Agreement and (B) any merger agreement or merger (other than the Business Combination Agreement and the SPAC Transaction), consolidation, combination, sale of all or substantially all assets, scheme of arrangement, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company.

2. Proxy.

(a) The Shareholder hereby irrevocably and unconditionally, to the fullest extent permitted by applicable Law, appoints the Chief Executive Officer of the Company, or any person designated by him, as the Shareholder’s attorney-in-fact and proxy, with full power of substitution, to vote, express consent or dissent and otherwise act (by written consent or otherwise) with respect to the Covered Shares, solely on the matters and in the manner specified in Section 1. THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 2 ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. The Shareholder hereby affirms that the irrevocable proxy granted by the Shareholder pursuant to this Section 2 is granted in consideration of TopCo and SPAC considering entering into this Agreement and the Business Combination Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The proxies and powers of attorney shall not be terminated by any act of the Shareholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of the Shareholder. The Shareholder hereby revokes all other proxies and powers of attorney on the matters specified in this Section  2 with respect to the Covered Shares that the Shareholder may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Shareholder with respect to any Covered Shares. All authority herein conferred or agreed to be conferred shall survive the death, bankruptcy or incapacity of the Shareholder and any obligation of the Shareholder under this Agreement shall be binding upon the heirs, personal representatives, and successors of the Shareholder.

3. Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) termination of the Business Combination Agreement in accordance with its terms, (ii) the consummation of the SPAC Transaction, or (iii) the time this Agreement is terminated upon the mutual written agreement of TopCo, SPAC, the Company and the Shareholder (the earliest such date under clause (i), (ii) or (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 8 to 16 below shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of, or Fraud in connection with, this Agreement prior to such termination. For purposes of this Agreement, (x) “Willful Breach” means a material breach of this Agreement that is a consequence of an act or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly made by such Party in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party, to induce it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, entering into this Agreement, and (v) another Party suffering damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

4. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company, TopCo, and SPAC as to itself, as of the date hereof and as of the closing of the Business Combination Agreement, that the Shareholder has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and binding obligation of the

Annex F-2

Shareholder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

5. The Shareholder hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the SPAC Transaction, (i) sell, transfer, encumber, assign or otherwise dispose of, either voluntarily or involuntarily (collectively, “Transfer”), or enter into any contract, option or other arrangement (including profit sharing arrangement) with respect to the Transfer of any of the Shareholder’s Covered Shares; (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of any Covered Shares), or enter into any other agreement, with respect to any Covered Shares (in each case, other than the Proxy granted to the Company in accordance with this Agreement); (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii); or (iv) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, disabling or delaying the Shareholder from performing its obligations under this Agreement. Notwithstanding clause (i), the Shareholder may Transfer any Covered Shares: (A) to (1) TopCo’s, the Company’s, SPAC’s or SPAC Sponsor’s officers or directors, (2) any Affiliates or family members of TopCo, the Company’s, SPAC’s or SPAC Sponsor’s officers or directors, or (3) any direct or indirect partners, members or equityholders of the Shareholder, any Affiliates of the Shareholder or any related investment funds or vehicles controlled or managed by any the Shareholder or their respective Affiliates (including, for the avoidance of doubt, where the Shareholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (B) in the case of a Shareholder that is an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (C) in the case of a Shareholder that is an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of a Shareholder that is an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (E) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (A) through (D) above; (F) to TopCo, the Company, SPAC or SPAC Sponsor; (G) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of the Company or the vesting of Company share-based awards; (H) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of the Company; (I) in connection with any Order; or (J) to the Company in connection with the repurchase of such Shareholder’s shares in connection with the termination of such Shareholder’s employment with the Company or any of its Subsidiaries pursuant to contractual agreements with the Company or any of its Subsidiaries; provided, however, that in the case of the foregoing clauses (A) through (E), the transferee must enter into a written agreement with TopCo, the Company and SPAC agreeing to be bound by this Agreement prior to the effectiveness of such Transfer.

6. Further Assurances, Instruments and Efforts. From time to time, at TopCo’s, SPAC’s or Company’s request and without further consideration, the Shareholder shall execute and deliver such additional documents, including without limitation a lock-up agreement in substantially the form that the Chief Executive Officer of the Company shall be requested to sign in connection with the Business Combination Agreement and, if applicable, the Amended Registration Rights Agreement, and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement and by the Business Combination Agreement, and the Shareholder shall use its commercially reasonable efforts, and shall reasonably cooperate with TopCo, the Company and SPAC, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the SPAC Transaction (including the delivery of any information required for all applicable notices and filings and for the receipt of all applicable consents of governmental authorities and third parties) and to comply as promptly as practicable with all requirements of governmental authorities applicable to the SPAC Transaction, including any regulatory application or filing required or advisable in connection with the SPAC Transaction (including filings with the SEC or Nasdaq). The Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against TopCo, SPAC, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Shareholder shall not be required to provide any information that is, based on the advice of outside counsel, subject to legal privilege.

Annex F-3

7. Waiver of Rights. By executing this Agreement, the Shareholder, as and to the extent applicable thereto, hereby irrevocably, absolutely and unconditionally waives any and all preemptive rights, anti-dilution rights, first refusal rights, over allotment rights, co-sale rights, veto rights and any other participation rights and all similar rights or other limitations that the Shareholder has or may have (whether derived from the Company’s Articles of Association as in effect on the date hereof, any agreement, other arrangement or any applicable law, including without limitation, Section 290 of the Israeli Companies Law 1999 or otherwise), in connection with any and all investments made in the Company and/or any subsidiary thereof, whether by way of an equity investment, or by way of convertible debt, or in any other manner whatsoever, in furtherance of, or in connection with, or pursuant to the SPAC Transaction and/or the Business Combination Agreement.

8. Disclosure. The Shareholder hereby authorizes TopCo, the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC (or as otherwise required by any applicable securities laws or any other securities authorities), or include in any document or information required to be filed with or furnished to the SEC or Nasdaq, the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement and, if deemed appropriate by TopCo, the Company or SPAC, a copy of this Agreement.

9. Confidentiality. The Shareholder (including its affiliates, directors, partners, officers, investors, employees and agents) agrees to retain in strict confidence the existence and terms of this Agreement, the negotiations between the Company and SPAC, any information related to the Business Combination Agreement and the SPAC Transaction and all nonpublic information related to TopCo, the SPAC and their identity, and further agrees that it will not disclose to any third party, or permit the use or disclosure to any third party of such information or any information obtained from or revealed hereunder.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by TopCo, SPAC, the Company and the Shareholder. Any party to this Agreement may, at any time prior to the Termination Date, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by this Section 10 or Section 11, as applicable.

11. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email (provided that no automatically generated notice of delivery failure is sent), or 48 hours after being deposited in the mail as certified or registered mail with postage prepaid, in either case, addressed to the relevant address listed on the signature page or, if to the Shareholder, to such address indicated on the Company’s records with respect to the Shareholder, or to such other address or addresses as the party may from time to time designate in writing via notice in accordance with this Section 12.

13. Governing Law and Jurisdiction. All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to its conflicts of law provisions. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

14. Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 14 shall be null and void, ab initio.

Annex F-4

15. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Shareholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at applicable Law or that an award of specific performance is not an appropriate remedy for any reason at applicable Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 15 shall not be required to provide any bond or other security in connection with any such injunction.

16. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

17. Trust Account Waiver. The Shareholder agrees, acknowledges and represents that it understands that SPAC has established its trust account (the “Trust Account”) for the benefit of the public stockholders and that SPAC may disburse monies from the Trust Account only: (A) to the public stockholders in the event of the conversion of their shares upon consummation of a business combination or amendment to SPAC’s certificate of incorporation relating to pre-business combination activity, (B) to the public stockholders in connection with SPAC’s liquidation in the event SPAC is unable to consummate a business combination within the required time period or (C) to SPAC concurrently with, or after it consummates a business combination, and (ii) agrees that it does not have any right, title, interest or claim of any kind in or to any monies of the Trust Account (“Claim”) and waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason whatsoever.

[The remainder of this page is intentionally left blank]

Annex F-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

BIOMOTION SCIENCES
By:
Name:
Title:

Address for Notice (if on or after the closing of the Business Combination Agreement): to the address listed below for Silexion Therapeutics Ltd.
Address for Notice (if prior to the closing of the Business Combination Agreement): to the address listed below for Moringa Acquisition Corp
MORINGA ACQUISITION CORP		SILEXION THERAPEUTICS LTD.
By:		By:
Name:		Name:
Title:		Title:
Address for Notice:
Address for Notice: 250 Park Avenue, 7th Floor New York, NY, 10017 Attention: Ilan Levin, CEO Telephone No.: +972-54-4510573 Email: ilan@moringaac.com		Silexion Therapeutics Ltd. 2 Ha’mayan St. Modiin, Israel Attention: Ilan Hadar, Managing Director Email: ihadar@silexion.com Telephone No.: +972-8-628-6005
With copies to (which shall not constitute notice) to:
with a copy (which shall not constitute notice) to:
Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel Telephone No.: +972-3-6103186		Herzog, Fox & Ne’eman Herzog Tower 6 Yitzhak Sadeh St. Tel-Aviv, Israel 6777506 Attention: Ory Nacht, Adv. Email: nachto@herzoglaw.co.il
Attn:	David Chertok
Jonathan M. Nathan
Elad Ziv
Email:	dchertok@meitar.com; jonathann@meitar.com; eladz@meitar.com
And
Greenberg Traurig, LLP One Vanderbilt Avenue New York, New York 10022 Attention: Mark Selinger Email: Mark.Selinger@gtlaw.com

[Signature Page to Silexion Shareholder Voting and Support Agreement]

Annex F-6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

[SHAREHOLDER]
By:
Name:
Title:

The Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of and is entitled to dispose of and vote the following securities of the Company which represent the only shares, warrants, notes, evidence of indebtedness, convertible loan (and interest thereon) or instrument, or other rights or securities directly or indirectly convertible, exchangeable or exercisable into share capital of the Company, and any rights to acquire or receive any of the foregoing (including by virtue of any convertible loan previously converted (if any), any anti-dilution rights, rights of first refusal or first offer, preemptive rights or any other similar rights), to which the Shareholder is or may be entitled:

Number of Company Ordinary Shares
Number of Company Preferred A Shares
Number of Company Preferred A Shares (CLA)
Number of Company Preferred A-1 Shares
Number of Company Preferred A-2 Shares
Number of Company Preferred A-3 Shares
Number of Company Preferred A-4 Shares
Number of Company Preferred A-4 Shares (CLA)
Number of Company Preferred Shares issuable upon exercise of warrant

[Signature Page to Shareholder Voting and Support Agreement]

Annex F-7

EXHIBIT A

Form of BCA

Annex F-8

EXHIBIT B

[Resolutions to be copied from notice once final and agreed]

Annex F-9

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. New Pubco’s amended and restated memorandum and articles of association will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. New Pubco may purchase a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against its obligations to indemnify its officers and directors. New Pubco also intends to enter into indemnity agreements with them.

We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

New Pubco will enter into indemnity agreements with each of its officers and directors, a form of which is to be filed as an exhibit to this Registration Statement. These agreements will require New Pubco to indemnify these individuals and entity to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Pubco’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, New Pubco has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, New Pubco will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statements Schedules.

Exhibit Number	Description of Exhibit
2.1†

Amended and Restated Business Combination Agreement, dated as of April 3, 2024, by and among Biomotion Sciences, August M.S. Ltd., Moringa Acquisition Merger Sub Corp, Silexion Therapeutics Ltd. and Moringa Acquisition Corp (attached as Annex A to the proxy statement/prospectus which forms a part of this Registration Statement)

3.1

Amended and restated memorandum and articles of association of Moringa Acquisition Corp, as amended (included as Annex B to the proxy statement/prospectus which forms a part of this Registration Statement)

3.2*	Form of Amended and restated memorandum and articles of association of Biomotion Sciences (included as Annex C to the proxy statement/prospectus which forms part of this Registration Statement)
4.1

Warrant Agreement, dated February 19, 2021, by and between Moringa Acquisition Corp and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on February 22, 2021)

4.2

Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Moringa Acquisition Corp’s Registration Statement on Form S-1 (Registration No. 333-252615), filed with the SEC on February 1, 2021)

Exhibit Number	Description of Exhibit
4.3

Specimen Class A Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to Moringa Acquisition Corp’s Registration Statement on Form S-1 (Registration No. 333-252615), filed with the SEC on February 1, 2021)

4.4

Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Moringa Acquisition Corp’s Registration Statement on Form S-1 (Registration No. 333-252615), filed with the SEC on February 1, 2021)

5.1*	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands legal counsel to Biomotion Sciences, as to the validity of the Biomotion Sciences ordinary shares to be issued
5.2*	Opinion of Greenberg Traurig, LLP, United States legal counsel to Biomotion Sciences, as to the validity of the Biomotion Sciences warrants to be issued
10.1

Form of Sponsor Support Agreement, by and among Biomotion Sciences, Moringa Acquisition Corp, Silexion Therapeutics Ltd., and Moringa Sponsor, L.P. and its wholly-owned subsidiary, Moringa Sponsor U.S. LP (included as Annex E to the proxy statement/prospectus which forms a part of this Registration Statement)

10.2

Form of Silexion Support Agreement, by and among Biomotion Sciences, Silexion Therapeutics Ltd., Moringa Acquisition Corp, and the shareholders of Silexion Therapeutics Ltd. party thereto (included as Annex F to the proxy statement/prospectus which forms a part of this Registration Statement)

10.3.1

Registration Rights Agreement, dated February 19, 2021, by and between Moringa Acquisition Corp and certain security holders (incorporated by reference to Exhibit 10.3 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on February 22, 2021)

10.3.2

Form of Amended Registration Rights and Lock-Up Agreement, to be entered into upon the closing of the Business Combination Agreement, by and among (or binding upon) Biomotion Sciences, Moringa Sponsor, L.P., EarlyBirdCapital, Inc., other future holders of Moringa Acquisition Corp shares who may become party thereto, and Moringa Acquisition Corp (incorporated by reference to Exhibit 10.3 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on April 3, 2024)

10.4*#	Form of Biomotion Sciences 2024 Share Incentive Plan
10.5

Administrative Services Agreement, dated February 16, 2021, between Moringa Acquisition Corp and Moringa Acquisition Sponsor, L.P. (incorporated by reference to Exhibit 10.4 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on February 22, 2021)

10.6.1

Private Units Purchase Agreement, dated February 19, 2021, by and between Moringa Acquisition Corp and Moringa Sponsor US LP. (incorporated by reference to Exhibit 10.5.1 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on February 22, 2021)

10.6.2

Private Units Purchase Agreement, dated February 19, 2021, by and between Moringa Acquisition Corp and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.5.2 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on February 22, 2021)

10.7

Letter Agreement, dated February 16, 2021, by and among Moringa Acquisition Corp, its officers and directors and Moringa Sponsor LP. (incorporated by reference to Exhibit 10.1 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on February 22, 2021)

10.8

Investment Management Trust Agreement, dated as of February 19, 2021, by and between Moringa Acquisition Corp and Continental Stock Transfer & Trust Company, as amended (incorporated by reference to Exhibit 10.2 to Moringa Acquisition Corp’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024)

10.9

Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to Moringa Acquisition Corp’s Registration Statement on Form S-1 (Registration No. 333-252615), filed with the SEC on February 1, 2021)

10.10.1

Form of Promissory Note issued by Moringa Acquisition Corp to Moringa Sponsor, LP (incorporated by reference to Exhibit 10.8.1 to Moringa Acquisition Corp’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024)

10.10.2

Form of Amended & Restated Promissory Note to be issued by Biomotion Sciences to Moringa Sponsor, LP (incorporated by reference to Exhibit 10.4 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on April 3, 2024)

10.11

Business Combination Marketing Agreement, dated February 16, 2021, by and between Moringa Acquisition Corp and EarlyBirdCapital, Inc., as advisor (incorporated by reference to Exhibit 1.2 to Moringa Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on February 22, 2021)

10.12.1#	Employment Agreement, dated April 1, 2022, by and between Silexion Therapeutics Ltd. and Ilan Hadar

Exhibit Number	Description of Exhibit
10.12.2#	Amendment No. 1 to Employment Agreement, dated May 2024, by and between Silexion Therapeutics Ltd. and Ilan Hadar (subject to corporate approvals)
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm of Moringa Acquisition Corp.
23.2	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm of Silexion Therapeutics Ltd.
23.3*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)
23.4*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page to the initial filing of this registration statement)
99.1*	Form of Proxy Card
99.2	Consent of Ruth Alon (Director Nominee)
99.3	Consent of Ilan Hadar (Director Nominee)
99.4	Consent of Dror Abramov (Director Nominee)
99.5	Consent of Avner Lushi (Director Nominee)
99.6	Consent of Shlomo Noy (Director Nominee)
99.7	Consent of Ilan Shiloah (Director Nominee)
107	Filing Fee Table

____________

*        To be filed by amendment.

#        Indicates a management contract or compensatory plan or agreement.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

§        Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6).

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)    To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on May 9, 2024.

BIOMOTION SCIENCES
By:	/s/ Ilan Levin
Name: Ilan Levin
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Ilan Levin as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ilan Levin	Director and Chief Executive Officer	May 9, 2024
Ilan Levin	(Principal Executive Officer)
/s/ Gil Maman	Director and Chief Financial Officer	May 9, 2024
Gil Maman	(Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed registration statement in Newark, Delaware, on May 9, 2024.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative